Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
ASCENDANT DIGITAL ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
51,750,000 SHARES OF CLASS A COMMON STOCK AND
30,980,000 REDEEMABLE WARRANTS
OF
ASCENDANT DIGITAL ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “MARKETWISE, INC.” IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN

The board of directors of Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (“ADAC”), has unanimously approved the Business Combination Agreement, dated as of March 1, 2021, by and among ADAC, MarketWise, LLC (formerly known as Beacon Street Group, LLC), all of the members of MarketWise, LLC party thereto (each selling party, the “Seller” and together, the “Sellers”), and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers), attached to this proxy statement/prospectus as Annex A-1 (as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of May 21, 2021, by and among ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder), attached to this proxy statement/prospectus as Annex A-2, and by that certain Amendment No. 2 to the Business Combination Agreement, dated as of June 16, 2021, by and among ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder), attached to this proxy statement/prospectus as Annex A-3, and as the same may be further amended from time to time, the “Transaction Agreement”), which provides for: (1) the domestication of ADAC as a Delaware corporation (the “Domestication”); (2) the purchase by ADAC of certain units of MarketWise, LLC from the Sellers; (3) ADAC’s capital contribution to MarketWise, LLC in exchange for certain units and warrants in MarketWise, LLC; (4) the issuance of shares of Class B common stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo Class B common stock”) to the Sellers; and (5) the other transactions contemplated therein (the Domestication, together with the foregoing transactions, the “Transactions”). Upon the closing of the Transactions (the “Closing”), ADAC will change its name to “MarketWise, Inc.” (“MarketWise PubCo”) and become the sole manager of MarketWise, LLC. MarketWise PubCo’s only direct assets will consist of units and warrants of MarketWise, LLC, and substantially all of the assets and the business of MarketWise PubCo will be held by MarketWise, LLC and its subsidiaries.
As a result of and upon the effective time of the Domestication: (1) each of the then-issued and outstanding 10,350,000 Class B ordinary shares, par value $0.0001 per share, of ADAC (the “ADAC Class B ordinary shares”) will convert automatically, on a one-for-one basis, into ADAC Class A ordinary shares (as defined below); (2) immediately following the conversion described in clause (1), each of the then-issued and outstanding 51,750,000 Class A ordinary shares, par value $0.0001 per share, of ADAC (the “ADAC Class A ordinary shares”), will convert automatically, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo Class A common stock”); (3) each of the then-issued and outstanding 20,700,000 redeemable warrants of ADAC (the “ADAC warrants”) will convert automatically into a redeemable warrant to purchase one share of MarketWise PubCo Class A common stock (the “MarketWise PubCo warrants”) pursuant to the Warrant Agreement, dated July 23, 2020 (the “Warrant Agreement”), between ADAC and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent; (4) each of the then-issued and outstanding units of ADAC that have not been previously separated into the underlying ADAC Class A ordinary share and underlying portion of an ADAC warrant upon the request of the holder thereof (the “ADAC units”), will be automatically separated into its component parts and will entitle the holder thereof to one share of MarketWise PubCo Class A common stock and one-half of one MarketWise PubCo warrant; and (5) each of the then-issued and

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
outstanding 10,280,000 private placement warrants of ADAC will convert automatically into a MarketWise PubCo warrant pursuant to the Warrant Agreement. No fractional MarketWise PubCo warrants will be issued upon separation of the ADAC units. Accordingly, this proxy statement/prospectus covers the 51,750,000 shares of MarketWise PubCo Class A common stock and 30,980,000 MarketWise PubCo warrants to be issued in the Domestication in respect of the ADAC Class A ordinary shares and ADAC warrants that were initially included in the ADAC Units sold in ADAC’s initial public offering.
Substantially concurrently with the Closing, MarketWise, LLC will distribute all of its cash and cash equivalents to the Sellers in accordance with its operating agreement as then in effect. Following such distribution, MarketWise, LLC will effectuate a recapitalization, pursuant to which, among other things, all Class A and Class B units of MarketWise, LLC (including the unvested Class B units of MarketWise, LLC) held by the Sellers will convert or exchange into a new class of common units of MarketWise, LLC with such terms and conditions as set forth in MarketWise, LLC’s amended and restated operating agreement entered into pursuant to the Transaction Agreement (the “MarketWise Third A&R Operating Agreement”). Following such recapitalization, the Sellers will collectively hold a single class of common units of MarketWise, LLC.
At the Closing, ADAC will (i) contribute a Subscription Amount (as defined and discussed in this proxy statement/prospectus in the section entitled “Transaction Agreement Proposal—The Transaction Agreement—Consideration”) to MarketWise, LLC in exchange for units and warrants in MarketWise, LLC; (ii) purchase certain units of MarketWise, LLC from the Sellers for Cash Consideration (as defined and discussed in this proxy statement/prospectus in the section entitled “Transaction Agreement Proposal—The Transaction Agreement—Consideration”); and (iii) issue to the Sellers, for nominal consideration, a certain number of shares of MarketWise PubCo Class B common stock equal to the aggregate number of units of MarketWise retained by the Sellers at the Closing (as defined and discussed in this proxy statement/prospectus in the section entitled “Transaction Agreement Proposal—The Transaction Agreement—Consideration”).
At the Closing, Ascendant Sponsor LP, a Delaware limited liability company and shareholder of ADAC (the “Sponsor”), will deliver 3,051,000 shares of MarketWise PubCo Class A common stock held by it to be placed into escrow and to be released to the Sponsor if certain earnout conditions described more fully herein are satisfied. Additionally, MarketWise, LLC may allocate at or prior to the Closing, or from time to time following the Closing but prior to the four-year anniversary of the date of the Closing, up to 2,000,000 shares of MarketWise PubCo Class A common stock in the aggregate to certain MarketWise, LLC management members as described herein. Upon any such allocation, the aggregate number of earnout shares allocated to such MarketWise, LLC management members will be placed into escrow and will be released to the applicable MarketWise, LLC management members if certain earnout conditions described more fully herein are satisfied. For further details, see “Transaction Agreement Proposal—The Transaction Agreement—Earnout.” Following the Closing, MarketWise PubCo will be organized in an “Up-C” structure in which substantially all of the assets and the business of MarketWise PubCo will be held by MarketWise, LLC and its subsidiaries, and MarketWise PubCo’s only direct assets will consist of units and warrants of MarketWise, LLC. Assuming that none of ADAC’s current shareholders exercise their right to redeem their ADAC Class A ordinary shares, as of immediately following the Closing and without giving effect to the Sponsor Earn Out Shares (as defined and discussed below) or outstanding warrants to purchase ADAC Class A ordinary shares, MarketWise PubCo is expected to own, directly or indirectly, approximately 20.1% of the issued and outstanding units of MarketWise, LLC at the Closing, and will control MarketWise, LLC as the sole manager of MarketWise, LLC in accordance with the terms of the MarketWise Third A&R Operating Agreement. All remaining units of MarketWise, LLC (the “Retained Units”) will be owned by the Sellers.
It is anticipated that, following the Transactions, Monument & Cathedral (as defined herein) will hold approximately 37% of the combined voting power of MarketWise PubCo’s common stock. This percentage assumes (i) that no public shareholders exercise their redemption rights in connection with the Transactions, (ii) MarketWise PubCo issues 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus), and (iii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares (each as defined in the accompanying proxy statement/prospectus) has not yet been met. For further details, see “Beneficial Ownership of Securities.”

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The ADAC units, ADAC Class A ordinary shares, and ADAC warrants are currently listed on the New York Stock Exchange under the symbols “ACND.U,” “ACND,” and “ACND WS,” respectively. ADAC will apply for listing, to be effective at the time of the Transactions, of MarketWise PubCo Class A common stock and MarketWise PubCo warrants on The Nasdaq Capital Market under the proposed symbols “MKTW” and “MKTW W,” respectively. MarketWise PubCo will not have units traded.
ADAC will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Transactions at 10:00 a.m., Eastern Time, on July 20, 2021. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of ADAC, the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ascendantdigital/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ACND.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and this proxy statement/prospectus relating to the Transactions will be available at https://www.cstproxy.com/ascendantdigital/2021.
This proxy statement/prospectus provides shareholders of ADAC with detailed information about the proposed Transactions and other matters to be considered at the extraordinary general meeting of ADAC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 27 of this proxy statement/prospectus.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR RELATED TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated July 1, 2021, and
is first being mailed to ADAC’s shareholders on or about July 6, 2021.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
ASCENDANT DIGITAL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 359924)
667 Madison Avenue, 5th Floor
New York, New York 10065
Dear Ascendant Digital Acquisition Corp. Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (“ADAC” and, after the Domestication (as defined below), “MarketWise PubCo”), at 10:00 a.m., Eastern Time, on July 20, 2021. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of ADAC (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ascendantdigital/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
At the extraordinary general meeting, ADAC shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of March 1, 2021, by and among ADAC, MarketWise, LLC (formerly known as Beacon Street Group, LLC), a Delaware limited liability company, all of the members of MarketWise, LLC party thereto (the “Sellers”), and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers), a Colorado limited liability company, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1 (as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of May 21, 2021, by and among ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder), attached to this proxy statement/prospectus as Annex A-2, and by that certain Amendment No. 2 to the Business Combination Agreement, dated as of June 16, 2021, by and among ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder), attached to this proxy statement/prospectus as Annex A-3, and as the same may be further amended from time to time, the “Transaction Agreement”). The Transaction Agreement provides for, among other things, following the Domestication of ADAC to Delaware as described below, the purchase by ADAC of certain units of MarketWise, LLC from the Sellers, ADAC’s capital contribution to MarketWise, LLC in exchange for certain units and warrants in MarketWise, LLC, and ADAC’s issuance of shares of Class B common stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo Class B common stock”) to the Sellers, in each case in accordance with the terms and subject to the conditions of the Transaction Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.
As a condition to the consummation of the transactions contemplated by the Transaction Agreement, the board of directors of ADAC has unanimously approved a change of ADAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the other transactions contemplated by the Transaction Agreement, the “Transactions”). In connection with the consummation of the Transactions, ADAC will change its name to “MarketWise, Inc.”
As a result of and upon the effective time of the Domestication: (1) each of the then-issued and outstanding 10,350,000 Class B ordinary shares, par value $0.0001 per share, of ADAC (the “ADAC Class B ordinary shares”) will convert automatically, on a one-for-one basis, into ADAC Class A ordinary shares (as defined below); (2) immediately following the conversion described in clause (1), each of the then-issued and outstanding 51,750,000 Class A ordinary shares, par value $0.0001 per share, of ADAC (the “ADAC Class A ordinary shares”), will convert automatically, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo Class A common stock”); (3) each of the then-issued and outstanding

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
20,700,000 redeemable warrants of ADAC (the “ADAC warrants”) will convert automatically into a redeemable warrant to purchase one share of MarketWise PubCo Class A common stock (the “MarketWise PubCo warrants”) pursuant to the Warrant Agreement, dated July 23, 2020 (the “Warrant Agreement”), between ADAC and Continental Stock Transfer & Trust Company, as warrant agent; (4) each of the then-issued and outstanding units of ADAC that have not been previously separated into the underlying ADAC Class A ordinary share and underlying portion of an ADAC warrant upon the request of the holder thereof (the “ADAC units”) will be automatically separated into its component parts and will entitle the holder thereof to one share of MarketWise PubCo Class A common stock and one-half of one MarketWise PubCo warrant; and (5) each of the then-issued and outstanding 10,280,000 private placement warrants of ADAC will convert automatically into a MarketWise PubCo warrant pursuant to the Warrant Agreement. No fractional MarketWise PubCo warrants will be issued upon separation of the ADAC units. As used herein, “public shares” shall mean the ADAC Class A ordinary shares (including those that currently underlie the ADAC units) that were registered pursuant to the Registration Statements on Form S-1 (File Nos. 333-239623 and 333-240051) and the shares of MarketWise PubCo Class A common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”
You will also be asked to consider and vote upon: (1) a proposal to approve by ordinary resolution and adopt the Transaction Agreement (the “Transaction Agreement Proposal”); (2) a proposal to approve by special resolution the change of ADAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”); (3) a proposal to approve by special resolution the proposed new certificate of incorporation (the “Proposed Charter”) and the proposed new bylaws (the “Proposed Bylaws”) of MarketWise PubCo (the “Organizational Documents Proposal”); (4) seven separate, non-binding proposals to approve by special resolution material differences between the Cayman Constitutional Documents and the Proposed Charter and the Proposed Bylaws (collectively, the “Advisory Organizational Documents Proposals”); (5) a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of (i) shares of MarketWise PubCo Class A common stock to the PIPE Investors (as defined below) pursuant to the PIPE Investment (as defined in the accompanying proxy statement/prospectus) and (ii) shares of MarketWise PubCo Class A common stock and MarketWise PubCo Class B common stock to the Sellers pursuant to the Transaction Agreement and MarketWise, LLC’s amended and restated operating agreement entered into pursuant to the Transaction Agreement (the “Stock Issuance Proposal”); (6) a proposal to approve by ordinary resolution and adopt the MarketWise, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”); (7) a proposal to approve by ordinary resolution and adopt the MarketWise, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal”); (8) a proposal to elect nine directors who, upon consummation of the Transactions, will be the directors of MarketWise PubCo (the “Director Election Proposal”); and (9) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Transactions will be consummated only if the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal. The election of nine directors to MarketWise PubCo’s board of directors in the Director Election Proposal is conditioned upon the approval of the Condition Precedent Proposals. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
Substantially concurrently with the closing of the Transactions (the “Closing”), MarketWise, LLC will distribute all of its cash and cash equivalents to the Sellers pursuant to the existing organizational documents of MarketWise, LLC. Following such distribution, MarketWise, LLC will effectuate a recapitalization, pursuant to which, among other things, all Class A and Class B units of MarketWise, LLC (including the unvested Class B units of MarketWise, LLC) held by the Sellers will convert or exchange into a new class of common units of MarketWise, LLC with such terms and conditions as set forth in MarketWise, LLC’s amended and restated operating agreement

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
entered into pursuant to the Transaction Agreement (the “MarketWise Third A&R Operating Agreement”). Following such recapitalization, the Sellers will collectively hold a single class of common units of MarketWise, LLC. At the Closing, ADAC will: (i) contribute a Subscription Amount (as defined and discussed below in the section entitled “Transaction Agreement Proposal—The Transaction Agreement—Consideration”) in an amount ranging from $85,000,000 to $150,000,000 as determined by MarketWise, LLC, to MarketWise, LLC in exchange for units and warrants in MarketWise, LLC; (ii) purchase certain units of MarketWise, LLC from the Sellers for Cash Consideration (as defined and discussed below in the section entitled “Transaction Agreement Proposal—The Transaction Agreement—Consideration”), where such Cash Consideration, in any event, will not exceed $374,000,000 and will be no less than $0; and (iii) issue to the Sellers, for nominal consideration, a certain number of shares of MarketWise PubCo Class B common stock equal to the aggregate number of units of MarketWise, LLC retained by the Sellers at the Closing. For further details, see “Transaction Agreement Proposal—The Transaction Agreement.”
At the Closing, the Sponsor will deliver 3,051,000 shares of MarketWise PubCo Class A common stock held by it to be placed into escrow and to be released to the Sponsor if certain earn out conditions described more fully in the Transaction Agreement are satisfied. Additionally, MarketWise, LLC may allocate at or prior to the Closing, or from time to time following the Closing but prior to the four-year anniversary of the date of the Closing, up to 2,000,000 shares of MarketWise PubCo Class A common stock in the aggregate to certain MarketWise, LLC management members in accordance with the Transaction Agreement. Upon any such allocation, the aggregate number of earn out shares allocated to such MarketWise, LLC management members will be placed into escrow and will be released to the applicable MarketWise, LLC management members if certain earn out conditions described more fully in the Transaction Agreement are satisfied. For further details, see “Transaction Agreement Proposal—The Transaction Agreement—Earnout.”
ADAC has entered into subscription agreements (the “Subscription Agreements”) with certain institutional accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 15,000,000 shares of MarketWise PubCo Class A common stock at $10.00 per share for an aggregate commitment amount of $150 million. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “Transaction Agreement Proposal—Related Agreements—PIPE Subscription Agreements.”
Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”), which excludes shares held by the Sponsor, may request that ADAC redeem all or a portion of such shareholder’s public shares for cash if the Transactions are consummated. For the purpose of Article 51 of the Cayman Constitutional Documents and the Cayman Islands Companies Act (As Revised), the exercise of this redemption right shall be treated as an election to have such public shares repurchased for cash. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “FOR” the Transaction Agreement Proposal or any other Condition Precedent Proposal. If the Transactions are not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Transactions are consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental Stock Transfer & Trust Company, ADAC’s transfer agent, MarketWise PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ADAC’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Transactions, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of MarketWise PubCo Class A common stock that will be redeemed immediately after consummation of the Transactions. See “Extraordinary General Meeting of ADAC—

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and each director and officer of ADAC (the Sponsor and those directors, officers and advisors that hold founder shares, the “initial shareholders”) have agreed to, among other things, vote in favor of the Transaction Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Transactions with respect to any ordinary shares held by them, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of March 1, 2021, a copy of which is attached as Annex B to the accompanying proxy statement/prospectus. The ordinary shares held by the Sponsor and each director and officer will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of the issued and outstanding ordinary shares.
The Transaction Agreement provides that the obligation of MarketWise, LLC to consummate the Transactions is conditioned on, among other things, as of the Closing, the sum of (i) the funds remaining in the Trust Account (after deducting the amount required to satisfy ADAC’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents) and (ii) the aggregate amount actually received by ADAC from the PIPE Investment, but, in each case, before giving effect to the consummation of the Closing and the payment of transaction costs of MarketWise, LLC and ADAC, equalling or exceeding $150,000,000. This condition is for the sole benefit of MarketWise, LLC. If such condition is not met, and such condition is not or cannot be waived under the terms of the Transaction Agreement, then the Transaction Agreement could terminate and the proposed Transactions may not be consummated.
The Transaction Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the approval of the Transaction Agreement and the transactions contemplated thereby, by the affirmative vote of a majority of the shareholders of ADAC who attend and vote at the extraordinary general meeting). There can be no assurance that the parties to the Transaction Agreement would waive any such provision of the Transaction Agreement.
The ADAC units, ADAC Class A ordinary shares, and ADAC warrants are currently listed on the New York Stock Exchange under the symbols “ACND.U,” “ACND,” and “ACND WS,” respectively. ADAC will apply for listing, to be effective at the time of the Transactions, of MarketWise PubCo Class A common stock and MarketWise PubCo warrants on The Nasdaq Capital Market under the proposed symbols “MKTW” and “MKTW W,” respectively. MarketWise PubCo will not have units traded. It is a condition of the consummation of the Transactions that ADAC receives confirmation that the securities have been approved for listing, but there can be no assurance such listing conditions will be met or that ADAC will obtain such confirmation. If such listing conditions are not met or if such confirmation is not obtained, the Transactions will not be consummated unless the exchange listing condition set forth in the Transaction Agreement is waived.
ADAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to ADAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Transactions and other related business to be considered by ADAC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of ADAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
After careful consideration, the board of directors of ADAC has unanimously approved the Transactions and unanimously recommends that shareholders vote “FOR” the adoption of the Transaction Agreement, and approval of the transactions contemplated thereby, including the Transactions, and “FOR” all other proposals presented to ADAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ADAC, you should keep in mind that ADAC’s directors and officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposals requires the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Transaction Agreement Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Transaction Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The election of nine directors to MarketWise PubCo’s board of directors in the Director Election Proposal is conditioned upon the approval of the Condition Precedent Proposals.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ADAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE TRANSACTIONS ARE NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of ADAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Transactions.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Sincerely,
/s/ Mark Gerhard
Mark Gerhard
Chief Executive Officer and Director
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated July 1, 2021 and is first being mailed to shareholders on or about July 6, 2021.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
ASCENDANT DIGITAL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 359924)
667 Madison Avenue
5th Floor
New York, New York 10065
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON July 20, 2021
TO THE SHAREHOLDERS OF ASCENDANT DIGITAL ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Ascendant Digital Acquisition Corp., a Cayman Islands exempted company, company number 359924 (“ADAC”), will be held at 10:00 a.m., Eastern Time, on July 20, 2021. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of ADAC (the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ascendantdigital/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•Proposal No. 1—The Transaction Agreement Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, dated as of March 1, 2021, by and among ADAC, MarketWise, LLC (formerly known as Beacon Street Group, LLC), a Delaware limited liability company, all of the members of MarketWise, LLC party thereto (the “Sellers”), and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers), a Colorado limited liability company, a copy of which is attached to this proxy statement/prospectus as Annex A-1 (as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of May 21, 2021, by and among ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder), attached to this proxy statement/prospectus as Annex A-2, and by that certain Amendment No. 2 to the Business Combination Agreement, dated as of June 16, 2021, by and among ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder), attached to this proxy statement/prospectus as Annex A-3, and as the same may be further amended from time to time, the “Transaction Agreement”). The Transaction Agreement provides for, among other things, the Domestication (as described below), the purchase by ADAC of certain units of MarketWise, LLC from the Sellers, ADAC’s capital contribution to MarketWise, LLC in exchange for certain units and warrants in MarketWise, LLC, and ADAC’s issuance of shares of MarketWise PubCo Class B common stock (as defined below) to the Sellers, in each in accordance with the terms and subject to the conditions of the Transaction Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Transaction Agreement Proposal”).
•Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution the change of ADAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the other transactions contemplated by the Transaction Agreement, the “Transactions”) (the “Domestication Proposal”).
•Proposal No. 3—Organizational Documents Proposal—to consider and vote upon a proposal to approve by special resolution the proposed new certificate of incorporation (the “Proposed Charter”) and the

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Ascendant Digital Acquisition Corp. (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “MarketWise, Inc.” in connection with the Transactions (ADAC after the Domestication, including after such change of name, is referred to herein as “MarketWise PubCo”) (the “Organizational Documents Proposal”).
•Proposal 4—Advisory Organizational Documents Proposals—to consider and vote upon the following seven separate, non-binding advisory proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:
(A)Advisory Organizational Documents Proposal 4A—to authorize the change in the authorized capital stock of ADAC from 200,000,000 Class A ordinary shares, par value $0.0001 per share (the “ADAC Class A ordinary shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “ADAC Class B ordinary shares” and, together with the ADAC Class A ordinary shares, the “ordinary shares”), and 1,000,000 preference shares, par value $0.0001 per share, to 1,350,000,000 shares of common stock of MarketWise PubCo (the “MarketWise PubCo common stock”), consisting of 950,000,000 shares of Class A common stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo Class A common stock”), 300,000,000 shares of Class B common stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo Class B common stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo preferred stock”);
(B)Advisory Organizational Documents Proposal 4B—to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;
(C)Advisory Organizational Documents Proposal 4C—to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL;
(D)Advisory Organizational Documents Proposal 4D—to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to adopt, amend, or repeal the Proposed Bylaws;
(E)Advisory Organizational Documents Proposal 4E—to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors;
(F)Advisory Organizational Documents Proposal 4F—to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; and
(G)Advisory Organizational Documents Proposal 4G—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.”, (ii) making MarketWise PubCo’s corporate existence perpetual, and (iii) removing certain provisions related to ADAC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions, all of which ADAC’s board of directors believes is necessary to adequately address the needs of MarketWise PubCo after the Transactions.
•Proposal No. 5—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of (i) shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (ii) shares of MarketWise PubCo Class A common stock and MarketWise PubCo

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Class B common stock to the Sellers pursuant to the terms of the Transaction Agreement and MarketWise, LLC’s amended and restated operating agreement entered into pursuant to the Transaction Agreement (the “Stock Issuance Proposal”).
•Proposal No. 6—The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the MarketWise, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”).
•Proposal No. 7—The ESPP Proposal— to consider and vote upon a proposal to approve by ordinary resolution the MarketWise, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal” and, together with the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, and the Incentive Award Plan Proposal, the “Condition Precedent Proposals”);
•Proposal No. 8—The Director Election Proposal— to consider and vote upon a proposal, assuming the Condition Precedent Proposals are approved, to elect nine directors to serve on MarketWise PubCo’s board of directors, each for a term expiring at the 2022, 2023, and 2024 annual meeting of stockholders, as applicable, or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement, or removal; alternatively, in the event the Condition Precedent Proposals are not approved, to elect two directors as Class I directors on ADAC’s board of directors, each to serve for a term of three years expiring at the annual meeting of shareholders to be held in 2024 or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement, or removal (the “Director Election Proposal”).
•Proposal No. 9—The Adjournment Proposal—to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).
Each of the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, and the ESPP Proposal is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The election of nine directors to MarketWise PubCo’s board of directors in the Director Election Proposal is conditioned upon the approval of the Condition Precedent Proposals.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on May 28, 2021 are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and the accompanying proxy card are being provided to ADAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of ADAC’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 27 of this proxy statement/prospectus.
After careful consideration, the board of directors of ADAC has unanimously approved the Transactions and unanimously recommends that shareholders vote “FOR” the adoption of the Transaction Agreement, and approval of the transactions contemplated thereby, including the Transactions, and “FOR” all other proposals presented to ADAC’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ADAC, you should keep in mind that

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
ADAC’s directors and officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of ADAC that MarketWise PubCo redeem all or a portion of its public shares for cash if the Transactions are consummated. For the purposes of Article 51 of the Cayman Constitutional Documents and the Cayman Islands Companies Act (As Revised), the exercise of this redemption right shall be treated as an election to have such public shares repurchased for cash. As a public shareholder, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental Stock Transfer & Trust Company (“Continental”), ADAC’s transfer agent, that MarketWise PubCo redeem all or a portion of your public shares for cash; and
(iii)deliver your certificates for public shares (if any) along with the redemption forms to Continental, ADAC’s transfer agent, physically or electronically through The Depository Trust Company.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 10:00 a.m., Eastern Time, on July 16, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ADAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Transaction Agreement Proposal. If the Transactions are not consummated, the public shares will be returned to the respective holder, broker, or bank.
If the Transactions are consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ADAC’s transfer agent, MarketWise PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ADAC’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Transactions, including interest earned on the funds held in the Trust Account and not previously released to ADAC (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of MarketWise PubCo Class A common stock that will be redeemed promptly after consummation of the Transactions. See “Extraordinary General Meeting of ADAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Ascendant Sponsor LP, a Delaware limited liability company and shareholder of ADAC (the “Sponsor”), and each director and officer of ADAC (the Sponsor and those directors, officers and advisors that hold founder shares, the “initial shareholders”) have agreed to, among other things, vote in favor of the Transaction Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Transactions with respect to any ordinary shares held by them, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of March 1, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B. The ordinary shares held by the Sponsor and each director and officer will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of the issued and outstanding ordinary shares.
The Transaction Agreement provides that the obligation of MarketWise, LLC to consummate the Transactions is conditioned on, among other things, as of the closing of the Transactions (the “Closing”), the sum of (i) the funds remaining in the Trust Account (after deducting the amount required to satisfy ADAC’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents) and (ii) the aggregate amount actually received by ADAC from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of transaction costs of MarketWise, LLC and ADAC, equalling or exceeding $150,000,000. This condition is for the sole benefit of MarketWise, LLC. If such condition is not met, and such condition is not or cannot be waived under the terms of the Transaction Agreement, then the Transaction Agreement could terminate and the proposed Transactions may not be consummated. The Transaction Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Transaction Agreement would waive any such provision of the Transaction Agreement.
The approval of each of the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposals requires the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Transaction Agreement Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Transaction Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The election of nine directors to MarketWise PubCo’s board of directors in the Director Election Proposal is conditioned upon the approval of the Condition Precedent Proposals.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Transactions and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400, or by emailing ACND.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the proxy statement/prospectus are available at https://www.cstproxy.com/ascendantdigital/2021.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Ascendant Digital Acquisition Corp.,
July 1, 2021

/s/ Mark Gerhard
Mark Gerhard Chief Executive Officer and Director
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ADAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE TRANSACTIONS ARE NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus or other information concerning ADAC, without charge, by written request to Mark Gerhard, Ascendant Digital Acquisition Corp., 667 Madison Avenue, 5th Floor, New York, New York 10065, or by telephone request at (212) 209-6126; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400, or by emailing ACND.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of ADAC to be held on July 20, 2021, you must request the information no later than four business days prior to the date of the extraordinary general meeting, by July 14, 2021.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. ADAC does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.
i

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•“ADAC” are to Ascendant Digital Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;
•“ADAC Class A ordinary shares” are to ADAC’s Class A ordinary shares, par value $0.0001 per share;
•“ADAC Class B ordinary shares” are to ADAC’s Class B ordinary shares, par value $0.0001 per share;
•“ADAC preference shares” are to ADAC’s preference shares, par value $0.0001 per share;
•“ADAC units” are to the units of ADAC, each unit representing one ADAC Class A ordinary share and one-half of one redeemable warrant to acquire one ADAC Class A ordinary share, that were offered and sold by ADAC in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof), or the units of MarketWise PubCo issued as a matter of law upon the conversion thereof at the time of the Domestication, each unit of MarketWise PubCo representing one share of MarketWise PubCo Class A common stock and one-half of one redeemable warrant to acquire one share of MarketWise PubCo Class A common stock, as the context requires;
•“Available Cash” are to the amount as calculated by adding the Trust Amount and the proceeds from the PIPE Investment and cash held outside of the Trust Account by ADAC, if any;
•“Cayman Constitutional Documents” are to ADAC’s Amended and Restated Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex G, as amended from time to time;
•“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (As Revised);
•“Closing” are to the closing of the Transactions;
•“Common Units” refers to the common units of MarketWise, LLC, including those that MarketWise PubCo purchases directly from MarketWise, LLC and the common units of MarketWise, LLC that MarketWise PubCo acquires from the Sellers in connection with the consummation of the Transactions;
•“Company,” “we,” “us,” and “our” are to ADAC prior to its domestication as a corporation in the State of Delaware and to MarketWise PubCo after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to MarketWise, Inc.;
•“Condition Precedent Approvals” are to approval at the extraordinary general meeting of the Condition Precedent Proposals;
•“Condition Precedent Proposals” are to the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, and the ESPP Proposal, collectively;
•“Continental” are to Continental Stock Transfer & Trust Company, ADAC’s transfer agent;
•“COVID-19 Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act;
•“DGCL” are to the General Corporation Law of the State of Delaware;

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•“Domestication” are to the domestication of ADAC as a corporation incorporated in the State of Delaware;
•“ESP Plan” are to the MarketWise PubCo 2021 Employee Stock Purchase Plan, attached to this proxy statement/prospectus as Annex F;
•“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•“founder shares” are to the ADAC Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the ADAC Class A ordinary shares that will be issued upon the conversion thereof;
•“GAAP” are to accounting principles generally accepted in the United States of America;
•“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
•“Incentive Award Plan” are to the MarketWise, Inc. 2021 Incentive Award Plan, attached to this proxy statement/prospectus as Annex E;
•“initial public offering” are to ADAC’s initial public offering that was consummated on July 28, 2020;
•“initial shareholders” are to the Sponsor and those directors, officers and advisors of ADAC that hold founder shares;
•“IPO registration statement” are to the Registration Statements on Form S-1 (333-239623 and 333-240051) filed by ADAC in connection with its initial public offering, which became effective on July 23, 2020;
•“IRS” are to the U.S. Internal Revenue Service;
•“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
•“MarketWise” are to MarketWise, LLC and its subsidiaries prior to the Transactions, and to MarketWise PubCo and its subsidiaries after the Transactions;
•“MarketWise, LLC” are to MarketWise, LLC (formerly known as Beacon Street Group, LLC), which will become an indirect subsidiary of MarketWise PubCo as a result of the Transactions;
•“MarketWise Members” are to the holders of Common Units, other than MarketWise PubCo;
•“MarketWise PubCo” are to ADAC after the Domestication and its name change from “Ascendant Digital Acquisition Corp.” to “MaketWise, Inc.”;
•“MarketWise PubCo Class A common stock” are to shares of Class A common stock, par value $0.0001 per share, of MarketWise PubCo;
•“MarketWise PubCo Class B common stock” are to shares of Class B common stock, par value $0.0001 per share, of MarketWise PubCo;
•“MarketWise PubCo preferred stock” are to shares of preferred stock, par value $0.0001 per share, of MarketWise PubCo;
•“Minimum Cash Condition” are to the sum of (i) the funds remaining in the Trust Account (after giving effect to redemptions by ADAC shareholders) and (ii) the aggregate amount actually received by ADAC from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of transaction costs of MarketWise, LLC and ADAC, being equal to or exceeding $150,000,000;
•“Nasdaq” are to The Nasdaq Capital Market;

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•“NYSE” are to the New York Stock Exchange;
•“ordinary shares” are to the ADAC Class A ordinary shares and the ADAC Class B ordinary shares, collectively;
•“Person” are to any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
•“PIPE Investment” are to the purchase of shares of MarketWise PubCo Class A common stock pursuant to the Subscription Agreements;
•“PIPE Investment Amount” are to the aggregate gross purchase price received by ADAC prior to or substantially concurrently with the closing for the shares in the PIPE Investment;
•“PIPE Investors” are to those certain institutional and accredited investors participating in the PIPE Investment pursuant to the Subscription Agreements;
•“private placement warrants” are to the 10,280,000 private placement warrants outstanding as of the date of this proxy statement/prospectus and the redeemable warrants of MarketWise PubCo issued as a matter of law upon the conversion thereof at the time of the Domestication;
•“pro forma” are to giving pro forma effect to the Transactions and related transactions;
•“Proposed Bylaws” are to the proposed bylaws of MarketWise PubCo upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex I;
•“Proposed Charter” are to the proposed certificate of incorporation of MarketWise PubCo upon the effective date of the Domestication attached to this proxy statement/ prospectus as Annex H;
•“Proposed Organizational Documents” are to the Proposed Charter and the Proposed Bylaws;
•“public shareholders” are to holders of public shares, whether acquired in ADAC’s initial public offering or acquired in the secondary market;
•“public shares” are to the ADAC Class A ordinary shares (including those that underlie the units) that were offered and sold by ADAC in its initial public offering and registered pursuant to the IPO registration statement or the shares of MarketWise PubCo Class A common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;
•“public warrants” are to the redeemable warrants that were included as part of the units sold by ADAC in its initial public offering or the redeemable warrants of MarketWise PubCo issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;
•“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;
•“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among MarketWise PubCo, the Sponsor, certain members of the Sponsor, and the Sellers attached to this proxy statement/prospectus as Annex D, as amended and modified from time to time;
•“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;
•“SEC” are to the United States Securities and Exchange Commission;
•“Securities Act” are to the Securities Act of 1933, as amended;

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•“Sponsor” are to Ascendant Sponsor LP, a Cayman Islands exempted limited partnership;
•“Sponsor Support Agreement” are to that certain Support Agreement, dated March 1, 2021, by and among the Sponsor, ADAC, and MarketWise, LLC attached to this proxy statement/prospectus as Annex B, as amended and modified from time to time;
•“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated each in the form attached to this proxy statement/prospectus as Annex C, as amended and modified from time to time;
•“Transaction Agreement” are to that certain Business Combination Agreement, dated as of March 1, 2021, by and among ADAC, MarketWise, LLC, all of the members of MarketWise, LLC party thereto and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder (a copy of which is attached to this proxy statement/prospectus as Annex A-1), as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of May 21, 2021, by and among ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder) (a copy of which is attached to this proxy statement/prospectus as Annex A-2), and by that certain Amendment No. 2 to the Business Combination Agreement, dated as of June 16, 2021, by and among ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder) (a copy of which is attached to this proxy statement/prospectus as Annex A-3), and as further amended from time to time;
•“Transactions” are to the transactions contemplated by or pursuant to the Transaction Agreement and all other agreements, documents, instruments and certificates entered into in connection therewith and any and all exhibits and schedules thereto, including Domestication;
•“Trust Account” are to the trust account established at the consummation of ADAC’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;
•“Trust Agreement” are to the Investment Management Trust Agreement, dated July 23, 2020, by and between ADAC and Continental, as trustee;
•“Trust Amount” are to the amount of cash available in the Trust Account as of the Closing, after deducting the amount required to satisfy ADAC’s obligations to its shareholders (if any) that exercise their redemption rights;
•“warrants” are to the public warrants and the private placement warrants.
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to ADAC Class A ordinary shares or warrants include such securities underlying the units.
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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Transactions, of ADAC. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When ADAC discusses its strategies or plans, including as they relate to the potential Transactions, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, ADAC’s management.
Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•ADAC’s ability to complete the Transactions or, if ADAC does not consummate the Transactions, any other initial business combination;
•satisfaction or waiver (if applicable) of the conditions to the Transactions, including, among other things:
•the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Transactions and related agreements and transactions by the respective shareholders of ADAC and MarketWise, LLC, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on Nasdaq of the MarketWise PubCo Class A common stock to be issued in connection with the Transactions and (v) the absence of any injunctions; and
•the sum of (i) the funds remaining in the Trust Account (after deducting the amount required to satisfy ADAC’s obligation to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents) and (ii) the aggregate amount actually received by ADAC from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of transaction costs of MarketWise, LLC and ADAC, shall equal or exceed $150,000,000 (the “Minimum Cash Amount”);
•the occurrence of any other event, change or other circumstances that could give rise to the termination of the Transaction Agreement;
•the projected financial information, anticipated growth rate, and market opportunity of MarketWise PubCo;
•the ability to obtain or maintain the listing of MarketWise PubCo Class A common stock and MarketWise PubCo warrants on Nasdaq following the Transactions;
•our public securities’ potential liquidity and trading;
•ADAC officers and directors allocating their time to other businesses and potentially having conflicts of interest with ADAC’s business or in approving the Transactions;
•the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;
•the impact of the regulatory environment and complexities with compliance related to such environment;

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•factors relating to the business, operations and financial performance of MarketWise, including:
•the impact of the COVID-19 pandemic;
•MarketWise’s future capital needs following the Transactions;
•MarketWise’s ability to develop additional products and product offerings;
•the ability of MarketWise to maintain an effective system of internal control over financial reporting;
•the ability of MarketWise to maintain and protect its intellectual property;
•the ability of MarketWise to grow market share in its existing markets or any new markets it may enter;
•MarketWise’s reliance on single-source suppliers and a third-party manufacturer;
•MarketWise’s ability to recruit and retain qualified personnel;
•the ability of MarketWise to respond to general economic conditions;
•the ability of MarketWise to manage its growth effectively;
•the ability of MarketWise to achieve and maintain profitability in the future;
•the success of strategic relationships with third parties; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or MarketWise. There can be no assurance that future developments affecting us or MarketWise will be those that ADAC or MarketWise have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond ADAC’s control or the control of MarketWise) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 27 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. ADAC and MarketWise undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any ADAC shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

Filed Pursuant to Rule 424(b)(3)
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QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ADAC
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Transactions. The following questions and answers do not include all the information that is important to ADAC’s shareholders. ADAC urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Transactions and the voting procedures for the extraordinary general meeting, which will be held at 10:00 a.m., Eastern Time, on July 20, 2021, at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast. To participate in the extraordinary general meeting, visit https://www.cstproxy.com/ascendantdigital/2021 and enter the 12 digit control number included on your proxy card. If you hold your shares through a bank, broker, or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.
Q:   Why am I receiving this proxy statement/prospectus?
A:   ADAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Transaction Agreement and approve the Transactions. The Transaction Agreement provides for, among other things, the purchase by ADAC of certain units of MarketWise, LLC from the Sellers, ADAC’s capital contribution to MarketWise, LLC in exchange for certain units and warrants in MarketWise, LLC, ADAC’s issuance of shares of MarketWise PubCo Class B common stock to the Sellers, in each case in accordance with the terms and subject to the conditions of the Transaction Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “Transaction Agreement Proposal” for more detail. A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A-1 and you are encouraged to read it in its entirety.
As a condition to the Transactions, ADAC will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which ADAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 10,350,000 ADAC Class B ordinary shares will convert automatically, on a one-for-one basis, into ADAC Class A ordinary shares, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 ADAC Class A ordinary shares will convert automatically, on a one-for-one basis, into shares of MarketWise PubCo Class A common stock, (3) each of the then issued and outstanding 20,700,000 ADAC warrants will convert automatically into a MarketWise PubCo warrant, pursuant to the Warrant Agreement, dated as of July 23, 2020, between ADAC and Continental Stock Transfer & Trust Company, (4) each of the then issued and outstanding units of ADAC that have not been previously separated into the underlying ADAC Class A ordinary share and underlying ADAC warrants upon the request of the holder thereof, will be automatically separated into its component parts and will entitle the holder thereof to one share of MarketWise PubCo Class A common stock and one-half of one MarketWise PubCo warrant, and (5) each of the then issued and outstanding 10,280,000 private placement warrants of ADAC will convert automatically into a MarketWise PubCo warrant pursuant to the Warrant Agreement. No fractional MarketWise PubCo warrants will be issued upon separation of the ADAC units. See “Domestication Proposal” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of ADAC?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF ADAC AND MarketWise, LLC, CAREFULLY AND IN ITS ENTIRETY.

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Q:   What proposals are shareholders of ADAC being asked to vote upon?
A:   At the extraordinary general meeting, ADAC is asking holders of ordinary shares to consider and vote upon:
•a proposal to approve and adopt by ordinary resolution the Transaction Agreement;
•a proposal to approve by special resolution the Domestication;
•a proposal to approve by special resolution the Proposed Charter;
•the following seven separate, non-binding proposals to approve by special resolution on an advisory basis and as required by applicable SEC guidance, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:
•to authorize the change in the authorized capital stock of ADAC from (i) 200,000,000 ADAC Class A ordinary shares, 20,000,000 ADAC Class B ordinary shares and 1,000,000 ADAC preference shares to (ii) 950,000,000 shares of MarketWise PubCo Class A common stock, 300,000,000 shares of MarketWise PubCo Class B common stock, and 100,000,000 shares of MarketWise PubCo preferred stock;
•to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;
•to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL;
•to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the Proposed Bylaws;
•to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors;
•to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting;
•to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.”, (ii) making MarketWise PubCo’s corporate existence perpetual, and (iii) removing certain provisions related to ADAC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions, all of which ADAC’s board of directors believes is necessary to adequately address the needs of MarketWise PubCo after the Transactions;
•a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance of (i) shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (ii) shares of MarketWise PubCo Class A common stock and MarketWise PubCo Class B common stock to the Sellers pursuant to the Transaction Agreement and the MarketWise Third A&R Operating Agreement;
•a proposal to approve by ordinary resolution the Incentive Award Plan;
•a proposal to approve by ordinary resolution the ESPP;
•a proposal to approve by ordinary resolution the election of nine directors to serve staggered terms, who, upon consummation of the Transactions, will be the directors of MarketWise PubCo; and

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•a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.
If ADAC’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Transaction Agreement are waived by the applicable parties to the Transaction Agreement, the Transaction Agreement could terminate and the Transactions may not be consummated. See “Transaction Agreement Proposal,” “Domestication Proposal,” “Organizational Documents Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal” and the “ESPP Proposal.”
ADAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Transactions and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ADAC should read it carefully.
After careful consideration, ADAC’s board of directors has determined that the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of ADAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals and “FOR” each of the director nominees.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” for a further discussion of these considerations.
Q:   Are the proposals conditioned on one another?
A:   Yes. The Transactions are conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal. The election of nine directors to MarketWise PubCo’s board of directors in the Director Election Proposal is conditioned upon the approval of the Condition Precedent Proposals.
Q:   Why is ADAC proposing the Transactions?
A:   ADAC was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.
MarketWise is a leading multi-brand platform of subscription businesses that provides premium financial research, software, education, and tools for self-directed investors. MarketWise offers a comprehensive portfolio of high-quality, independent investment research, as well as several software and analytical tools, on a subscription basis.
Based on its due diligence investigations of MarketWise and the industry in which it operates, including the financial and other information provided by MarketWise in the course of ADAC’s due diligence investigations, the ADAC board of directors believes that the Transactions with MarketWise is in the best interests of ADAC and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Transaction Agreement Proposal—ADAC’s Board of Directors’ Reasons for the Approval of the Transactions” for additional information.
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Although ADAC’s board of directors believes that the Transactions with MarketWise presents a unique business combination opportunity and is in the best interests of ADAC and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “Transaction Agreement Proposal—ADAC’s Board of Director’s Reasons for the Approval of the Transactions,” as well as in the sections entitled “Risk Factors—Risks Related to MarketWise’s Business and Industry.”
Q:   What will MarketWise equityholders receive in consideration of the transactions contemplated by the Transaction Agreement?
A:   MarketWise, LLC will distribute all of its cash and cash equivalents to the Sellers pursuant to the existing organizational documents of MarketWise, LLC substantially simultaneously with the Closing. At the Closing, ADAC will purchase certain units of MarketWise, LLC from the Sellers for Cash Consideration (as defined and discussed below in the section entitled “Transaction Agreement Proposal—The Transaction Agreement—Consideration”). Pursuant to the terms of the Transaction Agreement, the Cash Consideration will be equal to no more than $374,000,000 and no less than $0; however, MarketWise, LLC intends to use at least $25,000,000 received in connection with the Transactions to purchase units of MarketWise, LLC from the Sellers, even if $0 of Cash Consideration is provided under the Transaction Agreement. Additionally, at the Closing, ADAC will issue to the Sellers, for nominal consideration, a certain number of shares of MarketWise PubCo Class B common stock of ADAC equal to the aggregate number of units of MarketWise, LLC retained by the Sellers at the Closing. The number of redemptions of public shares in connection with the Transactions will be the determining factor in the amount of Cash Consideration provided to the Sellers. If none of ADAC’s public shareholders exercises their redemption rights with respect to any of their public shares in connection with the Transactions, the Sellers will receive the full amount of $374,000,000 of Cash Consideration in exchange for 37,400,000 units of MarketWise, LLC and will have approximately 79.93% ownership of MarketWise (reflecting a 79.93% economic ownership in MarketWise, LLC and 79.93% voting power at MarketWise PubCo). If ADAC’s public shareholders exercise their redemption rights with respect to all of their public shares in connection with the Transactions, then the Sellers will receive $25,000,000 of Cash Consideration in exchange for 2,507,700 units of MarketWise, LLC and will have approximately 92.83% ownership of MarketWise. For each public share redeemed, the Sellers will receive $10 less in Cash Consideration and will retain an additional unit of MarketWise, LLC (and corresponding share of MarketWise PubCo Class B common stock). For example, if ADAC’s public shareholders exercised their redemption rights with respect to half of ADAC’s public shares (i.e., 20,700,000 public shares), the Sellers would receive $187,000,000 of Cash Consideration in exchange for 18,700,000 units of MarketWise, LLC and would have approximately 86.37% ownership of MarketWise. MarketWise intends to retain no less than $85,000,000 and no more than $150,000,000 of cash received in connection with the Transactions on its balance sheet, and so the primary effect of any change in the composition of consideration to MarketWise, LLC and the Sellers is an increase or decrease, as applicable, in the relative percentage ownership of MarketWise PubCo following the Transactions. For further details, see “Transaction Agreement Proposal—The Transaction Agreement—Consideration.”
Additionally, MarketWise, LLC may allocate at or prior to the Closing, or from time to time following the Closing but prior to the four-year anniversary of the Closing Date, up to 2,000,000 shares of MarketWise PubCo Class A common stock in the aggregate to certain MarketWise, LLC management members (who may or may not be Sellers) in accordance with the Transaction Agreement. Upon any such allocation, the aggregate number of earn out shares allocated to such MarketWise, LLC management members will be placed into escrow and will be released to the applicable MarketWise, LLC management members if certain earn out conditions described more fully in the Transaction Agreement are satisfied. For further details, see “Transaction Agreement Proposal—The Transaction Agreement—Earnout.”
Q:   What equity stake will current ADAC shareholders and MarketWise equityholders hold in MarketWise PubCo immediately after the consummation of the Transactions?
A:   It is anticipated that, following the Transactions, (1) ADAC’s public shareholders are expected to own approximately 13.04% of the outstanding MarketWise PubCo common stock, (2) the Sellers are expected

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to own approximately 79.93% of the outstanding MarketWise PubCo common stock, (3) the Sponsor and the other initial shareholders are expected to collectively own approximately 2.30% of the outstanding MarketWise PubCo common stock and (iv) the PIPE Investors are expected to own approximately 4.73% of MarketWise PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Transactions, (ii) MarketWise PubCo issues 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (iii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met. If the actual facts are different from these assumptions, the percentage ownership retained by ADAC’s existing shareholders in MarketWise PubCo will be different.
The following summarizes the pro forma combined ownership of MarketWise PubCo common stock as of immediately following the consummation of the Transactions under both a no redemption and maximum redemption scenario, assuming (i) MarketWise PubCo issues 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (ii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met:

	Assuming No Redemptions		Assuming Maximum Redemptions
Shareholder	No. of Shares(3)	% Ownership	No. of Shares(3)	% Ownership
MarketWise Members(1)(2)	253,700,000	79.93%	288,592,300	92.83%
Public shareholders	41,400,000	13.04%	—	—
Initial Shareholders(2)	7,299,000	2.30%	7,299,000	2.35%
PIPE Investors	15,000,000	4.73%	15,000,000	4.82%
Total	317,399,000	100.00%	310,891,300	100.00%
__________________
(1)The MarketWise Members will hold one share of MarketWise PubCo Class B common stock for each Common unit held by such MarketWise Member. The MarketWise PubCo Class B common stock will have the same voting rights as the MarketWise PubCo Class A common stock but no economic rights. Figures include 116,230,501 shares of MarketWise PubCo Class B common stock to be owned by entities affiliated with Monument & Cathedral assuming no redemptions, or 36.62% ownership, and 132,216,112 shares of MarketWise PubCo Class B common stock to be owned by entities affiliated with Monument & Cathedral assuming maximum redemptions, or 42.53% ownership.
(2)Excludes 3,051,000 Sponsor Earn Out Shares and up to 2,000,000 MarketWise Management Member Earn Out Shares, as the earnout contingency has not yet been met.
(3)Excludes shares of MarketWise PubCo Class A common stock issuable upon exercise of 20,700,000 public warrants and 10,280,000 private placement warrants.
For further details, see “Transaction Agreement Proposal—The Transaction Agreement—Consideration.”
Q:   How has the announcement of the Transactions affected the trading price of the ADAC Class A ordinary shares?
A:   On March 1, 2021, the trading date before the public announcement of the Transactions, ADAC’s public units, Class A ordinary shares and warrants closed at $11.61, $10.59 and $1.93, respectively. As of June 30, 2021, the trading date before the filing of this proxy statement/prospectus, ADAC’s public units, Class A ordinary shares and warrants closed at $10.95, $9.95, and $1.63, respectively.
Q:   Will the Company obtain new financing in connection with the Transactions?
A:   Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 15,000,000 shares of MarketWise PubCo Class A common stock, for approximately $150,000,000 of gross proceeds, in the PIPE Investment. The PIPE Investment is contingent upon, among other things, the closing of the Transactions. See “Transaction Agreement Proposal—Related Agreements—Subscription Agreements.”

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Registration No. 333-254720
Q:   Why is ADAC proposing the Domestication?
A:    Our board of directors believes that there are significant advantages to us that will arise as a result of a change of ADAC’s domicile to Delaware. Further, ADAC’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. ADAC’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”
To effect the Domestication, ADAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ADAC will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Transactions under the Transaction Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Q:   What amendments will be made to the current constitutional documents of ADAC?
A:   The consummation of the Transactions is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Transactions, ADAC’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 4A)
The Cayman Constitutional Documents authorize 221,000,000 ADAC shares, consisting of 200,000,000 ADAC Class A ordinary shares, 20,000,000 ADAC Class B ordinary shares and 1,000,000 ADAC preference shares.

See paragraph 4 of the Existing Memorandum.

See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize 1,350,000,000 shares of MarketWise PubCo common stock, consisting of 950,000,000 shares of MarketWise PubCo Class A common stock and 300,000,000 shares of MarketWise PubCo Class B common stock and 100,000,000 shares of MarketWise PubCo preferred stock.

See Article IV of the Proposed Charter.

Default rule under the DGCL.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Exclusive Forum Provision (Advisory Organizational Documents Proposal 4B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions are inapplicable to suits brought to enforce any liability or duty created by the Exchange Act and any stockholder litigation for which the federal courts of the United States of America have exclusive jurisdiction.

See Article XII of the Proposed Charter.

Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 4C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of ADAC by a related shareholder following a business combination.
The Proposed Organizational Documents will have MarketWise PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article X of the Proposed Charter.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4D)
The Cayman Constitutional Documents provide that amendments to change ADAC’s name, alter or add to the Articles or certain sections of the Memorandum or to reduce its share capital or any capital redemption reserve fund may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

See Article 18.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation.

See Article XIII of the Proposed Charter.

Removal of Directors (Advisory Organizational Documents Proposal 4E)
The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B Shares may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.

See Article 31 of the Cayman Constitutional Documents.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

Article VII, subsection (C) of the Proposed Charter.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 4F)	The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution. See Article 31.4 of the Cayman Constitutional Documents.
The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

Article VIII, subsection (A) of the Proposed Charter.

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4G)
The Cayman Constitutional Documents include provisions related to ADAC’s status as a blank check company prior to the consummation of a business combination.

See Article 51 of the Cayman Constitutional Documents.
The Proposed Organizational Documents do not include such provisions related to ADAC’s status as a blank check company, which no longer will apply upon consummation of the Transactions, as ADAC will cease to be a blank check company at such time.
Q:   How will the Domestication affect my ordinary shares, warrants and units?
A:   As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 10,350,000 ADAC Class B ordinary shares will convert automatically, on a one-for-one basis, into ADAC Class A ordinary shares, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 ADAC Class A ordinary shares will convert automatically, on a one-for-one basis, into shares of MarketWise PubCo Class A common stock, (3) each of the then issued and outstanding 20,700,000 ADAC warrants will convert automatically into a MarketWise PubCo warrant, pursuant to the Warrant Agreement (4) each of the then issued and outstanding units of ADAC that have not been previously separated into the underlying ADAC Class A ordinary share and underlying ADAC warrants upon the request of the holder thereof, will be automatically separated into its component parts and will entitle the holder thereof to one share of MarketWise PubCo Class A common stock and one-half of one MarketWise PubCo warrant, and (5) each of the then issued and outstanding 10,280,000 private placement warrants of ADAC will convert automatically into a MarketWise PubCo warrant pursuant to the Warrant Agreement. No fractional MarketWise PubCo warrants will be issued upon separation of the ADAC units. See “Domestication Proposal” for additional information.
Q:   What are the U.S. federal income tax consequences of the Domestication?
A:   As discussed more fully under “U.S. Federal Income Tax Considerations,” White & Case LLP has delivered an opinion to ADAC to the effect that, under the U.S. federal income tax laws in effect as of the date of such opinion, the Domestication will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and, consequently, subject to the “passive foreign investment company” (“PFIC”) rules, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) whose ADAC Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of ADAC stock entitled to vote and less than 10% of the total value of all classes of ADAC stock (such U.S. Holder, “Covered U.S. Holder”) will not recognize any gain or loss and will not be required to include any part of ADAC’s earnings and profits in income in connection with the Domestication.
Although the Domestication generally is not expected to give rise to any income, gain or loss to Covered U.S. Holders, the Domestication generally is expected to be a taxable event for U.S. Holders that are not Covered U.S. Holders as a result of the application of Section 367(b) of the Code and/or the PFIC rules,

Filed Pursuant to Rule 424(b)(3)
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assuming the Domestication is properly treated as a reorganization described in Section 368(a)(1)(F) of the Code.
Assuming that the Domestication is properly treated as a reorganization under Section 368(a)(1)(F) of the Code, and subject to the PFIC rules discussed below and under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” as a result of Section 367(b) of the Code, a U.S. Holder that is not a Covered U.S. Holder:
•whose ADAC Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of ADAC stock entitled to vote and less than 10% of the total value of all classes of ADAC stock generally will recognize gain (but not loss) on the exchange of ADAC Class A ordinary shares for MarketWise PubCo Class A common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by ADAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its ADAC Class A ordinary shares provided certain other requirements are satisfied; and
•who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of ADAC stock entitled to vote or 10% or more of the total value of all classes of ADAC stock generally will be required to include in income as a deemed dividend deemed paid by ADAC the “all earnings and profits amount” attributable to its ADAC Class A ordinary shares as a result of the Domestication.
ADAC does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” ADAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of ADAC Class A ordinary shares or warrants for MarketWise PubCo Class A common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b) of the Code, which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations—d. QEF Election and Mark-to-Market Election” with respect to their ADAC Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available under the PFIC rules that apply to ADAC warrants, and the application of the PFIC rules to ADAC warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations—I. U.S. Holders.”
Each U.S. Holder of ADAC Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of ADAC Class A ordinary shares and warrants for MarketWise PubCo Class A common stock and warrants pursuant to the Domestication.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—II. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s MarketWise PubCo Class A common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”
Q.   Do I have redemption rights?
A:   If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Transaction Agreement Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor (whose members include ADAC’s directors and officers) and the other initial shareholders have agreed to waive their redemption rights with respect to all of the founder shares held by them in connection with the consummation of the Transactions. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:   How do I exercise my redemption rights?
A:   If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
(i) (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii) submit a written request to Continental, ADAC’s transfer agent, that MarketWise PubCo redeem all or a portion of your public shares for cash; and
(iii) deliver your certificates for public shares (if any) along with the redemption forms to Continental, ADAC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 16, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, ADAC’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ADAC’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Transactions, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of ADAC’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Transaction Agreement Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Transaction Agreement Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Transactions.
An ADAC shareholder may not withdraw a redemption request once submitted to ADAC unless ADAC’s board of directors determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that ADAC permit the withdrawal of the redemption request and instruct Continental, ADAC’s transfer agent, to return the certificate (physically or electronically). The holder can make such request by contacting Continental, ADAC’s transfer agent, at the address or email address listed in this proxy statement/prospectus.
Any corrected or changed written exercise of redemption rights must be received by Continental, ADAC’s transfer agent, prior to the vote taken on the Transaction Agreement Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for public shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, ADAC’s agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the certificates for public shares (if any) along with the redemption forms are delivered as described above, then, if the Transactions are consummated, MarketWise PubCo will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Transactions, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). The redemption will take place following the Domestication and, accordingly, it is shares of MarketWise PubCo Class A common stock that will be redeemed immediately after consummation of the Transactions.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:   If I am a holder of units, can I exercise redemption rights with respect to my units?
A:   No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, ADAC’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, ADAC’s transfer agent, along with the redemption forms by 5:00 p.m., Eastern Time, on July 16, 2021

Filed Pursuant to Rule 424(b)(3)
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(two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.
Q:   What are the U.S. federal income tax consequences of exercising my redemption rights?
A:   The U.S. federal income tax consequences of exercising your redemption rights with respect to your ADAC Class A ordinary shares to receive cash from the Trust Account in exchange for MarketWise PubCo Class A common stock depend on your particular facts and circumstances. It is possible that you may be treated as selling such MarketWise PubCo Class A common stock and, as a result, recognize gain or loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of MarketWise PubCo Class A common stock that you own or are deemed to own (including through the ownership of MarketWise PubCo warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”
Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations—I. U.S. Holders.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:   What happens to the funds deposited in the Trust Account after consummation of the Transactions?
A:   Following the closing of ADAC’s initial public offering, an amount equal to $414 million ($10.00 per unit) of the net proceeds from ADAC’s initial public offering and the sale of the private placement warrants was placed in the Trust Account. As of March 31, 2021, funds in the Trust Account totaled $414,258,248 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of ADAC’s obligation to redeem 100% of the public shares if it does not complete a business combination by July 28, 2022 and (3) the redemption of all of the public shares if ADAC is unable to complete a business combination by July 28, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Upon consummation of the Transactions, the funds deposited in the Trust Account will be released to pay holders of ADAC public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Transactions; and for working capital and general corporate purposes of MarketWise PubCo following the Transactions. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Transactions.”
Q:   What happens if a substantial number of the public shareholders vote in favor of the Transaction Agreement Proposal and exercise their redemption rights?
A:   Our public shareholders are not required to vote in respect of the Transactions in order to exercise their redemption rights. Accordingly, the Transactions may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

Filed Pursuant to Rule 424(b)(3)
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The Transaction Agreement provides that the obligations of MarketWise, LLC to consummate the Transactions are conditioned on, among other things, that the sum of (i) the funds remaining in ADAC’s Trust Account (after deducting the amount required to satisfy ADAC’s obligation to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents) and (ii) the aggregate amount actually received by ADAC from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of transaction costs of MarketWise, LLC and ADAC, at least equal to the Minimum Cash Amount. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Transaction Agreement, then the Transaction Agreement could terminate and the proposed Transactions may not be consummated. In addition, in no event will ADAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
Q:   What conditions must be satisfied to complete the Transactions?
A:   The Transaction Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Transactions and related agreements and transactions by the respective shareholders of ADAC, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iii) receipt of approval for listing on Nasdaq of the shares of MarketWise PubCo Class A common stock to be issued in connection with the Transactions, and (iv) the absence of any injunctions. In addition, MarketWise, LLC’s obligations to consummate the Transactions are also conditioned on, among other things, the satisfaction or waiver of the Minimum Cash Condition.
For more information about conditions to the consummation of the Transactions, see “Transaction Agreement Proposal—The Transaction Agreement.”
Q:   When do you expect the Transactions to be completed?
A:   It is currently expected that the Transactions will be consummated in the second quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to ADAC shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by ADAC’s shareholders at the extraordinary general meeting and ADAC elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Transactions, see “Transaction Agreement Proposal—The Transaction Agreement.”
Q:   What happens if the Transactions are not consummated?
A:   ADAC will not complete the Domestication to Delaware unless all other conditions to the consummation of the Transactions have been satisfied or waived by the parties in accordance with the terms of the Transaction Agreement. If ADAC is not able to complete the Transactions with MarketWise, LLC by July 28, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, ADAC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Q: What is an “Up-C” Structure?

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
A: Our corporate structure following the Transactions, as described under the section entitled “Proposal No. 1—The Transaction Agreement Proposal,” is commonly referred to as an umbrella partnership-C corporation (or “Up-C”) structure, which is often used by partnerships and limited liability companies that are treated as partnerships for U.S. federal income tax purposes when they undertake an IPO either directly or through a business combination with a special purpose acquisition company, such as the Company. The Up-C structure will allow the MarketWise Members to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “passthrough” entity, for United States federal (and applicable state and local) income tax purposes following the Transactions. One of these benefits is that, for United States federal (and applicable state and local) income purposes, future taxable income of MarketWise, LLC that is allocated to the MarketWise Members, as well as MarketWise PubCo as a member of MarketWise, LLC, will be taxed on a flow-through basis and MarketWise, LLC generally will not be subject to entity-level U.S. federal income tax. For additional information, see the section entitled “Proposal No. 1 — The Transaction Agreement Proposal.” For discussion of other considerations related to our Up-C structure, see “Risk Factors—Risks Related to MarketWise PubCo’s Organizational Structure After the Transactions.”
Following the Closing, the combined company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined company will be held by MarketWise, LLC and its subsidiaries, and MarketWise PubCo’s only direct assets will consist of units and warrants of MarketWise, LLC. Assuming that none of ADAC’s current shareholders exercise their right to redeem their ADAC Class A ordinary shares, as of immediately following the Closing and without giving effect to the Sponsor Earn Out Shares or outstanding warrants to purchase ADAC Class A ordinary shares, MarketWise PubCo is expected to own, directly or indirectly, approximately 20.1% of the issued and outstanding units of MarketWise, LLC at the Closing, and will control the affairs and decision making of MarketWise, LLC as the sole manager of MarketWise, LLC in accordance with the terms of the MarketWise Third A&R Operating Agreement. All remaining units of MarketWise, LLC (the “Retained Units”) will be owned by the Sellers.
Additionally, at the Closing, ADAC will issue to the Sellers, for nominal consideration, a certain number of shares of MarketWise PubCo Class B common stock equal to the aggregate number of Retained Units then held by each Seller. The shares of MarketWise PubCo Class B common stock will have the same voting rights (i.e., one vote per share) as the shares of MarketWise PubCo Class A common stock but no economic rights. Assuming there are no redemptions in connection with the Transactions, upon the Closing, (1) ADAC’s public shareholders are expected to own approximately 13.04% of the outstanding MarketWise PubCo common stock, (2) the Sellers are expected to own approximately 79.93% of the outstanding MarketWise PubCo common stock, (3) the Sponsor and the other initial shareholders are expected to collectively own approximately 2.30% of the outstanding MarketWise PubCo common stock, and (iv) the PIPE Investors are expected to own approximately 4.73% of MarketWise PubCo common stock. All remaining MarketWise PubCo common stock will be owned by the MarketWise Members.
Q:   Do I have appraisal rights in connection with the proposed Transactions and the proposed Domestication?
A:   Neither ADAC’s shareholders nor ADAC’s warrant holders have appraisal rights in connection with the Transactions or the Domestication under Cayman Islands law or under the DGCL.
Q:   What do I need to do now?
A:   ADAC urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Transactions will affect you as a shareholder or warrant holder. ADAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Q:   How do I vote?
A:   If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.
Q:    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:   No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:   When and where will the extraordinary general meeting be held?
A:   The extraordinary general meeting will be held at 10:00 a.m., Eastern Time, on July 20, 2021, at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast at https://www.cstproxy.com/ascendantdigital/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Q:   Who is entitled to vote at the extraordinary general meeting?
A:   ADAC has fixed May 28, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of ADAC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.
Q:   How many votes do I have?
A:   ADAC shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 51,750,000 ordinary shares issued and outstanding, of which 41,400,000 were issued and outstanding public shares.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Q:   What constitutes a quorum?
A:   A quorum of ADAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 25,875,001 ordinary shares would be required to achieve a quorum.
Q:   What vote is required to approve each proposal at the extraordinary general meeting?
•Transaction Agreement Proposal: The approval of the Transaction Agreement Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Advisory Organizational Documents Proposals: The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the ESPP Proposal, vote at the extraordinary general meeting.
•Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the ADAC Class B ordinary shares are entitled to vote on the election of directors to our board of directors.
•Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Q:   What are the recommendations of ADAC’s board of directors?
A:   ADAC’s board of directors believes that the Transaction Agreement Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ADAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Transaction Agreement Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” each of the director nominees and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” for a further discussion of these considerations.
Q:   How do the Sponsor and the other initial shareholders intend to vote their shares?
A:   Pursuant to the terms of the Sponsor Support Agreement and the letter agreement entered into with ADAC in connection with ADAC’s initial public offering (the “IPO Letter Agreement”), the Sponsor and the other initial shareholders have agreed to vote all of the founder shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of the issued and outstanding ordinary shares. Accordingly, if all of our outstanding ordinary shares were voted at the extraordinary general meeting, we would only need the additional affirmative vote of approximately 30% of the issued and outstanding ordinary shares to approve the Transaction Agreement Proposal. Because the Transaction Agreement Proposal only requires the affirmative vote of a majority of the ordinary shares voted at the extraordinary general meeting to be approved and because a quorum will exist at the extraordinary general meeting if a majority of the outstanding ordinary shares as of the record date are present, if only a quorum were present at the extraordinary general meeting then the Transaction Agreement Proposal could be approved by the additional affirmative vote of as little as 5% of the issued and outstanding ordinary shares.
At any time at or prior to the Transactions, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing stockholders of MarketWise, LLC or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ADAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of MarketWise, LLC or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Agreement Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposal, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ADAC’s net tangible assets being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Transactions). If such transactions are effected, the consequence could be to cause the Transactions to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” for a further discussion of these considerations.
Q:   What happens if I sell my ADAC ordinary shares before the extraordinary general meeting?
A:   The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Transactions are expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).
Q:   May I change my vote after I have mailed my signed proxy card?
A:   Yes. Shareholders may send a later-dated, signed proxy card to ADAC’s Chairman at ADAC’s address set forth below so that it is received by ADAC’s Chairman prior to the vote at the extraordinary general meeting (which is scheduled to take place on July 20, 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to ADAC’s Chairman, which must be received by ADAC’s Chairman prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Q:   What happens if I fail to take any action with respect to the extraordinary general meeting?
A:   If you fail to take any action with respect to the extraordinary general meeting and the Transactions are approved by shareholders and the Transactions are consummated, you will become a stockholder or warrant holder of MarketWise PubCo. If you fail to take any action with respect to the extraordinary general meeting and the Transactions are not approved, you will remain a shareholder or warrant holder of ADAC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Transactions (if time permits).
Q:   What should I do with my share certificates, warrant certificates or unit certificates?
A:   Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to Continental, ADAC’s transfer agent, prior to the extraordinary general meeting.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 16, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of ADAC units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of MarketWise PubCo Class A common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.
Q:   What should I do if I receive more than one set of voting materials?
A:   Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.
Q:   Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A:   ADAC will pay the cost of soliciting proxies for the extraordinary general meeting. ADAC has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. ADAC has agreed to pay Morrow a fee of $25,000, plus disbursements. ADAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ADAC Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ADAC Class A ordinary shares and in obtaining voting instructions from those owners. ADAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:   Where can I find the voting results of the extraordinary general meeting?
A:   The preliminary voting results will be expected to be announced at the extraordinary general meeting. ADAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.
Q:   Who can help answer my questions?
A:   If you have questions about the Transactions or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400)
Email: ACND.info@investor.morrowsodali.com
You also may obtain additional information about ADAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver the certificates for your public shares (if any) along with the redemption forms (either physically or

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
electronically) to Continental, ADAC’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 16, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Transactions, you should read this entire document carefully, including the Transaction Agreement, which is attached as Annex A-1 to this proxy statement/prospectus. The Transaction Agreement is the legal document that governs the Transactions and the other transactions that will be undertaken in connection therewith. The Transaction Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Transaction Agreement Proposal—The Transaction Agreement.”
Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Transactions and (2) do not include any shares issuable upon the exercise of the warrants.
Combined Business Summary
The Parties to the Transactions
ADAC
ADAC is a blank check company incorporated on February 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On July 28, 2020, ADAC consummated its initial public offering of 41,400,000 units, with each unit consisting of one ADAC Class A ordinary share and one-half of one public warrant. The units were sold at a price of $10.00 per unit, generating gross proceeds to ADAC of $414,000,000.
Following the closing of ADAC’s initial public offering, a total of $414,000,000 of the proceeds from its initial public offering and the sale of the private placement warrants was placed in the Trust Account. As of March 31, 2021, funds in the Trust Account totaled $414,258,248.
The ADAC units, ADAC Class A ordinary shares and ADAC warrants are currently listed on the NYSE under the symbols “ACND,” “ACND.U,” and “ACND WS,” respectively.
ADAC’s principal executive office is located at 667 Madison Avenue, 5th Floor, New York, New York 10065. Its telephone number is (212) 209-6126. ADAC’s corporate website address is ascendant.digital. ADAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
MarketWise
MarketWise, LLC was organized in the State of Maryland as a limited liability company on January 30, 2013. It was reorganized in the State of Florida as a limited liability company effective May 1, 2015 and, effective February 26, 2021, was reorganized in the State of Delaware as a limited liability company. MarketWise is a leading multi-brand platform of subscription businesses that provides premium financial research, software, education, and tools for self-directed investors. MarketWise offers a comprehensive portfolio of high-quality, independent investment research, as well as several software and analytical tools, on a subscription basis. MarketWise’s principal executive office is located at 1125 N. Charles St., Baltimore, Maryland 21201. Its telephone number is (888) 261-2693.
Proposals to be Put to the Shareholders of ADAC at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of ADAC and certain transactions contemplated by the Transaction Agreement. Each of the proposals below, except the Advisory Organizational Documents Proposals, the Director Election Proposal and the Adjournment Proposal, is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The election of nine directors to MarketWise PubCo’s board of directors in the Director Election Proposal is conditioned upon the approval of the Condition Precedent Proposals. The transactions contemplated by the Transaction Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
Transaction Agreement Proposal
As discussed in this proxy statement/prospectus, ADAC is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, dated as of March 1, 2021, by and among ADAC, MarketWise, LLC, the Sellers and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers), a copy of which is attached to this proxy statement/prospectus as Annex A-1. The Transaction Agreement provides for, among other things, following the Domestication of ADAC to Delaware as described below, the purchase by ADAC of certain units of MarketWise, LLC from the Sellers, ADAC’s capital contribution to MarketWise, LLC in exchange for certain units and warrants in MarketWise, LLC, ADAC’s issuance of shares of MarketWise PubCo Class B common stock to the Sellers, in each case in accordance with the terms and subject to the conditions of the Transaction Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “Transaction Agreement Proposal—ADAC’s Board of Directors’ Reasons for the Approval of the Transactions,” ADAC’s board of directors concluded that the Transactions met the requirements disclosed in the prospectus for ADAC’s initial public offering, including that the business of MarketWise, LLC and its subsidiaries had a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of ADAC’s signing the Transaction Agreement. For more information about the transactions contemplated by the Transaction Agreement, see “Transaction Agreement Proposal.”
Transactions Consideration
Substantially concurrently with the Closing, MarketWise, LLC will distribute all of its cash and cash equivalents to the Sellers pursuant to the existing organizational documents of MarketWise, LLC. Following such distribution, MarketWise, LLC will effectuate a recapitalization, pursuant to which, among other things, all Class A and Class B units of MarketWise, LLC (including the unvested Class B units of MarketWise, LLC) held by the Sellers will convert or exchange into a new class of common units of MarketWise, LLC with such terms and conditions as set forth in the MarketWise Third A&R Operating Agreement. Following such recapitalization, the Sellers will collectively hold a single class of common units of MarketWise, LLC. At the Closing, ADAC will (i) contribute a Subscription Amount (as defined and discussed below in the section entitled “Transaction Agreement Proposal—The Transaction Agreement—Consideration”), in an amount ranging from $85,000,000 to $150,000,000 as determined by MarketWise, LLC, to MarketWise, LLC in exchange for units and warrants in MarketWise, LLC; (ii) purchase certain units of MarketWise, LLC from the Sellers for Cash Consideration (as defined and discussed below in the section entitled “Transaction Agreement Proposal—The Transaction Agreement—Consideration”), where such Cash Consideration, in any event, will not exceed $374,000,000 and will be no less than $0; and (iii) issue to the Sellers, for nominal consideration, a certain number of shares of MarketWise PubCo Class B common stock equal to the aggregate number of units of MarketWise, LLC retained by the Sellers at the Closing. For further details, see “Transaction Agreement Proposal—The Transaction Agreement—Consideration.”
At the Closing, the Sponsor will deliver 3,051,000 shares of MarketWise PubCo Class A common stock held by it to be placed into escrow and to be released to the Sponsor if certain earn out conditions described more fully in the Transaction Agreement are satisfied. Additionally, MarketWise, LLC may allocate at or prior to the Closing, or from time to time following the Closing but prior to the four-year anniversary of the Closing Date, up to 2,000,000 shares of MarketWise PubCo Class A common stock in the aggregate to certain MarketWise, LLC management members in accordance with the Transaction Agreement. Upon any such allocation, the aggregate number of earn out shares allocated to such MarketWise, LLC management members will be placed into escrow and will be released to the applicable MarketWise, LLC management members if certain earn out conditions described more fully in the Transaction Agreement are satisfied. For further details, see “Transaction Agreement Proposal—The Transaction Agreement—Earnout.”

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Closing Conditions
The Transaction Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Transactions and related agreements and transactions by the respective shareholders of ADAC, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iii) receipt of approval for listing on Nasdaq of the shares of MarketWise PubCo Class A common stock to be issued in connection with the Transactions, and (iv) the absence of any injunctions.
Other conditions to MarketWise, LLC’s obligations to consummate the Transactions include, among others, that as of the Closing (i) the Domestication has been completed, and (ii) the sum of (A) the funds remaining in ADAC’s Trust Account (after deducting the amount required to satisfy ADAC’s obligation to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents) and (B) the aggregate amount actually received by ADAC from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of transaction costs of MarketWise, LLC and ADAC, shall equal or exceed $150,000,000. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Transaction Agreement, then the Transaction Agreement could terminate and the proposed Transactions may not be consummated.
For further details, see “Transaction Agreement Proposal—The Transaction Agreement.”
Domestication Proposal
If the Transaction Agreement Proposal is approved, then ADAC will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Transactions pursuant to the terms of the Transaction Agreement, the board of directors of ADAC has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of ADAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ADAC is currently governed by the Cayman Islands Companies Act, upon the Domestication, MarketWise PubCo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, ADAC encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 10,350,000 ADAC Class B ordinary shares will convert automatically, on a one-for-one basis, into ADAC Class A ordinary shares, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 ADAC Class A ordinary shares will convert automatically, on a one-for-one basis, into shares of MarketWise PubCo Class A common stock, (3) each of the then issued and outstanding 20,700,000 ADAC warrants will convert automatically into a MarketWise PubCo warrant, pursuant to the Warrant Agreement (4) each ADAC unit will be automatically separated into its component parts and will entitle the holder thereof to one share of MarketWise PubCo Class A common stock and one-half of one MarketWise PubCo warrant, and (5) each of the then issued and outstanding 10,280,000 private placement warrants of ADAC will convert automatically into a MarketWise PubCo warrant pursuant to the Warrant Agreement. No fractional MarketWise PubCo warrants will be issued upon separation of the ADAC units.
For further details, see “Domestication Proposal.”
Organizational Documents Proposal
If the Transaction Agreement Proposal and the Domestication Proposal are approved, ADAC will ask its shareholders to approve the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. ADAC’s board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of MarketWise PubCo after the Transactions. Approval of the Organizational Documents Proposal is a condition to the consummation of the Transactions.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Advisory Organizational Documents Proposals
If the Transaction Agreement Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, ADAC will ask its shareholders to approve seven separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. ADAC’s board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of MarketWise PubCo after the Transactions. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Transactions.
A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
(A) Advisory Organizational Documents Proposal 4A—to authorize the change in the authorized capital stock of ADAC from 200,000,000 ADAC Class A ordinary shares, 20,000,000 ADAC Class B ordinary shares, and 1,000,000 ADAC preference shares, to 1,350,000,000 shares of MarketWise PubCo common stock, consisting of 950,000,000 shares of MarketWise PubCo Class A common stock, 300,000,000 shares of MarketWise PubCo Class B common stock, and 100,000,000 shares of MarketWise PubCo preferred stock;
(B) Advisory Organizational Documents Proposal 4B—to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;
(C) Advisory Organizational Documents Proposal 4C—to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL;
(D) Advisory Organizational Documents Proposal 4D—to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the Proposed Bylaws of the Proposed Charter;
(E) Advisory Organizational Documents Proposal 4E—to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors;
(F) Advisory Organizational Documents Proposal 4F—to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; and
(G) Advisory Organizational Documents Proposal 4G—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.”, (ii) making MarketWise PubCo’s corporate existence perpetual and (iii) removing certain provisions related to ADAC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions, all of which ADAC’s board of directors believes is necessary to adequately address the needs of MarketWise PubCo after the Transactions.
The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and ADAC encourages shareholders to carefully review the information set out in the section entitled “Advisory Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of MarketWise PubCo.
Stock Issuance Proposal
Assuming the Transaction Agreement Proposal, the Domestication Proposal, and the Organizational Documents Proposal are approved, ADAC’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03. For additional information, see “Stock Issuance Proposal.”

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Incentive Award Plan Proposal
Assuming the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, ADAC’s shareholders are also being asked to approve by ordinary resolution the Incentive Award Plan. For additional information, see “Incentive Award Plan Proposal.”
ESPP Proposal
Assuming the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are approved, ADAC’s shareholders are also being asked to approve by ordinary resolution the ESP Plan. For additional information, see “ESPP Proposal.”
Director Election Proposal
Assuming the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved, ADAC’s shareholders are also being asked to approve by ordinary resolution the Director Election Proposal. Upon the consummation of the Transactions, the Board will consist of nine directors. For additional information on the proposed directors, see “Director Election Proposal.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ADAC to consummate the Transactions (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), ADAC’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”
ADAC’s Board of Directors’ Reasons for the Approval of the Transactions
We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of ADAC’s management team and the Sponsor to identify, acquire and operate one or more businesses. ADAC’s board of directors considered and evaluated several factors in evaluating and negotiating the Transactions and the Transaction Agreement. For additional information relating to ADAC’s board of directors; evaluation of the Transactions and the factors it considered in connection therewith, please see the section entitled “Transaction Agreement Proposal—ADAC’s Board of Directors’ Reasons for the Approval of the Transactions.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Transaction Agreement. For additional information, see “Transaction Agreement Proposal—Related Agreements.”
Sponsor Support Agreement
In connection with the execution of the Transaction Agreement, ADAC, the Sponsor and MarketWise, LLC entered into the Sponsor Support Agreement, dated as of March 1, 2021. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, vote to adopt and approve the Transaction Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement. For additional information, see “Transaction Agreement Proposal—Related Agreements—Sponsor Support Agreement.”

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Registration Rights Agreement
The Transaction Agreement contemplates that, at the Closing, MarketWise PubCo, Sponsor, certain members of the Sponsor, and certain former stockholders of MarketWise, LLC (the “MarketWise Holders”) will enter into a Registration Rights Agreement, pursuant to which MarketWise PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of MarketWise PubCo common stock and other equity securities of MarketWise PubCo that are held by the parties thereto from time to time. For additional information, see “Transaction Agreement Proposal—Related Agreements—Registration Rights Agreement.”
PIPE Subscription Agreements
In connection with the execution of the Transaction Agreement, ADAC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 15,000,000 shares of MarketWise PubCo Class A common stock at $10.00 per share for an aggregate commitment amount of $150,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against ADAC, including with respect to the Trust Account. For additional information, see “Transaction Agreement Proposal—Related Agreements—PIPE Subscription Agreements.”
Tax Receivable Agreement
Simultaneously with the Closing, MarketWise PubCo, MarketWise, LLC and the Sellers will enter into a tax receivable agreement (the “Tax Receivable Agreement”), which will provide for, among other things, payment by MarketWise PubCo to the Sellers of 85% of the U.S. federal, state and local income tax savings realized by MarketWise PubCo as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Transaction Agreement and the exchange of Retained Units for MarketWise PubCo Class A common stock or cash (as more fully described in the Tax Receivable Agreement). For additional information, see “Transaction Agreement Proposal—Related Agreements—Tax Receivable Agreement.”
MarketWise Third A&R Operating Agreement
In connection with the consummation of the Transactions, MarketWise PubCo and the other members of MarketWise, LLC will enter into the MarketWise Third A&R Operating Agreement. For additional information, see “Transaction Agreement Proposal—Related Agreements—MarketWise Third A&R Operating Agreement.”
Ownership of MarketWise PubCo Following the Transactions
As of the date of this proxy statement/prospectus, there are 51,750,000 ordinary shares issued and outstanding, which includes the 10,350,000 founder shares held by the initial shareholders and the 41,400,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 30,980,000 warrants, which includes the 10,280,000 private placement warrants held by the Sponsor and 20,700,000 public warrants. Each whole warrant entitles the holder thereof to purchase one ADAC Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of MarketWise PubCo Class A common stock.
It is anticipated that, following the Transactions, (1) ADAC’s public shareholders are expected to own approximately 13.04% of the outstanding MarketWise PubCo common stock, (2) the Sellers are expected to own approximately 79.93% of the outstanding MarketWise PubCo common stock, (3) the Sponsor and the other initial shareholders are expected to collectively own approximately 2.30% of the outstanding MarketWise PubCo common stock and (iv) the PIPE Investors are expected to own approximately 4.73% of MarketWise PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Transactions, (ii) MarketWise PubCo issues 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (iii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met. If the actual facts are different from these assumptions, the percentage ownership retained by ADAC’s existing shareholders in MarketWise PubCo will be different.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The following summarizes the pro forma combined ownership of MarketWise PubCo common stock as of immediately following the consummation of the Transactions under both a no redemption and maximum redemption scenario, assuming (i) MarketWise PubCo issues 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (ii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met:

	Assuming No Redemptions		Assuming Maximum Redemptions
Shareholder	No. of Shares(3)	% Ownership	No. of Shares(3)	% Ownership
MarketWise Members(1)(2)	253,700,000	79.93%	288,592,300	92.83%
Public shareholders	41,400,000	13.04%	—	—
Initial Shareholders(2)	7,299,000	2.30%	7,299,000	2.35%
PIPE Investors	15,000,000	4.73%	15,000,000	4.82%
Total	317,399,000	100.00%	310,891,300	100.00%
__________________
(1)The MarketWise Members will hold one share of MarketWise PubCo Class B common stock for each Common Unit held by such MarketWise Member. The MarketWise PubCo Class B common stock will have the same voting rights as the MarketWise PubCo Class A common stock but no economic rights. Figures include 116,230,501 shares of MarketWise PubCo Class B common stock to be owned by entities affiliated with Monument & Cathedral assuming no redemptions, or 36.62% ownership, and 132,216,112 shares of MarketWise PubCo Class B common stock to be owned by entities affiliated with Monument & Cathedral assuming maximum redemptions, or 42.53% ownership.
(2)Excludes 3,051,000 Sponsor Earn Out Shares and up to 2,000,000 MarketWise Management Member Earn Out Shares, as the earnout contingency has not yet been met.
(3)Excludes shares of MarketWise PubCo Class A common stock issuable upon exercise of 20,700,000 public warrants and 10,280,000 private placement warrants.
Structure of the Transactions
The following diagrams illustrate in simplified terms the current structure of ADAC and MarketWise and the expected structure of MarketWise PubCo immediately following the Closing (ownership voting and economic percentages are presented assuming no redemptions and exclude (i) 3,051,000 Sponsor Earn Out Shares, (ii) up to 2,000,000 MarketWise Management Member Earn Out Shares and (iii) shares of MarketWise PubCo Class A common stock issuable upon exercise of 20,700,000 public warrants and 10,280,000 private placement warrants).
Simplified Pre-Combination Structure
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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
(1) Entities affiliated Monument & Cathedral own approximately 46% of the interests held by MarketWise Members
Simplified Post-Combination Structure

MarketWise Members(1)
Public Shareholders
Initial Shareholders
PIPE Investors
Class B Common Stock
79.93% Voting Interest
0% Economic Interest
Class A Common Stock
13.06% Voting Interest
64.99% Economic Interest
Class A Common Stock
2.30% Voting Interest
11.46% Economic Interest
Class A Common Stock
4.73% Voting Interest
23.55% Economic Interest
Common Unit
0% Voting Interest
79.93% Economic Interest
MarketWise PubCo
Sole managing member
100% Voting Interest
20.07% Economic Interest
MarketWise LLC

Date, Time, and Place of Extraordinary General Meeting of ADAC’s Shareholders
The extraordinary general meeting of the shareholders of ADAC will be held at 10:00 a.m., Eastern Time, on July 20, 2021, at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or virtually via live webcast at https://www.cstproxy.com/ascendantdigital/2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Registering for the Extraordinary general meeting
To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of ordinary shares:
•If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only meeting, go to https://www.cstproxy.com/ascendantdigital/2021, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
•Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the extraordinary general meeting date in order to ensure access.
Voting Power; Record Date
ADAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on May 28, 2021, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ADAC warrants do not have voting rights. As of the close of business on the record date, there were 51,750,000 ordinary shares outstanding, of which 41,400,000 were public shares, with the rest being held by ADAC’s initial shareholders.
Quorum and Vote of ADAC Shareholders
A quorum of ADAC shareholders is necessary to hold a valid meeting. A quorum will be present at the ADAC general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
As of the record date for the extraordinary general meeting, 28,875,001 ordinary shares would be required to achieve a quorum.
Pursuant to the terms of the Sponsor Support Agreement and IPO Letter Agreement, the Sponsor and the other initial shareholders have agreed to vote all of the ordinary shares held by them in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of the issued and outstanding ordinary shares. Accordingly, if all of our outstanding ordinary shares were voted at the extraordinary general meeting, we would only need the additional affirmative vote of approximately 30% of the issued and outstanding ordinary shares to approve the Transaction Agreement Proposal. Because the Transaction Agreement Proposal only requires the affirmative vote of a majority of the ordinary shares voted at the extraordinary general meeting to be approved and because a quorum will exist at the extraordinary general meeting if a majority of the outstanding ordinary shares as of the record date are present, if only a quorum were present at the extraordinary general meeting then the Transaction Agreement Proposal could be approved by the additional affirmative vote of as little as 5% of the issued and outstanding ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:
(i)Transaction Agreement Proposal: The approval of the Transaction Agreement Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the extraordinary general meeting to approve the Transaction Agreement Proposal, vote at the extraordinary general meeting.
(ii)Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Domestication Proposal, vote at the extraordinary general meeting.
(iii)Organizational Documents Proposals: The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the extraordinary general meeting to approve the Organizational Documents Proposal, vote at the extraordinary general meeting.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
(iv)Advisory Organizational Documents Proposals: The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote for each of the Advisory Organizational Documents Proposals by the holders of a majority of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the extraordinary general meeting to approve each such Advisory Organizational Documents Proposal, vote at the extraordinary general meeting.
(v)Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the extraordinary general meeting to approve the Stock Issuance Proposal, vote at the extraordinary general meeting.
(vi)Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the extraordinary general meeting to approve the Incentive Award Plan Proposal, vote at the extraordinary general meeting.
(vii)ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the extraordinary general meeting to approve the ESPP Proposal, vote at the extraordinary general meeting.
(viii)Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the ADAC Class B ordinary shares are entitled to vote on the election of directors to our board of directors.
(ix)Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the extraordinary general meeting to approve the Adjournment Proposal, vote at the extraordinary general meeting.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of ADAC that MarketWise PubCo redeem all or a portion of its public shares for cash if the Transactions are consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)hold public shares or if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental Stock Transfer & Trust Company (“Continental”), ADAC’s transfer agent, that MarketWise PubCo redeem all or a portion of your public shares for cash; and
(iii)deliver the certificates for your public shares (if any) along with the redemption forms to Continental physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 16, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Filed Pursuant to Rule 424(b)(3)
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Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Transaction Agreement Proposal. If the Transactions are not consummated, the public shares will be returned to the respective holder, broker or bank. If the Transactions are consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, MarketWise PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Transactions, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of MarketWise PubCo Class A common stock that will be redeemed immediately after consummation of the Transactions. See “Extraordinary General Meeting of ADAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Transactions, regardless of how ADAC’s public shareholders vote. The Sponsor and each director and each officer of ADAC have agreed to, among other things, vote in favor of the Transaction Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither ADAC shareholders nor ADAC warrant holders have appraisal rights in connection with the Transactions or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. ADAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of ADAC—Revoking Your Proxy.”
Interests of ADAC Directors and Executive Officers in the Transactions
When you consider the recommendation of ADAC’s board of directors in favor of approval of the Transaction Agreement Proposal, you should keep in mind that the Sponsor and ADAC’s directors and executive officers have

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
interests in such proposal that are different from, or in addition to, those of ADAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Prior to ADAC’s initial public offering, the Sponsor purchased 10,350,000 ADAC Class B ordinary shares (after various adjustments) for an aggregate purchase price of $25,000, or approximately $0.002 per share. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of ADAC’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders. In addition, if ADAC does not consummate a business combination by July 28, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,350,000 ADAC Class B ordinary shares owned by the initial shareholders would be worthless because following the redemption of the public shares, ADAC would likely have few, if any, net assets and because the Sponsor and ADAC’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any ADAC Class A ordinary shares and ADAC Class B ordinary shares held by it or them, as applicable, if ADAC fails to complete a business combination within the required period. Additionally, in such event, the 10,280,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of ADAC’s initial public offering for an aggregate purchase price of $10,280,000 will also expire worthless. ADAC’s directors and executive officers, Mark Gerhard, Riaan Hodgson and David Gomberg, also have a direct or indirect economic interest in such private placement warrants and in the 10,350,000 ADAC Class B ordinary shares owned by the initial shareholders. The 10,350,000 shares of MarketWise PubCo Class A common stock into which the 10,350,000 ADAC Class B ordinary shares held by the initial shareholders will automatically convert in connection with the Transactions (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $103.0 million based upon the closing price of $9.95 per public share on the NYSE on June 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of MarketWise PubCo Class A common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ADAC believes such shares have less value. The 10,280,000 MarketWise PubCo warrants into which the 10,280,000 private placement warrants held by the Sponsor will automatically convert in connection with the Transactions (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $16.8 million based upon the closing price of $1.63 per public warrant on the NYSE on June 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•Mark Gerhard and Riaan Hodgson, current directors of ADAC, are expected to be directors of MarketWise PubCo after the consummation of the Transactions. As such, in the future, Mr. Gerhard and Mr. Hodgson may receive fees for their services as directors, which may consist of cash or stock-based awards, and any other remuneration that MarketWise PubCo’s board of directors determines to pay to its non-employee directors.
•ADAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under ADAC’s directors’ and officers’ liability insurance after the Transactions and pursuant to the Transaction Agreement.
•In order to protect the amounts held in ADAC’s Trust Account, the Sponsor has agreed that it will be liable to ADAC if and to the extent any claims by a third party for services rendered or products sold to ADAC, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver

Filed Pursuant to Rule 424(b)(3)
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of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of ADAC’s initial public offering against certain liabilities, including liabilities under the Securities Act.
•ADAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if ADAC fails to consummate a business combination by July 28, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, ADAC may not be able to reimburse these expenses if the Transactions or another business combination is not completed by such date.
•Pursuant to the Registration Rights Agreement, the Sponsor and the other initial shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of MarketWise PubCo common stock and warrants held by such parties following the consummation of the Transactions.
•The Proposed Charter will contain a provision expressly electing that MarketWise PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.
The Sponsor has agreed to vote in favor of the Transactions, regardless of how ADAC’s public shareholders vote. The Sponsor and each director and each officer of ADAC have agreed to, among other things, vote in favor of the Transaction Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Transactions, during a period when they are not then aware of any material non-public information regarding ADAC or ADAC’s securities, the Sponsor, MarketWise, LLC or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ADAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, MarketWise, LLC or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Agreement Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ADAC’s net tangible assets being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Transactions). If such transactions are effected, the consequence could be to cause the Transactions to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “—Interests of ADAC’s Directors and Officers in the Transactions” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as ADAC’s directors and officers may have influenced their motivation in identifying and selecting MarketWise as a business combination target, completing an initial business combination with MarketWise and influencing the operation of the business following the initial business combination. In considering the recommendations of ADAC’s board of directors to vote for the proposals, its shareholders should consider these interests.
Recommendation to Shareholders of ADAC
ADAC’s board of directors believes that the Transaction Agreement Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ADAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Transaction Agreement Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” each of the director nominees and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” for a further discussion of these considerations.
Sources and Uses of Funds for the Transactions
The following table summarizes the sources and uses for funding the Transactions. These figures assume (i) that no MarketWise Management Member Earn Out Shares are issued, as the earnout contingency has not yet been met, and (ii) the PIPE Investment is funded. Where actual amounts are not known or knowable, the figures below represent ADAC’s good faith estimate of such amounts. If the actual facts are different from these assumptions, the below figures will be different.

Assuming No Redemptions
Sources		Uses
($ in millions)
MarketWise Members Equity(1)	$2,537	MarketWise Members Equity(1)	$2,537
Cash and investments held in Trust Account(2)	414	Cash to balance sheet	150
PIPE Investment	150	Cash to Sellers	374
		Transaction expenses(3)	40
Total sources	$3,101	Total uses	$3,101

__________________
(1)The MarketWise Members will hold one share of MarketWise PubCo Class B common stock for each Common Unit held by such MarketWise Member. The MarketWise PubCo Class B common stock will have the same voting rights as the MarketWise PubCo Class A common stock but no economic rights.
(2)Calculated as of December 31, 2020.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
(3)Includes deferred underwriting commission of approximately $14,490,000 and estimated transaction expenses.

Assuming Maximum Redemptions
Sources		Uses
($ in millions)
MarketWise Members Equity(1)	$2,886	MarketWise Members Equity(1)	$2,886
PIPE Investment	150	Cash to balance sheet	85
		Cash to Sellers	25
		Transaction expenses(3)	40
Total sources	$3,036	Total uses	$3,036
__________________
(1)The MarketWise Members will hold one share of MarketWise PubCo Class B common stock for each Common Unit held by such MarketWise Member. The MarketWise PubCo Class B common stock will have the same voting rights as the MarketWise PubCo Class A common stock but no economic rights.
(2)Includes deferred underwriting commission of approximately $14,490,000 and estimated transaction expenses.
U.S. Federal Income Tax Considerations
For a discussion summarizing certain U.S. federal income tax considerations of the Domestication and an exercise of redemption rights in connection with the Transactions, please see “U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets, and liabilities and financial statements of MarketWise PubCo immediately following the Domestication will be the same as those of ADAC immediately prior to the Domestication.
The Transactions
We expect the Transactions to be accounted for akin to a reverse recapitalization in accordance with GAAP. The Transactions do not result in a change in control of MarketWise as Monument & Cathedral Holdings, LLC (“Monument & Cathedral”) controls both MarketWise, LLC and MarketWise PubCo through its right to nominate (x) the majority of the members of the board of directors of MarketWise, LLC under MarketWise, LLC’s existing operating agreement and (y) through its control of MarketWise, LLC prior to Closing, seven of the nine directors to be appointed to the board of directors of MarketWise PubCo effective upon the Closing. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of MarketWise, LLC and ADAC are recognized at their carrying amounts on the date of the Transactions.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. ADAC and MarketWise, LLC assessed whether a filing was required to be made with the Antitrust Division under the HSR Act in connection with the Transactions, and determined that no such filing was required. Therefore, ADAC and MarketWise, LLC agreed to waive the obligation under the Transaction Agreement to make such a filing, and they have deemed satisfied the condition under the Transaction Agreement that the waiting period under the HSR Act will have expired or otherwise been terminated.
At any time before or after consummation of the Transactions, the Antitrust Division, or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions, conditionally approving the Transactions upon divestiture of assets, subjecting the completion of the Transactions to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ADAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, ADAC cannot assure you as to its result.
Neither ADAC nor MarketWise, LLC are aware of any material regulatory approvals or actions that are required for completion of the Transactions. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company and Smaller Reporting Company Status
ADAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in ADAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. ADAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ADAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ADAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
ADAC will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of ADAC’s initial public offering, (b) in which ADAC has total annual gross revenue of at least $1.07 billion or (c) in which ADAC is deemed to be a large accelerated filer, which means the market value of ADAC’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which ADAC has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Additionally, ADAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. ADAC will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its common equity held by non-affiliates exceeds $700 million as of the prior June 30th or (2) the market value of its common equity exceeds $250  million and its annual revenues exceeds $100 million during such fiscal year. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Risk Factors
In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the sections titled “Risk Factor Summary” and “Risk Factors.”

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
SUMMARY HISTORICAL FINANCIAL INFORMATION OF ADAC
ADAC is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Transactions.
ADAC’s statement of operations data for the three months ended March 31, 2021 and March 31, 2020 and balance sheet data as of March 31, 2021, are derived from ADAC’s unaudited financial statements included elsewhere in this proxy statement/prospectus. ADAC’s condensed statement of operations data for the period from February 11, 2020 (inception) to December 31, 2020 and balance sheet data as of December 31, 2020 are derived from ADAC’s audited condensed financial statements included elsewhere in this proxy statement/prospectus.
ADAC’s historical results are not necessarily indicative of the results that may be expected in the future and ADAC’s results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “ADAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About ADAC” and the financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31, 2021	For the Period from February 11, 2020 (inception) through December 31, 2020 (As Restated)
Statement of Operations Data:
General and administrative expenses	$446,425	$299,873
Administrative expenses – related party	30,000	50,000
Loss from operations	(476,425)	(349,873)
Change in fair value of derivative warrant liabilities	22,137,870	(28,525,220)
Financing costs allocated to derivative warrant liabilities	—	(964,140)
Interest earned on investment held in Trust Account	48,655	209,593
Net income (loss)	$21,710,100	$(29,629,640)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	41,400,000	41,400,000
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.01
Basic and diluted weighted average shares outstanding of Class B ordinary shares	10,350,000	10,350,000
Basic and diluted net loss per share, Class B ordinary shares	$2.09	$(2.88)

Statement of Cash Flows Data:
Net cash used in operating activities	$(166,661)	$(592,406)
Net cash used in investing activities	—	(414,000,000)
Net cash provided by financing activities	—	415,454,160

	As of March 31, 2020	As of December 31, 2020 (As Restated)
Balance Sheet Data:
Total assets	$415,223,822	$415,400,119
Total liabilities	46,547,729	68,434,126
Total shareholders’ equity	5,000,003	5,000,003

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
SUMMARY HISTORICAL FINANCIAL INFORMATION OF MARKETWISE
The following tables show summary historical consolidated financial information of MarketWise for the periods and as of the dates indicated. The summary historical consolidated statements of operations and cash flows data of MarketWise for the years ended December 31, 2020, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2020 and 2019 are derived from MarketWise, LLC’s audited consolidated financial statements, and the summary historical consolidated statements of operations and cash flows data of MarketWise for the three months ended March 31, 2021 and 2020 and the consolidated balance sheet data as of March 31, 2021 are derived from MarketWise, LLC’s unaudited consolidated financial statements, both of which are included elsewhere in this proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Consolidated Financial Information,” “MarketWise, LLC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Information About MarketWise” and MarketWise, LLC’s audited consolidated financial statements and the notes thereto, which are included elsewhere in this proxy statement/prospectus.
The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to MarketWise, prior to and without giving pro forma effect to the impact of the Transactions and, therefore, the results reflected in this section may not be indicative of the results of MarketWise PubCo going forward.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

(in millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Consolidated Statements of Operations Data:
Net revenue	$119.3	$75.8	$360.8	$265.4	$232.9
Related party revenue	0.4	0.5	3.4	6.8	5.6
Total net revenue	119.7	76.4	364.2	272.2	238.4
Operating expenses:
Cost of revenue (1) (2)	132.8	14.7	154.6	42.6	57.6
Sales and marketing (1) (2)	91.8	40.3	214.3	106.1	97.3
General and administrative (1) (2)	507.4	36.5	526.6	91.7	58.2
Research and development (2)	1.8	1.0	4.8	3.7	2.3
Depreciation and amortization	0.8	0.6	2.6	2.3	2.5
Related party expense	—	—	0.1	0.3	2.1
Total operating expenses	734.6	93.2	902.9	246.7	220.1
(Loss) income from operations	(614.9)	(16.8)	(538.7)	25.6	18.3
Other (loss) income, net	(0.2)	0.2	(2.9)	0.9	0.3
Interest income, net	—	0.1	0.5	1.6	0.1
Net (loss) income	(615.1)	(16.5)	(541.1)	28.0	18.7
Net (loss) income attributable to non-controlling interests	(0.6)	—	(2.7)	—	0.1
Net (loss) income attributable to MarketWise	$(614.5)	$(16.5)	$(538.4)	$28.0	$18.6

(in millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$92.3	$(6.4)	$55.9	$54.2	$76.5
Net cash (used in) provided by investing activities	(7.8)	(9.3)	(9.6)	12.4	(16.5)
Net cash used in financing activities	(14.2)	(59.4)	(103.4)	(27.3)	(30.1)

(in millions)	As of	As of December 31,
	March 31, 2021	2020	2019
Consolidated Balance Sheet Data:
Cash and cash equivalents	$184.7	$114.4	$170.5
Restricted cash	0.5	0.5	1.6
Total current assets	269.1	180.6	205.7
Total assets	415.9	284.8	276.2
Deferred revenue and other contract liabilities	321.3	278.3	193.0
Total current liabilities	420.0	345.5	254.4
Deferred revenue and other contract liabilities, noncurrent	343.8	254.5	160.9
Total liabilities	1,965.0	1,205.4	544.3
Total members’ deficit(3)	(1,543.1)	(914.7)	(262.3)
Total deficit	(1,549.1)	(920.6)	(268.1)

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
__________________
(1)Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Vested Class B units and change in fair value of Class B liability awards	$595.4	$(11.8)	$475.2	$5.6	$11.1
Profits distributions to Class B unitholders	5.7	32.3	78.4	14.8	17.1
Total stock-based compensation expense	601.1	20.5	553.6	20.4	28.2
(2)Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item.
(3)Historically, total members’ equity is in a deficit position because distributions to unitholders are made based on a modified basis of accounting used for internal purposes which incorporates net revenue reported on a cash basis instead of accrual basis as required under GAAP. As a result, distributions are typically made in advance of GAAP basis subscription revenue, which is recognized on a straight line basis over the subscription term.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
SUMMARY UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The summary unaudited pro forma condensed consolidated balance sheet as of March 31, 2021 combines the unaudited balance sheet of ADAC as of March 31, 2021 with the unaudited consolidated balance sheet of MarketWise as of March 31, 2021, giving effect to the Transactions as if they had been consummated on that date.
The summary unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2021 combines the unaudited statement of operations of ADAC for the three months ended March 31, 2021 with the unaudited consolidated statement of operations of MarketWise for the three months ended March 31, 2021. The summary unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2020 combines the audited statement of operations of ADAC for the period from February 11, 2020 to December 31, 2020 with the audited consolidated statement of operations of MarketWise for the year ended December 31, 2020. The summary unaudited pro forma condensed consolidated statements of operations give effect to the Transactions as if they had been consummated on January 1, 2020.
The summary unaudited condensed consolidated pro forma financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•the historical unaudited condensed financial statements as of and for the three months ended March 31, 2021 of ADAC;
•the historical audited condensed financial statements as of and for the period from February 11, 2020 to December 31, 2020 of ADAC;
•the historical unaudited consolidated financial statements as of and for the three months ended March 31, 2021 of MarketWise; and
•the historical audited consolidated financial statements as of and for the year ended December 31, 2020 of MarketWise.
The foregoing historical financial statements have been prepared in accordance with GAAP.
The summary unaudited condensed consolidated pro forma financial information should also be read together with “ADAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MarketWise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” and other financial information included elsewhere in this proxy statement/prospectus.
The historical financial information has been adjusted to give pro forma effect for certain transaction accounting adjustments to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions, Domestication, and PIPE Investment.
The summary unaudited pro forma condensed consolidated financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the summary unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. ADAC and MarketWise have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The summary unaudited pro forma condensed consolidated financial information has been prepared assuming two alternative levels of redemption of ADAC Class A ordinary shares into cash:
•Assuming No Redemptions.
•This presentation assumes that no public shareholders of ADAC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.
Assuming Maximum Redemptions.
•This presentation assumes that public shareholders holding 41,400,000 ADAC Class A ordinary shares exercise their rights to redeem ADAC Class A ordinary shares for a pro rata share of the funds in the Trust Account for an aggregate redemption payment of $414.3 million, approximately $10.00 per share, based on $414.3 million in the Trust Account and 41.4 million ADAC Class A ordinary shares outstanding as of March 31, 2021. The Transaction Agreement includes as a condition to closing the Transactions that, at the Closing, ADAC will have a minimum of  $150.0 million in cash comprising (i) the cash held in the Trust Account after giving effect to share redemptions and (ii) the proceeds of the PIPE Investment actually received by ADAC at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total Trust Account balance of $414.3 million (as of March 31, 2021) is reflected as being redeemed.
The following summarizes the pro forma combined ownership of MarketWise PubCo common stock as of immediately following the consummation of the Transactions under both a no redemption and maximum redemption scenario, assuming (i) MarketWise PubCo issues 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (ii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met:

	Assuming No Redemptions		Assuming Maximum Redemptions
Shareholder	No. of Shares (3)	% Ownership	No. of Shares (3)	% Ownership
MarketWise Members - Class B (1)(2)	253,700,000	79.93%	288,592,300	92.83%
Public shareholders - Class A (3)	41,400,000	13.04%	—	—
Initial Shareholders - Class A (2)	7,299,000	2.30%	7,299,000	2.35%
PIPE Investors - Class A	15,000,000	4.73%	15,000,000	4.82%
Total	317,399,000	100.00%	310,891,300	100.00%
__________________
(1)The MarketWise Members will hold MarketWise PubCo Class B common stock which will have the same voting rights as the MarketWise PubCo Class A common stock but no economic rights.
(2)Excludes 3,051,000 Sponsor Earn Out Shares and up to 2,000,000 MarketWise Management Member Earn Out Shares, as the earnout contingency has not yet been met.
(3)Excludes 20,700,000 ADAC warrants and 10,280,000 private placement warrants of ADAC.
The two alternative levels of redemption assumed in the summary unaudited pro forma condensed consolidated balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding public or private placement warrants issued by ADAC as such securities are not exercisable until 30 days after the closing of the Transactions.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the summary unaudited pro forma condensed consolidated financial information will be different.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Summary Unaudited Pro Forma Financial Information

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
	MarketWise PubCo Pro Forma		MarketWise PubCo Pro Forma
(In thousands, except per share information)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Consolidated Statement of Operations Data
Total net revenue	$119,714	$119,714	$364,179	$364,179
Loss from operations	(954,472)	(954,472)	(1,473,723)	(1,473,723)
Net loss (1)	(931,846)	(932,302)	(1,505,460)	(1,504,940)
Net loss attributable to non-controlling interest	(763,221)	(886,262)	(1,180,426)	(1,370,443)
Net loss attributable to MarketWise, LLC	$(168,625)	$(46,040)	$(325,034)	$(134,497)
Weighted average shares outstanding, basic and diluted	63,699	22,299	63,699	22,299
Basic and diluted loss per share (2)	$(2.65)	$(2.06)	$(5.10)	$(6.03)

(1) Included within net loss is stock-based compensation expense as follows:

Change in fair value	$818,085	$818,085	$1,318,421	$1,318,421
Vested units	116,950	116,950	91,815	91,815
Distributions	5,651	5,651	78,398	78,398
Total stock-based compensation expense	$940,686	$940,686	$1,488,634	$1,488,634

			As of March 31, 2021
			MarketWise PubCo Pro Forma
(In thousands)			Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Consolidated Balance Sheet Data
Total assets			$528,673	$326,954
Total liabilities			932,382	816,679
Class A common stock			8	4
Class B common stock			25	29
Additional paid-in capital			1,807,624	1,853,519
Accumulated deficit			(1,882,709)	(1,882,709)
Non-controlling interest (3)			(328,623)	(460,534)
Total stockholders' deficit			(403,709)	(489,725)
Total liabilities and stockholders' deficit			528,673	326,954
___________________

(2)Basic and diluted weighted average shares outstanding are the same in a net loss position.
(3)Primarily represents the allocation of Net Assets to the Non Controlling Interests due to Retained Interests by the Sellers.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
COMPARATIVE PER SHARE DATA
The following table sets forth:
•historical per share information of ADAC for the three months ended March 31, 2021 and for the period from February 11, 2020 (inception) through December 31, 2020; and
•unaudited pro forma per share information of the combined entity for the three months ended March 31, 2021 and for the year ended December 31, 2020, after giving effect to the Transactions, assuming two redemption scenarios as follows:
•Assuming No Redemptions. This presentation assumes no existing public shareholders of ADAC exercise their redemption rights with respect to their redeemable ADAC Class A ordinary shares upon consummation of the Transactions.
•Assuming Maximum Redemptions. This presentation assumes the redemption of 41,400,000 Class A public shares of ADAC, which is derived from the number of shares that could be redeemed in connection with the Transactions at an approximate redemption price of $10.00 per share based on the Trust Account balance as of March 31, 2021.
Net loss per share information reflects the Transactions contemplated by the Transaction Agreement as if they had occurred on January 1, 2020.
The following table is also based on the assumption that there are no adjustments for the outstanding public or private placement warrants issued by ADAC as such securities are not exercisable until 30 days after the closing of the Transactions.
The historical information should be read in conjunction with “Summary Historical Financial Information of MarketWise,” “Summary Historical Financial Information of ADAC,” “MarketWise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ADAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited historical financial statements and the related notes of MarketWise and ADAC contained elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated net income per share information below does not purport to represent what the actual results of operations of MarketWise PubCo would have been had the Transactions been completed or to project MarketWise PubCo’s results of operations that may be achieved after the Transactions. The unaudited pro forma book value per share information below does not purport to represent what the book value of MarketWise PubCo would have been had the Transactions been completed nor the book value per share for any future date or period.

	MarketWise, LLC (Historical)	ADAC (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
	(in thousands, except share and per share amounts)
Three Months Ended March 31, 2021
Net loss	$(614,453)	$21,710	$21,710	$(46,040)
Book value per share	$(1,468.17)	$0.10	$(6.34)	$(21.96)

Weighted average MarketWise Class A units outstanding, basic and diluted	528,519
Basic and diluted net loss per MarketWise Class A units	$(1,162.59)
Weighted average MarketWise Class B units outstanding, basic and diluted	526,580

Filed Pursuant to Rule 424(b)(3)
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Basic and diluted net income per MarketWise Class B units	$10.73

Weighted average ADAC Class A ordinary shares outstanding, basic and diluted		41,400,000
Basic and diluted net income per ADAC Class A ordinary shares		$0.00
Weighted average ADAC Class B ordinary shares outstanding, basic and diluted		10,350,000
Basic and diluted net loss per ADAC Class B ordinary shares		$2.09

Weighted average shares outstanding, basic and diluted			63,699,000	22,299,000
Basic and diluted net loss per share			$(2.65)	$(2.06)

Year Ended December 31, 2020
Net loss	$(538,373)	$(29,630)	$(325,034)	$(134,497)
Book value per share	$(1,483.78)	$0.10	$(6.34)	$(21.96)

Weighted average MarketWise Class A units outstanding, basic and diluted	548,028
Basic and diluted net loss per MarketWise Class A units	$(982.38)
Weighted average MarketWise Class B units outstanding, basic and diluted	495,971
Basic and diluted net income per MarketWise Class B units	$158.07

Weighted average ADAC Class A ordinary shares outstanding, basic and diluted		41,400,000
Basic and diluted net income per ADAC Class A ordinary shares		$0.01
Weighted average ADAC Class B ordinary shares outstanding, basic and diluted		10,350,000
Basic and diluted net loss per ADAC Class B ordinary shares		$(2.88)

Weighted average shares outstanding, basic and diluted			63,699,000	22,299,000
Basic and diluted net loss per share			$(5.10)	$(6.03)

Filed Pursuant to Rule 424(b)(3)
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MARKET PRICE AND DIVIDEND INFORMATION
ADAC’s units, Class A ordinary shares, and public warrants are currently listed on the NYSE under the symbols “ACND.U,” “ACND,” and “ACND WS,” respectively.
The most recent closing price of ADAC’s units, Class A ordinary shares and redeemable warrants as of March 1, 2021, the last trading day before announcement of the execution of the Transaction Agreement, was $11.61, $10.59 and $1.93, respectively. As of June 29, 2021, the most recent closing price for each unit, Class A ordinary share and redeemable warrant was $10.69,  $9.97, and $1.62, respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of ADAC’s securities could vary at any time before the Transactions.
Holders
As of March 19, 2021 there was one holder of record of ADAC’s Class A ordinary shares, nine holders of record of ADAC’s Class B ordinary shares, one holder of record of ADAC units and two holders of ADAC warrants. See “Beneficial Ownership of Securities.”
Dividend Policy
ADAC has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Transactions. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of MarketWise PubCo subsequent to completion of the Transactions. The payment of any cash dividends subsequent to the Transactions will be within the discretion of MarketWise PubCo’s board of directors. ADAC’s board of directors is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that MarketWise PubCo’s board of directors will declare any dividends in the foreseeable future. Further, the ability of MarketWise PubCo to declare dividends may be limited by the terms of financing or other agreements entered into by MarketWise PubCo or its subsidiaries from time to time.
Price Range of MarketWise’s Securities
Historical market price information regarding MarketWise is not provided because there is no public market for MarketWise’s securities. For information regarding MarketWise’s liquidity and capital resources, see “MarketWise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

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RISK FACTORS SUMMARY
ADAC believes it is important to communicate its expectations to its security holders. However, there may be events in the future that neither ADAC nor MarketWise are able to predict accurately or over which they have control. The section in this proxy statement/prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by ADAC or MarketWise in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should consider carefully the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement/prospectus, including those described under the section entitled “Risk Factors.”
•Since the Sponsor and ADAC’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of ADAC’s shareholders, a conflict of interest may have existed in determining whether the Transactions with MarketWise, LLC are appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if ADAC does not complete an initial business combination.
•The public shareholders will experience immediate dilution as a consequence of the issuance of MarketWise PubCo Class A common stock as consideration in the Transactions and the PIPE Investment and due to future issuances pursuant to the Incentive Award Plan. Having a minority share position may reduce the influence that ADAC’s current shareholders have on the management of MarketWise PubCo.
•MarketWise’s business depends on its ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with MarketWise and to purchase additional products and services from MarketWise. If MarketWise is unable to attract new subscribers, or continue to engage existing subscribers, its revenue and operating results may be adversely affected.
•If MarketWise fails to adequately market its products and services, it could have a material adverse effect on MarketWise’s business, results of operations, and financial condition.
•Failure to maintain and protect MarketWise’s reputation for trustworthiness and independence may harm its business. In addition, in the event the reputation of any of MarketWise’s current or former directors, officers, key contributors, editors, or editorial staff were harmed for any reason, MarketWise’s business, results of operations, and financial condition could suffer.
•If MarketWise fails to effectively manage its growth, MarketWise’s business, results of operations, and financial condition could be harmed.
•MarketWise’s future success depends on attracting, developing, and retaining capable management, editors, and other key personnel.
•MarketWise faces significant competition. Many of MarketWise’s competitors and potential competitors have larger customer bases, more established brand recognition, and greater financial, marketing, technological, and personnel resources than MarketWise does, which could put MarketWise at a competitive disadvantage. Additionally, some of MarketWise’s competitors and potential competitors are better capitalized than MarketWise is and able to obtain capital more easily, which could put MarketWise at a competitive disadvantage.
•Adverse or weakened conditions in the financial sector, global financial markets, and global economy may impact MarketWise’s results.
•MarketWise’s success depends on its ability to respond to and adapt to changes in technology and consumer behavior.
•If MarketWise is unable to successfully identify and integrate acquisitions, or dispose of assets and businesses, its results of operations could be adversely affected.

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•MarketWise has identified material weaknesses in their internal control over financial reporting and may identify additional material weaknesses in the future that may cause MarketWise PubCo to fail to meet its reporting obligations or result in material misstatements of its financial statements. If MarketWise fails to remediate any material weaknesses or if MarketWise fails to establish and maintain effective control over financial reporting, MarketWise PubCo’s ability to accurately and timely report its financial results could be adversely affected.

Filed Pursuant to Rule 424(b)(3)
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RISK FACTORS
ADAC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
Risks Related to MarketWise
Risks Related to MarketWise’s Business and Industry
MarketWise’s business depends on its ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with MarketWise and to purchase additional products and services from MarketWise. If MarketWise is unable to attract new subscribers, or continue to engage existing subscribers, its revenue and operating results may be adversely affected.
To increase its revenue and maintain profitability, MarketWise must attract new subscribers and retain, and expand the subscriptions of, existing subscribers. MarketWise’s ability to successfully attract and retain subscribers to its subscription products depends in part on the quality of the content, including the performance of any investment ideas published. To the extent the returns on such investments fail to meet or exceed the expectations of MarketWise’s subscribers or the performance of relevant benchmarks, MarketWise’s ability to attract new subscribers or retain existing subscribers to such services will be adversely affected.
Over 90% of MarketWise’s revenue is typically generated from existing subscribers through their recurring subscriptions. MarketWise’s subscribers have no obligation to renew their subscriptions for products after the expiration of the subscription period, which is typically one year, and in the normal course of business some subscribers have elected not to renew their subscriptions. In addition, MarketWise’s subscribers may renew for lower subscription amounts or for shorter contract lengths. MarketWise may not accurately predict renewal rates for its subscribers, and its renewal rates may decline or fluctuate as a result of a number of factors, including subscribers usage, pricing changes, expiration of temporary product promotions, number of products or services used by MarketWise’s subscribers, customer satisfaction or dissatisfaction with MarketWise’s products or services, pricing or capabilities of the products and services offered by MarketWise’s competitors, increased competition, reduction in customer spending levels, changes in MarketWise’s renewal policies or practices for subscribers, and deteriorating general economic conditions. If MarketWise’s subscribers do not renew their subscriptions, buy additional content, or maintain or increase the amount they spend with MarketWise, its revenue will decline and its business will suffer.
MarketWise’s success also depends on its ability to sell additional products, more subscriptions, or higher-priced and premium editions of its products and services to its current subscribers, which requires increasingly sophisticated and costly sales efforts. MarketWise seeks to expand existing subscriptions by deepening customer engagement through new touchpoints and expanding its portfolio of tools and products for purchase. The rate at which MarketWise’s existing subscribers purchase new or enhanced services depends on a number of factors, including the quality of MarketWise’s content, general economic conditions, the level of interest and investment in individual stocks and other self-directed investment vehicles versus index funds, exchange-traded funds and other passive investment vehicles, and MarketWise’s subscribers’ receptiveness to higher-priced and premium tools and products.
If MarketWise fails to adequately market its products and services, or to monitor and manage its use of social media platforms as marketing tools, it could have a material adverse effect on MarketWise’s business, results of operations, and financial condition.
MarketWise’s marketing efforts are designed to identify and attract prospective subscribers primarily within MarketWise’s target market and ultimately convert them into full lifetime subscribers. MarketWise also employs marketing to promote its content, drive conversation about its content and services, and promote visits by its subscribers. MarketWise utilizes a broad mix of marketing programs and platforms, including social media sites, to promote its services and content to current and prospective subscribers.

Filed Pursuant to Rule 424(b)(3)
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In order to successfully reach a larger number of prospective subscribers and attract new subscribers, MarketWise must continually assess the manner and platforms on which it is marketing its products and services. Rapid changes in technology and the ways in which people are reached can make this process more difficult. If MarketWise is unable to effectively and efficiently market its products and services, MarketWise’s business, results of operations, and financial condition may be adversely affected.
For example, historically one of MarketWise’s primary means of communicating with its subscribers and keeping them engaged with its products has been via email communication. MarketWise’s ability to communicate via email enables it to keep its subscribers updated on new products and present discount and promotional offers, among other things. As consumer habits evolve in the era of web-enabled mobile devices and messaging/social networking apps, usage of email, particularly among the younger demographic, has declined. In addition, deliverability and other restrictions imposed by third-party email providers and/or applicable law could limit or prevent MarketWise’s ability to send emails to its current or prospective users. While MarketWise continually works to find new means of communicating and connecting with its subscribers, there is no assurance that such alternative means of communication will be as effective as email has been. Any failure to develop or take advantage of new means of communication or limitations on those means of communications imposed by laws, device manufacturers, or other sources could have an adverse effect on MarketWise’s business, financial condition, and results of operations.
MarketWise may also limit or discontinue use or support of certain marketing sources or activities if advertising rates increase or if MarketWise becomes concerned by perceptions that certain marketing platforms or practices are intrusive or damaging to its brand. If available marketing channels are restricted, MarketWise’s ability to engage with and attract subscribers may be adversely affected. In addition, companies that promote MarketWise’s services or permit MarketWise to use their marketing platforms may decide that their relationship with MarketWise negatively impacts their business, or they may make business decisions that negatively impact MarketWise. For example, if a company that currently promotes MarketWise’s business decides to compete directly with it, enter a similar business, deny MarketWise access to its platform, or exclusively support MarketWise’s competitors, MarketWise may no longer have access to their marketing channels.
Such companies may also disagree with, or choose to take a public stance against, the editorial content produced by certain of MarketWise’s operating brands, or otherwise decide to publicly cease providing services to MarketWise. This may result in, among other things, loss of access to the marketing channels provided by these companies, copycat behavior by other MarketWise vendors, difficulty retaining or attracting employees, or negative media attention.
Furthermore, if MarketWise is unable to cost-effectively use social media platforms or ad networks as marketing tools, its ability to acquire new subscribers and its financial condition may suffer. Unauthorized or inappropriate use of MarketWise’s social media channels could result in harmful publicity or negative customer experiences, which could have an adverse impact on the effectiveness of its marketing in these channels. In addition, substantial negative commentary by others on social media platforms could have an adverse impact on MarketWise’s ability to successfully connect with consumers.
Furthermore, there are extensive and rapidly evolving regulations governing our ability to market to subscribers, whether via post, email, or social media platforms, and our marketing is subject to the rules and regulations of the U.S. Federal Trade Commission (the “FTC”) and state consumer protection agencies. The failure by MarketWise, its employees, or third parties acting at its direction to comply with applicable laws and regulations could subject MarketWise to regulatory investigations, lawsuits, including class actions, liability, fines, or other penalties and could result in a material adverse effect on MarketWise’s business, results of operations, and financial condition. In addition, an increase in the use of social media platforms for product promotion and marketing may cause an increase in MarketWise’s burden to monitor compliance of such platforms, and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations.
To the extent MarketWise promotes its content inefficiently or ineffectively, it may not be able to obtain expected subscriber acquisition and retention benefits, and MarketWise’s business, results of operations, and financial condition may be adversely affected.

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Failure to maintain and protect MarketWise’s reputation for trustworthiness and independence may harm its business. In addition, in the event the reputation of any of MarketWise’s current or former directors, officers, key contributors, editors, or editorial staff were harmed for any reason, MarketWise’s business, results of operations, and financial condition could suffer.
MarketWise believes its portfolio of brands are highly regarded because of the integrity of their editorial content. Independence is at the core of MarketWise’s brands and business, and MarketWise believes that its reputation and the reputation of its brands is one of its greatest corporate assets. Importantly, MarketWise believes that one of its greatest competitive advantages is the loyalty that it has gained from its subscribers as a direct result of its brand, reputation for integrity, and ability to deliver high-quality products and services. To protect MarketWise’s brands, its corporate policies, codes of conduct, and workplace culture demand that all of its content providers, whether employees or outside contributors, adhere to rigorous standards of integrity and independence, including guidelines that are designed to prevent any actual, potential, or perceived conflict of interest, and to comply with all applicable laws, including securities laws. The occurrence of events such as MarketWise’s misreporting a market event, the non-disclosure of a security ownership position by one or more of its content providers, the manipulation of a security by one or more of its content providers, or any other breach of MarketWise’s compliance policies could harm its reputation for trustworthiness and reduce readership.
In the event the reputation of any of MarketWise’s current or former directors, officers, key contributors, editors, or editorial staff were harmed for any reason, MarketWise could suffer as a result of its association with such individual, including if the quantity or value of future services it received from the individual was diminished. In particular, MarketWise and its operating brands depend heavily on the ideas and reputation of their editors and editorial teams, and often name products and operating companies after members of those editorial teams. To the extent that any such editors or editorial team members have, in the past, been the subject of regulatory actions, accusations, claims, investigations, lawsuits, or settlements, such actions may have or may continue to have a negative impact on MarketWise’s reputation, readership and financial results. Furthermore, if, at any point in the future, any editors, contributors, or other personnel associated with MarketWise, its products, or brands, or businesses that MarketWise may acquire become the subject of regulatory actions, accusations, claims, investigations, lawsuits, or settlements, any such action may have a negative impact on MarketWise’s reputation, readership, and financial results. These risks apply to editors, contributors, or other personnel of MarketWise that are currently part of the MarketWise organization, as well as any such people that were part of MarketWise in the past or become part of MarketWise in the future, whether by acquisition or otherwise. In addition, any failures by MarketWise to continue to effectively instill in its employees the expectation of independence and integrity may devalue its reputation over time. MarketWise’s reputation may also be harmed by factors beyond its control, such as adverse news reports about its products and services, negative publicity about the investment newsletter industry generally, or negative publicity about key personnel associated with MarketWise’s business. These events could materially adversely affect MarketWise’s business, results of operations, and financial condition.
If MarketWise fails to effectively manage its growth, MarketWise’s business, results of operations, and financial condition could be harmed.
The scope and complexity of MarketWise’s business have increased significantly in recent years. The growth and expansion of MarketWise’s business creates significant challenges for its management, operational, and financial resources. In the event of continued growth of MarketWise’s operations or the number of its third-party relationships, MarketWise’s information technology systems and its internal controls and procedures may not be adequate to support its operations. To effectively manage its growth, MarketWise must continue to improve its operational, financial, and management processes and systems and to effectively expand, train, and manage its employee base. As MarketWise’s organization continues to grow and it is required to implement more complex organizational management structures, MarketWise may find it increasingly difficult to maintain the benefits of its corporate culture, including its ability to quickly develop and launch new and innovative products and solutions. This could negatively affect MarketWise’s business performance.
MarketWise continues to experience growth in its headcount and operations, which will continue to place significant demands on its management and its operational and financial infrastructure. As MarketWise continues to grow, it must effectively integrate, develop, and motivate new employees, and it must maintain the beneficial

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aspects of its corporate culture. If MarketWise fails to effectively manage its hiring needs and successfully integrate its new hires, MarketWise’s efficiency, ability to meet its forecasts, and employee morale, productivity, and retention could suffer, and MarketWise’s business, results of operations, and financial condition could be adversely affected.
In addition, MarketWise’s rapid growth may make it difficult to evaluate its future prospects. MarketWise’s ability to forecast its future results of operations is subject to a number of uncertainties, including its ability to effectively plan for and model future growth. MarketWise has encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If MarketWise fails to achieve the necessary level of efficiency in its organization as it grows, or if it is not able to accurately forecast future growth, MarketWise’s business, results of operations, and financial condition could be harmed.
MarketWise’s future success depends on attracting, developing, and retaining capable management, editors, and other key personnel.
MarketWise’s ability to compete in the marketplace depends upon its ability to recruit and retain key employees, including executives to operate its business, technology personnel to run its publishing, commerce, communications, video, and other systems, direct marketers to sell subscriptions, and salespersons to sell its subscriptions.
Many of MarketWise’s key employees are bound by agreements containing non-competition provisions. There can be no assurances that these arrangements with key employees will provide adequate protections to MarketWise or will not result in management changes that would have material adverse impact on MarketWise. In addition, MarketWise may incur increased costs to continue to compensate its key executives, as well as other employees, through competitive salaries, stock ownership, and bonus plans. Nevertheless, MarketWise can make no assurances that these programs will allow MarketWise to retain its management or key employees or hire new employees. The loss of one or more of MarketWise’s key employees, or its inability to attract experienced and qualified replacements, could materially adversely affect MarketWise’s business, results of operations, and financial condition.
In addition, some of MarketWise’s products, particularly its editorial products, reflect the talents, efforts, personalities, investing skills, portfolio returns, and reputations of their respective editors. As a result, the services of these key editors and analysts form an essential element of MarketWise’s revenue. There is a limited pool of editors and analysts who have the requisite skills, training, and education necessary to meet MarketWise’s standard for its editorial products. MarketWise competes with many businesses and organizations that are seeking skilled individuals, particularly those with experience in the financial industry and those with degrees in technical fields, who are particularly critical to MarketWise’s editorial products. Competition for such professionals can be intense, as other companies seek to enhance their positions in the markets MarketWise serves.
If MarketWise is unable to retain key editors and analysts, or should it lose the services of one or more of them to death, disability, loss of reputation, or any other reason, or should their popularity diminish or their investing returns and investing ideas fail to meet or exceed benchmarks and investor expectations, MarketWise may fail to attract new editors and analysts acceptable to its readers. Therefore, the loss of services of one or more of MarketWise’s key editors and analysts could have a material adverse effect on its business, results of operations, and financial condition.
MarketWise faces significant competition. Many of MarketWise’s competitors and potential competitors have larger customer bases, more established brand recognition, and greater financial, marketing, technological, and personnel resources than MarketWise does, which could put MarketWise at a competitive disadvantage. Additionally, some of MarketWise’s competitors and potential competitors are better capitalized than MarketWise is and able to obtain capital more easily, which could put MarketWise at a competitive disadvantage.
MarketWise experiences intense competition across all markets for its products, with competitors ranging in size from smaller, specialized publishers to multimillion dollar corporations. Some of MarketWise’s competitors have larger customer bases, more established name recognition, a greater market share, and larger financial,

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marketing, technological, and personnel resources than MarketWise does. In particular, MarketWise’s services face intense competition from other providers of business, personal finance, and investing content, including:
•free online financial news aggregators and content providers, like Yahoo! Finance and Seeking Alpha;
•traditional financial news publishers, like The Wall Street Journal, Investor’s Business Daily, and Barron’s;
•consumer-focused online subscription businesses, such as The Motley Fool; and
•institutional financial software providers, such as Bloomberg, FactSet, and S&P Global.
MarketWise’s ability to compete successfully depends on many factors, including the quality, originality, timeliness, insightfulness, and trustworthiness of its content and that of its competitors, the popularity and performance of its contributors, the success of its recommendations and research, MarketWise’s ability to introduce products and services that keep pace with new investing trends, its ability to adopt and deploy new technologies for running its business, the ease of use of services developed by MarketWise or its competitors, and the effectiveness of MarketWise’s sales and marketing efforts. Future competitive pressure may result in price reductions, lower sales volumes, reduced margins, or loss of market share, any of which could materially adversely affect MarketWise’s business, results of operations, and financial condition. Accordingly, MarketWise cannot guarantee that it will be able to compete effectively with its current or future competitors or that this competition will not significantly harm MarketWise’s business.
Additionally, advances in technology have reduced the cost of production and online distribution of print, audio, and video content, including content like podcasts, which has lowered the bar for market entry to providers of both free and paid content. While MarketWise’s platform does not rely on ad-sponsored content, many of its competitors offer ad-sponsored content that enables them to deliver content for low, or no, subscription costs. MarketWise competes with these other publications and services for customers, employees, and contributors. In addition, media technologies and platforms are rapidly evolving, and the technologies and platforms through which data is consumed can shift quickly. Certain of MarketWise’s competitors may be better situated to quickly take advantage of consumer preference for new technologies and platforms, and the economics of distributing content through the use of new technologies and platforms may be materially different from the economics of distributing content through MarketWise’s current platforms. If MarketWise fails to offer its content in the manner or on the platforms in which its audience desires to consume it, or if MarketWise does not have offerings that are as compelling and/or cost effective as those of its competitors, MarketWise’s business, results of operations, and financial condition may be materially adversely affected.
Adverse or weakened conditions in the financial sector, global financial markets, and global economy may impact MarketWise’s results.
MarketWise’s business results are partly driven by factors outside of its control, including general economic and financial market trends. Any unfavorable changes in the environment in which MarketWise operates could cause a corresponding negative effect on its business results, as they may cause customers to become particularly cautious about capital and data content expenditures. As a result, MarketWise may experience lower revenue, cash flow, and other financial results in the event of a market downturn. In addition, global macroeconomic conditions and U.S. financial markets remain vulnerable to potential risks posed by exogenous shocks, which could include, among other things, political and financial uncertainty in the United States and the European Union, concerns about China’s economy, complications involving terrorism, armed conflicts, civil unrest around the world, or other challenges to global trade or travel, such as the effect on the global economy posed by the COVID-19 pandemic.
Furthermore, MarketWise’s average customers are people at or approaching retirement age who may be particularly vulnerable during economic downturns. Therefore, a prolonged period of contraction in the global economy could adversely affect MarketWise’s business, results of operation, and financial condition.

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MarketWise’s success depends on its ability to respond to and adapt to changes in technology and consumer behavior.
MarketWise believes the technology landscape has been changing at an accelerating rate over the past several years. Advances in technology have led to an increasing number of methods for delivery of content and have resulted in a wide variety of consumer demands and expectations, which are also rapidly evolving. The increasing number of digital media options available on the Internet, through social networking tools and through mobile and other devices distributing content, is expanding consumer choice significantly. In addition, there has been an increasing focus on technology not merely supplying additional tools for users, but also offering solutions to specific customer problems. Given a multitude of media choices and a dramatic increase in accessible information, consumers may place greater value on when, where, how, and at what price they consume digital content. If MarketWise is unable to exploit new and existing technologies to distinguish its products and services from those of its competitors or adapt to new distribution methods that provide optimal user experiences, MarketWise’s business, results of operations, and financial condition may be adversely affected. In addition, MarketWise’s reputation could suffer if it is perceived as not moving quickly enough to meet the changing needs of investors.
MarketWise’s future success will continue to depend upon its ability to identify and develop new products and enhancements that address the future needs of its target markets and respond to their changing standards and practices. MarketWise may not be successful in developing, introducing, marketing, licensing, and implementing new products and enhancements on a timely and cost-effective basis or without impacting the performance, stability, security, or efficiency of existing products and customer systems. Further, any new products and enhancements may not adequately meet the needs of MarketWise’s target markets. MarketWise’s failure or inability to anticipate and respond to changes in the marketplace, including competitor and supplier developments, may also adversely affect its business, operations, and growth.
Furthermore, the success of MarketWise’s software products depends on frequently rolling out new features so that MarketWise can quickly incorporate user feedback, and MarketWise cannot guarantee that it will successfully adapt its software to meet such evolving customer needs. MarketWise’s competitive position and business results may suffer if it fails to meet client demands, if its execution speed is too slow, or if MarketWise adopts a technology strategy that does not align with changes in the market.
As technology continues to evolve, the expenditures necessary to integrate new technology into MarketWise’s products and services could be substantial, and MarketWise may incur additional operating expenses if such integration projects take longer than anticipated. Other companies employing new technologies before MarketWise is able to do so could aggressively compete with MarketWise’s business. If MarketWise is not successful in responding to changes in technology and consumer behavior, it may lose new business opportunities or potential renewals or upgrades from existing subscribers and its business, financial condition, and prospects may be adversely affected.
If MarketWise is unable to successfully integrate acquisitions, identify and integrate future acquisitions, or dispose of assets and businesses, its results of operations could be adversely affected.
As a part of its strategic plan, MarketWise has acquired businesses and it intends to continue to pursue selective acquisitions to support its business strategy. These acquisitions can involve a number of risks and challenges, any of which could cause significant operating inefficiencies and adversely affect MarketWise’s growth and profitability. Such risks and challenges include:
•underperformance relative to MarketWise’s expectations and the price paid for the acquisition;
•unanticipated demands on MarketWise’s management and operational resources;
•failure to improve scalability;
•difficulty in integrating personnel, operations, and systems;
•retention of customers of the combined businesses;

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•inability to maintain relationships with key customers, suppliers, and partners of an acquired business;
•assumption of contingent liabilities; and
•acquisition-related earnings charges.
The benefits of an acquisition or an investment may take considerable time to develop, and certain acquisitions may not advance MarketWise’s business strategy and may fall short of expected return on investment targets. If MarketWise’s acquisitions are not successful, it may record impairment charges. MarketWise’s ability to continue to make acquisitions will depend upon its success at identifying suitable targets at acceptable prices, which requires substantial judgment in assessing their values, strengths, weaknesses, liabilities, and potential profitability, as well as the availability of capital.
MarketWise expects to continue making acquisitions and establishing investments and joint ventures as part of its long-term business strategy. Acquisitions, investments, and joint ventures involve a number of risks. They can be time-consuming and may divert management’s attention from day-to-day operations, particularly if numerous acquisitions or joint ventures are in process at the same time. Financing an acquisition could result in dilution from issuing equity securities, reduce MarketWise’s financial flexibility because of reductions in its cash balance, or result in a weaker balance sheet from incurring additional debt.
The effect of the COVID-19 pandemic on MarketWise’s business is currently unknown, but a worsening or prolonging of its effects may adversely affect MarketWise’s business, financial condition, and results of operations.
The novel coronavirus (“COVID-19”) was first reported in Wuhan, China in December 2019 and subsequently spread to the United States in January 2020. Since then, COVID-19 has spread across the globe and was declared a pandemic by the World Health Organization in March 2020. COVID-19 has had a significant impact on the global supply chain, financial markets, trading activities, and consumer behavior, and the expected duration of these impacts remain uncertain. While the COVID-19 pandemic has not adversely affected MarketWise’s business and results of operations so far, it remains uncertain how the pandemic will impact its business in the future, and the COVID-19 pandemic may have a negative impact on MarketWise’s business, liquidity, and results of operations due to the occurrence of some, or all, of the following events or circumstances:
•extreme volatility in financial and other capital markets;
•MarketWise’s inability to manage its business effectively due to key employees becoming ill, working from home inefficiently, and being unable to travel to MarketWise’s offices;
•the requirement that MarketWise’s management team shift its focus to mitigating risks related to COVID-19 and away from day-to-day operations and initiatives;
•the inability of existing and prospective subscribers to purchase or renew paid subscriptions;
•disruptions to MarketWise’s marketing campaigns;
•fewer opportunities for analysts to attend conferences, symposia, and other research activities;
•disruptions in MarketWise’s ability to conduct product development;
•potential postponement or cancellation of previously planned initiatives or strategic transactions; and
•system interruptions that slow MarketWise’s websites or make its websites unavailable as MarketWise’s third-party software and service providers experience increased usage.
The extent to which the COVID-19 outbreak impacts MarketWise’s financial condition will depend on future developments that are highly uncertain and cannot be predicted, including new government actions or restrictions, new information that may emerge concerning the severity of COVID-19, the longevity of COVID-19, and the impact of COVID-19 on economic activity. MarketWise is actively monitoring its business and operations to take

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appropriate actions with the intention to mitigate risks arising from the COVID-19 pandemic, but there can be no guarantee that the actions MarketWise takes will be successful. Should the situation worsen and not improve, or MarketWise’s steps for risk mitigation fail, its business, financial condition, results of operations, and prospects may be materially and adversely affected. To the extent the COVID-19 pandemic adversely affects MarketWise’s business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Because MarketWise recognizes revenue from subscriptions for its services over the term of the subscription, downturns or upturns in new business may not be immediately reflected in MarketWise’s operating results.
MarketWise generally recognizes revenue from subscribers ratably over the terms of their subscription agreements, which are typically one year, although it also offers its services for a term of one month, occasionally multiple years and often for a lifetime membership. As a result, most of the revenue MarketWise reports in each period is the result of subscription agreements entered into during prior periods. Consequently, a decline in new or renewed subscriptions in any one period may not be reflected in MarketWise’s revenue results for that period. However, any such decline will negatively affect MarketWise’s revenue in future periods. Accordingly, the effect of significant downturns in sales, MarketWise’s failure to achieve its internal sales targets, a decline in the market acceptance of its services, or potential decreases in MarketWise’s retention rate may not be fully reflected in its operating results until future periods. MarketWise’s subscription model also makes it difficult for MarketWise to rapidly increase its revenue through additional sales in any period, as revenue from additional sales must be recognized over the applicable subscription term. By contrast, a significant portion of MarketWise’s operating costs are expensed as incurred, which occurs as soon as a subscriber purchases a product. As a result, an increase in subscribers could result in recognition of more costs than revenue in the earlier portion of the subscription term. MarketWise may not attain sufficient revenue to maintain positive cash flow from operations or achieve profitability in any given period.
MarketWise’s business, products, and facilities are at risk of a number of material disruptive events that its operational risk management and business continuity programs may not be adequate to address.
MarketWise’s business and products are dependent on its ability to provide investment research, software applications, and other products and services on a current and time-sensitive basis. MarketWise relies extensively on its computer systems and other network infrastructure, which are located across multiple facilities in the United States. Problems in MarketWise’s network systems may lead to cascading effects involving downtime, overloading of third-party data centers, and other issues that may affect MarketWise’s subscribers. MarketWise and its vendors are at risk of disruptions from numerous factors, including major weather events, fires, droughts, floods, earthquakes, volcanic activity, diseases, epidemics, pandemics, violent incidents, terrorist attacks, natural disasters, power loss, telecommunications, Internet, and other critical infrastructure failures, governmental actions, strikes and labor disturbances, riots, civil unrest, terrorism, war, abrupt political change, viruses, cybersecurity attacks and breaches, responses by various governments and the international community to any such acts, and other events beyond MarketWise’s control. Such events could cause delays in initiating or completing sales, impede MarketWise’s subscribers’ access to its products and services, disrupt or shut down critical client-facing and business processes, impede the travel of MarketWise’s personnel, dislocate its critical internal functions and personnel, and in general harm MarketWise’s ability to conduct normal business operations, any of which could negatively impact MarketWise’s financial condition and operating results.
MarketWise’s database and network facilities, and those of its third-party service providers, may also be vulnerable to security breaches, including cyberattacks, viruses, and denial of service attacks that could lead to misappropriation of MarketWise’s data, corruption of its databases, or limitation of access to its information systems. To defend against these threats, MarketWise implements a series of controls focusing on both prevention and detection, including firewalls, intrusion detection systems, automated scanning and testing, server hardening, antivirus software, training, and patch management. MarketWise makes significant investments in servers, storage, and other network infrastructure to prevent incidents of network failure and downtime, but it cannot guarantee that these efforts will work as planned. These risks may be increased with respect to operations housed at facilities outside of MarketWise’s direct control, and currently all of the communications, networks, and computer hardware

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used to operate the cloud for MarketWise’s platforms is located at facilities maintained by third parties that MarketWise does not own or control.
MarketWise may modify, enhance, upgrade, and implement new systems, procedures, and controls to reflect changes in its business, technological advancements, and industry trends. These upgrades can create risks associated with implementing new systems and integrating them with existing ones. MarketWise may also incur additional costs in relation to any new systems, procedures, and controls, and additional management attention could be required in order to ensure an efficient integration, placing burdens on MarketWise’s internal resources.
Most of MarketWise’s products and services depend heavily on MarketWise’s electronic delivery systems and the Internet. MarketWise’s ability to deliver information using the Internet may be impaired because of infrastructure failures or outages in its systems or those of its third-party service providers or Internet providers, malicious attacks, or other factors. If disruptions, outages, failures, or slowdowns of MarketWise’s electronic delivery systems or the Internet occur, MarketWise’s ability to distribute its products and services effectively and to serve its subscribers may be impaired.
MarketWise is also subject to potential shortcomings in its own business resilience practices, such as failures to fully understand dependencies between different business processes across the locations at which they are performed, inadequate vendor risk assessment and management processes and critical vendor dependencies, concentration of certain critical activities in areas of geopolitical risk or with “single point of failure” employees or employee groups, and possibly ineffective location recovery strategies in the event of a location disruption.
Disruptions to MarketWise’s third-party technology providers and management systems could harm its business and lead to loss of subscribers.
MarketWise depends on third-party technology providers and management systems to distribute its content and process transactions. MarketWise exercises no control over its third-party vendors or the infrastructure or networks under which they operate, which makes it vulnerable to any errors, interruptions, or delays in their operations. Any disruption in the services provided by these vendors, or an inability to keep up with MarketWise’s growing demands for capacity, could have significant adverse impacts on MarketWise’s business reputation, customer relations, and operating results. Upon expiration or termination of any of MarketWise’s agreements with third-party vendors, MarketWise may not be able to replace the services provided to it in a timely manner or on terms and conditions, including service levels and cost, that are favorable to it, and a transition from one vendor to another vendor could subject MarketWise to operational delays and inefficiencies until the transition is complete.
Moreover, MarketWise’s third-party technology providers may disagree with, or choose to take a public stance against, the editorial content produced by certain of MarketWise’s operating brands, or otherwise decide to publicly cease providing services to MarketWise. This may result in, among other things, disruption in MarketWise’s operations, copycat behavior by other MarketWise vendors, difficulty retaining or attracting employees, or negative media attention.
MarketWise may require additional capital to support business growth, and such capital might not be available on acceptable terms, if at all.
MarketWise intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance its existing services, improve its operating infrastructure, or acquire complementary businesses and products. Accordingly, MarketWise may need to engage in equity or debt financings to secure additional funds. If MarketWise raises additional funds through future issuances of equity or convertible debt securities, MarketWise, Inc.’s existing stockholders could suffer significant dilution, and any new equity securities it issues could have rights, preferences, and privileges superior to those of holders of Class A common stock. Any debt financing MarketWise may pursue in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for MarketWise to obtain additional capital and to pursue business opportunities, including potential acquisitions. MarketWise may not be able to obtain additional financing on terms favorable to it, if at all. If MarketWise is unable to obtain adequate financing or financing on terms

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satisfactory to it when it requires it, MarketWise’s ability to continue to support its business growth and to respond to business challenges could be significantly impaired, and its business may be harmed.
MarketWise is subject to payment processing risk.
MarketWise’s subscribers pay for its services using a variety of different payment methods, including credit and debit cards, gift cards, prepaid cards, and direct debit. MarketWise relies on internal systems, as well as those of third parties, to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations, including additional authentication requirements for certain payment methods, and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, changes in public perception and confidence in the payment systems MarketWise is utilizing, delays in receiving payments from payment processors, changes to rules or regulations concerning payments, loss of payment partners, and/or disruptions or failures in MarketWise’s payment processing systems, partner systems, or payment products, including products MarketWise uses to update payment information, its revenue, operating expenses, and results of operations could be adversely impacted. In addition, from time to time, MarketWise encounters fraudulent use of payment methods, which could impact its results of operations and, if not adequately controlled and managed, could create negative consumer perceptions of its products and services. If MarketWise is unable to maintain its fraud and chargeback rate at acceptable levels, card networks may impose fines, its card approval rate may be impacted, and MarketWise may be subject to additional card authentication requirements. The termination of MarketWise’s ability to process payments on any major payment method would significantly impair its ability to operate its business.
Risks Related to MarketWise’s Legal and Regulatory Matters
Failure to comply with laws and regulations or other regulatory action or investigations, including with respect to the federal and state securities laws, could adversely affect MarketWise’s business.
Various aspects of MarketWise’s business and services are subject to federal, state, and local regulation, as well as regulation outside the United States. MarketWise relies upon the “publisher’s exclusion” from the definition of “investment adviser” under Section 202(a)(11)(D) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and corresponding state securities laws for MarketWise’s investment newsletter business. In order to maintain MarketWise’s qualification for this exclusion, its newsletter publications must be: (1) of a general and impersonal nature, in that the advice provided is not adapted to any specific portfolio or any client’s particular needs; (2) “bona fide” or genuine, in that it contains disinterested commentary and analysis as opposed to promotional material; and (3) of general and regular circulation, in that it is not timed to specific market activity or to events affecting, or having the ability to affect, the securities industry. The United States Supreme Court in Lowe v. Securities and Exchange Commission, 472 U.S. 181 (1985), held that a publisher of advice concerning securities, even where that advice consisted of specific recommendations to buy, sell, or hold particular securities, is entitled to rely on the publisher’s exclusion where the publisher does not offer individualized advice tailored to any specific portfolio or to any client’s particular needs. As long as communications between the publisher and its subscribers remain entirely impersonal and do not develop into the kind of fiduciary relationships that are characteristic of investment adviser-client relationships, the Lowe court held that such products and publications presumptively fall within the exclusion and thus the publisher is not subject to registration under the Advisers Act.
We believe MarketWise’s provision of financial research products meets the requirements of the publisher’s exclusion as described above. The financial research products MarketWise offers to its clients are of a general and impersonal nature and are not individualized or tailored to any client’s particular needs. MarketWise does not collect any investor suitability information, nor does it perform any suitability analysis; rather, MarketWise publications are disseminated to all subscribers without regard to their individual investment objectives. The products are marketed to the general public and do not reflect any fiduciary or person-to-person relationships that are characteristic of investment adviser-client relationships. MarketWise’s financial research offerings are genuine publications, providing disinterested and impersonal commentary and analysis to its subscribers. MarketWise is not compensated by the sponsors or distributors of any investment products highlighted in MarketWise publications. MarketWise publishes its research reports on a routine or periodic basis, and publication is not timed to specific market activity or to events affecting or having the ability to affect the securities industry. The publication frequency of MarketWise

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newsletters varies based on the subject product, though newsletters are generally published on a monthly basis. If MarketWise changes its business practices in such a way as to not satisfy the publisher’s exclusion, or otherwise fails to comply with the regulatory requirements concerning this exclusion, it may face sanctions as an unregistered investment adviser or other results that could have a negative effect on its business.
In recent years, consumer protection regulations, particularly in connection with marketing on the Internet and consumer privacy, have become more aggressive, and MarketWise expects that new laws and regulations will continue to be enacted at the local, state, national, and international levels. In addition, there is extensive regulatory scrutiny of financial publishers and investment newsletters because of concerns over schemes involving touting, front running, “pumping and dumping,” scalping, undisclosed conflicts of interest, deceptive marketing, and false performance claims. Any new legislation and enhanced scrutiny, alone or combined with increasingly aggressive enforcement of existing laws, could make MarketWise’s ability to comply with applicable laws and regulations more difficult and expensive. In addition, MarketWise has been, and may in the future continue to be, the subject of requests from or investigations by state and federal regulatory bodies, and may be subject to continued or increased regulatory scrutiny in the future. Any of the foregoing could have a material adverse effect on MarketWise’s business, results of operations, and financial condition.
MarketWise could face liability for the information and data it collects and distributes or the reports and other documents produced by its software products.
MarketWise may be subject to claims for securities law violations, defamation (including libel and slander), negligence, or other claims relating to the information it publishes, including its research. For example, investors may take legal action against MarketWise if they rely on published information that contains an error, or a company may claim that MarketWise has made a defamatory statement about it or its employees.
MarketWise relies on a variety of outside parties as the original sources for the information it uses in its published data. These sources include securities exchanges and other data providers. MarketWise also incorporates data from a variety of third-party sources. Accordingly, in addition to possible exposure for publishing incorrect information that results directly from its own errors, MarketWise could face liability based on inaccurate data provided to it by others.
MarketWise could be subject to claims by providers of publicly available data and information it compiles from websites and other sources that it has improperly obtained that data in violation of the source’s copyrights or terms of use or based on the provisions of legislation that limit the bases on which businesses can collect personal information from and about individuals. MarketWise could also be subject to claims from third parties, such as securities exchanges, from which MarketWise licenses and redistributes data and information that it has used or redistributed the data or information in ways not permitted by its license rights, or that MarketWise has inadequately permitted its subscribers to use such data. The agreements with such exchanges and other data providers give them extensive data use audit rights, and such audits can be expensive and time consuming and potentially result in substantial fines. Defending claims based on the information MarketWise publishes could be expensive and time-consuming and could adversely impact MarketWise’s business, operating results, and financial condition.
MarketWise may not adequately protect or enforce its own intellectual property and may incur costs to defend against, or face liability for, intellectual property infringement claims (or related claims) of others.
To protect its intellectual property, MarketWise relies on a combination of trademarks, copyrights, confidentiality agreements, and various other contractual arrangements with its employees, affiliates, customers, strategic partners, and others. MarketWise owns several trademark registrations and copyright registrations, and has pending trademark applications, including in the United States and Canada. MarketWise may seek additional trademark, patent, and other intellectual property filings, which could be expensive and time-consuming. These trademarks, patents, and other registered intellectual property rights may not be granted and, even if they are, it is expensive to maintain these rights and the costs of defending MarketWise’s rights could be substantial. Moreover, MarketWise’s failure to develop and properly manage new intellectual property could hurt its market position and business opportunities.

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MarketWise’s code of conduct, employee handbook, and other internal policies seek to protect its intellectual property against misappropriation, infringement, and unfair competition. MarketWise also utilizes various tools to police the Internet to monitor piracy and unauthorized use of its content. In addition, whether MarketWise grants access to its intellectual property via contract or license third-party content and/or technology, MarketWise incorporates contractual provisions to protect its intellectual property and seek indemnification for any third-party infringement claims.
However, MarketWise cannot provide any guarantee that the foregoing provisions will be honored by or enforceable against the counterparties to such arrangements, or adequate to protect MarketWise from third-party claims, suits, government investigations, and other proceedings involving alleged infringement, misappropriation, dilution, or violation of, or conflict with, third-party intellectual property rights or other related matters, or that these provisions will prevent the theft of MarketWise’s intellectual property, as it may be unable to detect the unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. MarketWise’s intellectual property rights may not survive a legal challenge to their validity or provide significant protection for MarketWise. In addition, MarketWise’s ability to enforce and protect its intellectual property rights may be limited in certain countries outside the United States because of the differences in foreign laws concerning proprietary rights, which could make it easier for competitors to capture a market position in such countries by utilizing technologies and products that are similar to those developed or owned by or licensed to MarketWise. Failure to adequately protect MarketWise’s intellectual property could harm its brand, devalue its proprietary content, and affect its ability to compete effectively. Further, any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on MarketWise’s part, which could materially adversely affect its business, results of operations, and financial condition. In addition, the various agreements, policies, procedures, and contractual provisions that MarketWise relies on to protect its proprietary rights do not prevent MarketWise’s competitors from independently developing technologies that are substantially equivalent or superior to those contained in MarketWise’s products and services. Although MarketWise has generally taken measures to protect its proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to MarketWise’s and compete with its business.
The software and Internet industries are characterized by the existence of a large number of patents, trademarks, and copyrights and by frequent litigation based on allegations of infringement, misappropriation, dilution, conflict with, or other violations of intellectual property rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from providers of software products or services. From time to time MarketWise may introduce or acquire new products, including in areas where it historically has not competed, which could increase its exposure to patent and other intellectual property claims from competitors and non-practicing entities. MarketWise has from time to time been subject to claims by third parties alleging infringement, misappropriation, dilution, or violation of, or conflict with, their intellectual property rights and other related claims. Such claims can also be alleged against clients, customers, or distributors of MarketWise’s products or services whom MarketWise has agreed to indemnify against third-party claims of infringement. The defense of such claims can be costly and consume valuable management time and attention. MarketWise may be faced with an adverse determination in respect of such claims, or it may be forced to settle such claims on unfavorable terms, which in each case can include the payment of damages, the entry into royalty or licensing arrangements on commercially unfavorable terms, or the suspension or cessation of its ability to offer affected products or services, or the requirement that MarketWise redesign such affected products or services. If litigation were to arise from any such claim, there can be no certainty MarketWise would prevail. If any of these risks were to materialize, it could have a material adverse effect on MarketWise’s business, financial condition, or results of operations. In addition, depending on the nature and timing of any such dispute, an unfavorable resolution of a legal matter could materially affect MarketWise’s current or future results of operations or cash flows in a particular quarter.
Any failure of MarketWise’s internal security measures or breach of its privacy protections could cause it to lose subscribers and subject it to liability.
The MarketWise business requires that it securely collect, process, store, transmit, and dispose of confidential information relating to its operations, subscribers, employees, and other third parties. In particular, Paid Subscribers are required to furnish certain information (including name, mailing address, phone number, email address, and

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credit card information) (collectively “personal information”), which MarketWise uses to administer its services. MarketWise also requires Free Subscribers (as defined below) to provide it with some personal information during the membership registration process. Additionally, MarketWise relies on security and authentication technology licensed from third parties to perform real-time credit card authorization and verification, and at times rely on third parties, including technology consulting firms, to help protect its infrastructure from security threats. MarketWise strives to invest in systems, processes, controls, and other security measures to guard against the risk of improper access to or release of such information.
However, despite MarketWise’s investments, these measures do not guarantee absolute security, and improper access to or release of confidential information may still occur through employee error or malfeasance, system error, other inadvertent release, failure to properly purge and protect data, or cyberattack. Any security incident, including those resulting from a cyberattack, phishing attack, or any unauthorized access, unauthorized usage, virus, or similar incident or disruption, could result in the loss or destruction of, inaccessibility or unauthorized access to, or use, alteration, disclosure, or acquisition of, data, damage to MarketWise’s reputation, litigation, regulatory investigations, or other liabilities. These attacks may come from individual hackers, criminal groups, and state-sponsored organizations.
MarketWise has suffered in the past, and may in the future suffer, malicious attacks by individuals or groups (including those sponsored by nation-states, terrorist organizations, or global corporations seeking to illicitly obtain technology or other intellectual property) seeking to attack its products and services or penetrate its network infrastructure to gain access to confidential information, including personal information, or to launch or coordinate distributed denial of service attacks. While MarketWise has dedicated resources intended to maintain appropriate levels of cybersecurity and implemented systems and processes intended to help identify cyberattacks and protect its network infrastructure, these attacks have become increasingly frequent, sophisticated, and difficult to detect, and often are not detected until after they have been launched against a target. MarketWise may be unable to anticipate these attacks or implement sufficient preventative measures, and it therefore cannot assure you that its preventative measures will be successful in preventing compromise and/or disruption of its information technology systems and related data. MarketWise furthermore cannot be certain that its remedial measures will fully mitigate the adverse financial consequences of any cyber-attack or incident.
Recent well-publicized security breaches at other companies have led to enhanced government and regulatory scrutiny of the measures taken by companies to protect against cyberattacks and may in the future result in heightened cybersecurity requirements, including additional regulatory expectations for oversight of customers, vendors, and service providers. MarketWise’s information technology systems interact with those of customers, vendors, and service providers. MarketWise’s contracts with those parties typically require them to implement and maintain adequate security controls, but MarketWise may not have the ability to effectively monitor the security measures of all its customers, vendors, and service providers and otherwise meet such additional regulatory expectations.
Additionally, MarketWise engages third-party vendors and service providers to store and otherwise process some of its customers’ personal information, and they may be the targets of cyberattacks, malicious software, phishing schemes, and fraud. MarketWise’s ability to monitor its vendors’ and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of MarketWise’s and its customers’ data, including confidential, sensitive, and other information about individuals.
If MarketWise’s security measures are breached as a result of third-party action, employee error, a defect or bug in MarketWise’s products or those of its third-party service providers, malfeasance, or otherwise and, as a result, someone obtains unauthorized access to MarketWise’s data, including its confidential, sensitive, or other information about individuals or the confidential, sensitive, or other information about individuals of MarketWise’s customers, or other persons, or any of these types of information is lost, destroyed, or used, altered, disclosed, or acquired without authorization, MarketWise’s reputation may be damaged, its business may suffer, and it could incur significant liability. Even the perception of inadequate security may damage MarketWise’s reputation and negatively impact its ability to win new customers and retain and receive timely payments from existing customers. Further, MarketWise could be required to expend significant capital and other resources to address any data security

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incident or breach, which may not be covered or fully covered by MarketWise’s insurance and which may involve payments for investigations, forensic analyses, legal advice, public relations advice, system repair or replacement, or other services.
MarketWise is subject to laws, regulations, and industry standards related to data privacy, data protection, and information security, including industry requirements such as the Payment Card Industry Data Security Standard. MarketWise’s actual or perceived failure to comply with such obligations could harm its business.
MarketWise’s products and websites routinely collect, store, process, and transmit personal information about an individual, including personally identifiable information and personal financial information such as credit card information. MarketWise is subject to various laws and related regulations relating to data privacy, data protection, and information security. Such laws and regulations restrict how personal information is collected, processed, stored, used, and disclosed, and sets standards for its security, implements notice requirements regarding privacy practices, and provides individuals with certain rights regarding the use, disclosure, and sale of their protected personal information. If MarketWise is found to have breached any such laws, regulations, or industry standards, it may be subject to enforcement actions that require it to change its business practices in a manner that may negatively impact its revenue, as well as expose it to litigation, fines, civil and/or criminal penalties, and adverse publicity that could cause MarketWise’s customers to lose trust in MarketWise, negatively impacting its reputation and business in a manner that harms its financial position.
In the United States, both federal and various state governments have adopted or are considering, laws, guidelines, or rules for the collection, distribution, use, and storage of information collected from or about consumers or their devices. For example, California enacted the California Consumer Privacy Act of 2018 (the “CCPA”), which came into force in 2020. The CCPA creates individual privacy rights for California residents and increases the privacy and security obligations of businesses handling personal information. The CCPA is enforceable by the California Attorney General and there is also a private right of action relating to certain data security incidents. Furthermore, California voters approved the California Privacy Rights Act (the “CPRA”) on November 3, 2020, which will amend and expand the CCPA, including by providing consumers with additional rights with respect to their personal information. The CPRA will come into effect on January 1, 2023, applying to information collected by businesses on or after January 1, 2022. MarketWise’s compliance with these changing and increasingly burdensome and sometimes conflicting regulations and requirements may cause it to incur substantial costs or require it to change its business practices, which may impact financial results. If MarketWise fails to comply with these regulations or requirements, it may be exposed to litigation expenses and possible significant liability, fees, or fines.
MarketWise is also subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, including the Payment Card Industry Data Security Standard (the “PCI DSS”), a security standard applicable to companies that collect, store, or transmit certain data regarding credit and debit cards, holders, and transactions. Under the PCI DSS and MarketWise’s contracts with its card processors, if there is a breach of payment card information that MarketWise stores, MarketWise could be liable to the banks that issue the payment cards for their related expenses and penalties. In addition, if MarketWise fails to follow payment card industry data security standards, even if there is no compromise of customer information, MarketWise could incur significant fines or lose its ability to give its customers the option of using payment cards. If MarketWise was unable to accept payment cards, its business would be materially harmed.
In addition, laws in countries outside of the United States create significant compliance obligations and liability. For example, to the extent MarketWise’s operations are subject to the General Data Protection Regulation (the “GDPR”), this will create an ongoing compliance commitment and substantial costs. Ensuring compliance with the GDPR could involve substantial costs, and it is possible that, despite MarketWise’s efforts, governmental authorities or third parties will assert that MarketWise’s business practices fail to comply. If MarketWise’s operations are found to be in violation of the GDPR, it may be required to change its business practices and/or be subject to significant civil penalties, business disruption, and reputational harm, any of which could have a material adverse effect on its business. In particular, serious breaches of the GDPR can result in administrative fines of up to the higher of 4% of annual worldwide revenues and €20 million.

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Additionally, MarketWise makes disclosures and statements regarding its use of personal information through its privacy policies and statements through its products and websites as required by privacy or data protection regulation. Failure (or perceived failure) to comply with MarketWise’s public statements or to adequately disclose its privacy or data protection practices could result in costly investigations by governmental authorities, litigation, and fines, as well as reputational damage and customer loss, which could have material impacts on MarketWise’s revenue and operations.
MarketWise also from time to time acquires other companies that collect and process personal information. While it performs extensive due diligence on the technology systems of these companies, there can be no assurance that such companies have not suffered data breaches or system intrusions prior to or continuing after MarketWise’s acquisition for which MarketWise may be liable.
While MarketWise maintains insurance coverage that is intended to address certain aspects of cybersecurity and data protection risks, such coverage may not be sufficient to cover all or the majority of the costs, losses, or types of claims. MarketWise’s insurance covers reputational damage and loss of customers arising out of a cyber attack. It does not cover the costs for improvements to its systems.
Adverse litigation judgments or settlements resulting from legal proceedings relating to MarketWise’s business operations could materially adversely affect its business, results of operations, and financial condition.
From time to time, MarketWise is subject to allegations, and may be party to legal claims and regulatory proceedings, relating to its business operations. Such claims may include defamation, libel, intellectual property infringement, securities law violations, misappropriation, dilution, violation, fraud or negligence, or other theories of liability, in each case relating to the articles, commentary, investment recommendations, or other information MarketWise provides through its services. Such allegations, claims, and proceedings may be brought by third parties, including customers, partners, employees, governmental or regulatory bodies, or competitors, and may include class actions.
Defending against such claims and proceedings is costly and time consuming and may divert management’s attention and personnel resources from MarketWise’s normal business operations. The outcome of many of these claims and proceedings cannot be predicted, and any claims asserted against MarketWise, regardless of merit or eventual outcome, may harm MarketWise’s reputation. MarketWise’s insurance or indemnities may not cover all claims that may be asserted against it. If any of these claims or proceedings were to be determined adversely to MarketWise, a judgment, fine, or settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against MarketWise, MarketWise’s business, results of operations, and financial condition could be materially adversely affected.
MarketWise’s failure to comply with the anti-corruption, trade compliance, and economic sanctions laws and regulations of the United States and applicable international jurisdictions could materially adversely affect its reputation and results of operations.
MarketWise must comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over its operations, which may include the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”), as well as the laws of the countries where MarketWise does business. These laws and regulations apply to companies, individual directors, officers, employees, and agents, and may restrict its operations, trade practices, investment decisions, and partnering activities. Where they apply, the FCPA and the Bribery Act prohibit MarketWise and its officers, directors, employees, and business partners acting on MarketWise’s behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing, or providing anything of value to public officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of MarketWise’s business, MarketWise may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered public officials for purposes of the FCPA and the Bribery Act. MarketWise is also subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring its personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses, or approvals or for

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enforcing other governmental regulations. In addition, some of the international locations in which MarketWise operates lack a developed legal system and have elevated levels of corruption.
MarketWise’s business also must be conducted in compliance with applicable economic sanctions laws and regulations, such as laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, and other relevant sanctions authorities. MarketWise’s operations expose it to the risk of violating, or being accused of violating, anti-corruption, trade compliance, and economic sanctions laws and regulations, and those risks may be heightened as MarketWise continues to expand globally. MarketWise’s failure to successfully comply with these laws and regulations may expose it to reputational harm, significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions, and debarment from government contracts, and other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite MarketWise’s compliance efforts and activities, MarketWise cannot assure compliance by its employees or representatives for which it may be held responsible, and any such violation could materially adversely affect MarketWise’s reputation, business, financial condition, and results of operations.
Changes in MarketWise’s provision for income taxes or adverse outcomes resulting from examination of its income or other tax returns or changes in tax legislation could adversely affect its business, financial condition, and results of operations.
MarketWise’s provision for income taxes is subject to volatility and could be adversely affected by a number of factors, including earnings differing materially from its projections, changes in the valuation of its deferred tax assets and liabilities, expected timing and amount of the release of any tax valuation allowances, tax effects of share-based compensation, outcomes as a result of tax examinations, or by changes in tax laws, regulations, accounting principles, including accounting for uncertain tax positions, or interpretations thereof.
To the extent that MarketWise’s provision for income taxes is subject to volatility or adverse outcomes as a result of tax examinations, its operating results could be harmed. Significant judgment is required to determine the recognition and measurement attribute prescribed in GAAP relating to accounting for income taxes. In addition, MarketWise is subject to examinations of its income tax returns by the IRS and other tax authorities. MarketWise assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. There may be exposure that the outcomes from these examinations will have an adverse effect on MarketWise’s business, financial condition, and results of operations.
On March 27, 2020, in response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property. MarketWise continues to evaluate the applicability of the CARES Act to it; however, MarketWise believes that the CARES Act will not have a material impact on its business.
Risks Related to MarketWise PubCo’s Organizational Structure After the Transactions
MarketWise PubCo’s sole material asset after the completion of the Transactions will be its interest in MarketWise, LLC, and, accordingly, it will depend on distributions from MarketWise, LLC to pay its taxes and expenses, including payments under the Tax Receivable Agreement. MarketWise, LLC’s ability to make such distributions may be subject to various limitations and restrictions.
Upon the consummation of the Transactions, MarketWise PubCo will be a holding company and will have no material assets other than its ownership in MarketWise, LLC. As such, MarketWise PubCo will have no independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of MarketWise, LLC and its subsidiaries, and distributions MarketWise PubCo receives from MarketWise, LLC. There can be no assurance that MarketWise, LLC and its subsidiaries will generate sufficient cash flow to distribute funds to MarketWise PubCo, or that applicable state law and contractual restrictions, including negative covenants in any debt agreements

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of MarketWise, LLC or its subsidiaries, will permit such distributions. Although MarketWise, LLC is not currently subject to any debt agreement or other agreements that would restrict its ability to make distributions to MarketWise PubCo, the terms of future debt instruments or other agreements may restrict the ability of MarketWise, LLC to make distributions to MarketWise PubCo or of MarketWise, LLC’s subsidiaries to make distributions to MarketWise, LLC.
MarketWise, LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Common Units, including MarketWise PubCo. Accordingly, MarketWise PubCo will incur income taxes on its allocable share of any net taxable income of MarketWise, LLC. Under the terms of the MarketWise Third A&R Operating Agreement, MarketWise, LLC will be obligated, subject to various limitations and restrictions, including with respect to any debt agreements, to make tax distributions to holders of Common Units, including MarketWise PubCo. In addition to tax expenses, MarketWise PubCo will also incur expenses related to its operations, including payments under the Tax Receivable Agreement, which could be substantial. See “Transaction Agreement Proposal—Related Agreements—Tax Receivable Agreement.” MarketWise PubCo intends, as its sole manager, to cause MarketWise, LLC to make cash distributions to the owners of Common Units in an amount sufficient to (i) fund all or part of such owners’ tax obligations in respect of taxable income allocated to such owners and (ii) cover MarketWise PubCo’s operating expenses, including payments under the Tax Receivable Agreement. However, MarketWise, LLC’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions under contracts or agreements to which MarketWise, LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering MarketWise, LLC insolvent. If MarketWise does not have sufficient funds to pay tax or other liabilities or to fund its operations, it may have to borrow funds, which could materially adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. To the extent that MarketWise PubCo is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. MarketWise PubCo’s failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder, unless the applicable payment is not made because (i) MarketWise, LLC is prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of its indebtedness or (ii) MarketWise, LLC does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment. See “Transaction Agreement Proposal—Related Agreements—Tax Receivable Agreement” and “Transaction Agreement Proposal—Related Agreements—MarketWise Third A&R Operating Agreement.” In addition, if MarketWise, LLC does not have sufficient funds to make distributions, its ability to declare and pay cash dividends will also be restricted or impaired.
Under the MarketWise Third A&R Operating Agreement, MarketWise, LLC will, from time to time, make distributions in cash to its equityholders (including MarketWise PubCo) pro rata, in amounts at least sufficient to cover the taxes on their allocable share of taxable income of MarketWise, LLC. As a result of (i) potential differences in the amount of net taxable income allocable to MarketWise PubCo and to MarketWise, LLC’s other equityholders, (ii) the lower tax rates currently applicable to corporations as opposed to individuals, and (iii) the favorable tax benefits that MarketWise PubCo anticipates from any purchase of Common Units from the MarketWise Members in connection with the Transactions and redemptions or exchanges of Common Units for MarketWise PubCo Class A common stock or cash pursuant to the MarketWise Third A&R Operating Agreement in the future, tax distributions payable to MarketWise PubCo may be in amounts that exceed its actual tax liabilities with respect to the relevant taxable year, including its obligations under the Tax Receivable Agreement. MarketWise PubCo’s board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of other expenses or dividends on MarketWise PubCo’s stock, although MarketWise PubCo will have no obligation to distribute such cash (or other available cash) to its stockholders. Except as otherwise determined by MarketWise PubCo as the sole manager of MarketWise, LLC, no adjustments to the exchange ratio for Common Units and corresponding shares of MarketWise PubCo Class A common stock will be made as a result of any cash distribution by MarketWise PubCo or any retention of cash by MarketWise PubCo. To the extent MarketWise PubCo does not distribute such excess cash as dividends on its MarketWise PubCo Class

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A common stock, it may take other actions with respect to such excess cash—for example, holding such excess cash or lending it (or a portion thereof) to MarketWise, LLC, which may result in shares of MarketWise PubCo Class A common stock increasing in value relative to the value of Common Units. The holders of Common Units may benefit from any value attributable to such cash balances if they acquire shares of MarketWise PubCo Class A common stock in exchange for their Common Units, notwithstanding that such holders may previously have participated as holders of Common Units in distributions by MarketWise, LLC that resulted in such excess cash balances.
The Tax Receivable Agreement will require MarketWise PubCo to make cash payments to the MarketWise Members in respect of certain tax benefits to which MarketWise PubCo may become entitled, and no such payments will be made to any holders of MarketWise PubCo Class A common stock unless such holders are also MarketWise Members. The payments MarketWise PubCo will be required to make under the Tax Receivable Agreement may be substantial.
Upon the closing of the Transactions, MarketWise PubCo will be a party to the Tax Receivable Agreement with the MarketWise Members and MarketWise, LLC. Under the Tax Receivable Agreement, MarketWise PubCo generally will be required to make cash payments to the MarketWise Members equal to 85% of the tax benefits, if any, that MarketWise PubCo actually realizes, or in certain circumstances is deemed to realize, as a result of (1) the increases in the tax basis of assets of MarketWise, LLC resulting from (a) the purchase of Common Units from the MarketWise Members in connection with the Transactions, as described under “Transaction Agreement Proposal—The Transaction Agreement,” (b) any future redemptions or exchanges of Common Units for MarketWise PubCo Class A common stock or cash by the MarketWise Members pursuant to the MarketWise Third A&R Operating Agreement as described under “Transaction Agreement Proposal—Related Agreements—MarketWise Third A&R Operating Agreement,” or (c) certain distributions (or deemed distributions) by MarketWise, LLC and (2) certain other tax benefits arising from payments under the Tax Receivable Agreement. No such payments will be made to any holders of MarketWise PubCo Class A common stock unless such holders are also MarketWise Members.
The amount of the cash payments that MarketWise PubCo will be required to make under the Tax Receivable Agreement may be substantial. Any payments made by MarketWise PubCo to the MarketWise Members under the Tax Receivable Agreement will not be available for reinvestment in the business and will generally reduce the amount of cash that might have otherwise been available to MarketWise PubCo and its subsidiaries. To the extent MarketWise PubCo is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Furthermore, MarketWise PubCo’s future obligations to make payments under the Tax Receivable Agreement could make MarketWise PubCo and its subsidiaries a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement. For more information, see “Transaction Agreement Proposal—Related Agreements—Tax Receivable Agreement.” Assuming no material changes in the relevant tax law and that MarketWise PubCo earns sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, the tax savings associated with the purchase of Common Units in connection with the Transactions, together with future redemptions or exchanges of all remaining Common Units not owned by MarketWise PubCo pursuant to the MarketWise Third A&R Operating Agreement as described above, are expected to aggregate to approximately $1,138 million over 20 years from the date of the Transactions assuming all future redemptions or exchanges would occur one year after the closing of the Transactions and that there is no change in the price of the MarketWise PubCo Class A common stock since the Transactions. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, MarketWise PubCo would be required to pay approximately 85% of such amount, or approximately $965 million, over the 20-year period from the date of the Transactions. Payments under the Tax Receivable Agreement are not conditioned on the MarketWise Members’ continued ownership of Common Units or MarketWise PubCo’s Class A common stock or MarketWise PubCo’s Class B common stock after the Transactions.
The actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of redemptions or exchanges by the MarketWise Members, the price of shares of MarketWise PubCo Class A common stock at the time of any exchange, the extent to which such exchanges are taxable, the amount of gain recognized by the MarketWise Members, the amount and timing of the taxable income MarketWise, LLC generates in the future, and the tax rates and laws then applicable.

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In certain cases, future payments under the Tax Receivable Agreement to the MarketWise Members may be accelerated or significantly exceed the actual benefits MarketWise PubCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement provides that if (i) MarketWise PubCo materially breaches any of its material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur, or (iii) MarketWise PubCo elects an early termination of the Tax Receivable Agreement, then MarketWise PubCo’s future obligations, or its successor’s future obligations, under the Tax Receivable Agreement to make payments thereunder would accelerate and become due and payable, based on certain assumptions, including an assumption that MarketWise PubCo would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement, and an assumption that, as of the effective date of the acceleration, any MarketWise Member that has Common Units not yet exchanged shall be deemed to have exchanged such Common Units on such date, even if MarketWise PubCo does not receive the corresponding tax benefits until a later date when the Common Units are actually exchanged.
As a result of the foregoing, MarketWise PubCo would be required to make an immediate cash payment equal to the estimated present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore, MarketWise PubCo could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual tax benefits it ultimately realizes. In addition, to the extent that MarketWise PubCo is unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. MarketWise PubCo’s failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder, unless the applicable payment is not made because (i) MarketWise, LLC is prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of its indebtedness or (ii) MarketWise, LLC does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment. In these situations, MarketWise PubCo’s obligations under the Tax Receivable Agreement could have a substantial negative impact on MarketWise PubCo’s liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. There can be no assurance that MarketWise, LLC will be able to fund or finance MarketWise PubCo’s obligations under the Tax Receivable Agreement.
MarketWise PubCo will not be reimbursed for any payments made to the MarketWise Members under the Tax Receivable Agreement in the event that any tax benefits are disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that MarketWise PubCo determines, and the IRS or another tax authority may challenge all or part of the tax basis increases or other tax benefits MarketWise PubCo claims, as well as other related tax positions it takes, and a court could sustain any such challenge. MarketWise PubCo’s ability to settle or to forgo contesting such challenges may be restricted by the rights of the MarketWise Members pursuant to the Tax Receivable Agreement, and such restrictions apply for as long as the Tax Receivable Agreement remains in effect. In addition, MarketWise PubCo will not be reimbursed for any cash payments previously made to the MarketWise Members under the Tax Receivable Agreement in the event that any tax benefits initially claimed by MarketWise PubCo and for which payment has been made to the MarketWise Members are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by MarketWise PubCo to the MarketWise Members will be netted against any future cash payments that MarketWise PubCo might otherwise be required to make to the MarketWise Members under the terms of the Tax Receivable Agreement. However, MarketWise PubCo might not determine that it has effectively made an excess cash payment to the MarketWise Members for a number of years following the initial time of such payment, and, if any of its tax reporting positions are challenged by a taxing authority, MarketWise PubCo will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments MarketWise PubCo previously made under the Tax Receivable Agreement could be greater than the amount of future cash payments against which MarketWise

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PubCo would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits MarketWise PubCo claims are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with MarketWise PubCo’s tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement in excess of the tax savings that MarketWise PubCo actually realizes in respect of the tax attributes with respect to the MarketWise Members that are the subject of the Tax Receivable Agreement.
If MarketWise PubCo were deemed to be an investment company under the Investment Company Act of 1940 as a result of its ownership of MarketWise, LLC, applicable restrictions could make it impractical for MarketWise to continue its business as contemplated and could have a material adverse effect on MarketWise’s business.
Under Sections 3(a)(1)(A) and (C) of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), a company generally will be deemed to be an “investment company” for purposes of the Investment Company Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. MarketWise PubCo does not believe that it is, or as a result of the Transactions will be, an “investment company,” as such term is defined in either of those sections of the Investment Company Act.
As the sole managing member of MarketWise, LLC, MarketWise PubCo will control MarketWise, LLC. On that basis, MarketWise PubCo believes that its interest in MarketWise, LLC is not an “investment security” as that term is used in the Investment Company Act. However, if MarketWise PubCo were to cease participation in the management of MarketWise, LLC, its interest in MarketWise, LLC could be deemed an “investment security” for purposes of the Investment Company Act.
MarketWise PubCo and MarketWise, LLC intend to conduct their respective operations so that MarketWise PubCo will not be deemed an investment company. However, if MarketWise PubCo were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on MarketWise’s capital structure and its ability to transact with affiliates, could make it impractical for MarketWise to continue its business as contemplated and could have a material adverse effect on MarketWise’s business.
MarketWise PubCo will qualify as an “emerging growth company” and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller growth companies may make its securities less attractive to investors.
MarketWise PubCo will qualify as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act. For as long as MarketWise PubCo continues to be an emerging growth company, it may choose to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies, including, but not limited to: (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”); (ii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and (iii) exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. MarketWise PubCo will remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of ADAC’s initial public offering, though it may cease to be an emerging growth company earlier if (1) it has more than $1.07 billion in annual gross revenue, (2) it qualifies as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (3) it issues, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. MarketWise PubCo currently intends to take advantage of each of the reduced reporting requirements and exemptions described above. As a result, MarketWise PubCo securityholders may not have access to certain information they may deem important.
Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial

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accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ADAC has elected, and MarketWise PubCo expects to continue to elect, not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, MarketWise PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of MarketWise PubCo’s financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
Additionally, MarketWise PubCo will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K under the Securities Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements in its periodic reports. MarketWise PubCo will remain a smaller reporting company until the last day of the fiscal year in which it fails to meet the following criteria: (i) the market value of its common stock held by non-affiliates does not exceed $250 million as of the end of that fiscal year’s second fiscal quarter; or (ii) its annual revenues do not exceed $100 million during such completed fiscal year and the market value of its common stock held by non-affiliates does not exceed $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent MarketWise PubCo takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.
It is difficult to predict whether investors will find MarketWise PubCo’s securities less attractive as a result of its taking advantage of these exemptions and relief granted to emerging growth companies and smaller reporting companies. If some investors find MarketWise PubCo’s securities less attractive as a result, the trading prices of MarketWise PubCo’s securities may be lower than they otherwise would be, there may be a less active trading market for MarketWise PubCo’s securities and the market price of MarketWise PubCo’s securities may be more volatile.
It is currently anticipated that MarketWise PubCo will lose its “smaller reporting company” status as of the end of the year ending December 31, 2021 based on revenue in excess of $100 million as of December 31, 2021 and an anticipated public float in excess of $250 million as of June 30, 2021 following completion of the Transactions. It is currently anticipated that MarketWise PubCo may lose its “emerging growth company” status as of the end of the year ending December 31, 2021 based on an anticipated public float in excess of $700 million as of June 30, 2021 following completion of the Transactions. As a result of losing such status, MarketWise PubCo will no longer be able to take advantage of certain exemptions from reporting, and it will also be required to comply with the auditor attestation requirements of Section 404 beginning with its annual report on Form 10-K for the year ending December 31, 2022. MarketWise PubCo will incur additional expenses in connection with such compliance and its management will need to devote additional time and effort to implement and comply with such requirements.
The dual class structure of MarketWise PubCo’s common stock may adversely affect the trading price or liquidity of the MarketWise PubCo Class A common stock.
Although the MarketWise PubCo Class A common stock and MarketWise PubCo Class B common stock will have identical voting rights, it is difficult to predict whether MarketWise PubCo’s dual-class structure will result in a lower or more volatile market price of Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, MarketWise PubCo’s dual-class capital structure would make it ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded

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funds, and other investment vehicles that attempt to passively track those indices will not be investing in MarketWise PubCo’s stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of MarketWise PubCo’s dual-class structure, it will likely be excluded from certain of these indices and there can be no assurance that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of MarketWise PubCo Class A common stock less attractive to other investors. As a result, the market price of shares of MarketWise PubCo Class A common stock could be adversely affected.
In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures, and MarketWise PubCo’s dual-class structure may cause shareholder advisory firms to publish negative commentary about its corporate governance practices or otherwise seek to cause MarketWise PubCo to change its capital structure. Any actions or publications by shareholder advisory firms critical of MarketWise PubCo’s corporate governance practices or capital structure could also adversely affect the value of MarketWise PubCo Class A common stock.
The MarketWise Members will continue to have significant influence over MarketWise, LLC after the Transactions, including control over decisions that require the approval of MarketWise PubCo. stockholders.
Upon consummation of the Transactions, the MarketWise Members will control, in the aggregate, approximately 79.93% of the voting power represented by all of MarketWise PubCo’s outstanding classes of stock, assuming that no additional public stockholders redeem their public shares in connection with the Transactions. Of that 79.93% and assuming no redemptions, Monument & Cathedral will control approximately 36.62% of the voting power represented by all of MarketWise PubCo’s outstanding classes of stock. Assuming redemption of approximately an additional 41,400,000 public shares in connection with the Transactions (which is the estimated number of public shares that could be redeemed in connection with the Transactions, in the aggregate, in order for the Trust Account to meet the Available Distributable Cash, in each case at approximately $10.00 per share (based on Trust Account figures as of March 31, 2021)), the MarketWise Members will control, in the aggregate, approximately 92.83% of the voting power represented by all of MarketWise PubCo’s outstanding classes of stock, with Monument & Cathedral controlling approximately 42.53% of the voting power represented by all of MarketWise PubCo’s outstanding classes of stock. As a result, the MarketWise Members (and Monument & Cathedral in particular) will continue to exercise significant influence over all matters requiring stockholder approval, including the election and removal of directors and the size of MarketWise PubCo’s board, appointment and removal of officers, any amendment of MarketWise PubCo’s certificate of incorporation or bylaws, and any approval of significant corporate transactions (including a sale of substantially all of MarketWise, LLC’s assets), and will continue to have significant control over MarketWise PubCo’s management and policies, including policies around financing, compensation, and declaration of dividends.
Upon consummation of the Transactions, certain MarketWise Members or affiliates of MarketWise Members are expected to be members of MarketWise PubCo’s board of directors. These board members can take actions that have the effect of delaying or preventing a change of control of MarketWise, LLC or discouraging others from making tender offers for MarketWise PubCo’s shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The concentration of voting power with the MarketWise Members may have an adverse effect on the price of MarketWise PubCo’s securities. The interests of the MarketWise Members may not be consistent with your interests as a securityholder.
Immediately following the completion of the Transactions, the MarketWise Members will have the right to have their Common Units redeemed or exchanged into shares of Class A common stock, which, if exercised, will dilute your economic interest in MarketWise PubCo.
After the Transactions, MarketWise PubCo will have an aggregate of approximately 850,000,000 shares of MarketWise PubCo Class A common stock authorized but unissued, including 300,000,000 shares of MarketWise PubCo Class A common stock issuable upon redemption or exchange of Common Units that will be held by the

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MarketWise Members. Under the terms of the MarketWise Third A&R Operating Agreement, and subject to certain restrictions set forth therein and as described elsewhere in this proxy statement/prospectus, the MarketWise Members will be entitled to have their Common Units redeemed or exchanged for shares of MarketWise PubCo Class A common stock or, at MarketWise PubCo’s option, cash. Shares of MarketWise PubCo Class B common stock held by any such redeeming or exchanging MarketWise Member will be canceled for no additional consideration on a one-for-one basis with the redeemed or exchanged Common Units whenever the MarketWise Members’ Common Units are so redeemed or exchanged. While any redemption or exchange of Common Units and corresponding cancellation of MarketWise PubCo Class B common stock will reduce the MarketWise Members’ economic interest in MarketWise and its voting interest in MarketWise PubCo, the related issuance of MarketWise PubCo Class A common stock will dilute your economic interest in MarketWise PubCo The timing or size of any future issuances of MarketWise PubCo Class A common stock resulting from the redemption or exchange of Common Units cannot be predicted.
A significant portion of the total outstanding shares of MarketWise PubCo Class A common stock (or shares of MarketWise PubCo Class A common stock that may be issued in the future pursuant to the exchange or redemption of Common Units) are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of MarketWise PubCo’s securities to drop significantly, even if MarketWise’s business is doing well.
Pursuant to the Registration Rights Agreement, after the consummation of the Transactions and subject to certain exceptions, the Sponsor and the MarketWise Members will be contractually restricted from selling or transferring, (a) with respect to the Sponsor, the shares of MarketWise PubCo common stock held by the Sponsor on the Closing Date or received by the Sponsor in connection with the Transactions, any warrants to purchase shares of Class A common stock held by the Sponsor on the Closing Date or received by the Sponsor in connection with the Transactions, and any shares of Class A common stock issued to the Sponsor upon exercise of any such warrants to purchase Class A common stock and (b) with respect to the MarketWise Members, (i) the shares of MarketWise PubCo Class A common stock received by the MarketWise Members on the Closing Date and (ii) any shares of Class A common stock received by any MarketWise Member after the Closing Date pursuant to a direct exchange or redemption of Common Units held as of the Closing Date under the MarketWise Third A&R Operating Agreement (the “lock-up shares”). Such restrictions begin at Closing and end (i) with respect to the Sponsor and any MarketWise Member that is a member of management of MarketWise PubCo, on the earlier of (x) the date that is the one-year anniversary of the Closing and (y) the date on which the last reported sale price of Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days from Closing and (ii) with respect to any MarketWise Member that is not a member of management of MarketWise PubCo, the date that is 180 days after Closing (the “Lock-Up Period”).
Following the expiration of the Lock-Up Period, neither the MarketWise Members nor the Sponsor will be restricted from selling shares of Class A common stock held by them or that may be received by them in exchange for Common Units or warrants, as the case may be, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of Class A common stock following the closing of the Transactions, other than by applicable securities laws. As such, sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of MarketWise PubCo securities. Upon completion of the Transactions, the Sponsor and the PIPE Investors will collectively own approximately 7.03% of the outstanding MarketWise PubCo common stock and the MarketWise Members will, in turn, own approximately 79.93% of the outstanding MarketWise PubCo common stock, assuming that (i) no public shareholders exercise their redemption rights in connection with the Transactions and (ii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met Assuming redemption of approximately an additional 41,400,000 public shares in connection with the Transactions (which is the estimated number of public shares that could be redeemed in connection with the Transactions, in the aggregate, in order for the Trust Account to meet the Available Distributable Cash, in each case at approximately $10.00 per share (based on Trust Account figures as of March 31, 2021)), the collective ownership of the Sponsor and the PIPE Investors would rise to 7.17% of the outstanding MarketWise PubCo common stock

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and the ownership of outstanding MarketWise PubCo common stock by the MarketWise Members would rise to 92.83%.
As restrictions on resale end and registration statements for the sale of shares of Class A common stock and warrants by the parties to the Registration Rights Agreement are available for use, the sale or possibility of sale of these shares of Class A common stock and warrants could have the effect of increasing the volatility in the market price of Class A common stock or warrants, or decreasing the market price itself.
Warrants will become exercisable for Class A common stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to MarketWise PubCo stockholders.
Following the Closing, there will be 10,280,000 outstanding warrants to purchase an equal number of shares of Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable on the later of (x) 30 days following the Closing and (y) July 28, 2021. To the extent such warrants are exercised, additional shares of Class A common stock will be issued, which will result in dilution to the holders of Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of MarketWise PubCo’s securities.
Under certain circumstances, the Sponsor and certain members of the MarketWise PubCo management team will be entitled to the Sponsor Earn Out Shares and the MarketWise Management Member Earn Out Shares, as applicable, which will increase the number of shares eligible for future resale in the public market and result in dilution to MarketWise PubCo stockholders.
If at any time prior to the fourth anniversary of the Closing Date (i) the last reported sale price of Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period or (ii) MarketWise PubCo consummates a transaction that results in its stockholders having the right to exchange their shares of Class A common stock for cash, securities, or other property having a value equal to or exceeding $12.00 per share, the Sponsor will be entitled to the release from escrow of 1,525,500 shares of Class A common stock (representing 50% of the 3,051,000 Founder Shares subject to the earn-out escrow) and certain members of MarketWise PubCo’s management team will be entitled to an aggregate of 1,000,000 newly issued shares of Class A common stock. Furthermore, if at any time prior to the fourth anniversary of the Closing Date (i) the last reported sale price of Class A common stock equals or exceeds $14.00 per share for any 20 trading days within any 30-trading day period or (ii) MarketWise PubCo consummates a transaction that results in its stockholders having the right to exchange their shares of Class A common stock for cash, securities, or other property having a value equal to or exceeding $14.00 per share, the Sponsor will be entitled to the release from escrow of an additional 1,525,500 shares of Class A common stock (representing the remaining 50% of the 3,051,000 Founder Shares subject to the earn-out escrow) and certain members of MarketWise PubCo’s management team will be entitled to an additional 1,000,000 newly issued shares of Class A common stock in the aggregate. To the extent the MarketWise Management Member Earn Out Shares are issued, there will be dilution to the holders of Class A common stock and an increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that the MarketWise Management Member Earn Out Shares may be issued could adversely affect the market price of MarketWise PubCo’s securities.
MarketWise PubCo. may issue shares of MarketWise PubCo preferred stock in the future, which could make it difficult for another company to acquire MarketWise, LLC or could otherwise adversely affect MarketWise PubCo’s securityholders, which could depress the price of MarketWise PubCo’s securities.
The Proposed Charter will authorize MarketWise PubCo to issue one or more series of preferred stock. MarketWise PubCo’s board of directors will have the authority to determine the relative rights, limitations, preferences, privileges, restrictions, and other terms of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by stockholders. MarketWise PubCo preferred stock could be issued with voting, liquidation, dividend, and other rights superior to the rights of Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of MarketWise, discourage bids for MarketWise PubCo’s securities at a premium to the market price, and

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materially and adversely affect the market price and the voting and other rights of the holders of MarketWise PubCo’s securities.
Risks Related to MarketWise Being a Public Company
The requirements of being a public company require significant resources and management attention and affect MarketWise’s ability to attract and retain executive management and qualified board members.
As a public company following the Transactions, MarketWise will incur legal, regulatory, finance, accounting, investor relations, and other expenses that it did not previously incur as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. MarketWise PubCo will be subject to the Exchange Act, including the reporting requirements thereunder, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Nasdaq rules and other applicable securities rules and regulations. Compliance with these rules and regulations will increase MarketWise’s legal and financial compliance costs, make some activities more difficult, time-consuming, or costly (although these costs currently unable to be estimated with any degree of certainty), and increase demand on MarketWise’s systems and resources, particularly after MarketWise PubCo is no longer an “emerging growth company” or a “smaller reporting company.” The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. MarketWise’s management will need to devote a substantial amount of time to ensure that it complies with all of these requirements, diverting the attention of management away from revenue-producing activities. Further, these rules and regulations may make it more difficult and more expensive for MarketWise to obtain certain types of insurance, including directors’ and officers’ liability insurance, which could make it more difficult for MarketWise to attract and retain qualified members of its board of directors. MarketWise may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time consuming.
Pursuant to Section 404, once MarketWise PubCo is no longer an emerging growth company or a smaller reporting company, it may be required to furnish an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. When MarketWise’s independent registered public accounting firm is required to undertake an assessment of its internal control over financial reporting, the cost of complying with Section 404 will significantly increase, and management’s attention may be further diverted from other business concerns, which could adversely affect MarketWise’s business and results of operations. MarketWise may need to hire more employees in the future or engage outside consultants to comply with the requirements of Section 404, which will further increase cost and expense.
If MarketWise PubCo is unable to satisfy its obligations as a public company, it could be subject to delisting of the MarketWise PubCo Class A common stock, fines, sanctions, and other regulatory actions and potentially civil litigation.
MarketWise, LLC has identified material weaknesses in their internal control over financial reporting and may identify additional material weaknesses in the future that may cause MarketWise PubCo to fail to meet its reporting obligations or result in material misstatements of its financial statements. If MarketWise, LLC fails to remediate any material weaknesses or if MarketWise, LLC fails to establish and maintain effective control over financial reporting, MarketWise PubCo’s ability to accurately and timely report its financial results could be adversely affected.
MarketWise, LLC’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

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Prior to the completion of the Transactions, MarketWise, LLC has been a private company with limited accounting personnel and other resources to address its internal control over financial reporting. During the course of preparing for the Transactions, MarketWise, LLC’s management and its independent registered public accounting firm have determined that they had material weaknesses in internal controls related to: (i) the lack of contemporaneous documentation and account reconciliation and (ii) the lack of a formal or documented risk assessment process.
MarketWise, LLC is currently implementing a number of steps to enhance its internal control over financial reporting and address the material weaknesses, including enhancing its internal review procedures related to the financial reporting process and the implementation of new software tools.
MarketWise, LLC’s failure to remediate the material weaknesses identified above or the identification of additional material weaknesses in the future, could adversely affect MarketWise PubCo’s ability to report financial information, including filing of quarterly or annual reports with the Commission on a timely and accurate basis. Moreover, MarketWise, LLC’s failure to remediate the material weaknesses identified above or the identification of additional material weaknesses could prohibit MarketWise PubCo from producing timely and accurate financial statements, which may adversely affect the market price of shares of MarketWise PubCo common stock and MarketWise PubCo may be unable to maintain compliance with listing requirements.
If MarketWise fails to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, it may suffer harm to its reputation and investor confidence levels.
As a privately held company, MarketWise, LLC was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. As a public company, MarketWise PubCo will have significant requirements for enhanced financial reporting and internal controls.
The process of designing and implementing effective internal controls is a continuous effort that requires MarketWise to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy its reporting obligations as a public company. If MarketWise is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause it to fail to meet its reporting obligations on a timely basis, result in material misstatements in its consolidated financial statements, and harm its operating results. In addition, MarketWise PubCo will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting in the first Annual Report on Form 10-K following the completion of the Transactions. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. This assessment will need to include disclosure of any material weaknesses identified by MarketWise’s management in its internal control over financial reporting. The rules governing the standards that must be met for MarketWise’s management to assess its internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert MarketWise’s management’s attention from other matters that are important to its business. If MarketWise PubCo is no longer an “emerging growth company” or a “smaller reporting company,” its auditors will be required to issue an attestation report on the effectiveness of its internal controls on an annual basis.
In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, MarketWise may identify deficiencies that it may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, MarketWise may encounter problems or delays in completing the remediation of any deficiencies identified by its independent registered public accounting firm in connection with the issuance of their attestation report. MarketWise’s testing, or the subsequent testing (if required) by its independent registered public accounting firm, may reveal deficiencies in its internal control over financial reporting that are deemed to be material weaknesses. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected on a timely basis. Any material weaknesses could result in a material misstatement of

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MarketWise PubCo’s annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected. The existence of any material weakness would require management to devote significant time and incur significant expense to remediate any such material weakness, and management may not be able to remediate any such material weakness in a timely manner.
If MarketWise fails to implement the requirements of Section 404 in the required timeframe once it is no longer an emerging growth company or a smaller reporting company, it may be subject to sanctions or investigations by regulatory authorities, including the SEC and the Nasdaq. Furthermore, if MarketWise is unable to conclude that its internal controls over financial reporting is effective, it could lose investor confidence in the accuracy and completeness of its financial reports, the market price of MarketWise PubCo’s securities could decline, and MarketWise could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control over financial reporting and disclosure controls and procedures required of public companies could also restrict MarketWise’s future access to the capital markets.
An active, liquid trading market for MarketWise PubCo’s securities may not develop or be sustained.
There can be no assurance that an active trading market for MarketWise PubCo Class A common stock and warrants will develop after the Closing, or, if such a market develops, that MarketWise will be able to maintain an active trading market for those securities on the Nasdaq or any other exchange in the future. If an active market for MarketWise PubCo’s securities does not develop or is not maintained after the Transactions, or if MarketWise PubCo fails to satisfy the continued listing standards of the Nasdaq for any reason and its securities are delisted, it may be difficult for MarketWise PubCo’s securityholders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair MarketWise’s ability to both raise capital by selling shares of capital stock, attract and motivate employees through equity incentive awards and acquire other companies, products, or technologies by using shares of capital stock as consideration.
The market price and trading volume of MarketWise PubCo’s securities may be volatile and could decline significantly following the Transactions.
Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could reduce the market price of MarketWise PubCo Class A common stock and warrants in spite of its operating performance, which may limit or prevent investors from readily selling their Class A common stock or warrants and may otherwise negatively affect the liquidity of MarketWise PubCo Class A common stock or warrants. There can be no assurance that the market price of Class A common stock and warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•actual or anticipated fluctuations in MarketWise’s annual or quarterly financial condition and operating results;
•actual or anticipated changes in MarketWise’s growth rate relative to its competitors;
•failure to meet or exceed financial estimates and projections of the investment community or that MarketWise provides to the public;
•speculation in the press or investment community about MarketWise’s business or industry;
•issuance of new or updated research or reports by securities analysts, or the failure of securities analysts to provide adequate coverage of MarketWise PubCo Class A common stock in the future;
•fluctuations in the valuation of companies perceived by investors to be comparable to MarketWise;
•Class A common stock or warrant price and volume fluctuations attributable to inconsistent trading volume levels of MarketWise PubCo Class A common stock or warrants;
•additions or departures of key personnel;

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•disputes or other developments related to proprietary rights;
•additional or unexpected changes or proposed changes in laws or regulations or differing interpretations thereof affecting MarketWise’s business or enforcement of these laws and regulations, or announcements relating to these matters;
•announcement or expectation of additional equity or debt financing efforts;
•equity sales by MarketWise PubCo, the MarketWise Members, MarketWise’s insiders, or its other stockholders;
•general economic and market conditions, including any impacts associated with the COVID-19 pandemic; and
•other factors described in this “Risk Factors” section and elsewhere in this proxy statement/prospectus.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about MarketWise’s business, the price and trading volume of MarketWise PubCo’s securities could decline.
The trading market for MarketWise PubCo’s securities depends in part on the research and reports that securities or industry analysts publish about MarketWise or its business. MarketWise will not control these analysts, and the analysts who publish information about MarketWise may have relatively little experience with MarketWise or its industry, which could affect their ability to accurately forecast MarketWise’s results and could make it more likely that MarketWise fails to meet their estimates. If few or no securities or industry analysts cover MarketWise, the trading price for MarketWise PubCo’s securities would be negatively impacted. If one or more of the analysts who covers MarketWise downgrades MarketWise PubCo’s securities, publishes incorrect or unfavorable research about MarketWise, ceases coverage of MarketWise, or fails to publish reports on MarketWise regularly, demand for and visibility of MarketWise PubCo’s securities could decrease, which could cause the price or trading volumes of MarketWise PubCo’s securities to decline.
MarketWise may be subject to securities class action, which may harm its business and operating results.
Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. MarketWise may be the target of this type of litigation in the future. Securities litigation against MarketWise could result in substantial costs and damages, and divert management’s attention from other business concerns, which could seriously harm MarketWise’s business, results of operations, financial condition, or cash flows.
MarketWise may also be called on to defend itself against lawsuits relating to its business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on MarketWise’s business, financial condition, and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements, or judgment costs and a diversion of management’s attention and resources that are needed to successfully run MarketWise’s business.
Risks Related to the Transactions and ADAC
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ADAC prior to the consummation of the Transactions.
The Sponsor has agreed to vote in favor of the Transactions, regardless of how ADAC’s public shareholders vote.
The Sponsor and each director and officer of ADAC have agreed to, among other things, vote in favor of the Transaction Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of ADAC’s issued and outstanding ordinary

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shares. Accordingly, it is more likely that the necessary shareholder approval for the Transactions will be received than would be the case if our initial shareholders had agreed to vote their shares in accordance with the majority of the votes cast by our public shareholders.
Neither the ADAC board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Transactions.
Neither the ADAC board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for MarketWise, LLC is fair to us from a financial point of view. Neither the ADAC board of directors nor any committee thereof obtained a third party valuation in connection with the Transactions. In analyzing the Transactions, the ADAC board of directors and management conducted due diligence on MarketWise. The ADAC board of directors reviewed comparisons of selected financial data of MarketWise, LLC with its peers in the industry and the financial terms set forth in the Transaction Agreement, and concluded that the Transactions were in the best interest of ADAC’s shareholders. Accordingly, investors will be relying solely on the judgment of the ADAC board of directors and management in valuing MarketWise, LLC, and the ADAC board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the Transactions or demand redemption of their shares, which could potentially impact our ability to consummate the Transactions.
We may be forced to close the Transactions even if we determined it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of MarketWise arising between the date of the Transaction Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the Trust Account, calculated as of two business days prior to the vote at the extraordinary general meeting, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Transactions even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.
Since the Sponsor and ADAC’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Transactions with MarketWise, LLC is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.
When you consider the recommendation of ADAC’s board of directors in favor of approval of the Transaction Agreement Proposal, you should keep in mind that the Sponsor and ADAC’s directors and officers have interests in such proposal that are different from, or in addition to, those of ADAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Prior to ADAC’s initial public offering, the Sponsor purchased 10,350,000 ADAC Class B ordinary shares (after various adjustments) for an aggregate purchase price of $25,000, or approximately $0.002 per share. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of our public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders. In addition, if ADAC does not consummate a business combination by July 28, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,350,000 ADAC Class B ordinary shares owned by the initial shareholders would be worthless because following the redemption of the public shares, ADAC would likely have few, if any, net assets and because the Sponsor and ADAC’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust

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Account in respect of any ADAC Class A ordinary shares and ADAC Class B ordinary shares held by it or them, as applicable, if ADAC fails to complete a business combination within the required period. Additionally, in such event, the 10,280,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of ADAC’s initial public offering for an aggregate purchase price of $10,280,000 will also expire worthless. ADAC’s directors and executive officers, Mark Gerhard, Riaan Hodgson and David Gomberg, also have a direct or indirect economic interest in such private placement warrants and in the 10,350,000 ADAC Class B ordinary shares owned by the initial shareholders. The 10,350,000 shares of MarketWise PubCo Class A common stock into which the 10,350,000 ADAC Class B ordinary shares held by the initial shareholders will automatically convert in connection with the Transactions (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $103.0 million based upon the closing price of $9.95 per public share on the NYSE on June 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of MarketWise PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ADAC believes such shares have less value. The 10,280,000 MarketWise PubCo warrants into which the 10,280,000 private placement warrants held by the Sponsor will automatically convert in connection with the Transactions (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $16.8 million based upon the closing price of $1.63 per public warrant on the NYSE on June 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•Mark Gerhard and Riaan Hodgson, current directors of ADAC, are expected to be directors of MarketWise PubCo after the consummation of the Transactions. As such, in the future, Mr. Gerhard and Mr. Hodgson may receive fees for their services as directors, which may consist of cash or stock-based awards, and any other remuneration that MarketWise PubCo’s board of directors determines to pay to its non-employee directors.
•ADAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under ADAC’s directors’ and officers’ liability insurance after the Transactions and pursuant to the Transaction Agreement.
•In order to protect the amounts held in ADAC’s Trust Account, the Sponsor has agreed that it will be liable to ADAC if and to the extent any claims by a third party for services rendered or products sold to ADAC, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of ADAC’s initial public offering against certain liabilities, including liabilities under the Securities Act.
•ADAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if ADAC fails to consummate a business combination by July 28, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, ADAC may not be able to reimburse these expenses if the Transactions or another business combination is not completed by such date.
•Pursuant to the Registration Rights Agreement, the Sponsor and the other initial shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of MarketWise PubCo common stock and warrants held by such parties following the consummation of the Transactions.

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•The Proposed Charter will contain a provision expressly electing that MarketWise PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “—Interests of ADAC’s Directors and Officers in the Transactions” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as ADAC’s directors and officers may have influenced their motivation in identifying and selecting MarketWise as a business combination target, completing an initial business combination with MarketWise and influencing the operation of the business following the initial business combination. In considering the recommendations of ADAC’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of ADAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in ADAC’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Transaction Agreement, would require ADAC to agree to amend the Transaction Agreement, to consent to certain actions taken by MarketWise or to waive rights that ADAC is entitled to under the Transaction Agreement. Such events could arise because of changes in the course of MarketWise’s business or a request by MarketWise to undertake actions that would otherwise be prohibited by the terms of the Transaction Agreement. In any of such circumstances, it would be at ADAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ADAC does not believe there will be any changes or waivers that ADAC’s directors and executive officers would be likely to make after shareholder approval of the Transaction Agreement Proposal has been obtained. While certain changes could be made without further shareholder approval, ADAC will circulate a new or amended proxy statement/prospectus and resolicit ADAC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Transaction Agreement Proposal.
ADAC and MarketWise will incur significant transaction and transition costs in connection with the Transactions.
ADAC and MarketWise have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. ADAC and MarketWise may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Transaction Agreement (including the Transactions), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by MarketWise PubCo following the closing of the Transactions.

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The announcement of the proposed Transactions could disrupt MarketWise’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Transactions and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Transactions on MarketWise’s business include the following:
•its employees may experience uncertainty about their future roles, which might adversely affect MarketWises’s ability to retain and hire key personnel and other employees;
•customers, suppliers, business partners and other parties with which MarketWise maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with MarketWise or fail to extend an existing relationship with MarketWise PubCo; and
•MarketWise has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Transactions.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact MarketWise and, in the future, MarketWise PubCo’s results of operations and cash available to fund its business.
Subsequent to the consummation of the Transactions, MarketWise PubCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to MarketWise has identified all material issues or risks associated with MarketWise, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of MarketWise’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or MarketWise PubCo. Additionally, we have no indemnification rights against the Sellers under the Transaction Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of ADAC who choose to remain MarketWise PubCo stockholders or warrant holders following the Transactions could suffer a reduction in the value of their shares or warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Transactions contained an actionable material misstatement or material omission.
The historical financial results of MarketWise, LLC and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what MarketWise PubCo’s actual financial position or results of operations would have been.
The historical financial results of MarketWise, LLC included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those MarketWise PubCo will achieve in the future. This is primarily the result of the following factors: (i) MarketWise PubCo will incur additional ongoing costs as a result of the Transactions, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) MarketWise PubCo’s capital structure will be different from that reflected in MarketWise, LLC’s historical

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financial statements. MarketWise PubCo’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare MarketWise PubCo’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, ADAC being treated as the “acquired” company for financial reporting purposes in the Transactions, the total debt obligations and the cash and cash equivalents of MarketWise, LLC on the Closing Date and the number of ADAC Class A ordinary shares that are redeemed in connection with the Transactions. Accordingly, such pro forma financial information may not be indicative of MarketWise PubCo’s future operating or financial performance and MarketWise PubCo’s actual financial condition and results of operations may vary materially from MarketWise PubCo’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”
Following the consummation of the Transactions, our only significant asset will be our ownership interest in MarketWise, LLC and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on MarketWise PubCo common stock or satisfy our other financial obligations.
Following the consummation of the Transactions, we will have no direct operations and no significant assets other than our ownership of MarketWise, LLC. We and certain investors, the MarketWise Members, and directors and officers of MarketWise, LLC and its affiliates will become stockholders of MarketWise PubCo. We will depend on MarketWise, LLC for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to MarketWise PubCo common stock. The financial condition and operating requirements of MarketWise, LLC may limit our ability to obtain cash from MarketWise, LLC. The earnings from, or other available assets of, MarketWise, LLC may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on MarketWise PubCo common stock or satisfy our other financial obligations.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Transactions.
We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Transactions as contemplated.
The Transaction Agreement provides that MarketWise, LLC’s obligation to consummate the Transactions is conditioned on, among other things, that as of the Closing, the Minimum Cash Condition is satisfied. This condition is for the sole benefit of MarketWise, LLC. If such condition is not met, and such condition is not or cannot be waived under the terms of the Transaction Agreement, then the Transaction Agreement could terminate and the proposed Transactions may not be consummated.
There can be no assurance that MarketWise, LLC could and would waive the Minimum Cash Condition. If such conditions is not met, and such condition is not or cannot be waived under the terms of the Transaction Agreement, then the Transaction Agreement could terminate and the proposed Transactions may not be consummated.
If such condition is waived and the Transactions are consummated with less than the Minimum Cash Amount in the Trust Account, the cash held by MarketWise PubCo and its subsidiaries (including MarketWise, LLC) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of MarketWise PubCo after consummation of the Transactions and we may not be able to raise additional financing from unaffiliated parties necessary to fund

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our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
Certain insiders may elect to purchase shares from public shareholders prior to the consummation of the Transactions, which may influence the vote on the Transactions and reduce the public “float” of our securities.
At any time at or prior to the Transactions, during a period when they are not then aware of any material non-public information regarding us or ADAC’s securities, the Sponsor, MarketWise, LLC or our or their respective directors, officers, advisors or respective affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ADAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, MarketWise, LLC or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Agreement Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ADAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Transactions). If such transactions are effected, the consequence could be to cause the Transactions to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
We are not registering the shares of MarketWise PubCo common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants at that time and potentially causing such warrants to expire worthless.
We are not registering the shares of MarketWise PubCo common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial

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statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order relating to such registration statement. Beginning on the 61st day following the closing of the Transactions, if the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. In no event will warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available. If the MarketWise PubCo common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of warrants who seek to exercise their warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares issuable upon exercise of the warrants, and in the event we do not so elect, we will use our best efforts to register or qualify the shares underlying the warrants under applicable state securities laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant exercise. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant, other than on a cashless basis in certain circumstances, and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of MarketWise PubCo common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the MarketWise PubCo common stock underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying shares of MarketWise PubCo common stock. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of MarketWise PubCo common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in ADAC’s initial public offering).
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time

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period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the Trust Account to our public shareholders, ADAC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

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Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.
The public stockholders will experience immediate dilution as a consequence of the issuance of MarketWise PubCo Class A common stock as consideration in the Transactions and the PIPE Investment and due to future issuances pursuant to the Incentive Award Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of MarketWise PubCo.
It is anticipated that, following the Transactions, (1) ADAC’s public shareholders are expected to own approximately 13.04% of the outstanding MarketWise PubCo common stock, (2) the Sellers are expected to own approximately 79.93% of the outstanding MarketWise PubCo common stock, (3) the Sponsor and the other initial shareholders are expected to collectively own approximately 2.30% of the outstanding MarketWise PubCo common stock and (iv) the PIPE Investors are expected to own approximately 4.73% of MarketWise PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Transactions, (ii) MarketWise PubCo issues 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (iii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met. If the actual facts are different from these assumptions, the percentage ownership retained by ADAC’s existing shareholders in MarketWise PubCo will be different.
In addition, MarketWise employees and consultants hold, and after the Transactions, are expected to be granted, equity awards under the Incentive Award Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of MarketWise PubCo common stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of ADAC securities and may adversely affect prevailing market prices for our public shares or public warrants.
Warrants will become exercisable for MarketWise PubCo Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 30,980,000 shares of MarketWise PubCo Class A common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Transactions and 12 months from the closing of ADAC’s initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of MarketWise PubCo Class A common stock will be issued, which will result in dilution to the holders of MarketWise PubCo Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of MarketWise PubCo Class A common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Transactions are consummated, the public warrants may never be in the money, and they may expire worthless and the terms of

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the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”
Even if the Transactions are consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ADAC. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that increases the exercise price or shortens the exercise period of the public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of MarketWise PubCo Class A common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of MarketWise PubCo Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the 30-day redemption period, except if we elect to require the warrants to be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants, if you do not otherwise exercise you warrants, as permitted under the warrant agreement, before the redemption date. None of the private placement warrants will be redeemable by us so long as they are held by the sponsor or any of its permitted transferees.
Our warrants are accounted for as derivative liabilities and are recorded at fair value with changes in fair value for each period reported in earnings, which may have an adverse effect on the market price of our ordinary shares or may make it more difficult for us to consummate an initial business combination.
ADAC is accounting for both the public warrants and the private placement warrants as a warrant liability. At each reporting period (1) the accounting treatment of the warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the public and private warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. Changes in the inputs and assumptions for the valuation model we use to determine the fair value of such liability may have a material impact on the estimated fair value of the embedded derivative liability. The share price of our ordinary shares represents the primary underlying variable that impacts the value of the liability related to the warrants, which are accounted for as derivative instruments. Additional factors that impact the value of the warrants as derivative instruments include the volatility of our stock price, discount rates and stated interest rates. As a result, our financial statements and results of operations will fluctuate quarterly, based on various factors, such as the share price of our ordinary shares, many of which are outside of our control. In addition, we may change the underlying assumptions used in our valuation model, which could in result in significant fluctuations in our results of

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operations. If our stock price is volatile, we expect that we will recognize non-cash gains or losses on our warrants or any other similar derivative instruments each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our ordinary shares.
ADAC has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect our ability to report its results of operations and financial condition accurately and in a timely manner.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Following the issuance of the SEC Staff Statement, on May 9, 2021, ADAC’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate its previously issued and audited financial statements as of and for the period ended December 31, 2020.
ADAC’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. ADAC’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
ADAC can give no assurance that the measures it has taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if ADAC is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Following the issuance of the SEC Staff Statement, after consultation with its independent registered public accounting firm, ADAC’s management and audit committee concluded that it was appropriate to restate its previously issued audited financial statements as of December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020. As part of the restatement, ADAC identified a material weakness in its internal controls over financial reporting.
As a result of such material weakness, the restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, ADAC faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in its internal control over financial reporting and the preparation of its financial statements. As of the date of this report, ADAC has no knowledge of any such litigation or dispute. Any such litigation or dispute, whether successful or not, could have a material adverse effect on its business, results of operations and financial condition or our ability to complete a business combination.
There can be no assurance that the shares of MarketWise PubCo Class A common stock that will be issued in connection with the Transactions will be approved for listing on Nasdaq following the Closing, or that MarketWise PubCo will be able to comply with the continued listing rules of the Nasdaq.
ADAC’s units, public shares and public warrants are currently listed on the NYSE and we intend to list MarketWise PubCo’s securities on Nasdaq upon the Closing. The continued eligibility for listing of MarketWise PubCo’s securities may depend on, among other things, the number of our shares that are redeemed. If, after the

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Transactions, Nasdaq delists the shares of MarketWise PubCo Class A common stock or public warrants from trading on its exchange for failure to meet its listing rules, MarketWise PubCo and its stockholders could face significant material adverse consequences including:
•a limited availability of market quotations for our securities;
•reduced liquidity for our securities;
•a determination that shares of MarketWise PubCo Class A common stock is a “penny stock” which will require brokers trading in shares of MarketWise PubCo Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•a limited amount of news and analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The MarketWise PubCo Class A common stock and public warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if MarketWise PubCo’s securities were no longer listed on Nasdaq, such securities would not qualify as covered securities and MarketWise PubCo would be subject to regulation in each state in which it offers its securities.
ADAC’s and MarketWise, LLC’s ability to consummate the Transactions, and the operations of MarketWise PubCo following the Transactions, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Transactions, and the business of MarketWise or MarketWise PubCo following the Transactions could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.
The parties will be required to consummate the Transactions even if MarketWise, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if MarketWise is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, MarketWise’s ability to consummate the Transactions and MarketWise PubCo’s financial condition and results of operations following the Transactions may be materially adversely affected. Each of MarketWise, LLC and MarketWise PubCo may also incur additional costs due to delays caused by COVID-19, which could adversely affect MarketWise PubCo’s financial condition and results of operations.
Additional Risks Related to Ownership of MarketWise PubCo Common Stock Following the Transactions and MarketWise PubCo Operating as a Public Company
MarketWise PubCo does not intend to pay cash dividends for the foreseeable future.
Following the Transactions, MarketWise PubCo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of MarketWise PubCo’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained

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in future agreements and financing instruments, business prospects, and such other factors as its board of directors deems relevant. Therefore, you are not likely to receive any dividends on your Class A common stock for the foreseeable future, and the success of an investment in Class A common stock will depend upon any future appreciation in its value.
If analysts do not publish research about MarketWise PubCo’s business or if they publish inaccurate or unfavorable research, MarketWise PubCo’s stock price and trading volume could decline.
The trading market for the common stock of MarketWise PubCo will depend in part on the research and reports that analysts publish about its business. MarketWise does not have any control over these analysts. If one or more of the analysts who cover MarketWise PubCo downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover MarketWise PubCo, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering MarketWise PubCo in the future or fail to publish reports on it regularly.
MarketWise PubCo may be subject to securities litigation, which is expensive and could divert management attention.
The market price of MarketWise PubCo’s Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. MarketWise PubCo may be the target of this type of litigation in the future. Securities litigation against MarketWise PubCo could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Future resales of MarketWise PubCo Class A common stock after the consummation of the Transactions may cause the market price of MarketWise PubCo’s securities to drop significantly, even if MarketWise PubCo’s business is doing well.
Pursuant to the Registration Rights Agreement and the Proposed Bylaws, after the consummation of the Transactions and subject to certain exceptions, the Sponsor and the Sellers will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of MarketWise PubCo Class A common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end on (i) for the Lock-up Shares held by the Sellers, the date that is 180 days after the Closing and (ii) for the Lock-up Shares held by the Sponsor, on the earlier of (A) one year after the Closing and (B) subsequent to the Closing, (x) if the closing price of the MarketWise PubCo Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which the Company completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the its public stockholders having the right to exchange their shares of MarketWise PubCo Class A common stock for cash, securities or other property.
However, following the expiration of such lockup, the Sponsor and the Sellers will not be restricted from selling shares of MarketWise PubCo’s common stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the Transactions, other than by applicable securities laws. As such, sales of a substantial number of shares of MarketWise PubCo Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of MarketWise PubCo Class A common stock. Upon completion of the Transactions, the Sponsor and the Sellers (not including the shares of MarketWise PubCo Class A common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) will collectively own approximately 94.5% of the outstanding shares of MarketWise PubCo common stock, assuming that no additional public shareholders redeem their public shares in connection with the Transactions. Assuming redemption of 41,400,000 public shares are redeemed in connection with the Transactions, in the aggregate, the ownership of the Sponsor and the Sellers would fall to 93.4%

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of the outstanding shares of MarketWise PubCo common stock (not including the shares of MarketWise PubCo Class A common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements).
The shares held by the Sponsor and the Sellers may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement and Proposed Bylaws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in MarketWise PubCo’s share price or the market price of MarketWise PubCo Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from MarketWise PubCo’s business operations.
As a public company, MarketWise PubCo will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, MarketWise PubCo will incur significant legal, accounting and other expenses that MarketWise, LLC did not previously incur. MarketWise PubCo’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in MarketWise PubCo incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for MarketWise PubCo to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for MarketWise PubCo to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different

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application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Once we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of ADAC Class A ordinary shares and warrants, including holders exercising their redemption rights with respect to the ADAC Class A ordinary shares.
The Domestication generally is expected to be a taxable event for certain U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) as a result of the application of Section 367(b) of the Code and/or the PFIC rules, which is based on the expectation that the Domestication will be properly treated as a reorganization described in Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to ADAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—II. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on MarketWise PubCo Class A common stock after the Domestication.
Assuming that the Domestication is properly treated as an F Reorganization, subject to the PFIC rules discussed below, as a result of Section 367(b) of the Code: (i) a U.S. Holder whose ADAC Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of ADAC stock entitled to vote and less than 10% of the total value of all classes of ADAC stock generally will not recognize any gain or loss and will not be required to include any part of ADAC’s earnings in income as a result of the Domestication; (ii) a U.S. Holder whose ADAC Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the day of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of ADAC stock entitled to vote and less than 10% of the total value of all classes of ADAC stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its ADAC Class A ordinary shares for MarketWise PubCo Class A common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by ADAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the ADAC Class A ordinary shares held directly by such U.S. Holder; and (iii) a U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of ADAC stock entitled to vote or 10% or more of the total value of all classes of ADAC stock, will generally be required to include in income as a deemed dividend deemed paid by ADAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the ADAC Class A ordinary shares held directly by such U.S. Holder as a result of the Domestication.
If the Domestication is not properly treated as an F Reorganization, a U.S. Holder of ADAC Class A ordinary shares or warrants generally would recognize gain or loss with respect to its ADAC Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of MarketWise PubCo received in the Domestication and the U.S. Holder’s adjusted tax basis in its ADAC Class A ordinary shares or warrants surrendered.
Additionally, regardless of whether the Domestication is properly treated as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date)

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generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging ADAC warrants for newly issued MarketWise PubCo warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. ADAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of ADAC Class A ordinary shares to recognize gain under the PFIC rules on the exchange of ADAC Class A ordinary shares for MarketWise PubCo Class A common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s ADAC Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b) of the Code, which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges ADAC warrants for newly issued MarketWise PubCo warrants; currently, however, the elections under the PFIC rules mentioned above do not apply to ADAC warrants (for discussion regarding the unclear application of the PFIC rules to ADAC warrants, see “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders —5. PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of ADAC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Transactions, the rights of holders of MarketWise PubCo common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of ADAC Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.
Upon consummation of the Transactions, the rights of holders of MarketWise PubCo common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of MarketWise PubCo common stock could differ from the rights that holders of ADAC Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that MarketWise PubCo becomes involved in costly litigation, which could have a material adverse effect on MarketWise PubCo.
In addition, there are differences between the new organizational documents of MarketWise PubCo and the current constitutional documents of ADAC. For a more detailed description of the rights of holders of MarketWise PubCo common stock and how they may differ from the rights of holders of ADAC Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Charter and the Proposed Bylaws of MarketWise PubCo are attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and MarketWise PubCo’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Transactions, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of MarketWise PubCo’s Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of MarketWise PubCo’s board of directors or

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taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
•providing for a classified board of directors with staggered, three-year terms;
•the ability of MarketWise PubCo’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the MarketWise PubCo Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•the limitation of the liability of, and the indemnification of, MarketWise PubCo’s directors and officers;
•the ability of MarketWise PubCo’s board of directors to amend the bylaws, which may allow MarketWise PubCo’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
•advance notice procedures with which stockholders must comply to nominate candidates to MarketWise PubCo’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in MarketWise PubCo’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of MarketWise PubCo.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in MarketWise PubCo’s board of directors or management.
The provisions of the Proposed Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
MarketWise PubCo’s Proposed Charter provides that, to the fullest extent permitted by law, and unless MarketWise PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on MarketWise PubCo’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of MarketWise PubCo to MarketWise PubCo or MarketWise PubCo’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or MarketWise PubCo’s Bylaws or MarketWise PubCo’s Certificate of Incorporation (as each may be amended from time to time) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. The Proposed Charter will also provide that, unless MarketWise PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and the Proposed Charter will provide that the exclusive forum provision will not apply to claims seeking to enforce any liability or duty created by the Exchange Act.
These provisions may have the effect of discouraging lawsuits against MarketWise PubCo’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought

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against MarketWise PubCo, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in such action.
Risks if the Domestication and the Transactions are not Consummated
If we are not able to complete the Transactions with MarketWise, LLC by July 28, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the Trust Account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on ADAC will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact MarketWise PubCo’s business following the Transactions.
If ADAC is not able to complete the Transactions with MarketWise, LLC by July 28, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents ADAC will: i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ADAC’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by July 28, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by July 28, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of public warrants will not have any right to the proceeds held in the Trust Account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after July 28, 2022 before redemption from the Trust Account.
If we have not completed our initial business combination by July 28, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata

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to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the Trust Account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond July 28, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of ADAC’s initial public offering not being held in the Trust Account are insufficient to allow us to operate through to July 28, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of March 31, 2021, ADAC had cash of $695,093 held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, ADAC had total current liabilities of $394,489.
The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until July 28, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to ADAC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
EXTRAORDINARY GENERAL MEETING OF ADAC
General
ADAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of ADAC to be held on July 20, 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to ADAC’s shareholders on or about July 6, 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ADAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on July 20, 2021, at 10:00 a.m., Eastern Time, at the offices of White & Case LLP, at 1221 Avenue of the Americas, New York, New York, 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ascendantdigital/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement.
Purpose of the ADAC General Meeting
At the extraordinary general meeting, ADAC is asking holders of its ordinary shares to consider and vote upon:
•the Transaction Agreement Proposal;
•the Domestication Proposal;
•the Organizational Documents Proposal;
•the Advisory Organizational Documents Proposals;
•the Stock Issuance Proposal;
•the Incentive Award Plan Proposal
•the ESPP Proposal (collectively with Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, and the Incentive Award Plan Proposal, the “Condition Precedent Proposals”);
•the Director Election Proposal; and
•the Adjournment Proposal.
Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The election of nine directors to MarketWise PubCo’s board of directors in the Director Election Proposal is conditioned upon the approval of the Condition Precedent Proposals.
Recommendation of ADAC Board of Directors
ADAC’s board of directors believes that the Transaction Agreement Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ADAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Transaction Agreement Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the

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approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” each of the director nominees and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
ADAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on May 28, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ADAC warrants do not have voting rights. As of the close of business on the record date, there were 51,750,000 ordinary shares issued and outstanding, of which 41,400,000 were issued and outstanding public shares.
The Sponsor and each director and each officer of ADAC have agreed to, among other things, vote in favor of the Transaction Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Transactions with respect to any ordinary shares held by them. The ordinary shares held by the initial shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of the issued and outstanding ordinary shares.
Quorum
A quorum of ADAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 25,875,001 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ADAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. ADAC believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the Transaction Agreement Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by

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proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the Transaction Agreement Proposal. Therefore, if the Transaction Agreement Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Transaction Agreement Proposal. Therefore, if the Transaction Agreement Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. the Advisory Organizational Documents Proposals are not conditioned upon any other proposal.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on approval of the Transaction Agreement Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if the Transaction Agreement Proposal, the Domestication Proposal and the Organizational Documents Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Award Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Transaction Agreement Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Incentive Award Plan Proposal, and, therefore, also conditioned on approval of the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal. Therefore, if the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Condition Precedent Proposals, and, therefore, if the Condition Precedent Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon any other proposal.

Filed Pursuant to Rule 424(b)(3)
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Voting Your Shares
Each ADAC ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
•You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by ADAC’s board “FOR” the approval of the Transaction Agreement Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” each of the director nominees and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
•You Can Attend the General Meeting and Vote in Person.
•If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the extraordinary general meeting, go to https://www.cstproxy.com/ascendantdigital/2021, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
•Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the extraordinary general meeting date in order to ensure access.
Revoking Your Proxy
If you are an ADAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•you may send another proxy card with a later date;
•you may notify Mark Gerhard, Chief Executive Officer and Director of ADAC, in writing before the extraordinary general meeting that you have revoked your proxy; or
•you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

Filed Pursuant to Rule 424(b)(3)
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Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400, or by emailing ACND.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of ADAC that MarketWise PubCo redeem all or a portion of its public shares for cash if the Transactions are consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
•submit a written request to Continental, ADAC’s transfer agent, that MarketWise PubCo redeem all or a portion of your public shares for cash; and
•deliver the certificates for your public shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 16, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the public shares that an electing public shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights shall be treated as an election to have such public shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Transactions, MarketWise PubCo shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ADAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the Transaction Agreement Proposal. If the Transactions are not consummated, the public shares will be returned to the respective holder, broker or bank. If the Transactions are consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, MarketWise PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Transactions, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of MarketWise PubCo Class A common stock that will be redeemed immediately after consummation of the Transactions.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this

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tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Transactions are not consummated this may result in an additional cost to shareholders for the return of their shares.
An ADAC shareholder may not withdraw a redemption request once submitted to ADAC unless ADAC’s board of directors determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that ADAC permit the withdrawal of the redemption request and instruct Continental to return the certificate (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement/prospectus.
Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Transaction Agreement Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and each director and each officer of ADAC have agreed to, among other things, vote in favor of the Transaction Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Transactions with respect to any ordinary shares held by them. The ordinary shares held by the initial shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the other initial shareholders own 20% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on June 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.95. As of March 31, 2021, funds in the Trust Account totaled $414,258,248 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less, or approximately $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ADAC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither ADAC’s shareholders nor ADAC’s warrant holders have appraisal rights in connection with the Transactions or the Domestication under Cayman Islands law or under the DGCL.
ADAC Initial Shareholders
As of the date of this proxy statement/prospectus, there are 51,750,000 ordinary shares issued and outstanding, which includes the 10,350,000 founder shares held by the Sponsor (whose members include ADAC directors and

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
officers) and the 41,400,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 30,980,000 warrants, which includes the 10,280,000 private placement warrants held by the Sponsor and the 20,700,000 public warrants.
At any time at or prior to the Transactions, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing stockholders of MarketWise, LLC or ADAC or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ADAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of MarketWise, LLC or ADAC or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Agreement Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposal, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ADAC’s net tangible assets being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Transactions).
If such transactions are effected, the consequence could be to cause the Transactions to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
TRANSACTION AGREEMENT PROPOSAL
ADAC is asking its shareholders to approve by ordinary resolution and adopt the Transaction Agreement. ADAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction Agreement, a copy of which is attached as Annex A-1 to this proxy statement/prospectus. Please see the subsection entitled “The Transaction Agreement” below for additional information and a summary of certain terms of the Transaction Agreement. You are urged to read carefully the Transaction Agreement in its entirety before voting on this proposal.
Because ADAC is holding a shareholder vote on the Transactions, ADAC may consummate the Transactions only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Transaction Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, a copy of which is attached as Annex A-1 to this proxy statement/prospectus. You are urged to read the Transaction Agreement in its entirety because it is the primary legal document that governs the Transactions.
The Transaction Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Transaction Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties thereto and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties thereto rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Transaction Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Transaction Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ADAC, MarketWise or any other matter.
Structure of the Transactions
On March 1, 2021, ADAC entered into the Transaction Agreement with MarketWise, LLC, the Sellers and the Seller Representative, pursuant to which, among other things, (i) ADAC will (x) purchase Common Units of MarketWise, LLC directly from the Sellers, (y) subscribe for and purchase Common Units, warrants of MarketWise, LLC and Sponsor Earn Out Shares (as described below in “—Earn Out—Sponsor Earn Out Shares”) from MarketWise, LLC, and (z) issue shares of MarketWise PubCo Class B common stock to the Sellers and (ii) ADAC will change its name to “MarketWise, Inc.”
Prior to and as a condition of the Transactions, pursuant to the Domestication, ADAC will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which ADAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”
Consideration
Pursuant to the Transaction Agreement, substantially concurrently with the Closing, MarketWise, LLC will distribute all of its cash and cash equivalents to the Sellers in accordance with its then in-effect operating agreement. Following such distribution, MarketWise, LLC will effectuate a recapitalization, pursuant to which, among other

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things, all Class A and Class B units of MarketWise, LLC (including the unvested Class B units of MarketWise, LLC, the vesting of which will accelerate as a result of the Transactions) held by the Sellers will convert into a new class of Common Units of MarketWise, LLC with such terms and conditions as set forth in the MarketWise Third A&R Operating Agreement. Following such recapitalization, the Sellers will collectively hold a single class of Common Units of MarketWise, LLC.
Subject to the satisfaction or waiver of certain conditions set forth in the Transaction Agreement, at the Closing, ADAC will contribute a subscription amount (the “Subscription Amount”) to MarketWise, LLC in exchange for units and warrants in MarketWise, LLC. Pursuant to the Transaction Agreement, the Subscription Amount will be an amount of cash determined by MarketWise, LLC and will be not less than $85,000,000 nor more than $150,000,000; provided, that, notwithstanding the foregoing, if the Subscription Amount determined by MarketWise, LLC will be greater than the Available Distributable Cash (as defined below), the Subscription Amount will automatically be deemed to be an amount equal to the Available Distributable Cash.
Pursuant to the Transaction Agreement, the “Available Distributable Cash” will be an aggregate amount equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in ADAC’s Trust Account, less amounts required for the redemptions by the ADAC shareholders plus (b) the aggregate proceeds, if any, actually received by ADAC from the PIPE Investment plus (c) all other cash and cash equivalents of ADAC minus (d) the aggregate amount of unpaid transaction costs incurred by MarketWise, LLC and ADAC as of the Closing.
At the Closing, ADAC will also purchase certain units of MarketWise, LLC from the Sellers for cash consideration (the “Cash Consideration”) in an amount equal to (i) the Available ADAC Closing Cash (as defined below), less (ii) the aggregate amount of unpaid transaction costs incurred by MarketWise, LLC and ADAC as of the Closing; provided, that, under no circumstances will the Cash Consideration be more than $374,000,000 or less than $0. Pursuant to the Transaction Agreement, the “Available ADAC Closing Cash” will be an aggregate amount equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in ADAC’s Trust Account, less amounts required for the redemptions by the ADAC shareholders plus (b) the aggregate proceeds, if any, actually received by ADAC from the PIPE Investment plus (c) all other cash and cash equivalents of ADAC minus (d) the Subscription Amount.
Additionally, at the Closing, ADAC will issue to the Sellers, for nominal consideration, a certain number of shares of MarketWise PubCo Class B common stock equal to the aggregate number of units of MarketWise, LLC retained by the Sellers at the Closing (collectively, the “Retained Units”), with each Seller receiving its pro rata share of such shares of MarketWise PubCo Class B common stock and Retained Units. Pursuant to the Transaction Agreement, the Retained Units will be a number of common units of MarketWise, LLC equal to the quotient of (a) $2,910,923,000 (being the agreed equity value to the Sellers) minus the Cash Consideration, divided by (b) $10.00.
MarketWise, LLC intends to use at least $25,000,000 received in connection with the Transactions to purchase units of MarketWise, LLC from the Sellers, even if $0 of Cash Consideration is provided under the Transaction Agreement. The number of redemptions of public shares in connection with the Transactions will be the determining factor in the amount of Cash Consideration provided to the Sellers. If none of ADAC’s public shareholders exercises their redemption rights with respect to any of their public shares in connection with the Transactions, the Sellers will receive the full amount of $374,000,000 of Cash Consideration in exchange for 37,400,000 units of MarketWise, LLC and will have approximately 79.93% ownership of MarketWise (reflecting a 79.93% economic ownership in MarketWise, LLC and 79.93% voting power at MarketWise PubCo). If ADAC’s public shareholders exercise their redemption rights with respect to all of their public shares in connection with the Transactions, then the Sellers will receive $25,000,000 of Cash Consideration in exchange for 2,507,700 units of MarketWise, LLC and will have approximately 92.83% ownership of MarketWise. For each public share redeemed, the Sellers will receive $10 less in Cash Consideration and will retain an additional unit of MarketWise, LLC (and corresponding share of MarketWise PubCo Class B common stock). For example, if ADAC’s public shareholders exercised their redemption rights with respect to half of ADAC’s public shares (i.e., 20,700,000 public shares), the Sellers would receive $187,000,000 of Cash Consideration in exchange for 18,700,000 units of MarketWise, LLC and would have approximately 86.37% ownership of MarketWise. MarketWise intends to retain no less than $85,000,000 and no more than $150,000,000 of cash received in connection with the Transactions on its balance sheet, and so the

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primary effect of any change in the composition of consideration to MarketWise, LLC and the Sellers is an increase or decrease, as applicable, in the relative percentage ownership of MarketWise PubCo following the Transactions.
Earn Out
MarketWise Management Members Earn Out Shares
Pursuant to the Transaction Agreement, at or prior to the Closing, MarketWise, LLC may allocate up to 2,000,000 shares of MarketWise PubCo Class A common stock in the aggregate (the “MarketWise Management Members Earn Out Shares”) to certain members of MarketWise, LLC management (the “MarketWise Management Members”), such members and amounts to be determined by MarketWise, LLC. To the extent not all of the MarketWise Management Members Earn Out Shares are allocated to MarketWise Management Members as of the Closing, then from time to time following the Closing but prior to the expiration of the post-Closing period ending on the date that is the four-year anniversary of the Closing Date (the “Earn Out Period”), MarketWise, LLC will be permitted to allocate the remaining MarketWise Management Members Earn Out Shares to MarketWise Management Members in MarketWise, LLC’s sole discretion. At the Closing (and for the avoidance of doubt, following the Domestication), and from time to time following the Closing as and when MarketWise, LLC determines to allocate any post-Closing MarketWise Management Members Earn Out Shares, ADAC will issue or cause to be issued to Continental Stock Transfer & Trust Company (the “Escrow Agent”), the aggregate number of allocated MarketWise Management Members Earn Out Shares, to be held on behalf of the applicable MarketWise Management Members in an escrow account (the “Escrow Account”) established pursuant to an escrow agreement to be entered into at the Closing by ADAC, the Sponsor, the Seller Representative and the Escrow Agent (the “Escrow Agreement”). Following the Closing, the MarketWise Management Members Earn Out Shares will be released and delivered as follows (subject to the terms and conditions of the Transaction Agreement and the Escrow Agreement): (i) 50% of the MarketWise Management Members Earn Out Shares that have been allocated to any MarketWise Management Member as of the occurrence of Triggering Event I (as defined below) will be released from the Escrow Account to such MarketWise Management Member upon the occurrence of Triggering Event I; (ii) the remaining MarketWise Management Members Earn Out Shares held in the Escrow Account will be released from the Escrow Account upon the occurrence of Triggering Event II (as defined below) and distributed to the MarketWise Management Member to whom such MarketWise Management Member Earn Out Shares have been allocated; and (iii) if the conditions set forth in (i) or (ii) above have not been satisfied within the Earn Out Period, any MarketWise Management Members Earn Out Shares remaining in the Escrow Account will be automatically released to ADAC for cancellation.
“Triggering Event I” is defined in the Transaction Agreement as (i) the date on which the Common Share Price (as defined in the Transaction Agreement) is equal to or greater than $12.00 or (ii) if ADAC consummates a transaction (not including the Transactions) which results in the shareholders of ADAC having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of ADAC), in either case of (i) and (ii), within the Earn Out Period.
“Triggering Event II” is defined in the Transaction Agreement as (i) the date on which the Common Share Price (as defined in the Transaction Agreement) is equal to or greater than $14.00 or (ii) if ADAC consummates a transaction (not including the Transactions) which results in the shareholders of ADAC having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of ADAC), in either case of (i) and (ii), within the Earn Out Period.
Sponsor Earn Out Shares
Pursuant to the Transaction Agreement, at the Closing (and, for the avoidance of doubt, following the Domestication), the Sponsor will deliver to the Escrow Agent 3,051,000 shares of MarketWise PubCo Class A common stock (the “Sponsor Earn Out Shares”), which the Escrow Agent will place in the Escrow Account.

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Following the Closing, the Sponsor Earn Out Shares will be released and delivered as follows (subject to the terms and conditions of the Transaction Agreement and the Escrow Agreement): (i) upon the occurrence of Triggering Event I, 50% of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor; (ii) upon the occurrence of Triggering Event II, 50% of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor; and (iii) if the conditions set forth in (i) or (ii) above have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account will be automatically released to ADAC for cancellation.
Closing
In accordance with the terms and subject to the conditions of the Transaction Agreement, the Closing will take place electronically on the date that is no later than the third business day after the satisfaction or waiver of the conditions set forth in the Transaction Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions,) and at a time to be specified by the parties thereto, unless another time or date is mutually agreed to in writing by the parties; provided, that, if the Closing Date would otherwise fall on a day on which the immediately preceding calendar day is not also a business day, then the Closing Date will be the next succeeding business day on which the immediately preceding calendar day is also a business day.
Representations and Warranties
The Transaction Agreement contains representations and warranties of MarketWise, LLC, the Sellers and ADAC, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “—Material Adverse Effect” below. The representations and warranties of ADAC are also qualified by information included in ADAC’s public filings, filed or submitted to the SEC on or prior to the date of the Transaction Agreement (subject to certain exceptions contemplated by the Transaction Agreement).
Representations and Warranties of MarketWise, LLC
MarketWise, LLC has made representations and warranties relating to, among other things, company organization, and qualification, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of MarketWise, LLC and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, material contracts and no defaults, MarketWise, LLC benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, material editors and sufficiency of assets.
The representations and warranties of MarketWise, LLC identified as fundamental under the terms of the Transaction Agreement are those made pursuant to the following sections of the Transaction Agreement: Section 5.01 (other than the first sentence of Section 5.01(b)) (Organization and Qualification); Section 5.02 (other than the first sentence of Section 5.02(b)) (Company Subsidiaries); Section 5.03 (Capitalization); Section 5.04 (Authority Relative to this Agreement); and Section 5.16 (Brokers).
Representations and Warranties of the Sellers
Each Seller has made representations and warranties as to itself and not with respect to any other Seller, relating to, among other things, organization and qualification (to the extent such Seller is not a natural person), title to MarketWise, LLC equity, due authorization, no conflict, information supplied, litigation, brokers’ fees, compliance and taxes.
The representations and warranties of the Sellers identified as fundamental under the terms of the Transaction Agreement are those made pursuant to the following sections of the Transaction Agreement: Section 6.01 (Organization and Qualification); Section 6.02 (Title to Company Units); Section 6.03 (Authority Relative to this Agreement); and Section 6.07 (Brokers).

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Representations and Warranties of ADAC
ADAC has made representations and warranties relating to, among other things, company organization and qualification, due authorization, no conflict, litigation and proceedings, SEC filings, listing, financial statements, compliance and approvals, Trust Account, PIPE Investment Amount, absence of changes, capitalization, brokers’ fees, material contracts, taxes, business activities, title to assets, ADAC board approval, affiliate transactions, no outside reliance and no additional representations or warranties.
The representations and warranties of ADAC identified as fundamental under the terms of the Transaction Agreement are those made pursuant to the following sections of the Transaction Agreement: Section 7.01 (Organization and Qualification); Section 7.02 (Acquiror Subsidiaries); Section 7.03 (Capitalization); Section 7.04 (Authority Relative to this Agreement); and Section 7.20 (Brokers).
Survival of Representations and Warranties
Except in the case of claims against a person in respect of actual Delaware common law fraud committed by such person with respect to the making of the representations and warranties of such person set forth in the Transaction Agreement, the representations and warranties of the respective parties to the Transaction Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Transaction Agreement, certain representations and warranties of MarketWise, LLC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Transaction Agreement, certain representations and warranties of ADAC are qualified in whole or in part by a material adverse effect on the ability of ADAC to consummate the Transactions standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Transaction Agreement, a material adverse effect with respect to MarketWise, LLC (“MarketWise Material Adverse Effect”) means any change, event or occurrence (collectively, “Events”) that, individually or in the aggregate with other Events, (i) has had, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of MarketWise, LLC and its subsidiaries, taken as a whole; or (ii) is reasonably likely to prevent or delay beyond the Outside Date (as defined below) the ability of MarketWise, LLC to consummate the Transactions.
However, no change, event or occurrence arising out of or related to any of the following, alone or in combination, will be taken into account in determining whether a MarketWise Material Adverse Effect has occurred:
(a)acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions;
(b)earthquakes, hurricanes, tornados, pandemics (including the COVID-19 pandemic), epidemics or other natural or man-made disasters;
(c)changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with suppliers, editors, contributors, subscribers, employees or Governmental Entities);
(d)changes or proposed changes in Applicable Legal Requirements (other than any action, decision or determination of any Governmental Entity arising out of or related to any investigation or any actual or alleged violation of Legal Requirements) after the date of this Agreement;
(e)changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement;

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(f)any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world;
(g)events or conditions generally affecting the industries and markets in which MarketWise, LLC operates;
(h)actions expressly permitted, expressly required to be taken or not taken pursuant to this Agreement or taken or not taken at ADAC’s written instruction or with ADAC’s written consent;
(i)any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (i) will not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a MarketWise Material Adverse Effect; or
(j)any change, event or occurrence that is specifically disclosed in MarketWise, LLC’s disclosure letter; provided that this clause (j) will not prevent a determination that any changes, events or occurrences occurring, discovered, or that become known (including any worsening of any such change, event or occurrence disclosed in MarketWise, LLC’s disclosure letter) after the date of the Transaction Agreement in connection with any such change, event or occurrence constitutes a MarketWise Material Adverse Effect.
Any Event referred to in clauses (d) through (g) above may be taken into account in determining if a MarketWise Material Adverse Effect has occurred to the extent it materially and disproportionally adversely affects MarketWise, LLC and its subsidiaries, taken as a whole, compared to other persons operating in the same industry.
Pursuant to the Transaction Agreement, a material adverse effect with respect to ADAC (“ADAC Material Adverse Effect”) means any change, event or occurrence, that, individually or when aggregated with other changes, events or occurrences is reasonably likely to prevent or delay beyond the Outside Date the ability of ADAC to consummate the Transactions.
Covenants and Agreements
MarketWise, LLC has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, and no solicitation by MarketWise, LLC.
ADAC has made covenants relating to, among other things, employee matters, Trust Account proceeds and related available equity, the exchange listing, no solicitation by ADAC, ADAC’s conduct of business, post-closing directors and officers, domestication, directors’ and officers’ indemnification and liability insurance, ADAC public filings and PIPE Investment subscriptions.
Conduct of Business by MarketWise, LLC
MarketWise, LLC has agreed that from the date of the Transaction Agreement through the earlier of the Closing or the termination of the Transaction Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, subject to certain specified exceptions, including as set forth on the MarketWise, LLC disclosure letter delivered by MarketWise, LLC pursuant to the Transaction Agreement (the “MarketWise Disclosure Letter”), as consented to by ADAC in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law, carry on their business in the ordinary course consistent with past practice.
During the Interim Period, MarketWise, LLC has also agreed not to, and to cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the MarketWise Disclosure Letter, as consented to by

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ADAC in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law:
•subject to certain specified exceptions: (i) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or independent contractors of MarketWise, LLC or its subsidiaries, other than increases to any such individuals in the ordinary course of business consistent with past practice that do not exceed 10% on an individual basis for any such individual with an annual base compensation in excess of $300,000 or 5% in the aggregate, (ii) become a party to, establish, materially amend, commence participation in, terminate, authorize or commit itself to the adoption of any stock option plan or other equity-based compensation plan, or any employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or independent contractors of MarketWise, LLC or its subsidiaries (or newly hired employees) other than in the ordinary course of business consistent with past practice that do not result in more than a de minimis increase in cost to MarketWise, LLC or its subsidiaries, (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any MarketWise, LLC benefit plan, (iv) grant any new awards under any MarketWise, LLC benefit plan, (v) materially amend or modify any outstanding award under any MarketWise, LLC benefit plan, (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (vii) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of MarketWise, LLC’s or its subsidiaries’ directors, officers, independent contractors or employees, (viii) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $300,000 other than in the ordinary course of business consistent with past practice, or (ix) terminate the employment or engagement, other than for cause or due to death or disability, of any employee or independent contractor receiving annual base compensation in excess of $300,000;
•(i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a lien (other than a permitted lien), impair, abandon, fail to diligently maintain, allow to lapse, transfer or otherwise dispose of, any right, title or interest of MarketWise, LLC in or to any MarketWise, LLC intellectual property material to any of the businesses of MarketWise, LLC or its subsidiaries (other than non-exclusive licenses of MarketWise, LLC owned intellectual property granted to subscribers in the ordinary course of business consistent with past practice); (ii) extend, amend, waive, cancel or modify any material rights in or to any MarketWise, LLC intellectual property material to any business of MarketWise, LLC or its subsidiaries; (iii) fail to diligently prosecute the patent applications owned by MarketWise, LLC other than applications that are immaterial or that MarketWise, LLC, in the exercise of its good faith business judgment, has determined to abandon; (iv) disclose, divulge, furnish to or make accessible to any third party who is not subject to an enforceable written agreement to maintain the confidentiality thereof any trade secrets constituting MarketWise, LLC owned intellectual property or any trade secrets of any person to whom MarketWise, LLC or any of its subsidiaries has a confidentiality obligation; or (v) subject any material software constituting MarketWise, LLC owned intellectual property to copyleft terms;
•subject to certain specified exceptions: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any equity interests or split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity interests; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in MarketWise, LLC or any of its subsidiaries; (iii) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell, or otherwise dispose any equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock) in MarketWise, LLC or any of its subsidiaries; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any equity interests, or authorize or enter into other agreements or commitments of any character obligating it to issue any such equity interests;

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•amend or otherwise modify MarketWise, LLC’s or its subsidiaries’ organizational documents, or authorize or propose the same, or form or establish any subsidiary;
•(i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
•sell, lease, license, sublicense, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of any real or tangible assets or properties, other than (x) any sale, lease or disposition of inventory in the ordinary course of business consistent with past practice or (y) dispositions of obsolete, worthless or de minimis assets;
•(i) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of MarketWise, LLC or any of its subsidiaries or guarantee any debt securities of another person other than as set forth on the MarketWise Disclosure Letter; (ii) incur any indebtedness, other than as set forth on the MarketWise Disclosure Letter or borrowings under revolving working capital lines of credit pursuant to and in accordance with the terms of the contracts set forth on the MarketWise Disclosure Letter, in each case but provided that no amounts are drawn at the Closing under any such indebtedness or lines of credit; (iii) make any loans or advances to any other person, other than immaterial loans and advances to employees consistent with past practice; (iv) except in the ordinary course of business consistent with past practice, create any material liens on any material property or assets of MarketWise, LLC or any of its subsidiaries (other than permitted liens); (v) cancel or forgive any indebtedness owed to MarketWise, LLC or any of its subsidiaries; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;
•commence, release, assign, compromise, settle or agree to settle any legal proceeding (i) which would result in a material and adverse impact or material liability on MarketWise, LLC or any of its subsidiaries or their respective properties or assets or the operations of their businesses, (ii) granting injunctive or other equitable remedy against MarketWise, LLC or any of its subsidiaries which could reasonably be expected to be material to MarketWise, LLC and its subsidiaries, taken as a whole; or (iii) by the equity holders of MarketWise, LLC or any other person which relates to the Transactions;
•except in the ordinary course of business consistent with past practice or as is otherwise expressly permitted by the actions described above and below: (A) materially modify or amend or terminate (other than terminations in accordance with the terms of) any MarketWise, LLC material contract (other than any MarketWise, LLC benefit plan); (B) enter into any contract that would have been a MarketWise, LLC material contract had it been entered into prior to the date of the Transaction Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any MarketWise, LLC material contract; or (D) incur or enter into a contract requiring MarketWise, LLC to make any capital expenditures in excess of $1,500,000 in any 12-month period;
•except as required by U.S. GAAP (or any interpretation thereof) or applicable law, make any material change in accounting methods, principles or practices;
•(i) make, change or rescind any material tax election; (ii) settle or compromise any claim or assessment in respect of material taxes with any Governmental Entity; (iii) change (or request to change) any method of accounting for tax purposes; (iv) file any amended income or other material tax return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to MarketWise, LLC or any of its subsidiaries (or its respective income, assets and operations); (vi) surrender any right to claim a refund in respect of material taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar applicable law)

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with any Governmental Entity; or (viii) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment (as defined in the Transaction Agreement);
•authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of MarketWise, LLC or any of its subsidiaries;
•subject to the third bullet point above, enter into, amend or terminate any contract or transaction with, or waive any material right in connection therewith, or pay, distribute or advance any assets or property to, any insider or any affiliate of an insider, other than as required by certain contracts set forth on the MarketWise Disclosure Letter;
•engage in any material respect in any new line of business;
•fail to take any commercially reasonable action required to maintain any material insurance policies of MarketWise, LLC or any of its subsidiaries in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed of or is no longer subsisting), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting); or
•authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described above.
Conduct of Business of ADAC
MarketWise, LLC has agreed that during the Interim Period, it will, subject to certain specified exceptions, including as set forth on the ADAC disclosure letter delivered by ADAC pursuant to the Transaction Agreement (the “ADAC Disclosure Letter”), as consented to by MarketWise, LLC in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law, carry on its business in the ordinary course consistent with past practice.
During the Interim Period, ADAC has also agreed not to, and to cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the ADAC Disclosure Letter, as consented to by MarketWise, LLC in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law:
•declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any equity interests or split, combine or reclassify any equity interests, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity interests, or effect any like change in capitalization;
•other than in connection with the redemptions by ADAC shareholders, purchase, redeem or otherwise acquire, directly or indirectly, any equity interests of ADAC;
•grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any equity interests, or enter into other agreements or commitments of any character obligating it to issue any such equity interests;
•amend or otherwise modify ADAC’s organizational documents, or authorize or propose the same, or form or establish any subsidiary;
•(i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

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•(i) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of ADAC or guarantee any debt securities of another person; (ii) incur any indebtedness; provided, however, that ADAC shall be permitted to incur indebtedness (which shall constitute ADAC’s transaction costs) from its affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of ADAC in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing; (iii) make any loans or advances to any other person, other than immaterial loans and advances to employees consistent with past practice; (iv) cancel or forgive any indebtedness owed to ADAC; or (v) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;
•except as required by GAAP (or any interpretation thereof) or applicable law, make any change in accounting methods, principles or practices;
•(i) make, change or rescind any material tax election (ii) settle or compromise any claim or assessment in respect of material taxes with any Governmental Entity; (iii) change (or request to change) any method of accounting for tax purposes; (iv) file any amended income or other material tax return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of ADAC (other than any extension pursuant to an extension to file any tax return in the ordinary course); (vi) surrender any right to claim a refund in respect of material taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar applicable law) with any Governmental Entity; or (viii) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment (as defined in the Transaction Agreement);
•purchase, lease or acquire or sell, lease, license, abandon, divest, transfer, cancel or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise acquire or dispose of any material assets or properties;
•create any material Liens on any material property or assets of ADAC (other than permitted liens);
•liquidate, dissolve, reorganize or otherwise wind up the business or operations of ADAC;
•commence, settle or compromise any legal proceeding;
•(i) materially modify or amend or terminate (other than terminations in accordance with the terms of) any ADAC material contract or (ii) enter into any contract that would have been an ADAC material contract had it been entered into prior to the date of the Transaction Agreement.
•engage in any new line of business or expand any existing line of business;
•amend the Trust Agreement or any other agreement related to the Trust Account; or
•agree in writing or otherwise agree, commit or resolve to take any of the actions described above.
Covenants of ADAC
Pursuant to the Transaction Agreement, ADAC has agreed, among other things, to:
•prior to the Closing Date, obtain approval for and adopt the Incentive Award Plan and the ESP Plan (with such changes that may be agreed in writing by ADAC and MarketWise, LLC (such agreement not to be unreasonably withheld, conditioned or delayed by either ADAC or MarketWise, LLC, as applicable));
•within seven business days following the expiration of the sixty-day period after ADAC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to MarketWise PubCo’s Class A common stock issuable under the Incentive Award Plan and the ESP Plan;

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•use commercially reasonable efforts to take certain actions so that the cash available in the Trust Account will be released and distributed from the Trust Account and so that the Trust Account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;
•during the Interim Period, use its reasonable best efforts to ensure ADAC remains listed as a public company on the NYSE;
•during the Interim Period, not, and direct its representatives not to, solicit, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Transaction Agreement;
•subject to approval of ADAC’s shareholders, cause the Domestication to become effective at the end of the business day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (see “Domestication Proposal”);
•at or prior to the Closing, purchase a “tail” directors’ and officers’ liability insurance policy covering, for a six-year period following the Closing, those persons who are currently covered by ADAC’s, MarketWise, LLC’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than the terms of such current insurance coverage, except that in no event will ADAC be required to pay a premium for such insurance in excess of 300% of the aggregate annual premium currently payable by ADAC or MarketWise, LLC or any of MarketWise, LLC’s subsidiaries for such current policies;
•not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the PIPE Subscription Agreements in a manner adverse to MarketWise, LLC or the Sellers;
•use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to satisfy in all material respects on a timely basis all conditions and covenants applicable to ADAC in the PIPE Subscription Agreements and otherwise comply with its obligations thereunder, and with respect to enforcing ADAC’s rights under the PIPE Subscription Agreements to cause the applicable PIPE Investors to contribute to ADAC the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreements at or prior to the Closing; and
•the board of directors of ADAC will not (and no committee or subgroup thereof will) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, their recommendation of the Transactions to the shareholders of ADAC (a “Change in Recommendation”); provided, that, prior to obtaining the ADAC Shareholder Approval, the board of directors of ADAC may make a Change in Recommendation in response to an Intervening Event (as defined in the Transaction Agreement) if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Change in Recommendation in response to such Intervening Event would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations under applicable law; provided, further, that the board of directors of ADAC may not make such Change in Recommendation unless (i) ADAC provides MarketWise, LLC with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) ADAC keeps MarketWise, LLC reasonably informed of developments with respect to such Intervening Event; (iii) ADAC notifies MarketWise, LLC at least four business days prior to making a Change in Recommendation of its intention to do so and specifies the reasons therefor; and (iv) if ADAC makes a proposal during such four business day period to adjust the terms and conditions of the Transaction Agreement, the board of directors of ADAC, after taking into consideration the adjusted terms and conditions of the Transaction Agreement as proposed by MarketWise, LLC, continues to determine in good faith (after consultation with its outside legal counsel and financial advisors) at the end of such four

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business day period that the failure to make such a Change in Recommendation would result in a breach of fiduciary obligations under applicable law.
Covenants of MarketWise, LLC
Pursuant to the Transaction Agreement, MarketWise, LLC has agreed, among other things, to:
•as soon as reasonably practicable following the date of the Transaction Agreement but not earlier than March 15, 2021, MarketWise, LLC shall deliver to ADAC (A) audited consolidated balance sheets as of December 31, 2020 and consolidated statements of operations and comprehensive (loss) income, members’ deficit and cash flows of MarketWise, LLC and its subsidiaries for the twelve-month period ended December 31, 2020 together with the auditor’s reports thereon, which (x) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, (y) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise noted therein to the extent permitted by Regulation S-X of the SEC) and (z) will present fairly, in all material respects, the consolidated financial condition of MarketWise, LLC and its subsidiaries as of the respective dates thereof and the consolidated operating results, comprehensive (loss) income, members’ deficit and cash flows of MarketWise, LLC and its subsidiaries for the periods covered thereby in conformity with GAAP and Regulation S-X of the SEC; (B) all other audited and unaudited financial statements of MarketWise, LLC and its subsidiaries and any company or business units acquired by it, as applicable, required under the applicable legal requirements of the SEC to be included in the registration statement on Form S-4 (“Form S-4”) and/or the Closing Current Report on Form 8-K (“Closing 8-K”) (including pro forma financial information); (C) all selected financial data of MarketWise, LLC and its subsidiaries required by Item 301 of Regulation S-K, as necessary for inclusion in the Form S-4 and the Closing Form 8-K; and (D) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC with respect to the periods ended December 31, 2020, 2019 and 2018, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information);
•during the Interim Period, not, and cause its subsidiaries not to, and direct its and their representatives not to, solicit, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Transaction Agreement; and
•use, and cause its subsidiaries to use, commercially reasonable efforts to take certain actions specified in the MarketWise, LLC Disclosure Letter.
Joint Covenants of ADAC and MarketWise, LLC
In addition, each of ADAC and MarketWise, LLC has agreed, among other things, to take certain actions set forth below.
•Each of ADAC and MarketWise, LLC will use their respective reasonable best efforts to promptly file, or cause to be filed, within five business days after the date of the Transaction Agreement, all required filings under the HSR Act and all required filings under other applicable antitrust laws that ADAC and MarketWise, LLC reasonably determine in good faith to be necessary or appropriate to consummate the Transactions.
•As promptly as practicable after the execution of the Transaction Agreement, ADAC and MarketWise, LLC will jointly prepare and, upon the approval of both ADAC and MarketWise, LLC, ADAC will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of MarketWise PubCo Class A common stock and warrants comprising such to be issued in connection with the Domestication and (ii) the shares of MarketWise PubCo Class A common stock to be issued to the MarketWise Management Members as MarketWise Management Members Earn Out Shares in accordance with the terms of the Transaction Agreement.

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•Each of ADAC and MarketWise, LLC will use its reasonable best efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions.
•ADAC will, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) disseminate the proxy statement to shareholders of ADAC, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Section 710 of NYSE Listing Rules, as applicable, for a date no later than 30 business days following the date the Registration Statement is declared effective, (iii) solicit proxies from the holders of public shares to vote in favor of each of the Condition Precedent Proposals, and (iv) provide its shareholders (including the holders of ADAC Class A ordinary shares) with the opportunity to elect to effect a redemption.
•Each of ADAC and MarketWise, LLC will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to the Transaction Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to obtain all consents, approvals and waivers of third parties required as part of the Transactions.
•Each of ADAC and MarketWise, LLC will use commercially reasonable efforts to take all actions necessary or appropriate to cause, effective as of immediately after the Closing, the board of directors of MarketWise PubCo to consist of seven members comprised as follows:
•five of whom will be the individuals approved and designated by the board of managers of MarketWise, LLC as listed on the MarketWise Disclosure Letter, provided that at least three of such individuals will meet the independence requirements of applicable law and the listing requirements of the Exchange;
•two of whom will be the individuals designated by the Sponsor as listed on the ADAC Disclosure Letter (the “Sponsor Designees”), provided that both Sponsor Designees will meet the independence requirements of applicable law and the listing requirements of the Exchange (and if any Sponsor Designee listed on the ADAC Disclosure Letter does not so qualify, then Sponsor will be able to designate in writing another individual who does so qualify, provided, that any such replacement designees will be reasonably acceptable to MarketWise, LLC, which acceptance shall not be unreasonably withheld, conditioned or delayed); provided, further that one of the Sponsor Designees will be placed in Class I (as defined in the certificate of incorporation of ADAC upon Domestication) and the other Sponsor Designee shall be placed in Class II (as defined in the certificate of incorporation of ADAC upon Domestication).
•Each of ADAC and MarketWise, LLC will take all action necessary, including causing the executive officers of ADAC to resign effective as of the Closing, so that the individuals serving as executive officers of MarketWise PubCo immediately after the Closing (other than as otherwise approved by MarketWise, LLC in writing prior to the Closing) will be the individuals who were serving as executive officers of MarketWise, LLC immediately prior to Closing.
•Each of ADAC and MarketWise, LLC agree that for a period of six years from the Closing Date, MarketWise PubCo and MarketWise, LLC will, and will cause MarketWise, LLC’s subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of ADAC or MarketWise, LLC or any of its subsidiaries, as the case may be, or who, at the request of ADAC or MarketWise, LLC or any of its subsidiaries, as the case may be, served as a director, officer, member, trustee or fiduciary of another entity of ADAC or MarketWise, LLC or any of its subsidiaries respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification

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agreements of ADAC or MarketWise, LLC or any of its subsidiaries, on the one hand, with any such director, officer, employee or agent, on the other hand, as in effect immediately prior to the Closing Date.
•During the Interim Period, each of ADAC and MarketWise, LLC will promptly (and in any event within five business days) provide the other parties to the Transaction Agreement with prompt written notice of any event, development or condition of which they have knowledge that: (a) is reasonably likely to cause any of the closing conditions set forth in the Transaction Agreement not to be satisfied or cause the fulfillment of those conditions to be materially delayed; or (b) would require any amendment or supplement to the Form S-4.
Closing Conditions
The consummation of the Transactions are conditioned upon the satisfaction or waiver by the applicable parties to the Transaction Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Transaction Agreement, the Transactions may not be consummated. There can be no assurance that the parties to the Transaction Agreement would waive any such provisions of the Transaction Agreement.
Minimum Cash Condition
The Transaction Agreement provides that the obligations of MarketWise, LLC to consummate the Transactions are conditioned on, among other things, that as of the Closing, the sum of (i) the funds remaining in ADAC’s Trust Account (after giving effect to redemptions by ADAC shareholders) and (ii) the aggregate amount actually received by ADAC from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of transaction costs of MarketWise, LLC and ADAC, shall equal or exceed $150,000,000 (the “Minimum Cash Condition”). The Minimum Cash Condition is for the sole benefit of MarketWise, LLC and the Sellers.
Conditions to the Obligations of Each Party
The obligations of each party to the Transaction Agreement to consummate and effect the Transactions are subject to the satisfaction of each of the following conditions at or prior to the Closing:
•at the extraordinary general meeting (including any postponements or adjournments thereof), the ADAC Shareholder Matters shall have been duly adopted by the shareholders of ADAC in accordance with the Cayman Islands Companies Act (As Revised), ADAC’s organizational documents and the NYSE rules and regulations;
•all applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the parties to the Transaction Agreement will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of the Transaction Agreement and the Transactions (ADAC and MarketWise, LLC have deemed satisfied this condition under the BCA);
•no provision of any applicable law prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order (as defined in the Transaction Agreement) enjoining, restricting or making illegal the consummation of the Transactions will be in effect and
•the shares of MarketWise PubCo Class A common stock to be issued in connection with the Closing will be approved for listing upon the Closing on the Exchange subject to the requirement to have a sufficient number of round lot holders.

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Conditions to the Obligations of ADAC
The obligations of ADAC to consummate and effect the Transactions are subject to the satisfaction of each of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing exclusively by ADAC:
•certain capitalization representations and warranties of MarketWise, LLC contained in the Transaction Agreement will be true and correct, other than de minimis inaccuracies, on and as of the Closing Date as though made on and as of the Closing Date (except with respect to such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct, other than de minimis inaccuracies, as of such earlier date) except for changes after the date of the Transaction Agreement which are contemplated or expressly permitted by the Transaction Agreement or the Ancillary Agreements;
•certain capitalization representations and warranties of MarketWise, LLC’s subsidiaries contained in the Transaction Agreement will be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except with respect to such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
•each of the Fundamental Representations of MarketWise, LLC and the Sellers (except for those certain capitalization representations and warranties described above) will be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except with respect to such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties will be so true and correct in all respects as of such earlier date);
•each of the remaining representations and warranties of MarketWise, LLC and the Sellers contained in the Transaction Agreement will be true and correct (without giving effect to any limitation as to “materiality” or MarketWise Material Adverse Effect or any similar limitation contained therein other than those in the financial statements representations and warranties), in each case on and as of the Closing Date as though made on and as of the Closing Date (except with respect to such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties will be so true and correct as of such earlier date), except where the failure of such representations and warranties of MarketWise, LLC and the Sellers to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a MarketWise Material Adverse Effect;
•each of the agreements and covenants of MarketWise, LLC and the Sellers to be performed or complied with on or prior to the Closing Date will have been performed or complied with in all material respects;
•no MarketWise Material Adverse Effect will have occurred since the date of the Transaction Agreement;
•MarketWise, LLC will have delivered to ADAC a certificate, signed by an executive officer of MarketWise, LLC and dated as of the Closing Date, certifying as to the matters described in the first six bullet points immediately above with respect to MarketWise, LLC;
•each Seller will have delivered to ADAC a certificate, signed by an executive officer of such Seller (if such Seller is not a natural person) or by such Seller (if such Seller is a natural person) and dated as of the Closing Date, certifying as to the matters described in the third, fourth, and fifth bullet points immediately above with respect to such Seller;
•MarketWise, LLC and the Sellers will have delivered, or caused to be delivered, all of the certificates, instruments, contracts and other documents specified to be delivered by them under the Transaction Agreement, duly executed by MarketWise, LLC, the Sellers or the Seller Representative (as applicable); and

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•the Recapitalization Distribution and the Recapitalization shall have been effectuated as described in the Transaction Agreement and in compliance with the terms and conditions of MarketWise, LLC’s organizational documents, and evidence of the same, in form and substance reasonably satisfactory to ADAC, will have been delivered by MarketWise, LLC to ADAC.
Conditions to the Obligations of MarketWise, LLC and the Sellers
The obligations of MarketWise, LLC and the Sellers to consummate and effect the Transactions are subject to the satisfaction of each of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing exclusively by MarketWise, LLC:
•each of the representations and warranties of ADAC regarding its capitalization contained in the Transaction Agreement, will be true and correct, other than de minimis inaccuracies, on and as of the Closing Date as though made on and as of the Closing Date (except with respect to such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties will be true and correct, other than de minimis inaccuracies, as of such earlier date);
•each of the Fundamental Representations of ADAC (except for the capitalization representations and warranties described above) will be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except with respect to such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties will be so true and correct in all respects as of such earlier date);
•each of the other representations and warranties of ADAC contained in the Transaction Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “ADAC Material Adverse Effect” or any similar limitation contained therein), in each case on and as of the Closing Date as though made on and as of the Closing Date (except with respect to such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties will be so true and correct as of such earlier date), except where the failure of such representations and warranties of ADAC to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a “ADAC Material Adverse Effect”;
•each of the agreements and covenants of ADAC to be performed or complied with on or prior to the Closing Date will have been performed or complied with in all material respects;
•ADAC will have delivered to MarketWise, LLC a certificate, signed by an executive officer of ADAC and dated as of the Closing Date, certifying as to the matters described in the first four bullet points immediately above;
•certain previously identified individuals will have resigned from all of their positions and offices with ADAC;
•ADAC will have delivered, or caused to be delivered, all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Transaction Agreement, duly executed by ADAC (as applicable);
•ADAC will have made appropriate arrangements to have the Trust Account (less certain amounts paid and to be paid pursuant the Transaction Agreement), available to ADAC at the Closing for payment of the cash consideration to be paid to the Sellers and the transaction costs of MarketWise, LLC and ADAC;
•the sum of (i) the funds remaining in ADAC’s Trust Account (after giving effect to the redemptions) and (ii) the aggregate amount actually received by ADAC from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of transaction costs of MarketWise, LLC and ADAC, shall equal or exceed the Minimum Cash Amount;
•the Domestication will have been completed as contemplated by the Transaction Agreement and time- stamped copies of the certificate of corporate domestication and the certificate of incorporation issued by

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the Delaware Secretary of State in relation thereto will have been delivered to MarketWise, LLC (for additional information, see “Domestication Proposal”); and
•the Sponsor Support Agreement will not have been terminated.
Termination; Effectiveness
The Transaction Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
•by mutual written agreement of MarketWise, LLC and ADAC;
•by MarketWise, LLC or ADAC if the Transactions will not have been consummated by September 1, 2021 (the “Outside Date”); provided, however, that the right to terminate the Transaction Agreement under the right described in this bullet point will not be available to MarketWise, LLC or ADAC, as applicable, if its breach of the Transaction Agreement has proximately caused the failure of the Transactions to occur on or before such date;
•by MarketWise, LLC or ADAC if following the date of the Transaction Agreement, a Governmental Entity will have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;
•by MarketWise, LLC or ADAC, if, at the extraordinary general meeting (including any postponements or adjournments thereof (provided that no such postponement or adjournment thereof is held or scheduled on a date after the Outside Date)), the ADAC Shareholder Matters will not have been duly adopted by the shareholders of ADAC by the requisite vote under the Cayman Islands Companies Act (As Revised) and ADAC’s organizational documents;
•by MarketWise, LLC, if (i) any of the representations and warranties of ADAC contained in the Transaction Agreement will have failed to be true and correct or (ii) there will have been a breach by ADAC of any covenant or agreement of ADAC in the Transaction Agreement that, in either case, (A) would result in the failure of the conditions described in the first five bullet points under the heading “Conditions to the Obligations of MarketWise, LLC and the Sellers” set forth above and (B) which will not be curable or, if curable, will not have been cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by MarketWise, LLC to ADAC and (2) the Outside Date; provided that MarketWise, LLC may not terminate the Transaction Agreement pursuant to the right described under this bullet point if any Seller or MarketWise, LLC is in material breach of the Transaction Agreement;
by ADAC, if (i) any of the representations and warranties of MarketWise, LLC or any Seller contained in the Transaction Agreement will have failed to be true and correct or (ii) there will have been a breach by MarketWise, LLC or any Seller of any covenant or agreement of MarketWise, LLC or Seller in the Transaction Agreement that, in either case, (A) would result in the failure of the conditions described in the first four bullet points under the heading “Conditions to the Obligations of ADAC” set forth above and (B) which will not be curable or, if curable, will not have been cured upon the occurrence of the earlier of (1) the 30th day after written notice thereof is given by ADAC to BSR and (2) the Outside Date; provided that ADAC may not terminate the Transaction Agreement pursuant to the right described under this bullet point if ADAC is in material breach of the Transaction Agreement; or
•by MarketWise, LLC if the board of directors of ADAC will have made a Change in Recommendation.
In the event of the termination of the Transaction Agreement, the Transaction Agreement will have no further force or effect (other than with respect to certain exceptions contemplated by the Transaction Agreement (including the terms of the Confidentiality Agreement) that will survive any such termination), and no party to the Transaction Agreement will have any further liability to any other party other than liability for any Willful Breach (as defined in the Transaction Agreement) of the Transaction Agreement or Fraud (as defined in the Transaction Agreement).

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Waiver; Amendments
At any time prior to the Closing, any party to the Transaction Agreement may, to the extent not prohibited by applicable law: (a) extend the time for the performance of any of the obligations or other acts of the other parties for the benefit of such party contained therein; (b) waive any inaccuracies in the representations and warranties made to such party contained therein or in any document delivered pursuant thereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party to the Transaction Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
The Transaction Agreement may be amended at any time by execution of an instrument in writing signed on behalf of ADAC, MarketWise, LLC and the Sellers’ Representative.
Fees and Expenses
If the Closing does not occur, each party to the Transaction Agreement will be responsible for and pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of the Transaction Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, MarketWise PubCo will, upon the consummation of the Transactions and release of proceeds from the Trust Account and using proceeds from the PIPE Investment, pay or cause to be paid all accrued and unpaid transaction expenses of MarketWise, LLC and pay or cause to be paid all accrued and unpaid transaction expenses of ADAC. Three business days prior to the Closing Date, ADAC will deliver to MarketWise, LLC a written notice setting forth a good faith calculation of all accrued and unpaid transaction expenses of ADAC. One business day prior to the Closing Date, MarketWise, LLC will deliver to ADAC a written notice setting forth a good faith calculation of all accrued and unpaid transaction expenses of MarketWise, LLC.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Transaction Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Sponsor Support Agreement
In connection with the execution of the Transaction Agreement, ADAC, the Sponsor and MarketWise, LLC entered into the Sponsor Support Agreement, dated as of March 1, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, vote to adopt and approve the Transaction Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement. Each officer and director of ADAC has entered into a letter agreement with ADAC in connection with ADAC’s initial public offering, pursuant to which they agreed to vote any founder shares held by them and any public shares purchased during or after the initial public offering (including in open market and privately-negotiated transactions) in favor of the Transactions.
The Sponsor Support Agreement will automatically terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Closing, (b) the valid termination of the Transaction Agreement in accordance with its terms and (c) the mutual written agreement of ADAC, the Sponsor and MarketWise, LLC. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim or cause of action against another, whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
the termination of the Sponsor Support Agreement will not relieve any party thereto from liability for a Willful Breach (as defined in the Transaction Agreement) of a covenant or agreement set forth in the Sponsor Support Agreement prior to such termination or Fraud (as defined in the Transaction Agreement).
Amended and Restated Registration Rights Agreement
The Transaction Agreement contemplates that, at the Closing, MarketWise PubCo, Sponsor, the other initial shareholders and the Sellers, will enter into the Registration Rights Agreement, pursuant to which MarketWise PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of MarketWise PubCo common stock and other equity securities of MarketWise PubCo that are held by the parties thereto from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ADAC, Sponsor and the other parties thereto in connection with ADAC’s initial public offering. Pursuant to the A&R Registration Rights Agreement, among other things, (i) ADAC will provide certain registration rights for the shares of MarketWise PubCo Class A Common Stock held by the Sellers, the Sponsor and certain other parties and (ii) the Sponsor, the Sellers, certain other holders or their respective permitted transferees will agree not to transfer, sell, assign or otherwise dispose of the shares of MarketWise PubCo Class A Common Stock or MarketWise PubCo Class B Common Stock held by such holders or such permitted transferees, as applicable, beginning on the Closing Date and ending, (A)(i) with respect to the Sponsor and the holders that are members of MarketWise, LLC’s management team, on the earlier of (x) the date that is the one-year anniversary of the Closing Date and (y) the date on which the last reported sale price of the MarketWise PubCo Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (ii) with respect to the holders that are not members of MarketWise, LLC’s management team, the six-month anniversary of the Closing Date, and (B) on the date on which MarketWise PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of MarketWise PubCo’s stockholders having the right to exchange their shares of MarketWise PubCo Class A Common Stock and MarketWise PubCo Class B Common Stock for cash, securities or other property, subject to certain exceptions.
Escrow Agreement
At the Closing, the Sponsor will deliver the Sponsor Earn Out Shares (as described above) to be placed into escrow and to be released to the Sponsor if certain earn-out conditions described more fully in the Transaction Agreement are satisfied.
Additionally, MarketWise, LLC may allocate at or prior to the Closing, or from time to time following the Closing but prior to the four-year anniversary of the Closing Date all or any part of the MarketWise Management Members Earn Out Shares to certain MarketWise, LLC management members in accordance with the Transaction Agreement. Upon any such allocation, the aggregate number of MarketWise Management Members Earn Out Shares that have been so allocated will be placed into escrow and will be released to the applicable MarketWise management members if certain earn-out conditions described more fully in the Transaction Agreement are satisfied.
The Sponsor Earn Out Shares and the allocated MarketWise Management Members Earn Out Shares will be held in an escrow account established pursuant to an escrow agreement to be entered into at the Closing by the Company, the Sponsor, the Seller Representative and the Escrow Agent.
PIPE Subscription Agreements
In connection with the execution of the Transaction Agreement, ADAC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 15,000,000 shares of MarketWise PubCo Class A common stock at $10.00 per share for an aggregate commitment amount of $150,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, ADAC is required to file with the SEC, within 30 days after the Closing (the “Filing Deadline”), a registration statement registering the resale of the shares of MarketWise PubCo Class A common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the ADAC that it will “review” such registration statement) following the earlier of (A) the filing of the registration statement and (B) Filing Deadline and (ii) the 10th business day after the date ADAC is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against ADAC, including with respect to the Trust Account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms and (ii) upon the mutual written agreement of MarketWise, LLC, ADAC and the applicable PIPE Investor.
Tax Receivable Agreement
We expect to obtain an increase in our share of the tax basis of the assets of MarketWise, LLC (1) as a result of the purchase of Common Units from the Sellers in connection with the Transactions, (2) if and when (as described below under “—MarketWise Third A&R Operating Agreement”) the Sellers receive shares of our Class A common stock (or, at our election, cash) in connection with any redemption or exchange of Retained Units pursuant to the MarketWise Third A&R Operating Agreement and (3) in connection with certain distributions (or deemed distributions) by MarketWise, LLC (any such basis increase, the “Basis Adjustments”). The parties intend to treat any such redemption or exchange of Retained Units described in clause (2) above as a direct purchase by us of Retained Units from the Sellers for U.S. federal income and other applicable tax purposes, regardless of whether such Retained Units are surrendered by the Sellers to MarketWise, LLC for redemption or sold to us upon the exercise of our election to acquire such Retained Units directly. A Basis Adjustment may have the effect of increasing (for income tax purposes) depreciation and amortization deductions allocable to us and thereby reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
In connection with the transactions described above, we will enter into the Tax Receivable Agreement with the Sellers and MarketWise, LLC. The Tax Receivable Agreement will provide for the payment by us to the Sellers of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions described above, including increases in the tax basis of the assets of MarketWise, LLC attributable to payments made under the Tax Receivable Agreement and deductions attributable to imputed interest deemed paid pursuant to the Tax Receivable Agreement. MarketWise, LLC will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of Retained Units for shares of our Class A common stock or cash occurs. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either MarketWise, LLC or us by the Sellers. The rights of the Sellers under the Tax Receivable Agreement are assignable to transferees, including transferees of the Retained Units (other than us or MarketWise, LLC as transferee pursuant to subsequent redemptions or exchanges of the transferred Retained Units). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.
The actual Basis Adjustments, as well as any amounts paid to the Sellers under the Tax Receivable Agreement, will vary depending on a number of factors, including:
•the price of shares of MarketWise PubCo Class A common stock in connection at the time of redemptions or exchanges—the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of MarketWise PubCo Class A common stock at the time of each redemption or exchange;

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
•the timing of any subsequent redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of MarketWise, LLC at the time of each redemption or exchange or distribution (or deemed distribution);
•the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, the Basis Adjustments, as well as any related increase in tax deductions, relating to such redemption or exchange will not be available; and
•the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes generally will result in payments under the Tax Receivable Agreement.
For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability (subject to certain assumptions relating to state and local income taxes) to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments and had the Tax Receivable Agreement not been entered into. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the first taxable year ending after the transactions contemplated under the Transaction Agreement. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be voluntarily terminated by us pursuant to an early termination procedure and shall be terminated upon the occurrence of certain mergers, asset sales, other forms of business combinations, or other changes of control or our material breach of our material obligations under the Tax Receivable Agreement under certain circumstances, and in each case we shall be obligated to pay the Sellers an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and utilization of the Basis Adjustments). However, our ability to make such payment may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which we or MarketWise, LLC are then a party, or any applicable law.
The payment obligations under the Tax Receivable Agreement are our obligations and not of MarketWise, LLC. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to the Sellers will be substantial. Any payments made by us to the Sellers under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will generally terminate the Tax Receivable Agreement and accelerate payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of our indebtedness or (ii) we do not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment. In addition, we are obligated to use commercially reasonable efforts to avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any payments under the Tax Receivable Agreement, which could limit our ability to pursue strategic transactions.
Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations, or other changes in control, may influence the timing and amount of payments that are received by the Sellers under the Tax Receivable Agreement. For example, the earlier disposition of assets following a transaction that results in a Basis Adjustment will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The Tax Receivable Agreement provides that if (i) we materially breach any of our material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur, or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement, and an assumption that, as of the effective date of the acceleration, any Seller that has Retained Units that have not been exchanged is deemed to have exchanged such Retained Units for the fair market value of the shares of our Class A common stock or the amount of cash that would be received by such Seller had such Retained Units actually been exchanged on such date, whichever is lower. However, as noted above, our ability to make such payments may be limited by restrictions on distributions that would either violate any contract or agreement to which we or MarketWise, LLC are then a party, or any applicable law.
As a result of the foregoing, we would be required to make an immediate cash payment equal to the estimated present value (calculated based on a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore, we could be required to make cash payments to the Sellers that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. We cannot assure that we will be able to finance our obligations under the Tax Receivable Agreement or that we will be able to make the immediate cash payment described above to the extent our or MarketWise, LLC’s ability to make such payment is restricted as described above.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the Basis Adjustments, as well as other related tax positions we take, and a court could sustain any such challenge. If the outcome of any such challenge to any Basis Adjustments or the deduction of imputed interest deemed paid pursuant to the Tax Receivable Agreement would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle or to fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of each Seller, and any such restrictions will apply for as long as the Tax Receivable Agreement remains in effect. We will not be reimbursed for any cash payments previously made to the Sellers pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, in such circumstances, any excess cash payments made by us to the Sellers will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to the Sellers for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.
Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at LIBOR plus 500 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose or were prohibited from making such payments under the terms governing certain of our indebtedness (although such payments are not considered late payments and therefore would accrue interest at the lower interest if we make such payments promptly after such limitations are removed). Subject to certain exceptions as noted above, our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
under certain circumstances, in which case, the Tax Receivable Agreement will terminate and future payments thereunder will be accelerated, as noted above.
MarketWise Third A&R Operating Agreement
Agreement in Effect Before Consummation of the Transactions
MarketWise, LLC and the Sellers are parties to the Second Amended and Restated Operating Agreement of MarketWise, LLC (formerly S & A Holdings (2013), LLC), dated as of June 1, 2020 and effective as of December 31, 2019, which prior to the Transactions governs the business and operations of MarketWise, LLC and defines the relative rights and privileges associated with the existing units of MarketWise, LLC. We refer to this agreement as the “Existing LLC Agreement.” Under the Existing LLC Agreement, the board of managers of MarketWise, LLC has the full, exclusive and complete discretion, power and authority to manage, or direct the management of, the business and affairs of MarketWise, LLC for the purposes stated in the Existing LLC Agreement, and to make all decisions affecting the business and affairs of MarketWise, LLC, and the day-to-day business operations of MarketWise, LLC are run by the Chief Executive Officer and the other officers of MarketWise, LLC. Each Seller’s rights under the Existing LLC Agreement continue until the effective time of the new MarketWise, LLC operating agreement to be adopted in connection with the Transactions, as described below, at which time the Sellers will continue as members that hold Common Units with the respective rights thereunder.
Agreement in Effect Upon Consummation of the Transactions
In connection with the consummation of the Transactions, MarketWise PubCo and the other members of MarketWise, LLC will enter into the MarketWise Third A&R Operating Agreement.
•Appointment as Managing Member. Under the MarketWise Third A&R Operating Agreement, MarketWise PubCo will be the sole manager of MarketWise, LLC. As the sole manager, MarketWise PubCo will generally be able to control all of the day-to-day business affairs and decision-making of MarketWise, LLC without the approval of any other member. As such, MarketWise PubCo, through its officers and directors, will be responsible for all operational and administrative decisions of MarketWise, LLC and daily management of MarketWise, LLC’s business. Pursuant to the terms of the MarketWise Third A&R Operating Agreement, MarketWise PubCo cannot be removed or replaced as the sole manager of MarketWise, LLC except by its resignation, which may be given at any time by written notice to the other members.
•Compensation, Expenses. MarketWise PubCo will not be entitled to compensation for its services as the manager of MarketWise, LLC except as expressly provided for in the MarketWise Third A&R Operating Agreement. MarketWise PubCo will be entitled to reimbursement by MarketWise, LLC for reasonable out-of-pocket expenses incurred on behalf of MarketWise, LLC, including all expenses associated with being a public company and maintaining its corporate existence.
•Distributions. The MarketWise Third A&R Operating Agreement will require Tax Distributions (as defined in the MarketWise Third A&R Operating Agreement) to be made by MarketWise, LLC to its members on a pro rata basis, except to the extent such distributions would render MarketWise, LLC insolvent or are otherwise prohibited by law. Tax Distributions will be made on a quarterly basis, to each member of MarketWise, LLC, including MarketWise PubCo, based on such member’s allocable share of the taxable income of MarketWise, LLC and an assumed tax rate that will be determined by MarketWise PubCo, as described below. For this purpose, each member’s allocable share of MarketWise, LLC’s taxable income shall be net of its share of taxable losses of MarketWise, LLC and, with respect to MarketWise PubCo, shall be determined without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code. The assumed tax rate for purposes of determining tax distributions from MarketWise, LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher) resident in Baltimore, Maryland, taking into account certain assumptions and without regard to the actual final tax liability of any such member. The MarketWise Third A&R Operating Agreement will also allow for cash distributions to be made by MarketWise, LLC (subject to MarketWise PubCo’s sole discretion as the sole

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
manager of MarketWise, LLC) to its members on a pro rata basis out of Distributable Cash (as defined in the MarketWise Third A&R Operating Agreement). We expect MarketWise, LLC may make distributions out of Distributable Cash periodically and as necessary to enable us to cover MarketWise PubCo’s operating expenses and other obligations, including tax liability and other obligations under the Tax Receivable Agreement, except to the extent such distributions would render MarketWise, LLC insolvent or are otherwise prohibited by law.
•Transfer Restrictions. The MarketWise Third A&R Operating Agreement generally does not permit transfers of Common Units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and other limited exceptions. The MarketWise Third A&R Operating Agreement may impose additional restrictions on transfers (including redemptions described below with respect to each LLC Unit) that are necessary or advisable so that MarketWise, LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In the event of a permitted transfer under the MarketWise Third A&R Operating Agreement, such transferring member will be required to simultaneously transfer shares of MarketWise PubCo Class B common stock held by such transferring member to such transferee equal to the number of Common Units that were transferred to such transferee in such permitted transfer.
The MarketWise Third A&R Operating Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to MarketWise PubCo Class A common stock, each of which we refer to as a PubCo Offer, is approved by our board of directors or otherwise effected or to be effected with the consent or approval of the board of directors of MarketWise PubCo, each holder of Common Units (other than MarketWise PubCo and its subsidiaries) shall be permitted to participate in such PubCo Offer by delivering a participation redemption notice, which shall be effective immediately prior to, and contingent upon, the consummation of such PubCo Offer. If a PubCo Offer is initially proposed by MarketWise PubCo, then MarketWise PubCo is required to use its reasonable best efforts to enable and permit the holders of such Common Units to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of MarketWise PubCo Class A common stock and without being required to exchange Common Units or shares of MarketWise PubCo Class B Common Stock prior to consummation of the PubCo Offer, provided that in no event shall any such holder of Common Units be entitled to receive aggregate consideration for each such LLC Unit that is greater than the consideration payable in respect of each share of MarketWise PubCo Class A common stock pursuant to the PubCo Offer.
Except for certain exceptions, any transferee of Common Units must assume, by executing a joinder to the MarketWise Third A&R Operating Agreement, all of the obligations of a transferring member with respect to the transferred Common Units, and such transferee shall be bound by any limitations and obligations under the MarketWise Third A&R Operating Agreement (without relieving the transferring member from any applicable limitations and obligations) even if the transferee is not admitted as a member of MarketWise, LLC. A member shall retain all duties, liabilities and obligations of a member until the transferee is accepted as a substitute member in accordance with the MarketWise Third A&R Operating Agreement and MarketWise PubCo, as manager, may, in its sole discretion, reinstate all or any portion of the rights and privileges of such member with respect to such transferred Common Units for any period of time prior to the admission date of the substitute member.
•Maintenance of One-to-One Ratio between Shares of MarketWise PubCo Class A Common Stock and Common Units Owned by MarketWise PubCo, One-to-one Ratio between Sponsor Earn Out Shares and Sponsor Earnout Units Owned by MarketWise PubCo, and One-to-one Ratio between Shares of MarketWise PubCo Class B Common Stock and Common Units Owned by the Members. Except as otherwise determined by MarketWise PubCo, the MarketWise Third A&R Operating Agreement requires MarketWise, LLC to take all actions with respect to its Common Units, including issuances, reclassifications, distributions, divisions or recapitalizations, to maintain at all times (1) a one-to-one ratio between the number of Common Units owned by MarketWise PubCo, directly or indirectly, and the aggregate number of shares of MarketWise PubCo Class A common stock issued and outstanding (not including Sponsor Earnout Class A Shares (as defined in the MarketWise Third A&R Operating Agreement)), (2) a one-to-one ratio between the number of Sponsor Earnout Units (as defined in the MarketWise Third A&R Operating Agreement) owned by MarketWise PubCo, directly or indirectly, and

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
the aggregate number of Sponsor Earnout Class A Shares issued and outstanding, and (3) a one-to-one ratio between the aggregate number of Common Units owned by the members (other than MarketWise PubCo and its subsidiaries), directly or indirectly, and the number of shares of MarketWise PubCo Class B common stock issued and outstanding. This ratio requirement disregards (1) shares of MarketWise PubCo Class A common stock issuable under unvested options issued by MarketWise PubCo or MarketWise Management Members Earn Out Shares, (2) treasury stock, and (3) preferred stock or other debt or equity securities (including warrants, options or rights) issued by MarketWise PubCo that are convertible into or exercisable or exchangeable for shares of MarketWise PubCo Class A common stock, except to the extent MarketWise PubCo has contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of MarketWise, LLC. Except as otherwise determined by MarketWise PubCo, if MarketWise PubCo issues, transfers or delivers from treasury stock or repurchases or redeems shares of MarketWise PubCo Class A common stock in a transaction not contemplated by the MarketWise Third A&R Operating Agreement, MarketWise PubCo as manager of MarketWise, LLC will have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases or redemptions, the number of outstanding Common Units and Sponsor Earnout Units owned by MarketWise PubCo, directly or indirectly, equals, on a one-for-one basis, the number of outstanding shares of MarketWise PubCo Class A common stock (including Sponsor Earnout Class A Shares). Except as otherwise determined by MarketWise PubCo, if MarketWise PubCo issues, transfers or delivers from treasury stock or repurchases or redeems any of MarketWise PubCo’s preferred stock in a transaction not contemplated by the MarketWise Third A&R Operating Agreement, MarketWise PubCo as manager has the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, MarketWise PubCo holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in MarketWise, LLC which (in MarketWise PubCo’s good faith determination) are in the aggregate substantially economically equivalent to the outstanding preferred stock of MarketWise PubCo so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by MarketWise PubCo, MarketWise, LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, division, recapitalization or similar event) of Common Units that is not accompanied by an identical subdivision or combination of (1) MarketWise PubCo Class A common stock to maintain at all times a one-to-one ratio between the number of Common Units owned by MarketWise PubCo and the number of outstanding shares of MarketWise PubCo Class A common stock, (2) Sponsor Earn Out Shares to maintain at all times a one-to-one ratio between the number of Sponsor Earnout Units owned by MarketWise PubCo and the number of outstanding Sponsor Earnout Class A Shares and (3) MarketWise PubCo Class B common stock to maintain at all times a one-to-one ratio between the number of Common Units owned by the members (other than MarketWise PubCo and its subsidiaries) and the number of outstanding shares of MarketWise PubCo Class B common stock, as applicable, in each case, subject to certain exceptions.
Excluding certain warrants, options or similar instruments granted pursuant to any equity plan or stock option plan in effect on, or adopted after, the date of the MarketWise Third A&R Operating Agreement by MarketWise, LLC or MarketWise PubCo, in the event any holder of a warrant to purchase shares of MarketWise PubCo Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then MarketWise PubCo will cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a warrant to purchase Common Units with similar terms held by MarketWise PubCo, such that the number of shares of MarketWise PubCo Class A common stock issued in connection with the exercise of such Upstairs Warrants will be matched with a corresponding number of Common Units issued by MarketWise, LLC to MarketWise PubCo. In the event that an Upstairs Warrant is redeemed, MarketWise, LLC will redeem a warrant to purchase Common Units with similar terms held by MarketWise PubCo.
•Issuance of Common Units upon Exercise of Options or Issuance of Other Equity Compensation. When MarketWise PubCo issues shares of MarketWise PubCo Class A common stock in settlement of stock options granted to persons that are not officers or employees of MarketWise, LLC or its subsidiaries, MarketWise PubCo will make a capital contribution in an amount equal to the exercise price, and shall be

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deemed to make, a capital contribution to MarketWise, LLC equal to the aggregate value of such shares of MarketWise PubCo Class A common stock and MarketWise, LLC will issue to MarketWise PubCo a number of Common Units equal to the number of shares issued by MarketWise PubCo. When MarketWise PubCo issues shares of MarketWise PubCo Class A common stock in settlement of stock options granted to persons that are officers or employees of MarketWise, LLC or its subsidiaries, then MarketWise PubCo will be deemed to have sold directly to the person exercising such award a portion of the value of each share of MarketWise PubCo Class A common stock, as applicable, equal to the exercise price per share divided by the market price per share, and MarketWise PubCo will be deemed to have sold directly to MarketWise, LLC (or the applicable subsidiary of MarketWise, LLC) the difference between the exercise price and market price per share for each such share of MarketWise PubCo Class A common stock. In cases where MarketWise PubCo grants other types of equity compensation (including MarketWise Management Members Earn-Out Shares) to employees of MarketWise, LLC or its subsidiaries, on each applicable vesting date MarketWise PubCo will be deemed to have sold to MarketWise, LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, MarketWise, LLC (or such subsidiary) will deliver the shares to the applicable person, and MarketWise PubCo will be deemed to have made a capital contribution to MarketWise, LLC equal to the purchase price for such shares in exchange for an equal number of Common Units. In the event shares delivered to an applicable person are forfeited following vesting, the Common Units issued to MarketWise PubCo shall also be forfeited.
•Dissolution. The MarketWise Third A&R Operating Agreement will provide that the consent of MarketWise PubCo, as the managing member of MarketWise, LLC, and members holding a majority of the Common Units then outstanding (excluding Common Units held directly or indirectly by MarketWise PubCo) will be required to voluntarily dissolve MarketWise, LLC. In addition to a voluntary dissolution, MarketWise, LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up MarketWise, LLC; (2) second, to pay debts, liabilities and obligations owed to creditors of MarketWise, LLC other than members; (3) third, to pay debts, liabilities and obligations owed to the members (other than payments or distributions owed to the members in their capacity as such pursuant to the MarketWise Third A&R Operating Agreement); and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in MarketWise, LLC (as determined based on the number of Common Units held by a member relative to the aggregate number of all outstanding Common Units).
•Confidentiality. Each member of MarketWise, LLC (other than MarketWise PubCo) agrees to maintain the confidentiality of MarketWise, LLC’s confidential information. This obligation excludes information independently developed by the members, information that is or becomes generally available to the public other than as a result by a member or its affiliates or representatives, information that is or becomes available to a member from a source other than MarketWise PubCo, MarketWise, LLC or their representatives, provided that such source is not, and was not known, by such member to be bound by a confidentiality agreement with, or any other confidentiality obligation owed to MarketWise PubCo, MarketWise, LLC or any of their respective affiliates or representatives or under the terms of the MarketWise Third A&R Operating Agreement or information approved for release by written authorization of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of either MarketWise, LLC or MarketWise PubCo.
•Indemnification. The MarketWise Third A&R Operating Agreement will provide for indemnification of the manager, members and officers of MarketWise, LLC and their respective subsidiaries or affiliates.
•Common Unit Redemption Right. The MarketWise Third A&R Operating Agreement will provide a redemption right to the members (other than MarketWise PubCo and its subsidiaries) which will entitle them to have their Common Units redeemed for, at MarketWise PubCo’s election (determined by a majority of MarketWise PubCo’s independent directors (within the meaning of the Nasdaq rules) who are disinterested), newly issued shares of MarketWise PubCo Class A common stock on a one-for-one basis, or, to the extent funded with cash proceeds received from an equity offering by MarketWise PubCo, a cash payment equal to the volume weighted average market price of one share of MarketWise PubCo Class A

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common stock for each LLC Unit so redeemed, in each case in accordance with the terms of the MarketWise Third A&R Operating Agreement. In connection with the exercise of the redemption or exchange of Common Units (1) the members will be required to surrender an equal number of shares of MarketWise PubCo Class B common stock registered in the name of such redeeming or exchanging member, which will thereafter be transferred to MarketWise PubCo and will be canceled for no consideration on a one-for-one basis with the number of Common Units so redeemed or exchanged and (2) all redeeming members will surrender such Common Units to MarketWise, LLC for cancellation. MarketWise PubCo will then contribute cash or shares of MarketWise PubCo Class A common stock, as applicable, to MarketWise, LLC in exchange for an amount of newly-issued Common Units that will be issued to MarketWise PubCo equal to the number of Common Units redeemed from the member. MarketWise, LLC will then distribute the cash or shares of MarketWise PubCo Class A common stock, as applicable, to such member to complete the redemption. Alternatively, MarketWise PubCo may, at its election determined by a majority of MarketWise PubCo’s independent directors (within the meaning of the Nasdaq rules) who are disinterested, effect a direct exchange with the applicable members of such MarketWise PubCo Class A common stock or such cash, as applicable, for such Common Units in lieu of such a redemption. The determination of a whether to redeem Common Units for shares of MarketWise PubCo Class A common stock or cash (an “Election Decision”) will be made by the “Disinterested Majority” of the board of directors of MarketWise PubCo. We expect that the Disinterested Majority will exclude any directors who directly or indirectly have a material interest (including an economic interest) in such Election Decision. By giving discretion for an Election Decision only to the Disinterested Majority, we seek to avoid conflicts of interest that could bring into question the integrity of such an Election Decision. In making an Election Decision, the Disinterested Majority may take into account general economic and business conditions, MarketWise’s financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the potential dilutive impact of new issuances of MarketWise PubCo Class A common stock, and such other factors as the Disinterested Majority may deem relevant.
Each member’s (other than MarketWise PubCo and its subsidiaries) redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of MarketWise PubCo Class A common stock that may be applicable to such member and the absence of any liens or encumbrances on such Common Units redeemed. Additionally, in the case MarketWise PubCo elects a cash settlement, such member may retract its redemption request within a specified period of time. Moreover, in the case of a settlement in MarketWise PubCo Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of MarketWise PubCo Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in MarketWise PubCo Class A common stock, such member may also revoke or delay its redemption request if the following conditions exist: (1) any registration statement pursuant to which the resale of the MarketWise PubCo Class A common stock to be registered for such member at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (2) MarketWise PubCo failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption; (3) MarketWise PubCo exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such member to have its MarketWise PubCo Class A common stock registered at or immediately following the consummation of the redemption; (4) such member is in possession of any material non-public information concerning MarketWise PubCo, the receipt of which results in such member being prohibited or restricted from selling MarketWise PubCo Class A common stock at or immediately following the redemption without disclosure of such information (and MarketWise PubCo does not permit disclosure); (5) any stop order relating to the registration statement pursuant to which the MarketWise PubCo Class A common stock was to be registered by such member at or immediately following the redemption shall have been issued by the SEC; (6) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the MarketWise PubCo Class A common stock is then traded; (7) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption; (8) MarketWise PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such member to consummate the resale of the

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MarketWise PubCo Class A common stock to be received upon such redemption pursuant to an effective registration statement; or (9) the redemption date would occur three business days or less prior to, or during, a black-out period.
Whether by redemption or exchange, MarketWise PubCo is obligated to ensure that at all times the number of Common Units that MarketWise PubCo owns equals the number of outstanding shares of MarketWise PubCo Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
•Amendments. In addition to certain other requirements, MarketWise PubCo’s prior written consent, as manager, and the prior written consent of members holding a majority of the Common Units then outstanding and entitled to vote (excluding Common Units held directly or indirectly by MarketWise PubCo) will generally be required to amend or modify the MarketWise Third A&R Operating Agreement.
Background to the Transactions
The terms of the Transactions are the result of negotiations between the representatives of ADAC and MarketWise, LLC. The following is a brief description of the background of these negotiations and the resulting Transactions.
ADAC is a blank check company formed as a Cayman Islands exempted company on February 11, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with one or more businesses with high growth potential.
On July 28, 2020, we consummated our initial public offering (the “IPO”), of 41,400,000 units, which included 5,400,000 units issued pursuant to the exercise by the underwriters of their over-allotment option, at a public offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one-half of one warrant. Prior to the consummation of our IPO, the Sponsor purchased 10,350,000 founder shares (after various adjustments) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Simultaneously with the consummation of our IPO, we consummated the private sale of 10,280,000 private placement warrants to our Sponsor, each of which entitles the holder to purchase one Class A ordinary share with an exercise price of $11.50 per share, at a price of $1.00 per warrant, generating gross proceeds of approximately $10,280,000. Upon the closing of the IPO, the over-allotment and the private placement, approximately $414.00 million ($10.00 per Unit) of the net proceeds of the sale of the units in the initial public offering and the private placement warrants in the private placement was placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee.
Prior to the consummation of our IPO, neither ADAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with ADAC.
After our IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of ADAC were contacted by, and representatives of ADAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Our officers and directors and their affiliates also brought to our attention target business candidates.
During this search process, ADAC reviewed more than 100 acquisition opportunities and entered into discussions with more than 20 potential target businesses or their representatives under signed nondisclosure agreements that include customary terms, none of which included any standstill provision. In addition to MarketWise, we delivered draft term sheets or preliminary proposals, some at a high level early in discussions, to 7 other prospective targets, but executed term sheets with none of them. In each case, we concluded that the target business or the terms of a potential business combination with these other potential targets would not be suitable for ADAC, particularly in comparison to our opportunity for a business combination with MarketWise.

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The majority of potential targets considered by ADAC were video game developers and publishers, messaging platforms, entertainment and media companies, consistent with our original intentions, although we also evaluated potential transactions in other sectors including satellite, telco, communication platform and lidar, among other opportunities.
On October 15, 2020, Eric Gomberg from Odeon Capital Group (“Odeon”) sent an email introducing the ADAC management, Mark Gerhard, CEO, Riaan Hodgson, COO, and David Gomberg, President, to MarketWise, LLC’s management, Mark Arnold, CEO, Dale Lynch, CFO, Marco Galsim, CIO, and Marco Ferri, Director of Business Development. The companies agreed to have an introductory discussion on October 19, 2020. In preparation for their first meeting, ADAC and MarketWise, LLC entered into a nondisclosure agreement on October 18, 2020.
On October 19, 2020, the ADAC and MarketWise management teams held an initial meeting where Mr. Gerhard introduced the ADAC team, talked through their team’s background and experience and explained their SPAC thesis. Following Mr. Gerhard’s introduction, Mr. Arnold and Mr. Lynch discussed the MarketWise business at a very high level and it was agreed that further exploratory discussions were merited. The teams then arranged to follow-up with “deep dive” meetings later in the week. Two meetings we set, one to discuss MarketWise’s business, operations, product, marketing, customers and more, and the other, focused on MarketWise, LLC’s financial results.
On October 20, 2020, MarketWise granted the ADAC team access to an electronic data room that had information about MarketWise. Over the next 36 hours, ADAC management began to review documents in the data room in advance of their upcoming meetings.
On October 21, 2020, ADAC requested permission from MarketWise, LLC for several representatives of UBS Securities LLC (“UBS”) to join the meetings to assist ADAC in its evaluation of the opportunity. This request was approved by MarketWise, LLC. ADAC engaged UBS to act as its financial advisor in connection with the potential transaction, including to provide assistance to ADAC management in connection with ADAC management’s preparation of a financial model, to assist ADAC management in its financial due diligence and to assist ADAC management in its negotiation of the potential transaction. UBS also served as the lead underwriter for ADAC’s initial public offering and, as disclosed elsewhere in this proxy statement/prospectus, in such role is also entitled to deferred underwriting commission in connection with the Closing.
On October 22, 2020, the ADAC and MarketWise, LLC management teams along with representatives of UBS and Odeon held meetings over the course of several hours around the MarketWise overall business and their financials. MarketWise management went through a presentation on MarketWise and afterwards, Mr. Lynch discussed their financial performance and their financial model. Representatives of ADAC, UBS and Odeon had the opportunity to ask questions. In particular, ADAC focused on MarketWise’s business ecosystem and its drivers for growth in the near- and mid-term in order to construct its view of its business. Following these meetings, ADAC requested another meeting for the following day with the intention of gaining a better understanding of what MarketWise’s goals were for a deal and the outline of a potential transaction structure should ADAC decide to pursue a transaction.
On October 23, 2020, ADAC management met again with Mr. Arnold and Mr. Lynch along with Odeon to discuss various topics around a potential deal structure, including investor sell-down, equity retained, post-transaction cash to the balance sheet, board composition and more. There were no definitive terms decided upon, but rather, conversation was focused on high-level, general alignment between the two parties. MarketWise indicated that they were open to a business combination with a SPAC and it was decided by both parties that exploring a potential transaction would make sense.
On October 28, 2020, representatives of ADAC, UBS and Odeon had a follow-up call with MarketWise, LLC to discuss questions regarding the company’s financials, customer base and key performance indicators. After this meeting concluded, ADAC, following consultation with representatives of UBS, felt it had enough information to propose initial terms for a letter of intent (“LOI”) so that ADAC and MarketWise, LLC could begin negotiations.
On October 30, 2020, David Gomberg informed ADAC’s counsel, White & Case LLP (“White & Case”), of ADAC’s interest in pursuing a transaction with MarketWise, LLC and that ADAC management would be

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working with representatives of UBS to prepare an initial draft of the proposed LOI. Over the next 48 hours, ADAC management worked with representatives of UBS and White & Case to finalize the LOI to be delivered to MarketWise, LLC. The LOI provided the framework for a potential business combination as well as an illustrative timeline.
On November 1, 2020, Mr. Gerhard emailed Mr. Arnold and Mr. Lynch a copy of the LOI for their review and MarketWise, LLC indicated they would require some days for internal discussion before returning with comments.
On November 3, 2020, Mr. Lynch pointed out that the financial model that had been provided in the data room had been based on financial information that hadn’t been updated for actual third quarter results, so the equity value ascribed to MarketWise, LLC in the LOI was based on financial results that were substantially lower than actual results. After studying this, ADAC management, with assistance from representatives of UBS, revised their financial model to take into account actual figures relating to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and, on November 4, 2020, Mr. Gerhard sent an updated LOI to Mr. Lynch reflecting a pro forma enterprise value for MarketWise, LLC of approximately $2.6 billion and implied pro forma equity value of approximately $2.8 billion (assuming a value of $10.00 per ADAC Class A ordinary share).
On November 9, 2020, Mr. Lynch emailed Mr. Gomberg to tell him that MarketWise, LLC had a very productive and positive board meeting and that the MarketWise, LLC’s board of directors was interested in exploring the opportunity further. To that end, they mentioned that they would be hiring an additional advisor (in addition to Odeon who they had retained) to help them navigate the transaction. Mr. Lynch indicated that it might take several days for them to conclude an agreement with an advisor.
On November 16, 2020, Mr. Gomberg was informed by Odeon that Oppenheimer & Co. Inc. (“Oppenheimer”) was hired by MarketWise, LLC to advise on the potential transaction. MarketWise, LLC arranged a call for November 17, 2020 between ADAC, MarketWise, LLC and their various advisors.
On November 17, 2020, representatives of ADAC, MarketWise, LLC, UBS, Oppenheimer and Odeon had an introductory kick-off call to establish channels of communication among the various parties involved in the potential transaction and to align with regards to discuss process and timeline.
On November 24, 2020, representatives of Oppenheimer informed UBS that MarketWise, LLC had asked them to contact other SPACs in connection with the MarketWise, LLC board of directors seeking to fulfill their fiduciary duties, but that ADAC should continue with due diligence. Representatives of UBS informed ADAC regarding this conversation. Representatives of UBS and Oppenheimer also discussed ADAC’s capital needs in connection with the transaction.
On November 30, 2020, Mr. Gerhard and Mr. Hodgson had a diligence call with the MarketWise data analytics and user acquisition team to gather information regarding MarketWise’s processes and capabilities. ADAC management has extensive operational experience in business intelligence, machine learning, and customer engagement and wanted to evaluate areas where they could add value to the potential business combination.
On December 8, 2020, ADAC received comments from MarketWise, LLC on the LOI, which focused on, among other things, overall deal structure as an “Up-C,” size of the PIPE financing, sponsor earnout, board composition, equity incentive plan and the exclusivity period.
On December 9, 2020, ADAC convened for their quarterly board meeting and presented a status update on all the business combination opportunities currently under consideration, during which time the potential MarketWise transaction was also discussed. Mr. Gerhard presented an overview of the business, the financials and key elements and highlights from the LOI as well as a possible timeline. ADAC’s board of directors explored the opportunity and voted in favor of continuing with negotiations with MarketWise on the LOI and were supportive of a prospective transaction.
On December 10, 2020, representatives of ADAC, MarketWise, LLC, UBS, Oppenheimer, Odeon and White & Case convened for another diligence call. Over the course of the next week and a half, ADAC and MarketWise, LLC continued to negotiate various terms of the LOI with assistance from representatives of UBS and

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Oppenheimer. Discussions continued around a set of comparable companies to help with valuation metrics, exclusivity period and cash to the balance sheet post-transaction.
On December 20, 2020, Mr. Gerhard and Mr. Arnold met to discuss open issues on the LOI that were still being negotiated including minimum cash closing conditions, board size and composition, and to generally make sure all other open matters were moving forwards with the goal of finalizing the LOI.
On December 21, 2020, Mr. Gerhard and Mr. Arnold spoke regarding a few remaining issues to help expedite and conclude negotiations on the LOI. As a result of their further market analysis on comparable companies, the parties agreed that the transaction reflect a pro forma enterprise value for MarketWise, LLC of approximately $3.0 billion and implied pro forma equity value of approximately $3.2 billion (assuming a value of $10.00 per ADAC Class A ordinary share).
On December 22, 2020, ADAC called a special meeting for their board of directors where Mr. Gerhard asked the board’s permission to sign the finalized LOI. Following review and discussion, the board approved this unanimously. Prior to signing the letter of intent, which contained exclusivity provisions, ADAC determined not to continue negotiations with other targets, having decided that a business combination with MarketWise, LLC was more favorable for ADAC shareholders, as it (i) was immediately actionable, (ii) was a profitable company, (iii) had areas that ADAC believed it could add substantial value, (iv) possessed the growth potential and substantial community among other key attributes that ADAC intended to target at the time of its initial public offering and (v) had a strong management team leading the business.
On December 23, 2020, ADAC and MarketWise, LLC entered into a non-binding LOI concerning the Transactions, which was supplemented on December 24, 2020.
On December 29, 2020, representatives of ADAC, MarketWise, LLC, UBS, Oppenheimer, Odeon, White & Case, Latham & Watkins (“Latham & Watkins”), counsel to MarketWise, LLC, and Deloitte & Touche LLP (“Deloitte”), registered public accounting firm to MarketWise, LLC, held an “all hands” kick-off meeting to organize the overall business combination process, introduce members of their respective business and legal teams and discuss workstreams. The parties also began preparing an investor presentation for meetings with certain targeted investors. All such investors were “wall-crossed” prior to any meetings.
Between January 4, 2021 and January 20, 2020, ADAC, its counsel and its advisors engaged in multiple due diligence calls covering a variety of topics including sales and marketing, accounting, tax, finance, legal, information technology and human resources, among other matters. During this time, ADAC and their legal counsel also began to draft and prepare the definitive agreements governing the transaction.
On January 5, 2021, Mr. Gerhard and Mr. Arnold met to discuss company branding and begin preparing PIPE presentation materials.
On January 10, 2021, Mr. Gerhard and Mr. Arnold met to discuss the first PIPE meeting slated for January 22 and continued to discuss the preparation of PIPE materials.
On January 13, 2021, ADAC engaged WithumSmith+Brown, PC (“Withum”) to perform tax diligence on the potential transaction.
On January 14, 2021, White & Case presented ADAC with a draft of the proposed Transaction Agreement and reviewed various areas of the agreement for further ADAC input. White & Case incorporated this input and sent the draft to Latham & Watkins for their feedback. Additionally, over the course of the following two weeks, the investor presentation continued to be refined as the combined ADAC and MarketWise teams prepared for PIPE meetings.
On January 22, 2021, representatives of ADAC, MarketWise, LLC, UBS and representatives of Oppenheimer and Odeon commenced a series of conference calls with prospective PIPE investors with the majority of calls during the first three weeks of February. These calls continued through February 23, 2021.

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On January 24, 2021, ADAC and its legal advisors met to discuss their findings up to that point regarding legal diligence.
On February 2, 2021, ADAC met with Withum to discuss their findings up to that point regarding tax diligence.
On February 4, 2021, Mr. Gerhard and Mr. Arnold had a call regarding MarketWise, LLC’s M&A strategy and how MarketWise could best position itself to be a consolidator for the industry.
On February 9, 2021, Mr. Gerhard and Mr. Hodgson had a call with MarketWise’s data team, including Mr. Arnold, Mr. Galsim, and David Kline regarding their predictive analytics roadmap and plans.
Over the course of the following three weeks, and in parallel with the negotiation and drafting of the Transaction Agreement and ancillary documents, ADAC obtained private placement commitments of $150 million.
On February 18, 2021, ADAC’s board of directors convened for an update regarding the PIPE process as well as a discussion of the anticipated schedule moving forward regarding the proposed MarketWise transaction. ADAC management followed up this meeting by sharing diligence materials with its board, including legal diligence, background checks, PIPE presentation deck, Quality of Earnings report, the draft Transaction Agreement, and valuation materials.
On February 19, 2021, Mr. Gerhard met with Mr. Galsim to discuss data science and lead researcher recruitment.
On February 22, 2021, ADAC held a board meeting with representatives of MarketWise, LLC and UBS in attendance in which MarketWise, LLC’s management presented information regarding MarketWise and representatives of UBS reviewed certain financial terms of the proposed transaction with ADAC’s board of directors. During the meeting, ADAC board members posed questions to MarketWise, LLC management.
On February 23, 2021, ADAC called a special board of directors meeting to discuss the business combination, PIPE commitments and the terms of the definitive agreements. Representatives from White & Case, ADAC’s Cayman counsel, Maples Group, and UBS joined the meeting. During this meeting, Mr. Gerhard described the MarketWise opportunity again. Cayman counsel then briefed the board on the board’s fiduciary duties. This was followed by a discussion of the deal and business to be acquired as well as a summary of the key transaction agreements led by White & Case. White & Case also reviewed their legal due diligence findings and answered questions raised by the board. Representatives of UBS then reviewed with ADAC’s board of directors certain operating and valuation metrics for MarketWise, LLC, for publicly traded companies in the Digital Information Services and Research industry as well as publicly traded companies in the Consumer/SMB technology subscription industry based on a financial model for MarketWise, public filings and FactSet. Finally, White & Case described the resolutions to be voted on by the board. Following the discussions, ADAC’s board of directors unanimously voted in favor of proceeding with the business combination with MarketWise.
On March 1, 2021, the parties entered into the BCA and the Sponsor Support Agreement and ADAC entered into the Subscription Agreements for the PIPE financing.
On March 2, 2021, ADAC and MarketWise, LLC issued a press release announcing the Transactions.
On May 21, 2021, ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder) executed Amendment No. 1 to the Transaction Agreement to increase the size of the board of directors of MarketWise PubCo following the consummation of the Transactions and to amend the names of certain parties to the Transaction Agreement and related documents attached as exhibits to the Transaction Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-2.
On June 16, 2021, ADAC, MarketWise, LLC, and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder) executed Amendment No. 2 to the Transaction Agreement to amend the form of MarketWise Third A&R Operating Agreement attached as an exhibit to the Transaction Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-3.

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ADAC’s Board of Directors’ Reasons for the Approval of the Transactions
On February 23, 2021, our board of directors unanimously (i) approved the signing of the Transaction Agreement and the transaction contemplated thereby and (ii) directed that the BCA, related transaction documentation and other proposals necessary to consummate the Transactions be submitted to our shareholders for approval and adoption, and recommended that our shareholders approve and adopt the BCA, related transaction documentation and such other proposals. Before reaching its decision, our board of directors reviewed the results of management’s due diligence, which included:
•Research on the self-directed investor market and independent financial research companies primarily in the United States, review of MarketWise, LLC’s historical financial performance and forecasts including revenues, operating costs, Adjusted EBITDA, capital expenditures, cash flow and other relevant financial and operating metrics;
•numerous conference call meetings with MarketWise, LLC’s management and representatives regarding operations, company services, intellectual property, customer cohorts, product offerings, growth prospects, both organic and through possible acquisitions, among other customary due diligence matters;
•review of MarketWise, LLC’s material business contracts and certain other legal and commercial due diligence;
•review of MarketWise, LLC’s IT security, systems and compliance;
•financial, tax and accounting due diligence; and
•creation of an independent financial model, which was generally consistent with the financial model prepared by MarketWise, LLC.
Our board considered a variety of factors in connection with its evaluation of the Transactions. In light of the complexity of those factors, ADAC’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of our board may have given different weight to different factors in their evaluation of the Transactions.
In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. The board considered these factors in its evaluation of MarketWise, LLC.
Generate Stable Revenue and Cash Flows. ADAC intended to acquire a business with a proven business model that has historically generated strong and sustainable free cash flow. To provide reliable guidance, we also sought to acquire a business that has reasonable visibility on forward-looking financial performance and straightforward operating metrics. We also desired to exclude businesses that are extremely sensitive to macroeconomic conditions or industry cycle or businesses that are highly speculative.
ADAC believes MarketWise satisfies all these criteria because they have no debt, limited capital expenditures and a long history of positive cash flow and strong adjusted EBITDA in 2020. Additionally, MarketWise’s 2020 Billings were approximately $549 million with 77% year over year growth in Billings and with a significant adjusted EBITDA. MarketWise’s recurring revenue subscription model is highly profitable and predictable with the paying subscriber base accounting for over 95% recurring revenue between 2018 and 2020.
Benefit from Large Communities and Bases of Active, Highly Engaged Users with Strong Customer Retention. ADAC sought to target a company with a large, engaged community. Our management has a strong track record or generating significant value from sizable communities and has extensive experience increasing customer engagement and retention.

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MarketWise has created a platform for self-directed investors that has proven “sticky” and highly engaging. There are over 9.5 million Free Subscribers with over 850,000 Paid Subscribers as of 2020, having grown from 2.7 million Free Subscribers and 600,000 Paid Subscribers in 2018.
Furthermore, MarketWise endeavors to form lifetime relationships with their subscribers. Their business strategy is focused on building long-term relationships with their customers by providing them with reliable and actionable financial research and information. In addition, their subscribers educate themselves through MarketWise’s various research offerings and become better investors over time, creating a strong bond with MarketWise’s diverse portfolio of products, which often leads to increased renewals and additional product purchases over time. As a result, many of MarketWise’s marketing efforts are focused on selling lifetime subscriptions, which give clients access to more of their products at a much lower total cost.
Offer the Potential to Serve as a Platform for Future Synergistic M&A Roll-up Activity. ADAC sought to acquire businesses that have the potential to grow organically, but also inorganically through additional accretive acquisitions. These acquisitions would ideally utilize an existing scalable platform to quickly leverage and extract value from new assets. We expected to work with the ongoing management team of our target company to develop the business strategy around geographic expansion, new products, high-return capital expenditure projects and acquisitions.
MarketWise believes it has ample organic and inorganic avenues to further expand its offering and platform, driving profitable growth. ADAC believes that MarketWise is well-positioned to consolidate a fragmented market given the scale, breadth, and capabilities of their platform. They have a strong track record of driving growth and delivering value through the successful integration of acquisitions and investments. To date, these investments collectively generated over $421 million in sales, accounting for 76% of MarketWise, LLC’s total net sales. Their large subscriber base, scalability, marketing expertise, technology-based platform, and integration capabilities provide opportunities to drive value-added growth through acquisitions in key areas such as product, market, and geographic expansion. ADAC and MarketWise, LLC management have identified a pipeline of potentially actionable value-add acquisitions to pursue after closing of the Transactions that may add complementary products and services to its portfolio.
Own Durable or Established IP with Scalable, Franchise Potential. ADAC sought to acquire a business with established brands and omni-channel potential. Our management differentiated between “hit-driven” / short-lived content and long-standing, franchisable brands with established customer bases, preferring the latter in a business combination. We also had a preference to acquire a business with multiple brands over a single one to support cross-promotion and defray any meaningful repercussions created by a potential single IP decline.
MarketWise currently delivers content and tools covering various investment strategies, such as value investing, income, growth, commodities, portfolio management, cryptocurrency, small cap, mutual funds, and trading. MarketWise’s multi-brand approach delivers significant breadth and depth, creating extremely diverse investment opportunities for their subscribers. They operate through 12 primary customer-facing brands with over 160 different products. Several of their brands date back 20 years with strong content editorial teams who are respected and followed by their highly engaged customer bases. Additionally, customer cohorts are spread fairly evenly across MarketWise’s diverse product suite and brands. MarketWise’s scale and multi-brand approach also continually increases their data on customer sentiment, which they are able to leverage to drive more efficient marketing and conversion across their platform.
Managed by Experienced Leadership Teams with the Ability and Desire to Oversee a Larger Organization. ADAC sought to acquire a business with a professional management team whose interests are aligned with those of their shareholders and can clearly and confidently articulate the business plan and market opportunities to public market investors. Where necessary, we may have also looked to complement and enhance the capabilities of the target business’s management team and our board by recruiting additional talent through our network of contacts or otherwise. This may have included recruiting experienced industry professionals to assist in our evaluation of the opportunity and marketing of the business combination prior to its completion, who may assume an ongoing role with the business or board thereafter. While not a requirement, we sought out opportunities where the chief financial

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officer has experience as a public company chief financial officer or other substantive public market experience, and ideally where other members of senior management have public market experience as well.
MarketWise, LLC’s executive team is comprised of experiences and capable professionals and they have successfully demonstrated their ability and desire to oversee a larger organization through their successful integration and growth of acquired companies. MarketWise, LLC’s CEO, Mark Arnold, has been with the company since 2013, first as Director of Business Development and subsequently, CEO, starting in 2017. Since his promotion, he has led the company to record profits, revenues, subscribers, and ARPU—by almost every metric, MarketWise, LLC has flourished under his guidance. Their CFO, Dale Lynch, has public company finance experience, having served for over six years as CFO, EVP and Treasurer of NYSE-listed Farmer Mac (Federal Agricultural Mortgage Corporation). Additionally, MarketWise, LLC has significant management strength and scalability across their various brands which are each guided by their own buiness leaders and supporting teams.
Have an Established Entrepreneurial Culture of Disruption, Adaptability to Changing Sector Dynamics and Growth. ADAC sought to acquire a business that was not stagnant, but rather one with a progressive culture. Business environments change, both on a macro and micro level, and we believed that a business willing and able to change to meet the demands of these changes was highly preferable for a business combination.
MarketWise has a 20-year history, and throughout that time it has experienced market conditions of all kinds, including the 2008 recession and the growing economy and strong market growth over the past 10 years. In addition, MarketWise has experienced massive changes with regards to retail investment and the rise of the “self-directed” investor. Over this period, MarketWise has adapted to the changing needs of its customer base and the market and has continued to grow and excel.
Possess and/or Utilize Innovative Technology. ADAC sought to acquire a business with innovative technology. While we viewed content and community as fundamental to our investment thesis, we also saw leading-edge technology as a potential key differentiator.
The software products offered by MarketWise, which include the Terminal product, Altimeter, TradeStop and Chaikin Analytics investment tools, help to create what ADAC management believes is a differentiated, more diverse and more useful product offering than its competitors. Furthermore, ADAC management believes that these products create a stickier platform, deepening MarketWise’s community and network effects.
Operate in the Attention Economy Ecosystem Where We Can Utilize Our Management Team’s Network of Industry Contacts to Add Value. ADAC sought to acquire a business in the Attention Economy ecosystem, a highly fragmented landscape with hundreds of content owners and creators, and other companies providing enabling technologies and services. Furthermore, we wanted to leverage our team’s skills and extensive industry experience to add significant value to the target company through our operating expertise and focus on organic growth initiatives.
MarketWise is a leading subscription services platform with a diverse portfolio of operating brands serving as a trusted source for financial research, education and actionable ideas. MarketWise’s platform is rooted in engaging and compelling content, the cost-effective, rapid launch, and scaling of new products, and a large, devoted community. ADAC believes that MarketWise’s financial content occupies significant mindshare as part of the Attention Economy. ADAC management views their operational, publishing and community management expertise which it has refined and acquired over the years as highly transferable across content and platforms. ADAC management believes there are multiple areas where it can potentially add significant value, either personally or through their network of industry contacts, with the most immediately actionable being machine learning, performance marketing, and SaaS product development.
Have Alignment of Long-term Vision and Target Shareholder Willingness to Retain Meaningful Equity Post-business Combination. ADAC sought to acquire a business with shareholders who believed in the potential of the business to grow far beyond its current size. Optimally, we wanted alignment between the target and acquirer’s interests where the target’s shareholders would retain substantial equity moving forward. Ideally, we wanted existing shareholders to demonstrate their belief in their business and financials by backing their projections through the act of retaining equity.

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MarketWise, LLC’s decision to retain an approximately 80% stake shows ongoing commitments and leaves equity on the balance sheet for growth. We believe this is an adequate level to signal alignment with ADAC shareholders.
There were several other factors, not listed in our original prospectus which the ADAC board of directors considered as well, including the following:
Significant and Growing Untapped TAM. ADAC believes that the total addressable market (“TAM”) addressed by MarketWise, LLC is extremely large and has significant tailwinds. Investing is facing disruptive changes in favor of MarketWise, LLC due to several factors including: (i) There are over 63 million self-directed investors in the US alone, with that market growing 7% annually; (ii) 17% of the U.S. population is over 65 with 10,000 Americans retiring daily, creating consistent demand velocity; (iii) Retail investors now represent roughly 20% of the trading volume on any given day, up from 10% in 2010; (iv) Individual investors have a three-year lag return performance versus the S&P 500; (v) 72% of millennials identify as self-directed investors, representing approximately $22 trillion of net-worth; (vi) There are an increasing number, availability, and complexity of investment instruments, along with an increased emphasis on financial literacy. ADAC management believes that MarketWise, LLC stands to benefit greatly from these significant trends.
Compelling Unit Economics. MarketWise is a high growth subscription platform business that yields robust unit economics with an estimated seven-to-nine months pay-back period. MarketWise, LLC’s LTV/CAC ratio is a robust 5x+. In 2020, MarketWise, LLC achieved $548.9 million of Billings, strong adjusted EBITDA margin, a cash flow conversion over 99%, recurring subscription revenue over 95%, nominal capital expenditure, and a debt-free balance sheet.
Benefit from Being a Public Company. ADAC believes that under new public ownership, MarketWise will have the flexibility and financial resources to pursue and execute a more aggressive growth strategy to increase revenues and enhance shareholder value. MarketWise, LLC should realize numerous benefits from being a publicly traded company, including broader access to capital and an enhanced public profile and brand recognition.
Sourced on a Proprietary Basis. ADAC management did not expect to participate in broadly marketed processes, but rather aimed to leverage its extensive network to source an initial business combination. Notwithstanding the foregoing, we considered participating in a process where a target company is focused primarily on SPACs, where we would not compete with a traditional initial public offering, private equity acquisition, or a same-industry M&A “auction process.” MarketWise, LLC was marketed to less than a handful of other SPACs and was not marketed beyond that. Due to the proprietary nature of the sourcing, we did not have to have to “hit the highest price”, but rather we were able to focus on creating a deal structure that would optimize shareholder value.
Under the Transaction Agreement, the transaction reflects an implied equity value to be paid to the Sellers of approximately $2.9 billion at closing assuming a value of $10.00 per share of ADAC common stock. The total consideration represents a market value of equity in excess of 80% of the assets held in ADAC’s Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), a requirement for an initial business combination under the Cayman Constitutional Documents.
Although ADAC’s board of directors did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Transactions, the board of directors relied on the following sources: (i) due diligence on MarketWise, LLC’s business operations and (ii) ADAC’s advisors UBS and management’s collective experience in public markets transactions in evaluating financial models/projections. ADAC’s board of directors concluded that the implied equity value to be paid to the Sellers of approximately $2.9 billion is fair and reasonable, given the growth prospects of MarketWise, industry tailwinds, potential for M&A, significant TAM and other compelling aspects of the transaction.
During the course of valuing MarketWise, LLC, ADAC’s management also identified several comparable public companies in the digital information services & research and high-growth consumer internet subscription spaces. Although MarketWise, LLC does not have a direct operating comparable, the board determined that the most relevant publicly traded financial information companies are CoStar Group, Inc. (Nasdaq: CSGP), IHS Markit Ltd.

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(NYSE: INFO), MSCI Inc. (NYSE: MSCI), FactSet Research Systems Inc. (NYSE: FDS), Morningstar Inc. (Nasdaq: MORN), The New York Times Company (NYSE: NYT), Envestnet, Inc. (NYE: ENV), Gartner, Inc. (NYSE: IT), Forrester Research, Inc. (Nasdaq: FORR) and the most relevant high-growth consumer internet subscription services are Netflix, Inc. (Nasdaq: NFLX), Chegg, Inc. (NYSE: CHGG), Spotify Technology S.A. (NYSE: SPOT), Dropbox Inc. (Nasdaq: DBX), GoDaddy Inc. (NYSE: GDDY), Square, Inc. (NYSE: SQ), Hubspot, Inc. (NYSE: HUBS), SVMK Inc. (NYSE: SVMK). ADAC’s management believes that the combined company is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.
The following is the financial information of these companies and MarketWise, LLC that was considered by ADAC’s board of directors:
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Sources: FactSet as of 1/29/2021, Wall Street research
Notes: Consumer / SMB Tech Subscription group includes: CHGG, DBX, GDDY, HUBS, MTCH, NFLX, SPOT, SQ, SVMK, WIX; Digital Subscription and Info Services group includes: CSGP, ENV, FDS, FORR, INFO, IT, MORN, MSCI, NYT
(1)Adjusted EBITDA margin = Adjusted EBITDA / Billings. Adjusted EBITDA is calculated as GAAP net income + stock-based compensation expense + change in deferred revenue, net of changes in deferred acquisition costs + change in customer credit liability + depreciation and amortization - interest income. Billings represents amounts invoiced to customers
(2)Multiples based on pro forma Total Enterprise Value of $3,024 million
(3)Trading multiples greater than 45.0x are excluded
(4)Adjusted FCF = Adjusted EBITDA – capital expenditures
The board also gave consideration to the following negative factors (which are more fully described in the section entitled “Risk Factors” of this proxy statement/prospectus, although not weighted or in any order of significance):
The risk that our public shareholders would vote against the Transaction Agreement proposal or exercise their redemption rights. The board considered the risk that some of the current public shareholders would vote against the Transaction Agreement Proposal or decide to exercise their redemption rights, thereby reducing the amount of cash available in the Trust Account to an amount below the minimum required to consummate the business combination. The board concluded, however, that the risk was mitigated because of the market confidence shown by the PIPE investors, which the board considered as a strong endorsement of the quality of the Transactions. Furthermore, the fact that public shareholders may vote for the Transaction Agreement Proposal while also exercising their redemption rights mitigates the incentive for a public shareholder to vote against the Transaction Agreement Proposal, especially to the extent that they hold public warrants which would be worthless if the Transactions are not completed.

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ADAC’s Management and Board may have different interests in the Transactions than the public shareholders. The board of directors also considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our shareholders generally, including the matters described under “—Interests of ADAC’s Directors and Officers and Others in the Transactions” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because: (i) these interests were disclosed in the initial public offering prospectus; (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company; and (iii) a portion of the Founder Shares held by the Sponsor have been deferred to an earnout structure, vesting at such time that the closing price of MarketWise PubCo’s common stock is greater than or equal to $12.00 (Triggering Event I) and $14.00 (Triggering Event II) for any 20 trading days within any 30 trading-day period commencing on the date of the Transaction Agreement and ending on the date that is four years after the Closing. Any Sponsor Earnout Shares that do not vest on or prior to such date shall be forfeited. The Founder Shares held by the ADAC’s independent directors are not subject to this earnout.
After considering the foregoing potentially positive and negative aspects of the Transactions and other related transactions, ADAC’s board of directors concluded, in its business judgment, that the potentially positive reasons outweighed the potentially negative reasons. In connection with its deliberations, ADAC’s board of directors did not consider the fairness of the consideration to be paid by it in the Transactions to any person other than MarketWise, LLC.
Certain Projected Financial Information
In connection with its consideration of the potential business combination, ADAC’s board of directors were provided with the projections set forth below as prepared by MarketWise, LLC management of (collectively, the “Projections”).
The Projections are included in this proxy statement/prospectus solely to provide ADAC’s shareholders access to information that was made available in connection with ADACs board of directors’ consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was February 5, 2021.
MarketWise, LLC does not in the ordinary course of business make public projections as to future sales, earnings, or other results. However, the management of MarketWise, LLC prepared the Projections to assist ADAC in its evaluation of MarketWise, LLC and the Transactions. The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the Projections, but, in the view of MarketWise, LLC’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of MarketWise, LLC management’s knowledge and belief, the expected course of action and the expected future financial performance of MarketWise PubCo. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of MarketWise nor ADAC or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of MarketWise and ADAC assume no responsibility for, and disclaim any association with, the Projections, as further described in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
The Projections were prepared in good faith by MarketWise, LLC’s management based on their reasonable estimates and assumptions with respect to the expected future financial performance of MarketWise, LLC at the time the Projections were prepared and were presented only as of that time. MarketWise, LLC’s management considered the following material estimates and hypothetical assumptions:
•continued strong new Free and Paid Subscriber growth;

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•conversion rates growing at a rate consistent with recent experience;
•net revenue retention rate of over 95% each year;
•subscriber count churn at approximately 1.7% per month, in line with recent rates;
•stable product pricing;
•revenue equalling approximately 35% to 38% of Billings each year, plus the current portion of deferred revenue;
•an organic forecast only, not including additional acquisitions, joint ventures, or strategic investments;
•stable gross margins or approximately 86% to 87%;
•customer acquisition costs return to and exceed pre-COVID levels;
•excluding stock-based compensation, general and administrative expense grows significantly in 2021 to support public company readiness;
•an effective tax rate of 5% to 6%; and
•capital expenditures of less than $1 million annually.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of MarketWise, LLC, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The Projections were prepared solely for internal use to assist ADAC in its evaluation of MarketWise, LLC and the business combination. MarketWise, LLC has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including ADAC. None of ADAC, MarketWise, LLC, their respective management teams or their respective representatives and advisors has made or makes any representations to any person regarding the ultimate performance of MarketWise, LLC or MarketWise PubCo relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of MarketWise, LLC and MarketWise PubCo may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any ADAC shareholders to vote in favor of any of the proposals at the extraordinary meeting.
We encourage you to review the financial statements of MarketWise, LLC included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Summary Historical Consolidated Financial Information of MarketWise, LLC,” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither ADAC nor MarketWise, LLC or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of such events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

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The key elements of the Projections provided to ADAC are summarized below:

($ in millions)
Year	Billings(1)	Adjusted EBITDA(2)	Revenue	Cash Flow Conversion(3)
2021	$692.5	$200.3	$484.2	99.7%
2022	$871.4	$283.7	$651.2	99.8%

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(1)Billings represents amounts invoiced to customers.
(2)Adjusted EBITDA is calculated as GAAP net income plus stock-based compensation expense plus change in deferred revenue, net of changes in deferred acquisition costs plus change in customer credit liability plus depreciation and amortization less interest income.
(3)Cash flow conversion is calculated as Adjusted EBITDA less capital expenditures divided by Adjusted EBITDA.
ADAC’s board of directors also considered following key performance indicators in their evaluation:
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(1)Based on trailing four quarter net Billings /average number of trailing four quarter paid subscribers.
Satisfaction of 80% Test
NYSE rules require that ADAC must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of ADAC’s signing a definitive agreement in connection with its initial business combination. Based on the fully-diluted pre-money equity valuation of $1.5 billion for MarketWise, LLC compared to the approximately $200 million in the Trust Account, the fact that the purchase price for MarketWise, LLC was the result of an arm’s-length negotiation and all of the factors described in this section and the section of this proxy statement/prospectus entitled “Transaction Agreement Proposal—The Transaction Agreement,” the ADAC Board determined that this requirement was met.

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Expected Accounting Treatment of the Transactions
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of MarketWise PubCo immediately following the Domestication will be the same as those of ADAC immediately prior to the Domestication. .
The Transactions
We expect the Transactions to be accounted for akin to a reverse recapitalization in accordance with GAAP. The Transactions do not result in a change in control of MarketWise, LLC as Monument & Cathedral controls both MarketWise, LLC and MarketWise PubCo through its rights to (x) nominate the majority of the members of the board of directors of MarketWise, LLC under MarketWise, LLC’s existing operating agreement and (y) through its control of MarketWise, LLC prior to Closing, seven of the nine directors to be appointed to the board of directors of MarketWise PubCo effective upon the Closing. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of MarketWise, LLC and ADAC are recognized at their carrying amounts on the date of the Transactions.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. ADAC and MarketWise, LLC assessed whether a filing was required to be made with the Antitrust Division under the HSR Act in connection with the Transactions, and determined that no such filing was required. Therefore, ADAC and MarketWise, LLC agreed to waive the obligation under the Transaction Agreement to make such a filing, and they have deemed satisfied the condition under the Transaction Agreement that the waiting period under the HSR Act will have expired or otherwise been terminated.
At any time before or after consummation of the Transactions, the Antitrust Division, or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions, conditionally approving the Transactions upon divestiture of assets, subjecting the completion of the Transactions to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ADAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, ADAC cannot assure you as to its result.
Neither ADAC nor MarketWise, LLC are aware of any material regulatory approvals or actions that are required for completion of the Transactions. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the Transaction Agreement Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Transaction Agreement Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Transaction Agreement Proposal will have no effect, even if approved by holders of ordinary shares.

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Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of March 1, 2021, by and among ADAC, MarketWise, LLC, a Delaware limited liability company, all of the members of MarketWise, LLC party thereto and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder (a copy of which is attached to the proxy statement/prospectus as Annex A-1), as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of May 21, 2021, by and among ADAC, MarketWise, LLC and Shareholder Representative Services LLC (solely in its capacity as the representative of the Sellers thereunder) (a copy of which is attached to the proxy statement/prospectus as Annex A-1), and as the same may be further amended from time to time (the “Transaction Agreement”) pursuant to which, among other things, following the Domestication of ADAC to Delaware as described below, MarketWise, LLC will become an indirect subsidiary of MarketWise PubCo, in accordance with the terms and subject to the conditions of the Transaction Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of ADAC’s Board of Directors
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ADAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “—Interests of ADAC’s Directors and Officers in the Transactions” for a further discussion.

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DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Transaction Agreement Proposal is approved, then ADAC is asking its shareholders to approve the Domestication Proposal. Under the Transaction Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Transactions. If, however, the Domestication Proposal is approved, but the Transaction Agreement Proposal is not approved, then neither the Domestication nor the Transactions will be consummated.
As a condition to Closing the Transactions, the board of directors of ADAC has unanimously approved a change of ADAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with ADAC’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, ADAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ADAC will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 10,350,000 ADAC Class B ordinary shares will convert automatically, on a one-for-one basis, into ADAC Class A ordinary shares, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 51,750,000 ADAC Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of MarketWise PubCo Class A common stock, (3) each of the then issued and outstanding 20,700,000 ADAC warrants will convert automatically into a MarketWise PubCo warrant, pursuant to the Warrant Agreement (4) each ADAC unit will be automatically separated into its component parts and will entitle the holder thereof to one share of MarketWise PubCo Class A common stock and one-half of one MarketWise PubCo warrant, and (5) each of the then issued and outstanding 10,280,000 private placement warrants of ADAC will convert automatically into a MarketWise PubCo warrant pursuant to the Warrant Agreement. No fractional MarketWise PubCo warrants will be issued upon separation of the ADAC units.
The Domestication Proposal, if approved, will approve a change of ADAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ADAC is currently governed by the Cayman Islands Companies Act, upon the Domestication, MarketWise PubCo will be governed by the DGCL. ADAC encourages shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, ADAC notes that if the Domestication Proposal is approved, then ADAC will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace ADAC’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of MarketWise PubCo under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and ADAC encourages shareholders to carefully consult the information set out below under “Organizational Documents Proposal,” the Cayman Constitutional Documents of ADAC, attached hereto as Annex G and the Proposed Organizational Documents of MarketWise PubCo, attached hereto as Annex H and Annex I.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of ADAC believes that there are several reasons why a reincorporation in Delaware is in the best interests of ADAC and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in

Filed Pursuant to Rule 424(b)(3)
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adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to MarketWise PubCo, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for MarketWise PubCo’s stockholders from possible abuses by directors and officers.
•Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. MarketWise PubCo’s incorporation in Delaware may make MarketWise PubCo more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws - especially those relating to director indemnification (as discussed below) - draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable MarketWise PubCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, ADAC believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, ADAC believes that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of MarketWise PubCo immediately following the Domestication will be the same as those of ADAC immediately prior to the Domestication.

Filed Pursuant to Rule 424(b)(3)
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Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 49 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to “MarketWise, Inc.”
Recommendation of the ADAC Board of Directors
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Officers in the Transactions” for a further discussion.

Filed Pursuant to Rule 424(b)(3)
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ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
If the Domestication Proposal is approved and the Transactions are to be consummated, ADAC will replace the current amended and restated memorandum of association of ADAC under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of ADAC (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Charter”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of MarketWise PubCo, in each case, under the DGCL.
ADAC’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Transaction Agreement Proposal. Therefore, if the Transaction Agreement Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.
Reasons for the Amendments
ADAC’s Board of Directors’ reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex H, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex I:
•change the corporate name from “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.”;
•increase the total number of shares of our capital stock from (i) 41,400,000 ADAC Class A ordinary shares, 20,000,000 ADAC Class B ordinary shares and 1,000,000 ADAC preference shares to (ii) to 1,350,000,000 shares of MarketWise PubCo common stock, consisting of 950,000,000 shares of MarketWise PubCo Class A common stock, 300,000,000 shares of MarketWise PubCo Class B common stock, and 100,000,000 shares of MarketWise PubCo preferred stock; and
•to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Charter and Proposed Bylaws in connection with the consummation of the Transactions (copies of which are attached to this proxy statement/prospectus as Annex H and Annex I, respectively).
Resolution
The full text of the resolutions to be passed is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex H and Annex I, respectively), with such principal changes as described in Advisory Organizational Documents Proposals A-G, with effect from the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware.”
Vote Required for Approval
The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.
Recommendation of the ADAC Board of Directors
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.
The existence of financial and personal interests of ADAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Officers in the Transactions” for a further discussion.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Transactions are to be consummated, ADAC will replace the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents of MarketWise PubCo, under the DGCL.
ADAC’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Advisory Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Transaction Agreement Proposal. Therefore, if the Transaction Agreement Proposal and the Domestication Proposal are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of ADAC, attached to this proxy statement/prospectus as Annex G, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex H and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex I. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, ADAC encourages shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 4A)
The Cayman Constitutional Documents authorize 221,000,000 ADAC shares, consisting of 200,000,000 ADAC Class A ordinary shares, 20,000,000 ADAC Class B ordinary shares and 1,000,000 ADAC preference shares.
See paragraph 4 of the Existing Memorandum.
See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize to 1,350,000,000 shares of MarketWise PubCo common stock, consisting of 950,000,000 shares of MarketWise PubCo Class A common stock and 300,000,000 shares of MarketWise PubCo Class B common stock, and 100,000,000 shares of MarketWise PubCo preferred sto
See Article IV of the Proposed Charter.
Default rule under the DGCL.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 4B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
These provisions are inapplicable to suits brought to enforce any liability or duty created by the

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Exchange Act and any stockholder litigation for which the federal courts of the United States of America have exclusive jurisdiction. See Article XII of the Proposed Charter.

Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 4C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of ADAC by a related shareholder following a business combination.
The Proposed Organizational Documents will have MarketWise PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.
See Article X of the Proposed Charter.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4D)
The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.
See Article 18.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation.
See Article XIII of the Proposed Charter.

Removal of Directors (Advisory Organizational Documents Proposal 4E)
The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B Shares may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.
See Article 31 of the Cayman Constitutional Documents.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.
See Article VII, subsection (C) of the Proposed Charter.

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 4F)	The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution. See Article 31.4 of the Cayman Constitutional Documents.
The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.
See Article VIII, subsection (A) of the Proposed Charter.

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Other Changes In Connection With Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4G)
The Cayman Constitutional Documents include provisions related to ADAC’s status as a blank check company prior to the consummation of a business combination.
See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to ADAC’s status as a blank check company, which no longer will apply upon consummation of the Transactions, as ADAC will cease to be a blank check company at such time.

Overview
Advisory Organizational Documents Proposal 4A—Authorized Shares
ADAC’s stockholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of ADAC from (i) 200,000,000 ADAC Class A ordinary shares, 20,000,000 ADAC Class B ordinary shares and 1,000,000 ADAC preference shares to (ii) to 1,350,000,000 shares of MarketWise PubCo common stock, consisting of 950,000,000 shares of MarketWise PubCo Class A common stock, 300,000,000 shares of MarketWise PubCo Class B common stock, and 100,000,000 shares of MarketWise PubCo preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 41,400,000 ADAC Class A ordinary shares issued and outstanding, (ii) 10,350,000 ADAC Class B ordinary shares issued and outstanding and (iii) no ADAC preference shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 20,700,000 public warrants and 10,280,000 private placement warrants of ADAC, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the ADAC warrants will be exercisable after giving effect to the Transactions for one share of MarketWise PubCo Class A common stock at an exercise price of $11.50 per share. No ADAC warrants are exercisable until the later of (x) July 28, 2021 and (y) 30 days after the Closing.
Pursuant to the Transaction Agreement, MarketWise PubCo will issue an aggregate of 125,196,001 shares of MarketWise PubCo common stock to MarketWise PubCo Stockholders, and pursuant to the PIPE Investment, MarketWise PubCo will issue 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors.
In order to ensure that MarketWise PubCo has sufficient authorized capital for future issuances, ADAC’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of MarketWise PubCo change the authorized capital stock of ADAC from (i) 200,000,000 ADAC Class A ordinary shares, 20,000,000 ADAC Class B ordinary shares and 1,000,000 ADAC preference shares to (ii) to 1,350,000,000 shares of MarketWise PubCo common stock, consisting of 950,000,000 shares of MarketWise PubCo Class A common stock, 300,000,000 shares of MarketWise PubCo Class B common stock, and 100,000,000 shares of MarketWise PubCo preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of MarketWise PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4B—Exclusive Forum Provision
ADAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have

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jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on MarketWise PubCo’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of MarketWise PubCo to MarketWise PubCo or MarketWise PubCo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against MarketWise PubCo or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Charter will further provide that unless MarketWise PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of MarketWise PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4C—Takeovers by Interested Stockholders
ADAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL.
The Proposed Organizational Documents will cause MarketWise PubCo to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Charter that is substantially similar to Section 203 of the DGCL.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of MarketWise PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4D—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents
ADAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the Proposed Bylaws of the Proposed Charter.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of MarketWise PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4E—Removal of Directors
ADAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of MarketWise PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All

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stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4F—Action by Written Consent of Stockholders
ADAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of MarketWise PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4G—Other Changes in Connection with Adoption of the Proposed Organizational Documents
ADAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.,” (2) making MarketWise PubCo’s corporate existence perpetual, and (3) removing certain provisions related to ADAC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of ADAC’s operations should ADAC not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Transactions, MarketWise PubCo, will not be a blank check company.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of MarketWise PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Implementation of each of the Advisory Organizational Documents Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with MarketWise PubCo’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal 4, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Transactions) if our shareholders approve the Organizational Documents Proposal.
Reasons for Amendments
Advisory Organizational Documents Proposal 4A—Authorized Shares
The principal purpose of this proposal is to provide for an authorized capital structure of MarketWise PubCo that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for ADAC to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.

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Advisory Organizational Documents Proposal 4B—Exclusive Forum Provision
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist MarketWise PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, MarketWise PubCo will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make MarketWise PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Advisory Organizational Documents Proposal 4C—Takeovers by Interested Stockholders
ADAC’s board of directors intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offer or from effecting the second step of the offer unless the target’s board of directors approves such transaction.
MarketWise PubCo will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Transactions or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.
ADAC’s board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of MarketWise PubCo. Such provisions may make it more difficult for an acquiror to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving MarketWise PubCo that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, they would not ultimately prevent a potential takeover that enjoys the support of stockholders and

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that they will also help to prevent a third party from acquiring “creeping control” of MarketWise PubCo without paying a fair premium to all stockholders.
Advisory Organizational Documents Proposal 4D—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents
The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Advisory Organizational Documents Proposal 4E—Removal of Directors
The Cayman Constitutional Documents provide that before a Transactions, holders of Class B Shares may remove any director, and that after a Transactions, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors. ADAC’s board of directors believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of MarketWise PubCo’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of MarketWise PubCo’s board of directors.
Advisory Organizational Documents Proposal 4F—Action by Written Consent of Stockholders
Under the Proposed Organizational Documents, MarketWise PubCo’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend MarketWise PubCo’s organizational documents outside of a duly called special or annual meeting of the stockholders of MarketWise PubCo. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.
In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which ADAC is aware to obtain control of MarketWise PubCo, and ADAC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of MarketWise PubCo. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Advisory Organizational Documents Proposal 4G—Provisions Related to Status as Blank Check Company
ADAC’s board of directors believes that changing MarketWise PubCo’s corporate name from “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.” and making corporate existence perpetual is desirable to reflect the Transactions with MarketWise, LLC and to clearly identify MarketWise PubCo as the publicly traded entity.

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Additionally, perpetual existence is the usual period of existence for corporations, and ADAC’s board of directors believes that it is the most appropriate period for ADAC following the Transactions.
The elimination of certain provisions related to ADAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Transactions. For example, the Proposed Organizational Documents do not include the requirement to dissolve MarketWise PubCo and allow it to continue as a corporate entity with perpetual existence following consummation of the Transactions. Perpetual existence is the usual period of existence for public corporations, and ADAC’s board of directors believes it is the most appropriate period for MarketWise PubCo following the Transactions. In addition, certain other provisions in ADAC’s current organizational documents require that proceeds from ADAC’s initial public offering be held in the Trust Account until a business combination or liquidation of ADAC has occurred. These provisions cease to apply once the Transactions are consummated and are therefore not included in the Proposed Organizational Documents.
Resolution
The full text of the resolutions to be passed in connection with the Advisory Organizational Documents Proposals is as follows:
RESOLVED, as a special resolution, that each of the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents be approved on a non-binding advisory basis:
•to authorize the change in the authorized capital stock of ADAC from 200,000,000 Class A ordinary shares, par value $0.0001 per share (the “ADAC Class A ordinary shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “ADAC Class B ordinary shares” and, together with the ADAC Class A ordinary shares, the “ordinary shares”), and 1,000,000 preference shares, par value $0.0001 per share, to 1,350,000,000 shares of common stock of MarketWise PubCo (the “MarketWise PubCo common stock”), consisting of 950,000,000 shares of Class A common stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo Class A common stock”), 300,000,000 shares of Class B common stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo Class B common stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share, of MarketWise PubCo (the “MarketWise PubCo preferred stock”);
•to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;
•to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL;
•to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to adopt, amend, or repeal the Proposed Bylaws;
•to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors;
•to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; and
•to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.”, (ii) making MarketWise PubCo’s corporate existence perpetual, and (iii) removing certain provisions related to ADAC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions, all of which ADAC’s board of directors believes is necessary to adequately address the needs of MarketWise PubCo after the Transactions.

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Vote Required for Approval
The approval of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.
Recommendation of the ADAC Board of Directors
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” for a further discussion of these considerations.

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STOCK ISSUANCE PROPOSAL
Overview
Assuming the Transaction Agreement Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved, ADAC’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Upon the consummation of the Transactions, ADAC expects to issue up to an estimated (i) 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors in connection with the PIPE Investment and (ii) 288,592,300 shares of MarketWise PubCo Class B common stock to the Sellers in connection with the Transactions. In addition, the issuance of 288,592,300 shares of MarketWise PubCo Class A common stock in the future to the Sellers who exchange their Common Units for shares of MarketWise PubCo Class A common stock and forfeit an equal number of shares of MarketWise PubCo Class B common stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the MarketWise Third A&R Operating Agreement. For further details, see “Transaction Agreement Proposal—The Transaction Agreement—Consideration.”
Accordingly, the aggregate number of shares of MarketWise PubCo common stock that ADAC will issue in connection with the Transactions and the PIPE Investment will exceed 20% of both the voting power and the shares of MarketWise PubCo common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, ADAC is seeking the approval of ADAC shareholders for the issuance of shares of MarketWise PubCo common stock pursuant in connection with the Transactions and the PIPE Investment.
Effect of the Proposal on Current Shareholders
In the event that this proposal is not approved by ADAC shareholders, the Transactions cannot be consummated. In the event that this proposal is approved by ADAC shareholders, but the Transaction Agreement is terminated (without the Transactions being consummated) prior to the issuance of shares of MarketWise PubCo common stock pursuant to the Transaction Agreement or the PIPE Investment, such shares of MarketWise PubCo common stock will not be issued.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

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Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of MarketWise PubCo common stock pursuant to the Transaction Agreement and the PIPE Investment, including to the Sellers and the PIPE Investors, be approved in all respects.”
Recommendation of the ADAC Board of Directors
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of ADAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ADAC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions” for a further discussion of these considerations.

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INCENTIVE AWARD PLAN PROPOSAL
Assuming the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, ADAC is asking its shareholders to approve by ordinary resolution the MarketWise, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”) and the material terms thereunder. The ADAC board of directors approved the Incentive Award Plan, prior to the extraordinary general meeting, subject to shareholder approval at the extraordinary general meeting. The Incentive Award Plan became effective as of the date it was adopted by the ADAC board of directors, subject to approval from the ADAC shareholders.
The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is attached to this proxy statement/prospectus as Annex E.
Purpose of the Incentive Award Plan
The purpose of the Incentive Award Plan is to enhance MarketWise’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to MarketWise PubCo and its participating subsidiaries by providing these individuals with equity ownership opportunities. We believe that the Incentive Award Plan enhances such employees’ sense of participation in performance, aligns their interests with those of shareholders, and is a necessary and powerful incentive and retention tool that benefits shareholders. Accordingly, the ADAC’s board of directors believes that approval of the Incentive Award Plan is in the best interests of the ADAC and the ADAC’s board of directors recommends that shareholders vote for approval of the Incentive Award Plan.
Summary of the Incentive Award Plan
This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan.
Eligibility and Administration
MarketWise PubCo’s employees, consultants and directors, and employees and consultants of any of MarketWise PubCo’s subsidiaries, will be eligible to receive awards under the Incentive Award Plan. As of May 27, 2021, there were approximately 727 employees of MarketWise, LLC and its subsidiaries, 100 consultants of MarketWise, LLC and its subsidiaries, and 6 non-employee Company directors who would be considered to be eligible to participate in the Incentive Award Plan. The basis for participation in the Incentive Award Plan by eligible persons is the selection of such persons for participation by the plan administrator in its discretion. The Incentive Award Plan will be generally administered by MarketWise PubCo’s board of directors, which may delegate its duties and responsibilities to committees of MarketWise PubCo’s board of directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the Incentive Award Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, and adopt rules for the administration of, the Incentive Award Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration conditions. The plan administrator may also institute and determine the terms and conditions of an “exchange program,” which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the Incentive Award Plan. The plan administrator’s determinations under the Incentive Award Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Incentive Award Plan or any award thereunder.
Limitation on Awards and Shares Available
The number of shares initially available for issuance under awards granted pursuant to the Incentive Award Plan will be 32,045,000 shares of MarketWise PubCo Class A common stock. The number of shares initially available for issuance will be increased on January 1 of each calendar year beginning in 2022 and ending in 2031, by an amount equal to the lesser of (a) 3% of the shares of MarketWise PubCo Class A common stock outstanding on the final day

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of the immediately preceding calendar year and (b) such smaller number of shares as determined by MarketWise PubCo’s board of directors. No more than 32,045,000 shares of MarketWise PubCo Class A common stock may be issued upon the exercise of incentive stock options under the Incentive Award Plan. Shares issued under the Incentive Award Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares.
If an award under the Incentive Award Plan expires, lapses or is terminated, exchanged for cash, surrendered to an exchange program, repurchased, cancelled without having been fully exercised or forfeited, then any shares subject to such award will, as applicable, become or again be available for new grants under the Incentive Award Plan. Shares delivered to MarketWise PubCo by a participant to satisfy the applicable exercise price or purchase price of an award and/or satisfy any applicable tax withholding obligation (including shares retained by MarketWise PubCo from the award being exercised or purchased and/or creating the tax obligation), will become or again be available for award grants under the Incentive Award Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the number of shares available for issuance under the Incentive Award Plan. Awards granted under the Incentive Award Plan upon the assumption of, or in substitution or exchange for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which MarketWise PubCo enters into a merger, consolidation, acquisition or similar corporate transaction will not reduce the shares available for grant under the Incentive Award Plan. The plan administrator may, in its discretion, make adjustments to the maximum number and kind of shares which may be issued under the Incentive Award Plan upon the occurrence of a merger, reorganization, consolidation, combination, amalgamation, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of MarketWise PubCo, or sale or exchange of common stock or other securities of MarketWise PubCo, change in control, issuance of warrants or other rights to purchase common stock or other securities of the Company or similar corporate transaction or event.
Awards
The Incentive Award Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs; restricted stock; dividend equivalents; restricted stock units, or RSUs; stock appreciation rights, or SARs; and other stock or cash-based awards. Certain awards under the Incentive Award Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Award Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
Stock options. Stock options provide for the purchase of shares of MarketWise PubCo Class A common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. Unless otherwise determined by the plan administrator and only with respect to certain substitute options granted in connection with a corporate transaction, the exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders). Unless otherwise determined by the plan administrator in accordance with applicable laws, the term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions as the plan administrator may determine. ISOs may be granted only to MarketWise PubCo’s U.S. employees and employees of MarketWise PubCo’s present or future parent or subsidiaries, if any.
SARs. SARs entitle their holder, upon exercise, to receive from MarketWise PubCo an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and unless otherwise determined by the plan administrator in accordance with applicable laws, the term of a SAR may not be longer than

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ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions as the plan administrator may determine.
Restricted stock and RSUs. Restricted stock is an award of nontransferable shares of MarketWise PubCo Class A common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are unfunded, unsecured rights to receive, on the applicable settlement date, MarketWise PubCo Class A common stock or an amount in cash or other consideration determined by the plan administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions during the applicable restriction period or periods set forth in the award agreement. RSUs may be accompanied by the right to receive the equivalent value of dividends paid on shares of MarketWise PubCo Class A common stock prior to the delivery of the underlying shares, subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which the dividend equivalents are granted. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral and in accordance with applicable law. Conditions applicable to restricted stock and RSUs may be based on continuing service, performance and/or such other conditions as the plan administrator may determine.
Other stock or cash-based awards. Other stock or cash-based awards may be granted to participants, including awards entitling participants to receive MarketWise PubCo Class A common stock to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise). Such awards may be paid in MarketWise PubCo Class A common stock, cash or other property, as the administrator determines. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
Performance Awards
Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total shareholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the MarketWise PubCo board of directors or its applicable committee, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to MarketWise PubCo’s performance or the performance of its subsidiary, division, business segment or business unit, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events,

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acquisitions or divestitures, changes in the corporate or capital structure, events not directly related to the business or outside of the reasonable control of management, foreign exchange gains or losses, and legal, regulatory, tax or accounting changes.
Provisions of the Incentive Award Plan Relating to Director Compensation
The Incentive Award Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the Incentive Award Plan’s limitations. The plan administrator may establish the terms, conditions and amounts of all such non-employee director compensation in its discretion and in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value (as determined in accordance with ASC 718, or any successor thereto) of any equity awards granted as compensation for services as a non-employee director during any calendar year may not exceed $750,000, increased to $1,000,000 of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to these limits for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Certain Transactions
In connection with certain transactions and events affecting MarketWise PubCo Class A common stock, including, without limitation, any dividend or other distribution, reorganization, merger, consolidation, recapitalization, or sale of all or substantially all of the assets of MarketWise PubCo, or sale or exchange of common stock or other securities of MarketWise PubCo, a change in control, or issuance of warrants or other rights to purchase common stock or other securities of MarketWise PubCo, or similar corporate transaction or event, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Incentive Award Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property and/or terminating awards under the Incentive Award Plan.
For purposes of the Incentive Award Plan, a “change in control” means and includes each of the following:
•a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than MarketWise PubCo or its subsidiaries or any employee benefit plan maintained by MarketWise PubCo or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of MarketWise PubCo’s securities possessing more than 50% of the total combined voting power of MarketWise PubCo’s securities outstanding immediately after such acquisition; or
•during any period of two consecutive years, individuals who, at the beginning of such period, constitute the MarketWise PubCo board of directors together with any new directors (other than a director designated by a person who shall have entered into an agreement with MarketWise PubCo to effect a change in control transaction) whose election by the MarketWise PubCo board of directors or nomination for election by MarketWise PubCo’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
•the consummation by MarketWise PubCo (whether directly or indirectly) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of

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MarketWise PubCo’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
•which results in MarketWise PubCo’s voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of MarketWise PubCo’s assets or otherwise succeeds to MarketWise PubCo’s business, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and
•after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held in MarketWise PubCo prior to the consummation of the transaction.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by MarketWise PubCo to the extent set forth in such claw-back policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Award Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Incentive Award Plan and exercise price obligations arising in connection with the exercise of stock options under the Incentive Award Plan, the plan administrator may, in its discretion and subject to any applicable blackout or lock-up periods, accept cash, wire transfer, or check, shares of MarketWise PubCo Common Stock that meet specified conditions (a market sell order) or such other consideration as it deems suitable or any combination of the foregoing.
Plan Amendment and Termination
The MarketWise PubCo board of directors may amend, suspend or terminate the Incentive Award Plan at any time. However, no amendment, other than an increase in the number of shares available under the Incentive Award Plan, in excess of the initial pool and annual increase as described above, may materially and adversely affect any award outstanding at the time of such amendment without the affected participant’s consent. The Board will obtain stockholder approval for any plan amendment to the extent necessary to comply with applicable laws. The plan administrator will have the authority, without the approval of MarketWise PubCo’s shareholders, to amend any outstanding award, including by substituting another award of the same or different type, changing the exercise or settlement date, converting an ISO to an NSO. No award may be granted pursuant to the Incentive Award Plan after the expiration of the Incentive Award Plan. The Incentive Award Plan is scheduled to remain in effect until the earlier of (i) the tenth anniversary of the date on which the ADAC board of directors adopts the Incentive Award Plan and (ii) the earliest date as of which all awards granted under the Incentive Award Plan have been satisfied in full or terminated and no shares approved for issuance under the Incentive Award Plan remain available to be granted under new awards.
Securities Laws
The Incentive Award Plan is intended to conform to all provisions of the Securities Act, the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Exchange Act Rule 16b-3. The Incentive Award Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

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Federal Income Tax Consequences
The material federal income tax consequences of the Incentive Award Plan under current federal income tax law are summarized in the following discussion, which deals with the general U.S. federal income tax principles applicable to the Incentive Award Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
Stock options and SARs. An Incentive Award Plan participant generally will not recognize taxable income and MarketWise PubCo generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an ISO or an NSO. Upon exercising an NSO when the fair market value of MarketWise PubCo Class A common stock is higher than the exercise price of the option, an Incentive Award Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and MarketWise PubCo (or its subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Upon exercising an ISO, an Incentive Award Plan participant generally will not recognize taxable income, and MarketWise PubCo will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.
Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.
MarketWise PubCo will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, MarketWise PubCo should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.
Upon exercising or settling a SAR, an Incentive Award Plan participant will recognize taxable income at ordinary income tax rates, and MarketWise PubCo should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Restricted stock and RSUs. An Incentive Award Plan participant generally will not recognize taxable income at ordinary income tax rates and MarketWise PubCo generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and MarketWise PubCo should be entitled to

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a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, an Incentive Award Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a risk of forfeiture (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for the shares. MarketWise PubCo will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and MarketWise PubCo will not be entitled to any additional tax deduction.
Other stock or cash-based awards. An Incentive Award Plan participant will not recognize taxable income and MarketWise PubCo will not be entitled to a tax deduction upon the grant of other stock or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and MarketWise PubCo should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment. Upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Limitation on the Employer's Compensation Deduction
Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.
(a)Excess Parachute Payments
Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Incentive Award Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
(b)Application of Section 409A of the Code
Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non‑qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non‑qualified deferred compensation” includes equity‑based incentive programs, including some stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non‑discounted non‑qualified stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock.
The awards made pursuant to the Incentive Award Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Incentive Award Plan are not exempt from coverage. However, if the Incentive Award Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.
State, local and foreign tax consequences may in some cases differ from the United States federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in

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respect of the Incentive Award Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.
The Incentive Award Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.
New Plan Benefits
Grants under the Incentive Award Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Incentive Award Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved. The closing price of public shares on June 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.95.
(1)Interests of Certain Persons in this Proposal
The ADAC directors may be considered to have an interest in the approval of the Incentive Award Plan because they may in the future receive awards under the Incentive Award Plan. Nevertheless, the ADAC’s board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Incentive Award Plan.
(2)Vote Required for Approval
If the Transaction Agreement Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Incentive Plan Proposal requires the majority of the votes cast by the shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the extraordinary general meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non‑votes will have no effect on the Incentive Plan Proposal.
The Transactions are conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Transactions are not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.
The Named Sponsors and the ADAC’s directors and officers have agreed to vote the shares in favor of the Incentive Plan Proposal. See “Other Agreements—Sponsor Agreement” for more information.
Registration With the SEC
MarketWise PubCo intends to file a Registration Statement on Form S-8 relating to the issuance of shares of MarketWise PubCo Class A common stock under the Incentive Award Plan with the SEC pursuant to the Securities Act as soon as practicable after consummation of the Transactions.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the MarketWise, Inc. 2021 Incentive Award Plan thereunder, be approved, ratified and confirmed in all respects.”
Vote Required
The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

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The Incentive Award Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.
Board’s Recommendation
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ADAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

Filed Pursuant to Rule 424(b)(3)
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ESPP PROPOSAL
Assuming the Transaction Agreement Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are approved, ADAC is asking its shareholders to approve by ordinary resolution the MarketWise, Inc. 2021 Employee Stock Purchase Plan (the “ESP Plan”) and the material terms thereunder. The ADAC board of directors approved the ESP Plan, prior to the extraordinary general meeting, subject to shareholder approval at the extraordinary general meeting. The ESP Plan became effective as of the date it was adopted by the ADAC board of directors, subject to approval from the ADAC shareholders.
The ESP Plan is described in more detail below. A copy of the ESP Plan is attached to this proxy statement/prospectus as Annex F.
The 2021 Employee Stock Purchase Plan
The purpose of the ESP Plan is to assist the MarketWise PubCo eligible employees in acquiring a stock ownership interest in MarketWise PubCo company and to help our eligible employees provide for their future security and to encourage them to remain in our employment.
Summary of the ESP Plan
This section summarizes certain principal features of the ESP Plan. The summary is qualified in its entirety by reference to the complete text of the ESP Plan.
The ESP Plan is comprised of two distinct components in order to provide increased flexibility to grant the right to purchase shares of MarketWise PubCo Class A common stock under the ESP Plan to U.S. and to non-U.S. employees. Specifically, the ESP Plan authorizes (1) the grant of the right to purchase shares of MarketWise PubCo Class A common stock by U.S. employees that are intended to qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code (the "Section 423 Component"), and (2) the grant of the right to purchase shares of MarketWise PubCo Class A common stock that are not intended to qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code to facilitate participation for employees located in the United States for which the ESP Plan does not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code and employees located outside of the U.S. to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.
Shares Available for Awards; Administration
A total of 6,409,000 shares of MarketWise PubCo Class A common stock will initially be reserved for issuance under the ESP Plan. In addition, the number of shares available for issuance under the ESP Plan will be annually increased on January 1 of each calendar year beginning in 2022 and ending on and including January 31, 2031, by an amount equal to the lesser of (A) 0.5% of the shares of MarketWise PubCo Class A common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors. Our board of directors or a committee of our board of directors will administer and will have authority to interpret the terms of the ESP Plan and determine eligibility of participants. We expect that the compensation committee will be the initial administrator of the ESP Plan.
Eligibility
We expect that all of the MarketWise PubCo employees will be eligible to participate in the ESP Plan. However, under the Section 423 Component, an employee may not be granted rights to purchase stock under the ESP Plan if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of the MarketWise PubCo stock and our, our parent’s or subsidiaries’ other securities. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become

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eligible thereafter, may enroll in any subsequent offering period. As of the Closing, the combined company is expected to have approximately 727 employees who will be eligible to participate in the ESP Plan. Additionally, the plan administrator may provide that an employee will not be eligible to participate in an offering period under the Section 423 Component if (i) such employee is a highly compensated employee under Section 414(q) of the Code, (ii) such employee has not met a service requirement designated by the plan administrator, (iii) such employee’s customary employment is for 20 hours per week or less, (iv) such employee’s customary employment is for less than five months in any calendar year and/or (v) such employee is a citizen or resident of a non-U.S. jurisdiction or the grant of a right to purchase shares of MarketWise PubCo Class A common stock under the ESP Plan to such employee would be prohibited under the laws of such non-U.S. jurisdiction or the grant of a right to purchase such shares under the ESP Plan to such employee in compliance with the laws of such non-U.S. jurisdiction would cause the ESP Plan to violate the requirements of Section 423 of the Code.
Grant of Rights
Stock will be offered under the ESP Plan during offering periods. The length of the offering periods under the ESP Plan will be determined by the plan administrator and may be up to twenty-seven months long. The plan administrator will establish one or more purchase periods within each offering period. The number of purchase periods within, and purchase dates during each offering period, will be established by the plan administrator prior to the commencement of each offering period. The length of the purchase periods will be determined by the plan administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day of the purchase period or such other date as determined by the plan administrator. Offering periods under the ESP Plan will commence for a participant on the first compensation payday following the applicable enrollment date of an offering period and will end on the last such payday in the offering period to which such participant’s authorization is applicable, unless sooner terminated or suspended by the participant or plan administrator under the ESP Plan. The plan administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the ESP Plan through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant's account under the ESP Plan in a form acceptable to the plan administrator in lieu of or in addition to payroll deductions.
The ESP Plan permits participants to purchase MarketWise PubCo Class A common stock through payroll deductions of a specified percentage or a fixed dollar amount of their eligible compensation, which, in either event, may not be less than 1% and may not be more than the maximum percentage specified by the plan administrator for the applicable offering period or purchase period. In the absence of a contrary designation, such maximum percentage will be 2%. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of MarketWise PubCo Class A common stock as of the first day of the offering period).
On the first trading day of each offering period, each participant will be granted the right to purchase shares of MarketWise PubCo Class A common stock. The right will expire on the earlier of, the end of the applicable offering period, the last purchase date of the offering period, and the date on which the participant withdraws from the ESP Plan, and will be exercised at that time to the extent of the payroll deductions (or contributions) accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, with respect to the Section 423 Component will be 85% of the lower of the fair market value of MarketWise PubCo Class A common stock on the first trading day of the offering period or on the purchase date. Participants may voluntarily end their participation in the ESP Plan at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions (and contributions, if applicable) that have not yet been used to purchase shares of MarketWise PubCo Class A common stock. If a participant withdraws from the ESP Plan during an offering period, the participant cannot rejoin until the next offering period. Participation ends automatically upon a participant's termination of employment.

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A participant may not transfer rights granted under the ESP Plan other than by will or the laws of descent and distribution, and are generally exercisable only by the participant.
Certain Transactions
In the event of certain non-reciprocal transactions or events affecting MarketWise PubCo Class A common stock, including, without limitation, any dividend or other distribution, change in control, reorganization, merger, repurchase, recapitalization, liquidation, dissolution, sale of all or substantially all of our assets or sale or exchange of our shares of MarketWise PubCo Class A common stock, or other similar corporate transaction or event, the plan administrator will make equitable adjustments to the ESP Plan and outstanding rights. In the event of any events or transactions set forth in the immediately preceding sentence or any unusual or non-recurring events or transactions, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants' accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.
Plan Amendment; Termination
The plan administrator may amend, suspend or terminate the ESP Plan at any time. However, shareholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESP Plan, in excess of the initial pool and annual increase as described above, or changes the corporations or classes of corporations whose employees are eligible to participate in the ESP Plan. The ESP Plan will continue until terminated by the MarketWise PubCo board of directors.
Material U.S. Federal Income Tax Consequences
The material federal income tax consequences of the ESP Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the ESP Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
The ESP Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESP Plan. This means that an eligible employee will not recognize taxable income on the date the employee is granted a right under the ESP Plan (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of: (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or

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otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.
Plan Benefits
The benefits under the ESP Plan will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESP Plan. The closing price of public shares on June 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.95.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the MarketWise, Inc. 2021 Employee Stock Purchase Plan, be approved, ratified and confirmed in all respects.”
Vote Required
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
Board’s Recommendation
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ADAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

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DIRECTOR ELECTION PROPOSAL
Overview
Assuming the Condition Precedent Proposals are approved, ADAC’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal.
ADAC’s board of directors is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of ADAC’s Class I directors, Robert Foresman and Michael Jesselson, will expire at the extraordinary general meeting.
If the Condition Precedent Proposals are approved, ADAC’s board of directors will nominate each of Riaan Hodgson, Manny Borges, and Van Simmons to serve, effective upon the Closing, as Class I directors of MarketWise PubCo, each of Mark Gerhard, Elizabeth Burton and Paul Idzik to serve, effective upon the Closing, as Class II directors of MarketWise PubCo, and each of Mark Arnold, Michael Palmer, and Stephen Sjuggerud to serve, effective upon the Closing, as Class III directors of MarketWise PubCo. If the Condition Precedent Proposals are not approved, the term of office of each of ADAC’s two Class I directors would begin upon the conclusion of the extraordinary general meeting.
Director Nominees
If the Condition Precedent Proposals are approved, ADAC’s shareholders are being asked to consider and vote upon a proposal to elect nine directors to serve, effective at the Closing, on the board of directors of MarketWise PubCo until the 2024 annual meeting of stockholders, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. ADAC’s board of directors has nominated the following nine nominees for election: Elizabeth Burton, Manny Borges, Mark Arnold, Mark Gerhard, Michael Palmer, Paul Idzik, Riaan Hodgson, Stephen Sjuggerud, and Van Simmons. These nine nominees will be elected only if the Condition Precedent Proposals are approved by the shareholders at the extraordinary general meeting.
If the Condition Precedent Proposals are not approved, ADAC’s shareholders are being asked to consider and vote upon a proposal to elect Robert Foresman and Michael Jesselson to continue to serve as Class I directors of the board of directors of ADAC until the 2022, 2023 and 2024 annual meeting of shareholders, as applicable, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. These two nominees will be elected only if the Condition Precedent Proposals are not approved by the shareholders at the extraordinary general meeting.
For more information on the experience of each of these director nominees, please see the section titled “Management of MarketWise PubCo Following the Transactions” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the ADAC Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:

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“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on MarketWise PubCo’s board upon the consummation of the Transactions.
Name of Director
Elizabeth Burton
Manny Borges
Mark Arnold
Mark Gerhard
Mike Palmer
Paul Idzik
Riaan Hodgson
Steve Sjuggerud
Van Simmons
Alternatively, in the event that the Condition Precedent Proposals are not approved, that the persons named below be elected to serve on Ascendant Digital Acquisition Corp.’s board:
Name of Director
Robert Foresman
Michael Jesselson
Recommendation of the ADAC Board of Directors
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
The existence of financial and personal interests of ADAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Officers in the Transactions” for a further discussion.

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ADJOURNMENT PROPOSAL
The Adjournment Proposal allows ADAC’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and MarketWise PubCo and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “Transaction Agreement Proposal—Interests of ADAC’s Directors and Executive Officers in the Transactions.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, ADAC’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Transactions would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the ADAC Board of Directors
THE ADAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of ADAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of ADAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Transaction Agreement Proposal—Interests of ADAC’s Directors and Officers in the Transactions” for a further discussion.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of ADAC Class A ordinary shares and ADAC warrants (each, a “ADAC Security”) of the Domestication and (ii) for Holders of ADAC Class A ordinary shares that elect to have the MarketWise PubCo Class A common stock they receive in connection with the Domestication redeemed for cash if the Transactions are completed. This section applies only to Holders that hold their ADAC Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of an ADAC unit are generally separable at the option of the Holder, the Holder of an ADAC unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying ADAC Class A ordinary share and ADAC warrant components of the ADAC unit. Accordingly, the separation of an ADAC unit into the ADAC Class A ordinary share and the one-half of one ADAC warrant underlying the ADAC unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of ADAC Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Transactions (including any redemption of the MarketWise PubCo common stock) with respect to any ADAC Class A ordinary shares and ADAC warrants held through ADAC units (including alternative characterizations of ADAC units).
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•banks; financial institutions or financial services entities;
•broker-dealers;
•taxpayers that are subject to the mark-to-market accounting rules with respect to the ADAC Securities;
•tax-exempt entities;
•governments or agencies or instrumentalities thereof;
•insurance companies;
•regulated investment companies or real estate investment trusts;
•partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);
•U.S. expatriates or former long-term residents of the United States;
•persons that actually or constructively own five percent or more (by vote or value) of ADAC Class A ordinary shares (except as specifically provided below);
•the Sponsor or its affiliates, officers or directors;
•persons that acquired their ADAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•persons that hold their ADAC Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;
•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

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•“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.
If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ADAC Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any ADAC Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their ADAC Class A ordinary shares.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE ADAC CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND THE TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
I.U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of an ADAC Security who or that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity that is treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.
A.Tax Effects of the Domestication to U.S. Holders
1.Generally
White & Case LLP has delivered an opinion to ADAC to the effect that, under the U.S. federal income tax laws in effect as of the date of such opinion, the Domestication will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and, consequently, subject to the “passive foreign investment company” (“PFIC”) rules described under the caption “—5. PFIC Considerations,” a U.S. Holder whose ADAC Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of ADAC stock entitled to vote and less than 10% of the total value of all classes of ADAC stock (such U.S. Holder, “Covered U.S. Holder”) will not recognize any gain or loss and will not be required to include any part of ADAC’s earnings and profits in income in connection with the Domestication. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/

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prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected. An opinion of counsel is not binding on the IRS or any court. ADAC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of ADAC Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder. The obligations of ADAC to undertake the Domestication and complete the Business Combination are not conditioned, however, on the receipt of any opinion from White & Case LLP or any other counsel as of Closing.
Although the Domestication generally is not expected to give rise to any income, gain or loss to Covered U.S. Holders, the Domestication generally is expected to be a taxable event for U.S. Holders that are not Covered U.S. Holders as a result of the application of Section 367(b) of the Code and/or the PFIC rules, assuming the Domestication is properly treated as a reorganization described in Section 368(a)(1)(F) of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, ADAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “MarketWise, Inc.”
Assuming the Domestication is properly treated as an F Reorganization:
•Subject to the PFIC rules described under the caption “—5. PFIC Considerations,” certain U.S. Holders of ADAC Securities (i.e., Covered U.S. Holders) will not recognize any gain or loss and will not be required to include any part of ADAC’s earnings and profits in income in connection with the Domestication;
•U.S. Holders of ADAC Securities that are not Covered U.S. Holders generally will recognize income, gain or loss for U.S. federal income tax purposes on the Domestication to the extent provided below under the sections entitled “—2. Effects of Section 367 to U.S. Holders of ADAC Class A Ordinary Shares”, “—3. Tax Consequences for U.S. Holders of ADAC Warrants” and “—5. PFIC Considerations,” and thus each U.S. Holder should review such sections to determine the extent to which it is a Covered U.S. Holder and the extent to which the Domestication would require it to recognize income, gain or loss for U.S. federal income tax purposes;
•the Domestication should be treated for U.S. federal income tax purposes as if ADAC (i) transferred all of its assets and liabilities to MarketWise PubCo in exchange for all of the outstanding common stock and warrants of MarketWise PubCo; and (ii) then distributed the common stock and warrants of MarketWise PubCo to the holders of securities of ADAC in liquidation of ADAC; and
•the taxable year of ADAC will be deemed to end on the date of the Domestication.
Subject to the tax consequences described in the second bullet above, U.S. Holders of ADAC Securities that are not Covered U.S. Holders generally will not recognize any additional income, gain or loss as a result of the Domestication assuming it is properly treated as an F Reorganization.
Subject to the discussion below under the section entitled “—5. PFIC Considerations,” if the Domestication is not properly treated as an F Reorganization, a U.S. Holder of ADAC Securities generally would recognize gain or loss with respect to its ADAC Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of MarketWise PubCo received in the Domestication and the U.S. Holder’s adjusted tax basis in its ADAC Securities surrendered.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to ADAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with

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respect to ADAC Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the MarketWise PubCo Class A common stock to the extent the distribution is paid out of MarketWise PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., MarketWise PubCo, rather than a non-U.S. corporation following the Domestication.
2.Effects of Section 367 to U.S. Holders of ADAC Class A Ordinary Shares
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that is properly treated as an F Reorganization. Section 367(b) of the Code generally will apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their ADAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “—5. PFIC Considerations,” as a result of the Domestication.
a.U.S. Holders Who Own Less Than 10% (By Vote or Value) of ADAC Stock and Whose ADAC Stock Have a Fair Market Value of Less Than $50,000
A Covered U.S. Holder (i.e., a U.S. Holder who does not beneficially own (actually or constructively) 10% or more of the total combined voting power of all classes of ADAC stock entitled to vote or 10% or more of the total value of all classes of ADAC stock (a “10% U.S. Shareholder”) and whose ADAC Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication) will not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” (as defined below under the section entitled “—2. Effects of Section 367 to U.S. Holders of ADAC Class A Ordinary Shares—b. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of ADAC Stock”) in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—5. PFIC Considerations.” A U.S. Holder’s ownership of ADAC warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
b.U.S. Holders Who Own 10 Percent or More (By Vote or Value) of ADAC Stock
Subject to the discussion below under the section entitled “—5. PFIC Considerations,” a 10% U.S. Shareholder (as defined above under the section entitled “—2. Effects of Section 367 to U.S. Holders of ADAC Class A Ordinary Shares—a. U.S. Holders Who Own Less Than 10% (By Vote or Value) of ADAC Stock and Whose ADAC Stock Have a Fair Market Value of Less Than $50,000”) on the date of the Domestication must include in income as a dividend deemed paid by ADAC the “all earnings and profits amount” attributable to the ADAC Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of ADAC warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its ADAC Class A ordinary shares is the net positive earnings and profits of ADAC (as determined under Treasury Regulations under Section 367) attributable to such ADAC Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such ADAC Class A ordinary shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the

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ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
ADAC does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If ADAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its ADAC Class A ordinary shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of ADAC’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by ADAC under Treasury Regulations under Section 367 as a result of the Domestication.
c.U.S. Holders Who Own Less Than 10% (By Vote or Value) of ADAC Stock and Whose ADAC Stock Have a Fair Market Value of $50,000 or More
Subject to the discussion below under the section entitled “—5. PFIC Considerations,” a U.S. Holder whose ADAC Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its ADAC Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s ADAC Class A ordinary shares as described below.
Subject to the discussion below under the section entitled “—5. PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to MarketWise PubCo Class A common stock received in the Domestication in an amount equal to the excess of the fair market value of such MarketWise PubCo Class A common stock over the U.S. Holder’s adjusted tax basis in the ADAC Class A ordinary shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of ADAC Class A ordinary shares (generally, ADAC Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by ADAC the “all earnings and profits amount” attributable to its ADAC Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)a complete description of the Domestication;
(iii)a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from ADAC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s ADAC Class A ordinary shares and (B) a representation that the U.S. Holder has notified ADAC (or MarketWise PubCo) that the U.S. Holder is making the election; and
(vi)certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to ADAC or MarketWise PubCo no later than the date such tax return is filed. In connection with this

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election, ADAC may in its discretion provide each U.S. Holder eligible to make such an election with information regarding ADAC’s earnings and profits upon written request.
ADAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that ADAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its ADAC Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by ADAC under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS ADAC CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.
3.Tax Consequences for U.S. Holders of ADAC Warrants
Assuming the Domestication is properly treated as an F Reorganization, subject to the considerations described above the section entitled “—2. Effects of Section 367 to U.S. Holders of ADAC Class A Ordinary Shares—b. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of ADAC Stock” relating to a U.S. Holder’s ownership of ADAC warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “—5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of ADAC warrants should not be required to recognize any gain or loss with respect to the exchange of their ADAC warrants for MarketWise PubCo warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
4.Basis and Holding Period Considerations
Assuming the Domestication is properly treated as an F Reorganization, subject to the discussion below under the section entitled “—5. PFIC Considerations”: (i) the tax basis of a share of MarketWise PubCo Class A common stock or MarketWise PubCo warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the ADAC Class A ordinary share or ADAC warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed above) and (ii) the holding period for a share of MarketWise PubCo Class A common stock or a MarketWise PubCo warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the ADAC Class A ordinary share or ADAC warrant surrendered in exchange therefor.
If the Domestication is not properly treated as an F Reorganization, the U.S. Holder’s basis in the Class A common stock and warrants of MarketWise PubCo would be equal to the fair market value of such Class A common stock and warrants of MarketWise PubCo on the date of the Domestication, and such U.S. Holder’s holding period for the such Class A common stock and warrants of MarketWise PubCo would begin on the day following the date of the Domestication. U.S. Holders who hold different blocks of ADAC Securities (generally, ADAC Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of ADAC Securities.
5.PFIC Considerations
Regardless of whether the Domestication is properly treated as an F Reorganization (and, if the Domestication is properly treated as an F Reorganization, in addition to the discussion under the section entitled “—2. Effects of

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Section 367 to U.S. Holders of ADAC Class A Ordinary Shares” above), the Domestication generally is expected to be a taxable event for certain U.S. Holders under the PFIC provisions of the Code if ADAC is considered a PFIC.
a.Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
b.PFIC Status of ADAC
Based upon the composition of its income and assets, and upon a review of its financial statements, ADAC believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.
c.Effects of PFIC Rules on the Domestication
Regardless of whether the Domestication is properly treated as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would include an ADAC warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of ADAC Class A ordinary shares and ADAC warrants as a result of the Domestication if:
(i)ADAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such ADAC Class A ordinary shares or ADAC warrants; and
(ii)the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such ADAC Class A ordinary shares or in which ADAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such ADAC Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.
The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of ADAC. Under these rules (the “excess distributions regime”):
•the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s ADAC Class A ordinary shares or ADAC warrants;

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•the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ADAC was a PFIC, will be taxed as ordinary income;
•the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.
In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by ADAC, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “—2. Effects of Section 367 to U.S. Holders of ADAC Class A Ordinary Shares.”
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of ADAC Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their ADAC Class A ordinary shares and ADAC warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its ADAC Class A ordinary shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”
The application of the PFIC rules to U.S. Holders of ADAC warrants is unclear. As discussed above, a proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an ADAC warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of ADAC warrants for MarketWise PubCo warrants pursuant to the Domestication.
Any gain recognized by a Non-Electing Shareholder of ADAC Class A ordinary shares or a U.S. Holder of ADAC warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
As noted above, the Domestication could result in adverse tax consequences to a U.S. Holder under the PFIC rules regardless of whether the Domestication is properly treated as an F Reorganization if ADAC is considered a PFIC. If the Domestication is not properly treated as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

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d.QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of ADAC Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat ADAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of ADAC Class A ordinary shares during which ADAC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s ADAC Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its ADAC Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its ADAC Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to ADAC is contingent upon, among other things, the provision by ADAC of a “PFIC Annual Information Statement” to such U.S. Holder. ADAC will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of ADAC Class A ordinary shares with respect to each taxable year for which ADAC determines it is a PFIC. There is no assurance, however, that ADAC will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to ADAC warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their ADAC Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—2. Effects of Section 367 to U.S. Holders of ADAC Class A Ordinary shares” and subject to the discussion above under “—A. Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ADAC, whether or not such amounts are actually distributed.
The impact of the PFIC rules on a U.S. Holder of ADAC Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (an “MTM Election”). No assurance can be given that the ADAC Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the excess distributions regime discussed herein with respect their ADAC Class A ordinary shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ADAC Class A ordinary shares at the end of its taxable year over its adjusted basis in its ADAC Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its ADAC Class A ordinary shares over the fair market value of its ADAC Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its ADAC Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its ADAC Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the excess distributions regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to ADAC Class A ordinary shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the ADAC warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
B.Tax Effects to U.S. Holders of Exercising Redemption Rights
1.Generally
The U.S. federal income tax consequences to a U.S. Holder of ADAC Class A ordinary shares (which will be exchanged for MarketWise PubCo Class A common stock in the Domestication) that exercises its redemption rights with respect to its ADAC Class A ordinary shares to receive cash in exchange for all or a portion of its MarketWise PubCo Class A common stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of MarketWise PubCo Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of MarketWise PubCo Class A common stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale of MarketWise PubCo Class A Common Stock.” If the redemption does not qualify as a sale of shares of MarketWise PubCo Class A common stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of MarketWise PubCo Class A common stock qualifies for sale treatment will depend largely on the total number of shares of MarketWise PubCo stock treated as held by the redeemed U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning MarketWise PubCo warrants and any MarketWise PubCo Class A common stock that a U.S. Holder would directly or indirectly acquire pursuant to the Transactions or the PIPE Investment) relative to all of the MarketWise PubCo Class A common stock outstanding both before and after the redemption. The redemption of MarketWise PubCo Class A common stock generally will be treated as a sale of MarketWise PubCo Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in MarketWise PubCo or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of MarketWise PubCo Class A common stock actually owned by the U.S. Holder, but also shares of MarketWise PubCo Class A common stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include MarketWise PubCo Class A common stock which could be acquired pursuant to the exercise of MarketWise PubCo warrants. Moreover, any MarketWise PubCo Class A common stock that a U.S. Holder directly or constructively acquires pursuant to the Transactions or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of MarketWise PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of MarketWise PubCo Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of MarketWise PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of MarketWise PubCo Class A common stock and the MarketWise PubCo Class A common stock (and, potentially, MarketWise PubCo Class B common stock) to be issued pursuant to the Transactions or the PIPE Investment, as applicable). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of MarketWise PubCo Class A common stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of MarketWise PubCo Class A common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
family members and the U.S. Holder does not constructively own any other shares of MarketWise PubCo Class A common stock (including any stock constructively owned by the U.S. Holder as a result of owning MarketWise PubCo warrants). The redemption of MarketWise PubCo Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MarketWise PubCo. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MarketWise PubCo will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of MarketWise PubCo Class A common stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed MarketWise PubCo Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining MarketWise PubCo Class A common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its MarketWise PubCo warrants or possibly in other MarketWise PubCo Class A common stock constructively owned by it.
2.Taxation of Redemption Treated as a Distribution
If the redemption of a U.S. Holder’s shares of MarketWise PubCo Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “—1. Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from MarketWise PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of MarketWise PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of MarketWise PubCo Class A common stock. Any remaining excess will be treated as gain realized on the sale of MarketWise PubCo Class A common stock and will be treated as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale of MarketWise PubCo Class A Common Stock.”
3.Taxation of Redemption Treated as a Sale of MarketWise PubCo Class A Common Stock
If the redemption of a U.S. Holder’s shares of MarketWise PubCo Class A common stock is treated as a sale, as discussed above under the section entitled “—1. Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of MarketWise PubCo Class A common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the MarketWise PubCo Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders who hold different blocks of MarketWise PubCo Class A common stock (including as a result of holding different blocks of ADAC Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR MarketWise PUBCO CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
4.Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder as a result of the redemption of MarketWise PubCo Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
II.NON-U.S. HOLDERS
As used herein, a “Non-U.S. Holder” is a beneficial owner of an ADAC Security who or that is, for U.S. federal income tax purposes:
•a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
•a foreign corporation; or
•an estate or trust that is not a U.S. Holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of ADAC Securities or MarketWise PubCo Class A common stock or warrants, as applicable. Such individuals should consult their tax advisors regarding the U.S. federal income tax consequences of the Domestication and redemption of MarketWise PubCo Class A common stock received in connection with the Domestication.
A.Effects of the Domestication to Non-U.S. Holders
The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of ADAC Securities.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of MarketWise PubCo Class A common stock and MarketWise PubCo warrants by a Non-U.S. Holder after the Domestication.
B.Distributions
In general, any distributions (including constructive distributions, but not including certain distributions of MarketWise PubCo common stock or rights to acquire MarketWise PubCo common stock) made to a Non-U.S. Holder of shares of MarketWise PubCo Class A common stock, to the extent paid out of MarketWise PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, MarketWise PubCo will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of MarketWise PubCo Class A common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the MarketWise PubCo Class A common stock, which will be treated as described under “—C. Sale, Taxable Exchange or Other Taxable Disposition of MarketWise PubCo Class

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
A Common Stock and Warrants” below. In addition, if MarketWise PubCo determines that it is likely to be classified as a “United States real property holding corporation” (see “—C. Sale, Taxable Exchange or Other Taxable Disposition of MarketWise PubCo Class A Common Stock and Warrants” below), MarketWise PubCo may withhold 15% of any distribution that exceeds its current and accumulated earnings and profits.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
C.Sale, Taxable Exchange or Other Taxable Disposition of MarketWise PubCo Class A Common Stock and Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its MarketWise PubCo Class A common stock or MarketWise PubCo warrants (including an expiration or redemption of the MarketWise PubCo warrants, or a redemption of MarketWise PubCo Class A common stock that is treated as a sale or exchange as described under “—D. Tax Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:
(i)the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or
(ii)MarketWise PubCo is or has been a “United States real property holding corporation” (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or redemption or the Non-U.S. Holder’s holding period for the applicable security, except, in the case where shares of the MarketWise PubCo Class A common stock are “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations, referred to herein as “regularly traded”), the Non-U.S. Holder (i) has owned, directly or constructively, at all times within the shorter of the five-year period preceding the disposition of such MarketWise PubCo Class A common stock or such Non-U.S. holder’s holding period for such MarketWise PubCo Class A common stock, 5% or less of the MarketWise PubCo Class A common stock or (ii) has owned, directly or constructively, at all times within the shorter of the five-year period preceding the disposition of the warrants or such Non-U.S. Holder’s holding period for such warrants, 5% or less of the total fair market value of MarketWise PubCo warrants, provided MarketWise PubCo warrants are considered to be regularly traded. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to the MarketWise PubCo Class A common stock and warrants, including how a Non-U.S. Holder’s ownership of MarketWise PubCo warrants impacts the 5% threshold determination with respect to its shares of MarketWise PubCo Class A common stock. In addition, special rules may apply in the case of a disposition of MarketWise PubCo warrants if MarketWise PubCo Class A common stock is considered to be regularly traded, but the warrants are not considered to be regularly traded. There can be no assurance that MarketWise PubCo Class A common stock is or has been treated as regularly traded on an established securities market for this purpose as a United States real property holding corporation or as to whether MarketWise PubCo’s Class A common stock or warrants will be considered to be regularly traded in the future. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, MarketWise PubCo may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. It is not expected that MarketWise PubCo would be a United States real property holding corporation after the Domestication or immediately after the Transactions are completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether MarketWise PubCo would be treated as a United States real property holding corporation in any future year.
D.Tax Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a Non-U.S. Holder of ADAC Class A ordinary shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its MarketWise PubCo Class A common stock received in the Domestication will depend on whether the redemption qualifies as a sale of the MarketWise PubCo common stock redeemed, as described above under “I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally.” If such a redemption qualifies as a sale of MarketWise PubCo common stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “—C. Sale, Taxable Exchange or Other Taxable Disposition of MarketWise PubCo Class A Common Stock and Warrants.” If such a redemption does not qualify as a sale of MarketWise PubCo Class A common stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “—B. Distributions.”
Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s MarketWise PubCo Class A common stock, unless (i) the applicable withholding agent have established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
E.Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of MarketWise PubCo Class A common stock and MarketWise PubCo warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
F.Foreign Account Tax Compliance Act
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on MarketWise PubCo Class A common stock and MarketWise PubCo warrants to “foreign

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of MarketWise PubCo Class A common stock and warrants.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Introduction
ADAC is providing the following unaudited pro forma condensed consolidated financial information to aid you in your analysis of the financial aspects of the Transactions. The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed consolidated financial statements of ADAC presents the combination of the financial information of ADAC and MarketWise, LLC, adjusted to give effect to the Transactions, including:
•the reverse recapitalization between ADAC and MarketWise, LLC, whereby no goodwill or other intangible assets are recorded;
•the consummation of the PIPE Investment pursuant to the Subscription Agreements; and
•the effectiveness of the Tax Receivable Agreement.
ADAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. ADAC was incorporated in the Cayman Islands on February 11, 2020. On July 28, 2020, ADAC consummated its initial public offering of 41,400,000 units, including 5,400,000 units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. The units were sold at a price of $10.00 per unit, generating gross proceeds to ADAC of $414,000,000. Simultaneously with the consummation of the initial public offering, ADAC completed the private sale of 10,280,000 private placement warrants at a purchase price of $1.00 per warrant to our Sponsor, generating gross proceeds to ADAC of $10,280,000. The 20,700,000 public warrants issued in the ADAC units and the 10,280,000 private placement warrants are each exercisable for one ADAC Class A ordinary share at an exercise price of $11.50. Following the initial public offering, including the exercise of the over-allotment option, and the sale of the private placement warrants, a total of $414,000,000 was placed in the Trust Account. As of March 31, 2021, there was $414,258,248 held in the Trust Account. ADAC has 24 months from the closing of its initial public offering (by July 28, 2022) to complete an initial business combination.
MarketWise, LLC was organized in the State of Maryland as a limited liability company on January 30, 2013. It was reorganized in the State of Florida as a limited liability company effective May 1, 2015 and, effective February 26, 2021, was reorganized in the State of Delaware as a limited liability company. MarketWise is a leading multi-brand platform of subscription businesses that provides premium financial research, software, education, and tools for self-directed investors. MarketWise offers a comprehensive portfolio of high-quality, independent investment research, as well as several software and analytical tools, on a subscription basis.
The unaudited pro forma condensed consolidated balance sheet as of March 31, 2021 combines the historical balance sheets of ADAC and MarketWise, LLC on a pro forma basis as if the Transactions and related transactions had been consummated on March 31, 2021. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2020 combines the historical statements of operations of ADAC and MarketWise, LLC for such period on a pro forma basis as if the Transactions and related transactions had been consummated on January 1, 2020. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2021 combines the historical statements of operations of ADAC and MarketWise, LLC for such period on a pro forma basis as if the Transactions and related transactions had been consummated on January 1, 2020.
The unaudited pro forma condensed consolidated financial statements have been presented for illustrative purposes only and do not necessarily reflect what MarketWise PubCo’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the pro forma condensed consolidated financial information may not be useful in predicting the future financial condition and results of operations of MarketWise PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The historical financial information of ADAC was derived from the audited financial statements of ADAC as of and for the period from February 11, 2020 to December 31, 2020, and the unaudited financial statements of ADAC as of and for the three months ended March 31, 2021, both of which are included elsewhere in this proxy statement/prospectus. The historical financial information of MarketWise was derived from the audited consolidated financial statements of MarketWise, LLC as of and for the year ended December 31, 2020, and the unaudited financial statements of MarketWise, LLC as of and for the three months ended March 31, 2021, both of which are included elsewhere in this proxy statement/prospectus. This information should be read together with ADAC’s and MarketWise, LLC’s audited consolidated financial statements and related notes, the sections titled “ADAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MarketWise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Under both the no redemption and maximum redemption scenarios, we expect the Transactions to be accounted for akin to a reverse recapitalization in accordance with GAAP. The Transactions do not result in a change in control of MarketWise, LLC as Monument & Cathedral controls both MarketWise, LLC and MarketWise PubCo through its rights to (x) nominate the majority of the members of the board of directors of MarketWise, LLC under MarketWise, LLC’s existing operating agreement and (y) through its control of MarketWise, LLC prior to Closing, seven of the nine directors to be appointed to the board of directors of MarketWise PubCo effective upon the Closing. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and non-controlling interests of MarketWise, LLC and ADAC are recognized at their carrying amounts on the date of the Transactions.
The historical financial information has been adjusted to give pro forma effect for certain transaction accounting adjustments to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions, Domestication, and PIPE Investment. The unaudited pro forma condensed consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. The unaudited pro forma condensed consolidated financial information has been prepared using the assumptions below with respect to the potential redemption by ADAC’s public shareholders of ADAC Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account:
•Assuming No Redemptions: This presentation assumes that no public shareholders of ADAC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.
•Assuming Maximum Redemptions: This presentation assumes that public shareholders holding 41.4 million ADAC Class A ordinary shares exercise their rights to redeem ADAC Class A ordinary shares for a pro rata share of the funds in the Trust Account for an aggregate redemption payment of approximately $414.2 million, approximately $10.00 per share, based on $414.2 million in the Trust Account and 41.4 million ADAC Class A ordinary shares outstanding as of March 31, 2021. The Transaction Agreement includes as a condition to closing the Transactions that, at the Closing, ADAC will have a minimum of  $150.0 million in cash comprising (i) the cash held in the Trust Account after giving effect to share redemptions and (ii) the proceeds of the PIPE Investment actually received by ADAC at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total Trust Account balance of $414.2 million (as of March 31, 2021) is reflected as being redeemed.
Description of the Transactions
On March 1, 2021, ADAC entered into the Transaction Agreement with MarketWise, LLC and the Sellers. Pursuant to the Transaction Agreement, prior to the Closing, ADAC will (i) consummate the Domestication, by virtue of which each then-issued and outstanding ADAC Class B ordinary share will convert automatically into an ADAC Class A ordinary share, and immediately thereafter each then-issued and outstanding ADAC Class A ordinary share will convert automatically, on a one-to-one basis, into a share of MarketWise PubCo Class A common stock, (ii) enter into the Proposed Charter to, among other things, (a) change the name of “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.,” (b) convert all then-outstanding ADAC Class A ordinary shares

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
and ADAC Class B ordinary shares into MarketWise PubCo Class A common stock, and (c) authorize the issuance of MarketWise PubCo Class B common stock, (iii) adopt the Proposed Bylaws, and (iv) enter into the Tax Receivable Agreement with MarketWise, LLC and the MarketWise Members.
Additionally, at the Closing, the MarketWise Members, MarketWise PubCo, and MarketWise, LLC will enter into the MarketWise Third A&R Operating Agreement, which, among other things, will (i) restructure the capitalization of MarketWise, LLC to (a) authorize the issuance of Common Units to MarketWise PubCo and (b) reclassify the existing units of MarketWise, LLC held by the MarketWise Members into Common Units on a one-for-one basis and (ii) appoint MarketWise PubCo as the managing member of MarketWise, LLC.
Following the consummation of the transactions contemplated by the Transaction Agreement, MarketWise PubCo will be organized in an “Up-C” structure whereby the MarketWise Members will receive a class of non-economic common stock (MarketWise PubCo Class B common stock) in MarketWise PubCo while retaining economic interests in MarketWise, LLC that are exchangeable for MarketWise PubCo Class A common stock or redeemable for cash. When a holder of MarketWise PubCo Class B common stock exchanges Common Units for shares of MarketWise PubCo Class A common stock or redeems such Common Units for cash, a number of shares of MarketWise PubCo Class B common stock equal to the number of such Common Units will be immediately retired and will no longer be outstanding.
The following summarizes the consideration in both the no redemption and maximum redemption scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Purchase Price	Shares Issued	Purchase Price	Shares Issued

Equity consideration(1)	$2,536,920,000	253,692,000	$2,885,923,000	288,592,300
Cash Consideration(2)	374,000,000		25,000,000
Total consideration	$2,910,920,000		$2,910,923,000
__________________
(1)Equity consideration is calculated as the $2.9 billion equity value less Cash Consideration.
(2)Calculated as the sum of the cash held in the Trust Account plus the proceeds from the PIPE Investment less transaction costs and the Subscription Amount. MarketWise, LLC intends to use at least $25,000,000 received in connection with the Transactions to purchase units of MarketWise, LLC from the Sellers, even if $0 of Cash Consideration is provided under the Transaction Agreement.
The following summarizes the pro forma combined ownership of MarketWise PubCo common stock as of immediately following the consummation of the Transactions under each scenario, assuming (i) MarketWise PubCo issues 15,000,000 shares of MarketWise PubCo Class A common stock to the PIPE Investors pursuant to the PIPE Investment and (ii) the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met:

	Assuming No Redemptions		Assuming Maximum Redemptions
Shareholder	No. of Shares(3)	% Ownership	No. of Shares(3)	% Ownership
MarketWise Members(1)(2)	253,700,000	79.93%	288,592,300	92.83%
Public shareholders	41,400,000	13.04%	—	—
Initial Shareholders(2)	7,299,000	2.30%	7,299,000	2.35%
PIPE Investors	15,000,000	4.73%	15,000,000	4.82%
Total	317,399,000	100.00%	310,891,300	100.00%
__________________
(1)The MarketWise Members will hold one share of MarketWise PubCo Class B common stock for each Common unit held by such MarketWise Member. The MarketWise PubCo Class B common stock will have the same voting rights as the MarketWise PubCo Class A common stock but no economic rights.
(2)Excludes 3,051,000 Sponsor Earn Out Shares and up to 2,000,000 MarketWise Management Member Earn Out Shares, as the earnout contingency has not yet been met.
(3)Excludes shares of MarketWise PubCo Class A common stock issuable upon exercise of 20,700,000 public warrants and 10,280,000 private placement warrants.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The number of redemptions of public shares in connection with the Transactions will be the determining factor in the amount of Cash Consideration provided to the Sellers. If none of ADAC’s public shareholders exercises their redemption rights with respect to any of their public shares in connection with the Transactions, the Sellers will receive the full amount of $374,000,000 of Cash Consideration in exchange for 37,400,000 units of MarketWise, LLC and will have approximately 79.93% ownership of MarketWise (reflecting a 79.93% economic ownership in MarketWise, LLC and 79.93% voting power at MarketWise PubCo). If ADAC’s public shareholders exercise their redemption rights with respect to all of their public shares in connection with the Transactions, then the Sellers will receive $25,000,000 of Cash Consideration in exchange for 2,507,700 units of MarketWise, LLC and will have approximately 92.83% ownership of MarketWise. For each public share redeemed, the Sellers will receive $10 less in Cash Consideration and will retain an additional unit of MarketWise, LLC (and corresponding share of MarketWise PubCo Class B common stock). For example, if ADAC’s public shareholders exercised their redemption rights with respect to half of ADAC’s public shares (i.e., 20,700,000 public shares), the Sellers would receive $187,000,000 of Cash Consideration in exchange for 18,700,000 units of MarketWise, LLC and would have approximately 86.37% ownership of MarketWise. MarketWise intends to retain no less than $85,000,000 and no more than $150,000,000 of cash received in connection with the Transactions on its balance sheet, and so the primary effect of any change in the composition of consideration to MarketWise, LLC and the Sellers is an increase or decrease, as applicable, in the relative percentage ownership of MarketWise PubCo following the Transactions.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that ADAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ADAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.
The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of ADAC and MarketWise.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2021
(In thousands, except per share information)

				Assuming No Redemptions			Assuming Maximum Redemptions
	MarketWise, LLC (Historical)		ADAC (Historical)	Transaction Adjustments		MarketWise PubCo Pro Forma	Transaction Adjustments		MarketWise PubCo Pro Forma
Net revenue	$119,341		$—	$—		$119,341	$—		$119,341
Related party revenue	373		—	—		373	—		373
Total net revenue	119,714		—	—		119,714	—		119,714
Operating expenses:
Cost of revenue	132,812	(bb)	—	64,608	(bb)	197,420	64,608	(bb)	197,420
Sales and marketing	91,785	(bb)	—	7,950	(bb)	99,735	7,950	(bb)	99,735
General and administrative	507,429	(bb)	446	267,053	(bb)	774,482	267,053	(bb)	774,482
				(446)	(dd)		(446)	(dd)
Research and development	1,778		—	—		1,778	—		1,778
Depreciation and amortization	751		—	—		751	—		751
Related party expense	20		30	(30)	(dd)	20	(30)	(dd)	20
Total operating expenses	734,575		476	339,135		1,074,186	339,135		1,074,186
Loss from operations	(614,861)		(476)	(339,135)		(954,472)	(339,135)		(954,472)
Other (expense) income, net	(227)		—	—		(227)	—		(227)
Change in fair value of derivative warrant liabilities	—		22,138	—		22,138	—		22,138
Interest income, net	5		48	(48)	(aa)	5	(48)	(aa)	5
Net loss before income taxes	(615,083)		21,710	(339,183)		(932,556)	(339,183)		(932,556)
Income tax expense	—		—	710	(cc)	710	254	(ee)	254
Net loss	(615,083)		21,710	(338,473)		(931,846)	(338,929)		(932,302)
Net loss attributable to non-controlling interest	(630)		—	(762,591)	(ff)	(763,221)	(885,632)	(ff)	(886,262)
Net loss attributable to MarketWise, LLC	$(614,453)		$21,710			$(168,625)			$(46,040)
Loss per share:
Weighted average shares outstanding, basic and diluted						63,699			22,299
Basic and diluted loss per share						$(2.65)			$(2.06)

Included in cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

Cost of revenue	$114,348		$—	$64,608	(bb)	$178,956	$64,608	(bb)	$178,956
Sales and marketing	14,070			7,950	(bb)	22,020	7,950	(bb)	22,020
General and administrative	472,657		—	267,053	(bb)	739,710	267,053	(bb)	739,710
Total stock-based compensation expense	$601,075		$—	$339,611		$940,686	$339,611		$940,686

Change in fair value	$551,544		$—	$266,541	(bb)	$818,085	$266,541	(bb)	$818,085
Vested units	43,880			73,070	(bb)	116,950	73,070	(bb)	116,950
Distributions	5,651		—	—	(bb)	5,651	—	(bb)	5,651
Total stock-based compensation expense	$601,075		$—	$339,611		$940,686	$339,611		$940,686
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2020
(In thousands, except per share information)

				Assuming No Redemptions			Assuming Maximum Redemptions
	MarketWise, LLC (Historical)		ADAC (Historical)	Transaction Adjustments		MarketWise PubCo Pro Forma	Transaction Adjustments		MarketWise PubCo Pro Forma
Net revenue	$360,793		$—	$—		$360,793	$—		$360,793
Related party revenue	3,386		—	—		3,386	—		3,386
Total net revenue	364,179		—	—		364,179	—		364,179
Operating expenses:
Cost of revenue	154,605	(bb)	—	173,522	(bb)	328,127	173,522	(bb)	328,127
Sales and marketing	214,257	(bb)	—	17,848	(bb)	232,105	17,848	(bb)	232,105
General and administrative	526,561	(bb)	300	743,664	(bb)	1,270,225	743,664	(bb)	1,270,225
				(300)	(dd)		(300)	(dd)
Research and development	4,770		—	—		4,770	—		4,770
Depreciation and amortization	2,553		—	—		2,553	—		2,553
Related party expense	122		50	(50)	(dd)	122	(50)	(dd)	122
Total operating expenses	902,868		350	934,684		1,837,902	934,684		1,837,902
Loss from operations	(538,689)		(350)	(934,684)		(1,473,723)	(934,684)		(1,473,723)
Other (expense) income, net	(2,879)		—	—		(2,879)	—		(2,879)
Change in fair value of derivative warrant liabilities	—		(28,526)	—		(28,526)	—		(28,526)
Financing costs	—		(964)	964	(aa)	—	964	(aa)	—
Interest income, net	477		210	(210)	(aa)	477	(210)	(aa)	477
Net loss before income taxes	(541,091)		(29,630)	(933,930)		(1,504,651)	(933,930)		(1,504,651)
Income tax expense	—		—	(809)	(cc)	(809)	(289)	(ee)	(289)
Net loss	(541,091)		(29,630)	(934,739)		(1,505,460)	(934,219)		(1,504,940)
Net loss attributable to non-controlling interest	(2,718)		—	(1,177,708)	(ff)	(1,180,426)	(1,367,725)	(ff)	(1,370,443)
Net loss attributable to MarketWise, LLC	$(538,373)		$(29,630)			$(325,034)			$(134,497)
Loss per share:
Weighted average shares outstanding, basic and diluted						63,699			22,299
Basic and diluted loss per share						$(5.10)			$(6.03)

Included in cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

Cost of revenue	$102,736		$—	$173,522	(bb)	$276,258	$173,522	(bb)	$276,258
Sales and marketing	10,567			17,848	(bb)	28,415	17,848	(bb)	28,415
General and administrative	440,297		—	743,664	(bb)	1,183,961	743,664	(bb)	1,183,961
Total stock-based compensation expense	$553,600		$—	$935,034		$1,488,634	$935,034		$1,488,634

Change in fair value	$456,457		$—	$861,964	(bb)	$1,318,421	$861,964	(bb)	$1,318,421
Vested units	18,745			73,070	(bb)	91,815	73,070	(bb)	91,815
Distributions	78,398		—	—	(bb)	78,398	—	(bb)	78,398
Total stock-based compensation expense	$553,600		$—	$935,034		$1,488,634	$935,034		$1,488,634

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2021
(In thousands)
						Assuming No Redemptions
	MarketWise, LLC (Historical)	MarketWise, LLC Pro Forma Adjustments		MarketWise, LLC Pro Forma	ADAC (Historical)	Transaction Adjustments		MarketWise PubCo Pro Forma
Assets
Current assets:
Cash and cash equivalents	184,712	(184,712)	(k)	$—	$695	$414,258	(a)	$150,953
						150,000	(b)
						(25,510)	(c)
						(14,490)	(d)
						(374,000)	(g)

Accounts receivable, net	13,119			13,119	—			13,119
Prepaid expenses	9,590			9,590	271			9,861
Related party receivables	736			736	—			736
Related party notes receivable, current	2			2	—			2
Restricted cash	500			500	—			500
Deferred contract acquisition costs	58,520			58,520	—			58,520
Other current assets	1,926			1,926	—			1,926
Total current assets	269,105	(184,712)		84,393	966	150,258		235,617
Property and equipment, net	1,365			1,365	—			1,365
Operating lease right-of-use assets	12,287			12,287	—			12,287
Intangible assets, net	9,749			9,749	—			9,749
Goodwill	23,177			23,177	—			23,177
Deferred contract acquisition costs, noncurrent	98,396			98,396	—			98,396
Related party notes receivable, noncurrent	1,148			1,148	—			1,148
Deferred income tax asset	—	146,236	(l)	146,236	—			146,236
Other assets	698			698	—			698
Investments held in Trust Account	—			—	414,258	(414,258)	(a)	—
Total assets	415,925	(38,476)		377,449	415,224	(264,000)		528,673
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Trade and other payables	6,697			6,697	308			7,005
Related party payables, net	5,081			5,081	10			5,091

Accrued expenses	61,953			61,953	77			62,030
Deferred revenue and other contract liabilities	321,312			321,312	—			321,312
Operating lease liabilities	1,195			1,195	—			1,195
Current portion of long-term debt – related party	—			—	—			—
Other current liabilities	23,728			23,728	—			23,728
Total current liabilities	419,966	—		419,966	395	—		420,361
Long-term liabilities – related party	—			—	—			—
Class B members’ units	1,188,659	(1,188,659)	(u)	—	—			—
Deferred revenue and other contract liabilities, noncurrent	343,801			343,801	—			343,801
Deferred underwriting commissions	—			—	14,490	(14,490)	(d)	—
Derivative liabilities, noncurrent	4,737			4,737	31,663			36,400
Operating lease liabilities, noncurrent	7,829			7,829	—			7,829
Tax receivables liability	—	123,991	(l)	123,991	—			123,991
Total liabilities	1,964,992	(1,064,668)		900,324	46,548	(14,490)		932,382
Commitments and Contingencies:	—			—	—			—
Class A ordinary shares subject to possible redemption	—			—	363,676	(363,676)	(h)	—
Stockholders’ equity (deficit):
Class A members’ units	(1,543,098)	1,543,098	(s)	—	—			—
Class A ordinary shares	—			—	1	(1)	(f)	—
Class B ordinary shares	—			—	1	(1)	(e)	—
Class A common stock	—			—	—	2	(b)	8
						4	(f)
						1	(i)
						1	(e)
Class B common stock	—			—	—	12	(m)	25
						13	(n)
Additional paid-in capital	—	(184,712)	(k)	1,783,742	12,918	149,998	(b)	1,807,624
		22,245	(l)			(25,510)	(c)
		417,939	(r)			(3)	(f)
		1,528,270	(u)			(374,000)	(g)
						363,676	(h)

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

						(1)	(i)
						(7,920)	(j)
						(12)	(m)
						(13)	(n)
						(95,251)	(r)
Accumulated other comprehensive loss	(34)			(34)	—			(34)
Retained earnings (accumulated deficit)	—	(1,543,098)	(s)	(1,882,709)	(7,920)	7,920	(j)	(1,882,709)
		(339,611)	(u)

Non-controlling interest	(5,935)	(417,939)	(r)	(423,874)	—	95,251	(r)	(328,623)
Total stockholders' equity (deficit)	(1,549,067)	1,026,192		(522,875)	5,000	114,166		(403,709)
Total liabilities and stockholders’ equity (deficit)	$415,925	$(38,476)		$377,449	$415,224	$(264,000)		$528,673
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2021
(In thousands)
						Assuming Maximum Redemptions
	MarketWise, LLC (Historical)	MarketWise, LLC Pro Forma Adjustments		MarketWise, LLC Pro Forma	ADAC (Historical)	Transaction Adjustments		MarketWise PubCo Pro Forma
Assets
Current assets:
Cash and cash equivalents	184,712	(184,712)	(k)	$—	$695	$414,258	(a)	$85,695
						150,000	(b)
						(25,510)	(c)
						(14,490)	(d)
						(414,258)	(o)
						(25,000)	(p)

Accounts receivable, net	13,119			13,119	—			13,119
Prepaid expenses	9,590			9,590	271			9,861
Related party receivables	736			736	—			736
Related party notes receivable, current	2			2	—			2
Restricted cash	500			500	—			500
Deferred contract acquisition costs	58,520			58,520	—			58,520
Other current assets	1,926			1,926	—			1,926
Total current assets	269,105	(184,712)		84,393	966	85,000		170,359
Property and equipment, net	1,365			1,365	—			1,365
Operating lease right-of-use assets	12,287			12,287	—			12,287
Intangible assets, net	9,749			9,749	—			9,749
Goodwill	23,177			23,177	—			23,177
Deferred contract acquisition costs, noncurrent	98,396			98,396	—			98,396
Related party notes receivable, noncurrent	1,148			1,148	—			1,148
Deferred income tax asset	—	9,775	(l)	9,775	—			9,775
Other assets	698			698	—			698
Investments held in Trust Account	—			—	414,258	(414,258)	(a)	—
Total assets	415,925	(174,937)		240,988	415,224	(329,258)		326,954
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Trade and other payables	6,697			6,697	308	—		7,005
Related party payables, net	5,081			5,081	10			5,091

Accrued expenses	61,953			61,953	77			62,030
Deferred revenue and other contract liabilities	321,312			321,312	—			321,312
Operating lease liabilities	1,195			1,195	—			1,195
Current portion of long-term debt – related party	—			—	—			—
Other current liabilities	23,728			23,728	—			23,728
Total current liabilities	419,966	—		419,966	395	—		420,361
Long-term liabilities – related party	—			—	—			—
Class B members’ units	1,188,659	(1,188,659)	(u)	—	—			—
Deferred revenue and other contract liabilities, noncurrent	343,801			343,801	—			343,801
Deferred underwriting commissions	—			—	14,490	(14,490)	(d)	—
Derivative liabilities, noncurrent	4,737			4,737	31,663			36,400
Operating lease liabilities, noncurrent	7,829			7,829	—			7,829
Tax receivables liability	—	8,288	(l)	8,288	—			8,288
Total liabilities	1,964,992	(1,180,371)		784,621	46,548	(14,490)		816,679
Commitments and Contingencies:	—			—	—			—
Class A ordinary shares subject to possible redemption	—			—	363,676	(363,676)	(o)	—
Stockholders’ equity (deficit):
Class A members’ units	(1,543,098)	1,543,098	(s)	—	—			—
Class A ordinary shares	—			—	1	(1)	(o)	—
Class B ordinary shares	—			—	1	(1)	(e)	—
Class A common stock	—			—	—	2	(b)	4
						1	(e)
						1	(i)
Class B common stock	—			—	—	14	(q)	29
						15	(t)
Additional paid-in capital	—	(184,712)	(k)	1,849,685	12,918	149,998	(b)	1,853,519
		1,487	(l)			(25,510)	(c)
		504,640	(r)			(1)	(i)
		1,528,270	(u)			(7,920)	(j)
						(50,581)	(o)
						(25,000)	(p)
						(14)	(q)

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

						(50,041)	(r)
						(15)	(t)

Accumulated other comprehensive loss	(34)			(34)	—			(34)
Retained earnings (accumulated deficit)	—	(1,543,098)	(s)	(1,882,709)	(7,920)	7,920	(j)	(1,882,709)
		(339,611)	(u)

Non-controlling interest	(5,935)	(504,640)	(r)	(510,575)	—	50,041	(r)	(460,534)
Total stockholders' equity (deficit)	(1,549,067)	1,005,434		(543,633)	5,000	48,908		(489,725)
Total liabilities and stockholders’ equity (deficit)	$415,925	$(174,937)		$240,988	$415,224	$(329,258)		$326,954
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1.Accounting Policies
Upon consummation of the Transactions, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has not identified differences that would have a material impact on the unaudited pro forma condensed consolidated financial information.
2.Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Information
The unaudited pro forma condensed consolidated financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.
The historical financial information has been adjusted to give pro forma effect for certain transaction accounting adjustments to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions, Domestication, and PIPE Investment.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had MarketWise PubCo filed consolidated income tax returns during the period presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed consolidated statement of operations are based upon the number of shares of MarketWise PubCo common stock outstanding, assuming the Transactions occurred on January 1, 2020.
Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations
(aa)Reflects the elimination of interest income earned on investments held in the Trust Account.
(bb)Reflects a non-recurring additional non-cash compensation expense of $339.6 million and $935.0 million for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively, related to the acceleration of the vesting as part of the Transactions for incentive compensation units of MarketWise, LLC granted to certain key employees (the “Class B Units”). Prior to the Transactions, the Class B Units were classified as liabilities because MarketWise, LLC’s existing operating agreement provided for call and put options for the Class B Units. This resulted in a requirement to expense all distributions to Class B Units, any valuation increases (non-cash) in the Class B Units, and the vesting of Class B Units (non-cash). Stock-based compensation related to the Class B Units also impacted 2021 and 2020 operating expenses of MarketWise, LLC and totaled $601.1 million and $553.6 million for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively. The following tables present the stock-based compensation expense included within the cost of revenue, sales and marketing, and general and administrative financial statement line items, as well as the stock-based compensation expense broken out by the change in fair value of the liability-classified Class B Units, the vesting of Class B Units, and the related cash distributions to Class B Units. Upon the consummation of the Transactions, MarketWise, LLC’s existing operating agreement will be replaced with the MarketWise Third A&R Operating Agreement and all of MarketWise, LLC’s existing units will be converted into new Common Units that will be considered common equity, and will no longer generate this type of stock-based compensation. Upon consummation of the Transactions, MarketWise PubCo expects to implement a traditional equity compensation plan and incur greatly reduced stock-based compensation expense that will be similar to that of other public companies.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720

Three Months Ended March 31, 2021
			Assuming No Redemptions		Assuming Maximum Redemptions
(In thousands)	MarketWise, LLC (Historical)	ADAC (Historical)	Transaction Adjustments	MarketWise PubCo Pro Forma	Transaction Adjustments	MarketWise PubCo Pro Forma
Cost of revenue	$114,348	$—	$64,608	$178,956	$64,608	$178,956
Sales and marketing	14,070	—	7,950	22,020	7,950	22,020
General and administrative	472,657	—	267,053	739,710	267,053	739,710
Total stock-based compensation expense	$601,075	$—	$339,611	$940,686	$339,611	$940,686

Change in fair value	$551,544	$—	$266,541	$818,085	$266,541	$818,085
Vested units	43,880	—	73,070	116,950	73,070	116,950
Distributions	5,651	—	—	5,651	—	5,651
Total stock-based compensation expense	$601,075	$—	$339,611	$940,686	$339,611	$940,686

Year Ended December 31, 2020
			Assuming No Redemptions		Assuming Maximum Redemptions
(In thousands)	MarketWise, LLC (Historical)	ADAC (Historical)	Transaction Adjustments	MarketWise PubCo Pro Forma	Transaction Adjustments	MarketWise PubCo Pro Forma
Cost of revenue	$102,736	$—	$173,522	$276,258	$173,522	$276,258
Sales and marketing	10,567	—	17,848	28,415	17,848	28,415
General and administrative	440,297	—	743,664	1,183,961	743,664	1,183,961
Total stock-based compensation expense	$553,600	$—	$935,034	$1,488,634	$935,034	$1,488,634

Change in fair value	$456,457	$—	$861,964	$1,318,421	$861,964	$1,318,421
Vested units	18,745	—	73,070	91,815	73,070	91,815
Distributions	78,398	—	—	78,398	—	78,398
Total stock-based compensation expense	$553,600	$—	$935,034	$1,488,634	$935,034	$1,488,634

(cc)Reflects the adjustment to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated effective tax rate of 5.07% and 6.46% for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively, after adjusting for additional stock-based compensation expense and the change in the fair value of the derivative warrant liabilities, which are non-deductible for tax purposes.
(dd)Reflects the elimination of ADAC’s historical income and expenses, including administrative support services, which ceases at closing.
(ee)Reflects the adjustment to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated effective tax rate of 1.8% and 2.31% for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively, after adjusting for additional stock-based compensation expense and the change in the fair value of the derivative warrant liabilities, which are non-deductible for tax purposes.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
(ff) Represents the allocation of net loss to the non-controlling interests due to the Retained Units held by the Sellers. The amount has been calculated as follows:
MarketWise PubCo pro forma net loss before income taxes, excluding change in fair value of warrant liabilities; less net loss attributable to non-controlling interest of MarketWise, LLC; multiplied by the Retained Units of the Sellers of 79.93% (assuming no redemptions) and 92.83% (assuming maximum redemptions).
As a result, for the three months ended March 31, 2021, the net loss attributable to the non-controlling interests held by the Sellers amounts to $762.6 million (assuming no redemptions) and $885.6 million (assuming maximum redemptions). The non-controlling interest related to other entities that are included in the MarketWise, LLC amount totaled $0.6 million.
Loss per Share

	Three Months Ended March 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
(In thousands, except per share data)
Numerator:
Pro forma net loss	$(168,625)	$(46,040)

Denominator:
Public shareholders	41,400	—
PIPE Investors	15,000	15,000
Initial Shareholders	7,299	7,299
Pro forma weighted average shares outstanding, basic and diluted	63,699	22,299
Pro forma basic and diluted net loss per share(1)(2)(3)	$(2.65)	$(2.06)

	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
(In thousands, except per share data)
Numerator:
Pro forma net loss	$(325,034)	$(134,497)

Denominator:
Public shareholders	41,400	—
PIPE Investors	15,000	15,000
Initial Shareholders	7,299	7,299
Pro forma weighted average shares outstanding, basic and diluted	63,699	22,299
Pro forma basic and diluted net loss per share(1)(2)(3)	$(5.10)	$(6.03)
__________________
(1)Because basic and diluted weighted average shares outstanding are the same in a net loss position, combined pro forma net loss per share excludes 20,700,000 public warrants and 10,280,000 private placement warrants.
(2)The combined pro forma net loss per share excludes the impact of 3,051,000 Sponsor Earn Out Shares and up to 2,000,000 MarketWise Management Member Earn Out Shares, as the earnout contingency has not been met.
(3)Shares of MarketWise PubCo Class B common stock do not participate in the earnings or losses of MarketWise PubCo and, therefore, are not participating securities. As such, a separate presentation of basic and diluted earnings per share of MarketWise PubCo Class B common stock under the two-class method has not been presented.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
(a)Reflects the reclassification of the Trust Account to cash and cash equivalents that becomes available at the time of the Transactions.
(b)Reflects proceeds of $150.0 million from the issuance and sale of 15,000,000 shares of MarketWise PubCo Class A common stock in the PIPE Investment pursuant to the Subscription Agreements.
(c)Reflects the payment of transaction costs incurred by ADAC and MarketWise for legal, financial advisory, and other professional fees reflected as a decrease in additional paid-in capital.
(d)Reflects the settlement of $14.5 million in deferred underwriters’ discounts.
(e)Reflects the conversion of ADAC Class B ordinary shares into MarketWise PubCo Class A common stock.
(f)Reflects the conversion of ADAC Class A ordinary shares into MarketWise PubCo Class A common stock.
(g)Reflects total cash consideration of $374 million paid by ADAC to the Sellers and related to the purchase by ADAC of certain former MarketWise, LLC Class A units for $177.7 million and Class B units for $196.3 million. This represents the sale of approximately 20.1% of interests in MarketWise, LLC, as contemplated with no redemption of ADAC Class A Ordinary Shares under the Transaction Agreement.
(h)Reflects the reclassification of $363.7 million of ADAC Class A ordinary shares subject to possible redemption to additional paid-in capital.
(i)Reflects the issuance of 7.3 million shares of MarketWise PubCo Class A common stock to the Sponsor.
(j)Reflects reclassification of ADAC’s historical accumulated deficit.
(k)Reflects the distribution by MarketWise, LLC to be made to the Sellers immediately prior to the recapitalization, in accordance with MarketWise, LLC’s existing operating agreement, of all cash and cash equivalents of MarketWise as of such time.
(l)Reflects the liability, and the related deferred tax asset, associated with the Tax Receivable Agreement in connection with the Transactions and related to the expected payment by MarketWise PubCo to the Sellers of 85% of the U.S. federal, state, and local income tax savings to be realized by MarketWise PubCo as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Transaction Agreement. A portion of the cash from the Trust Account is expected to be used to acquire units of MarketWise, LLC from the Sellers in connection with the Transactions. This acquisition of units of MarketWise, LLC by MarketWise PubCo will give rise to an adjustment to MarketWise PubCo’s tax basis in the direct and indirect assets of MarketWise, LLC pursuant to Section 743(b) of the Code for which the majority of such tax basis will be amortizable over 15 years. The amortization of MarketWise PubCo’s tax basis will result in a tax benefit for MarketWise PubCo in which 85% of the tax benefit will be required to be paid to the Sellers and give rise to a liability under the Tax Receivable Agreement. The cash available to acquire units of MarketWise, LLC from the Sellers will be determined after deducting the amount of cash required to satisfy ADAC’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares, which may result in a lower estimated liability under the Tax Receivable Agreement.
The Tax Receivable Agreement is accounted for as a contingent liability with amounts accrued when deemed probable and estimable. As the Transactions will be accounted for as reverse recapitalization, the initial recognition of the Tax Receivable Agreement liability at the completion of the Transactions, net of deferred tax asset recognized, will be treated as a capital transaction, with a corresponding adjustment to additional paid-in capital, based on the estimate of the aggregate amount that MarketWise PubCo will pay under the Tax Receivable Agreement. A deferred tax asset is recorded to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized. The amounts to be recorded for both the deferred tax assets and the liability for obligations under the tax

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
receivable agreement have been estimated. All of the effects of changes in any of the estimates after the date of the purchase will be included in MarketWise PubCo’s net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in MarketWise PubCo’s net income. Future increases of the Tax Receivable Agreement liability as a result of additional exchanges of MarketWise, LLC units for MarketWise PubCo’s Class A common stock, net of related deferred taxes, will be recognized as capital transactions, with an adjustment to additional paid-in capital, at the time of such exchanges.
For more information on the Tax Receivable Agreement, see the section entitled “Transaction Agreement Proposal—Related Agreements—Tax Receivable Agreement.”
(m)Represents 120.1 million shares of MarketWise PubCo Class B common stock issued to the former Class A unit holders of MarketWise, LLC.
(n)Represents the issuance of 133.1 million shares of MarketWise PubCo Class B common stock to the former holders of Class B Units of MarketWise, LLC with a resulting decrease in additional paid-in capital, under the no redemption assumption.
(o)Represents the redemption of the maximum number of shares as provided under ADAC’s balance sheet amounting to 39,576,710 ADAC Class A ordinary shares.
(p)Represents total cash consideration of $25 million paid by ADAC to the Sellers and related to the purchase by ADAC of certain former MarketWise, LLC Class A units for $11.9 million and Class B units for $13.1 million after the assumed full redemptions of ADAC Class A ordinary shares amounting to $414 million.
(q)Represents 137.1 million shares of MarketWise PubCo Class B common stock issued to the former Class A unitholders of MarketWise, LLC.
(r)Represents the allocation of net assets to the non-controlling interests, which are primarily due to the Retained Interests of the Sellers.
(s)Represents the allocation of accumulated losses of MarketWise, LLC reclassified into retained earnings.
(t)Represents the issuance of 151.5 million shares of MarketWise PubCo Class B common stock to the former holders of Class B Units of MarketWise, LLC with a resulting decrease in additional paid-in capital, under the full redemption assumption.
(u)Represents:
1.the additional compensation expense of $339.6 million recorded in accumulated deficit and related to the acceleration of the vesting for Class B Units of MarketWise, LLC;
2.the corresponding elimination of the historical liability of $1,188.7 million; and
3.the resulting increase in additional paid-in capital (see footnote (bb) to the unaudited pro forma condensed consolidated statement of operations) for the three months ended March 31, 2021.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
INFORMATION ABOUT ADAC
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to ADAC prior to the consummation of the Transactions.
General
Ascendant Digital Acquisition Corp. is a blank check company incorporated on February 11, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ADAC has neither engaged in any operations nor generated any revenue to date. Based on ADAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
Significant Activities Since Inception
On March 2, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of ADAC’s offering costs in consideration for 8,625,000 ADAC Class B ordinary shares. On May 29, 2020, the Sponsor surrendered 1,437,500 ADAC Class B ordinary shares to ADAC for cancellation for no consideration. On June 26, 2020, ADAC effected a share capitalization of 1,437,500 ADAC Class B ordinary shares, resulting in the Sponsor holding 8,625,000 ADAC Class B ordinary shares. In July 2020, the Sponsor transferred an aggregate of 180,000 ADAC Class B ordinary shares to members of ADAC’s board of directors and advisory board, resulting in the Sponsor holding 8,445,000 ADAC Class B ordinary shares. On July 23, 2020, ADAC effected another share capitalization of 1,725,000 ADAC Class B ordinary shares, resulting in an aggregate of 10,350,000 ADAC Class B ordinary shares outstanding, of which the Sponsor holds 10,170,000 shares
On July 28, 2020, ADAC consummated its initial public offering of 41,400,000 ADAC units, including the issuance of 5,400,000 units as a result of the underwriters’ exercise of their over-allotment option in full. Each ADAC unit consists of one ADAC Class A ordinary share and one-half of one ADAC warrant, with each ADAC warrant entitling the holder thereof to purchase one ADAC Class A ordinary for $11.50 per share, subject to adjustment. The ADAC units were sold at a price of $10.00 per ADAC Unit, generating gross proceeds to ADAC of $414,000,000.
Following the closing of ADAC’s initial public offering, a total of $414 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of March 31, 2021, funds in the Trust Account totaled $414,258,248. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Transactions), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend ADAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) to modify the substance or timing of ADAC’s obligation to redeem 100% of the public shares if it does not complete a business combination by July 28, 2022, and (3) the redemption of all of the public shares if ADAC is unable to complete a business combination by July 28, 2022, subject to applicable law.
The ADAC units, ADAC Class A ordinary shares and ADAC warrants are currently listed on the NYSE under the symbols “ACND,” “ACND.U,” and “ACND WS,” respectively.
Effecting ADAC’s Initial Transactions
General
ADAC is not presently engaged in and ADAC will not engage in, any substantive commercial business until it completes the Transactions with MarketWise, LLC or another target business.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Fair Market Value of Target Business
The rules of the NYSE require that ADAC must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of ADAC’s signing a definitive agreement in connection with its initial business combination. ADAC’s board of directors determined that this test was met in connection with the proposed Transactions.
Shareholder Approval of Transactions
ADAC is seeking stockholder approval of the Transactions at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Transaction Agreement Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Transactions, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). In accordance with the terms of the Cayman Constitutional Documents, in no event will ADAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and each director and each officer of ADAC have agreed to, among other things, vote in favor of the Transaction Agreement and the transactions contemplated thereby, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive its redemption rights in connection with the consummation of the Transactions with respect to any ordinary shares held by it. The ordinary shares held by the initial shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Transactions, during a period when they are not then aware of any material non-public information regarding us or ADAC’s securities, the Sponsor, MarketWise PubCo or our or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ADAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, MarketWise PubCo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Agreement Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the requirement that the Minimum Cash Condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) ADAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Liquidation if No Transactions
If ADAC has not completed the Transactions with MarketWise PubCo by July 28, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, ADAC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 414,000,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of ADAC’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Sponsor has entered into a letter agreement with ADAC, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their ADAC Class B ordinary shares if ADAC fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if ADAC fails to complete its business combination within the allotted time period.
The Sponsor and ADAC’s directors and officers have agreed, pursuant to a written agreement with ADAC, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of ADAC’s obligation to allow for redemption in connection with ADAC’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by July 28, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless ADAC provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, ADAC may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 following such redemptions.
ADAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing ADAC’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, ADAC may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the Trust Account could, however, become subject to the claims of ADAC’s creditors which would have higher priority than the claims of ADAC’s public shareholders. ADAC cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors—Risks Related to the Transactions and ADAC—If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in ADAC’s initial public offering)” and other risk factors contained herein. While ADAC intend to pay such amounts, if any, ADAC cannot assure you that ADAC will have funds sufficient to pay or provide for all creditors’ claims.
Although ADAC will seek to have all vendors, service providers (other than ADAC’s independent auditors), prospective target businesses and other entities with which ADAC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of ADAC’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against ADAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
agreement waiving such claims to the monies held in the Trust Account, ADAC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where ADAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where ADAC is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of ADAC’s public shares, if ADAC has not completed ADAC’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with ADAC’s initial business combination, ADAC will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than ADAC’s independent auditors) for services rendered or products sold to us, or a prospective target business with which ADAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ADAC’s indemnity of the underwriters of ADAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. ADAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and ADAC believes that the Sponsor’s only assets are securities of ADAC and, therefore, the Sponsor may not be able to satisfy those obligations. None of ADAC’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, ADAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While ADAC currently expects that ADAC’s independent directors would take legal action on ADAC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that ADAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, ADAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors—Risks Related to the Transactions and ADAC—If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in ADAC’s initial public offering)” and other risk factors contained herein.
ADAC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than ADAC’s independent auditors), prospective target businesses and other entities with which ADAC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under ADAC’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If ADAC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in ADAC’s insolvency estate and subject to the claims of third parties with priority over the claims of ADAC’s shareholders. To the extent any insolvency claims deplete the Trust Account, ADAC cannot

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assure you ADAC will be able to return $10.00 per share to ADAC’s public shareholders. Additionally, if ADAC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by ADAC’s shareholders. Furthermore, ADAC’s board of directors may be viewed as having breached its fiduciary duty to ADAC’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. ADAC cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors—Risks Related to the Transactions and ADAC—If, after we distribute the proceeds in the Trust Account to our public shareholders, ADAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
ADAC’s public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) ADAC’s completion of an initial business combination, and then only in connection with those ADAC Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of ADAC’s obligation to allow redemption in connection with ADAC’s initial business combination or to redeem 100% of the public shares if ADAC does not complete ADAC’s initial business combination by July 28, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if ADAC has not completed an initial business combination by July 28, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of ADAC warrants will not have any right to the proceeds held in the Trust Account with respect to the ADAC warrants.
Facilities
ADAC currently maintains its executive offices at 667 Madison Avenue, 5th Floor, New York, New York 10065. The cost for this space is included in the $10,000 per month fee that ADAC pays an affiliate of the Sponsor for office space, administrative and support services. ADAC considers its current office space, adequate for ADAC’s current operations.
Employees
ADAC currently has four officers. Members of ADAC’s management team are not obligated to devote any specific number of hours to ADAC’s matters but they intend to devote as much of their time as they deem necessary to ADAC’s affairs until ADAC has completed ADAC’s initial business combination. The amount of time that any members of ADAC’s management team will devote in any time period will vary based on whether a target business has been selected for ADAC’s business combination and the current stage of the Transactions process.
Competition
If ADAC succeeds in effecting the Transactions, there will be, in all likelihood, significant competition from MarketWise, LLC’s competitors. ADAC cannot assure you that, subsequent to the Transactions, MarketWise PubCo will have the resources or ability to compete effectively. Information regarding MarketWise PubCo’s competition is set forth in the sections entitled “Information about MarketWise—Competition.”

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Directors and Executive Officers
Our directors and executive officers are as follows:

Name	Age	Position
Mark Gerhard	44	Chief Executive Officer and Director
Riaan Hodgson	51	Chief Operating Officer and Director
David Gomberg	48	President and Director
Mickie Rosen	53	Director
Michael Jesselson	69	Director
Diane Nelson	53	Director
Robert Foresman	52	Director

Mark Gerhard has been our Chief Executive Officer and a Director since March 2020. Mr. Gerhard has been the Co-Founder, Chief Executive Officer and Chief Technology Officer of Disruptional Ltd (f/k/a Playfusion Ltd), an artificial intelligence technology and gaming studio that is involved in creating a next generation mixed-reality platform, since January 2015. Mr. Gerhard was previously the Chief Executive Officer and Chief Technology Officer of Jagex Game Studios, a British independent game developer and publisher, and the creator of Runescape, a popular video game. Mr. Gerhard is also the Vice Chairman of TIGA, a British trade body for video game developers and publishers. Mr. Gerhard is also the Founder of Ministry of Data, a developer of cybersecurity solutions. Mr. Gerhard was also previously the Principal Security Officer at GTech Corporation, a gaming and technology company, from 2007 to 2008. Mr. Gerhard has over 15 years of experience in the digital entertainment industry. We believe Mr. Gerhard is qualified to serve on our board of directors because of his extensive experience in the Attention Economy sector.
Riaan Hodgson has been our Chief Operating Officer and a Director since March 2020. Mr. Hodgson has been the Chief Operating Officer and Chief Financial Officer of Beauty Labs International Ltd, a technology company that provides AI applications for beauty brands, since January 2020. Mr. Hodgson has also been a director of Cambridge Venture Partners since January 2015, where he acts as an investor and advisor, focusing on technology and games. Previously, Mr. Hodgson was the Chief Operating Officer and Chief Financial Officer of Disruptional Ltd (f/k/a PlayFusion Ltd). From April 2008 to January 2015, Mr. Hodgson was the Chief Operating Officer and Chief Financial Officer of Jagex Game Studios. Mr. Hodgson is a chartered accountant and has a finance degree from North-West University. We believe Mr. Hodgson is qualified to serve on our board of directors because of his finance experience in the technology industry.
David Gomberg has been our President and a Director since March 2020. Mr. Gomberg has been the Co-Founder and Chief Innovation Officer of Disruptional Ltd (f/k/a PlayFusion Ltd) since January 2015. Mr. Gomberg has also been the Co-Founder of Beauty Labs International Ltd and Just Won’t Die Ltd since December 2019 and August 2019, respectively. He has also been the Co-Founder and Chief Executive Officer of Lazoo Worldwide Inc., a developer of transmedia properties and mobile applications, since January 2010. Mr. Gomberg was previously the Chief Web Officer of Bunk1.com, a provider of web services for summer camps, and the Vice President of Nextoy, where he conceived, marketed and licensed products to global toy companies. Mr. Gomberg has over 20 years in the digital entertainment industry. Mr. Gomberg received a B.A. degree from Duke University in 1995. We believe Mr. Gomberg is qualified to serve on our board of directors due to his vast experience in the digital entertainment industry.
Mickie Rosen has served on our board of directors since the completion of our initial public offering. Ms. Rosen has been a principal at Mickie Rosen Consulting since October 2013, where she advises and serves on the board of directors of early, growth stage, and public companies. Ms. Rosen has served as a member of the board of directors of Nine Entertainment Co. (ASX: NEC) since March 2017. Ms. Rosen also served as a director of Pandora Media (NYSE: P), from October 2015 to February 2019, where she served as the chair of the nominating and corporate governance committee and as a member of the compensation committee. In addition, Ms. Rosen was the

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president of the Tribune Publishing Company (NYSE: TPCO) from October 2017 to January 2019 and was a senior advisor at the Boston Consulting Group from January 2016 to October 2017. Ms. Rosen was a co-founder and partner of a strategic advisory firm, Whisper Advisors. She was also the senior vice president of Global Media & Commerce for Yahoo, where she led Yahoo’s media division worldwide. Prior to Yahoo, she was a partner with Fuse Capital, a consumer Internet-focused venture capital firm, investing in early stage video, publishing, advertising technology and e-commerce companies. Prior, Ms. Rosen was the senior vice president & general manager of entertainment for Fox Interactive Media, where she ran digital businesses such as Rotten Tomatoes, Fox.com and MySpace Entertainment, and played a lead role in envisioning, negotiating and launching over-the-topp (“OTT”) leader, Hulu. Earlier in her career, she was an executive with Fandango, where she helped build the movie information and ticketing company from an early stage start-up to the leader in its space (acquired by Comcast), and The Walt Disney Company (NYSE: DIS) in the Corporate Alliances group. Ms. Rosen built the foundation of her career with McKinsey & Company. Ms. Rosen holds an MBA from Harvard Business School. We believe Ms. Rosen is qualified to serve on our board of directors because of her extensive experience operating as an executive and entrepreneur, providing advisory services to, and serving on, the boards of directors of various companies in the media and technology industry.
Michael Jesselson has served on our board of directors since the completion of our initial public offering. He has been president and chief executive officer of Jesselson Capital Corporation since 1994 and was an early investor in internet startups such as ICQ Mirabilis, which was sold to AOL. Mr. Jesselson served as a lead independent director of American Eagle Outfitters, Inc. (NYSE: AEO) from November 1997 to May 2017. He has been on the board of directors of XPO Logistics (NYSE: XPO) since 2016 and currently serves as its lead independent director. Prior to that, he worked at Philipp Brothers, a division of Engelhard Industries, from 1972 to 1981, then at Salomon Brothers Inc. in the mortgage-backed security trading department. He has been a director of C-III Capital Partners LLC, Clarity Capital and Cricket/EPals since 2012, 2014 and 2016, respectively, as well as numerous philanthropic organizations. Mr. Jesselson also serves as the chairman of Bar Ilan University in Israel (since 2016). We believe Mr. Jesselson is qualified to serve on our board of directors because of his experience as an independent director of public companies.
Diane Nelson has served on our board of directors since the completion of our initial public offering. Ms. Nelson most recently served as chief operating officer, content at Quibi (from January 2019 to November 2019). Prior to that role, she spent 22 years at Warner Bros. Entertainment in a wide variety of roles spanning the entire company, most recently as President of DC Entertainment (“DCE”) (from September 2009 to May 2018) and president of Warner Bros. Consumer Products (from May 2015 to May 2018), where she was charged with leading the efforts to fully realize the power and value of DCE’s rich portfolio of stories and characters, including such cultural icons as Batman, Superman and Wonder Woman, across all media and platforms. Ms. Nelson also served as president and chief content officer of Warner Bros. Interactive Entertainment (from May 2013 to December 2016), where she was responsible for overseeing the development of a slate of top-tier digitally powered console and mobile games, as well as other Warner Bros. properties and original intellectual property. Among various other positions at Warner Bros., Ms. Nelson managed the Harry Potter franchise across the company from 1999 through the release of the eighth movie in 2011. Ms. Nelson came to Warner Bros. from Walt Disney Records, where she served as director of national promotions from May 1993 to September 1996 after a brief two months at Disney Software. She began her career in account management at Foote, Cone & Belding advertising agency (from October 1990 to April 2003). Active in philanthropy, Ms. Nelson has served on the board of There with Care, a non-profit organization that supports families with children affected by critical illnesses, since 2005. She has also served on the board of directors of GoNoodle.com since March 2019 and is a member of the executive branch of the Academy of Motion Picture Arts & Sciences. Ms. Nelson is a graduate of Syracuse University’s Newhouse School of Communications. We believe Ms. Nelson is qualified to serve on our board of directors because of her extensive experience in the media and entertainment industry.
Bob Foresman has served on our board of directors since the completion of our initial public offering. Mr. Foresman served as vice chairman of UBS Investment Bank (NYSE: UBS), based in New York, from October 2016 to April 2020. Mr. Foresman was also chairman of OOO UBS Bank in Russia as well as UBS Group country head for Russia and the Commonwealth of Independent States region (“CIS”) from January 2018 to April 2020. Prior to joining UBS, Mr. Foresman was the Barclays Group (OTC: BCLYF) country head (from December 2009 to April

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2016) for Russia and the wider region, where he represented and coordinated the activities of Barclays Group in the region, including investment banking and wealth management. Prior to his work at Barclays, Mr. Foresman was deputy chairman of Renaissance Capital (from August 2006 to November 2009, chairman of the management committee for Russia and the CIS at Dresdner Kleinwort Wasserstein (from January 2001 to June 2006) and head of investment banking for Russia and the CIS at ING Barings (from August 1997 to December 2000). Mr. Foresman also ran the Ukrainian Privatization Advisory office of the International Finance Corporation (“IFC”) from June 1993 to November 1995 in Kyiv and worked on private equity and project finance transactions as an investment officer at IFC’s head office in Washington, DC, from December 1995 to July 1997. Mr. Foresman served as an independent non-executive director of TMK Group (MCX: TRMK), a producer of steel pipes for the oil & gas industry, from June 2012 to June 2019. Mr. Foresman has been a member of the Board of Counselors of the East West Institute since September 2012; a member of the advisory board of Harvard University’s David Center for Russian and Eurasian Studies since January 2016; and a lifetime member of the Council on Foreign Relations since March 2015. Mr. Foresman graduated from Harvard University’s Graduate School of Arts & Sciences in 1993 and Bucknell University in 1990. Mr. Foresman also received a certificate from the Moscow Energy Institute in 1989. We believe Mr. Foresman is qualified to serve on our board of directors because of his global experience as an investment banker.
Number, Terms of Office and Appointment of Directors and Officers
ADAC’s board of directors consists of seven members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors elected prior to our first annual general meeting) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Bob Foresman and Mickie Rosen, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Michael Jesselson and Diane Nelson, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Mark Gerhard, Riaan Hodgson and David Gomberg, will expire at the third annual general meeting.
ADAC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.
ADAC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. ADAC’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that ADAC’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have four “independent directors” as defined in the NYSE rules and applicable SEC rules. Our board of directors has determined that each of Bob Foresman, Michael Jesselson, Diane Nelson and Mickie Rosen is an “independent director” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on NYSE through the earlier of consummation of our initial business combination and our liquidation, we have paid the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. In addition, the Sponsor, officers

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and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to ADAC’s knowledge, threatened against us or any members of ADAC’s management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
ADAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, ADAC’s annual reports contain financial statements audited and reported on by ADAC’s independent registered public accounting firm. ADAC has filed with the SEC its Annual Report on Form 10-K as well as its Quarterly Reports on Form 10-Q covering the three quarters and year ended December 31, 2020.

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ADAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to ADAC prior to the consummation of the Transactions.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on February 11, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Our Sponsor is Ascendant Sponsor LP, a Cayman Islands exempted limited partnership. The registration statement for the IPO was declared effective on July 24, 2020. On July 28, 2020, we consummated the IPO of 41,400,000 Units, including the issuance of 5,400,000 additional Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.4 million, inclusive of approximately $14.5 million in deferred underwriting commissions.
Simultaneously with the closing of the IPO, we consummated the Private Placement of 10,280,000 warrants at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million.
Upon the closing of the IPO and the Private Placement, $414.0 million ($10.00 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement were placed in the Trust Account, located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and which was invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below.
Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. There is no assurance that we will be able to complete an initial business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, we will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
If we are unable to complete a business combination within the business combination period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right

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to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
Proposed Transactions
On March 1, 2021, ADAC (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), entered into the Transaction Agreement with MarketWise, LLC, the Sellers and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder (in such capacity, the “Seller Representative”). Each of ADAC, MarketWise, LLC, the Sellers and the Seller Representative are individually referred to herein as a “Party” and, collectively, the “Parties”. The transactions contemplated by the Transaction Agreement are referred to herein as the “Transactions.” The time of the closing of the Transactions is referred to herein as the “Closing.” The date of the Closing of the Transactions is referred to herein as the “Closing Date.”
The Domestication; Charter of ADAC and Bylaws of ADAC
At the end of the day immediately prior to the Closing Date, subject to the satisfaction or waiver of the conditions of the Transaction Agreement, the Company will migrate to and domesticate as a Delaware corporation pursuant to the Domestication.
By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Transaction Agreement, including approval of ADAC’s shareholders: (i) each of the then issued and outstanding ADAC Class B ordinary shares, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into an ADAC Class A ordinary share, par value $0.0001 per share; (ii) immediately following the conversion described in clause (i), each of the then issued and outstanding ADAC Class A ordinary share will convert automatically, on a one-for-one basis, into a share of MarketWise PubCo Class A common stock, par value $0.0001 per share; and (iii) each of the then issued and outstanding warrants representing the right to purchase one ADAC Class A ordinary share will convert automatically into a warrant to acquire one share of MarketWise PubCo Class A common stock pursuant to the related warrant agreement.
Substantially simultaneously with or immediately following the Domestication and subject to the satisfaction or waiver of the conditions of the Transaction Agreement, ADAC will also file (a) the Proposed Charter with the Secretary of State of Delaware in the form attached to the Transaction Agreement and (b) adopt the Proposed Bylaws in the form attached to the Transaction Agreement, to (among other things) establish a capital structure for ADAC containing MarketWise PubCo Class A common stock and shares of MarketWise PubCo Class B common stock, par value $0.0001 per share. The shares of MarketWise PubCo Class B common stock will have the same voting rights as the shares of MarketWise PubCo Class A common stock but the shares of MarketWise PubCo Class B common stock will have no economic rights, in each case as set forth in the Proposed Charter and Proposed Bylaws.
Pursuant to the Transaction Agreement, substantially concurrently with the Closing, MarketWise, LLC will distribute all of its cash and cash equivalents to the Sellers in accordance with its then in effect operating agreement. Following such distribution, MarketWise, LLC will effectuate a recapitalization, pursuant to which, among other things, all Class A and Class B units of MarketWise, LLC (including the unvested Class B units of MarketWise, LLC) held by the Sellers will convert or exchange into a new class of common units of MarketWise, LLC with such terms and conditions as set forth in the MarketWise Third A&R Operating Agreement. Following such recapitalization, the Sellers will collectively hold a single class of common units of MarketWise, LLC.
Subject to the satisfaction or waiver of certain conditions set forth in the Transaction Agreement, at the Closing, ADAC will contribute the Subscription Amount to MarketWise, LLC in exchange for units and warrants in MarketWise, LLC. Pursuant to the Transaction Agreement, the Subscription Amount will be an amount of cash determined by MarketWise, LLC and will be not less than $85,000,000 nor more than $150,000,000; provided, that, notwithstanding the foregoing, if the Subscription Amount determined by MarketWise, LLC will be greater than the

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Available Distributable Cash (as defined below), the Subscription Amount will automatically be deemed to be an amount equal to the Available Distributable Cash.
Pursuant to the Transaction Agreement, the “Available Distributable Cash” will be an aggregate amount equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in ADAC’s trust account, less amounts required for the redemptions of ADAC Class A ordinary share by ADAC’s current shareholders, plus (b) the aggregate proceeds, if any, actually received by ADAC from the Subscriptions (as defined and discussed below) plus (c) all other cash and cash equivalents of ADAC minus (d) the aggregate amount of unpaid transaction costs incurred by the parties to the Transaction Agreement.
At the Closing, ADAC will also purchase certain units of MarketWise, LLC from the Sellers for the Cash Consideration in an amount equal to (i) the Available Acquiror Closing Cash (as defined below), less (ii) the aggregate amount of unpaid transaction costs incurred by the parties to the Transaction Agreement as of the Closing, provided, that, under no circumstances will the Cash Consideration be more than $374,000,000 or less than $0. Pursuant to the Transaction Agreement, the “Available Acquiror Closing Cash” will be an aggregate amount equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in ADAC’s trust account, less amounts required for the redemptions of ADAC Class A ordinary shares by ADAC’s current shareholders plus (b) the aggregate proceeds, if any, actually received by ADAC from the Subscriptions plus (c) all other cash and cash equivalents of ADAC minus (d) the Subscription Amount.
Additionally, at the Closing, ADAC will issue to the Sellers, for nominal consideration, a certain number of shares of Class B Common Stock equal to the aggregate number of units of ADAC retained by the Sellers at the Closing (collectively, the “Retained Units”), with each Seller receiving its pro rata share of such shares of MarketWise PubCo Class B Common Stock and Retained Units. Pursuant to the Transaction Agreement, the Retained Units will be a number of common units of ADAC equal to the quotient of (a) $2,910,923,000 (being the agreed equity value to the Sellers) minus the Cash Consideration, divided by (b) $10.00.
Following the Closing, MarketWise PubCo will be organized in an “Up-C” structure in which substantially all of the assets and the business of MarketWise PubCo will be held by MarketWise, LLC and its subsidiaries, and ADAC’s only direct assets will consist of units and warrants of MarketWise, LLC. Assuming that none of ADAC’s current shareholders exercise their right to redeem their ADAC Class A ordinary shares, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to the Sponsor Earn Out Shares (as defined and discussed below) or outstanding warrants to purchase ADAC Class A ordinary shares, ADAC is expected to own, directly or indirectly, approximately 20.1% of the issued and outstanding units of MarketWise, LLC at the Closing and will control MarketWise, LLC as the sole manager of MarketWise, LLC in accordance with the terms of the MarketWise Third A&R Operating Agreement and all remaining units of ADAC will be owned by the Sellers.
Upon consummation of the Transactions, ADAC will change its name to “MarketWise, Inc.”
The Closing is subject to certain conditions, including, among other things, (i) the approval and adoption of the Transaction Agreement and transactions contemplated thereby and certain other matters by requisite vote of ADAC’s shareholders; (ii) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the absence of a Company Material Adverse Effect (as defined in the Transaction Agreement) since the date of the Transaction Agreement; and (iv) material compliance by the parties with their respective pre-Closing and Closing obligations and the accuracy of each party’s representations and warranties in the Transaction Agreement, in each case subject to certain materiality standards contained in the Transaction Agreement. In addition, MarketWise, LLC’s obligation to consummate the Transactions is subject to the condition that the sum of (x) the funds remaining in ADAC’s trust account (after giving effect to redemptions of ADAC Class A ordinary shares by ADAC’s current shareholders) and (y) the aggregate amount ADAC actually receives from the Subscriptions, but in each case before giving effect to the consummation of the Closing and the payment of the aggregate amount of unpaid transaction costs incurred by the parties to the Transaction Agreement, be equal to or exceed $150,000,000.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Results of Operations
Our entire activity since inception up to March 31, 2021 was in preparation for our formation and the IPO. We will not be generating any operating revenues until the closing and completion of our initial Transactions.
For the three months ended March 31, 2021, we had net income of approximately $21.7 million, which consisted of approximately $22.1 million gain from change in fair value of derivative warrant liabilities, approximately of $49,000 gain on investment (net), dividends and interest held in Trust Account, which was partially offset by approximately $476,000 in general and administrative expenses.
Liquidity and Capital Resources
As of March 31, 2021, we had approximately $0.7 million in our operating bank account, and working capital of approximately $0.7 million.
Our liquidity needs up to March 31, 2021 had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on our behalf in exchange for the issuance of the Founder Shares, the loan of approximately $160,000 from the Sponsor pursuant to a promissory note, and the proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the Note on July 28, 2020. In addition, in order to finance transaction costs in connection with the Transactions, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide working capital loans (“Working Capital Loans”). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet its needs through the earlier of the consummation of an initial business combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Transactions.
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance Sheet Financing Arrangements
As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Contractual Obligations
Administrative Support Agreement
We agreed to pay our Sponsor a total of $10,000 per month, commencing on the effective date of the IPO, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial business combination or the liquidation, we will cease paying these monthly fees.
We incurred approximately $30,000 in general and administrative expenses in the accompanying unaudited condensed statements of operations for the three months ended March 31, 2021.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Other Contractual Obligations
Registration Rights
The holders of Founder Shares, Private Placement Warrants, forward purchase securities and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On July 28, 2020, the underwriters fully exercised their over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.3 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per unit, or approximately $14.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021, 36,376,109 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our balance sheets.
Net Income per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,350,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. On July 28, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture. We have not considered the effect of the warrants sold in the IPO and private placement to purchase an aggregate of 30,980,000 shares of Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted per share is the same as basic income per share for the periods presented.
Our statements of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account, net of applicable income franchise taxes, by the weighted average number of shares of Class A ordinary shares outstanding since the initial issuance. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
the net income, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.
Recent Accounting Pronouncements
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
INFORMATION ABOUT MARKETWISE
Unless the context otherwise requires, all references in this subsection to “MarketWise,” “we,” “us,” or “our” refer to the business of MarketWise, LLC and its subsidiaries prior to the Closing, which will be the business of MarketWise PubCo and its subsidiaries following the Closing.
To understand what we do, let’s start here…in the desert…
Rub’ al-Khali Desert, Arabian Peninsula
Imagine you had to walk across the Rub’ al-Khali—the “Empty Quarter”—of the Arabian Peninsula.
This 250,000-square-mile desert is the largest sand desert in the world. Sand dunes there reach as high as 800 feet. It rains about two inches a year. The surface temperatures reach 125 degrees.
If you were going to cross this desert, think about the three most important pieces of equipment you’d need, beyond the most basic stuff like shoes, clothes, food, and water.
This isn’t hypothetical. Three guys decided to try and walk across this desert completely unassisted. In 2013, South Africans Dave Joyce, Marco Broccardo, and Alex Harris became the first humans to walk completely unassisted through the Empty Quarter. They plotted a 600-mile course from Salalah, Oman to Dubai. Their story is completely nuts…but fascinating.
What is the most obvious piece of advanced equipment you’d need? A GPS, right? Nope. What they needed most wasn’t a GPS…or even a map…at least not a conventional one. What they had to have to make it across 600 miles of desert in 40 days was Google Earth.
They needed to know their precise position in the desert relative to the giant sand dunes, which you can only see using Google Earth’s satellite photos. Before the advent of publicly available satellite photos, walking across this desert would have been impossible. GPS alone wouldn’t have been enough.
The second item Joyce, Broccardo, and Harris needed was a strong, lightweight, easy-to-pull cart, so they could carry enough water and supplies for their journey. That’s right—they tied ropes to their bodies and pulled the cart through the sand like horses pull a wagon. Obviously, they needed food, too. But the water was far more critical—

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
and heavy—to carry because you can survive for up to three weeks without food, but most people would only make it three days without water.
They spent about three years testing various cart designs. The key to success was using mountain bike tires on their cart, rather than wide full tires, which were too difficult to pull through the sand.
And finally, they needed to use a solar-based charger to power up a satellite phone that they called their “lifeline.” They lost the charger on the tenth day of the trip. Without it, they might have died. So, after he had already walked 20 miles through the desert that day, one of them had to turn around and follow his tracks for 15 miles to find the charger. Imagine trying to find that charger…in the desert…by yourself…knowing that if you couldn’t find it, you and your friends would probably die.
So what the heck do three crazy guys hiking across a giant desert have to do with investing? A lot actually—at least from our point of view.
For most individual investors, the process of trying to manage their savings in the stock market is a lot like trying to cross the Rub’ al-Khali desert on foot. You have few landmarks to guide your way. And there are lots of ways to get lost and lose everything. Most people don’t make it—not without the proper education, tools, and guidance.
Learning the story about these adventurers crossing the desert led us to think about the most important things investors need to understand if they’re going to be successful in the stock market.
We’re not talking about the obvious stuff, like the way dividends compound returns or the time-value-of money formula, which explains that your returns will be driven by how much time your investments have to compound.
We’re not talking about the more advanced, but still simple, concepts like position sizing, trailing stop losses, and minimizing taxes when possible.
It’s not that these things aren’t important. They are critical to your investing success. But they’re like shoes, hats, and sunglasses when you’re crossing a desert: Nobody would go without them, and they really don’t require much foresight or wisdom.
Instead, we wanted to answer a more difficult question: What are the three things every investor in common stocks must know to succeed, but that we believe most people don’t know how to do? Or said differently, where is the greatest gap between the value of knowledge and the inexperience of most individual investors?
We gave this question considerable thought because the answers are not simple. In fact, we published an entire book to explain our answers.
To us, the three “tools” that you need to succeed in the markets are:
(1)You have to be able to recognize and properly value great businesses. Learning what characteristics make for a great business takes time and practice. And, even when you find them, to make money investing, you have to buy in at a reasonable price.
(2)You have to have an investing strategy that will work even when your expectations about the market are wrong. When you do this right, you’ll build in a margin of safety that will help you avoid calamitous losses. And…
(3)You have to control your emotions and have the discipline to avoid chasing the wrong investing idea or stock that you (and often many other investors) have fallen in love with.
These are fundamental investing principles that we think every investor needs to study and understand. We’ve written for years about these topics and other important principles in our free and paid content, so we won’t reiterate it all here. But experienced and successful investors understand why these concepts are absolutely vital to navigating markets over longer periods of time.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The reality is, crossing the “desert” and investing in the markets is a lifelong pursuit. No one ever really “graduates” from learning new strategies to adapt to ever-changing market conditions, refining techniques for uncovering opportunities, and developing the discipline to minimize risks.
Investors striking out across the financial desert need the right education, research, and tools to serve as a guide during the entire journey…
That is where we come in.
MarketWise started in 1999 with the simple idea that, if we could publish intelligent, independent, insightful, and in-depth investment research and treat the subscriber the way we would want to be treated, then subscribers would renew their subscriptions and stay with us. That simple idea worked and has guided our decisions ever since.
Today, MarketWise is a leading multi-brand platform of subscription businesses that provides premium financial research, software, education, and tools for self-directed investors. We provide our subscribers with the research, education, and tools that they need to navigate the financial markets and “cross the desert.”
MarketWise has evolved significantly since its inception in 1999.

Evolution of MarketWise

Where MarketWise is now (March 31, 2021)
1.0M+ Paid Subscribers
10.8M+ Free Subscribers
200+ Countries & Territories
123 Paid Products
40 Free Products
12 Primary Customer Facing Brands
1999
STANSBERRY RESEARCH
Inception
2010
PALM BEACH RESEARCH GROUP
Launched
2013
TRADESMITH
Acquired
2014
BONNER & PARTNERS
Acquired
2015
CASEY RESEARCH
Acquired
2016
Omnia Research
Launched
2017
InvestorPlace Media
Acquired
2019
Altimetry
EMPIRE FINANCIAL RESEARCH
Launched
2021
CHAIKIN ANALYTICS
Acquired
ASCENDANT
Entered into Business Combination Agreement

Over the years, we have expanded our business into a comprehensive suite of investment research products and solutions. MarketWise now produces a diversified product portfolio from a variety of financial research companies such as Stansberry Research, Palm Beach Research Group, TradeSmith, Casey Research, InvestorPlace, and Empire Financial Research. MarketWise’s entire investment research product portfolio is 100% digital and channel agnostic. MarketWise offers its research across a variety of platforms, including desktop, laptop, and mobile devices, including tablets and cell phones.
As a result of the expansion of the business, MarketWise now has 90 editors covering a broad spectrum of investments, ranging from commodities to equities, to distressed debt and cryptocurrencies. MarketWise offers 40 free and 123 paid products on multiple platforms through its 12 customer-facing brands. This diversity of content

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
has allowed MarketWise’s business to succeed and its subscription base to grow through the many economic cycles in its over 20 year history.
MarketWise has an engaged subscriber base of more than 1 million Paid Subscribers in more than 200 countries and territories. Additionally, MarketWise has a large and growing audience of over 10.8 million Free Subscribers. These subscriber counts are all up significantly from three years ago, as we have scaled our business and broadened our operating brands and product offerings.
Finally, MarketWise has implemented world-class systems and applications that act as the backbone of our infrastructure. All of these improvements have helped lead to strong conversion rates, revenue retention, and growing ARPU.
As we’ll explain, and despite our significant growth over the past few years, the opportunity to scale our business is substantial…
Millions of Investors are Taking Control of Their Finances, and MarketWise has the Content and Tools to be Their Guide
The nature of retail investing is rapidly changing and MarketWise is taking advantage of these trends.
Rise of the self-directed investor. Years ago, and even today, retail investors sought advice from traditional investment managers. But over the past two decades, retail investors have increasingly taken control of their own portfolios. There are several reasons for this trend. In the aftermath of the 2008 financial crisis, investor skepticism increased toward large financial institutions and advisors. Meanwhile, the development of online trading and the proliferation of financial information on the Internet has made it easier for investors to take control of their finances and self-direct their investments. Online brokerage platforms have slashed the cost to manage a personal trading account, so investors can now make trades for free or at a fraction of the historical cost.
As a result, the U.S. self-directed investor population is projected to increase from 40 million in 2012 to approximately 63 million people in 2020. And this self-directed population is growing by nearly 7% each year, and is expected to increase to approximately 72 million investors by 2022.
These factors have combined to motivate individual investors to take control of their investment decision-making. These self-directed investors tend to lag the market indices so they seek the expert information to educate and empower themselves to manage their own portfolios. As more investors take the self-directed approach to managing their financial future, there is significant demand for investment ideas, education, and market intelligence.
Demographic shifts are increasing demand for MarketWise products. Approximately 17% of the U.S. population are individuals over the age of 65. And that cohort is growing rapidly, with roughly 10,000 Americans retiring every day. Many of these people have significant retirement accounts that they rely on. For example, in the fourth quarter of 2019, the average size of a self-directed brokerage account at Charles Schwab for American investors aged 55 years and older was $420,874.
In addition, younger people are showing higher levels of interest in investing. 72% of Millennials—people born between 1980 and 1994—identify themselves as “self-directed” investors. According to Schwab, only 10% of Millennials with self-directed accounts designate themselves as having “advised” accounts, compared with 42% of Charles Schwab’s Baby Boomer clients and 45% of Gen Xers. The Robinhood online brokerage product caters primarily to younger investors. Its 13 million customers have an average age of 31 years old, compared with Charles Schwab’s average customer age of 50. As the Millennials age and their investable assets grow, MarketWise has a big opportunity to serve that demographic and grow its business.
Financial markets are becoming more complex. The historical approach toward managing a personal portfolio with a mix of blue-chip stocks, corporate bonds, and cash has become antiquated. The rapid growth of investment opportunities—including products such as exchange-traded funds (“ETFs”), cryptocurrencies, options strategies, and distressed corporate debt—has given self-directed investors today many different and sophisticated ways to invest their money.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
And those choices continue to specialize and multiply. For example, in the mutual fund and ETF categories, products focusing on sustainability, market volatility, and megatrends are being launched. In the first half of 2019 alone, European investment banks and brokerages launched 168 new “sustainable” funds focused on environmental, social, and corporate governance criteria.
As investment options in the global financial markets increase, it becomes harder and harder for investors to stay informed and keep up with the strategies available to them. MarketWise and its teams of editors and analysts are constantly surveying the markets for new strategies to help subscribers stay current with the changing markets.
Financial research content is fragmented and price points vary. The landscape of financial research providers is fragmented, with hundreds of publications, platforms, and tools for investment research directed at distinct segments of the investing community.
Financial research providers range from free, advertising-supported platforms or crowdsourced investment websites to low-cost, “mom and pop” newsletter subscription services, many of which do not produce content at scale. There are also extremely expensive, subscription-based software platforms with data and tools designed for highly sophisticated institutional investors.
Why Most Other Solutions Fall Short
The market for investment research and financial information software is evolving and is highly fragmented. Many content providers fail to scale their business to a large number of subscribers or, if they have a large number of subscribers, they fail to generate profits on scale. They either charge too much, lack the experience to skillfully guide subscribers over longer time periods, fail to provide actionable research, or are constrained by conflicts of interest. Some content providers in the space offer separate products or technologies that overlap with parts of MarketWise’s product offerings. These providers include:
•free online financial news aggregators or customer content platforms, like Yahoo! Finance and Seeking Alpha;
•traditional financial news publishers, like the Wall Street Journal, Investor’s Business Daily, and Barron’s;
•consumer-focused online subscription businesses, such as The Motley Fool;
•institutional financial software providers, such as Bloomberg, FactSet, and S&P Global; and
•online investing tools, such as Atom Finance and Stocktwits.
The financial research products at MarketWise are different…we provide independent, actionable research from industry experts at lower, more-accessible price points than our competition.
Ad-supported research is broad and usually not actionable. Traditional ad-based content platforms and online investment forums are cheap or even free. But they are less informative and often simply disseminate news content without providing actionable or proprietary investment ideas. By nature, these publications and platforms seek to build larger audiences that can then be monetized through advertising. They do so by being as broad and generic as possible. This often leaves the reader with the burden of having to do additional research to make an informed investment decision.
Niche content is less comprehensive. Niche research and newsletters publications—which focus on narrow market segments or strategies—lack the comprehensive offering that retail investors deserve to manage their increasingly diversified portfolios. These niche publishers often don’t provide access to data and analytics services that a scaled platform can deliver. In addition, a number of these publications are written by individuals who may have a personal, vested interest in the recommendation. (i.e., they own the stock they are promoting.) Users can also find a wide disparity in the quality of the content because of the limited resources available to the publisher or the credibility of the editorial staff.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Institutional research is actionable, but expensive.
While institutional research disseminated by large broker-dealers is often actionable, it is expensive and thus out of reach to most self-directed investors. Bloomberg has reported that institutions paid out between $1,600 and $1 million to institutional research providers—with the median payment in the United States coming in at $42,500. The reports shows that banks charge a median subscription of $14,500 and independent firms charge as much as $30,500. The cost of accessing databases like Bloomberg, Factset, or Pitchbook range between $10,000 and $30,000 per license. By comparison, paid subscriptions across MarketWise affiliates start as low as $100 per year for a 12-month annual subscription, and go up to $5,000 per year for publications focused on specialized strategies. In addition, these institutional products are often oriented towards other finance professionals, with highly technical references and analyses that are not easily understood by all investors.
Our Value Proposition
MarketWise empowers retail investors with institutional-quality research at a price point that is accessible.
Experienced analysts, with their own unique investment strategies and philosophies, lead our franchise brands. As a result, we do not promote a single, unified view of the markets, but instead we publish a mosaic of opinions, recommendations, and strategies.
This multi-franchise approach gives our work far greater breadth, creating more diverse opportunities for our subscribers. Our franchises are linked, however, by a continuous commitment to risk management and a contrarian approach to identifying investment opportunities.
Across all our franchises, we focus on investments that are unloved, ignored, or unknown. Having an informed perspective in these situations gives our subscribers the best risk-to-reward opportunities.
We recognize that self-directed investors do not have the same research budget and resources at their disposal as institutional investors do. So we strive to provide them with institutional quality research at affordable price points. Unlike traditional institutional research, our offerings are significantly less expensive and more accessible. They are designed to be less technical and therefore more easily understood by the subscribers who aren’t finance professionals. At the same time, our offerings have premium content that is highly actionable.
We believe that if we publish research to help our subscribers succeed in the financial markets, they will progressively become better investors, renew their subscriptions, and become long-term customers. We have proven out this thesis throughout our over 20 year history. We have formed lifelong relationships with our subscribers by providing superior value through our offerings.
MarketWise provides a comprehensive suite of research and software solutions. Through 12 primary customer facing brands, we have 40 free products and 123 paid products. To date, we have chosen not to combine our franchises and primary customer facing brands into one company, primarily out of consideration for the readers. We find that our subscribers develop personal affinities for specific writers and certain investment styles. We do not want to disturb those relationships by interjecting a new company name or persona. That dynamic is especially true when it comes to our joint ventures and acquisitions, which we engage in periodically, where subscribers may not have any prior relationship with us.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
We cover various investment strategies, such as value investing, income, growth, commodities, cryptocurrencies, venture, biotechnology, mutual funds, options, and trading. The chart below gives you a sense of our diverse product offering:
We typically publish our research reports on a monthly basis, although some of our products publish more frequently. We offer our entire investment research product portfolio across a variety of media, including desktops, laptops, tablets, and mobile.

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February 19th, 2021 | Monthly Issues
The Melt Down Will Arrive – Here, in 2021
The Melt Down is coming... Unfortunately, it will arrive this year. Steve shares the details in this month's issue of True Wealth. Then, he covers a new opportunity in a boom that's just beginning – outside the U.S.
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The 2021 Melt Up Blueprint
2020 was one for the books. We faced a total shutdown of the U.S. economy... Then, the market came roaring back. In
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ANALYST: STEVE SJUGGERUD
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Publishing Schedule: Third Friday
Current Issue: 2/19/2021
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PUBLISHED SINCE 2001
A monthly advisory that shows readers safe, alternative investments that are overlooked by Wall Street.
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February 19th, 2021 | Monthly Issues
The Melt Down Will Arrive – Here, in 2021
The Melt Down is coming... Unfortunately, it will arrive this year. Steve shares the details in this month's issue of True Wealth. Then, he covers a new opportunity in a boom that's just beginning – outside the U.S.
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January 22nd, 2021 | Monthly Issues
The Most Important Advice I Can Give on Today's Melt Up
December 18th, 2020 | Monthly Issues
Even More Triple-Digit Gains Outside the Melt Up
November 20th, 2020 | Monthly Issues
How to Speak West Texan
Special Reports
View All Special Reports
November 13th, 2020 | Special Reports
The 2021 Melt Up Blueprint
2020 was one for the books. We faced a total shutdown of the U.S. economy... Then, the market came roaring back. In our 2021 update to Steve's Melt Up blueprint, he explains why the stage is perfectly set for a continued Melt Up in stocks... and how to profit.
Read More
November 6th, 2020 | Special Reports
The Dollar's Decline

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
We also offer financial software and analytical tools. We continue to expand our research portfolio with software and analytical tool solutions.
Among these are TradeSmith and the Altimeter, which represented 6% of our Billings on average from 2018 to 2020. TradeSmith provides a full suite of portfolio management software tools that enable individual investors to manage their portfolios using algorithms that have been back tested for results and designed to help investors manage their emotions. The Altimeter is a user-friendly database showing uniform, accounting-based financial summaries for more than 4,500 companies.
We recently acquired Chaikin Analytics in January 2021 to further expand our portfolio of software and analytical tools and increase the number of our customers in the registered investment advisor market.
We have also developed a “Bloomberg like” research platform for the self-directed investor at an affordable price that we internally call the “Terminal.” For the individual investor, the Terminal employs natural language processing and machine learning to integrate our content with public financial data in a well-designed user interface to make it easy to consume our research and keep track of investments. It provides access to the financial data of over 6,000 U.S. equities plus 15,000 international equities. As soon as you log in, you have instant access to real-time data from companies listed on all U.S. and major international exchanges, as well as a 24-hour financial news feed that’s updated in real time.
We have developed screeners, monitors, portfolio management tools, and a set of proprietary indicators that produce a composite score to rank several thousand publicly traded companies in the United States. The Terminal is also designed to appeal to professional registered investment advisors. It combines vast amounts of financial data and third-party content with our proprietary research.

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These product offerings reinforce each other and produce a strong flywheel effect across our organization. As we launch or buy more products, we increase the tools available to our readers and the value we provide to our existing subscribers. This allows us to gather insights and feedback and helps us create new products and solutions.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
MarketWise is dedicated to honoring our long-term commitment to subscribers.
We believe investing is a lifelong endeavor—one that requires constant learning, course corrections, openness to change, and emotional discipline. In keeping with this core belief, we strive to build long-term relationships with our subscribers.
We believe in publishing content that is educational, informative, and easy to understand, and therefore helps our subscribers become better investors over time. This reinforces our lifelong relationships with our subscribers as they can grow with our platform. This forms a “virtuous cycle” of learning and improving through our offerings. As subscribers learn more about how to manage their investments, that makes them more comfortable with investigating the more specialized content covered in our high-end services, which further encourages them to continue broadening their investing skill set.
Our market leadership, scale, and access to a wide set of subscribers creates strong network effects. As we grow, we have larger budgets, which allows us to reinvest back into our research platform by hiring more analysts, developing more software and tools, and launching new products, which, in turn, helps us attract more subscribers to our platform.
We are committed and continue to invest in our subscriber experience.
Our relationship with our subscribers is our most precious asset, and we strive to put the customer first in everything that we do. This customer-centric focus drives us to constantly upgrade the quality, breadth, and depth of our research in our existing products without materially increasing the cost of the subscription.
This approach also greatly affects how our customer service groups treat our subscribers when issues arise. We instill in our teams that if we cannot reasonably meet the subscriber’s expectations, then we should ask the customer how we failed them, seek a mutually agreeable solution, and, if one cannot be found, offer them a refund or other form of compensation and find a way to part as friends. This has resulted in over 93% net revenue retention for the three-year period ended December 31, 2020 across our products, with our ARPU growing by approximately 27% year-over-year in 2020.
Our Market Opportunity
We have pioneered and driven growth in the self-directed investing market by empowering our subscribers. We estimate that the addressable market for our products is $191 billion, which includes 63 million U.S.-based self-directed investors and many more globally.
We calculate our global market opportunity as:
•Asset management customers becoming self-directed investors: According to BCG Global Asset Management, fees paid to asset managers in 2019 for global active core and active specialties amounts to $111 billion. We believe that secular trends are driving investors to take control of their finances. Investors who have historically invested through asset managers represent a significant opportunity.
•Financial data and information: According to BMO, the market for financial information services is $64 billion, representing a market for which we are only just beginning to penetrate. We believe our ever-growing suite of investment technology places us on solid footing to take share and expand in this market.
•Investment research: We calculate our addressable market in the investment research space at $16 billion, determined by multiplying our 2020 ARPU of $759 by 21.4 million self-directed investors, representing approximately one-third of the 63 million U.S.-based self-directed investors in 2020 according to Celent. We conservatively use one-third of the number of U.S.-based self-directed investors in our calculation so as not to double count investors who currently utilize an asset manager or a third-party’s financial tools.
We expect that opportunities abroad will be significantly larger as non-U.S. investable assets continue to grow. For example, Asia and Latin America, two largely untapped regions for retail investment research, currently account for 19% of global assets under management (“AUM”), but with compound annual growth rates (“CAGR”) of 11.8%

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
and 10.4%, respectively, through 2025, these regions are collectively expected to account for over 25% of global AUM by 2025. Our subscribers come from over 200 countries and territories, however, our international revenues are currently very small compared to our total revenues, so we believe we have a significant opportunity to expand internationally.
Our Growth Strategy
MarketWise is committed to growing its business by deepening its relationship with existing customers and attracting new subscribers to its platform. We did both last year. We will also pursue strategic growth as opportunities arise. Here’s how we grow our business:
Attract more subscribers. We typically acquire new subscribers through an omni-channel marketing strategy that includes display ads, email, external subscriber lists, and direct mail, as well as television and radio at times. We primarily market in these channels through free-to-paid and direct-to-paid content.
We measure our customer-acquisition performance by a matrix of new customer counts and the cost to acquire customers. The mix of our marketing spend across these channels varies among our primary customer-facing brands and depends on how well individual marketing campaigns succeed, the nature of the product, and the type of offer.
We have invested significant resources into our efforts around consumer marketing, including enterprise-wide customer relationship management (“CRM”) systems, the leveraging of artificial intelligence (“AI”) to analyze this data, and a robust database of customer information.
In all of our marketing efforts, we collect and analyze customer response data by channel and effort, down to the individual advertisement in a marketing campaign. Using this data-driven and time-tested approach, we have developed proprietary practices for customer acquisition that we believe set us apart from other companies.
As we develop our relationship with the customer, we collect information from our subscribers about what products they are purchasing, their customer experience, and any feedback they have on our free and paid products. We use this information to deepen the customer experience and present offers to our subscribers for other products that they are likely to find interesting and useful.
Deepen our relationship with our existing subscribers.
In addition to our paid customers, an additional 10.9 million Free Subscribers have access to our extensive library of free and educational content. As our subscribers learn and gain confidence as investors, they understand the need to deploy diverse investment strategies for different market conditions and they explore our broad and diverse product offerings. They gain an understanding of the high quality of research that we strive to provide, and they tend to purchase additional research and software products.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
MarketWise’s free subscription products serve as a significant source of new Paid Subscribers, with an average annual free-to-paid conversion rate of approximately 2% between 2018 and 2020. These free-to-paid conversions accounted for approximately 42% of MarketWise’s new Paid Subscribers in 2020.

FREE AND PAID SUBCRIBERS (MILLIONS)
78% CAGR
84% Growth
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Launch new products and target new markets. Over our greater than 20 year history, we have developed a breadth of products and services that are designed to educate, empower, and entertain our subscribers and provide them with actionable investment ideas. Currently, we produce 40 free and 123 paid research products across diverse investment strategies—a number that has grown significantly over the last five years.
MarketWise offers a wide array of paid subscription products, ranging from lower priced products (e.g., subscriptions that cost $100 annually) to more expensive products (e.g., subscriptions that can cost up to $5,000 annually). The length of MarketWise’s subscriptions can vary from one year to “lifetime,” where subscribers pay upfront for access to specific MarketWise products for the rest of their investing lives, then only pay an annual maintenance fee ranging from $49 to $500 per year.
We have also developed various software applications that provide customers with algorithmic tools to search for trading ideas and manage portfolio risk. We plan to extend the scale and reach of our offerings to include both retail and institutional investors in the future. We will continue to enhance our value proposition and create additional selling opportunities through an expanded product portfolio.
We also offer members-only investing conferences where subscribers interact with our editors and analysts and can network with each other. We have a strong track record of cultivating these relationships with our subscribers, and we intend to continue that going forward.
Selectively pursue strategic growth. Over the past ten years, MarketWise has transformed from one, branded product to 12 primary customer facing brands, offering more than 160 products.
Along the way, we have developed several joint ventures and executed strategic acquisitions to accelerate our growth, as well as increase the value of our offerings to our subscribers.
We have a strong track record of driving growth and delivering value through the successful integration of acquisitions and joint ventures. Our historical acquisitions and joint ventures accounted for 77% of overall Billings for 2020. We believe our large subscriber base, easy scalability, marketing expertise, technology-based platform,

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
and integration capabilities provide opportunities for us to drive value-added growth through acquisitions in key areas such as product, market, and geographic expansion.
MarketWise has also made key investments across its platform to create a repeatable, low-cost, and scalable business model. We have invested in business functions from marketing to technology and developed several new products, including our Terminal product.
MarketWise plans to continue investing in cutting-edge AI and advanced analytics-driven marketing tools to further optimize its marketing channels. Additionally, MarketWise has invested in its finance, technology, human resources, and other general and administrative functions to support its growth. These key investments have made important contributions to MarketWise’s strong financial performance, increasing its ARPU, subscriber base, and Adjusted CFFO. Adjusted CFFO is a non-GAAP measure. For more information on Adjusted CFFO, see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Non-GAAP Financial Measures—Non-GAAP Financial Measures.”
By the Numbers
MarketWise generated $120 million in net revenue for the first quarter of 2021, up 57% from the same quarter in 2020, and $364 million in net revenue in 2020—up 34% from 2019. The efficiency of this business model, however, is really highlighted by how much cash it produces, without large amounts of capital investment required to grow the business.
Due to our subscription-based business model, although the revenue accrues over the term of the subscription, customers pay cash upfront for the products they buy. When subscribers like the content, they renew and buy more content. MarketWise took in $255 million in Billings for the first quarter of 2021, up 117% from the same quarter in 2020, and $549 million in Billings in 2020—up 77% from 2019.
As highlighted above, the true efficiency of the business is indicated by the cash flow it produces, and cash flow is growing strongly…
Adjusted CFFO came in at $98 million for the first quarter of 2021, up 161% from the same quarter in 2020, and and $134 million for 2020—up 95% from 2019. As you will note, those are enviable margins—38% for the first quarter of 2021 and 24% for the year ended December 31, 2020.
As you can see, MarketWise is a high-margin, highly scalable, capital-efficient business, and it generates significant amounts of cash.
With a total addressable market of $191 billion, 63 million U.S. self-directed investors, and 10,000 Americans retiring every day, the market continues to expand.
Including Free and Paid Subscribers, as of March 31, 2021, we had more than 11 million self-directed investors on our subscriber lists.
We have developed a broad, diversified suite of content, software and tools. We are developing new technology and platforms with proprietary indicators, analytics, and screeners.
We have a proven track record of organic and inorganic growth that will continue to drive profitable business at scale.
These stats signal that the total addressable market remains fertile ground for growth. And they indicate that our products, marketing, and growth strategies are working.
Our Technology
At MarketWise, we use technology to run our business efficiently and to better serve our customers. Our technology combines three cloud-based systems: software-as-a-service (“SaaS”); platform-as-a-service (“PaaS”); and infrastructure-as-a-service (“IaaS”). While we have changed providers in the past and may do so in the future,

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
our current vendors are Salesforce.com for CRM and marketing, Salesforce Marketing Cloud for email delivery, Zuora for subscription billing, Tableau and Looker for data visualization, Snowflake for our data warehouse, and Amazon Web Services (“AWS”) for our data center.
Our custom applications run on AWS and our servers are located in separate zones in the United States. To date, we have not experienced any material outages or service interruptions. Our infrastructure is highly scalable and allows us to serve all of our subscribers simultaneously and consistently. Our technology architecture is scalable based on overall traffic and capacity. As a result, we do not believe that growth in the number of subscribers hinders or slows down our platform.
We also employ data redundancy solutions on the cloud to reduce the possibility that our customer data will be lost and to ensure that our platform will not experience material downtime. We apply industry-standard data security measures to protect against potential vulnerabilities in our technology.
We have invested heavily in providing a reliable and secure global platform and infrastructure. Our investments in technology, including engineers, online security, customer privacy, reliable infrastructure, and data science capabilities, enable us to efficiently innovate and deliver solutions to our customers. Our cloud platform allows our developers to build and deploy in a lean and agile fashion with a focus on quality and solution adoption.
Our customer service technology is built on the Salesforce.com platform, which houses all of our customer and prospect data. Within Salesforce.com, we built a powerful custom application that allows us to manage our large and growing subscriber base. Combining our CRM and marketing technology into one platform has allowed our operations teams to use data to make nearly real-time decisions, to keep track of customer behavior, and to optimize marketing campaigns for operational efficiency. In addition, we employ Salesforce Marketing Cloud, which allows us to build common customer journeys and communicate to our customers on a more engaging level.
To manage and automate all of our customers’ subscriptions, we currently use Zuora. Its native integration with Salesforce.com enables our customer-service and sales representatives to manage all of our customer data within one platform.
We continue to build out our AI tools and predictive analytics capacity through identification of additional business cases and additional data features. While partnering with a nationally recognized provider, we have applied highly targetable demographic and behavioral attributes to new models and in existing models to further enhance our business value.
Our data center is cloud-based, utilizing AWS’ IaaS. Through this platform, we have been able to integrate the various SaaS and PaaS applications within our technology ecosystem and ensure that we have high availability and redundancy with business continuity in mind in an auto-scaling architecture.
Human Capital Resources
Our success depends on our relationships with our subscribers, as well as our employees. We currently employ 727 people. Under normal circumstances, 406 of those employees work at our headquarters in Baltimore, Maryland. More than 140 employees make our Delray Beach, Florida office their work home, and 25 employees work at our Spring Hill location near Tampa, Florida. We also have an office in Arlington, Virginia with 14 people and an office in Philadelphia, Pennsylvania with 9 people. The balance of our employees, plus more than 100 independent contractors, telework from 20 other states, and some independent contractors work internationally. None of our employees are represented by a labor organization or are party to any collective bargaining arrangement.
We have experienced tremendous growth—up 164% from 275 employees in 2017. But our turnover rate for the last six months was only 7%. The majority of our growth since 2017 has been organic. Over 165 people are focused on editorial, and about 200 specialize in marketing. We have 48 people who make up our copywriting teams, and our member services and telesales teams total over 170 people. In addition, 99 people comprise our functional infrastructure, including 44 people in information technology, 29 people in accounting and finance, 11 people in human resources, and nine people in our legal department.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
And we are proud to say that three of our subsidiaries were recognized as top workplaces by the Baltimore Sun in 2019 and 2020.
Our Facilities
Our corporate headquarters are located in Baltimore, Maryland, where we occupy approximately 40,000 square feet under a lease that expires in 2026. The office is situated in the historic Mount Vernon neighborhood, just one mile north of Baltimore’s Inner Harbor area. In addition to content-producing teams, our headquarters house our executive management team, as well as the functional groups of information technology, accounting and finance, human resources, and legal. We also have approximately 9,000 square feet of office space in downtown Delray Beach, Florida. We occupy an entire four-story building just a few blocks from the beach. We also have 2,100 square feet in Spring Hill, Florida, 35 miles north of Tampa, approximately 3,200 square feet of space in Arlington, Virginia, and approximately 3,470 square feet of space in downtown Philadelphia, Pennsylvania.
Most of our office space is an open floor plan designed for flexibility, accessibility, and collaboration. Our office environment supports idea exchange and encourages strong collegial relationships. With our cloud-based systems, we can work from just about anywhere, and we were able to quickly pivot to remote operations during the COVID-19 pandemic. As we prepare for an eventual transition back to the full office opening, our team is actively considering layouts and configurations to accommodate social distancing as well as growth.
We lease all of our facilities and do not own any real property. For leases that are scheduled to expire during the next 12 months, we may negotiate new lease agreements, renew existing lease agreements, or use alternate facilities. We believe that our facilities are adequate for our needs and believe that we should be able to renew any of these leases or secure similar property without an adverse impact on our operations. We intend to procure additional space in the future as needed and in support of our planned growth.
Intellectual Property
We rely on a combination of trademark and copyright to protect our intellectual property. We have registered certain of our trademarks and service marks in the United States with the U.S. Patent and Trademark Office and in Canada and China, and have registered copyrights on certain publications. In addition, we have registered our domain names, including marketwise.com, with MarkMonitor. We believe the names and marks associated with our brands are of significant value and are important to our business. Accordingly, as a general policy, we monitor the use of our marks and vigorously oppose any unauthorized use of the marks. We do not hold any patents.
We seek to control access to and distribution of our proprietary information. We enter into confidentiality, nondisclosure, and non-interference agreements with our employees, consultants, customers, and vendors that generally provide that any confidential or proprietary information developed by us or on our behalf be kept confidential, and we limit access to our confidential and proprietary information to a “need to know” basis. In the normal course of business, we provide our intellectual property to third parties through licensing or restricted use agreements. In addition, our internal policies seek to protect our intellectual property against misappropriation, infringement, and unfair competition. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective.
Legal Proceedings
We are subject to various legal proceedings, claims, and governmental inspections, audits, or investigations that arise in the ordinary course of our business. Although the outcomes of these claims cannot be predicted with certainty, in the opinion of management, the ultimate resolution of these matters would not be expected to have a material adverse effect on our financial position, results of operations, or cash flows.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
MARKETWISE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with “Summary of the Proxy Statement/Prospectus,” “Summary Historical Financial Information of ADAC,” “Summary Historical Financial Information of MarketWise,” “Summary Unaudited Pro Forma Condensed Consolidated Financial Information,” and the consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve certain risks and uncertainties. MarketWise’s actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections.
Overview
MarketWise is a leading multi-brand platform of subscription businesses that provides premium financial research, software, education, and tools for self-directed investors. MarketWise offers a comprehensive portfolio of high-quality, independent investment research, as well as several software and analytical tools, on a subscription basis.
MarketWise started in 1999 with the simple idea that, if it could publish intelligent, independent, insightful, and in-depth investment research and treat the subscriber the way we would want to be treated, then subscribers would renew their subscriptions and stay with us. Over the years, MarketWise has expanded its business into a comprehensive suite of investment research products and solutions. MarketWise now produces a diversified product portfolio from a variety of financial research companies such as Stansberry Research, Palm Beach Research, Casey Research, InvestorPlace, and Empire Financial Research. MarketWise’s entire investment research product portfolio is 100% digital and channel agnostic, and MarketWise offers all of its research across a variety of platforms, including desktop, laptop, and mobile devices, including tablets and cell phones.
Today, MarketWise benefits from the confluence of a leading editorial team, diverse portfolio of content and brands, and comprehensive suite of investor-centric tools that appeal to a broad subscriber base.
As a result of the expansion of the business, MarketWise now has 90 editors covering a broad spectrum of investments, ranging from commodities to equities, to distressed debt and cryptocurrencies as of March 31, 2021. MarketWise offers 40 free and 123 paid products on multiple platforms through its 12 customer-facing brands. This diversity of content has allowed MarketWise’s business to succeed and its subscription base to grow through the many economic cycles in its over 20-year history.
MarketWise also has an engaged subscriber base of more than 1.0 million Paid Subscribers in more than 200 countries and territories as of March 31, 2021. Additionally, MarketWise has a large and growing audience of 10.9 million Free Subscribers. These subscriber counts are all up significantly from three years ago, as MarketWise has scaled its business and broadened its operating brands and product offerings.
Finally, MarketWise has implemented world-class systems and applications that power its infrastructure. All of these improvements have helped lead to strong conversion rates, revenue retention, and growing ARPU. For more information on MarketWise’s Free Subscribers, Paid Subscribers, ARPU, and Billings metrics, see the “—Key

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Business Metrics” section below, and for more information on MarketWise’s refund rate and churn rate, see the “—Definitions of Metrics” section below.
__________________
1.Billings represents amounts invoiced to customers. See “—Key Business Metrics and Non-GAAP Financial Measures—Key Business Metrics.”
2.Includes both Free and Paid Subscribers.
As highlighted by the key initiatives above, MarketWise has transformed itself from essentially a single entity partnership to an enterprise with a dozen primary customer facing brands, a full-spectrum product set that has grown by more than 300% and which covers most investment categories, and a significantly scaled community that is approaching 12 million subscriber relationships, driven by our success in developing and cultivating a free- and free-to-paid subscriber model.
MarketWise’s Business Model
MarketWise’s business model is characterized by efficient subscriber acquisition and high-value conversion, is highly scalable, and is built from a highly recurring base of subscription revenue. MarketWise’s financial profile is characterized by strong growth, high margins, high-value customers with rapid payback periods, significant operating leverage, low capital investment requirements, and high Adjusted CFFO Margin. Adjusted CFFO Margin

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
is a non-GAAP measure. For more information, see “—Key Business Metrics and Non-GAAP Financial Measures—Non-GAAP Financial Measures.”

KEY DRIVERS OF OUR SUCCESS

POWERFUL CONTENT PLATFORM

- Compelling content fosters relationships between readers and editors, creates customer loyalty and brand goodwill
- Insightful and engaging content drives conversion of users from free to paid subscribers
- Focus on proven formula to launch & scale new products in a low-risk capital way

CUSTOMER FOCUS

- Customer centricity through every stage of a subscriber's journey
- Emphasis on developing long-term relationship with the subscriber
- Consistent 90%+ revenue retention

SCALABLE MODEL

- Industry-leading ROI on new customer acquisition
- Upsell to higher ARPU products with almost all of the upsell revenues falling to the bottom line

DATA / TECHNOLOGY

- Real-time campaign feedback, AI and rapid scalability
- Machine learning and advanced analytics drive increased upsell yield

Grow MarketWise’s subscriber base. As of March 31, 2021, MarketWise served over 1.0 million Paid Subscribers and approximately 10.9 million Free Subscribers. MarketWise’s current subscriber base represents a small fraction of the more than 63 million self-directed U.S. investors, and millions more internationally. Anyone can sign up for MarketWise’s free investment publications with a valid email address and receive access the next day to MarketWise’s extensive library of free investment research content.
MarketWise’s success in growing its subscriber base to date is due to its data-driven customer marketing approach, and growth in the number of self-directed investors. In order to grow its subscriber base, MarketWise

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
plans to continue to expand and optimize its performance marketing effort, launch additional products targeting new markets, invest further in international growth, and selectively pursue strategic growth opportunities.
Increase conversion of Free to Paid Subscribers. MarketWise’s free subscription products serve as a significant funnel for conversions to its paid subscription products, with an average annual free-to-paid conversion rate of approximately 2% between 2018 and 2020. Free-to-paid conversions represent an increasingly important channel for MarketWise to source subscribers, with free-to-paid conversions accounting for approximately 42% of MarketWise’s new Paid Subscribers in 2020. Even more notably, free-to-paid conversions are among MarketWise’s most loyal and valuable subscribers, as they tend to convert to higher-value content faster than subscribers that join initially through a paid subscription. In addition to converting Free Subscribers to Paid Subscribers, MarketWise is highly focused on transitioning MarketWise’s Paid Subscribers to committed, higher-value subscribers that purchase over $5,000 in products over their lifetime. For more information on the free-to-paid conversion rate, see “—Definitions of Metrics.”
Expand MarketWise’s relationship with existing subscribers. MarketWise offers a wide array of paid subscription products, ranging from lower priced products (e.g., subscriptions less than $600 annually) to more expensive products (e.g., subscriptions over $2,500 annually). The length of MarketWise’s subscriptions can vary from one year to “lifetime,” whereby subscribers pay up front for access to certain MarketWise products for the rest of their investing lives and simply pay an annual maintenance fee ranging from $250 to $500 per year. As subscribers learn more about MarketWise’s product offerings and the valuable content and tools MarketWise provides, they often increase their spending on MarketWise’s platform. As of March 31, 2021, MarketWise had 2.1 million unique paid subscriptions representing 4.0 million underlying subscription products, approximating four paid subscription products on average per Paid Subscriber. MarketWise has a strong track record of driving expanded sales to its existing subscribers by converting subscribers to lifetime members and by selling them complementary software, tools, and services that fit their investment styles and strategies. MarketWise’s annual high-value conversion rate has grown from 13% in 2017 to 22% in 2020. MarketWise’s ability to expand its relationships with existing subscribers is all predicated on the quality of MarketWise’s content, the investment performance it delivers, and the intelligence of MarketWise’s performance marketing efforts. For more information on the high-value conversion rate, see “—Definitions of Metrics.”
Continued investment in growth. Over the past ten years, MarketWise has transformed from an essentially one-branded partnership with 50 products to 12 primary customer facing brands, offering over 160 products. Along

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the way, MarketWise has developed several joint ventures and executed strategic acquisitions to accelerate its growth, as well as increase the value of MarketWise’s offerings to its subscribers. MarketWise has a strong track record of scaling past acquisitions successfully and quickly building scale on joint ventures. In fact, Billings from the acquisitions and joint ventures MarketWise has completed over the past ten years totaled $421 million in 2020, which represents 77% of overall Billings for the year.
MarketWise has also made key investments across its platform to create a repeatable, low-cost, and scalable business model. MarketWise has invested in business functions from marketing to technology and developed several new products, including its new Terminal product, which provides investment news, information, and access to MarketWise’s research. MarketWise plans to continue investing in cutting-edge AI and advanced analytics-driven marketing tools to further optimize its marketing channels.
Additionally, MarketWise has invested in its finance, technology, human resources, and other general and administrative functions to support its growth. These investments have resulted in strong growth in MarketWise’s Free Subscribers, Paid Subscribers, and ARPU. In turn, as noted in the tables below, these investments and strong improvements in key business metrics have made important contributions to MarketWise’s strong financial performance. MarketWise intends to continue to invest in its business in order to capitalize on its large market opportunity.

REVENUE ($ IN MILLIONS)

24% CAGR
57% Growth
$238.4
$272.2
$364.2
$76.4
$119.7
2018
2019
2020
1Q 2020
1Q 2021

BILLINGS[1] ($ IN MILLIONS)

40% CAGR
117% Growth
$280.5
$310.1
$548.8
$117.5
$255.3
2018
2019
2020
1Q 2020
1Q 2021

NET INCOME (LOSS) ($ IN MILLIONS)[2]

$18.7
$28.0
($541.1)
($16.5)
($615.1)
2018
2019
2020
1Q 2020
1Q 2021

ADJUSTED CFFO[3,4] ($ IN MILLIONS)

MGN
33%
22%
24%
22%
38%
20% CAGR
278% Growth
$93.6
$69.0
$134.3
$25.9
$98.0
2018
2019
2020
1Q 2020
1Q 2021

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(1)Billings represents amounts invoiced to customers. See “—Key Business Metrics and Non-GAAP Financial Measures—Key Business Metrics.”
(2)Included within net income (loss) are stock-based compensation expenses as follows:

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(In millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Vested Class B Units and change in fair value of Class B liability awards	$595.4	$(11.8)	$475.2	$5.6	$11.1
Profits distributions to holders of Class B Units	5.7	32.3	78.4	14.8	17.1
Total stock-based compensation expense	$601.1	$20.5	$553.6	$20.4	$28.2
(3)Adjusted CFFO is calculated as net cash provided by operating activities plus profit distributions to Class B unitholders included in stock-based compensation expense.
(4)Adjusted CFFO Margin is calculated as Adjusted CFFO divided by Billings. For more information on Adjusted CFFO and Adjusted CFFO Margin, see “—Key Business Metrics and Non-GAAP Financial Measures—Non-GAAP Financial Measures.”

Key Factors Affecting MarketWise’s Performance
MarketWise believes that its growth and future success are dependent upon several factors, including those below and those noted in the “Risk Factors” section of this proxy statement/prospectus. The key factors below represent significant business opportunities as well as challenges that MarketWise must successfully address in order to continue its growth and improve its financial results.
Growing MarketWise’s subscriber base with compelling unit economics. MarketWise is highly focused on continuing to acquire new subscribers to support its long-term growth. MarketWise’s marketing spend is a large driver of new subscriber growth. At the heart of MarketWise’s marketing strategy is its compelling unit economics that combine long-term subscriber relationships, highly scalable content delivery, cost-effective customer acquisition, and high-margin conversions.
MarketWise’s Paid Subscribers as of December 31, 2020 generated average customer lifetime Billings, which MarketWise measures annually, of approximately $2,700, resulting in a LTV/CAC ratio of more than 5x. On average, it takes MarketWise approximately seven to nine months for a Paid Subscriber’s cumulative net revenue to exceed the total cost of acquiring that subscriber (which includes fixed costs, such as marketing salaries). For more information on MarketWise’s LTV/CAC ratio and the components of this ratio, see “—Definitions of Metrics.”
MarketWise adjusts its marketing spend to drive efficient and profitable customer acquisition. MarketWise can adjust its marketing spend in near real-time, and it monitors costs per acquisition relative to the cart value of the initial subscription. MarketWise seeks and typically achieves 90-day payback periods to cover this variable component of the direct marketing spend.
MarketWise has invested, and expects to continue to invest, heavily in sales and marketing efforts to drive customer acquisition.
Retaining and expanding relationship with existing subscribers. MarketWise believes that it has a significant opportunity to expand its relationships with its large base of Free and Paid Subscribers. Thanks to the quality of its products, MarketWise believes that it has built the trust necessary to expand sales to existing subscribers. As MarketWise deepens engagement with subscribers, it believes they purchase more and higher-value products. MarketWise’s ARPU as of March 31, 2021 was $825, which increased 16% from March 31, 2020, in line with

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increasing value that its subscribers receive from MarketWise’s product offerings. MarketWise’s ARPU grew at a CAGR of 26% over the three-year period ended December 31, 2020.

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(1)ARPU is calculated as the trailing four quarters of Billings divided by the average number of quarterly total Paid Subscribers over that period.
Conversion rates are critical to MarketWise’s business as they indicate how engaged and how well MarketWise is connecting with its subscribers. The speed at which MarketWise’s customers move from its free products to its lower-priced paid subscriptions and eventually to high-end products and lifetime “bundled” offerings impacts MarketWise’s growth in net revenue, Billings, and ARPU. MarketWise’s cumulative free-to-paid, high-value and

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ultra high-value conversion rates were 6%, 34%, and 32%, respectively, over the periods indicated in the table below:
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(1)Subscriber figures shown as of March 31, 2021. For definitions of Free Subscribers, Paid Subscribers, free-to-paid conversion rate, high-value conversion rate, and ultra high-value conversion rate, see “—Definitions of Metrics.”
(2)Represents cumulative free-to-paid conversion rate for the period April 1, 2018 to March 31, 2021.
(3)Represents cumulative high-value conversion rate as of March 31, 2021.
(4)Represents cumulative ultra-value conversion rate as of March 31, 2021. MarketWise’s ultra high-value conversion rate reflects the rate at which a high-value Paid Subscriber that has purchased more than $600 of MarketWise’s products over their lifetime converts into a subscriber that has purchased more than $5,000. Calculated as (x) the number of Paid Subscribers who have purchased more than $5,000 in aggregate over their lifetime as of March 31, 2021 divided by (y) the number of high-value Paid Subscribers as of March 31, 2021. MarketWise believes its ultra high-value conversion rate reflects its ability to successfully build lifetime relationships with its subscribers, often across multiple products and brands.
The charts below show how MarketWise’s free-to-paid and high-value conversions build over time at a cohort level. Beginning with 2018 and running through the first quarter of 2021, MarketWise’s quarterly cohorts of new Free Subscribers continued to convert to Paid Subscribers at approximately 2% annually. Since 2018, approximately 11% of new Paid Subscribers in each quarterly cohort converted to high-value subscribers annually. For more information on free-to-paid, high-value, and ultra high-value conversion rates, see “—Definitions of Metrics.”

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Note: The 1Q 2021 cohort is incomplete as it has not yet had a full 90 days to mature.
(1)Cumulative free-to-paid conversion rate is calculated as (x) the number of Free Subscribers buying their first paid subscription through the indicated date since their free subscription sign up divided by (y) the number of Free Subscribers who signed up in the indicated quarter.
(2)Cumulative high-value conversion rate is calculated as (x) the number of Paid Subscribers whose lifetime value grew to greater than $600 through the indicated date since their first paid subscription divided by (y) the number of new Paid Subscribers in the indicated quarter.
MarketWise believes that the consistent and significant growth in cumulative spend across subscriber cohorts from a given year is a testament to the quality and efficacy of MarketWise’s offerings. MarketWise believes that its increasing LTV per subscriber reflects its increased value proposition to existing subscribers as they expand their relationship with MarketWise across its platform over time, either through a combination of additional product purchases or by joining its lifetime offerings.
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(1)As the 2020 cohort has yet to mature to one year, estimated value by using the ratio of the 2020 cohort’s day 270 value to the 2019 cohort’s day 270 value and applying that growth factor to the 2019 cohort’s year-one value. The 2021 cohort is not mature enough to display.

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MarketWise’s broad and comprehensive set of product offerings to subscribers, along with high-quality editorial content, has also led to strong annual net revenue retention, with an average of 93% of revenue coming from existing subscribers from 2018 through 2020.
Subscriber churn (or rate of attrition) is low and generally runs approximately 1 to 2% per month. Additionally, the ARPU of Paid Subscribers that churn in the first year is very low relative to MarketWise’s overall ARPU, indicating that those subscribers who drop off in the first year are often the least-engaged and lowest-paying subscribers. For example, from 2018 through 2020, Paid Subscribers who cancelled had generated an average of $65 in ARPU at the time they left. MarketWise believes that its high net revenue retention rates are a good indicator of the engagement of its subscribers with its products, and that this as the most useful measure of customer retention. For more information on net revenue retention, see “—Definitions of Metrics.”
Definitions of Metrics
Throughout this proxy statement/prospectus, a number of financial and operating metrics of MarketWise are referenced which MarketWise does not consider to be key business metrics, but which it reviews to monitor its performance, and which MarketWise believes may be useful to investors. These are:
Free-to-paid conversion rate: MarketWise calculates free-to-paid conversion rate as (x) the number of Free Subscribers who purchased a subscription during the period divided by (y) the average number of Free Subscribers during the period. MarketWise believes its free-to-paid conversion rate is an indicator of the type of Free Subscribers that it is signing up and the quality of its content and marketing efforts. Investors should consider free-to-paid conversion rate as a factor in evaluating MarketWise’s ability to maintain a robust pipeline for new customer acquisition.
High-value conversion rates: MarketWise’s high-value conversion rate reflects the rate at which a Paid Subscriber that has purchased less than $600 of MarketWise’s products over their lifetime converts into a subscriber that has purchased more than $600. MarketWise calculates high-value conversion rates on a periodic and a cumulative basis. MarketWise believes its high-value conversion rate reflects its ability to retain existing subscribers through renewals and its ability to expand its relationship with subscribers and convert those subscribers to higher-value subscriptions or products over time. Investors should consider high-value conversion rates as a factor in evaluating MarketWise’s ability to retain and expand its relationship with subscribers by converting them to higher-value subscriptions or products over time.
•Periodic high-value conversion rate: MarketWise calculates periodic high-value conversion rate as (x) the number of Paid Subscribers whose cumulative lifetime spend grew to more than $600 during the period divided by (y) the average number of Paid Subscribers whose cumulative lifetime spend was less than $600 at any time during the period.
•Cumulative high-value conversion rate: MarketWise calculates cumulative high-value conversion rate as (x) the number of Paid Subscribers who have purchased more than $600 in aggregate over their lifetime as of end of the period divided by (y) the number of Paid Subscribers as of the end of the period.
Cumulative ultra high-value conversion rate: MarketWise’s cumulative ultra high-value conversion rate reflects the rate at which a high-value Paid Subscriber that has purchased more than $600 of MarketWise’s products over their lifetime converts into a subscriber that has purchased more than $5,000. MarketWise calculates cumulative ultra-high value conversion rate as (x) the number of Paid Subscribers who have purchased more than $5,000 in aggregate over their lifetime as of end of the period divided by (y) the number of high-value Paid Subscribers as of end of the period. MarketWise believes its cumulative ultra high-conversion rate reflects its ability to successfully build lifetime relationships with MarketWise’s subscribers, often across multiple products and brands. Investors should consider cumulative ultra high-value value conversion rate as a factor in evaluating MarketWise’s ability to retain and expand its relationship with subscribers by converting them to ultra-high value subscriptions or products over time.
LTV/CAC ratio: MarketWise calculates LTV/CAC ratio as LTV divided by CAC. MarketWise uses LTV/CAC ratio because it is a standard metric for subscription-based businesses, and MarketWise believes that an LTV/CAC

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ratio above 3x is considered to be indicative of strong profitability and marketing efficiency. MarketWise believes that an increasing LTV per subscriber reflects its existing subscribers recognizing its value proposition, which will expand their relationship with MarketWise across its platform over time, either through a combination of additional product purchases or by joining its lifetime offerings. Investors should consider this metric when evaluating MarketWise’s ability to achieve a return on its marketing investment. Lifetime value (“LTV”) represents the average margin on average customer lifetime billings (that is, the estimated cumulative spend across a customer’s lifetime). Customer acquisition cost (“CAC”) is defined as direct marketing spend, plus external revenue share expense, plus retention and renewal expenses, plus copywriting and marketing salaries, plus telesales salaries and commissions, plus customer service commissions.
Net revenue retention: Net revenue retention is defined as Billings from all prior period cohorts in the current period, divided by all Billings from the prior period. MarketWise believes that a high net revenue retention rate is a measure of customer retention and an indicator of the engagement of its subscribers with its products. Investors should consider net revenue retention as an ongoing measure when evaluating MarketWise’s ability to convert customers to higher-value subscriptions or products over time.
Key Business Metrics and Non-GAAP Financial Measures
Key Business Metrics
MarketWise reviews the following key business metrics to measure its performance, identify trends, formulate financial projections, and make strategic decisions. MarketWise is not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Free Subscribers	10,870,171	5,900,065	9,529,622	5,027,461	2,741,033
Paid Subscribers	1,001,432	566,917	856,826	526,018	552,964
ARPU	$825	$710	$759	$599	$478
Billings (in millions)	$255.3	$117.5	$548.8	$310.1	$280.5
Free Subscribers. Free Subscribers are defined as unique subscribers who have subscribed to one of MarketWise’s many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions. Free subscriptions are often daily publications that include some commentary about the stock market, investing ideas, or other specialized topics. Included within MarketWise’s free publications are advertisements and editorial support for its current marketing campaigns. While subscribed to MarketWise’s free publications, Free Subscribers learn about its editors and analysts, get to know its products and services, and learn more about ways MarketWise can help them be a better investor.
Free Subscribers increased by 1.3 million to 10.9 million as of March 31, 2021 as compared to 9.5 million as of December 31, 2020. This growth was driven by MarketWise’s continued lead generation efforts and the expansion of MarketWise’s product set.
Free Subscribers increased by 5.0 million from March 31, 2020 to March 31, 2021, as MarketWise’s significant lead-generation efforts that began in earnest during late 2018 and intensified during 2019 with the expansion across multiple brands continued into the first quarter of 2021. This continues a strong growth trend from 2020 during which MarketWise rapidly grew its Free Subscribers by 4.5 million from December 31, 2019 to December 31, 2020. The focus on lead generation efforts that began in 2018 led to an increase of 2.3 million Free Subscribers from December 31, 2018 to December 31, 2019.
Paid Subscribers. MarketWise defines Paid Subscribers as the total number of unique subscribers with at least one paid subscription at the end of the period. MarketWise views the number of Paid Subscribers at the end of a given period as a key indicator of the attractiveness of its products and services, as well as the efficacy of its marketing in converting Free Subscribers to Paid Subscribers and generating direct-to-paid Paid Subscribers.

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MarketWise grows its Paid Subscriber base through performance marketing directly to prospective and existing subscribers across a variety of media, channels, and platforms.
Paid Subscribers increased by 145 thousand to 1.0 million as of March 31, 2021 as compared to 857 thousand as of December 31, 2020. This growth was driven by a combination of effective direct-to-paid conversions and continued strong free-to-paid conversions.
Paid Subscribers increased by 435 thousand from March 31, 2020 to March 31, 2021. We continue to add new Paid Subscribers as successful marketing efforts and rich content drove free-to-paid conversions, as well as direct-to-paid acquisitions, which also drove our increase in Paid Subscribers of 331 thousand from December 31, 2019 to December 31, 2020. Paid Subscribers decreased by 27 thousand from December 31, 2018 to December 31, 2019 as many campaigns that year focused on monetizing existing customers. MarketWise’s net revenue retention rate was 110%, 83%, and 85% in 2020, 2019, and 2018, respectively. Supporting MarketWise’s significant net revenue retention rate is the fact that those subscribers that do churn tend to be the lowest-engaged, lowest-ARPU subscribers. The ARPU of churned subscribers during 2020, 2019, and 2018 was $56, $82, and $58, respectively, as compared to MarketWise’s overall ARPU for those years of $759, $599, and $478, respectively.
Average Revenue Per User. MarketWise defines ARPU as average revenue per user, calculated as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period. MarketWise believes ARPU is a key indicator of how successful it is in converting subscribers to higher-value content. MarketWise believes that increasing ARPU is indicative of the trust it builds with its subscribers and of the value they see in MarketWise’s products and services.
ARPU increased by $67, or 9%, to $825 as of March 31, 2021 as compared to $759 as of December 31, 2020. This growth was driven by strong ongoing high-value conversions as indicated by customers buying additional higher value content at higher price points.
ARPU increased by $115, or 16.3% during the first quarter of 2021 as compared to the first quarter of 2020. High value conversions over the trailing twelve months drove ARPU higher even as new subscriber acquisition reached unprecedented levels. ARPU increased by $160, or 26.8%, during 2020 as compared to 2019. MarketWise’s ARPU increased by $120, or 25.1%, in 2019 as compared to 2018. For each of these periods, MarketWise believes the growth was attributable to the quality of its content and more effective sales and marketing efforts with a greater focus on expanding sales to existing subscribers and converting its subscribers to higher-value content at more expensive price points, including bundled subscriptions and lifetime subscriptions. These subscriptions have compelling economics that allow MarketWise to quickly recoup its initial marketing spend made to acquire these subscribers. Specifically, MarketWise’s payback period was estimated at 0.7 years for 2020, and was 0.8 and 0.9 years for 2019 and 2018, respectively. MarketWise has experienced a stable payback period in the range of 0.7 to 0.9 years reliably over the past many years, despite the increases in customer acquisition costs that the digital subscription industry has experienced in recent years, as MarketWise has largely been able to pass on those increased costs to MarketWise’s Paid Subscribers, who benefit from and are more willing to pay a premium for more valuable content. The payback period decreased further in 2020 as a result of expanded conversion rates and, to a far lesser degree, decreasing costs for media spend as demand dropped as a result of the pandemic. MarketWise expects the costs for media spend to revert back to higher rates as MarketWise moves further into 2021.
Billings. Billings represents amounts invoiced to customers. Management measures and monitors its Billings because it provides insight into trends in cash generation from its marketing campaigns. MarketWise generally bills its subscribers at the time of sale and receives full cash payment up front, and defers and recognizes a portion of the related revenue ratably over time for term and lifetime subscriptions. For certain subscriptions, MarketWise may invoice its Paid Subscribers at the beginning of the term, in annual or monthly installments, and, from time to time, in multi-year installments. Only amounts invoiced to a Paid Subscriber in a given period are included in Billings. While MarketWise believes that Billings provides valuable insight into the cash that will be generated from sales of MarketWise’s subscriptions, this metric may vary from period to period for a number of reasons and, therefore, Billings has a number of limitations as a quarter-over-quarter or year-over-year comparative measure. These reasons include, but are not limited to, the following: (i) a variety of contractual terms could result in some periods having a higher proportion of annual or lifetime subscriptions than other periods; (ii) fluctuations in payment terms may

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affect the Billings recognized in a particular period; and (iii) the timing of large campaigns may vary significantly from period to period.
Billings increased $137.8 million in the first quarter of 2021 as compared to the first quarter of 2020. This 117.4% increase can be attributed to continued high value conversion rates along with outstanding new subscriber acquisition. Billings increased by $238.8 million, to $548.8 million in 2020, as compared to 2019. The increase was primarily driven by strong lifetime and high-value subscription sales, combined with strong new Paid Subscriber performance, as MarketWise continued to focus significant marketing efforts on adding new Paid Subscribers, as well as converting Paid Subscriber to high-value subscriptions. Billings increased by $29.5 million, to $310.1 million in 2019, as compared to 2018, driven primarily by strong lifetime and high-value subscription sales, as MarketWise focused significant marketing efforts on high-value subscriptions.
Non-GAAP Financial Measures
In addition to MarketWise’s results determined in accordance with GAAP, MarketWise believes that the below non-GAAP financial measures are useful in evaluating its operating performance. MarketWise uses the below non-GAAP financial measures, collectively, to evaluate its ongoing operations and for internal planning and forecasting purposes. MarketWise believes that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(In millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Adjusted CFFO	$98.0	$25.9	$134.3	$69.0	$93.6
Adjusted CFFO Margin	38.4%	22.1%	24.5%	22.3%	33.4%
Adjusted CFFO / Adjusted CFFO Margin
In addition to MarketWise’s results determined in accordance with GAAP, MarketWise discloses the non-GAAP financial measure Adjusted CFFO. MarketWise defines Adjusted CFFO as cash flow from operations plus profits distributions that were recorded as stock-based compensation expense from the Class B Units, plus or minus any non-recurring items. Profits distributions to Class B unitholders included amounts attributable to the Class B unitholders’ potential tax liability with respect to the Class B Units (i.e., there was no tax withholding, and the full amount of allocable profit was distributed, subject to the terms of the Existing LLC Agreement). MarketWise defines Adjusted CFFO Margin as Adjusted CFFO as a percentage of Billings.
MarketWise believes that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about ongoing operating performance, to facilitate comparison of MarketWise’s results to those of peer companies over multiple periods, and for internal planning and forecasting purposes.
MarketWise has presented Adjusted CFFO because MarketWise believes it provides investors with greater comparability of MarketWise’s operating performance without the effects of stock-based compensation expense related to holders of Class B Units that are not expected to continue following the consummation of the Transactions, in which all Class B Units will be converted into Common Units. Following the consummation of the Transactions, we will make certain tax distributions to the MarketWise Members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then prevailing individual income tax rates. These distributions will not be recorded on MarketWise PubCo’s income statement, and

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will be reflected on MarketWise PubCo’s cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to MarketWise for use in the business.
Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of other GAAP financial measures, such as cash flow from operations or operating cash flow margin. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in MarketWise’s industry.
MarketWise expects Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as MarketWise invests in its business to execute its growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted CFFO for each of the periods presented:

(In millions)	Three Months Ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by operating activities	$92.3	$(6.4)	$55.9	$54.2	$76.5
Profits distributions to Class B unitholders included in stock-based compensation expense	5.7	32.3	78.4	14.8	17.1
Adjusted CFFO	$98.0	$25.9	$134.3	$69.0	$93.6
The following table provides the calculation of net cash provided by operating activities margin as a percentage of net revenue, the most directly comparable financial measure in accordance with GAAP, and Adjusted CFFO Margin for each of the periods presented:

(In millions)	Three Months Ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by operating activities	92.3	(6.4)	55.9	54.2	76.5
Net revenue	119.7	76.4	364.2	272.2	238.4
Net cash provided by operating activities margin	77.1%	(8.4)%	15.3%	19.9%	32.1%

Adjusted CFFO	98.0	25.9	134.3	69.0	93.6
Billings	255.3	117.5	548.8	310.1	280.5
Adjusted CFFO Margin	38.4%	22.1%	24.5%	22.3%	33.4%
The Effect of the COVID-19 Pandemic
COVID-19 was declared a pandemic by the World Health Organization and has spread across the globe, impacting worldwide activity and financial markets. COVID-19 has had a significant impact on the global supply chain, financial markets, trading activities, and consumer behavior, and the expected duration of these impacts remain uncertain.
MarketWise has continued to operate its business without much disruption during the pandemic, and MarketWise required its employees to work remotely in response to stay-at-home orders imposed by the U.S. and local governments in March 2020. While COVID-19 has impacted the sales and profitability of many companies’ business over this period, it has not negatively impacted MarketWise’s net revenues so far, and its business has continued to perform well.

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Registration No. 333-254720
While it is not possible at this time to estimate the impact, if any, that COVID-19 will have on MarketWise’s business longer term, the continued spread of COVID-19 and the measures taken by governments, businesses, and other organizations in response to COVID-19 could adversely impact MarketWise’s business, financial condition, and MarketWise’s results of operations. For more information, see the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus.
Components of MarketWise’s Results of Operations
Net Revenue
MarketWise generates net revenue primarily from services provided in delivering term and lifetime subscription-based financial research, publications, and SaaS offerings to individual subscribers through MarketWise’s online platforms, advertising arrangements, print products, events, and revenue share agreements.
Net revenue is recognized ratably over the duration of the subscriptions, in an amount that reflects the consideration MarketWise expects to be entitled to in exchange for those services. In addition to term subscriptions, MarketWise offers lifetime subscriptions where it receives a large upfront payment when the subscriber enters into the contract, and for which MarketWise will receive a lower annual maintenance fee thereafter. Subscribers are typically billed in advance of the subscriptions. Much of MarketWise’s net revenue is generated from subscriptions entered into during previous periods. Consequently, any decreases in new subscriptions or renewals in any one period may not be immediately reflected as a decrease in net revenue for that period, but could negatively affect MarketWise’s net revenue in future quarters. This also makes it difficult for MarketWise to rapidly increase its net revenue through the sale of additional subscriptions in any period, as net revenue is recognized over the term of the subscription agreement. MarketWise expects subscription net revenue to continue to increase as MarketWise has experienced sales growth in lifetime and multi-year contracts in recent periods.
MarketWise earns net revenue from the sale of advertising placements on its websites and from the sale of print products and events. MarketWise also recognizes net revenue through revenue share agreements where MarketWise earns a commission for successful sales by other parties generated through the use of its customer list. MarketWise expects advertising and other net revenue to increase in absolute dollars as its business grows.
Net revenue earned in 2018 through the first quarter of 2021 was almost 100% organic. Net revenue from acquisitions was less than 1% of net revenue earned in 2018 through the first quarter of 2021, and the remainder was attributable to brands developed internally since 2018 and businesses acquired or developed prior to 2018. In the future, MarketWise expects to continue to grow revenue organically, as well as through acquisitions, joint ventures, and other strategic transactions.
Employee Compensation Costs
Employee compensation costs, or payroll and payroll-related costs, include salaries, bonuses, benefits, and stock-based compensation for employees classified within cost of revenue, sales and marketing, and general and administrative, and also includes sales commissions for sales and marketing employees.
Stock-based compensation expense is related to the Class B Units. The Class B Units are classified as liabilities as opposed to equity and remeasured to fair value at the end of each reporting period until settlement into equity, with the change in value being charged to stock-based compensation expense. Because the Class B Units are classified as liabilities on MarketWise, LLC’s consolidated balance sheet, all profits distributions made to the holders of the Class B Units are considered to be stock-based compensation expenses. MarketWise recognized total stock-based compensation expenses of $601.1 million and $20.5 million for the three months ended March 31, 2021 and 2020, respectively, and $553.6 million, $20.4 million, and $28.2 million for the years ended December 31, 2020, 2019, and 2018, respectively.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The amount of stock-based compensation expense included within each of the respective line items in the consolidated statement of operations is as follows:

(In millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Cost of revenue	$114.3	$3.2	$102.7	$5.0	$21.9
Sales and marketing	14.1	1.2	10.6	—	6.3
General and administrative	472.7	16.1	440.3	15.4	—
Total stock based-compensation expense	$601.1	$20.5	$553.6	$20.4	$28.2
Total stock-based compensation expenses include profits distributions to holders of Class B Units of $5.7 million and $32.3 million for the three months ended March 31, 2021 and 2020, respectively, and $78.4 million, $14.8 million, and $17.1 million for the years ended December 31, 2020, 2019, and 2018, respectively.
As a result of the Transactions, in which all Class B Units will be converted into Common Units, MarketWise does not expect to continue recognizing stock-based compensation expenses related to the Class B Units for periods after the consummation of the Transactions. While going forward MarketWise does not expect to incur the levels of stock-based compensation expense it has historically as a result the liability-award classification of the Class B Units, MarketWise does expect to incur stock-based compensation expense in the ordinary course.
Cost of Revenue
Cost of revenue consists primarily of payroll and payroll-related costs associated with producing and publishing MarketWise’s content, hosting fees, customer service, credit card processing fees, product costs, and allocated overhead. Cost of revenue is exclusive of depreciation and amortization, which is shown as a separate line item.
Within cost of revenue are stock-based compensation expenses related to the Class B Units of $114.3 million and $3.2 million for the three months ended March 31, 2021 and 2020, respectively, and $102.7 million, $5.0 million, and $21.9 million for the years ended December 31, 2020, 2019, and 2018, respectively. These amounts include profits distributions to holders of Class B Units of $1.1 million, $6.1 million, $14.7 million, $2.9 million, and $13.6 million, respectively.
MarketWise expects cost of revenue to increase as its business grows, including as a result of new acquisitions, joint ventures, and other strategic transactions. However, the level and timing of MarketWise’s variable compensation may not match the pattern of how net revenue is recognized over the subscription term. Therefore, MarketWise expects that its cost of revenue will fluctuate as a percentage of its net revenue in the future.
Sales and Marketing
Sales and marketing expenses consist primarily of payroll and related costs, amortization of deferred contract acquisition costs, agency costs, advertising campaigns, and branding initiatives. Sales and marketing expenses are exclusive of depreciation and amortization shown as a separate line item.
Within sales and marketing expenses are stock-based compensation expenses related to the Class B Units of $14.1 million and $1.2 million for the three months ended March 31, 2021 and 2020, respectively, and $10.6 million, $0.0 million, and $6.3 million for the years ended December 31, 2020, 2019, and 2018, respectively. These amounts include profits distributions to holders of Class B Units of $0.3 million, $0.0 million, $2.8 million, $0.0 million, and $3.5 million, respectively.
MarketWise expects that its sales and marketing expense will increase in absolute dollars and continue to be its largest operating expense for the foreseeable future as MarketWise expands its sales and marketing efforts. However, because MarketWise incurs sales and marketing expenses up front when it launches campaigns to drive sales, while MarketWise recognizes net revenue ratably over the underlying subscription term, it expects that its sales and marketing expense will fluctuate as a percentage of its net revenue over the long term. Sales and marketing

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
expenses may fluctuate further as a result of acquisitions, joint ventures, or other strategic transactions we undertake in the future.
Research and Development
Research and development expenses consist primarily of payroll and related costs, technical services, software expenses, and hosting expenses. Research and development expenses are exclusive of depreciation and amortization shown as a separate line item.
MarketWise expects that its research and development expense will increase in absolute dollars as its business grows, including as a result of new acquisitions, joint ventures, and other strategic transactions, particularly as it incurs additional costs related to continued investments in its platform.
General and Administrative
General and administrative expenses consist primarily of payroll and related costs associated with MarketWise’s finance, legal, information technology, human resources, executive, and administrative personnel, legal fees, corporate insurance, office expenses, professional fees, and travel and entertainment costs.
Within general and administrative expenses are stock-based compensation expenses related to the Class B Units of $472.7 million and $16.1 million for the three months ended March 31, 2021 and 2020, respectively, and $440.3 million, $15.4 million, and $0.0 million for the years ended December 31, 2020, 2019, and 2018, respectively. These amounts includes profit distributions to holders of Class B Units of $4.3 million, $26.3 million, $60.8 million, $11.9 million, and $0.0 million, respectively.
Following the completion of the Transactions, MarketWise expects to incur additional general and administrative expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. General and administrative expenses may fluctuate further as a result of acquisitions, joint ventures, or other strategic transactions we undertake in the future.
Depreciation and Amortization
Depreciation and amortization expenses consist of amortization of trade names, customer relationship intangibles, and software development costs, as well as depreciation on other property and equipment such as leasehold improvements, furniture and fixtures, and computer equipment. MarketWise expects depreciation and amortization expenses to increase on an absolute dollar basis as its business grows, including as a result of new acquisitions, joint ventures, and other strategic transactions, but to remain generally consistent as a percentage of total net revenue.
Related Party Expense
Related party expenses primarily consist of expenses for certain corporate functions performed by MarketWise’s related-party owner for certain historic periods, as well as revenue share expenses. MarketWise has built its own corporate infrastructure and does not expect non-revenue share expenses from its related-party owner in the future.
Other Income, Net
Other income, net primarily consists of the net gains on MarketWise’s embedded derivative instruments and on sales of cryptocurrencies.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Interest Income, Net
Interest income, net primarily consists of interest income from MarketWise’s money market accounts, as well as interest expense on outstanding borrowings under the Credit Facility (as defined below) with MarketWise’s related-party owner. See “—Liquidity and Capital Resources—Credit Facility.”
Results of Operations
The following table sets forth MarketWise’s results of operations for the periods presented:

(In millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net revenue	$119.3	$75.8	$360.8	$265.4	$232.9
Related party revenue	0.4	0.5	3.4	6.8	5.6
Total net revenue	119.7	76.4	364.2	272.2	238.4
Operating expenses:
Cost of revenue(1)(2)	132.8	14.7	154.6	42.6	57.6
Sales and marketing(1)(2)	91.8	40.3	214.3	106.1	97.3
General and administrative(1)(2)	507.4	36.5	526.6	91.7	58.2
Research and development(1)(2)	1.8	1.0	4.8	3.7	2.3
Depreciation and amortization	0.8	0.6	2.6	2.3	2.5
Related party expense	—	—	0.1	0.3	2.1
Total operating expenses	734.6	93.2	902.9	246.7	220.1
(Loss) income from operations	(614.9)	(16.8)	(538.7)	25.6	18.3
Other (expense) income, net	(0.2)	0.2	(2.9)	0.9	0.3
Interest income, net	—	0.1	0.5	1.6	0.1
Net (loss) income	(615.1)	(16.5)	(541.1)	28.0	18.7
Net (loss) income attributable to non-controlling interests	(0.6)	—	(2.7)	—	0.1
Net (loss) income attributable to MarketWise	$(614.5)	$(16.5)	$(538.4)	$28.0	$18.6
__________________
(1)Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

(In millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Vested Class B Units and change in fair value of Class B liability awards	$595.4	$(11.8)	$475.2	$5.6	$11.1
Profits distributions to holders of Class B Units	5.7	32.3	78.4	14.8	17.1
Total stock-based compensation expense	$601.1	$20.5	$553.6	$20.4	$28.2
(2)Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
The following table sets forth MarketWise’s consolidated statements of operations data expressed as a percentage of net revenue for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Cost of revenue(1)	110.9%	19.2%	42.5%	15.6%	24.2%
Sales and marketing(1)	76.7%	52.8%	58.8%	39.0%	40.8%
General and administrative(1)	423.9%	47.7%	144.6%	33.7%	24.4%
Research and development(1)	1.5%	1.3%	1.3%	1.3%	1.0%
Depreciation and amortization	0.6%	0.8%	0.7%	0.9%	1.1%
Related party expense	—%	0.1%	—%	0.1%	0.9%
Total operating expenses	613.6%	122.0%	247.9%	90.6%	92.3%
(Loss) income from operations	(513.6)%	(22.0)%	(147.9)%	9.4%	7.7%
Other income, net	(0.2)%	0.3%	(0.8)%	0.3%	0.1%
Interest income, net	0.0%	0.1%	0.1%	0.6%	0.0%
Net (loss) income	(513.8)%	(21.6)%	(148.6)%	10.3%	7.8%
Net (loss) income attributable to non-controlling interests	(0.5)%	0.1%	(0.7)%	—%	—%
Net (loss) income attributable to MarketWise	(513.3)%	(21.6)%	(147.8)%	10.3%	7.8%

__________________
(1)Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item.
Comparison of Three Months Ended March 31, 2021 and Three Months Ended March 31, 2020
Net Revenue

(In millions)	Three Months Ended March 31,		$ Change	% Change
	2021	2020
Net revenue	$119.7	$76.4	$43.3	56.7%
Net revenue increased by $43.3 million, from $76.4 million for the three months ended March 31, 2020 to $119.7 million for the three months ended March 31, 2021. The increase in net revenue was primarily driven by a $31.2 million increase in term subscription revenue and a $11.1 million increase in lifetime subscription revenue, and a $1.0 million increase in non-subscription revenue.
Term subscription revenue increased as a result of a significant increase in marketing efforts, along with free-to-paid conversion rate improvement during the first quarter of 2021. Lifetime subscription revenue, which is initially deferred and recognized over a five-year period, increased as a result of higher volume of lifetime subscriptions in prior years, which continued to benefit MarketWise in the first quarter of 2021.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
Operating Expenses

(In millions)	Three Months Ended March 31,		$ Change	% Change
	2021	2020
Operating expenses:
Cost of revenue	$132.8	$14.7	$118.1	803.4%
Sales and marketing	91.8	40.3	51.5	127.8%
General and administrative	507.4	36.5	470.9	1290.1%
Research and development	1.8	1.0	0.8	80.0%
Depreciation and amortization	0.8	0.6	0.2	33.3%
Related party expenses	—	—	—	—%
Total operating expenses	$734.6	$93.2	$641.4	688.2%
Cost of Revenue
Cost of revenue increased by $118.1 million, from $14.7 million for the three months ended March 31, 2020 to $132.8 million for the three months ended March 31, 2021, primarily driven by an increase of $111.2 million in stock-based compensation expense related to holders of Class B Units, $3.2 million in credit card fees due to higher sales volume, an increase of $1.1 million in payroll and payroll-related costs due to higher headcount, and an increase of $1.2 million in freelance editorial expense primarily related to supporting sales growth.
Approximately $105.9 million of the increase in stock-based compensation expense was due to the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent with ADAC during December 2020. The remaining increase in stock-based compensation expense was due to the vesting of additional Class B Units of $10.2 million, partially offset by lower Class B Unit distributions of $5.0 million.
Sales and Marketing
Sales and marketing expense increased by $51.5 million, from $40.3 million for the three months ended March 31, 2020 to $91.8 million for the three months ended March 31, 2021, primarily driven by a $28.9 million increase in direct marketing and lead-generation expenses, an $8.9 million increase in amortization of deferred contract acquisition costs, a $12.9 million increase in stock-based compensation expense related to holders of Class B Units, a $3.5 million increase in incentive compensation, and a $1.6 million increase in payroll and payroll-related costs due to higher headcount.
Approximately $7.4 million of the increase in stock-based compensation expense was due to the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent with ADAC during December 2020. The remaining increase in stock-based compensation expense was due to higher Class B Unit distributions of $0.3 million, and the vesting of additional Class B Units of $5.1 million.
General and Administrative
General and administrative expense increased by $470.9 million, from $36.5 million for the three months ended March 31, 2020 to $507.4 million for the three months ended March 31, 2021, primarily driven by an increase of $456.5 million in stock-based compensation expense related to holders of Class B Units, a $5.0 million increase in accounting, legal, and consulting fees related to public company readiness efforts, an increase of $2.2 million in payroll and payroll-related costs due to increased headcount to support operations, a $1.1 million increase in cloud computing and software fees due to increases in transaction volumes, and a $5.4 million increase in incentive compensation and profit interest expenses, partially offset by a $0.6 million decrease in travel and entertainment expenses primarily attributable to COVID-19 restrictions.
Approximately $460.9 million of the increase in stock-based compensation expense was due to the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
with ADAC during December 2020. The remaining increase in stock-based compensation expense was due to the vesting of additional Class B Units of $17.6 million, partially offset by lower Class B Unit distributions of $22.0 million.
Adjusted CFFO

(In millions)	Three Months Ended March 31,		$ Change	% Change
	2021	2020
Adjusted CFFO	$98.0	$25.9	$72.1	278.4%
Adjusted CFFO increased by $72.1 million, from $25.9 million for the three months ended March 31, 2020 to $98.0 million for the three months ended March 31, 2021, primarily driven by an increase of $137.8 million in Billings at an Adjusted CFFO Margin of 38.4%.

Comparison of Year Ended December 31, 2020 and Year Ended December 31, 2019
Net Revenue

(In millions)	Year Ended December 31,		$ Change	% Change
	2020	2019
Net revenue	$364.2	$272.2	$92.0	33.8%
Net revenue increased by $92.0 million, from $272.2 million for the year ended December 31, 2019 to $364.2 million for the year ended December 31, 2020. The increase in net revenue was primarily driven by a $59.7 million increase in term subscription revenue and a $35.9 million increase in lifetime subscription revenue, partially offset by a $3.7 million decrease in non-subscription revenue.
Term subscription revenue increased as a result of a significant increase in marketing efforts, along with free-to-paid conversion rate improvement during 2020. Lifetime subscription revenue, which is initially deferred and recognized over a five-year period, increased as a result of higher volume of lifetime subscriptions in prior years, which continued to benefit MarketWise in 2020, along with high-value conversion rate improvement during 2020 as compared to 2019.
Operating Expenses

(In millions)	Year Ended December 31,		$ Change	% Change
	2020	2019
Operating expenses:
Cost of revenue	$154.6	$42.6	$112.0	262.9%
Sales and marketing	214.3	106.1	108.2	102.0%
General and administrative	526.6	91.7	434.9	474.3%
Research and development	4.8	3.7	1.1	29.7%
Depreciation and amortization	2.6	2.3	0.3	13.0%
Related party expenses	0.1	0.3	(0.2)	(66.7)%
Total operating expenses	$902.9	$246.7	$656.2	266.0%
Cost of Revenue
Cost of revenue increased by $112.0 million, from $42.6 million for the year ended December 31, 2019 to $154.6 million for the year ended December 31, 2020, primarily driven by an increase of $97.7 million in stock-

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
based compensation expense related to holders of Class B Units, $5.9 million in credit card fees due to higher sales volume, an increase of $3.9 million in payroll and payroll-related costs due to higher headcount, and an increase of $2.5 million in freelance editorial expense primarily related to certain new brands launched during 2019 and 2020.
Approximately $97.0 million of the increase in stock-based compensation expense was due to the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent with ADAC during December 2020. The remaining increase in stock-based compensation expense was due to higher Class B Unit distributions of $11.8 million, partially offset by a $1.5 million decrease attributable to less vesting of Class B Units.
Sales and Marketing
Sales and marketing expense increased by $108.2 million, from $106.1 million for the year ended December 31, 2019 to $214.3 million for the year ended December 31, 2020, primarily driven by an $82.0 million increase in direct marketing and lead-generation expenses, a $12.0 million increase in amortization of deferred contract acquisition costs, an increase of $10.6 million in stock-based compensation expense related to holders of Class B Units, and an increase of $3.8 million in payroll and payroll-related costs due to higher headcount.
Approximately $6.5 million of the increase in stock-based compensation expense was due to the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent with ADAC during December 2020. The remaining increase in stock-based compensation expense was due to higher Class B Unit distributions of $2.8 million, and the vesting of additional Class B Units of $1.2 million.
General and Administrative
General and administrative expense increased by $434.9 million, from $91.7 million for the year ended December 31, 2019 to $526.6 million for the year ended December 31, 2020, primarily driven by an increase of $424.9 million in stock-based compensation expense related to holders of Class B Units, a $4.0 million increase in accounting, legal, and consulting fees related to public company readiness efforts, an increase of $3.8 million in payroll and payroll-related costs due to increased headcount to support operations, a $3.6 million increase in cloud computing and software fees due to increases in transaction volumes, and a $1.6 million increase in incentive compensation and profit interest expenses, partially offset by a $2.4 million decrease in travel and entertainment expenses primarily attributable to COVID-19 restrictions, and a $1.0 million decrease in sales and value-added taxes.
Approximately $365.5 million of the increase in stock-based compensation expense was due to the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent with ADAC during December 2020. The remaining increase in stock-based compensation expense was due to higher Class B Unit distributions of $48.9 million and the vesting of additional Class B Units of $10.5 million.
Adjusted CFFO

(In millions)	Year Ended December 31,		$ Change	% Change
	2020	2019
Adjusted CFFO	$134.3	$69.0	$65.3	94.6%
Adjusted CFFO increased by $65.3 million, from $69.0 million for the year ended December 31, 2019 to $134.3 million for the year ended December 31, 2020, primarily driven by an increase of $238.8 million in Billings at an Adjusted CFFO Margin of 24.5%.

Filed Pursuant to Rule 424(b)(3)
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Comparison of Year Ended December 31, 2019 and Year Ended December 31, 2018
Net Revenue

(In millions)	Year Ended December 31,		$ Change	% Change
	2019	2018
Net revenue	$272.2	$238.4	$33.8	14.2%
Net revenue increased by $33.8 million, from $238.4 million for the year ended December 31, 2018 to $272.2 million for the year ended December 31, 2019. The increase in net revenue was primarily driven by a $27.4 million increase in lifetime subscription revenue, along with a $3.6 million increase in term subscription revenue and a $2.8 million increase in non-subscription revenue.
Lifetime subscription revenue, which is initially deferred and recognized over a five-year period, increased as a result of higher volume of lifetime subscriptions in prior years, which continued to benefit MarketWise in 2019, along with high-value conversion rate improvement during 2019 as compared to 2018.
Operating Expenses

(In millions)	Year Ended December 31,		$ Change	% Change
	2019	2018
Operating expenses:
Cost of revenue	$42.6	$57.6	$(15.0)	(26.0)%
Sales and marketing	106.1	97.3	8.8	9.0%
General and administrative	91.7	58.2	33.5	57.6%
Research and development	3.7	2.3	1.4	60.9%
Depreciation and amortization	2.3	2.5	(0.2)	(8.0)%
Related party expenses	0.3	2.1	(1.8)	(85.7)%
Total operating expenses	$246.7	$220.0	$26.7	12.1%
Cost of Revenue
Cost of revenue decreased by $15.0 million, from $57.6 million for the year ended December 31, 2018 to $42.6 million for the year ended December 31, 2019, primarily driven by a $16.9 million decrease in stock-based compensation expense related to Class B Units held by certain employees who moved from editorial roles to administrative roles during 2019 and a $2.9 million decrease in stock-based compensation expense related to holders of Class B Units in editorial roles in both periods, partially offset by an increase of $1.4 million in outside labor costs due to higher revenue and an increase of $0.9 million in credit card fees due to higher sales volume.
Sales and Marketing
Sales and marketing expense increased by $8.8 million, from $97.3 million for the year ended December 31, 2018 to $106.1 million for the year ended December 31, 2019, primarily driven by a $7.9 million increase in direct marketing and lead-generation expenses, a $5.8 million increase in amortization of deferred contract acquisition costs, and an increase of $1.1 million in payroll and payroll-related costs due to higher headcount, partially offset by a $6.3 million decrease in stock-based compensation expense related to Class B Units held by certain employees who moved from sales and marketing roles to administrative roles during 2019.
General and Administrative
General and administrative expense increased by $33.5 million, from $58.2 million for the year ended December 31, 2018 to $91.7 million for the year ended December 31, 2019, primarily driven by an increase of $15.4 million in stock-based compensation expense related to Class B Units held by certain employees, an increase

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254720
of $6.7 million in bonuses and profit interest expenses, an increase of $3.7 million in reserve for sales and value-added taxes, and an increase of $3.2 million in payroll and payroll-related costs due to increased headcount to support operations. Of the $15.4 million increase in stock-based compensation expense related to holders of Class B Units, approximately $12.0 million was attributable to the employees who moved from editorial and sales and marketing roles to administrative roles during 2019, whose expense was $7.9 million lower than during 2018, and $3.0 million of the increase was due to Class B Unit grants to additional employees.
Related Party Expense
Related party expense decreased by $1.8 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to reduced corporate cost allocations from MarketWise’s related-party owner, as MarketWise continued to build out its corporate infrastructure.
Adjusted CFFO

(In millions)	Year Ended December 31,		$ Change	% Change
	2019	2018
Adjusted CFFO	$69.0	$93.6	$(24.6)	(26.3)%
Adjusted CFFO decreased by $24.6 million, from $93.6 million for the year ended December 31, 2018 to $69.0 million for the year ended December 31, 2019, primarily driven by $17.9 million net reduction in cash from net related party receivables and payables due to greater emphasis during 2019 on settling outstanding related party payables in a more timely fashion.

Selected Quarterly Financial and Other Information
The following table presents the unaudited selected quarterly financial and other information of MarketWise for the periods and as of the dates indicated. The unaudited selected quarterly financial data have been prepared on the same basis as the audited consolidated financial statements of MarketWise included elsewhere in this proxy statement/prospectus. In the opinion of MarketWise’s management, the unaudited selected quarterly financial information have included all adjustments, which include normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations for these periods. This information should be read in conjunction with the consolidated financial statements of MarketWise and the related notes included elsewhere in this proxy statement/prospectus. The results of historical periods are not necessarily indicative of the results in any future period and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year.

(In millions, except subscriber data)	As of and for the Three Months Ended March 31, 2021	As of and for the Three Months Ended				Year Ended December 31, 2020	As of and for the Three Months Ended				Year Ended December 31, 2019
		March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020		March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Net revenue	$119.7	$76.4	$82.8	$98.2	$106.8	$364.2	$61.4	$67.8	$72.3	$70.7	$272.2
Net income (loss) (1)	(615.1)	(16.5)	(81.0)	(68.3)	(375.3)	(541.1)	6.8	11.6	7.6	2.0	28.0
Billings	255.3	117.5	123.1	149.9	158.3	548.8	51.7	71.1	96.3	91.0	310.1

Net cash provided by operating activities	$92.3	$(6.4)	$31.6	$47.8	$(17.1)	$55.9	$(26.3)	$12.3	$45.2	$23.0	$54.2
Plus: Profits distributions to Class B unit holders included in stock-based compensation expense	5.7	32.3	5.8	7.2	33.1	78.4	6.2	1.0	7.3	0.3	14.8
Adjusted CFFO	$98.0	$25.9	$37.4	$55.0	$16.0	$134.3	$(20.1)	$13.3	$52.5	$23.3	$69.0

Free Subscribers	10,870,171	5,900,065	6,817,076	8,147,974	9,529,622	9,529,622	3,260,446	3,799,050	4,551,731	5,027,461	5,027,461
Paid Subscribers	1,001,432	566,917	683,593	785,539	856,826	856,826	521,797	511,168	512,921	526,018	526,018
Total Subscribers	11,871,603	6,466,982	7,500,669	8,933,513	10,386,448	10,386,448	3,782,243	4,310,218	5,064,652	5,553,479	5,553,479

(1) Included within net income (loss) are stock-based compensation expenses as follows:
Stock-based compensation expense	$601.1	$20.5	$78.6	$73.5	$381.0	$553.6	$3.4	$2.7	$8.9	$5.4	$20.4

Liquidity and Capital Resources
General
As of March 31, 2021, MarketWise’s principal sources of liquidity were cash, cash equivalents, and restricted cash of $185.2 million. Cash and cash equivalents comprise bank deposits, money market funds, and certificates of deposit. Restricted cash comprises reserves held with credit card processors for chargebacks and refunds. MarketWise has financed its operations primarily through cash received from operations, and MarketWise sources of liquidity have enabled it to make continued investments in supporting the growth of its business. MarketWise has also historically leveraged the Credit Facility to fund its acquisitions. Following the completion of the Transactions, MarketWise expects that its operating cash flows, in addition to cash on hand, will enable it to continue to make investments in the future. MarketWise expects its operating cash flows to further improve as it increases its operational efficiency and experience economies of scale.
MarketWise believes that its existing cash and cash equivalents and cash flow from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. MarketWise’s future capital requirements will depend on many factors, including its subscription growth rate, subscription renewal activity, including the timing and the amount of cash received from subscribers, the pace of expansion of sales and marketing activities, the timing and extent of spending to support development efforts, the introduction of new and enhanced products, and the level of costs to operate as a public company following the Transactions. MarketWise may, in the future, enter into arrangements to acquire or invest in complementary businesses, products, and technologies.
MarketWise may be required to seek additional equity or debt financing. In the event that MarketWise requires additional financing, it may not be able to raise such financing on terms acceptable to it or at all. If MarketWise is unable to raise additional capital or generate cash flows necessary to expand its operations and invest in continued innovation, it may not be able to compete successfully, which would harm MarketWise’s business, operations, and financial condition.
A substantial source of MarketWise’s cash is from its deferred revenue, which is included in the liabilities section of MarketWise, LLC’s consolidated balance sheets. Deferred revenue consists of the unearned portion of customer billings, which is recognized as net revenue in accordance with its revenue recognition policy. As of March 31, 2021, MarketWise had deferred revenue of $665.1 million, of which $321.3 million was recorded as a current liability and is expected to be recognized as net revenue over the next 12 months, provided all other revenue recognition criteria have been met.
As a result of the Transactions, MarketWise will incur public company expenses related to its operations, plus payment obligations under the Tax Receivable Agreement, which MarketWise expects to be significant. MarketWise PubCo intends to cause MarketWise, LLC to make distributions to MarketWise PubCo in an amount sufficient to allow MarketWise PubCo to pay its tax obligations and operating expenses, including distributions to fund any payments due under the Tax Receivable Agreement.
Furthermore, following consummation of the Transactions and to the extent MarketWise has taxable income, MarketWise, LLC will make distributions to the MarketWise Members in amounts sufficient for the MarketWise Members to pay taxes due on their share of MarketWise income at prevailing individual income tax rates. Such amounts will be reflected in MarketWise PubCo’s statement of cash flows as cash used in financing activities, and so will not decrease the amount of cash from operations or net income reflected in MarketWise PubCo’s financial statements. However, such distributions will decrease the amount of cash available to MarketWise for use in its business.
Tax Receivable Agreement
MarketWise PubCo intends, as MarketWise, LLC’s sole manager, to cause MarketWise, LLC to make cash distributions to MarketWise PubCo in an amount sufficient to cover MarketWise PubCo’s obligations under the Tax Receivable Agreement. However, MarketWise, LLC’s ability to make such distributions to MarketWise PubCo may be subject to various limitations and restrictions, such as restrictions on distributions under contracts or agreements to which MarketWise, LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering MarketWise, LLC insolvent. If MarketWise does not have sufficient cash to fund distributions to MarketWise PubCo in amounts sufficient to cover MarketWise PubCo’s obligations under the Tax Receivable Agreement, it may have to borrow funds, which could materially adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. To the extent that MarketWise PubCo is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. MarketWise PubCo’s failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder, unless t he applicable payment is not made because (i) MarketWise, LLC is prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of its indebtedness or (ii) MarketWise, LLC does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment. See “Transaction Agreement Proposal—Related Agreements—Tax Receivable Agreement” and “Transaction Agreement Proposal—Related Agreements—MarketWise Third A&R Operating Agreement.” Any payments made by MarketWise PubCo to the MarketWise Members under the Tax Receivable Agreement will not be available for reinvestment in the business and will generally reduce the amount of cash that might have otherwise been available to MarketWise PubCo and its subsidiaries.
The Tax Receivable Agreement provides that if (i) MarketWise PubCo materially breaches any of its material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur, or (iii) MarketWise PubCo elects an early termination of the Tax Receivable Agreement, then MarketWise PubCo’s future obligations, or its successor’s future obligations, under the Tax Receivable Agreement to make payments thereunder would accelerate and become due and payable, based on certain assumptions, including an assumption that MarketWise PubCo would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement, and an assumption that, as of the effective date of the acceleration, any MarketWise Member that has Common Units not yet exchanged shall be deemed to have exchanged such Common Units on such date, even if MarketWise PubCo does not receive the corresponding tax benefits until a later date when the Common Units are actually exchanged. As a result of the foregoing, MarketWise PubCo would be required to make an immediate cash payment equal to the estimated present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore, MarketWise PubCo could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual tax benefits it ultimately realizes. Based on the foregoing and assuming no material changes in the relevant tax law and that there is no change in the price of the MarketWise PubCo Class A common stock, if we were to elect to terminate the Tax Receivable Agreement one year after the closing of the Transactions, we estimate that we would be required to pay approximately $864 million in the aggregate under the Tax Receivable Agreement. In these situations, MarketWise PubCo’s obligations under the Tax Receivable Agreement could have a substantial negative impact on MarketWise PubCo’s liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. There can be no assurance that MarketWise, LLC will be able to fund or finance MarketWise PubCo’s obligations under the Tax Receivable Agreement.
Assuming no material changes in the relevant tax law and that MarketWise PubCo earns sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, the tax savings associated with the purchase of Common Units in connection with the Transactions, together with future redemptions or exchanges of all remaining Common Units not owned by MarketWise PubCo pursuant to the MarketWise Third A&R Operating Agreement as described above, are expected to aggregate to approximately $1,138 million over 20 years from the date of the Transactions assuming all future redemptions or exchanges would occur one year after the closing o f the Transactions and that there is no change in the price of the MarketWise PubCo Class A common stock since the Transactions. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, MarketWise PubCo would be required to pay approximately 85% of such amount, or approximately $965 million, over the 20-year period from the date of the Transactions.

Credit Facility
On December 31, 2013, MarketWise, LLC entered into a secured uncommitted credit agreement (the “Credit Facility”) with an affiliate of MarketWise, LLC’s related-party owner, secured by a first priority lien on all the assets of MarketWise. During the year ended December 31, 2020, MarketWise, LLC repaid all amounts outstanding under the Credit Facility. In February 2021, the Credit Facility was terminated.
Cash Flows
The following table presents a summary of MarketWise’s consolidated cash flows provided by (used in) operating, investing, and financing activities for the periods indicated:

(In millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by operating activities	$92.3	$(6.4)	$55.9	$54.2	$76.5
Net cash (used in) provided by investing activities	(7.8)	(9.3)	(9.6)	12.4	(16.5)
Net cash (used in) financing activities	(14.2)	(59.4)	(103.4)	(27.3)	(30.1)
Operating Activities
For the three months ended March 31, 2021, net cash provided by operating activities was $92.3 million, primarily due to net loss of $615.1 million adjusted for non-cash charges of $596.9 million and net changes in MarketWise’s operating assets and liabilities of $110.5 million. The non-cash adjustments primarily related to stock-based compensation expenses of $595.4 million, which was driven by the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent with ADAC during December 2020, and the granting and vesting of certain Class B Units. The changes in operating assets and liabilities were primarily driven by an increase in deferred revenue of $130.8 million due to MarketWise’s overall increase in sales, and an increase in accrued expenses of $29.6 million, partially offset by a net increase in deferred contract acquisition costs of $49.7 million.
For the three months ended March 31, 2020, net cash used in operating activities was $6.4 million, primarily due to net loss of $16.5 million and non-cash charges of $10.6 million, and partially offset by net changes in MarketWise’s operating assets and liabilities of $20.7 million. The non-cash adjustments primarily related to stock-based compensation income of $11.8 million, which was driven by the decrease in fair value of the Class B Units. The changes in operating assets and liabilities were primarily driven by an increase in deferred revenue of $41.0 million due to MarketWise’s overall increase in sales, partially offset by a net increase in deferred contract acquisition costs of $9.2 million and a decrease in accrued expenses of $6.2 million.
For the year ended December 31, 2020, net cash provided by operating activities was $55.9 million, primarily due to net loss of $541.1 million adjusted for non-cash charges of $483.4 million and net changes in MarketWise’s operating assets and liabilities of $113.6 million. The non-cash adjustments primarily related to stock-based compensation expenses of $475.2 million, which was driven by the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent with ADAC during December 2020, and the granting and vesting of certain Class B Units. The changes in operating assets and liabilities were primarily driven by an increase in deferred revenue of $178.8 million due to MarketWise’s overall increase in sales, and an increase in trade and other payables of $7.0 million, partially offset by a net increase in deferred contract acquisition costs of $64.9 million and an overall net decrease in related-party payables of $4.7 million with lower allocations from MarketWise’s related-party owner.
For the year ended December 31, 2019, net cash provided by operating activities was $54.2 million, primarily due to net income of $28.0 million adjusted for non-cash charges of $10.8 million and net changes in MarketWise’s operating assets and liabilities of $15.4 million. The non-cash adjustments primarily related to stock-based compensation expenses of $5.6 million resulting from the granting and vesting of certain Class B Units. The changes in operating assets and liabilities were primarily driven by an increase in deferred revenue of $36.7 million due to

MarketWise’s overall increase in sales, partially offset by an overall net decrease in related-party payables of $13.8 million with lower allocations from MarketWise’s related-party owner, and an increase in accrued expenses of $10.1 million due to higher commission and bonus accruals for the overall growth in sales and headcount.
For the year ended December 31, 2018, net cash provided by operating activities was $76.5 million, primarily due to net income of $18.7 million, adjusted for non-cash charges of $18.3 million and net changes in MarketWise’'s operating assets and liabilities of $39.6 million. The non-cash adjustments primarily related to stock-based compensation expenses of $11.1 million. The changes in operating assets and liabilities were primarily driven by an increase in deferred revenue of $42.9 million due to MarketWise’s overall increase in sales, partially offset by an increase in deferred contract acquisition costs of $12.3 million resulting from the increase in sales.
Investing Activities
For the three months ended March 31, 2021, net cash used in investing activities was $7.8 million, primarily driven by the payment of $7.1 million related to the acquisition of Chaikin, and $0.7 million to acquire intangible assets.
For the three months ended March 31, 2020, net cash used in investing activities was $9.3 million, primarily driven by the payment of $9.2 million to acquire the noncontrolling interest of TradeSmith, and $0.2 million for property and equipment.
For the year ended December 31, 2020, net cash used in investing activities was $9.6 million, primarily driven by the payment of $9.2 million to acquire the noncontrolling interest of TradeSmith, $0.3 million for property and equipment, and $0.2 million to acquire intangible assets.
For the year ended December 31, 2019, net cash provided by investing activities was $12.4 million, primarily driven by the return of the $15.0 million in funds held in deposit for a potential acquisition. This was partially offset by the payment of $1.5 million related to the acquisition of Gold Stock Analyst and $0.8 million in capitalized software development costs.
For the year ended December 31, 2018, net cash used in investing activities was $16.5 million, primarily driven by the payment of $15.0 million in funds held in deposit for a potential acquisition, $0.8 million in capitalized software development costs, and $0.7 million for the purchase of property and equipment to support additional office space and site operations. The funds held in deposit of $15.0 million were returned to MarketWise in 2019 as the acquisition did not occur.
Financing Activities
For the three months ended March 31, 2021, net cash used in financing activities was $14.2 million, primarily due to $13.9 million in distributions to members and $0.3 million in distributions to non-controlling interests.
For the three months ended March 31, 2020, net cash used in financing activities was $59.4 million, primarily due to $57.8 million in distributions to members, $1.1 million repayment of borrowings under the Credit Facility, and $0.4 million in distributions to non-controlling interests.
For the year ended December 31, 2020, net cash used in financing activities was $103.4 million, primarily due to $101.8 million in distributions to members, $5.4 million repayment of borrowings under the Credit Facility, issuance of notes receivable to related parties of $1.1 million, and $0.5 million in distributions to non-controlling interests, partially offset by proceeds from related party notes receivable of $5.4 million.
For the year ended December 31, 2019, net cash used in financing activities was $27.3 million, primarily due to $20.5 million in distributions to members, issuance of notes receivable to related parties of $3.1 million, $1.9 million repayment of borrowings under the Credit Facility, and $1.8 million in distributions to non-controlling interests.
For the year ended December 31, 2018, net cash used in financing activities was $30.1 million, primarily due to $22.0 million in distributions to members, $4.2 million in distributions to non-controlling interests, and $4.1 million for the repayment of borrowings under the Credit Facility.

Critical Accounting Policies and Significant Estimates
MarketWise, LLC’s consolidated financial statements have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosures. On an ongoing basis, management evaluates its estimates and assumptions. MarketWise’s actual results may differ from these estimates under different assumptions or conditions.
Management believes that, of MarketWise, LLC’s significant accounting policies, which are described in Note 2 to MarketWise, LLC’s consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies management believes are the most critical to aid in fully understanding and evaluating MarketWise, LLC’s consolidated financial condition and results of operations.
Revenue Recognition
MarketWise primarily earns revenue from services provided in delivering subscription-based financial research, publications, and SaaS offerings to individual subscribers through MarketWise’s online platforms using the five-step method described in Note 2 to MarketWise, LLC’s consolidated financial statements.
Subscription revenues are recognized evenly over the duration of the subscriptions, in an amount that reflects the consideration MarketWise expects to be entitled to in exchange for those services. Subscribers are typically billed in advance of the subscriptions. The key estimates related to MarketWise’s revenue recognition are related to its estimated customer lives for its lifetime subscriptions, determination of standalone selling prices, and the amortization period for its capitalized contract costs.
MarketWise also offers lifetime subscriptions where it receives an upfront payment upon entering into the contract and receives a lower amount annually thereafter. Certain upfront fees on lifetime subscriptions are paid in installments over a 12-month period and, from time to time, over multiple years. MarketWise recognized revenue related to lifetime subscriptions over the estimated customer lives, which is five years. Management has determined the estimated life of lifetime customers based on historic customer attrition rates. The estimated life of lifetime customers was five years for each of the three month periods ended March 31, 2021 and 2020, and for each of the years ended December 31, 2020, 2019, and 2018.
MarketWise’s contracts with subscribers may include multiple performance obligations if subscription services are sold with other subscriptions, products, or events within one contract. For such contracts, MarketWise allocates net revenues to each performance obligation based on its relative standalone selling price. MarketWise generally determines standalone selling prices based on the prices charged to subscribers on a standalone basis.
MarketWise capitalizes incremental costs that are directly related to the acquisition or renewal of customer contracts, to the extent that the costs are expected to be recovered and if it expects the benefit of these costs to be longer than one year. MarketWise has elected to utilize the practical expedient and expense costs to obtain a contract with a subscriber when the expected benefit period is one year or less. MarketWise’s capitalizable incremental costs include sales commissions to employees and fees paid to marketing vendors that are generally calculated as a percentage of the customer sale. MarketWise also capitalizes revenue share fees that are payable to other companies, including related parties, who share their customer lists with MarketWise for each successful sale it makes to a customer from their list. Capitalized costs are amortized on a straight-line basis over the shorter of the expected customer life and the expected benefit related directly to those costs, which is approximately four years. The amortization period for contract costs was approximately four years for each of the three month periods ended March 31, 2021 and 2020, and for each of the years ended December 31, 2020, 2019, and 2018.
Transactions and Valuation of Goodwill and Other Acquired Intangible Assets
When MarketWise acquires a business, it allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values as of the acquisition date. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.
Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing assets acquired and liabilities assumed include, but are not limited to, future expected cash flows from acquired customers, trade names, acquired technology from a market participant perspective, and determining useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. While management believes the assumptions and estimates it has made in the past have been appropriate, they are inherently uncertain and subject to refinement. During the measurement period, which is up to one year from the acquisition date, MarketWise may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings. MarketWise did not have significant measurement period adjustments during the three months ended March 31, 2021 and 2020 and during the years December 31, 2020, 2019, and 2018.
Stock-Based Compensation
Historically, MarketWise, LLC granted Class B Units to certain key employees. The Class B Units are classified as liabilities as opposed to equity and remeasured to fair value at the end of each reporting period until settlement into equity, with the change in value being charged to stock-based compensation expense. Because the Class B Units are classified as liabilities on MarketWise, LLC’s consolidated balance sheet, all profits distributions made to the holders of the Class B Units are considered to be stock-based compensation expenses. Expense is recognized using the greater of the expenses as calculated based on (i) the legal vesting of the underlying units and (ii) a straight-line basis.
Because MarketWise, LLC’s Class B Units are not publicly traded, MarketWise, LLC must estimate the fair value of MarketWise, LLC’s Class B Units. Historically, the fair values of Class B Units were estimated by MarketWise, LLC’s board of managers based on MarketWise, LLC’s equity value. MarketWise, LLC’s board of managers considered, among other things, contemporaneous valuations of MarketWise, LLC’s equity value prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. To estimate the fair value of the Class B Units, a two-step valuation approach is used. First MarketWise, LLC’s equity value is estimated using a market approach and a discounted cash flow approach by projecting MarketWise, LLC’s net cash flows into the future and discounting these cash flows to present value by applying a market discount rate. This calculated equity value is then allocated to the common units outstanding using an option pricing model by determining the distributions available to unit holders in a hypothetical liquidation. MarketWise, LLC’s board of managers exercised reasonable judgment and considered several objective and subjective factors to determine the best estimate of the fair value of MarketWise, LLC’s Class B Units, including:
•MarketWise’s historical and expected operating and financial performance;
•current business conditions;
•MarketWise’s stage of development and business strategy;
•macroeconomic conditions;
•MarketWise’s weighted average cost of capital;
•risk-free rates of return;
•the volatility of comparable publicly traded peer companies; and
•the lack of an active public market for MarketWise, LLC’s equity units.

Upon consummation of the Transactions, the vesting of all outstanding awards will accelerate and each Class B Unit will be exchanged for Common Units in MarketWise, LLC.
Recently Issued Accounting Pronouncements
See the section titled “Summary of Significant Accounting Policies” in Note 2 of the notes to MarketWise, LLC’s consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.
Quantitative and Qualitative Disclosures About Market Risk
MarketWise is exposed to certain market risks in the ordinary course of its business. These risks primarily include:
Credit Risk
MarketWise’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. MarketWise had cash and cash equivalents of $184.7 million and $114.4 million, and $170.5 as of March 31, 2021, December 31, 2020 and 2019, respectively, which consisted of bank deposits, money market accounts, and certificates of deposit. MarketWise holds cash with federally insured financial institutions that often exceed federally insured limits. MarketWise manages its credit risk by concentrating its cash deposits with high-quality financial institutions and periodically evaluating the credit quality of those institutions.
Interest Rate Risk
Cash and cash equivalents are held primarily for working capital purposes. These interest-earning instruments are subject to interest rate risk. To date, fluctuations in interest income have not been significant. The primary objective of MarketWise’s investment activities is to preserve principal while maximizing income without significantly increasing risk. MarketWise does not enter into investments for trading or speculative purposes and has not used any derivative financial instruments to manage MarketWise’s interest rate risk exposure. Due to the short-term nature of MarketWise’s investments, MarketWise has not been exposed to, nor does anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on MarketWise, LLC’s consolidated financial statements.
MarketWise also historically has had exposure in changing interest rates in connection with the Credit Facility. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors. and other factors beyond MarketWise’s control. In June 2020, MarketWise repaid all amounts outstanding under the Credit Facility. As of December 31, 2019, MarketWise had total outstanding debt of $5.4 million under the Credit Facility and bore interest at the Prime Rate plus 2%. Based on the amounts outstanding, a hypothetical 1% increase or decrease in market interest rates over a 12-month period would not result in a material change to MarketWise, LLC’s consolidated financial statements.
Currency Exchange Risk
MarketWise does not believe that foreign currency exchange has had a material effect on its business, results of operations, or financial condition. As the impact of foreign currency exchange rates has not been material to MarketWise’s historical results of operations, MarketWise has not entered into foreign currency derivative or hedging transactions, but may do so in the future if its exposure to foreign currency becomes more significant.
Inflation Risk
MarketWise does not believe that inflation has had a material effect on its business, results of operations, or financial condition. However, if MarketWise’s costs were to become subject to significant inflationary pressures, it may not be able to fully offset higher costs through price increases, and its inability or failure to do so could potentially harm its business, financial condition, and results of operations.

MANAGEMENT OF MARKETWISE PUBCO AFTER CLOSING OF THE TRANSACTIONS
Executive Officers and Director Nominees
The following table sets forth certain information concerning the persons who are expected to serve as directors and executive officers of MarketWise PubCo following the consummation of the Transactions and assuming the election of the nominees at the extraordinary general meeting as set forth in “Director Election Proposal” (ages as of March 31, 2021):

Name	Age	Position(s)
Mark Arnold	49	Chief Executive Officer and Director Nominee
Dale Lynch	55	Chief Financial Officer
Marco Ferri	48	Director of Business Development
Gary Anderson	53	General Counsel
Marco Galsim	47	Chief Information Officer
Cynthia Cherry	48	Senior Director of Human Resources
Mark Gerhard	44	Director Nominee
Riaan Hodgson	50	Director Nominee
Michael Palmer	50	Director Nominee
Stephen Sjuggerud	49	Director Nominee
Manuel Borges	52	Director Nominee
Elizabeth Burton	38	Director Nominee
Paul Idzik	60	Director Nominee
Van Simmons	69	Director Nominee
Executive Officers
Mark Arnold was appointed to serve as the Chief Executive Officer of MarketWise in 2017 and is responsible for the overall strategic direction and operational performance of MarketWise. Prior to joining the MarketWise family, Mark spent fifteen years handling mergers and acquisitions and venture capital transactions in prestigious private law firms, Edwards Wildman LLP and Holland & Knight LLP. Mark earned his undergraduate degree in public policy from Duke University followed by his law degree and MBA from the University of Florida. We believe Mr. Arnold is qualified to serve as a member of MarketWise PubCo’s board of directors due to the perspective and experience he brings as MarketWise’s Chief Executive Officer.
Dale Lynch was appointed to serve as Chief Financial Officer of MarketWise in 2019. He is leading the growth of MarketWise’s financial and operational efficiency as it seeks to become the dominant platform of choice for self-directed investors. Before joining MarketWise, Dale spent more than six years with Farmer Mac, serving as Executive Vice President, Chief Financial Officer, and Treasurer. Prior to that, Dale helped lead U.S. Silica Holdings through their initial public offering in his role as Vice President of Finance. Earlier in his career, Dale served in a variety of roles at Allied Capital Corporation, Lehman Brothers, Deutsche Bank, and Merrill Lynch. Dale graduated magna cum laude from The Pennsylvania State University with his Bachelor of Science in Accounting, and he also holds an MBA magna cum laude from the University of Chicago, Booth School of Business.
Marco Ferri was appointed to serve as Director of Business Development for MarketWise in 2018. He leads all external growth initiatives, including acquisitions and joint ventures, and is responsible for identifying and fostering relationships with potential targets and partners. Prior to joining the MarketWise family, Marco was a founding partner at Avila Rodriguez Hernandez Mena & Ferri LLP, where he specialized in mergers, acquisitions and joint ventures, among other concentrations. Prior to founding ARHMF, Marco was a partner at Holland & Knight LLP, an AmLaw 100 international law firm. Marco holds a Bachelor of Business Administration in Marketing from the

University of Notre Dame, and received his Juris Doctor, cum laude, from the University of Florida, Levin College of Law.
Gary Anderson is General Counsel for MarketWise. He is responsible for managing all legal and compliance matters, including corporate governance, litigation, regulatory, intellectual property, customer and SaaS agreements, data, global security, and privacy issues. Gary is a Certified Information Privacy Professional (CIPP/US) through the International Association of Privacy Professionals. Prior to taking this role in 2017, Gary worked in private practice for nearly 20 years, primarily as a partner in the Washington, D.C. office of Kirkland & Ellis LLP. During this time, Gary represented clients in wide range of matters spanning complex commercial litigation, securities and accounting fraud, intellectual property, class actions, breach of contract, as well as sensitive government investigations. Earlier in his career, Gary worked at PricewaterhouseCoopers as an auditor and also served as a law clerk in the U.S. Court of Appeals for the Second Circuit and the Frauds Bureau of the Manhattan District Attorney’s office. Gary earned a B.B.A. in Accounting from the University of Notre Dame and a J.D. from Notre Dame Law School, where he was the Note Editor of the Law Review. He previously served as an officer in the U.S. Army Reserve.
Marco Galsim rose to the position of Chief Information Officer for MarketWise in 2020, after serving as the Head of Technology for seven years. He provides leadership for the development of innovative, robust, scalable, and secure technology infrastructure. During his time with the MarketWise, he spearheaded the full technology infrastructure transition into the cloud. Marco has more than 20 years of experience in the technology space, having held a variety of technology positions at the Videology Group, AOL, Stanley Black and Decker, and Manugistics. Marco holds a Bachelor of Science in Industrial Management Engineering with a minor in Mechanical Engineering from De La Salle University.
Cynthia Cherry was appointed to serve as Senior Director of Human Resources for MarketWise in 2018. She was tasked with building out the human resources infrastructure and developing a team to support the businesses of MarketWise. Cynthia is responsible for leading HR strategy and influencing culture through effective talent acquisition and employee relations. With more than 20 years of experience, she has handled a full range of human resources and business management responsibilities. She spent the bulk of her earlier career in professional services, working for Mendelson & Mendelson, CPAs; the law firm of Ober, Kaler, Grimes & Shriver; and the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. Cynthia is a Senior Certified Professional—SHRM, specializing in executive coaching, employee relations, compliance, and benefits. Cynthia earned her bachelor's degree in psychology at the University of Maryland, College Park.
Director Nominees
Mark Gerhard has been ADAC’s Chief Executive Officer and a Director since March 2020. Mr. Gerhard has been the Co-Founder, Chief Executive Officer, and Chief Technology Officer of Disruptional Ltd (f/k/a Playfusion Ltd), an artificial intelligence technology and gaming studio that is involved in creating a next generation mixed-reality platform, since January 2015. Mr. Gerhard was previously the Chief Executive Officer and Chief Technology Officer of Jagex Game Studios, a British independent game developer and publisher, and the creator of Runescape, a popular video game. Mr. Gerhard is also the Vice Chairman of TIGA, a British trade body for video game developers and publishers. Mr. Gerhard is also the Founder of Ministry of Data, a developer of cybersecurity solutions. Mr. Gerhard was also previously the Principal Security Officer at GTech Corporation, a gaming and technology company, from 2007 to 2008. Mr. Gerhard has over 15 years of experience in the digital entertainment industry. We believe Mr. Gerhard is qualified to serve on MarketWise PubCo’s board of directors because of his extensive experience in the attention economy sector.
Riaan Hodgson has been ADAC’s Chief Operating Officer and a Director since March 2020. Mr. Hodgson has been the Chief Operating Officer and Chief Financial Officer of Beauty Labs International Ltd, a technology company that provides AI applications for beauty brands, since January 2020. Mr. Hodgson has also been a director of Cambridge Venture Partners since January 2015, where he acts as an investor and advisor, focusing on technology and games. Previously, Mr. Hodgson was the Chief Operating Officer and Chief Financial Officer of Disruptional Ltd (f/k/a PlayFusion Ltd). From April 2008 to January 2015, Mr. Hodgson was the Chief Operating Officer and Chief Financial Officer of Jagex Game Studios. Mr. Hodgson is a chartered accountant and has a finance degree from North-West University. We believe Mr. Hodgson is qualified to serve on MarketWise PubCo’s board of directors because of his finance experience in the technology industry.
Michael Palmer has been a Managing Director and Copywriter for MarketWise since 2008. Mr. Palmer is responsible for helping to develop, train, and mentor copywriting teams at MarketWise’s various businesses, and to also write marketing copy from time to time for these businesses. Mr. Palmer started working in the consumer publishing industry more than 25 years ago at International Living. He has worked as an assistant editor, managing editor, copywriter, and head copywriter since then, hiring and training many of the top copywriters at MarketWise today. Mr. Palmer earned a B.A. in English from James Madison University and a M.A. in Publication Design from the University of Baltimore. We believe Mr. Palmer is qualified to serve on MarketWise PubCo’s board of directors due to his extensive experience in the consumer and financial publishing industry.
Manuel “Manny” Borges currently serves as Senior Vice President and Chief Financial Officer of Digital and Streaming for Univision, the leading Spanish-language content and media company in the United States. From 2009 until its sale to Univision in early 2021, Mr. Borges was with VIX, Inc as their Chief Financial Officer and Chief Operating Officer. Prior to VIX, Mr. Borges served as Senior Vice President of Finance for The Related Group and the Chief Financial Officer of Related International. Prior to that, Mr. Borges was with Radio Unica Communications Corp serving as Vice President of Finance and Chief Accounting Officer and played a key role in Radio Unica’s IPO. Mr. Borges began his career as an Audit Manager for PricewaterhouseCoopers. He earned a Bachelor’s of Accounting and a Master’s of Accounting, both from Florida International University in 1991 and 1992 respectively. We believe Mr. Borges is qualified to serve on MarketWise PubCo’s board of directors due to his extensive experience in finance and accounting in the attention economy sector.
Elizabeth Burton has served as the Chief Investment Officer of the Employees’ Retirement System of the State of Hawaii (“HIERS”) since 2018, where she oversees $19 billion in pension fund assets. Prior to HIERS, beginning in 2016, Ms. Burton held multiple positions at the Maryland State Retirement and Pension System, where she began as a Senior Investment Analyst and, less than a year after joining, was named Managing Director of the Quant Strategies Group, serving as the Head of Risk for the $55 billion plan and head of the $5 billion Absolute Return Portfolio (Hedge Fund). Prior to joining the Maryland Pension System, Ms. Burton held multiple consulting positions at First Annapolis Consulting and William Street, where she advised clients on M&A transactions, partnership finance, and corporate strategy. She also worked for Criterion Economics on expert witness testimony/analysis before the International Trade Commission on monopolization. Ms. Burton earned double degrees (French and Politics) from Washington and Lee University in 2004 and an MBA from The University of Chicago’s Booth School of Business in 2011. Ms. Burton sits on the Board of Directors of Chartered Alternative Investment Association. She also serves on the board of a private REIT and is a Trustee of The Hill School, a private boarding school. Ms. Burton was named one of Chief Investment Officer Magazine’s Top-40-Under-40 in 2017 and to its Power 100 List for each of the last three years. She was also named to the 2020 All-Star Chief Investment Officers list by Trusted Insight. We believe Ms. Burton is qualified to serve on MarketWise PubCo’s board of directors due to her extensive experience in risk analysis and corporate strategy.
Paul Idzik served as Chief Executive Officer and a member of the Board of Directors of E*Trade Financial Corporation from 2013 to 2016. He was also President of E*TRADE Bank, as well as a member of its Board of Directors. Prior to E*Trade, from 2008 to 2011, Mr. Idzik served as group Chief Executive Officer of DTZ Holdings PLC, a UK-headquartered international commercial real estate services firm with operations across 22 countries with over 7,000 employees, focusing primarily on the U.K. and China. From 1999 to 2008, Mr. Idzik held executive roles at Barclays; first as Chief Operating Officer of Barclays Capital, then ultimately becoming Group Chief Operating Officer at Barclays PLC where he was tasked with driving a significant cross-business and cross-function change agenda. Prior to Barclays, Mr. Idzik spent over a decade as a partner in the Financial Services practice of Booz Allen Hamilton, advising retail, commercial, and investment banks on strategy and performance enhancement. Mr. Idzik earned double Bachelor’s degrees in Economics and Computer Applications from the University of Notre Dame in 1983 and a Master’s of Business Administration in Finance from the University of Chicago’s Booth School of Business in 1985. We believe Mr. Idzik is qualified to serve on MarketWise PubCo’s board of directors due to his extensive experience in helping companies to grow internationally and for his expertise in guiding self-directed investors.

Van Simmons has served as President of David Hall Rare Coins, Inc. since 1991. He also co-founded Collector’s Universe (NASDAQ: CLCT), the leading grading and authentication service to the collectibles market. Mr. Simmons also served on its board of directors from 1999 through 2018. As a rare coin dealer since 1979, Mr. Simmons is widely regarded as the foregone authority on coin grading, having pioneered the coin grading standard in use today. Mr. Simmons holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. We believe Mr. Simmons is qualified to serve on MarketWise PubCo’s board of directors due to his extensive experience in the attention economy sector.
Stephen Sjuggerud joined MarketWise in 2001 and remains one of its most prolific editors. Dr. Sjuggerud’s franchise (True Wealth) covers five publications and accounts for over 100,000 paid subscriptions and nearly 800,000 free subscribers. Prior to joining the MarketWise family, Dr. Sjuggerud published investment research continuously since 1996, and prior to that, was a stockbroker, a vice president of a global mutual fund, and worked for a New York hedge-fund with $900 million in assets under management. From 2007 through 2008, Dr. Sjuggerud served on the board of directors of Stanley Gibbons Group, plc (SGI.L), a U.K.-based publicly traded collectibles company. Dr. Sjuggerud entered the University of Florida in 1988, at age 16, earning a degree in Finance. After leaving UF, he went on to earn a Master’s in Business Administration from the University of Central Florida in 1995 and a Ph.D in Finance from the University of Orlando in 1998. We believe Dr. Sjuggerud is qualified to serve on MarketWise PubCo’s board of directors due to his extensive experience of being a leading voice for self-directed investors.
Board Composition and Election of Directors
Immediately following the consummation of the Transactions and the effectiveness of the Proposed Organizational Documents, MarketWise PubCo’s board of directors will consist of nine members. The Proposed Charter provides for a classified board of directors, with three directors in Class I (expected to be Riaan Hodgson, Manny Borges and Van Simmons) with their terms expiring at the first annual meeting of stockholders following the Closing, three directors in Class II (expected to be Mark Gerhard, Elizabeth Burton and Paul Idzik) with their terms expiring at the second annual meeting of stockholders following the Closing, and three directors in Class III (expected to be Mark Arnold, Michael Palmer, and Stephen Sjuggerud) with their terms expiring at the third annual meeting of stockholders following the Closing. See “Description of MarketWise PubCo Securities.” Pursuant to the Proposed Organizational Documents, upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director will hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal from office. Directors may be removed by MarketWise PubCo’s stockholders only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of our then-outstanding voting stock entitled to vote in the election of directors. Vacancies on our board of directors can be filled by resolution of our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See “Description of MarketWise PubCo Securities—Classified Board of Directors.”
Prior to the consummation of the Transactions, the parties undertook a review of the independence of the director nominees named above and have determined that Mark Gerhard, Riaan Hodgson, Manuel Borges, Elizabeth Burton, Paul Idzik, and Van Simmons do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the applicable Nasdaq rules. There are no family relationships among any of our directors or executive officers. The number of directors will be fixed by the board of directors, subject to the terms of the Proposed Organizational Documents that will become effective in connection with the consummation of the Transactions.
Board Committees
Following consummation of the Transactions, MarketWise PubCo’s board of directors will have three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. The expected composition, duties, and responsibilities of these committees are set forth below. MarketWise PubCo’s board of directors may also establish from time to time any other committees that it deems necessary or desirable. Members will serve on these committees until their resignation or until otherwise determined by MarketWise PubCo’s board of directors.
Audit Committee
The audit committee’s responsibilities will include:
•appointing, approving the compensation of, and assessing the independence of MarketWise PubCo’s registered public accounting firm;
•overseeing the work of MarketWise PubCo’s registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and MarketWise PubCo’s registered public accounting firm MarketWise PubCo’s annual and quarterly financial statements and related disclosures;
•assisting MarketWise PubCo’s board of directors in overseeing MarketWise PubCo’s internal control over financial reporting and disclosure controls and procedures;
•reviewing the effectiveness of MarketWise PubCo’s risk management policies;
•reviewing legal, regulatory, and compliance matters that could have a significant impact on MarketWise PubCo’s financial statements;
•meeting independently with MarketWise PubCo’s internal auditing staff, if any, registered public accounting firm, and management;
•reviewing and approving or ratifying related-person transactions; and
•preparing the audit committee report required by SEC rules.
Upon consummation of the Transactions, the members of MarketWise PubCo’s audit committee will be Riann Hodgson, Manuel Borges, and Elizabeth Burton, each of whom meets the requirements for financial literacy under the NASDAQ rules. Riann Hodgson will serve as the chairperson of the committee. Prior to the consummation of the Transactions, the parties undertook a review of the independence of the director nominees named above and have determined that each of the proposed members of the audit committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable NASDAQ rules, and that Riann Hodgson is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and has the requisite financial sophistication as defined under the applicable NASDAQ rules.
MarketWise PubCo’s board of directors will adopt a written charter for the audit committee, which will be available on MarketWise PubCo’s website following consummation of the Transactions.
Compensation Committee
The compensation committee’s responsibilities will include:
•reviewing and approving the compensation of MarketWise PubCo’s chief executive officer and other executive officers and, in the case of MarketWise PubCo’s chief executive officer, recommending for approval by the board of directors the compensation of MarketWise PubCo’s chief executive officer;
•developing and administering MarketWise PubCo’s equity incentive plans;
•reviewing and making recommendations to MarketWise PubCo’s board of directors with respect to director compensation;

•reviewing and discussing annually with management, and recommending to MarketWise PubCo’s board of directors, our “Compensation Discussion and Analysis,” to the extent required; and
•preparing the annual compensation committee report required by SEC rules, to the extent required.
Upon consummation of the Transactions, the members of MarketWise PubCo’s compensation committee will be Van Simmons, Mark Gerhard, and Paul Idzik. Van Simmons will serve as the chairperson of the committee. Prior to the consummation of the Transactions, ADAC and MarketWise, LLC undertook a review of the independence of the director nominees named above and have determined that each of the proposed members of the compensation committee is “independent” as defined under the applicable NASDAQ rules. Prior to the consummation of the Transactions, the parties undertook a review and determined that Van Simmons will be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. To the extent necessary or advisable for purposes of Section 162(m) of the Code, a minimum of two compensation committee members shall qualify as “outside directors” within the meaning of such section.
MarketWise PubCo’s board of directors will adopt a written charter for the compensation committee, which will be available on MarketWise PubCo’s website following consummation of the Transactions.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s responsibilities will include:
•identifying individuals qualified to become board members;
•recommending to MarketWise PubCo’s board of directors the persons to be nominated for election as directors and to each board committee;
•reviewing and recommending to MarketWise PubCo’s board of directors’ corporate governance principles, procedures, and practices, and reviewing and recommending to MarketWise PubCo’s board of directors proposed changes to MarketWise PubCo’s corporate governance principles, procedures, and practices from time to time; and
•reviewing and making recommendations to MarketWise PubCo’s board of directors with respect to the composition, size, and needs of MarketWise PubCo’s board of directors.
Upon consummation of the Transactions, the members of MarketWise PubCo’s nominating and corporate governance committee will be Paul Idzik, Mark Gerhard, and Van Simmons. Van Simmons will serve as the chairperson of the committee. Prior to the consummation of the Transactions, the parties undertook a review of the independence of the director nominees named above and have determined that each of the proposed members of the nominating and corporate governance committee is “independent” as defined under the applicable NASDAQ rules.
MarketWise PubCo’s board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on MarketWise PubCo’s website following consummation of the Transactions.
Compensation Committee Interlocks and Insider Participation
None of the proposed members of MarketWise PubCo’s compensation committee has at any time been one of MarketWise’s executive officers or employees. None of MarketWise PubCo’s proposed executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that is a director nominee to MarketWise PubCo’s board of directors or compensation committee. ADAC and MarketWise are, and MarketWise PubCo will be, parties to certain transactions with certain of MarketWise PubCo’s proposed directors and officers described in the section of this proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions.”

Role of the Board in Risk Oversight
One of the key functions of MarketWise PubCo’s board of directors following consummation of the Transactions will be informed oversight of MarketWise’s risk management process. It is not anticipated that MarketWise PubCo’s board of directors will have a standing risk management committee, but rather will administer this oversight function directly through the board of directors as a whole, as well as through various standing committees of MarketWise PubCo’s board of directors that address risks inherent in their respective areas of oversight. In particular, MarketWise PubCo’s board of directors will be responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and, following consummation of the Transactions, MarketWise PubCo’s audit committee will have the responsibility to consider major financial risk exposures and the steps MarketWise PubCo’s management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Following consummation of the Transactions, MarketWise PubCo’s audit committee will also review legal, regulatory, and compliance matters that could have a significant impact on MarketWise PubCo’s financial statements. The compensation committee will assess and monitor whether any of MarketWise PubCo’s compensation policies and programs has the potential to encourage excessive risk taking. MarketWise PubCo’s nominating and corporate governance committee will monitor the effectiveness of MarketWise PubCo’s corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, MarketWise PubCo’s entire board of directors will be regularly informed through committee reports about such risks.
Code of Ethics and Business Conduct
Upon consummation of the Transactions, MarketWise PubCo’s board of directors will adopt a written code of ethics and business conduct that applies to MarketWise PubCo’s directors, officers, and employees, including MarketWise PubCo’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics and business conduct will be available on MarketWise PubCo’s website upon the completion of the Transactions. MarketWise PubCo’s code of ethics and business conduct will be a “code of ethics,” as defined in Item 406(b) of Regulation S-K under the Securities Act. MarketWise PubCo will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics and business conduct on its website.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020, MarketWise’s “named executive officers” and their positions were as follows:
•Mark Arnold, Chief Executive Officer;
•Dale Lynch, Chief Financial Officer; and
•Marco Ferri, Director, Business Development.
This discussion may contain forward-looking statements that are based on current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that MarketWise PubCo adopts following the completion of the Transactions may differ materially from the currently planned programs summarized in this discussion.
Summary Compensation Table
The following table sets forth information concerning the compensation of MarketWise’s named executive officers during the fiscal year ended December 31, 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Equity Based Awards($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total
Mark Arnold, Chief Executive Officer	2020	500,000	—		—	2,152,022	(4)	8,550	2,660,572
Dale Lynch, Chief Financial Officer	2020	500,000	450,000	(1)	953,137	—		8,550	1,911,687
Marco Ferri, Director, Business Development	2020	500,000	150,000	(2)	762,441	195,000	(5)	8,550	1,615,991
______________
(1)Amount reflects Mr. Lynch’s discretionary bonus, of which $200,000 was guaranteed as further described in “—2020 Bonuses.”
(2)Amount reflects Mr. Ferri’s discretionary bonus.
(3)Amounts reflect the full grant-date fair value of the profits interests granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used in calculating these amounts are described in Note 12 of MarketWise, LLC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
(4)Amount reflects Mr. Arnold’s annual management bonus, as further described in “—2020 Bonuses.”
(5)Amount reflects Mr. Ferri’s (a) acquisition bonus in the amount of $15,000 and (b) joint venture bonus in the amount of $180,000, each as further described in “—2020 Bonuses.”
2020 Salaries
The named executive officers receive a base salary to compensate them for services rendered to MarketWise. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting each executive’s skill set, experience, role, and responsibilities.
In 2020, there were no increases in the annual base salaries of MarketWise’s named executive officers.
2020 Bonuses
In 2020, the named executive officers were all eligible to receive an annual executive bonus payment from MarketWise. These bonus payments were determined by MarketWise on a discretionary basis based on MarketWise’s overall performance for the year, as well as each individual’s performance, subject to each named executive officer’s continued employment through the payment date. Mr. Lynch was entitled to a cash signing bonus of $50,000 that was paid in 2020 and a guaranteed minimum annual executive bonus payment of $200,000 for 2020.
Mr. Arnold was entitled to receive an annual management bonus, based on a formula equal to 1.5% of the net income of MarketWise for 2020.

Mr. Ferri was entitled to receive a cash bonus upon MarketWise’s (a) acquisition of a target company and/or (b) formation of a successful joint venture. With respect to acquisitions, Mr. Ferri was entitled to receive a cash bonus of up to 5% of the enterprise value of the target entity, subject to his continued employment through the payment date. With respect to joint ventures, Mr. Ferri was entitled to receive a cash bonus based on the aggregate net sales of the joint venture during the first 12 months, subject to his continued employment through the payment date.
The annual cash bonuses awarded to each named executive officer for 2020 are set forth above in the “Summary Compensation Table” in the columns entitled “Bonus” and “Non-Equity Incentive Plan Compensation.”
Equity Compensation
Equity-based awards for MarketWise’s named executive officers were granted in the form of profits interests, which entitle the holder to a portion of the profits and appreciation in the equity value of MarketWise, LLC arising after the date of grant. Prior to the consummation of the Transactions, all of MarketWise’s named executive officers hold profits interests. On February 1, 2020, Messrs. Lynch and Ferri were granted profits interests as set forth below.
The following table sets forth the profits interests granted to MarketWise’s named executive officers in the fiscal year ended December 31, 2020:

Named Executive Officer	2020 Profits Interests Granted
Mark Arnold	—
Dale Lynch	5,528	(1)
Marco Ferri	4,422	(2)
__________________
(1)20% of the profits interests vested upon grant. The remaining profits interests vest in four equal annual installments, beginning on January 1, 2021, with the profits interests fully vested on January 1, 2024, subject to Mr. Lynch’s continued employment through each vesting date. The consummation of the Transactions will result in the acceleration and vesting of Mr. Lynch’s profits interests.
(2)1,249 of the profits interests were vested upon grant. The remaining profits interests vest as follows: 885 on January 1, 2021; 884 on January 1, 2022; 885 on January 1, 2023; and 519 on January 1, 2024, in each case, subject to Mr. Ferri’s continued employment through each vesting date. The consummation of the Transactions will result in the acceleration and vesting of Mr. Ferri’s profits interests.
Other Elements of Compensation
MarketWise maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. MarketWise’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, MarketWise matches up to 50% of the first 6% of the employee contributions made by participants in the 401(k) plan, which matching contributions fully vest over a period of five years. MarketWise believes that providing a vehicle for tax-deferred retirement savings though its 401(k) plan and making matching contributions adds to the overall desirability of its executive compensation package and further incentivizes employees, including the named executive officers, in accordance with MarketWise’s compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans. All of MarketWise’s full-time employees, including its named executive officers, are eligible to participate in its health and welfare plans, including:
•medical, dental, and vision benefits;
•health savings accounts;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and

•life insurance.
MarketWise believes the perquisites described above are necessary and appropriate to provide a competitive compensation package to its named executive officers.
No Tax Gross-Ups
MarketWise does not make gross-up payments to cover its named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by MarketWise.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of unvested profits interests from equity-based awards for each named executive officer as of December 31, 2020:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mark Arnold	12/1/19	37,609	(1)	22,944,085
Dale Lynch	2/1/20	4,422	(2)	2,719,994
Marco Ferri	2/1/20	3,173	(3)	1,395,380
__________________
(1)As of December 31, 2020, the unvested profits interests were scheduled to vest in seven equal annual installments, beginning on January 1, 2021, with the profits interests fully vested on January 1, 2027, subject to Mr. Arnold’s continued employment through each vesting date. The consummation of the Transactions will result in the acceleration and vesting of Mr. Arnold’s unvested profits interests.
(2)As of December 31, 2020, the unvested profits interests were scheduled to vest in four equal annual installments, beginning on January 1, 2021, with the profits interests fully vested on January 1, 2024, subject to Mr. Lynch’s continued employment through each vesting date. The consummation of the Transactions will result in the acceleration and vesting of Mr. Lynch’s unvested profits interests.
(3)As of December 31, 2020, the unvested profits interests were scheduled to vest as follows: 885 on January 1, 2021; 884 on January 1, 2022; 885 on January 1, 2023; and 519 on January 1, 2024, in each case, subject to Mr. Ferri’s continued employment through each vesting date. The consummation of the Transactions will result in the acceleration and vesting of Mr. Ferri’s unvested profits interests.
(4)There is no public market for the profits interests. For purposes of this disclosure, MarketWise has valued the profits interests using a third-party valuation on a per-unit basis as of December 31, 2020. The amount reported above under the heading “Market Value of Units That Have Not Vested” reflects the intrinsic value of the profits interests as of December 31, 2020, based upon the terms of each individual’s profits interests.
Executive Compensation Arrangements
Employment Agreements
Mark Arnold
MarketWise, LLC entered into an employment agreement with Mr. Arnold, effective December 1, 2019, for his position as Chief Executive Officer with an initial base salary of $500,000 (the “Arnold Employment Agreement”). The Arnold Employment Agreement provides that Mr. Arnold’s employment term with MarketWise, LLC expires on January 2, 2025, unless Mr. Arnold and MarketWise, LLC agree to renew the employment term for one subsequent two-year renewal term. The Arnold Employment Agreement may be terminated by Mr. Arnold or MarketWise, LLC at any time and for any reason upon 180 days’ notice.
The Arnold Employment Agreement provides that Mr. Arnold shall be eligible to receive an annual executive bonus payment, which is determined by MarketWise, LLC on a discretionary basis based on MarketWise’s overall performance as well as Mr. Arnold’s performance for the year, subject to Mr. Arnold’s employment through the payment date. Mr. Arnold is also eligible to receive an additional annual cash bonus, based on a formula equal to 1.5% percent of the net income of MarketWise for the applicable year (the “Arnold Net Income Bonus”). Mr. Arnold is also entitled to participate in MarketWise’s health and welfare plans.
If Mr. Arnold’s employment with MarketWise, LLC is terminated due to his death or disability, Mr. Arnold shall be entitled to receive (i) a pro-rated Arnold Net Income Bonus, based on MarketWise’s net income through the termination date and (ii) full acceleration and vesting of all unvested equity-based awards. If Mr. Arnold’s employment with MarketWise, LLC is terminated by MarketWise, LLC without Cause (as defined in the Arnold Employment Agreement) or Mr. Arnold resigns from his employment with MarketWise, LLC for Good Reason (as defined in the Arnold Employment Agreement), Mr. Arnold shall be entitled to receive (i) a pro-rated Arnold Net Income Bonus, based on MarketWise’s net income through the termination date, (ii) a cash payment equal to the product of two times the sum of his annual base salary and the Arnold Net Income Bonus paid to him in the year prior to termination, payable in a lump sum payment, and (iii) full acceleration and vesting of all unvested equity-based awards. If Mr. Arnold’s employment with MarketWise, LLC is terminated without Cause or Mr. Arnold resigns for Good Reason within 24 months following a change of control, Mr. Arnold shall be entitled to (i) any unpaid base salary and a pro-rated Arnold Net Income Bonus based on MarketWise’s net income through the termination date, (ii) a cash payment equal to three times the sum of his annual base salary and the Arnold Net Income Bonus paid to him in the year prior to the termination date, and (iii) full acceleration and vesting of all unvested equity-based awards. Mr. Arnold will be required to execute a release of claims in favor of MarketWise, LLC in order to receive his severance benefits.
Pursuant to the Arnold Employment Agreement, Mr. Arnold is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including non-disparagement and two-year post-employment non-competition and non-solicitation of employees and customer provisions.
Dale Lynch
MarketWise, LLC and its wholly owned subsidiary, Beacon Street Services, LLC, entered into an employment agreement with Mr. Lynch, effective December 2, 2019, for his position as Chief Financial Officer with an initial base salary of $500,000 (the “Lynch Employment Agreement”). The Lynch Employment Agreement provides that Mr. Lynch’s employment term expires on December 1, 2029. The Lynch Employment Agreement may be terminated by Mr. Lynch upon 90 days’ notice or Beacon Street Services, LLC upon 60 days’ notice at any time and for any reason.
The Lynch Employment Agreement provides that Mr. Lynch was eligible to receive a signing bonus in the amount of $50,000 upon his continued employment through December 31, 2019. Mr. Lynch shall also be eligible to receive an annual executive bonus payment, which is determined by Beacon Street Services, LLC on a discretionary basis, subject to Mr. Lynch’s employment through the payment date. Upon Mr. Lynch’s continuous employment through December 2, 2020, he was entitled to a minimum annual executive cash bonus in 2020 of $200,000. The Lynch Employment Agreement also provides that Mr. Lynch was entitled to a profits interest grant equal to 5,415 profits interests in MarketWise, LLC. Mr. Lynch is entitled to participate in Beacon Street Services, LLC’s health and welfare plans.
If Mr. Lynch’s employment is terminated without Cause (as defined in the Lynch Employment Agreement), or due to his death or disability, Mr. Lynch shall be entitled to receive a pro-rated portion of his annual bonus based on the date of termination or death, as applicable. Further, if, prior to December 2, 2022, (i) Beacon Street Services, LLC terminates Mr. Lynch’s employment for any reason other than Cause, (ii) there is a change of control of Beacon Street Services, LLC that results in Mr. Lynch’s termination without Cause or a reduction in Mr. Lynch’s title, responsibilities, or authority (unless agreed to in advance by Mr. Lynch in writing), or (iii) Mr. Lynch resigns for Good Reason (as defined in the Lynch Employment Agreement), Mr. Lynch shall be entitled to receive his base salary for the period beginning on such termination date and ending on the 12-month anniversary of the termination date, in regular periodic installments in accordance with Beacon Street Services, LLC’s general payroll practices and continued health and welfare benefits for the same period of time. Mr. Lynch will be required to execute a general release of claims in favor MarketWise, LLC in order to receive his severance benefits.
Pursuant to the Lynch Employment Agreement, Mr. Lynch is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including two-year post-employment non-competition and non-solicitation of employees and customer provisions.

Marco Ferri
MarketWise, LLC entered into an employment agreement with Mr. Ferri, effective July 30, 2018, for his position as Director of Business Development with an initial base salary of $500,000 (the “Ferri Employment Agreement”). The Ferri Employment Agreement provides that Mr. Ferri’s employment term with MarketWise, LLC expires on July 30, 2021 and shall automatically renew for subsequent one-year renewal terms unless otherwise terminated by Mr. Ferri or MarketWise, LLC. The Ferri Employment Agreement may be terminated by Mr. Ferri or MarketWise, LLC at any time and for any reason upon 60 days’ notice.
The Ferri Employment Agreement provides that Mr. Ferri shall be eligible to receive an annual executive bonus payment, which is determined by MarketWise, LLC on a discretionary basis based on MarketWise’s overall performance for the year, as well as individual performance milestones achieved, subject to Mr. Ferri’s employment through the payment date. Upon MarketWise’s (a) acquisition of a target company and/or (b) creation of a joint venture entity, Mr. Ferri is entitled to receive a cash bonus. With respect to acquisitions, Mr. Ferri is entitled to receive a bonus of up to 5% of the enterprise value of the target entity, subject to his continued employment through the payment date. With respect to the creation of a successful joint venture, Mr. Ferri is entitled to receive a cash bonus based on the aggregate net sales of the joint venture during the first 12 months, subject to his continued employment through the payment date. Mr. Ferri is entitled to participate in MarketWise, LLC’s health and welfare plans.
If Mr. Ferri’s employment with MarketWise, LLC is terminated prior to July 30, 2021 for any reason other than Cause (as defined in the Ferri Employment Agreement) (including his death or disability), Mr. Ferri shall be entitled to a payment equal to three years of his annual base salary, less any base salary that he has already received during the initial three-year term; provided that, in no event will the payment be less than $500,000. The severance payment is payable in three equal annual installments. Mr. Ferri will be required to execute a general release of claims in favor of MarketWise, LLC in order to receive his severance benefits.
Pursuant to the Ferri Employment Agreement, Mr. Ferri is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including non-disparagement and two-year post-employment non-competition and non-solicitation of employees and customer provisions.
Director Compensation
None of MarketWise’s non-employee directors for its fiscal year ended December 31, 2020 received any compensation for their services. William Bonner received a monthly fee in an amount equal to €45,158 for editorial services performed for a wholly owned subsidiary of MarketWise, LLC. Following the consummation of the Transactions, MarketWise PubCo intends to approve and implement a compensation program for its non-employee directors that consists of annual retainer fees and long-term equity awards.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of ADAC ordinary shares as of  March 25, 2021 and (ii) the expected beneficial ownership of shares of MarketWise PubCo common stock immediately following consummation of the Transactions (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:
•each person who is known to be the beneficial owner of more than 5% of ADAC ordinary shares and is expected to be the beneficial owner of more than 5% of shares of MarketWise PubCo common stock post-Transactions;
•each of ADAC’s current executive officers and directors;
•each person who is expected to become an executive officer or director of MarketWise PubCo post-Transactions; and
•all executive officers and directors of ADAC as a group pre-Transactions, and all expected executive officers and directors of MarketWise PubCo as a group post-Transactions.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of ADAC ordinary shares pre-Transactions is based on 51,750,000 ADAC ordinary shares issued and outstanding as of  March 25, 2021, which includes an aggregate of 10,350,000 ADAC Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of MarketWise PubCo common stock post-Transactions assumes that the earnout contingency relating to the Sponsor Earn Out Shares and MarketWise Management Member Earn Out Shares has not yet been met and presents two scenarios:
•a “no redemption” scenario where no ADAC Class A ordinary shares are redeemed in connection with the Transactions; and
•a “maximum redemption” scenario where 41,400,000 ADAC Class A ordinary shares are redeemed in connection with the Transactions.
Based on the foregoing assumptions, and including the 15,000,000 shares of MarketWise PubCo Class A common stock to be issued in connection with the PIPE Investment, we estimate that there would be 63,699,000 shares of MarketWise PubCo Class A common stock issued and outstanding immediately following the consummation of the Transactions in the “no redemption” scenario, and 22,299,000 shares of MarketWise PubCo Class A common stock issued and outstanding immediately following the consummation of the Transactions in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Transactions in the table that follows will be different.
The MarketWise Members will hold one share of MarketWise PubCo Class B common stock for each Common unit held by such MarketWise Member. The MarketWise PubCo Class B common stock will have the same voting rights as the MarketWise PubCo Class A common stock but no economic rights.
The following table does not reflect record of beneficial ownership of any shares of MarketWise PubCo common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of March 25, 2021.
Unless otherwise indicated, ADAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Transactions(2)				Post-Transactions
					No redemptions				Max redemptions
Name and Address of Beneficial Owner(1)	Number of ADAC Ordinary Shares(3)(4)	% of ADAC Class A Ordinary Shares	% of ADAC Class B Ordinary Shares	% of ADAC Ordinary Shares(3)	Number of MarketWise PubCo Common Stock	% of MarketWise PubCo Class A Common Stock	% of MarketWise PubCo Class B Common Stock	% of MarketWise PubCo Common Stock	Number of MarketWise PubCo Common Stock	% of MarketWise PubCo Class A Common Stock	% of MarketWise PubCo Class B Common Stock	% of MarketWise PubCo Common Stock
5% Holders
Ascendant Sponsor LP(4)	10,170,000	—	98.26%	19.65%	7,119,000	11.18%	—	2.24%	7,119,000	31.93%	—	2.29%
Millennium Management LLC and affiliated entities(55)	2,651,100	6.40%	—	5.12%	2,651,100	4.16%	—	*	—	—	—	—
Weiss Asset Management LP and affiliated entities(6)	3,294,842	7.96%	—	6.37%	3,294,842	5.17%	—	1.04%	—	—	—	—
Woodline Partners LP(7)	4,008,770	9.68%	—	7.75%	4,008,770	6.29%	—	1.26%	—	—	—	—
Magnetar Financial LLC(8)	3,524,000	8.51%	—	6.81%	3,674,000	5.77%	—	1.16%	150,000	*	—	*
Affiliates of Monument & Cathedral(9)	—	—	—	—	116,230,501	—	45.81%	36.62%	132,216,112	—	45.81%	42.53%
Frank P. Stansberry(10)(11)	—	—	—	—	56,488,495	—	22.27%	17.80%	64,257,567	—	22.27%	20.67%
Michael Palmer(10)	—	—	—	—	22,595,398	—	8.91%	7.12%	25,703,026	—	8.91%	8.27%
Stephen Sjuggerud(10)	—	—	—	—	16,946,548	—	6.68%	5.34%	19,277,270	—	6.68%	6.20%
Directors and Executive Officers Pre-Transactions
Mark Gerhard	—	—	—	—	—	—	—	—	—	—	—	—
Riaan Hodgson	—	—	—	—	—	—	—	—	—	—	—	—
David Gomberg(4)	10,170,000	—	98.26%	19.65%	7,119,000	11.18%	—	2.24%	7,119,000	31.93%	—	2.29%
Mickie Rosen	30,000	—	*	*	30,000	*	—	*	30,000	*	—	*
Michael Jesselson	30,000	—	*	*	30,000	*	—	*	30,000	*	—	*
Diane Nelson	30,000	—	*	*	30,000	*	—	*	30,000	*	—	*
Robert Foresman	30,000	—	*	*	30,000	*	—	*	30,000	*	—	*
All ADAC directors and executive officers as a group (seven individuals)	10,290,000	—	99.42%	19.88%	7,239,000	11.36%	—	2.28%	7,239,000	32.46%	—	2.33%
Directors and Executive Officers Post-Transactions
Mark Arnold(10)	—	—	—	—	13,353,654	—	5.26%	4.21%	15,190,231	—	5.26%	4.89%
Dale Lynch(10)	—	—	—	—	2,498,147	—	*	*	2,841,726	—	*	*
Marco Ferri(10)	—	—	—	—	2,498,147	—	*	*	2,841,726	—	*	*
Michael Palmer(10)	—	—	—	—	22,595,398	—	8.91%	7.12%	25,703,026	—	8.91%	8.27%
Mark Gerhard	—	—	—	—	—	—	—	—	—	—	—	—
Riaan Hodgson	—	—	—	—	—	—	—	—	—	—	—	—
Stephen Sjuggerud(10)	—	—	—	—	16,946,548	—	6.68%	5.34%	19,277,270	—	6.68%	6.20%
Elizabeth Burton(10)	—	—	—	—	—	—	—	—	—	—	—	—
Manny Borges(10)	—	—	—	—	—	—	—	—	—	—	—	—
Paul Idzik(10)	—	—	—	—	—	—	—	—	—	—	—	—
Van Simmons(10)	—	—	—	—	—	—	—	—	—	—	—	—
All MarketWise PubCo directors and executive officers as a group (14 individuals)	—	—	—	—	57,891,894	—	22.82%	18.24%	65,853,979	—	22.82%	21.18%

________________
*Less than one percent
(1)Unless otherwise noted, the business address of each of those listed in the table above pre-Transactions is 667 Madison Avenue, 5th Floor, New York, New York 10065 and post-Transactions is 1125 N. Charles St., Baltimore, Maryland 21201.
(2)Prior to the Closing, the beneficial ownership of MarketWise, LLC is as follows:

Name and Address of Beneficial Owner	Number of MarketWise, LLC Units	% of MarketWise, LLC Class A Units	% of MarketWise, LLC Class B Units	% of MarketWise, LLC Units
5% Holders
Affiliates of Monument & Cathedral(9)	514,399	96.45%	—	45.81%
Frank P. Stansberry(10)(12)	250,000	—	42.41%	22.27%
Michael Palmer(10)	100,000	—	16.96%	8.91%
Stephen Sjuggerud(10)	75,000	—	12.72%	6.68%
Mark Arnold(10)	59,099	—	10.03%	5.26%
(3)Prior to the Closing, holders of record of ADAC Class A ordinary shares and ADAC Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by ADAC shareholders and vote together as a single class, except as required by law; provided, that holders of ADAC Class B ordinary shares have the right to elect all of ADAC’s directors prior to the Closing, and holders of ADAC’s Class A ordinary shares are not entitled to vote on the election of directors during such time.
(4)Ascendant Sponsor LP is the record holder of such shares. Ascendant Sponsor GP LLC is the general partner of Ascendant Sponsor LP and has voting and investment discretion over the securities held by Ascendant Sponsor LP. Mr. Gomberg is the manager of Ascendant Sponsor GP LLC and has voting and investment discretion over the securities held by Ascendant Sponsor GP LLC. Mr. Gomberg disclaims any beneficial ownership of the securities held by Ascendant Sponsor LP other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Post-Transactions amounts exclude 10,280,000 shares underlying private placement warrants and 3,051,000 Sponsor Earn Out Shares, which will be placed in escrow at the Closing. The address for Ascendant Sponsor LP is 667 Madison Avenue, 5th Floor, New York, New York 10065.
(5)According to a Schedule 13G/A filed on January 15, 2021, represents shares held by certain funds and managed accounts to which Millennium Group Management LLC is its managing member. The managing member of Millennium Group Management LLC is a trust of which Israel A. Englander serves as the sole voting trustee. The address for each is 666 Fifth Avenue, New York, New York 10103.
(6)According to a Schedule 13G filed on March 19, 2021, represents shares held by BIP GP, Weiss Asset Management, WAM GAP, and Andrew M. Weiss, Ph.D. Shares reported for BIP GP include shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP is the sole general partner. Weiss Asset Management is the sole investment manager to the Partnership. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Andrew Weiss, and Weiss Asset Management include shares beneficially owned by the Partnership (and reported above for BIP GP). Each of BIP GP, WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The address for each is 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116.
(7)According to a Schedule 13G/A filed on February 16, 2021, represents shares held by Woodline Partners LP, whose address is 4 Embarcadero Center, Suite 3450 San Francisco, California 94111.
(8)According to a Schedule 13G filed on February 12, 2021, represents shares held by certain funds and managed accounts (“Magnetar Funds”) to which Magnetar Financial LLC (“MFL”) serves as investment advisor. In such capacity, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”) is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”) is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Post-Transactions figures include 150,000 shares purchased as part of the PIPE Investment. The address for each is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(9)Represents shares held of record 85% by Monument & Cathedral and 15% by certain equityholders of Monument & Cathedral who have entered into a voting proxy with respect to their shares in favor of Monument & Cathedral. Monument & Cathedral has voting power over 100% of such shares and dispositive power with respect to 85% of such shares. Monument & Cathedral’s sole manager is Cobblestone Publishing, Inc. (“Cobblestone”). The bylaws of Cobblestone provides the president of Cobblestone with sole voting and dispositive control of the shares held directly or indirectly by Cobblestone. As the current president of Cobblestone Myles Norin has voting and dispositive control over the shares owned by Monument & Cathedral. The business address for each stockholder is 14 W. Mount Vernon Place, Baltimore, Maryland 21201.
(10)The business address of this stockholder is 1125 N. Charles St., Baltimore, Maryland 21201.
(11)All shares are subject to an irrevocable voting proxy in favor of MarketWise PubCo.
(12)All units are subject to an irrevocable voting proxy in favor of Monument & Cathedral.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
ADAC
Founder Shares
On March 2, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of ADAC’s offering costs relating to the initial public offering in exchange for 8,625,000 founder shares. On May 29, 2020, the Sponsor surrendered 1,437,500 founder shares to us for cancellation for no consideration. On June 26, 2020, ADAC effected a share capitalization of 1,437,500 shares, resulting in the Sponsor holding 8,625,000 founder shares. In July 2020, the Sponsor transferred an aggregate of 180,000 founder shares to members of ADAC’s board of directors and ADAC’s advisory board, resulting in the Sponsor holding 8,445,000 founder shares. On July 23, 2020, ADAC effected a share capitalization of 1,725,000 founder shares, resulting in the Sponsor holding 10,170,000 founder shares.
In connection with the Transactions, each of the currently outstanding 10,350,000 founder shares will convert on a one-for-one basis into one share of MarketWise PubCo Class A common stock.
Private Placement Warrants
The Sponsor purchased an aggregate of 10,280,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $10,280,000 in the aggregate, in connection with the initial public offering. The private placement warrants are identical to the warrants sold in the initial public offering except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not be redeemable by ADAC, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of ADAC’s initial Transactions, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.
In connection with the Transactions, each of the 10,280,000 private placement warrants will convert automatically into one warrant to purchase one share of MarketWise PubCo Class A common stock pursuant to the Warrant Agreement.
Administrative Services Agreement
ADAC currently utilizes office space at 667 Madison Avenue, 5th Floor, New York, New York 10065 from the Sponsor as ADAC’s executive offices. Commencing upon consummation of the initial public offering, ADAC pays the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of ADAC’s management team. Upon completion of ADAC’s initial Transactions or ADAC’s liquidation, it will cease paying these monthly fees.
Related Party Note and Advances
On March 2, 2020, the Sponsor agreed to loan ADAC up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with the initial public offering pursuant to an unsecured promissory note. The promissory note was non-interest bearing and payable on the earlier of December 31, 2020 and the completion of the initial public offering. The outstanding balance of approximately $160,000 under the promissory note was paid in full in connection with the closing of the initial public offering.
ADAC’s officers and directors are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. ADAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, ADAC’s officers, directors or its or their affiliates.
In addition, in order to finance transaction costs in connection with an intended initial Transactions, the Sponsor or an affiliate of the Sponsor or certain of ADAC’s officers and directors may, but are not obligated to, loan ADAC funds as may be required on a non-interest basis. If ADAC completes the Transactions, it would repay such loaned amounts. In the event that the Transactions do not close, ADAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from ADAC’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
Registration Rights
The holders of the founder shares, private placement warrants and the Class A ordinary shares underlying such private placement warrants and private placement warrants that may be issued upon conversion of working capital loans have registration rights to require ADAC to register a sale of any of ADAC’s securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that ADAC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to ADAC’s completion of its initial business combination. ADAC will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Transactions, the registration rights agreement will be amended and restated. For additional information, see “Transaction Agreement Proposal—Related Agreements—Registration Rights Agreement.”
Tax Receivable Agreement
Simultaneously with the Closing, the Company, MarketWise, LLC and the Sellers will enter into the Tax Receivable Agreement, which will provide for, among other things, payment by MarketWise PubCo to the Sellers of 85% of the U.S. federal, state and local income tax savings realized by MarketWise PubCo as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Transaction Agreement and the exchange of Retained Units for MarketWise PubCo Class A common stock or cash (as more fully described in the Tax Receivable Agreement). For additional information, see “Transaction Agreement Proposal—Related Agreements—Tax Receivable Agreement.”
MarketWise
Employment Agreements
Executive Officers
MarketWise, LLC has entered into employment agreements with each of its named executive officers. For more information, see “Executive Compensation—Executive Compensation Arrangements—Employment Agreements.”
Michael Palmer
MarketWise, LLC entered into an employment agreement with Mr. Palmer dated May 1, 2015 for his position as Managing Director with an initial base pay of $500,000 (the “Palmer Employment Agreement”). Mr. Palmer holds more than 5% of MarketWise, LLC’s equity and is a director nominee for MarketWise PubCo under the Director Election Proposal. The Palmer Employment Agreement provides that Mr. Palmer’s employment term expires on December 31, 2021 and shall automatically renew for subsequent one-year renewal terms unless otherwise terminated by either party. The Palmer Employment Agreement may be terminated by either party at any time and for any reason upon 180 days’ notice.
The Palmer Employment Agreement provides that Mr. Palmer shall be eligible to receive copy royalties equal to 7% of net revenues on all frontend marketing copy written by Mr. Palmer and 3% of net revenues on all backend copy marketing written by Mr. Palmer. Mr. Palmer is also entitled to participate in MarketWise’s health and welfare plans.

If Mr. Palmer’s employment is terminated for any reason, Mr. Palmer shall be entitled to receive unpaid base pay through the date of termination and reimbursement for any expenses incurred through the date of termination.
Pursuant to the Palmer Employment Agreement, Mr. Palmer is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including non-disparagement and two-year post-employment non-competition and non-solicitation of employees and customer provisions.
Stephen Sjuggerud
MarketWise, LLC entered into an employment agreement with Mr. Sjuggerud dated May 1, 2015, for his position as Editor with an initial base pay of $500,000 (the “Sjuggerud Employment Agreement”). Mr. Sjuggerud holds more than 5% of MarketWise, LLC’s equity. The Sjuggerud Employment Agreement provides that Mr. Sjuggerud’s employment term expires on December 31, 2021 and shall automatically renew for subsequent one-year renewal terms unless otherwise terminated by either party. The Sjuggerud Employment Agreement may be terminated by either party at any time and for any reason upon 180 days’ notice.
The Sjuggerud Employment Agreement provides that Mr. Sjuggerud shall be eligible to receive discretionary bonuses, subject to Mr. Sjuggerud’s employment through the payment date. Mr. Sjuggerud is also entitled to participate in MarketWise’s health and welfare plans.
If Mr. Sjuggerud’s employment is terminated for any reason, Mr. Sjuggerud shall be entitled to receive unpaid base pay through the date of termination and reimbursement for any expenses incurred through the date of termination.
Pursuant to the Sjuggerud Employment Agreement, Mr. Sjuggerud is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including non-disparagement and two-year post-employment non-competition and non-solicitation of employees and customer provisions.
Frank Porter Stansberry
Porter Stansberry holds more than 5% of MarketWise, LLC's equity, but does not currently serve as an employee or a director of any member of the MarketWise. MarketWise, LLC entered into an employment agreement with Mr. Stansberry dated May 1, 2015 (the “Stansberry Employment Agreement”). Mr. Stansberry resigned in 2020, at which time the parties mutually terminated the Stansberry Employment Agreement.
Pursuant to the Stansberry Employment Agreement, Mr. Stansberry is subject to confidentiality and assignment of intellectual property provisions which by their nature survive the termination of the Stansberry Employment Agreement. The non-competition and non-solicitation of employees and customer provisions and the license to Mr. Stansberry’s name and likeness expire on January 1, 2022.
Equity Compensation
MarketWise, LLC has made certain equity-based awards to its named executive officers. For more information, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End”
Licensing and Solicitation Fees
Stansberry & Associates Investment Research, LLC licenses its names and logos to Stansberry Asset Management LLC (“SAM”) in exchange for licensing fees. Stansberry & Associates Investment Research, LLC also receives solicitation fees from SAM when Stansberry & Associates Investment Research, LLC’s customers sign up to receive services from SAM. The amount of such fees accrued in the year ended December 31, 2020 was approximately $350,000. Marco Ferri, Mark Arnold, Stephen Sjuggerud, Porter Stansberry, and Michael Palmer are indirect, passive owners of SAM.
Second Amended and Restated Operating Agreement of MarketWise, LLC

MarketWise, LLC and the Sellers are parties to the Existing LLC Agreement, which prior to the Transactions governs the business and operations of MarketWise, LLC and defines the relative rights and privileges associated with the existing units of MarketWise, LLC. In connection with the consummation of the Transactions, MarketWise PubCo and the other members of MarketWise, LLC will enter into the MarketWise Third A&R Operating Agreement. For additional information, see “Transaction Agreement Proposal—Related Agreements—MarketWise Third A&R Operating Agreement.”
Profits and Tax Distributions
MarketWise, LLC makes ordinary course profit and tax distributions to Monument & Cathedral, Porter Stansberry, Michael Palmer, Stephen Sjuggerud, Mark Arnold, Dale Lynch, and Marco Ferri. The amount distributed to Monument & Cathedral in the year ended December 31, 2020 was approximately $99.0 million. The amount distributed to Porter Stansberry in the year ended December 31, 2020 was approximately $44.5 million. The amount distributed to Michael Palmer in the year ended December 31, 2020 was approximately $13.0 million. The amount distributed to Stephen Sjuggerud in the year ended December 31, 2020 was approximately $10.7 million. The amount distributed to Mark Arnold in the year ended December 31, 2020 was approximately $1.7 million. The amount distributed to Dale Lynch in the year ended December 31, 2020 was approximately $355,000. The amount distributed to Marco Ferri in the year ended December 31, 2020 was approximately $284,000.
Leases
A member of the MarketWise leases an office property from Sandlapper II, LLC. Stephen Sjuggerud and Michael Palmer are owners of Sandlapper II, LLC. The amount paid under the lease in the year ended December 31, 2020 was approximately $55,000.
Notes and Advances
On December 22, 2016, a subsidiary of Monument & Cathedral advanced $5,670,400 to MarketWise, LLC and Stansberry & Associates Investment Research, LLC, collectively, pursuant to a secured uncommitted credit agreement dated December 31, 2013 and a secured promissory note dated December 22, 2016. The advance bore interest at a per annum floating rate equal to the U.S. Prime Rate plus 2%. The remaining amount outstanding under the security agreement and note of approximately $2,299,283 was repaid in full on June 1, 2020. The secured uncommitted credit agreement dated December 31, 2013 was subsequently terminated on February 11, 2021.
On August 13, 2019, Porter Stansberry issued an unsecured promissory note to MarketWise, LLC, pursuant to which Mr. Stansberry borrowed an aggregate principal amount of $3,000,000 bearing interest at a per annum floating rate equal to the Applicable Federal Rate for long-term loans. The amount outstanding under the note of approximately $3,048,699 was repaid in full on June 30, 2020.
Revenue Share Arrangements
MarketWise, LLC’s operating companies regularly enter into informal revenue share arrangements with Monument & Cathedral. Under such arrangements, MarketWise, LLC’s operating companies pay subsidiaries of Monument & Cathedral a percentage of the revenue generated by their marketing efforts or a fixed price for each customer that MarketWise, LLC’s operating company acquires through their marketing efforts. These revenue share arrangements are generally informal and only last for the duration of the marketing effort, which is typically short term. In the year ending December 31, 2020, MarketWise, LLC paid Monument & Cathedral or their subsidiaries approximately $3.4 million under such arrangements.
MarketWise, LLC’s operating companies also enter into similar informal arrangements under which subsidiaries of Monument & Cathedral pay the participating MarketWise, LLC operating company for its marketing efforts. In 2020, Monument & Cathedral paid MarketWise, LLC approximately $2.6 million under such arrangements.
Following the Transactions, MarketWise, LLC expects its revenue share arrangements with Monument & Cathedral and its subsidiaries to continue.

Holding Company Services
A number of subsidiaries of Monument & Cathedral provide various administrative services to MarketWise, LLC’s operating companies. The total amount paid to Monument & Cathedral’s subsidiaries in the year ending December 31, 2020 was approximately $1.3 million.
Director and Officer Indemnification
MarketWise, LLC’s operating agreement provides for indemnification and advancement of expenses for its directors and officers, subject to limited exceptions. Following the Transactions, MarketWise PubCo expects to enter into indemnification agreements with each of its directors and executive officers. For additional information, see “Description of MarketWise PubCo Securities—Limitations on Liability and Indemnification of Officers and Directors.”
Policies and Procedures for Related Persons Transactions
Effective upon the consummation of the Transactions, the board of directors of MarketWise PubCo will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•any person who is, or at any time during the applicable period was, one of MarketWise PubCo’s executive officers or directors;
•any person who is known by the post-combination company to be the beneficial owner of more than 5% of MarketWise PubCo voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of MarketWise PubCo’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of MarketWise PubCo’s voting stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.
MarketWise PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
ADAC is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of MarketWise PubCo, your rights will differ in some regards as compared to when you were a shareholder of ADAC.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ADAC and MarketWise PubCo according to applicable law or the organizational documents of ADAC and MarketWise PubCo.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of ADAC, attached to this proxy statement/prospectus as Annex G, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex H and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex I. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to MarketWise PubCo and ADAC, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Transactions	Mergers generally require approval of a majority of the voting power of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval - there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Act and ADAC’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal 4B).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of ADAC owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF MARKETWISE PUBCO SECURITIES
General
Under the Proposed Charter and Proposed Bylaws, MarketWise PubCo’s authorized capital stock will consist of:
•950,000,000 shares of Class A common stock, par value $0.0001 per share;
•300,000,000 shares of Class B common stock, par value $0.0001 per share; and
•100,000,000 shares of preferred stock, par value $0.0001 per share.
The following summary describes the material provisions of MarketWise PubCo’s capital stock. ADAC urges shareholders to read the Proposed Charter and Proposed Bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
Certain provisions of the Proposed Charter and Proposed Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.
Common Stock
Class A Common Stock
Holders of shares of MarketWise PubCo’s Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Holders of shares of MarketWise PubCo Class A common stock are entitled to receive dividends when and if declared by MarketWise PubCo’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon dissolution or liquidation of MarketWise PubCo, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of MarketWise PubCo Class A common stock and MarketWise PubCo Class B common stock will be entitled to receive ratable portions of the remaining assets available for distribution; provided, that each holder of shares of MarketWise PubCo Class B common stock shall not be entitled to receive more than $0.0001 per share of MarketWise PubCo Class B common stock owned of record by such holder on the record date for such distribution and upon receiving such amount, shall not be entitled to receive any other assets or funds with respect to such shares of MarketWise PubCo Class B common stock.
Holders of shares of MarketWise PubCo Class A common stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of MarketWise PubCo Class A common stock. There will be no redemption or sinking fund provisions applicable to MarketWise PubCo Class A common stock.
Class B Common Stock
Each share of MarketWise PubCo Class B common stock entitles its holders to one vote per share on all matters presented to the MarketWise PubCo stockholders generally.
Shares of MarketWise PubCo Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of Common Units held by the members of MarketWise and the number of shares of MarketWise PubCo Class B common stock issued and outstanding. Shares of MarketWise PubCo Class B common stock are transferable only together with an equal number of Common Units. Only permitted transferees of Common Units held by the members of MarketWise will be permitted transferees of

MarketWise PubCo Class B common stock. See “Transaction Agreement Proposal—Related Agreements—MarketWise Third A&R Operating Agreement.”
Holders of shares of MarketWise PubCo Class B common stock will vote together with holders of MarketWise PubCo Class A common stock as a single class on all matters presented to MarketWise PubCo’s stockholders for their vote or approval, except for certain amendments to the Proposed Charter described below or as otherwise required by applicable law or the Proposed Charter.
Holders of MarketWise PubCo Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.0001 per share of MarketWise PubCo Class B common stock. Additionally, holders of shares of MarketWise PubCo Class B common stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of MarketWise PubCo Class B common stock. There will be no redemption or sinking fund provisions applicable to MarketWise PubCo Class B common stock. Any amendment of the Proposed Charter that gives holders of MarketWise PubCo Class B common stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for MarketWise PubCo Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of a majority of the holders of MarketWise PubCo Class A common stock voting separately as a class.
Upon the consummation of the Transactions, the Sellers will own, in the aggregate, 253,700,000 shares of MarketWise PubCo Class B common stock, assuming that no public shareholders exercise their redemption rights in connection with the Transactions.
Preferred Stock
Upon the consummation of the Transactions and the effectiveness of the Proposed Charter that will become effective immediately prior to the consummation of the Transactions, the total of MarketWise PubCo’s authorized shares of preferred stock will be 100,000,000 shares. Upon the consummation of the Transactions, MarketWise PubCo will have no shares of preferred stock outstanding.
Under the terms of the Proposed Charter that will become effective immediately prior to the consummation of the Transactions, the MarketWise PubCo board of directors is authorized to direct MarketWise PubCo to issue shares of preferred stock in one or more series without stockholder approval. The MarketWise PubCo board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing MarketWise PubCo’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of MarketWise PubCo’s outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of MarketWise PubCo Class A common stock by restricting dividends on MarketWise PubCo Class A common stock, diluting the voting power of MarketWise PubCo Class A common stock or subordinating the liquidation rights of MarketWise PubCo Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of MarketWise PubCo Class A common stock.
Registration Rights
MarketWise PubCo intends to enter into a Registration Rights Agreement with Sponsor, certain members of the Sponsor, and certain former stockholders of MarketWise in connection with the Transactions pursuant to which such parties will have specified rights to require MarketWise PubCo to register all or a portion of their shares under the Securities Act. See “Transaction Agreement Proposal—Related Agreements—Registration Rights Agreement.”

Forum Selection
The Proposed Charter will provide (A) (i) any derivative action or proceeding brought on behalf of MarketWise PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of MarketWise PubCo to MarketWise PubCo or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The Proposed Charter will also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of MarketWise PubCo’s capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Dividends
Declaration and payment of any dividend will be subject to the discretion of MarketWise PubCo’s board of directors. The time and amount of dividends will be dependent upon MarketWise PubCo’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing its current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors MarketWise PubCo’s board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of MarketWise PubCo’s business and to repay indebtedness, and therefore, do not anticipate declaring or paying any cash dividends on MarketWise PubCo Class A common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Related to MarketWise PubCo’s Organizational Structure After the Transactions—MarketWise PubCo does not currently intend to pay dividends on its Class A common stock.”
Redeemable Warrants
Public Shareholders’ Warrants
Each whole public warrant entitles the registered holder to purchase one share of MarketWise PubCo Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of MarketWise PubCo Class A common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. Accordingly, unless you purchased at least two units, you will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of MarketWise PubCo Class A common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of MarketWise PubCo Class A common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of MarketWise PubCo Class A common stock upon exercise of a public warrant unless the shares of MarketWise PubCo Class A common stock issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the shares of MarketWise PubCo Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of MarketWise PubCo Class A common stock issuable upon exercise of the public warrants. We will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of MarketWise PubCo Class A common stock issuable upon exercise of the public warrants is not effective by the sixtieth (60th) business day after the Closing, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of MarketWise PubCo Class A common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of MarketWise PubCo Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of MarketWise PubCo Class A common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of MarketWise PubCo Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by Continental.
The forward purchase warrants will have the same terms as the public warrants (including with respect to term, exercise price, redeemability and manner of exercise), except that they will be subject to certain transfer restrictions and registration rights, as described herein.
Redemption of Public Warrants When the Price Per MarketWise PubCo Class A Common Stock Equals or Exceeds $18.00
Once the public warrants become exercisable, we may call the public warrants (and the forward purchase warrants) for redemption (except as described herein with respect to the private placement warrants):
a.in whole and not in part;
b.at a price of $0.01 per warrant;
c.upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each public warrant holder; and
d.if, and only if, the closing price of the shares of MarketWise PubCo Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders.

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of MarketWise PubCo Class A common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of MarketWise PubCo Class A common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of MarketWise PubCo Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) public warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants When the Price Per MarketWise PubCo Class A Common Stock Equals or Exceeds $10.00
Once the public warrants become exercisable, we may call the public warrants (and the forward purchase warrants) for redemption:
a.in whole and not in part;
b.at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares of MarketWise PubCo Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of MarketWise PubCo Class A common stock (as defined below) except as otherwise described below;
c.if, and only if, the closing price of our shares of MarketWise PubCo Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders; and
d.if the closing price of the shares of MarketWise PubCo Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
Beginning on the date the notice of redemption is given until the public warrants are redeemed or exercised, holders may elect to exercise their public warrants on a cashless basis. The numbers in the table below represent the number of shares of MarketWise PubCo Class A common stock that a public warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of MarketWise PubCo Class A common stock on the corresponding redemption date (assuming holders elect to exercise their public warrants and such public warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of our shares of MarketWise PubCo Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below. We will provide our public warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant or the exercise price of a public warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below.
If the number of shares issuable upon exercise of a public warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant. If the exercise price of a public warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ —Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a public warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Shares of MarketWise PubCo Class A Common Stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.237	0.259	0.278	0.295	0.311	0.325	0.338	0.35	0.361
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.35	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.35	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.22	0.243	0.265	0.285	0.303	0.32	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.33	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.17	0.199	0.228	0.255	0.28	0.303	0.324	0.343	0.361
24 months	0.159	0.19	0.22	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.21	0.24	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.2	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.12	0.153	0.187	0.22	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.3	0.332	0.361
6 months	0.059	0.092	0.13	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.03	0.06	0.1	0.145	0.193	0.24	0.284	0.324	0.361
0 months	0	0	0.042	0.115	0.179	0.233	0.281	0.324	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of MarketWise PubCo Class A common stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of our shares of MarketWise PubCo Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $11.00 per share, and at such time there are 57 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.255 shares of MarketWise PubCo Class A common stock for each whole public warrant.
For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our shares of MarketWise PubCo Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are 38 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.284 shares of MarketWise PubCo Class A common stock for each whole public warrant. In no event will the public warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of MarketWise PubCo Class A common stock per public warrant (subject to adjustment). Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of MarketWise PubCo Class A common stock.
This redemption feature differs from the typical public warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of public warrants for cash (other than the private placement warrants) when the trading price for the shares of MarketWise PubCo Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding public warrants (and the forward purchase warrants) to be redeemed when the shares of MarketWise PubCo Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of MarketWise PubCo Class A common stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Public Warrants When the Price Per MarketWise PubCo Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their public warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their public warrants based on an option pricing model with a fixed volatility input as of the date of the final prospectus filed in connection with our IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding public warrants (and the forward purchase warrants), and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the applicable redemption price to public warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the public warrant holders.
As stated above, we can redeem the public warrants when the shares of MarketWise PubCo Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing public warrant holders with the opportunity to exercise their public warrants on a cashless basis for the applicable number of shares. If we choose to redeem the public warrants when the shares of MarketWise PubCo Class A common stock are trading at a price below the exercise price of the public warrants, this could result in the public warrant holders receiving fewer shares of MarketWise PubCo Class A common stock than they would have received if they had chosen to wait to exercise their public warrants for shares of MarketWise PubCo Class A common stock if and when such shares of MarketWise PubCo Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of MarketWise PubCo Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of MarketWise PubCo Class A common stock to be issued to the holder.
Redemption Procedures

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to Continental’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of MarketWise PubCo Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of MarketWise PubCo Class A common stock is increased by a share capitalization payable in shares of MarketWise PubCo Class A common stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of MarketWise PubCo Class A common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase shares of MarketWise PubCo Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of MarketWise PubCo Class A common stock equal to the product of (i) the number of shares of MarketWise PubCo Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of MarketWise PubCo Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per MarketWise PubCo Class A common stock paid in such rights offering and divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of MarketWise PubCo Class A common stock, in determining the price payable for shares of MarketWise PubCo Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of MarketWise PubCo Class A common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of MarketWise PubCo Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of shares of MarketWise PubCo Class A common stock on account of such shares of MarketWise PubCo Class A common stock (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of MarketWise PubCo Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of MarketWise PubCo Class A common stock issuable on exercise of each public warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the IPO), then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of MarketWise PubCo Class A common stock in respect of such event.
If the number of outstanding shares of MarketWise PubCo Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of MarketWise PubCo Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of MarketWise PubCo Class A common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of MarketWise PubCo Class A common stock.
Whenever the number of shares of MarketWise PubCo Class A common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of MarketWise PubCo Class A common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of MarketWise PubCo Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of MarketWise PubCo Class A common stock (other than those described above or that solely affects the par value of such shares of MarketWise PubCo Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of MarketWise PubCo Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of MarketWise PubCo Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of MarketWise PubCo Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of MarketWise PubCo Class A common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such public warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of MarketWise PubCo Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of MarketWise PubCo Class A common stock in such a transaction is payable in the form of shares of MarketWise PubCo Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.
The public warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which is filed as an exhibit to this Annual Report for a complete description of the terms and conditions applicable to the public warrants.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of Continental, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their public warrants and receive shares of MarketWise PubCo Class A common stock. After the issuance of shares of MarketWise PubCo Class A common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants being sold as part of the units in the IPO. The private placement warrants (including the shares of MarketWise PubCo Class A common stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions as described under “Principal Shareholders—Transfers of Founder Shares, Private Placement Warrants and Forward Purchase Securities,” to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described above under “—Redemption of Public Warrants When the Price Per MarketWise PubCo Class A Common Stock Equals or Exceeds $10.00”) so long as they are held by our Sponsor, members of our Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants included in the units being sold in the IPO.
Except as described above under “—Public Shareholders’ Warrants—Redemption of Public Warrants When the Price Per MarketWise PubCo Class A Common Stock Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of MarketWise PubCo Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of MarketWise PubCo Class A common stock underlying the warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor exercise fair market value. The “sponsor exercise fair market value” will mean the average reported closing price of the shares of MarketWise PubCo Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to Continental. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Closing. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their public warrants and sell the shares of MarketWise PubCo Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of MarketWise PubCo at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Anti-Takeover Provisions
The Proposed Charter and Proposed Bylaws, as they will be in effect immediately prior to the consummation of the Transactions, will contain provisions that may delay, defer or discourage another party from acquiring control of MarketWise PubCo. ADAC expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of MarketWise PubCo to first negotiate with MarketWise PubCo’s board of directors, which ADAC believes may result in an improvement of the terms of any such acquisition in favor of MarketWise PubCo’s stockholders. However, they also give MarketWise PubCo’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of MarketWise PubCo’s common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and, as described under “Transaction Agreement Proposal—Related Agreements—Registration Rights Agreement—Common Unit Redemption Right,” funding of redemptions of Common Units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of MarketWise PubCo by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Proposed Charter will provide that MarketWise PubCo’s board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The Proposed Charter will also provide that subject to the rights of the holders of any series of preferred stock then outstanding, for as long as the Proposed Charter provides for a classified board of directors, any director, or the entire board of directors, may otherwise be removed only for cause by an affirmative vote of at least a majority of the voting power of all the outstanding shares of MarketWise PubCo’s capital stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose. See “Management of MarketWise PubCo After Closing of the Transactions—Board Composition and Election of Directors.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of MarketWise PubCo or its management.
Stockholder Action by Written Consent
Under the terms of the Proposed Charter, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Special Meetings of Stockholders
The Proposed Bylaws will provide that only the chairperson of MarketWise PubCo’s board of directors or a majority of MarketWise PubCo’s whole board of directors may call special meetings of the stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Proposed Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to MarketWise PubCo’s board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide MarketWise PubCo with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of MarketWise PubCo’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to MarketWise PubCo’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of MarketWise PubCo’s outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Section 203 of the DGCL
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. The Proposed Charter will not contain a provision opting out of Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter and Proposed Bylaws provide indemnification and advancement of expenses for MarketWise PubCo’s directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, the Proposed Charter includes provisions that eliminate the personal liability of MarketWise PubCo’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict MarketWise PubCo’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Under the Proposed Charter MarketWise PubCo will, to the fullest extent permitted by Delaware law, renounce any interest or expectancy that MarketWise PubCo otherwise would be entitled to have in, all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to Sponsor or its affiliates (other than MarketWise PubCo and its subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an officer or employee of MarketWise PubCo or its subsidiaries), or any director or stockholder who is not employed by MarketWise PubCo or its subsidiaries (each such person, an “exempt person”). The Proposed Charter will provide that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which MarketWise PubCo or its subsidiaries now engage or propose to engage or (2) otherwise competing, directly or indirectly, with MarketWise PubCo or any of its subsidiaries. In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for MarketWise PubCo or its subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to MarketWise PubCo or any of its subsidiaries and such exempt person may take any such opportunity for themselves or offer it to another person or entity. The forgoing provisions shall not apply to an opportunity that was expressly offered to an exempt person solely in their capacity as a director, executive officer or employee of MarketWise PubCo or its subsidiaries.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, MarketWise PubCo’s stockholders will have appraisal rights in connection with a merger or consolidation of MarketWise PubCo. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of MarketWise PubCo’s stockholders may bring an action in MarketWise PubCo’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of MarketWise PubCo at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent and registrar for MarketWise PubCo Class A common stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
ADAC will apply for listing, to be effective at the time of the Transactions, of MarketWise PubCo Class A common stock and MarketWise PubCo warrants on Nasdaq under the proposed symbols “MKTW” and “MKTW W,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF MarketWise PUBCO SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted MarketWise PubCo common stock or MarketWise PubCo warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of MarketWise PubCo at the time of, or at any time during the three months preceding, a sale and (ii) MarketWise PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as MarketWise PubCo was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of MarketWise PubCo common stock or MarketWise PubCo warrants for at least six months but who are affiliates of MarketWise PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of MarketWise PubCo common stock then outstanding; or
•the average weekly reported trading volume of MarketWise PubCo’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of MarketWise PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about MarketWise PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after ADAC has completed ADAC’s initial business combination.
ADAC anticipates that following the consummation of the Transactions, MarketWise PubCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
MarketWise PubCo’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal (other than nominations for election to MarketWise PubCo’s board of directors (described below)) before an annual meeting of stockholders. MarketWise PubCo’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting given by or at the direction of MarketWise PubCo’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of MarketWise PubCo’s board of directors or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of MarketWise PubCo both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in MarketWise PubCo’s Proposed Bylaws or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for the annual meeting of stockholders. To be timely for MarketWise PubCo’s annual meeting of stockholders, a stockholder’s notice must be delivered to, or mailed and received at, MarketWise PubCo’s principal executive offices:
•not earlier than the 90th day; and
•not later than the 120th day,
•before the one-year anniversary of the immediately preceding year’s annual meeting.
In the event that MarketWise PubCo holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of the immediately preceding year’s annual meeting, notice of a stockholder proposal must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event will adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of timely notice as described above.
We currently anticipate the 2022 annual meeting of stockholders of MarketWise PubCo will be held no later than June 2022. Notice of a nomination or proposal must be delivered to MarketWise PubCo no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2022 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at MarketWise PubCo’s principal office a reasonable time before MarketWise PubCo begins to print and send its proxy materials and must comply with Rule 14a-8.
A stockholder shall update and supplement (iii) its notice to MarketWise PubCo of its intent to propose business at an annual meeting of stockholders, if necessary, so that the information provided or required to be provided in such notice as described above shall be true and correct as of the record date for notice of the annual meeting and as of the date that is ten business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, MarketWise’s secretary at the principal executive offices of MarketWise PubCo not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the extraordinary general meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the extraordinary general meeting or any adjournment or postponement thereof).

Stockholder Director Nominees
MarketWise PubCo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting of the stockholders (but only if the election of directors is a matter specified in the notice of the meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of MarketWise PubCo’s Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by MarketWise PubCo’s Proposed Bylaws. In addition, the stockholder must give timely notice to MarketWise PubCo’s secretary in accordance with MarketWise PubCo’s Proposed Bylaws, which, in general, require that the notice be received by MarketWise PubCo’s secretary within the time periods described above under “- Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with ADAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Ascendant Digital Acquisition Corp., 667 Madison Avenue, 5th Floor, New York, New York 10065. Following the Transactions, such communications should be sent to MarketWise, Inc., 1125 N. Charles St., Baltimore, Maryland 21201. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
White & Case LLP has passed upon the validity of the securities of MarketWise PubCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus, and, as tax counsel for ADAC, has passed upon certain U.S. federal income tax consequences of the Transactions and the domestication for ADAC.
EXPERTS
The financial statements of Ascendant Digital Acquisition Corp. as of December 31, 2020, and for the period from February 11, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of MarketWise, LLC as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, ADAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ADAC’s annual report to shareholders and ADAC’s proxy statement. Upon written or oral request, ADAC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ADAC deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ADAC deliver single copies of such documents in the future. Shareholders may notify ADAC of their requests by calling or writing ADAC at its principal executive offices at 667 Madison Avenue, 5th Floor, New York, New York 10065 or (212) 209 - 1612.
ENFORCEABILITY OF CIVIL LIABILITY
ADAC is a Cayman Islands exempted company. If ADAC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the domestication, you may have difficulty serving legal process within the United States upon ADAC. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ADAC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ADAC may be served with process in the United States with respect to actions against ADAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ADAC’s securities by serving ADAC’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
ADAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
ADAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ADAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to ADAC has been supplied by ADAC, and all such information relating to MarketWise, LLC has been supplied by MarketWise, LLC, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus, or if you have questions about the transactions, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400)
Email: ACND.info@investor.morrowsodali.com

Ascendant Digital Acquisition Corp
MarketWise, LLC
Index to Consolidated Financial Statements

F-2

ASCENDANT DIGITAL ACQUISITION CORP
CONDENSED BALANCE SHEET
MARCH 31, 2021 AND DECEMBER 31, 2020

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$695,093	$861,754
Prepaid expenses	270,481	328,772
Total current assets	965,574	1,190,526
Investments held in Trust Account	414,258,248	414,209,593
Total Assets	$415,223,822	$415,400,119
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$307,489	$22,120
Accrued expenses	77,250	111,146
Due to related party	9,750	9,750
Total current liabilities	394,489	143,016
Deferred underwriting commissions	14,490,000	14,490,000
Derivative warrant liabilities	31,663,240	53,801,110
Total liabilities	46,547,729	68,434,126
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 36,367,609 and 34,196,599 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	363,676,090	341,965,990
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,032,391 and 7,203,401 shares issued and outstanding (excluding 36,367,609 and 34,196,599 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	503	720
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 issued and outstanding as of March 31, 2021 and December 31, 2020	1,035	1,035
Additional paid-in capital	12,918,005	34,627,888
Accumulated deficit	(7,919,540)	(29,629,640)
Total shareholders’ equity	5,000,003	5,000,003
Total liabilities and shareholders’ equity	$415,223,822	$415,400,119
The accompanying notes are an integral part of these unaudited condensed financial statements.

ASCENDANT DIGITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$446,425
Administrative expenses - related party	30,000
Loss from operations	$(476,425)
Other income:
Change in fair value of derivative warrant liabilities	22,137,870
Interest earned on investments held in Trust Account	48,655
Net income	$21,710,100
Basic and diluted weighted average shares outstanding of Class A ordinary shares	41,400,000
Basic and diluted net income per share, Class A	$0.00
Basic and diluted weighted average shares outstanding of Class B ordinary shares	10,350,000
Basic and Diluted net income per share, Class B	$2.09
The accompanying notes are an integral part of these unaudited condensed financial statements.

ASCENDANT DIGITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares
	Class A		Class B
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - December 31, 2020	7,203,401	$720	10,350,000	$1,035	$34,627,888	$(29,629,640)	$5,000,003
Shares subject to possible redemption	(2,171,010)	(217)			(21,709,883)		(21,710,100)
Net income						21,710,100	21,710,100
Balance - March 31, 2021 (unaudited)	5,032,391	$503	10,350,000	$1,035	$12,918,005	$(7,919,540)	$5,000,003
The accompanying notes are an integral part of these unaudited condensed financial statements.

ASCENDANT DIGITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net income	$21,710,100
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(48,655)
Change in fair value of derivative warrant liabilities	(22,137,870)
Changes in operating assets and liabilities:
Prepaid expenses	58,291
Accounts payable	285,369
Accrued expenses	(33,896)
Net cash used in operating activities	(166,661)
Net change in cash	(166,661)
Cash - beginning of the period	861,754
Cash - end of the period	$695,093
Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	21,710,000
The accompanying notes are an integral part of these unaudited condensed financial statements.

Note 1 — Description of Organization and Business Operations
Organization and General
Ascendant Digital Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on February 11, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in what it calls the “Attention Economy”, which refers to various converging sectors within interactive (digital) entertainment, film/television, music, print and digital books (including magazine and comics publications), e-sports, live events and other forms of consumer entertainment and enabling services and technologies. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).
At March 31, 2021, the Company had not yet commenced operations. All activity for the period from February 11, 2020 (inception) through March 31, 2021 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments on investments in the Trust Account (as defined below).
The Company’s sponsor is Ascendant Sponsor LP, a Cayman Islands exempted limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on July 24, 2020. On July 28, 2020, the Company consummated its Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 5,400,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.4 million, inclusive of approximately $14.5 million in deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,280,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $414.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and which was invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders (the “Public Shareholders”) of its Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. The Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 28, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On March 1, 2021, the Company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Beacon Street Group, LLC, a Delaware limited liability company (the “BSG”), all of the members of BSG party thereto (collectively, the “Sellers” and each a “Seller”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder (in such capacity, the “Seller Representative”). Each of the Company, BSG, the Sellers and the Seller Representative are individually referred to herein as a “Party” and, collectively, the “Parties”. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” The time of the closing of the Business Combination is referred to herein as the “Closing.” The date of the Closing of the Business Combination is referred to herein as the “Closing Date.”
The Domestication; Charter of the Company and Bylaws of the Company
At the end of the day immediately prior to the Closing Date, subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, the Company will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Act (As Revised) (the “Domestication”).
By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of the Company’s shareholders: (i) each of the then issued and outstanding Class B ordinary shares of the Company, par value $0.0001 per share (each, a “Cayman Class B Share”), will convert automatically, on a one-for-one basis, into a Class A ordinary share of the Company, par value $0.0001 per share (each, a “Cayman Class A Share”); (ii) immediately following the conversion described in clause (i), each of the then issued and outstanding Cayman Class A Shares will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Company (after the Domestication) (the “Class A Common Stock”); and (iii) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share will convert automatically into a warrant to acquire one share of Class A Common Stock pursuant to the related warrant agreement.

Substantially simultaneously with or immediately following the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, the Company will also file (a) a certificate of incorporation with the Secretary of State of Delaware in the form attached to the Business Combination Agreement (the “Company Domesticated Charter”) and (b) adopt bylaws in the form attached to the Business Combination Agreement (the “Company Domesticated Bylaws”), to (among other things) establish a capital structure for the Company containing Class A Common Stock and shares of Class B common stock, par value $0.0001 per share of Company (after the Domestication) (the “Class B Common Stock”). The shares of Class B Common Stock will have the same voting rights as the shares of Class A Common Stock but the shares of Class B Common Stock will have no economic rights, in each case as set forth in the Company Domesticated Charter and Company Domesticated Bylaws.
Pursuant to the Business Combination Agreement, substantially concurrently with the Closing, BSG will distribute all of its cash and cash equivalents to the Sellers in accordance with its then in effect operating agreement. Following such distribution, BSG will effectuate a recapitalization, pursuant to which, among other things, all Class A and Class B units of BSG (including the unvested Class B units of BSG) held by the Sellers will convert or exchange into a new class of common units of BSG with such terms and conditions as set forth in the BSG Third A&R Operating Agreement (as defined and discussed below). Following such recapitalization, the Sellers will collectively hold a single class of common units of BSG.
Subject to the satisfaction or waiver of certain conditions set forth in the Business Combination Agreement, at the Closing, the Company will contribute a subscription amount (the “Subscription Amount”) to BSG in exchange for units and warrants in BSG. Pursuant to the Business Combination Agreement, the Subscription Amount will be an amount of cash determined by BSG and will be not less than $85,000,000 nor more than $150,000,000; provided, that, notwithstanding the foregoing, if the Subscription Amount determined by BSG will be greater than the Available Distributable Cash (as defined below), the Subscription Amount will automatically be deemed to be an amount equal to the Available Distributable Cash.
Pursuant to the Business Combination Agreement, the “Available Distributable Cash” will be an aggregate amount equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in the Company’s trust account, less amounts required for the redemptions of Cayman Class A Shares by the Company’s current shareholders, plus (b) the aggregate proceeds, if any, actually received by the Company from the Subscriptions (as defined and discussed below) plus (c) all other cash and cash equivalents of the Company minus (d) the aggregate amount of unpaid transaction costs incurred by the parties to the Business Combination Agreement.
At the Closing, the Company will also purchase certain units of BSG from the Sellers for cash consideration (the “Cash Consideration”) in an amount equal to (i) the Available Acquiror Closing Cash (as defined below), less (ii) the aggregate amount of unpaid transaction costs incurred by the parties to the Business Combination Agreement as of the Closing, provided, that, under no circumstances will the Cash Consideration be more than $374,000,000 or less than $0. Pursuant to the Business Combination Agreement, the “Available Acquiror Closing Cash” will be an aggregate amount equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in the Company’s trust account, less amounts required for the redemptions of Cayman Class A Shares by the Company’s current shareholders plus (b) the aggregate proceeds, if any, actually received by the Company from the Subscriptions plus (c) all other cash and cash equivalents of the Company minus (d) the Subscription Amount.
Additionally, at the Closing, the Company will issue to the Sellers, for nominal consideration, a certain number of shares of Class B Common Stock equal to the aggregate number of units of the Company retained by the Sellers at the Closing (collectively, the “Retained Units”), with each Seller receiving its pro rata share of such shares of Class B Common Stock and Retained Units. Pursuant to the Business Combination Agreement, the Retained Units will be a number of common units of the Company equal to the quotient of (a) $2,910,923,000 (being the agreed equity value to the Sellers) minus the Cash Consideration, divided by (b) $10.00.
Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by BSG and its subsidiaries, and the

Company’s only direct assets will consist of units and warrants of BSG. Assuming that none of the Company’s current shareholders exercise their right to redeem their Cayman Class A Shares, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to the Sponsor Earn Out Shares (as defined and discussed below) or outstanding warrants to purchase Cayman Class A Shares, the Company is expected to own, directly or indirectly, approximately 20.1% of the issued and outstanding units of BSG at the Closing and will control BSG as the sole manager of BSG in accordance with the terms of the BSG Third A&R Operating Agreement and all remaining units of the Company will be owned by the Sellers.
Upon consummation of the Transactions, the Company will change its name to “MarketWise, Inc.”
The Closing is subject to certain conditions, including, among other things, (i) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby and certain other matters by requisite vote of the Company’s shareholders; (ii) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; and (iv) material compliance by the parties with their respective pre-Closing and Closing obligations and the accuracy of each party’s representations and warranties in the Business Combination Agreement, in each case subject to certain materiality standards contained in the Business Combination Agreement. In addition, BSG’s obligation to consummate the Business Combination is subject to the condition that the sum of (x) the funds remaining in the Company’s trust account (after giving effect to redemptions of Cayman Class A Shares by the Company’s current shareholders) and (y) the aggregate amount the Company actually receives from the Subscriptions, but in each case before giving effect to the consummation of the Closing and the payment of the aggregate amount of unpaid transaction costs incurred by the parties to the Business Combination Agreement, be equal to or exceed $150,000,000.
Liquidity and Capital Resources
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2021, the Company had approximately $0.7 million in its operating bank account and working capital of approximately $0.7 million.
The Company’s liquidity needs up to March 31, 2021 had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan of approximately $160,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on July 28, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10K/A filed with the SEC on May 10, 2021.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of March 31, 2021 and December 31, 2020.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Use of Estimates
The preparation of financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of March 31, 2021, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s marketable securities held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less and are recognized at fair value. The fair value of marketable securities held in Trust Account is determined using quoted prices in active markets.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A ordinary share were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021, and December 31, 2020, 36,367,609 and 34,196,599 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.
Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 or December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net income per ordinary shares
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 30,980,000 shares of Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income per share is the same as basic income per share for the periods presented.
The Company’s unaudited statements of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $49,000 for three months ended March 31, 2021 and for the period from February 11 (inception), 2020 through March 31, 2021, by the weighted average number of shares of Class A ordinary shares outstanding for the period. Net income per share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.
Recent accounting pronouncements
In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering
On July 28, 2020, the Company consummated its Initial Public Offering of 41,400,000 Units, including the 5,400,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.4 million, inclusive of approximately $14.5 million in deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions
Founder Shares
On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 Class B ordinary shares, par value $0.0001, (the “Founder Shares”), for an aggregate price of $25,000. On May 29, 2020, the Sponsor surrendered 1,437,500 Founder Shares to the Company for cancellation for no consideration. On June 26, 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding 8,625,000 Founder Shares. In July 2020, the Sponsor transferred an aggregate of 180,000 Founder Shares to members of the Company’s board of directors and advisory board, resulting in the Sponsor holding 8,445,000 Founder Shares. On July 23, 2020, the Company effected another share capitalization of 1,725,000 Founder Shares, resulting in an aggregate of 10,350,000 Founder Shares outstanding, of which the Sponsor holds 10,170,000 shares. All shares and the associated amounts have been retroactively restated to reflect the aforementioned share surrender and capitalization.
The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of the initial Shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable (except as set forth below under “– Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans
On March 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The Company borrowed approximately $160,000 under the Note, and then fully repaid the Note on July 28, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on the effective date of the Initial Public Offering, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $30,000 in administrative expenses under the agreement, which is recognized in the accompanying unaudited consolidated condensed statements of operations for the three months ended March 31, 2021 within general and administrative expenses – related party. As of March 31, 2021 and December 31, 2020, there was no outstanding balance in accounts payable – related party, as reflected in the accompanying unaudited condensed balance sheets.

Note 5 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants, Forward Purchase Securities and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On July 28, 2020, the underwriters fully exercised their over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $14.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement
In connection with the consummation of the Offering, the Company entered into a forward purchase agreement with NEXON Co. Ltd. (“Nexon”), pursuant to which Nexon has subscribed to purchase from us up to 25,000,000 forward purchase units (the “Forward Purchase Units”), consisting of one Class A ordinary share (the “Forward Purchase Shares”), and one-half of one warrant to purchase one Class A ordinary share (the “Forward Purchase Warrants”), for $10.00 per unit, or an aggregate amount of up to $250,000,000, in a private placement that will close concurrently with the closing of our initial business combination. Nexon’s commitment under the forward purchase agreement is subject to, among other conditions, the approval of its investment committee. The Forward Purchase Shares and Forward Purchase Warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the units being sold in the Public Offering, except that they will be subject to certain transfer restrictions and registration rights, as described herein.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Shareholders’ Equity
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 41,400,000 Class A ordinary shares issued and outstanding, including 36,367,609 and 34,196,599 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On March 2, 2020, the Company issued 8,625,000 Class B ordinary shares to the Sponsor. On May 29, 2020, the Sponsor surrendered 1,437,500 Founder Shares to the Company for cancellation for no consideration. On June 26, 2020, the Company effected a share capitalization of 1,437,500 Founder Shares and as a result the Sponsor held 8,625,000 Class B ordinary shares. On July 23, 2020, the Company effected another share capitalization of 1,725,000 Founder Shares, resulting in an aggregate of 10,350,000 Founder Shares outstanding, of which the Sponsor holding 10,170,000 shares. All shares and the associated amounts have been retroactively restated to reflect the aforementioned share surrender and capitalization. As of March 31, 20210, there were 10,350,000 Class B ordinary shares outstanding.
Holders of record of our Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders, except as required by law; provided, that, prior to the Company’s initial Business Combination, only holders of Class B ordinary shares will have the right to vote on the election of directors prior to or in connection with the completion of the initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the forward purchase shares but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 7— Warrants
As of March 31, 2021, the Company had 20,700,000 Public Warrants and 10,280,000 Private Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Public Warrants have an exercise price of $11.50 per share, subject to adjustments as described below, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (See”—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”), and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price (See”—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”).
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable (except as set forth below under “ – Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company for cash and exercisable by the holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares;
•if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The “fair market value” of the Class A ordinary shares shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption; and

•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Fair Value Measurements
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U. S. Treasury Securities	$414,258,248	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants	21,009,680	—	—
Derivative warrant liabilities—Private Warrants	—	—	10,653,560
Total fair value	$435,267,928	$—	$10,653,560
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:
December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U. S. Treasury funds	$414,209,593	(1)	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants	35,386,050		—	—
Derivative warrant liabilities—Private Warrants	—		—	18,415,060
Total fair value	$449,595,643		$—	$18,415,060
__________
(1)Includes cash of $226
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2021.

The fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model each measurement date. The fair value of the warrants issued in connection with the Public Offering were initially measured at fair value using a Monte Carlo simulation model and subsequently measured based on the listed market price of such warrants. The Company estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the statements of operations. For the three months ended March 31, 2021, the Company recognized a gain from a decrease in the fair value of liabilities of approximately $22.1 million presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.
The change in the fair value of the derivative warrant liabilities for three months ended March 31, 2021 is summarized as follows:

Warrant liabilities at January 1, 2021	$53,801,110
Change in fair value of derivative warrant liabilities	(22,137,870)
Derivative warrant liabilities at March 31, 2021	$31,663,240
The estimated fair value of the derivative warrant liabilities – Public warrant is determined using Level 1 inputs. The estimated fair value of the derivative warrant liabilities –Private warrant is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation are assumptions related to expected stock-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.
The following table provides quantitative information regarding Level 1 & 3 fair value measurements inputs as their measurement dates:

	As of March 31, 2021	As of December 31, 2020
Volatility	17.5%	25.3%
Stock price	$9.90	$10.26
Expected life of the options to convert	5.17	5.42
Risk-free rate	0.96%	0.42%
Dividend yield	0.0%	0.0%

Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were available to be issued. Based upon this review, the Company determined that, there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
To the Shareholders and the Board of Directors of
Ascendant Digital Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Ascendant Digital Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from February 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 10, 2021

ASCENDANT DIGITAL ACQUISITION CORP
BALANCE SHEET
As Restated - See Note 2
December 31, 2020

Assets:
Current assets:
Cash	$861,754
Prepaid expenses	328,772
Total current assets	1,190,526
Investments held in Trust Account	414,209,593
Total Assets	$415,400,119
Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$22,120
Accrued expenses	111,146
Due to related party	9,750
Total current liabilities	143,016
Deferred underwriting commissions	14,490,000
Derivative warrant liabilities	53,801,110
Total liabilities	68,434,126
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 34,196,599 shares subject to possible redemption at $10.00 per share	341,965,990
Shareholders' Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,203,401 shares issued and outstanding (excluding 34,196,599 shares subject to possible redemption)	720
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 issued and outstanding	1,035
Additional paid-in capital	34,627,888
Accumulated deficit	(29,629,640)
Total shareholders' equity	5,000,003
Total liabilities and shareholders' equity	$415,400,119
The accompanying notes are an integral part of these financial statements.

ASCENDANT DIGITAL ACQUISITION CORP
STATEMENT OF OPERATIONS
As Restated - See Note 2
For the Period from February 11, 2020 (inception) through December 31, 2020

General and administrative expenses	$299,873
Administrative expenses - related party	50,000
Loss from operations	(349,873)
Change in fair value of derivative warrant liabilities	(28,525,220)
Financing costs allocated to derivative warrant liabilities	(964,140)
Interest earned on investments held in Trust Account	209,593
Net loss	$(29,629,640)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	41,400,000
Basic and diluted net income per share, Class A	$0.01
Basic and diluted weighted average shares outstanding of Class B ordinary shares	10,350,000
Basic and diluted net loss per share, Class B	$(2.88)
The accompanying notes are an integral part of these financial statements.

ASCENDANT DIGITAL ACQUISITION CORP
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
As Restated - See Note 2
For the Period from February 11, 2020 (inception) through December 31, 2020

	For the period from February 11, 2020 (inception) through December 31, 2020
	Ordinary Shares
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance -February 11, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	10,350,000	1,035	23,965	—	25,000
Sale of units in initial public offering, net of warrant liability	41,400,000	4,140	—	—	397,142,610	—	397,146,750
Offering costs	—	—	—	—	(22,433,477)	—	(22,433,477)
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,857,360	—	1,857,360
Shares subject to possible redemption	(34,196,599)	(3,420)	—	—	(341,962,570)	—	(341,965,990)
Net loss	—	—	—	—	—	(29,629,640)	(29,629,640)
Balance - December 31, 2020	$7,203,401	$720	10,350,000	$1,035	$34,627,888	$(29,629,640)	$5,000,003
The accompanying notes are an integral part of these financial statements.

ASCEND DIGITAL ACQUISITION CORP
STATEMENT OF CASH FLOWS
As Restated - See Note 2
For the Period from February 11, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	(29,629,640)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party	28,223
Interest earned on investments held in Trust Account	(209,593)
Change in fair value of derivative warrant liabilities	28,525,210
Financing costs allocated to derivative warrant liabilities	964,140
Changes in operating assets and liabilities:
Prepaid expenses	(328,772)
Accounts payable	22,120
Due to related party	9,750
Accrued expenses	26,146
Net cash used in operating activities	(592,406)
Cash Flows from Investing Activities:
Principal deposited in Trust Account	(414,000,000)
Net cash used in investing activities	(414,000,000)
Cash Flows from Financing Activities:
Repayment of note payable to related party	(159,720)
Proceeds received from initial public offering, gross	414,000,000
Proceeds received from private placement	10,280,000
Offering costs paid	(8,666,120)
Net cash provided by financing activities	415,454,160
Net change in cash	861,754
Cash - beginning of the period	—
Cash - end of the period	$861,754
Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accrued expenses	$85,000
Offering costs included in note payable - related party	$131,497
Deferred underwriting commissions	$14,490,000
Initial Value of Class A ordinary shares subject to redemption	$370,565,620
Change in value of Class A ordinary shares subject to possible redemption	$(28,599,630)
The accompanying notes are an integral part of these financial statements.

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION
Organization and General
Ascendant Digital Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on February 11, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in what it calls the “Attention Economy”, which refers to various converging sectors within interactive (digital) entertainment, film/television, music, print and digital books (including magazine and comics publications), e-sports, live events and other forms of consumer entertainment and enabling services and technologies. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).
At December 31, 2020, the Company had not yet commenced operations. All activity for the period from February 11, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments on investments in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Ascendant Sponsor LP, a Cayman Islands exempted limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on July 24, 2020. On July 28, 2020, the Company consummated its Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 5,400,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.4 million, inclusive of approximately $14.5 million in deferred underwriting commissions (Note 4).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,280,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million (Note 7).
Upon the closing of the Initial Public Offering and the Private Placement, $414.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and which was invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide its holders (the “Public Shareholders”) of its Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 4). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. The Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor and those officers, directors and advisors of ADAC that hold founder shares (the “Initial Shareholders”) have agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 28, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 4) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
As more fully described in Note 10, on March 1, 2021, the Company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Beacon Street Group, LLC, a Delaware limited liability company (the “MarketWise, LLC”), all of the members of MarketWise, LLC party thereto (collectively, the “Sellers” and each a “Seller”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder (in such capacity, the “Seller Representative”). Upon consummation of the transactions, the Company will change its name to “MarketWise, Inc.”
Liquidity and Capital Resources
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had approximately $0.9 million in its operating bank account and working capital of approximately $1.0 million.
The Company’s liquidity needs up to December 31, 2020 had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan of approximately $160,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on July 28, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In April 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase ordinary shares that the Company issued in July 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on July 28, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.
Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on the Company’s application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on July 28, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.
Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements as of and for the period ended December 31, 2020 as of and for the three months ended September 30, 2020, and for the period from February 11, 2020 (inception) through September 30, 2020, and the balance sheet as of July 28, 2020 (the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for certain of the Company’s outstanding warrants to purchase ordinary shares (the “Warrants”) and should no longer be relied upon.
Impact of the Restatement
The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements

		As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$415,400,119	$—	$415,400,119
Liabilities and shareholders’ equity
Total current liabilities	$143,016	$—	$143,016
Deferred legal fees	—	—	—
Deferred underwriting commissions	14,490,000	—	14,490,000
Derivative warrant liabilities	—	53,801,110	53,801,110
Total liabilities	14,633,016	$53,801,110	68,434,126
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	395,767,100	(53,801,110)	341,965,990
Shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	182	538	720
Class B ordinary shares - $0.0001 par value	1,035	—	1,035
Additional paid-in-capital	5,139,066	29,488,822	34,627,888
Accumulated deficit	(140,280)	(29,489,360)	(29,629,640)
Total shareholders’ equity	5,000,003	—	5,000,003
Total liabilities and shareholders’ equity	$415,400,119	$—	$415,400,119

	Period From February 11, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(349,873)	$—	$(349,873)
Other (expense) income
Change in fair value of derivative warrant liabilities	—	(28,525,220)	(28,525,220)
Financing costs allocated to derivative warrant liabilities	—	(964,140)	(964,140)
Interest earned on investments held in Trust Account	209,593	—	209,593
Total other (expense) income	209,593	(29,489,360)	(29,279,767)
Net loss	$(140,280)	$(29,489,360)	$(29,629,640)

Basic and Diluted weighted-average Class A ordinary shares outstanding	41,400,000	—	$41,400,000
Basic and Diluted net loss per Class A shares	$0.01	—	$0.01
Basic and Diluted weighted-average Class B ordinary shares outstanding	10,350,000	—	10,350,000
Basic and Diluted net loss per Class B share	$(0.03)	$(2.85)	$(2.88)

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements

	Period From February 11, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net Loss	(140,280)	(29,489,360)	(29,629,640)
Change in fair value of derivative warrant liabilities	—	28,525,220	28,525,220
Financing costs allocated to derivative warrant liabilities	—	964,140	964,140
Net cash used in operating activities	(592,406)	—	(592,406)
Net cash used in investing activities	(414,000,000)	—	(414,000,000)
Net cash provided by financing activities	415,454,160	—	415,454,160
Net change in cash	$861,754	$—	$861,754

		As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$415,422,378	$—	$415,422,378
Liabilities and shareholders’ equity
Total current liabilities	$115,692	$—	$115,692
Deferred underwriting commissions	14,490,000	—	14,490,000
Derivative warrant liabilities	—	46,451,340	46,451,340
Total liabilities	14,605,692	$46,451,340	61,057,032
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	395,816,680	(46,451,340)	349,365,340
Shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	182	503	685
Class B ordinary shares - $0.0001 par value	1,035	—	1,035
Additional paid-in-capital	5,089,486	22,139,097	27,228,583
Accumulated deficit	(90,697)	(22,139,590)	(22,230,287)
Total shareholders’ equity	5,000,006	—	5,000,006
Total liabilities and shareholders’ equity	$415,422,378	$—	$415,422,378

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements

	Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(134,386)	$—	$(134,386)
Other (expense) income
Change in fair value of derivative warrant liabilities	—	(21,175,450)	(21,175,460)
Financing costs	—	(964,140)	(964,140)
Interest earned on investments held in Trust Account	89,468	—	89,468
Total other (expense) income	89,468	(22,139,590)	(22,050,122)
Net loss	$(44,918)	$(22,139,590)	$(22,184,508)

Basic and Diluted weighted-average Class A ordinary shares outstanding	41,400,000	—	$41,400,000
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B ordinary shares outstanding	10,350,000	—	10,350,000
Basic and Diluted net loss per Class B share	$(0.01)	$(2.14)	$(2.15)

	Period From February 11, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(180,165)	$—	$(180,165)
Other (expense) income
Change in fair value of warrant liabilities	—	(21,175,450)	(21,175,450)
Financing costs	—	(964,140)	(964,140)
Interest earned on investments held in Trust Account	89,468	—	89,468
Total other (expense) income	89,468	(22,139,590)	(22,050,122)
Net loss	$(90,697)	$(22,139,590)	$(22,230,287)

Basic and Diluted weighted-average Class A ordinary shares outstanding	41,400,000	—	$41,400,000
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B ordinary shares outstanding	10,350,000	—	10,350,000
Basic and Diluted net loss per Class B share	$(0.02)	$(2.14)	$(2.16)

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements

	Period From February 11, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net Loss	(90,697)	(22,139,590)	(22,230,287)
Change in fair value of derivative warrant liabilities	—	21,175,450	21,175,450
Financing costs allocated to derivative warrant liabilities	—	964,140	964,140
Net cash used in operating activities	(501,937)	—	(501,937)
Net cash used in investing activities	(414,000,000)	—	(414,000,000)
Net cash provided by financing activities	415,454,160	—	415,454,160
Net change in cash	$952,223	$—	$952,223
In addition, the impact to the balance sheet dated July 28, 2020, filed on Form 8-K on August 3, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in a $25.3 million increase to the derivative warrant liabilities line item at July 28, 2020 and offsetting decrease to the Class A subject to possible redemption mezzanine equity line item. There is no change to total equity at the reported balance sheet date.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. In the opinion of management, the financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented.
As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period from December 31, 2020, and the period from February 11, 2020 (inception) through December 31, 2020, and for the period from February 11, 2020 (inception) through September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.
Emerging growth company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000, and any cash held in Trust Account. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, the carrying values of prepaid expenses, accounts payable, accrued expenses, and due to related party approximate their fair values due primarily to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2020.
Offering costs
Offering costs consist legal, accounting, underwriting fees and other costs directly attributable to the Initial Public Offering. These costs, along with underwriting fees were charged to additional paid- in capital upon the completion of the Initial Public Offering. The Company’s will keep deferred underwriting commissions classified as a long term liability due to the uncertain nature of the closing of the business combination and its encumbrance to the trust account. Deferred underwriting commissions are classified as non-current liabilities as their settlement is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 39,576,710 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
Derivative Warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Management evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued 30,980,000 ordinary shares warrants in connection with the Initial Public Offering (20,700,000) and Private Placement (10,280,000) which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date. Derivative warrant liabilities are classified as non-current

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Net income (loss) per ordinary share
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 30,980,000 shares of Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
The Company’s statements of operations include a presentation of income (loss) per ordinary share subject to redemption in a manner similar to the two-class method of income per share. Net income (loss) per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $210,000 for the period from February 11, 2020 (inception) through December 31, 2020 by the weighted average number of shares of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $140,000, less income attributable to Class A ordinary shares of $210,000, resulting in a net loss of approximately $350,000 by the weighted average number of shares of Class B ordinary shares outstanding for the period.
Income taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4. INITIAL PUBLIC OFFERING
On July 28, 2020, the Company consummated its Initial Public Offering of 41,400,000 Units, including the 5,400,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $23.4 million, inclusive of approximately $14.5 million in deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7).

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 Class B ordinary shares, par value $0.0001, (the “Founder Shares”), for an aggregate price of $25,000. On May 29, 2020, the Sponsor surrendered 1,437,500 Founder Shares to the Company for cancellation for no consideration. On June 26, 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding 8,625,000 Founder Shares. In July 2020, the Sponsor transferred an aggregate of 180,000 Founder Shares to members of the Company’s board of directors and advisory board, resulting in the Sponsor holding 8,445,000 Founder Shares. On July 23, 2020, the Company effected another share capitalization of 1,725,000 Founder Shares, resulting in an aggregate of 10,350,000 Founder Shares outstanding, of which the Sponsor holds 10,170,000 shares. All shares and the associated amounts have been retroactively restated to reflect the aforementioned share surrender and capitalization.
The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of the initial Shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.3 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable (except as set forth below under “– Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until ### after the completion of the initial Business Combination.
Related Party Loans
On March 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”) . This loan was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The Company borrowed approximately $160,000 under the Note, and then fully repaid the Note on July 28, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination,

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans. As of December 31, 2020, the Company had a balance due to related party of $9,750 related to an invoice the Sponsor paid on behalf of the Company.
Administrative Support Agreement
The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on the effective date of the Initial Public Offering, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred and paid $50,000 in these fees for the period from the effective date of the Initial Public Offering through December 31, 2020.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants, Forward Purchase Securities and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On July 28, 2020, the underwriters fully exercised their over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $14.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
In connection with the consummation of the Offering, the Company entered into a forward purchase agreement with NEXON Co. Ltd. (“Nexon”), pursuant to which Nexon has subscribed to purchase from us, upon request, up to 25,000,000 forward purchase units (the “Forward Purchase Units”), consisting of one Class A ordinary share (the “Forward Purchase Shares”), and one-half of one warrant to purchase one Class A ordinary share (the “Forward Purchase Warrants”), for $10.00 per unit, or an aggregate amount of up to $250,000,000, in a private placement that will close concurrently with the closing of our initial business combination. Nexon’s commitment under the forward purchase agreement is subject to, among other conditions, the approval of its investment committee in its sole and absolute discretion. The Forward Purchase Shares and Forward Purchase Warrants will be identical to the Class A

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
ordinary shares and warrants, respectively, included in the units being sold in the Public Offering, except that they will be subject to certain transfer restrictions and registration rights, as described herein.
Risks and Uncertainties
Management is continuing to evalute the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or close of the Business Combination Agreement, the specific impact is not readily determinable as of the date of these financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. DERIVATIVE WARRANT LIABILITIES
As of December 31, 2020, the Company had 20,700,000 and 10,280,000 Public Warrants and Private Placement Warrants, respectively, outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Public Warrants have an exercise price of $11.50 per share, subject to adjustments as described below, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 10-trading day period

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (See" Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00" and" Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00"), and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price (See" Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00").
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable (except as set forth below under “ – Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company for cash and exercisable by the holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares;
•if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The “fair market value” of the Class A ordinary shares shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8. SHAREHOLDERS’ EQUITY
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 41,400,000 Class A ordinary shares issued and outstanding, including 39,576,710 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On March 2, 2020, the Company issued 8,625,000 Class B ordinary shares to the Sponsor. On May 29, 2020, the Sponsor surrendered 1,437,500 Founder Shares to the Company for cancellation for no consideration. On June 26, 2020, the Company effected a share capitalization of 1,437,500 Founder Shares and as a result the Sponsor held 8,625,000 Class B ordinary shares. On July 23, 2020, the Company effected another share capitalization of 1,725,000 Founder Shares, resulting in an aggregate of 10,350,000 Founder Shares outstanding, of which the Sponsor holding 10,170,000 shares. All shares and the associated amounts have been retroactively restated to reflect the aforementioned share surrender and capitalization. As of December 31, 2020, there were 10,350,000 Class B ordinary shares outstanding.
Holders of record of our Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders, except as required by law; provided, that, prior to the Company’s initial Business Combination, only holders of Class B ordinary shares will have the right to vote on the election of directors prior to or in connection with the completion of the initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one- for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the forward purchase shares but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in FASB ASC Topic 820, “Fair Value Measurements”, for its financial assets and liabilities that are re- measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account:
U.S. Treasury securities	$414,209,593	$—	$—
Liabilities:
Derivative public warrant liabilities	$35,386,050	$—	$—
Derivative private warrant liabilities	$—	$—	$18,415,060

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2020, when the Public Warrants were separately listed and traded.
Level 1 instruments include investments in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $28.5 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.
The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary share warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements

	As of July 28, 2020	As of December 31, 2020
Volatility	16.1%	25.3%
Stock price	$9.59	$10.26
Expected life of the options to convert	6.00	5.42
Risk-free rate	0.35%	0.42%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities for the period from February 11, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at February 11, 2020 (inception)	$—
Issuance of Public and Private Warrants	25,275,880
Change in fair value of derivative warrant liabilities	28,525,230
Derivative warrant liabilities at December 31, 2020	$53,801,110

NOTE 10. SUBSEQUENT EVENTS
On March 1, 2021, the Company, entered into a Business Combination Agreement with Beacon Street Group, LLC, a Delaware limited liability company, all of the members of BSG party thereto and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder. Each of the Company, BSG, the Sellers and the Seller Representative are individually referred to herein as a “Party” and, collectively, the “Parties”. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” The time of the closing of the Business Combination is referred to herein as the “Closing.” The date of the Closing of the Business Combination is referred to herein as the “Closing Date.”
Business Combination Agreement
At the end of the day immediately prior to the Closing Date, subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, the Company will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Act (As Revised) (the “Domestication”).
By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of the Company’s shareholders: (i) each of the then issued and outstanding Class B ordinary shares of the Company, par value $0.0001 per share (each, a “Cayman Class B Share”), will convert automatically, on a one-for-one basis, into a Class A ordinary share of the Company, par value $0.0001 per share (each, a “Cayman Class A Share”); (ii) immediately following the conversion described in clause (i), each of the then issued and outstanding Cayman Class A Shares will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Company (after the Domestication) (the “Class A Common Stock”); and (iii) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share will convert automatically into a warrant to acquire one share of Class A Common Stock pursuant to the related warrant agreement.
Substantially simultaneously with or immediately following the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, the Company will also file (a) a certificate of incorporation with the Secretary of State of Delaware in the form attached to the Business Combination Agreement (the “Company Domesticated Charter”) and (b) adopt bylaws in the form attached to the Business Combination Agreement (the “Company Domesticated Bylaws”), to (among other things) establish a capital structure for the Company containing Class A Common Stock and shares of Class B common stock, par value $0.0001 per share of

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
Company (after the Domestication) (the “Class B Common Stock”). The shares of Class B Common Stock will have the same voting rights as the shares of Class A Common Stock but the shares of Class B Common Stock will have no economic rights, in each case as set forth in the Company Domesticated Charter and Company Domesticated Bylaws.
Subject to the satisfaction or waiver of certain conditions set forth in the Business Combination Agreement, at the Closing, the Company will contribute a subscription amount (the “Subscription Amount”) to BSG in exchange for units and warrants in BSG. Pursuant to the Business Combination Agreement, the Subscription Amount will be an amount of cash determined by BSG and will be not less than $85,000,000 nor more than $150,000,000; provided, that, notwithstanding the foregoing, if the Subscription Amount determined by BSG will be greater than the Available Distributable Cash (as defined below), the Subscription Amount will automatically be deemed to be an amount equal to the Available Distributable Cash.
Pursuant to the Business Combination Agreement, the “Available Distributable Cash” will be an aggregate amount equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in the Company’s trust account, less amounts required for the redemptions of Cayman Class A Shares by the Company’s current shareholders, plus (b) the aggregate proceeds, if any, actually received by the Company from the Subscriptions (as defined and discussed below) plus (c) all other cash and cash equivalents of the Company minus (d) the aggregate amount of unpaid transaction costs incurred by the parties to the Business Combination Agreement.
At the Closing, the Company will also purchase certain units of BSG from the Sellers for cash consideration (the “Cash Consideration”) in an amount equal to (i) the Available Acquiror Closing Cash (as defined below), less (ii) the aggregate amount of unpaid transaction costs incurred by the parties to the Business Combination Agreement as of the Closing, provided, that, under no circumstances will the Cash Consideration be more than $374,000,000 or less than $0. Pursuant to the Business Combination Agreement, the “Available Acquiror Closing Cash” will be an aggregate amount equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in the Company’s trust account, less amounts required for the redemptions of Cayman Class A Shares by the Company’s current shareholders plus (b) the aggregate proceeds, if any, actually received by the Company from the Subscriptions plus (c) all other cash and cash equivalents of the Company minus (d) the Subscription Amount.
Additionally, at the Closing, the Company will issue to the Sellers, for nominal consideration, a certain number of shares of Class B Common Stock equal to the aggregate number of units of the Company retained by the Sellers at the Closing (collectively, the “Retained Units”), with each Seller receiving its pro rata share of such shares of Class B Common Stock and Retained Units. Pursuant to the Business Combination Agreement, the Retained Units will be a number of common units of the Company equal to the quotient of (a) $2,910,923,000 (being the agreed equity value to the Sellers) minus the Cash Consideration, divided by (b) $10.00.
Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by BSG and its subsidiaries, and the Company’s only direct assets will consist of units and warrants of BSG. Assuming that none of the Company’s current shareholders exercise their right to redeem their Cayman Class A Shares, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to the Sponsor Earn Out Shares (as defined and discussed below) or outstanding warrants to purchase Cayman Class A Shares, the Company is expected to own, directly or indirectly, approximately 20.1% of the issued and outstanding units of BSG at the Closing and will control BSG as the sole manager of BSG in accordance with the terms of the BSG Third A&R Operating Agreement and all remaining units of the Company will be owned by the Sellers.
Upon consummation of the Transactions, the Company will change its name to “Beacon Street Group, Inc.”
Under the Business Combination Agreement, the obligations of the parties (or, in some cases, some of the parties) to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby and certain other matters by requisite vote of the Company’s shareholders; (ii) if required, the expiration or termination of any applicable waiting period under

ASCENDANT DIGITAL ACQUISITION CORP.¶
Notes to Financial Statements
the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; and (iv) material compliance by the parties with their respective pre-Closing and Closing obligations and the accuracy of each party’s representations and warranties in the Business Combination Agreement, in each case subject to certain materiality standards contained in the Business Combination Agreement. In addition, BSG’s obligation to consummate the Business Combination is subject to the condition that the sum of (x) the funds remaining in the Company’s trust account (after giving effect to redemptions of Cayman Class A Shares by the Company’s current shareholders) and (y) the aggregate amount the Company actually receives from the Subscriptions, but in each case before giving effect to the consummation of the Closing and the payment of the aggregate amount of unpaid transaction costs incurred by the parties to the Business Combination Agreement, be equal to or exceed $150,000,000.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, the Company entered into subscription agreements with certain accredited and institutional investors (the “Subscription Agreements”), pursuant to which, and on the terms and subject to the conditions of which, such investors have committed to purchase an aggregate of 15,000,000 shares of Class A Common Stock (together, the “Subscriptions”) at a price of $10.00 per share, for an aggregate purchase price of $150,000,000, to be issued immediately following the Domestication and substantially concurrently with the Closing.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, Ascendant Sponsor LP (the “Sponsor”), the Company and BSG have entered into an agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to vote in favor of adoption of the Business Combination Agreement and the Transactions, and agreed to waive any and all anti-dilution rights described in the Company’s current organizational documents with respect to the Cayman Class B Shares held by the Sponsor that may be implicated by the Business Combination.
The foregoing description of the Proposed Business Combination, the Subscription and Agreements, and the Sponsor Support Agreement does not purport to be complete. For further information refer to the full agreements the Company filed with the SEC on March 2, 2021 on a Current Report on Form 8-K on March 2, 2021.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Other than described herein and in Note 2, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm
To the Members and the Board of Directors of
MarketWise, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of MarketWise, LLC (formerly Beacon Street Group, LLC) and subsidiaries (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive (loss)/income, members’ deficit and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Baltimore, MD
March 25, 2021
We have served as the Company's auditor since 2018.

MARKETWISE, LLC
Consolidated Balance Sheets
(In thousands, except unit and per unit data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$114,422	$170,520
Accounts receivable	12,398	7,332
Prepaid expenses	8,530	5,107
Related party receivables	874	800
Restricted cash	505	1,564
Deferred contract acquisition costs	42,019	19,307
Other current assets	1,889	1,070
Total current assets	180,637	205,700
Property and equipment, net	1,417	1,578
Operating lease right-of-use assets	12,337	14,502
Intangible assets, net	5,278	7,215
Goodwill	18,101	18,101
Deferred contract acquisition costs, noncurrent	65,217	23,007
Related party notes receivable, noncurrent	1,148	5,446
Other assets	678	656
Total assets	$284,813	$276,205
Liabilities and members’ deficit
Current liabilities:
Trade and other payables	$11,969	$4,979
Related party payables, net	2,515	7,110
Accrued expenses	32,134	33,526
Deferred revenue and other contract liabilities	278,267	192,992
Operating lease liabilities	1,077	2,084
Current portion of long-term debt – related party	—	4,256
Other current liabilities	19,576	9,484
Total current liabilities	345,538	254,431
Long-term debt – related party	—	1,134
Class B Units - related party	593,235	118,033
Deferred revenue and other contract liabilities, noncurrent	254,481	160,907
Derivative liabilities, noncurrent	4,343	1,274
Operating lease liabilities, noncurrent	7,826	8,490
Total liabilities	1,205,423	544,269
Commitments and Contingencies (Note 10)	—	—
Members’ deficit:
Class A members’ units, 547,466 and 605,352 units issued and outstanding at December 31, 2020 and 2019, respectively	(914,728)	(262,293)
Accumulated other comprehensive income (loss)	(17)	(3)
Total members’ deficit	(914,745)	(262,296)
Non-controlling interest	(5,865)	(5,768)
Total members’ deficit attributable to MarketWise	(920,610)	(268,064)
Total liabilities, non-controlling interest, and members’ deficit	$284,813	$276,205
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Consolidated Statements of Operations
(In thousands, except unit and per unit data)

	Year Ended December 31,
	2020	2019	2018
Net revenue	$360,793	$265,398	$232,865
Related party revenue	3,386	6,825	5,583
Total net revenue	364,179	272,223	238,448
Operating expenses:
Cost of revenue (1) (2)	154,605	42,553	57,642
Sales and marketing (1) (2)	214,257	106,094	97,332
General and administrative (1) (2)	526,561	91,669	58,215
Research and development (2)	4,770	3,672	2,303
Depreciation and amortization	2,553	2,334	2,534
Related party expense	122	331	2,096
Total operating expenses	902,868	246,653	220,122
(Loss) income from operations	(538,689)	25,570	18,326
Other (expense) income, net	(2,879)	865	278
Interest income, net	477	1,558	67
Net (loss) income	(541,091)	27,993	18,671
Net (loss) income attributable to non-controlling interests	(2,718)	36	70
Net (loss) income attributable to MarketWise	$(538,373)	$27,957	$18,601

Net (loss) income per unit – basic and diluted:
Class A units - distributed earnings per unit	$185.70	$34.44	$36.00
Class A units - undistributed earnings (loss) per unit	(1,168.08)	7.36	(5.59)
Class A units - net (loss) income per unit	$(982.38)	$41.80	$30.42

Class B units - distributed earnings per unit	$158.07	$35.62	$43.38
Class B units - undistributed (loss) earnings per unit	—	7.48	—
Class B units - net (loss) income per unit	$158.07	$43.10	$43.38

(1) Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows (see Note 12):
	Year Ended December 31,
	2020	2019	2018
Vested Class B units and change in fair value of Class B liability awards	$475,202	$5,608	$11,077
Profits distributions to Class B unitholders	78,398	14,831	17,135
Total stock-based compensation expense	$553,600	$20,439	$28,212

(2) Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Consolidated Statements of Comprehensive (Loss) Income
(In thousands)

	Year Ended December 31,
	2020	2019	2018
Net (loss) income	$(541,091)	$27,993	$18,671
Other comprehensive (loss) income:
Cumulative translation adjustment	(14)	(41)	38
Total comprehensive (loss) income	$(541,105)	$27,952	$18,709
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Consolidated Statement of Members’ Deficit
(In thousands, except unit data)

	Class A Members’ units		Accumulated Other Comprehensive Income (Loss)	Total Members’ Deficit	Noncontrolling Interest	Total Members’ Deficit Attributable to MarketWise
	Shares	Amount
Balance at January 1, 2018	631,547	$(264,203)	$—	$(264,203)	$(1,539)	$(265,742)
Class A units transferred to Class B	(20,000)	—	—	—	—	—
Foreign currency translation adjustments	—	—	38	38	—	38
Distributions	—	(22,017)	—	(22,017)	(4,221)	(26,238)
Net income	—	18,601	—	18,601	70	18,671
Balance at December 31, 2018	611,547	(267,619)	38	(267,581)	(5,690)	(273,271)
Class A units transferred to Class B	(25,126)	—	—	—	—	—
Foreign currency translation adjustments	—	—	(41)	(41)	—	(41)
Transaction costs for acquisition of noncontrolling interest - Tradesmith	—	—	—	—	(443)	(443)
Minority interest share exchange - Casey Research	18,931	(2,160)	—	(2,160)	2,160	—
Distributions	—	(20,471)	—	(20,471)	(1,831)	(22,302)
Net income	—	27,957	—	27,957	36	27,993
Balance at December 31, 2019	605,352	(262,293)	(3)	(262,296)	(5,768)	(268,064)
Class A units transferred to Class B	(57,886)	—	—	—	—	—
Foreign currency translation adjustments	—	—	(14)	(14)	—	(14)
Acquisition of noncontrolling interest - TradeSmith	—	(12,295)	—	(12,295)	3,131	(9,164)
Distributions	—	(101,767)	—	(101,767)	(510)	(102,277)
Net loss	—	(538,373)	—	(538,373)	(2,718)	(541,091)
Balance at December 31, 2020	547,466	$(914,728)	$(17)	$(914,745)	$(5,865)	$(920,610)
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Consolidated Statement of Cash Flows
(In thousands)

	Year ended December 31,
	2020	2019	2018

Cash flows from operating activities:
Net (loss) income	$(541,091)	$27,993	$18,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,553	2,334	2,534
Impairment of cryptocurrency intangible assets	—	—	330
Stock-based compensation	18,745	8,611	5,343
Change in fair value of derivative liabilities – Class B Units	456,457	(3,003)	5,734
Change in fair value of derivative liabilities – other	3,069	478	216
Unrealized losses on foreign currency	—	(131)	36
Noncash lease expense	2,577	3,102	2,716
Gain on sale of cryptocurrencies	—	(605)	(265)
Cryptocurrency redeemed by customers	—	—	1,606
Changes in operating assets and liabilities:
Accounts receivable	(5,066)	(6,513)	1,080
Related party receivables and payables, net	(4,670)	(13,777)	4,107
Prepaid expenses	(3,423)	(2,028)	(324)
Other current assets and other assets	(841)	(335)	(782)
Cryptocurrency intangible assets	30	928	(1,100)
Deferred contract acquisition costs	(64,921)	(6,750)	(12,306)
Trade and other payables	6,990	(5,215)	3,881
Accrued expenses	(1,392)	10,065	7,223
Deferred revenue	178,849	36,667	42,855
Derivative liabilities	—	—	(2,882)
Operating lease liabilities	(2,084)	(2,484)	(2,284)
Other current and long-term liabilities	10,093	4,864	104
Net cash provided by operating activities	55,875	54,201	76,493
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(1,483)	—
Cash deposit for business combination	—	15,000	(15,000)
Acquisition of non-controlling interests, including transaction costs	(9,164)	(193)	—
Purchases of property and equipment	(290)	(177)	(655)
Purchases of intangible assets	(195)	—	—
Capitalized software development costs	—	(752)	(848)
Net cash (used in) provided by investing activities	(9,649)	12,395	(16,503)
Cash flows from financing activities:
Principal payments on long-term debt – related party	(5,390)	(1,932)	(4,108)
Cash received upon issuance of derivative instruments	—	—	306
Issuance of related party notes receivable	(1,148)	(3,107)	(83)
Proceeds from related party notes receivable	5,446	—	—
Distributions to members	(101,767)	(20,471)	(22,017)
Distributions to noncontrolling interests	(510)	(1,831)	(4,221)
Net cash used in financing activities	(103,369)	(27,341)	(30,123)
Effect of exchange rate changes on cash	(14)	(41)	38
Net increase in cash, cash equivalents and restricted cash	(57,157)	39,214	29,905
Cash, cash equivalents and restricted cash — beginning of year	172,084	132,870	102,965
Cash, cash equivalents and restricted cash — end of year	$114,927	$172,084	$132,870
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
1.Organization
Description of Business
MarketWise, LLC (“MarketWise”, the “Company”, “we”, “us”, or “our”; formerly Beacon Street Group, LLC) was organized in January 2013 and provides independent investment research for investors around the world. We believe we are a leading content and technology multi-brand platform for self-directed investors. We offer a comprehensive portfolio of high-quality, independent investment research, as well as several software and analytical tools, on a subscription basis.
While our headquarters are in Baltimore, Maryland, we operate multiple subsidiaries in the United States. We also have operations in Singapore.
The Company is a limited liability company and is treated as a pass-through entity for tax purposes. As a result, the members are responsible for all tax payments and the Company does not pay taxes on behalf of its members.
2.Summary of Significant Accounting Policies
Basis of Consolidation
The accompanying consolidated financial statements include the accounts of MarketWise and its wholly owned subsidiaries (collectively, the “Company” “we”, “us”, or “our”). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.
The accompanying statements of operations include expenses for certain functions historically performed by our related party owner (“related party owner”), including general corporate services, such as legal, accounting, treasury, information technology, human resources and administration. These expenses are based primarily on direct usage when identifiable, direct capital expenditures or other relevant allocations during the respective periods. We believe the assumptions underlying the accompanying consolidated financial statements, including the assumptions regarding these expenses from our related party owner, are reasonable. Actual results may differ from these expenses, assumptions and estimates. The amounts recorded in the accompanying consolidated financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had we been a separate independent entity.
Variable Interest Entity
The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests when an entity is insufficiently capitalized, or when an entity is not controlled through its voting interests, which is referred to as a variable interest entity (“VIE”).
We evaluate our ownership, contractual and other interests in entities to determine if we have a variable interest in an entity. These evaluations are complex, involve judgment, and the use of estimates and assumptions based on available historical information, among other factors. If we hold a contractual or ownership interest in an entity and we determine that the entity is a VIE and that we are determined to be the primary beneficiary, we consolidate such entity in our consolidated financial statements. The primary beneficiary of a VIE is the party that meets both of the following criteria: (1) has the power to make decisions that most significantly affect the economic performance of the VIE; and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE. Periodically, we determine whether any changes in the interest or relationship with the entity impact the determination of whether we are still the primary beneficiary. If we are not deemed to be the primary beneficiary in a VIE, we account for the investment or other variable interests in a VIE in accordance with applicable GAAP. We have determined that Stansberry Pacific Research is a VIE and that we are the primary beneficiary of Stansberry Pacific Research since we have the ability to direct the activities of the VIE and have the obligation to absorb the loss or the right to receive the benefit. Refer to Variable Interest Entities note for further information.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include, but are not limited to, the fair value of common units, derivatives, valuation of assets acquired and liabilities assumed in business combinations, useful lives of intangible assets with definite lives, benefit period of deferred contract acquisition costs, determination of standalone selling prices, estimated life of lifetime customers, recoverability of goodwill and long-lived assets, the incremental borrowing rates to calculate lease liabilities and right-of-use (“ROU”) assets and certain accruals. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates.
Segment Information
Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by our chief operating decision-maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s Chief Executive Officer and the President serve as the CODM.
Based on the financial information presented to and reviewed by our CODM in assessing our performance and for the purposes of allocating resources, we have determined our operating subsidiaries represent individual operating segments with similar economic characteristics that meet the criteria for aggregation into a single reporting segment for financial statement purposes. Accordingly, we have a single reportable segment.
Long-lived assets outside the United States were immaterial as of December 31, 2020 and 2019.
Cash and Cash Equivalents and Restricted Cash
We consider all financial instruments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. Our cash equivalents are composed of money market funds and certificates of deposit.
We hold certain restricted cash with credit card processors as reserves for chargebacks and refunds. As the reserves are based on our credit card receivables which are collected within twelve months of each reporting period, the restricted cash has been included in current assets on the consolidated balance sheets.
Accounts Receivable, net
Our accounts receivable primarily consist of receivables from third-party credit card providers which are stated at net realizable value. We did not record an allowance for doubtful accounts for the years ended December 31, 2020 and 2019.
Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash. We maintain deposits in federally insured financial institutions in excess of federally insured limits. We are exposed to credit risk in the event of a default by the financial institutions holding our cash to the extent recorded on the consolidated balance sheets. Management believes we are not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.
No individual customer accounted for more than 10% of revenue for the years ended December 31, 2020, 2019 and 2018.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Derivative Financial Instruments
From time to time, we utilize instruments which may contain embedded derivative instruments as part of our overall strategy to compensate and retain key employees and independent contractors (see Derivative Financial Instruments note below for additional information). Our derivative instruments are recorded at fair value on the consolidated balance sheets. Our derivative instruments have not been designated as hedges; therefore, both realized and unrealized gains and losses are recognized in earnings. For the purposes of cash flow presentation, realized and unrealized gains or losses are included within cash flows from operating activities. Upfront cash payments received upon the issuance of derivative instruments are included within cash flows from financing activities within the consolidated statements of cash flows.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the related asset’s estimated useful life or the remaining term of the lease. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.
Business Combinations
We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values as of the acquisition date. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing assets acquired and liabilities assumed include, but are not limited to, future expected cash flows from acquired customers, trade names, acquired technology and deferred revenue from a market participant perspective, as well as determining useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and as a result, actual results may differ from estimates. During the measurement period, which is up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in earnings.
Goodwill and Intangible Assets
Goodwill
Goodwill represents the excess of the aggregate fair value of the consideration transferred in a business combination over the fair value of the assets acquired, net of liabilities assumed. Goodwill is not amortized but is evaluated for impairment annually, or more frequently if events or changes in circumstances indicate the goodwill may be impaired. Our annual impairment testing date is the first day of the fourth quarter.
Events or changes in circumstances which could trigger an impairment review include significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, significant underperformance relative to historical or projected future results of operations, a significant adverse change in the business climate, an adverse action or assessment by a regulator, unanticipated competition or a loss of key personnel. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If, after assessing the totality of events or circumstances, we determine it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if we conclude otherwise, then we are required to perform the first of a two-step impairment test.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
The first step involves comparing the estimated fair value of the reporting unit with its respective carrying amount, including goodwill. If the estimated fair value exceeds the carrying amount, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than the carrying amount, then a second step is required that compares the carrying amount of the goodwill with its implied fair value. The estimate of implied fair value of goodwill may require valuations of certain internally generated and unrecognized intangible and tangible net assets. If the carrying amount of goodwill exceeds the implied fair value of the goodwill, then an impairment loss is recognized in an amount equal to the excess.
No goodwill impairment charges have been recorded during the years ended December 31, 2020, 2019 and 2018.
Intangible Assets, Net
Intangible assets, net consists primarily of identifiable intangible assets that are subject to amortization such as developed technology, customer relationships, and trade names resulting from our acquisitions. Intangible assets arising from acquisitions are recorded at fair value on the date of acquisition and amortized over their estimated economic lives on a straight-line basis which approximates the pattern in which the economic benefits of the assets will be consumed. Intangible assets are presented net of accumulated amortization in the consolidated balance sheet.
Cryptocurrencies
We purchased cryptocurrencies during the year ended December 31, 2018 primarily to be redeemed by customers as part of certain marketing campaigns. We recognized our portfolio of cryptocurrencies as intangible assets since cryptocurrencies are not considered cash and cash equivalents and do not have physical substance. We believe that the cryptocurrencies have an indefinite life since there are no significant legal, regulatory, contractual or economic factors that would limit the cryptocurrencies’ useful life.
Our indefinite-lived cryptocurrency holdings are not amortized but are evaluated for impairment annually, or more frequently if events or changes in circumstances indicate the carrying amount may not be recoverable. We utilize the quoted market values of the cryptocurrencies in the impairment test on the cryptocurrency holdings. During the year ended December 31, 2018, we determined that impairment indicators were present and as a result, we recognized an impairment loss of $330 in other income, net on the consolidated statements of operations. Additionally, we sold cryptocurrencies on hand after the marketing campaigns ended and recognized gains of $0, $605 and $265 during the years ended December 31, 2020, 2019 and 2018, respectively, in other income, net on the consolidated statement of operations.
The cash flows associated with the cryptocurrencies are recognized in the consolidated statement of cash flows as operating activities due to the nature of the transactions.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for indications of possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the future undiscounted cash flows attributable to these assets or asset groups. An impairment loss is recognized to the extent an asset group is not recoverable, and the carrying amount exceeds the projected discounted future cash flows arising from these assets. There were no impairments of long-lived assets for any of the periods presented.
Revenue Recognition
We recognize revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and the related amendments (“ASC 606”).
We determine revenue recognition through the following steps:
•Identify the contract, or contracts, with a customer;

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
•Identify the performance obligations in the contract;
•Determine the transaction price;
•Allocate the transaction price to the performance obligations in the contract; and
•Recognize revenue when, or as, a performance obligation is satisfied
Research and software-as-a-service (“SaaS”) subscriptions
We primarily earn revenue from services provided in delivering subscription-based financial research, publications and SaaS offerings to individual customers through our online platforms. Revenues are recognized evenly over the duration of the subscriptions, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Customers are typically billed in advance of the subscriptions.
We also offer lifetime subscriptions where we receive an upfront payment upon entering into the contract and receive a lower amount annually (a “maintenance fee”) thereafter. The right to discounts on future maintenance fee payments is considered a material right which is recognized as revenue when the customer exercises the option or when the option expires. Certain upfront fees on lifetime subscriptions are paid in installments, generally over a twelve-month period. We recognize revenue related to lifetime subscriptions over the estimated customer lives. We have determined the estimated life of lifetime customers based on historic customer attrition rates.
Advertising and other
We earn revenue from the sale of advertising placements on our websites. We also earn revenue from the sale of print products and events, such as webinars and conferences. In addition we recognize revenue related to the sharing of our customer lists with other companies, including related parties, where we earn a fee for each successful sale the other company generates from our list (“revenue share”).
Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.
We have also offered customers the option to redeem a certain value of cryptocurrencies as part of certain marketing campaigns. These offers are considered to be material rights for our customers and we allocate a portion of the transaction price to the material right performance obligation. Revenue associated with the material rights is recognized when the customer exercises the option or when the option expires.
Our performance obligations are satisfied over time as subscriptions are available to customers or at a point-in-time as products are delivered to customers. Accordingly, revenue from subscription services is recognized over the duration of the subscription. Our advertising performance obligations are satisfied at a point-in-time, and revenue is recognized when impressions are delivered. Revenue from products is recognized at a point-in-time when delivered. Revenue from events is recognized over the duration of the event.
In addition, we recognize revenue from sharing our customer lists with our related party owner and other third-party companies. We apply the sales-based or usage-based royalty exception to sales of functional intellectual property. Revenue is recognized at a point-in-time as fees are earned on successful sales from the customer lists.
Contracts with Multiple Performance Obligations
Our contracts with customers may include multiple performance obligations if subscription services are sold with other subscriptions, products or events within one contract. For such contracts, we allocate the transaction price to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers on a standalone basis.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Contract Balances
A contract asset is defined as an entity's right to consideration for goods or services that the entity has transferred to a customer but customer payment is contingent on a future event. A contract liability is defined to occur if the customer's payment of consideration precedes the entity's performance and represents the entity's obligation to transfer goods or services to a customer for which the entity has received consideration. Timing of revenue recognition may differ from the timing of invoicing to customers. We record a receivable when revenue is recognized prior to invoicing, or deferred revenue when revenue is recognized subsequent to invoicing. No other contract assets are recorded on our consolidated balance sheet as of December 31, 2020 and 2019.
Deferred revenue is primarily comprised of unearned revenue related to subscription services. Subscribers typically pay all or a portion of the subscription fees by credit card prior to the start of the subscriptions. Contract receivables are presented as accounts receivable due to processing time with credit card providers.
Subscribers may be able to cancel certain subscriptions for a full or pro-rated refund for a certain period of time which is generally between 30 and 90 days after the start of their subscriptions. After the refund period, we have no obligation to refund any of the consideration received. Refund obligations are a significant estimate which we recognize as of each reporting period based on historical trends and record a contract liability for this amount in other current liabilities on the consolidated balance sheets.
Assets Recognized from Costs to Obtain a Contract with a Customer
We capitalize incremental costs that are directly related to the acquisition or renewal of customer contracts, to the extent that the costs are expected to be recovered and if we expect the benefit of these costs to be longer than one year. We have elected to utilize the practical expedient and expense costs to obtain a contract with a customer when the expected benefit period is one year or less. Our capitalizable incremental costs include sales commissions to employees and fees paid to marketing vendors that are generally calculated as a percentage of the customer sale. We also capitalize revenue share fees that are payable to other companies, including related parties, who share their customer lists with us for each successful sale we make to a customer from their list. Capitalized costs are amortized on a straight-line basis over the shorter of the expected customer life or the expected benefit related directly to those costs, which is approximately four years.
Leases
We follow the provisions of ASU No. 2016-02, Leases (“ASU 2016-02”). We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities, and operating lease liabilities, noncurrent in the consolidated balance sheets. We do not have any finance lease agreements.
ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The operating lease ROU asset includes any lease payments made and excludes payments received for lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We have lease agreements with lease and non-lease components, which are generally combined.
We have elected, as an accounting policy for leases of real estate, to account for lease and non-lease components in a contract as a single lease component. We elected to use the practical expedient for short-term leases, and therefore do not record right-of-use assets or lease liabilities with lease durations of twelve months or less. Rather, the lease payments for short-term leases are recognized on the consolidated statements of operations on a straight-line basis over the lease term. We have also elected the practical expedient on not separating lease components from nonlease components for our office leases.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Variable payments, such as common area charges, maintenance, insurance and taxes, are primarily based on the amount of space we occupy. These payments in our leases are not dependent on an index or a rate and are excluded from the measurement of the lease liabilities and recognized in the consolidated statements of operations in the period in which the obligation for those payments is incurred. We remeasure our lease payments when the contingency underlying such variable payments is resolved such that some or all of the remaining payments become fixed.
Cost of Revenue
Cost of revenue consists primarily of payroll and payroll related costs associated with producing and publishing our content, customer service, credit card processing fees, product costs and allocated overhead.
Sales and Marketing
Sales and marketing expenses consist primarily of payroll and related costs, amortization of deferred contract acquisition costs, allocated overhead, agency costs, advertising campaigns, and branding initiatives. Conferences, webinars and other event costs are expensed during the period in which the event takes place. Other sales and marketing and advertising costs are expensed as they are incurred.
Advertising expense was $149,191, $67,640 and $65,846 for the years ended December 31, 2020, 2019 and 2018, respectively.
Research and Development
Research and development expenses consist primarily of payroll and related costs, allocated overhead, technical services, software expenses, and hosting expenses.
General and Administrative
General and administrative expenses consist primarily of payroll and related costs associated with our finance, legal, information technology, human resources, executive and administrative personnel, legal fees, corporate insurance, office expenses, professional fees, and travel and entertainment costs.
Stock-Based Compensation
As part of our compensation and retention strategy, we grant incentive compensation units (“Class B Units”) to certain key employees, which are profit interests for United States federal income tax purposes. The Class B Units are accounted for as a substantive class of equity and allow the recipient to realize value only to the extent that the value of the award appreciates.
The Class B Units contain service-based vesting conditions and have different vesting terms depending upon the employee which range from vesting immediately to eight years; vesting is accelerated upon our initial public offering. Compensation cost is recognized on a straight-line basis over the requisite service period until vesting for the entire award, but will at least equal the number of vested units determined by the underlying vesting schedule. Forfeitures are accounted for in the period in which they occur.
The Class B Units are subject to a put and call option whereby we may elect to redeem or be required to redeem these units at a value determined by a predefined formula based on a multiplier of the Company’s net income as defined by management. Employees may not exercise the put option until 25 months have elapsed from the issuance date. Since the redemption price is not representative of fair value, the employees are not considered to be subject to the risks and rewards of share ownership, and the Class B Units are classified as liabilities in the accompanying consolidated balance sheet. The liability for Class B units is remeasured to fair value at the end of each reporting period.
Since Class B Units are classified as liabilities, all cash distributions made to the unitholders of the Class B Units pursuant to our operating agreement are considered to be stock-based compensation expenses.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Stock-based compensation expenses are included in cost of revenue, sales and marketing, and general and administrative expenses in a manner consistent with the employee’s salary and benefits in the consolidated statements of operations.
Capitalized Software Development Costs
For internal use software, we capitalize external costs and payroll and payroll-related costs related to employees that developed new or additional software functionality. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred and included in research and development in the consolidated statements of operations. These capitalized costs are amortized using the straight-line method over the software’s expected useful life, which is generally three years.
Capitalized Implementation Costs
Effective January 1, 2018, we adopted ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract and applied the guidance prospectively to eligible costs. Implementation costs incurred in cloud computing hosting arrangements that are service contracts are capitalized and amortized using the straight-line method over the term of the related hosting arrangement and any expected renewal periods. These costs include external direct costs for materials and services and payroll and payroll-related costs of employees devoting time to the project. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalized implementation costs are capitalized within other current assets and other assets on the consolidated balance sheets. We capitalized cloud computing implementation costs for customer-relationship management and enterprise resource planning systems of $356, $257 and $630 for the years ended December 31, 2020, 2019 and 2018, respectively. Amortization expense related to capitalized cloud computing implementation costs was $17, $64 and $22 for the years ended December 31, 2020, 2019 and 2018, respectively.
Fair Value Measurement
Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. GAAP establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active;
Level 3— Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The carrying amount of our financial instruments, including accounts receivable, trade and other payables, accrued expenses and related party receivables and payables, approximate their respective fair values because of their short maturities. The fair value of stock-based compensation liabilities for Class B Units and derivatives liabilities associated with our deferred compensation arrangements were determined using unobservable Level 3 inputs. We have not elected the fair value option for any financial assets and liabilities for which such an election would have been permitted.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Foreign Currency Translation
Our VIE is an entity in Singapore, and its functional currency is the local currency. Gains and losses on transactions denominated in currencies other than the functional currency are included in determining net income (loss) for the period. Assets and liabilities of our foreign subsidiary are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using weighted average exchange rates. Adjustments arising from the translation of our foreign subsidiary’s functional currency into U.S. dollars are reported as foreign currency translation adjustments in accumulated other comprehensive loss in the consolidated statements of members’ deficit.
Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income, net in the accompanying consolidated statement of operations when realized. Foreign currency transaction activity was immaterial for the years ended December 31, 2020, 2019 and 2018.
Comprehensive Income (Loss)
Comprehensive income (loss) is currently comprised of changes in foreign currency translation adjustments.
Recently Issued and Adopted Accounting Pronouncements
In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The ASU allows implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement. The ASU also requires amortization expense be recognized in the same line item as the related fees associated with the arrangement and related capitalized implementation costs be presented in the same line as the prepayment for the hosting fee. The new guidance was applied prospectively to eligible costs as of January 1, 2018 in the accompanying consolidated financial statements. The adoption of this ASU did not have a material impact on our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. This standard will apply to our reporting requirements in performing goodwill impairment testing. For public business entities that are SEC filers, this standard is effective for the annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. We adopted this standard as of January 1, 2020, and the adoption of this standard did not have a material impact on our consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement, that modify the disclosure requirements on fair value measurements in Topic 820, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. We adopted this standard as of January 1, 2020, and the adoption of this ASU did not have a material effect on our consolidated financial statements.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
3.Revenue Recognition
Disaggregation of revenues
The following table depicts the disaggregation of revenue according to customer type and is consistent with how we evaluate our financial performance. We believe this depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

	Year Ended December 31, 2020
	Subscriptions	Advertising	Revenue Share (Related Party)	Revenue Share (Third-party)	Total
Timing of transfer:
Transferred over time	$356,265	$—	$—	$—	$356,265
Transferred at a point in time	—	1,965	3,386	2,563	7,914
Total	$356,265	$1,965	$3,386	$2,563	$364,179

	Year Ended December 31, 2019
	Subscriptions	Advertising	Revenue Share (Related Party)	Revenue Share (Third-party)	Total
Timing of transfer:
Transferred over time	$260,640	$—	$—	$—	$260,640
Transferred at a point in time	—	2,669	6,825	2,089	11,583
Total	$260,640	$2,669	$6,825	$2,089	$272,223

	Year Ended December 31, 2018
	Subscriptions	Advertising	Revenue Share (Related Party)	Revenue Share (Third-party)	Total
Timing of transfer:
Transferred over time	$229,690	$—	$—	$—	$229,690
Transferred at a point in time	—	3,042	5,583	133	8,758
Total	$229,690	$3,042	$5,583	$133	$238,448
Revenue recognition by subscription type was as follows:

	Year Ended December 31,
	2020	2019	2018
Lifetime subscriptions	$134,525	$98,578	$71,215
Term subscriptions	221,740	162,062	158,475
Non-subscription revenue	7,914	11,583	8,758
Total	$364,179	$272,223	$238,448
Revenue for the Lifetime and Term subscription types are determined based on the terms of the subscription agreements. Non-subscription revenue consists of revenue from advertising and other revenue.
Net revenue by principal geographic areas was as follows:

	Year Ended December 31,
	2020	2019	2018
United States	$361,547	$265,647	$226,167
International	2,632	6,576	12,281
Total	$364,179	$272,223	$238,448

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Revenue by location is determined by the billing entity for the customer.
Contract Balances
The timing of revenue recognition, billings, cash collections and refunds affects the recognition of accounts receivable, contract assets and deferred revenue. Our current deferred revenue balance in the consolidated balance sheets includes an obligation for refunds for contracts where the provision for refund has not lapsed. Accounts receivable, deferred revenue and obligation for refunds are as follows:

	As of December 31,
	2020	2019	2018
Contract balance
Accounts receivable	$12,398	$7,332	$818
Obligations for refunds	3,448	2,214	3,507
Deferred revenue – current	274,819	190,778	171,273
Deferred revenue – non-current	254,481	160,907	142,229
We recognized $190,778 and $171,273 of revenue during the years ended December 31, 2020 and 2019, respectively, that was included within the beginning contract liability balance of the respective periods. The Company has collected all amounts included in deferred revenue other than $12,398 and $7,332 as of December 31, 2020 and 2019, respectively, related to the timing of cash settlement with credit card processors.
Assets Recognized from Costs to Obtain a Contract with a Customer
The following table presents the opening and closing balances of our capitalized costs associated with contracts with customers:

Balance at January 1, 2018	$23,259
Sales commissions - additions	15,940
Revenue share fees – additions	8,468
Amortization of capitalized costs	(12,102)
Balance at December 31, 2018	$35,565
Sales commissions - additions	18,984
Revenue share fees – additions	6,284
Amortization of capitalized costs	(18,519)
Balance at December 31, 2019	$42,314
Sales commissions - additions	43,273
Revenue share fees – additions	52,193
Amortization of capitalized costs	(30,544)
Balance at December 31, 2020	$107,236
We did not recognize any impairment on capitalized costs associated with contracts with customers for the years ended December 31, 2020, 2019 and 2018.
Remaining Performance Obligations
As of December 31, 2020, the Company had $532,748 of remaining performance obligations presented as deferred revenue in the consolidated balance sheets. We expect to recognize approximately 52% of that amount as revenues over the next twelve months, with the remainder recognized thereafter.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
4.Acquisitions
TradeSmith
On January 5, 2020, we acquired the noncontrolling interest of 25% in an affiliate, TradeSmith, to obtain 100% ownership for $9,164, including transaction costs. We incurred transaction costs of $164 and $443 during the years ended December 31, 2020 and 2019, respectively, and elected to record these costs as a reduction in equity.
Gold Stock Analyst
On May 6, 2019, we acquired 100% ownership of Gold Stock Analyst (“GSA”), a provider of financial publications. We acquired GSA to expand our product offerings and our customer base. The GSA acquisition was accounted for using the acquisition method of accounting for business combinations. The following table summarizes the fair value of assets acquired and liabilities assumed as of the acquisition date:

Trade name	$195
Customer relationships	565
Goodwill	947
Total assets acquired	1,707
Liabilities assumed	(224)
Net assets acquired	$1,483
Total purchase price	$1,483
The excess purchase consideration over the fair values of assets acquired and liabilities assumed was recorded as goodwill. The goodwill arising from the acquisition is largely attributable to synergies which we expect to achieve from cross-marketing and providing complementary products to our existing and acquired customers. The acquired intangible assets of GSA are amortized over their estimated useful lives. Accordingly, the trade name will be amortized over 8.5 years and customer relationships will be amortized over 6 years. Amortization for the acquired intangible assets was $77 for the year ended December 31, 2019.
5.Goodwill and Intangible Assets, Net
Goodwill
The changes in the carrying amounts of goodwill are as follows:

Balance at January 1, 2019	$17,154
Acquisition of GSA	947
Balance at December 31, 2019	$18,101
Balance at December 31, 2020	$18,101

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Intangible assets, net
Intangible assets, net consisted of the following as of the dates indicated:

	As of December 31, 2020
	Cost	Accumulated Amortization	Net Book Value	Weighted-Average Remaining Useful Life (in years)
Finite-lived intangible assets:
Customer relationships	$8,705	$(6,675)	$2,030	2.7
Tradenames	2,921	(1,433)	1,488	4.9
Capitalized software development costs	2,495	(934)	1,561	3.8
Finite-lived intangible assets, net	14,121	(9,042)	5,079

Indefinite-lived intangible assets:
Cryptocurrencies	4	—	4
Internet domain names	195	—	195
Indefinite-lived intangible assets, net	199	—	199
Intangible assets, net	$14,320	$(9,042)	$5,278

	As of December 31, 2019
	Cost	Accumulated Amortization	Net Book Value	Weighted-Average Remaining Useful Life (in years)
Finite-lived intangible assets:
Customer relationships	$8,705	$(5,332)	$3,373	3.2
Tradenames	2,921	(1,089)	1,832	5.8
Capitalized software development costs	2,495	(519)	1,976	4.8
Finite-lived intangible assets, net	14,121	(6,940)	7,181

Indefinite-lived intangible assets:
Cryptocurrencies	34	—	34
Indefinite-lived intangible assets, net	34	—	34
Intangible assets, net	$14,155	$(6,940)	$7,215
We recorded amortization expense related to finite-lived intangible assets of $2,102, $1,710 and $1,721 for the years ended December 31, 2020, 2019 and 2018, respectively, within depreciation and amortization in the accompanying consolidated statement of operations.
We recorded additions to capitalized software development costs of $0, $752 and $848 for the years ended December 31, 2020, 2019 and 2018, respectively. Amortization of capitalized software development costs recognized in the consolidated statement of operations was $415, $130 and $43 for the years ended December 31, 2020, 2019 and 2018, respectively.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
As of December 31, 2020, the total expected future amortization expense for finite-lived intangible assets is as follows:

2021	$1,599
2022	1,335
2023	1,149
2024	657
2025 and beyond	337
Finite-lived intangible assets, net	$5,077
Indefinite-lived intangible assets – Cryptocurrencies
The changes in the carrying amounts of cryptocurrencies held by the Company were as follows:

Balance at January 1, 2018	$857
Additions	2,150
Distributions to customers	(1,606)
Sales	(724)
Impairment	(330)
Balance at December 31, 2018	347
Sales	(313)
Balance at December 31, 2019	34
Sales	(30)
Balance at December 31, 2020	$4

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
6.Fair Value Measurements
The following tables summarize our financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of the date indicated:

	December 31, 2020
	Level 1	Level 2	Level 3	Aggregate Fair Value
Assets:
Money market funds	$25,016	$—	$—	$25,016
Total assets	25,016	—	—	25,016
Liabilities:
Derivative liabilities, noncurrent	—	—	4,343	4,343
Class B Units - related party	—	—	593,235	593,235
Total liabilities	$—	$—	$597,578	$597,578

	December 31, 2019
	Level 1	Level 2	Level 3	Aggregate Fair Value
Assets:
Money market funds	$133,631	$—	$—	$133,631
Total assets	133,631	—	—	133,631
Liabilities:
Derivative liabilities, noncurrent	—	—	1,274	1,274
Class B Units - related party	—	—	118,033	118,033
Total liabilities	$—	$—	$119,307	$119,307
The level 3 liability recognized within Long term liabilities – related party on the consolidated balance sheets relates to our Class B Units, see Stock-Based Compensation note.
The following table summarizes the change in fair value of the derivative liabilities during the years ended December 31, 2018, 2019 and 2020:

Balance – January 1, 2018	$104,504
Additions of derivative instruments at fair value	580
Change in fair value of derivative instruments	217
Redemptions of derivative instruments	(3,156)
Incremental Class B Units	5,343
Change in fair value of Class B Units	5,733
Balance – December 31, 2018	$113,221
Change in fair value of derivative instruments	478
Incremental Class B Units	8,611
Change in fair value of Class B Units	(3,003)
Balance – December 31, 2019	$119,307
Change in fair value of derivative instruments	3,069
Incremental Class B Units	18,745
Change in fair value of Class B Units	456,457
Balance – December 31, 2020	$597,578

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
The change in fair value of Class B Units recognized in Cost of revenue, Sales and marketing and General and administrative expenses was $86,907, $6,545 and $363,005, respectively, during the year ended December 31, 2020. The change in fair value of Class B Units recognized in Cost of revenue and General and administrative expenses was $548 and $2,455, respectively, during the year ended December 31, 2019. The change in fair value of Class B Units recognized in Cost of revenue and Sales and marketing expenses was $5,519 and $214, respectively, during the year ended December 31, 2018.
To derive the fair value of the Class B Units, we estimated the fair value of Class B Units using a market approach and a discounted cash flow approach and allocated the value of the Company to the various common units using an option pricing model. Key unobservable inputs for this valuation were our projected cash flows, volatility and the discount rates. Changes to these inputs could have a material impact on the accompanying consolidated financial statements. See Common Units note.
7.Balance Sheet Components
Property and Equipment, Net
Property and equipment, net consists of the following:

		As of December 31,
	Estimated Useful Lives	2020	2019
Furniture and fixtures	5 years	$960	$960
Computers, software and equipment	3 years	1,220	1,183
Leasehold improvements	Shorter of estimated useful life or remaining term of lease	1,278	1,025
		3,458	3,168
Less: Accumulated depreciation and amortization		(2,041)	(1,590)
Total property and equipment, net		$1,417	$1,578
Depreciation and amortization expense for property and equipment was $451, $624 and $813 for the years ended December 31, 2020, 2019 and 2018, respectively.
Other Current Assets
Other current assets consist of the following:

	As of December 31,
	2020	2019
Other current assets	$1,889	$1,070
Accrued Expenses
Accrued expenses consist of the following:

	As of December 31,
	2020	2019
Commission and bonus	$17,271	$24,570
Payroll and benefits	3,645	2,520
Accrued interest	—	325
Other accrued expenses	11,218	6,111
Total accrued expenses	$32,134	$33,526

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
8.Derivative Financial Instruments
As part of our compensation and employee retention strategy, we entered into contracts with key employees and independent contractors which contain embedded derivatives. These embedded derivative instruments are issued in the form of phantom interests in Net Income, as defined by our board of directors, that grant the holder value equal to a percentage of Net Income multiplied by a price multiple. All derivative instruments are recorded at fair value as derivative liabilities on our consolidated balance sheets.
During the year ended December 31, 2018, we entered into a compensation agreement which contains an embedded derivative intended to compensate the employee for services provided and retain the employee’s future services. In connection with this arrangement, we received $306 in up-front payments that are reflected as cash flows from financing activities within the consolidated statement of cash flows.
As of December 31, 2020, there is one embedded derivative instrument outstanding. The following table presents information on the location and amounts of derivative instruments gains and losses:

		Year Ended December 31,
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income Statement	2020	2019	2018
Phantom Interests in Net Income	Other income, net	$(3,069)	$(478)	$(217)
See Fair Value Measurements note for more information regarding the valuation of our derivative instruments.
9.Debt
On December 31, 2013, we entered into a Secured Uncommitted Credit Agreement (“Credit Facility”) with an affiliate of our related party owner, which is secured by a first lien of all the assets of MarketWise and its subsidiaries. The Credit Facility expires December 31, 2023 and is an uncommitted revolving credit facility and the lender may elect not to fund any request for borrowings (“Advances”) under the Credit Facility. The Credit Facility can be used by MarketWise to fund acquisitions, finance the build out of our head office or other general corporate purposes and expires in ten years, unless terminated by either party. The Credit Facility carries interest at the Prime Rate plus 2% and is repaid evenly over a five-year term from the date of each Advance. We can prepay any portion of the Advance without premium or penalty.
The Credit Facility contains certain non-financial covenants and we have been in compliance with those covenants.
The following table summarizes the loan payable outstanding:

	As of December 31,
	2020	2019
Advance due May 6, 2020	$—	$1,988
Advance due December 22, 2021	—	3,402
Total principal	$—	$5,390
Less: current portion	—	(4,256)
Total long-term portion of loan payable	$—	$1,134
In June 2020, we repaid all amounts outstanding under the Credit Facility. In February 2021, the Credit Facility was terminated.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
10.Commitments and Contingencies
Leases
We lease office facilities under operating lease agreements in the United States which have an initial term of twelve months or longer as of December 31, 2020. As of December 31, 2020, remaining lease terms vary from 3 to 8 years. For one lease we have the option to extend the lease term for a period of two years and for another lease we have the option to extend the lease term for a period of three years. The renewal option is not considered in the remaining lease term as we are not reasonably certain that we will exercise such option.
The components of lease expense were as follows:

	Year Ended December 31,
	2020	2019	2018
Operating lease cost	$3,267	$3,723	$3,312
Variable lease costs	49	176	392
Total lease costs	$3,316	$3,899	$3,704
Other information related to leases was as follows:

	As of December 31,
	2020	2019	2018
Lease Term and Discount Rate
Weighted average remaining lease term (in years)	6.6	7.0	5.2
Weighted average discount rate	7.1%	7.2%	6.7%
When recording the present value of lease liabilities, a discount rate is required. We have concluded that the rates implicit in the various operating lease agreements are not readily determinable. As a result, we instead used our incremental borrowing rate, which is calculated based on hypothetical borrowings to fund each respective lease over the lease term, as of the lease commencement date, assuming that borrowings are secured by the various leased properties. The incremental borrowing rates are determined based on an assessment of our implied credit rating, using ratings scales from reputable rating agencies that consider a number of qualitative and quantitative factors. Market rates are derived as of the lease commencement dates with reference to companies with the same debt rating that operate in a similar industry.
As of December 31, 2020, maturities of lease liabilities were as follows:

Year Ending December 31:	Operating Leases
2021	$1,673
2022	1,707
2023	1,742
2024	1,630
2025	1,662
Thereafter	2,884
Total lease payments	$11,298
Less: Imputed interest	(2,395)
Total lease liabilities	$8,903

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
Supplemental cash flow information related to leases is included in the Supplemental Cash Flow Information note.
Contingencies
From time to time, we may be involved in disputes or regulatory inquiries, which arise in the ordinary course of business. When we determine that a loss is both probable and reasonably estimable, a liability is recorded and disclosed if the amount is material to us in aggregate. When a material loss contingency is reasonably possible, we do not record a liability, but instead disclose the nature and the amount of the claim and an estimate of the loss or range of loss, if such an estimate can reasonably be made. While it is not feasible to predict or determine the ultimate outcome of these matters, the Company believes that none of its current legal proceedings will have a material adverse effect on its financial position or results of operations and no corresponding liability has been recorded for any periods presented.
11.Common Units
As of December 31, 2020, our board of directors has authorized the issuance of 10 million of our two classes of common units: Class A and Class B. If our related party owner’s percentage ownership falls below 50%, Class A common units are redeemable at our related party owner’s option for up to 20% of vested units. After 25 months from the date of issuance, Class B unitholders may sell Class B units to the Company and the Company may also repurchase Class B units. The purchase price for all units is determined based on a multiplier of annual net income, normalized based on the preceding 3 years. Holders of our common units are entitled to one vote for each percentage of interest held based on vested units. Holders of common units are entitled to distributions from available cash as determined by the board of directors after establishing reserves. Upon a liquidation, Class A unitholders first receive distributions equal to their capital contribution prior to distributions to all unitholders of available assets.
During 2018, we effected a 1000 to 1 common unit split. All unit and per unit amounts in these consolidated financial statements have been retroactively adjusted to give effect to the common unit split.
During the year ended December 31, 2019, the holder of non-controlling interests in one of the Company’s subsidiaries, Casey Research, exchanged its shares for the Company’s Class A units at approximately fair value. The Company recorded the exchange of shares as an equity transaction and did not recognize any gains or losses as a result.
12.Stock-Based Compensation
Class B Units
We recognized stock-based compensation expenses of $553,600, $20,439 and $28,212 for the years ended December 31, 2020, 2019 and 2018, respectively. These amounts include profits distributions to Class B unitholders of $78,398, $14,831 and $17,135 for the years ended December 31, 2020, 2019 and 2018, respectively. The amount of stock-based compensation expense included in each of the line items in the accompanying consolidated statement of operations is as follows:

	Year Ended December 31,
	2020	2019	2018
Cost of revenue	$102,736	$5,025	$21,889
Sales and marketing	10,567	—	6,323
General and administrative	440,297	15,414	—
Total stock based-compensation expense	$553,600	$20,439	$28,212

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
The following is a rollforward of Class B Units activity for the years ended December 31, 2019 and 2020:

Unvested at January 1, 2019	55,000
Granted	59,099
Vested	(36,118)
Unvested at December 31, 2019	77,981
Granted	62,676
Vested	(65,613)
Unvested at December 31, 2020	75,044
The weighted-average grant-date fair value of Class B Units granted was $178.69 and $186.83 per unit during the years ended December 31, 2020 and 2019, respectively.
Because the Class B Units are not publicly traded, the Company must estimate the fair value of its Class B Units in each reporting period. The fair values of Class B Units were estimated by the Company’s board of managers based on the Company’s equity value. The Company’s board of managers considered, among other things, contemporaneous valuations of the Company’s equity value prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. For the years ended December 31, 2018 and 2019, the fair value of the Class B Units was estimated using an option pricing model to allocate the equity value of the Company to the Class B Units based on their distribution rights.
To derive the fair value of the Class B Unit liability, a two-step valuation approach was used. First the equity value of the Company was estimated. The Company considers asset, market, and income-based approaches. The Company determined that an income-based approach presented the best indication of value. As such, the Company relied upon a discounted cash flow approach using a five-year discrete projection period, discounting expected future cash flows back to that date. This calculated equity value was then allocated to the common units held by various stockholders using an option pricing model.
For the year ended December 31, 2020, the fair value of the Class B Units was estimated using a probability-weighted expected return method. This method considered two scenarios: one based on a market approach according to a proposed acquisition of the Company and allocated through a liquidation waterfall, and the other based on the Company continuing as a private entity according to a discounted cash flow analysis, and allocated using an option pricing model. The results of these two methods were weighted to derive the fair value of the Class B Units in 2020.
The discounted cash flow method estimates the equity value of the Company by projecting the Company’s net cash flows into the future and discounting these net cash flows to present value by applying a discount rate. Key inputs for this valuation include the Company’s projected cash flows and discount rate.
The option pricing model allocates the equity value to each class of common units by preparing a breakpoint analysis to determine which securities would receive value at each threshold of a hypothetical liquidation. Then applying a Black-Scholes option pricing analysis to determine the incremental value of each respective breakpoint and allocating that value to each participating security based on its pro-rata ownership in the breakpoint. Key inputs for this valuation include the equity value of the Company, risk-free rate, allocation thresholds, and stock volatility.
The Company considered several objective and subjective factors to determine the best estimate of the fair value of the Class B Units, including:
▪the Company’s historical and expected operating and financial performance;
▪current business conditions;
▪indications of value from external investors and their proposed value for the business;
▪the Company’s stage of development and business strategy;

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
▪macroeconomic conditions;
▪the Company’s weighted average cost of capital;
▪risk-free rates of return;
▪the volatility of comparable publicly traded peer companies; and
▪the lack of an active public market for the Company’s equity units.
See also Note 2, Stock Based Compensation.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
13.Earnings Per Unit
The following table sets forth the computation of basic and diluted earnings per unit:

		Year ended December 31, 2020
		Class A Units	Class B Units
Numerator
Distributed earnings		$101,767	$78,398
Undeclared and undistributed earnings:
Net loss	$(538,373)
Minus: Distributions to Class A unitholders	101,767
Undeclared and undistributed loss	(640,140)
Undeclared and undistributed (loss) earnings by unit class		(640,140)	—
Total (loss) earnings by unit class		$(538,373)	$78,398
Denominator
Weighted average units used in computing earnings per unit, basic and diluted		548,028	495,971
Earnings per unit class:
Distributed earnings		$185.70	$158.07
Undistributed loss		(1,168.08)	—
Total		$(982.38)	$158.07

		Year ended December 31, 2019
		Class A Units	Class B Units
Numerator
Distributed earnings		$20,471	$14,831
Undeclared and undistributed earnings:
Net income	$27,957
Minus: Distributions to Class A unitholders	20,471
Undeclared and undistributed earnings	7,486
Undeclared and undistributed earnings by unit class		4,348	3,138
Total earnings by unit class		$24,819	$17,969
Denominator
Weighted average units used in computing earnings per unit, basic and diluted		594,327	416,369
Earnings per unit class:
Distributed earnings		$34.44	$35.62
Undistributed earnings		7.36	7.48
Total		$41.80	$43.10

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)

		Year ended December 31, 2018
		Class A Units	Class B Units
Numerator
Distributed earnings		$22,017	$17,135
Undeclared and undistributed earnings:
Net income	$18,601
Minus: Distributions to Class A unitholders	22,017
Undeclared and undistributed loss	(3,416)
Undeclared and undistributed loss by unit class		(3,416)	—
Total earnings by unit class		$18,601	$17,135
Denominator
Weighted average units used in computing earnings per unit, basic and diluted		611,547	395,000
Earnings per unit class:
Distributed earnings		$36.00	$43.38
Undistributed loss		(5.59)	—
Total		$30.42	$43.38
14.Related Party Transactions
We have certain revenue share agreements with our related party owner to share customer lists. Accordingly, we recognized $3,386, $6,825 and $5,583 of revenue from our related party owner and its affiliates for the years ended December 31, 2020, 2019 and 2018, respectively.
We also incurred revenue share expenses of $5,891, $3,063, and $3,901, of which $5,891, $3,063, and $2,026 were capitalized as contract origination costs for the years ended December 31, 2020, 2019 and 2018, respectively.
We incurred customer acquisition costs of $3,080, $1,601, and $221 paid to our related party owner and its affiliates under cost per acquisition arrangements during the years ended December 31, 2020, 2019 and 2018, respectively.
Additionally, our related party owner and its affiliates provided call center support and other services to the Company for which we recorded an expense of $1,005, $1,647, and $1,879 within cost of revenue for the years ended December 31, 2020, 2019 and 2018, respectively.
Our related party owner also provided certain corporate functions to MarketWise and the costs of these services are charged to MarketWise and recorded within related party expenses in the accompanying consolidated statement of operations. We held balances of $3,288 and $8,723 as of December 31, 2020 and 2019 of related party payables related to these services. The balances with our related party owner are presented net and are included in related party payables, net in the consolidated balance sheet.
We earned fees and provided certain accounting and marketing services to companies owned by certain of MarketWise’s Class B unitholders. As a result, we recognized $348, $338, and $469 in other income, net for the years ended December 31, 2020, 2019 and 2018, respectively. Related party receivables related to these services were $689 and $672 as of December 31, 2020 and 2019, respectively.
We lease offices from a company owned by certain shareholders of our related party owner and we entered into our other leases with our related party owner. Lease payments made to our related party owner were $1,505, $1,477 and $1,087 for the years ended December 31, 2020, 2019 and 2018, respectively, and rent expense of $2,224, $2,224 and $1,789 was recognized in general and administrative expenses for the years ended December 31, 2020, 2019 and 2018, respectively, related to leases with our related party owner. At December 31, 2020 and 2019, ROU assets of $11,957 and $13,530 and lease liabilities of $8,490 and $9,339 are associated with leases with our related party owner.

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
We incurred costs related to lead generation marketing from a related party vendor which was partially owned by a shareholder through November 2020. From January through November 2020 we purchased total lead generation marketing of $15,326, which was recorded in sales and marketing expenses.
In November 2015, we provided a loan to our Class B unitholders which bears interest at 3% and recognized a related party note receivable from the unitholders of $2,422 as of December 31, 2019. We recognized $37, $71, and $69, in interest income for the years ended December 31, 2020, 2019 and 2018, respectively. This loan was repaid during 2020.
In August 2019 we provided an additional loan to a Class B unitholder and recognized a related party note receivable from the unitholder of $3,024 as of December 31, 2019. We recognized $25 and $24 in interest income for the years ended December 31, 2020 and 2019, respectively. This loan was repaid during 2020.
In April 2020 we provided a loan to a Class A unitholder and recognized a related party note receivable from the unitholder of $1,148 as of December 31, 2020. We recognized $4 in interest income for the year ended December 31, 2020. The interest rate on the loan is variable and was 0.5% as of December 31, 2020. The loan is due in April 2025, but is required to be repaid within 30 if we complete an initial public offering.
15.Variable Interest Entities
We consolidated a VIE based on our ability to exercise power and being the primary beneficiary of the entity including directing the operations and marketing campaigns and sharing customer lists and publications, as of December 31, 2020 and 2019. There have been no reconsideration events during these periods. The assets of consolidated variable interest entities may only be used to settle obligations of these entities. In addition, there is no recourse to MarketWise for the consolidated VIE’s liabilities. The following represents financial information for the consolidated VIE included in the consolidated balance sheets:

	As of December 31,
	2020	2019
Current assets	$3,787	$4,066
Noncurrent assets	22	124
Total assets	$3,809	$4,190

Current liabilities	$3,265	$2,672
Noncurrent liabilities	—	1,898
Total liabilities	$3,265	$4,570

MARKETWISE, LLC
Notes to the Consolidated Financial Statements
(Dollar amounts in thousands, except unit and per unit data)
16.Supplemental Cash Flow Information
Supplemental cash flow disclosures are as follows:

	Year Ended December 31,
	2020	2019	2018
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$339	$366	$1,165
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	(2,767)	(3,106)	(2,880)
Operating lease right-of-use assets obtained in exchange for lease obligations	(409)	(5,051)	—

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Property and equipment included in accounts payable	$—	$1,010	$—

Reconciliation of Cash and Cash Equivalents and Restricted Cash:
Cash and cash equivalents	$114,422	$170,520	$132,237
Restricted cash	505	1,564	633
Total	$114,927	$172,084	$132,870
17.Subsequent Events
Subsequent events have been evaluated through March 25, 2021, which is the date that the financial statements were available to be issued.
In February 2021, the Credit Facility was terminated.
On January 21, 2021, we acquired 90% ownership of Chaikin Holdings LLC, a provider of analytical tools and software for investors, for cash of $7,290. The Company has not completed the purchase accounting and purchase price allocation of this acquisition prior to the issuance of the financial statements and an estimate of the financial effect of the transaction cannot be made. All other business combination disclosures are not available due to the proximity of the acquisition to the issuance of the financial statements.

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$184,712	$114,422
Accounts receivable	13,119	12,398
Prepaid expenses	9,590	8,530
Related party receivables	736	874
Related party notes receivable, current	2	—
Restricted cash	500	505
Deferred contract acquisition costs	58,520	42,019
Other current assets	1,926	1,889
Total current assets	269,105	180,637
Property and equipment, net	1,365	1,417
Operating lease right-of-use assets	12,287	12,337
Intangible assets, net	9,749	5,278
Goodwill	23,177	18,101
Deferred contract acquisition costs, noncurrent	98,396	65,217
Related party notes receivable, noncurrent	1,148	1,148
Other assets	698	678
Total assets	$415,925	$284,813
Liabilities and members’ deficit
Current liabilities:
Trade and other payables	$6,697	$11,969
Related party payables, net	5,081	2,515
Accrued expenses	61,953	32,134
Deferred revenue and other contract liabilities	321,312	278,267
Operating lease liabilities	1,195	1,077
Other current liabilities	23,728	19,576
Total current liabilities	419,966	345,538
Class B Units - related party	1,188,659	593,235
Deferred revenue and other contract liabilities, noncurrent	343,801	254,481
Derivative liabilities, noncurrent	4,737	4,343
Operating lease liabilities, noncurrent	7,829	7,826
Total liabilities	1,964,992	1,205,423
Commitments and Contingencies	—	—
Members’ deficit:
Class A members’ units, 528,519 and 547,466 units issued and outstanding at March 31, 2021 and December 31, 2020, respectively	(1,543,098)	(914,728)
Accumulated other comprehensive income (loss)	(34)	(17)
Total members’ deficit	(1,543,132)	(914,745)
Non-controlling interest	(5,935)	(5,865)
Total members’ deficit attributable to MarketWise	(1,549,067)	(920,610)
Total liabilities, non-controlling interest, and members’ deficit	$415,925	$284,813
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except unit and per unit data)

	Three Months Ended March 31,
	2021	2020
Net revenue	$119,341	$75,834
Related party revenue	373	548
Total net revenue	119,714	76,382
Operating expenses:
Cost of revenue (1) (2)	132,812	14,681
Sales and marketing (1) (2)	91,785	40,332
General and administrative (1) (2)	507,429	36,453
Research and development (2)	1,778	1,027
Depreciation and amortization	751	611
Related party expense	20	49
Total operating expenses	734,575	93,153
Loss from operations	(614,861)	(16,771)
Other (expense) income, net	(227)	204
Interest income, net	5	105
Net loss	(615,083)	(16,462)
Net (loss) income attributable to non-controlling interests	(630)	39
Net loss attributable to MarketWise	$(614,453)	$(16,501)

Net loss per unit – basic and diluted:
Class A units - distributed earnings per unit	$26.33	$105.08
Class A units - undistributed loss per unit	(1,188.93)	(135.10)
Class A units - net loss per unit	$(1,162.59)	$(30.02)

Class B units - distributed earnings per unit	$10.73	$65.45
Class B units - undistributed (loss) earnings per unit	—	—
Class B units - net income per unit	$10.73	$65.45

(1) Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows (see Note 9):
	Three Months Ended March 31,
	2021	2020
Vested Class B units and change in fair value of Class B liability awards	595,424	(11,816)
Profits distributions to Class B unitholders	5,651	32,313
Total stock-based compensation expense	601,075	20,497

(2) Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Condensed Consolidated Statements of Comprehensive Loss (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
Net loss	$(615,083)	$(16,462)
Other comprehensive (loss) income:
Cumulative translation adjustment	(17)	(76)
Total comprehensive loss	$(615,100)	$(16,538)
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Condensed Consolidated Statement of Members’ Deficit (Unaudited)
(In thousands, except unit data)

	Class A Members’ units		Accumulated Other Comprehensive Income (Loss)	Total Members’ Deficit	Noncontrolling Interest	Total Members’ Deficit Attributable to MarketWise
	Shares	Amount
Balance at January 1, 2020	605,352	(262,293)	(3)	(262,296)	(5,768)	(268,064)
Class A units transferred to Class B	(57,886)	—	—	—	—	—
Foreign currency translation adjustments	—	—	(76)	(76)	—	(76)
Acquisition of noncontrolling interest - TradeSmith	—	(12,295)	—	(12,295)	3,131	(9,164)
Distributions	—	(57,767)	—	(57,767)	(423)	(58,190)
Net loss	—	(16,501)	—	(16,501)	39	(16,462)
Balance at March 31, 2020	547,466	$(348,856)	$(79)	$(348,935)	$(3,021)	$(351,956)

Balance at January 1, 2021	547,466	(914,728)	(17)	(914,745)	(5,865)	(920,610)
Class A units transferred to Class B	(18,947)	—	—	—	—	—
Acquisition of Chaikin	—	—	—	—	810	810
Foreign currency translation adjustments	—	—	(17)	(17)	—	(17)
Distributions	—	(13,917)	—	(13,917)	(250)	(14,167)
Net loss	—	(614,453)	—	(614,453)	(630)	(615,083)
Balance at March 31, 2021	528,519	$(1,543,098)	$(34)	$(1,543,132)	$(5,935)	$(1,549,067)
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(615,083)	$(16,462)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	751	611
Stock-based compensation	43,880	10,874
Change in fair value of derivative liabilities – Class B Units	551,544	(22,690)
Change in fair value of derivative liabilities – other	394	(127)
Unrealized losses on foreign currency	(10)	1
Noncash lease expense	448	750
Gain on sale of cryptocurrencies	(105)	—
Changes in operating assets and liabilities:
Accounts receivable	(722)	444
Related party receivables and payables, net	2,704	(5,518)
Prepaid expenses	(1,060)	(1,544)
Other current assets and other assets	97	(749)
Cryptocurrency intangible assets	108	31
Deferred contract acquisition costs	(49,681)	(9,201)
Trade and other payables	(5,263)	1,554
Accrued expenses	29,640	(6,213)
Deferred revenue	130,785	41,020
Operating lease liabilities	(276)	(657)
Other current and long-term liabilities	4,153	1,491
Net cash provided by (used in) operating activities	92,304	(6,385)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(7,139)	—
Acquisition of non-controlling interests, including transaction costs	—	(9,164)
Purchases of property and equipment	(13)	(184)
Purchases of intangible assets	(662)	—
Capitalized software development costs	(20)	—
Net cash used in investing activities	(7,834)	(9,348)
Cash flows from financing activities:
Principal payments on long-term debt – related party	—	(1,133)
Issuance of related party notes receivable	(2)	(35)
Distributions to members	(13,917)	(57,767)
Distributions to noncontrolling interests	(250)	(423)
Net cash used in financing activities	(14,169)	(59,358)
Effect of exchange rate changes on cash	(16)	(76)
Net increase in cash, cash equivalents and restricted cash	70,285	(75,167)
Cash, cash equivalents and restricted cash — beginning of period	114,927	172,084
Cash, cash equivalents and restricted cash — end of period	$185,212	$96,917
The accompanying notes are an integral part of these consolidated financial statements.

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)

1.Organization
Description of Business
MarketWise, LLC (“MarketWise”, the “Company”, “we”, “us”, or “our”; formerly Beacon Street Group, LLC) was organized in January 2013 and provides independent investment research for investors around the world. We believe we are a leading content and technology multi-brand platform for self-directed investors. We offer a comprehensive portfolio of high-quality, independent investment research, as well as several software and analytical tools, on a subscription basis.
While our headquarters are in Baltimore, Maryland, we operate multiple subsidiaries in the United States. We also have operations in Singapore.
The Company is a limited liability company and is treated as a pass-through entity for tax purposes. As a result, the members are responsible for all tax payments and the Company does not pay taxes on behalf of its members.
2.Summary of Significant Accounting Policies
Basis of Consolidation
The accompanying consolidated financial statements include the accounts of MarketWise and its wholly owned subsidiaries (collectively, the “Company” “we”, “us”, or “our”). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.
The accompanying statements of operations include expenses for certain functions historically performed by our related party owner (“related party owner”), including general corporate services, such as legal, accounting, treasury, information technology, human resources and administration. These expenses are based primarily on direct usage when identifiable, direct capital expenditures or other relevant allocations during the respective periods. We believe the assumptions underlying the accompanying consolidated financial statements, including the assumptions regarding these expenses from our related party owner, are reasonable. Actual results may differ from these expenses, assumptions and estimates. The amounts recorded in the accompanying consolidated financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had we been a separate independent entity.
Unaudited Interim Financial Information
The accompanying unaudited consolidated financial statements and the related footnote disclosures have been prepared by the Company in accordance with GAAP for interim financial reporting and as required by Rule 10-01 of Regulation S-X. Accordingly, the unaudited consolidated financial statements may not include all of the information and notes required by GAAP for audited financial statements. The year-end December 31, 2020 consolidated balance sheet data included herein was derived from audited financial statements but does not include all disclosures required by GAAP for complete financial statements. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting of items of a normal and recurring nature, necessary to present fairly the Company’s financial position as of March 31, 2021, the results of operations, comprehensive income (loss), members’ deficit and cash flows for the three months ended March 31, 2021 and 2020. The results of operations for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the results to be expected for the full year. The information contained herein should be read in conjunction with the audited financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus. The Company’s management considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through the date of issuance of these financial statements.

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include, but are not limited to, the fair value of common units, derivatives, valuation of assets acquired and liabilities assumed in business combinations, useful lives of intangible assets with definite lives, benefit period of deferred contract acquisition costs, determination of standalone selling prices, estimated life of lifetime customers, recoverability of goodwill and long-lived assets, the incremental borrowing rates to calculate lease liabilities and right-of-use (“ROU”) assets and certain accruals. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates.
Segment Information
Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by our chief operating decision-maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s Chief Executive Officer serves as the CODM.
Based on the financial information presented to and reviewed by our CODM in assessing our performance and for the purposes of allocating resources, we have determined our operating subsidiaries represent individual operating segments with similar economic characteristics that meet the criteria for aggregation into a single reporting segment for financial statement purposes. Accordingly, we have a single reportable segment.
Long-lived assets outside the United States were immaterial as of March 31, 2021 and December 31, 2020.
Derivative Financial Instruments
From time to time, we utilize instruments which may contain embedded derivative instruments as part of our overall strategy to compensate and retain key employees and independent contractors (see Derivative Financial Instruments note below for additional information). Our derivative instruments are recorded at fair value on the consolidated balance sheets. Our derivative instruments have not been designated as hedges; therefore, both realized and unrealized gains and losses are recognized in earnings. For the purposes of cash flow presentation, realized and unrealized gains or losses are included within cash flows from operating activities. Upfront cash payments received upon the issuance of derivative instruments are included within cash flows from financing activities within the consolidated statements of cash flows.
Stock-Based Compensation
As part of our compensation and retention strategy, we grant incentive compensation units (“Class B Units”) to certain key employees, which are profit interests for United States federal income tax purposes. The Class B Units are accounted for as a substantive class of equity and allow the recipient to realize value only to the extent that the value of the award appreciates.
The Class B Units contain service-based vesting conditions and have different vesting terms depending upon the employee which range from vesting immediately to eight years; vesting is accelerated upon our initial public offering. Compensation cost is recognized on a straight-line basis over the requisite service period until vesting for the entire award, but will at least equal the number of vested units determined by the underlying vesting schedule. Forfeitures are accounted for in the period in which they occur.
The Class B Units are subject to a put and call option whereby we may elect to redeem or be required to redeem these units at a value determined by a predefined formula based on a multiplier of the Company’s net income as defined by management. Employees may not exercise the put option until 25 months have elapsed from the issuance date. Since the redemption price is not representative of fair value, the employees are not considered to be subject to the risks and rewards of share ownership, and the Class B Units are classified as liabilities in the accompanying

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
consolidated balance sheet. The liability for Class B units is remeasured to fair value at the end of each reporting period.
Since Class B Units are classified as liabilities, all cash distributions made to the unitholders of the Class B Units pursuant to our operating agreement are considered to be stock-based compensation expenses.
Stock-based compensation expenses are included in cost of revenue, sales and marketing, and general and administrative expenses in a manner consistent with the employee’s salary and benefits in the consolidated statements of operations.
Fair Value Measurement
Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. GAAP establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active;
Level 3— Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The carrying amount of our financial instruments, including accounts receivable, trade and other payables, accrued expenses and related party receivables and payables, approximate their respective fair values because of their short maturities. The fair value of stock-based compensation liabilities for Class B Units and derivatives liabilities associated with our deferred compensation arrangements were determined using unobservable Level 3 inputs. We have not elected the fair value option for any financial assets and liabilities for which such an election would have been permitted.
Recently Issued and Adopted Accounting Pronouncements
In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. This standard will apply to our reporting requirements in performing goodwill impairment testing. For public business entities that are SEC filers, this standard is effective for the annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. We adopted this standard as of January 1, 2020, and the adoption of this standard did not have a material impact on our consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement, that modify the disclosure requirements on fair value measurements in Topic 820, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. We adopted this standard as of January 1, 2020, and the adoption of this ASU did not have a material effect on our consolidated financial statements.

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
3.Revenue Recognition
Disaggregation of revenues
The following table depicts the disaggregation of revenue according to customer type and is consistent with how we evaluate our financial performance. We believe this depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

	Three Months Ended March 31, 2021
	Subscriptions	Advertising	Revenue Share (Related Party)	Revenue Share (Third-party)	Total
Timing of transfer:
Transferred over time	117,647	$—	$—	$—	$117,647
Transferred at a point in time	—	910	373	784	2,067
Total	$117,647	$910	$373	$784	$119,714

	Three Months Ended March 31, 2020
	Subscriptions	Advertising	Revenue Share (Related Party)	Revenue Share (Third-party)	Total
Timing of transfer:
Transferred over time	75,303	$—	$—	$—	$75,303
Transferred at a point in time	—	344	187	548	1,079
Total	$75,303	$344	$187	$548	$76,382
Revenue recognition by subscription type was as follows:

	Three Months Ended March 31,
	2021	2020
Lifetime subscriptions	$40,164	$29,053
Term subscriptions	77,483	46,250
Non-subscription revenue	2,067	1,079
Total	$119,714	$76,382
Revenue for the Lifetime and Term subscription types are determined based on the terms of the subscription agreements. Non-subscription revenue consists of revenue from advertising and other revenue.
Net revenue by principal geographic areas was as follows:

	Three Months Ended March 31,
	2021	2020
United States	$119,274	$75,610
International	440	772
Total	$119,714	$76,382
Revenue by location is determined by the billing entity for the customer.
Contract Balances
The timing of revenue recognition, billings, cash collections and refunds affects the recognition of accounts receivable, contract assets and deferred revenue. Our current deferred revenue balance in the consolidated balance

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
sheets includes an obligation for refunds for contracts where the provision for refund has not lapsed. Accounts receivable, deferred revenue and obligation for refunds are as follows:

	As of
	March 31, 2021	December 31, 2020
Contract balance
Accounts receivable	$13,119	$12,398
Obligations for refunds	4,253	3,448
Deferred revenue – current	317,059	274,819
Deferred revenue – non-current	343,801	254,481
We recognized $94,838 and $64,071 of revenue during the three months ended March 31, 2021 and 2020, respectively, that was included within the beginning contract liability balance of the respective periods. The Company has collected all amounts included in deferred revenue other than $13,119 and $12,398 as of March 31, 2021 and December 31, 2020, respectively, related to the timing of cash settlement with credit card processors.
Assets Recognized from Costs to Obtain a Contract with a Customer
The following table presents the opening and closing balances of our capitalized costs associated with contracts with customers:

Balance at January 1, 2021	$107,236
Sales commissions – additions	24,652
Revenue share fees – additions	39,504
Amortization of capitalized costs	(14,476)
Balance at March 31, 2021	$156,916
We did not recognize any impairment on capitalized costs associated with contracts with customers for the three months ended March 31, 2021 and 2020.
Remaining Performance Obligations
As of March 31, 2021, the Company had $665,113 of remaining performance obligations presented as deferred revenue in the consolidated balance sheets. We expect to recognize approximately 48% of that amount as revenues over the next twelve months, with the remainder recognized thereafter.
4.Acquisitions
Chaikin
On January 21, 2021, we acquired 90% ownership of Chaikin Holdings LLC (“Chaikin”) a provider of analytical tools and software for investors, for cash of $7,139, net of cash acquired. We acquired Chaikin to expand our product offerings and our customer base. The Chaikin acquisition was accounted for using the acquisition method of accounting for business combinations. The purchase price allocation is preliminary pending completion

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
of valuations of certain acquired assets and liabilities. The following table summarizes the fair value of assets acquired and liabilities assumed as of the acquisition date:

Cash	$151
Other current assets	152
Customer relationships	3,550
Tradenames	637
Software development costs	247
Goodwill	5,076
Other noncurrent assets	443
Total assets acquired	10,256
Liabilities assumed	(2,156)
Net assets acquired	$8,100

Cash consideration	$7,290
Non-controlling interest	810
Total consideration	$8,100
The excess purchase consideration over the fair values of assets acquired and liabilities assumed was recorded as goodwill. The goodwill arising from the acquisition is largely attributable to synergies which we expect to achieve from cross-marketing and providing complementary products to our existing and acquired customers, and is expected to be fully deductible for tax purposes. The acquired intangible assets of Chaikin are amortized over their estimated useful lives. Accordingly, the trade name will be amortized over 8.5 years and customer relationships will be amortized over 6 years. Amortization for the acquired intangible assets was $126 for the three months ended March 31, 2021.
TradeSmith
On January 5, 2020, we acquired the noncontrolling interest of 25% in an affiliate, TradeSmith, to obtain 100% ownership for $9,164, including transaction costs. We incurred transaction costs of $164 during the three months ended March 31, 2020 and elected to record these costs as a reduction in equity.
5.Goodwill and Intangible Assets, Net
Goodwill
The changes in the carrying amounts of goodwill are as follows:

Balance at January 1, 2021	$18,101
Acquisition of Chaikin	5,076
Balance at March 31, 2021	$23,177

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
Intangible assets, net
Intangible assets, net consisted of the following as of the dates indicated:

	As of March 31, 2021
	Cost	Accumulated Amortization	Net Book Value	Weighted-Average Remaining Useful Life (in years)
Finite-lived intangible assets:
Customer relationships	$12,255	$(7,116)	$5,139	4.9
Tradenames	3,558	(1,532)	$2,026	5.9
Capitalized software development costs	2,762	(1,035)	1,727	3.6
Finite-lived intangible assets, net	18,575	(9,683)	8,892

Indefinite-lived intangible assets:
Cryptocurrencies	—	—	—
Internet domain names	857	—	857
Indefinite-lived intangible assets, net	857	—	857
Intangible assets, net	$19,432	$(9,683)	$9,749

	As of December 31, 2020
	Cost	Accumulated Amortization	Net Book Value	Weighted-Average Remaining Useful Life (in years)
Finite-lived intangible assets:
Customer relationships	$8,705	$(6,675)	$2,030	2.7
Tradenames	2,921	(1,433)	1,488	4.9
Capitalized software development costs	2,495	(934)	1,561	3.8
Finite-lived intangible assets, net	14,121	(9,042)	5,079

Indefinite-lived intangible assets:
Cryptocurrencies	4	—	4
Internet domain names	195	—	195
Indefinite-lived intangible assets, net	199	—	199
Intangible assets, net	$14,320	$(9,042)	$5,278
We recorded amortization expense related to finite-lived intangible assets of $540 and $420 for the three months ended March 31, 2021 and 2020, respectively, within depreciation and amortization in the accompanying consolidated statement of operations.
We recorded additions to capitalized software development costs of $20 and $0 for the three months ended March 31, 2021 and 2020, respectively. We recorded amortization of capitalized software development costs of $101 and $104 for the three months ended March 31, 2021 and 2020, respectively, within depreciation and amortization in the accompanying consolidated statement of operations.

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
As of March 31, 2021, the total expected future amortization expense for finite-lived intangible assets is as follows:

Remainder of 2021	$1,588
2022	2,068
2023	1,905
2024	1,655
2025	743
2026 and beyond	933
Finite-lived intangible assets, net	$8,892
6.Fair Value Measurements
The following tables summarize our financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of the date indicated:

	March 31, 2021
	Level 1	Level 2	Level 3	Aggregate Fair Value
Assets:
Money market funds	$43,501	$—	$—	$43,501
Total assets	43,501	—	—	43,501
Liabilities:
Derivative liabilities, noncurrent	—	—	4,737	4,737
Class B Units - related party	—	—	1,188,659	1,188,659
Total liabilities	$—	$—	$1,193,396	$1,193,396

	December 31, 2020
	Level 1	Level 2	Level 3	Aggregate Fair Value
Assets:
Money market funds	$25,016	$—	$—	$25,016
Total assets	25,016	—	—	25,016
Liabilities:
Derivative liabilities, noncurrent	—	—	4,343	4,343
Class B Units - related party	—	—	593,235	593,235
Total liabilities	$—	$—	$597,578	$597,578
The level 3 liability recognized within Long term liabilities – related party on the consolidated balance sheets relates to our Class B Units, see Stock-Based Compensation note.

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
The following table summarizes the change in fair value of the derivative liabilities during the three months ended March 31, 2021 and 2020:

Balance – January 1, 2021	597,578
Change in fair value of derivative instruments	394
Incremental Class B Units	43,880
Change in fair value of Class B Units	551,544
Balance – March 31, 2021	$1,193,396

Balance – January 1, 2020	119,307
Change in fair value of derivative instruments	(127)
Incremental Class B Units	10,874
Change in fair value of Class B Units	(22,690)
Balance – March 31, 2020	$107,364
The following table summarizes the change in fair value of the Class B Units by income statement line item during the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$101,943	(3,963)
Sales and marketing	7,423	—
General and administrative	442,178	(18,727)
Total change in fair value of Class B Units	$551,544	$(22,690)
To derive the fair value of the Class B Units, we estimated the fair value of Class B Units using a market approach and a discounted cash flow approach and allocated the value of the Company to the various common units using an option pricing model. Key unobservable inputs for this valuation were our projected cash flows, volatility and the discount rates. Changes to these inputs could have a material impact on the accompanying consolidated financial statements.
7.Balance Sheet Components
Property and Equipment, Net
Property and equipment, net consists of the following:

		As of
	Estimated Useful Lives	March 31, 2021	December 31, 2020
Furniture and fixtures	5 years	$960	$960
Computers, software and equipment	3 years	1,278	1,220
Leasehold improvements	Shorter of estimated useful life or remaining term of lease	1,278	1,278
		3,516	3,458
Less: Accumulated depreciation and amortization		(2,151)	(2,041)
Total property and equipment, net		$1,365	$1,417

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
Depreciation and amortization expense for property and equipment was $110 and $88 for the three months ended March 31, 2021 and 2020, respectively.
Accrued Expenses
Accrued expenses consist of the following:

	As of
	March 31, 2021	December 31, 2020
Commission and bonus	$36,014	$17,271
Payroll and benefits	4,817	3,645
Other accrued expenses	21,122	11,218
Total accrued expenses	$61,953	$32,134
8.Derivative Financial Instruments
As part of our compensation and employee retention strategy, we entered into contracts with key employees and independent contractors which contain embedded derivatives. These embedded derivative instruments are issued in the form of phantom interests in Net Income, as defined by our board of directors, that grant the holder value equal to a percentage of Net Income multiplied by a price multiple. All derivative instruments are recorded at fair value as derivative liabilities on our consolidated balance sheets.
During the year ended December 31, 2018, we entered into a compensation agreement which contains an embedded derivative intended to compensate the employee for services provided and retain the employee’s future services.
As of March 31, 2021, there is one embedded derivative instrument outstanding. The following table presents information on the location and amounts of derivative instruments gains and losses:

		Three Months Ended March 31,
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income Statement	2021	2020
Phantom Interests in Net Income	Other income, net	$(394)	$127
See Fair Value Measurements note for more information regarding the valuation of our derivative instruments.
9.Stock-Based Compensation
Class B Units
We recognized stock-based compensation expenses of $601,075 and $20,497 for the three months ended March 31, 2021 and 2020, respectively. These amounts include profits distributions to Class B unitholders of $5,651 and $32,313 for the three months ended March 31, 2021 and 2020, respectively. The amount of stock-based compensation expense included in each of the line items in the accompanying consolidated statement of operations is as follows:

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$114,348	3,168
Sales and marketing	14,070	1,203
General and administrative	472,657	16,126
Total stock based-compensation expense	$601,075	$20,497
The following is a rollforward of Class B Units activity for the three months ended March 31, 2021:

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)

Unvested at January 1, 2021	75,044
Granted	17,690
Vested	(29,848)
Unvested at March 31, 2021	62,886
The weighted-average grant-date fair value of Class B Units granted was $2,195.16 and $178.69 per unit during the three months ended March 31, 2021 and 2020, respectively.
Because the Class B Units are not publicly traded, the Company must estimate the fair value of its Class B Units in each reporting period. The fair values of Class B Units were estimated by the Company’s board of managers based on the Company’s equity value. The Company’s board of managers considered, among other things, contemporaneous valuations of the Company’s equity value prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. For the three months ended March 31, 2020, the fair value of the Class B Units was estimated using an option pricing model to allocate the equity value of the Company to the Class B Units based on their distribution rights.
To derive the fair value of the Class B Unit liability, a two-step valuation approach was used. First the equity value of the Company was estimated. The Company considers asset, market, and income-based approaches. The Company determined that an income-based approach presented the best indication of value. As such, the Company relied upon a discounted cash flow approach using a five-year discrete projection period, discounting expected future cash flows back to that date. This calculated equity value was then allocated to the common units held by various stockholders using an option pricing model.
For the three months ended March 31, 2021, the fair value of the Class B Units was estimated using a probability-weighted expected return method. This method considered two scenarios: one based on a market approach according to a proposed acquisition of the Company and allocated through a liquidation waterfall, and the other based on the Company continuing as a private entity according to a discounted cash flow analysis, and allocated using an option pricing model. The results of these two methods were weighted to derive the fair value of the Class B Units as of March 31, 2021.
The discounted cash flow method estimates the equity value of the Company by projecting the Company’s net cash flows into the future and discounting these net cash flows to present value by applying a discount rate. Key inputs for this valuation include the Company’s projected cash flows and discount rate.
The option pricing model allocates the equity value to each class of common units by preparing a breakpoint analysis to determine which securities would receive value at each threshold of a hypothetical liquidation. Then applying a Black-Scholes option pricing analysis to determine the incremental value of each respective breakpoint and allocating that value to each participating security based on its pro-rata ownership in the breakpoint. Key inputs for this valuation include the equity value of the Company, risk-free rate, allocation thresholds, and stock volatility.
The Company considered several objective and subjective factors to determine the best estimate of the fair value of the Class B Units, including:
▪the Company’s historical and expected operating and financial performance;
▪current business conditions;
▪indications of value from external investors and their proposed value for the business;
▪the Company’s stage of development and business strategy;
▪macroeconomic conditions;
▪the Company’s weighted average cost of capital;

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
▪risk-free rates of return;
▪the volatility of comparable publicly traded peer companies; and
▪the lack of an active public market for the Company’s equity units.
See also Note 2, Stock Based Compensation.
10.Earnings Per Unit
The following table sets forth the computation of basic and diluted earnings per unit:

		Three Months Ended March 31, 2021
		Class A Units	Class B Units
Numerator
Distributed earnings		$13,917	$5,651
Undeclared and undistributed earnings:
Net loss	$(614,453)
Minus: Distributions to Class A unitholders	13,917
Undeclared and undistributed loss	(628,370)
Undeclared and undistributed (loss) earnings by unit class		(628,370)	—
Total (loss) earnings by unit class		$(614,453)	$5,651
Denominator
Weighted average units used in computing earnings per unit, basic and diluted		528,519	526,580
Earnings per unit class:
Distributed earnings		$26.33	$10.73
Undistributed loss		(1,188.93)	—
Total		$(1,162.59)	$10.73

		Three Months Ended March 31, 2020
		Class A Units	Class B Units
Numerator
Distributed earnings		$57,767	$32,313
Undeclared and undistributed earnings:
Net income	$(16,501)
Minus: Distributions to Class A unitholders	57,767
Undeclared and undistributed earnings	(74,268)
Undeclared and undistributed earnings by unit class		(74,268)	—
Total earnings by unit class		$(16,501)	$32,313
Denominator
Weighted average units used in computing earnings per unit, basic and diluted		549,726	493,670
Earnings per unit class:
Distributed earnings		$105.08	$65.45
Undistributed earnings		(135.10)	0.00
Total		$(30.02)	$65.45

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
11.Related Party Transactions
We have certain revenue share agreements with our related party owner to share customer lists. Accordingly, we recognized $373 and $548 of revenue from our related party owner and its affiliates for the three months ended March 31, 2021 and 2020, respectively.
We also incurred revenue share expenses of $5,997 and $577 paid to our related party owner and its affiliates which were capitalized as contract origination costs for the three months ended March 31, 2021 and 2020, respectively. We also incurred revenue share expenses of $7 and $20 paid to a related party vendor owned by a Class A unitholder which were capitalized as contract origination costs for the three months ended March 31, 2021 and 2020, respectively.
We incurred customer acquisition costs of $0 and $727 paid to our related party owner and its affiliates under cost per acquisition arrangements during the three months ended March 31, 2021 and 2020 respectively.
Additionally, our related party owner and its affiliates provided call center support and other services to the Company for which we recorded an expense of $234 and $582 within cost of revenue for the three months ended March 31, 2021 and 2020, respectively.
Our related party owner also provided certain corporate functions to MarketWise and the costs of these services are charged to MarketWise and recorded within related party expenses in the accompanying consolidated statement of operations. We held balances of $5,295 and $3,288 as of March 31, 2021 and December 31, 2020 of related party payables related to these services. The balances with our related party owner are presented net and are included in related party payables, net in the consolidated balance sheet.
We earned fees and provided certain accounting and marketing services to companies owned by certain of MarketWise’s Class B unitholders. As a result, we recognized $75 and $104 in other income, net for the three months ended March 31, 2021 and 2020, respectively. Related party receivables related to these services were $713 and $689 as of March 31, 2021 and December 31, 2020, respectively.
We lease offices from a company owned by certain shareholders of our related party owner and we entered into our other leases with our related party owner. Lease payments made to our related party owner were $383 and $376 for the three months ended March 31, 2021 and 2020, respectively, and rent expense of $556 and $556 was recognized in general and administrative expenses for the three months ended March 31, 2021 and 2020, respectively, related to leases with our related party owner. At March 31, 2021 and December 31, 2020, ROU assets of $11,555 and $11,957 and lease liabilities of $8,260 and $8,490 are associated with leases with our related party owner.
We lease office space from a company owned by certain Class B unitholders and made lease payments of $14 and $14 for the three months ended March 31, 2021 and 2020, respectively, that were recognized in general and administrative expenses.
We incurred costs related to lead generation marketing from a related party vendor which was partially owned by a shareholder through November 2020. We purchased lead generation marketing of $7,555 and $5,127 for the three months ended March 31, 2021 and 2020, respectively, which was recorded in sales and marketing expenses.
We incurred marketing costs from a related party vendor of $36 and $20 for the three months ended March 31, 2021 and 2020, respectively, which was recorded in sales and marketing expenses.
In November 2015, we provided a loan to our Class B unitholders which bears interest at 3% and recognized a related party note receivable from the unitholders, which was repaid during 2020. We recognized $18 in interest income for the three months ended March 31, 2020.
In August 2019 we provided an additional loan to a Class B unitholder and recognized a related party note receivable from the unitholder of $3,000. We recognized $16 in interest income for the three months ended March 31, 2020. This loan was repaid during 2020.

MARKETWISE, LLC
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Dollar amounts in thousands, except unit and per unit data)
In April 2020 we provided a loan to a Class A unitholder and recognized a related party note receivable from the unitholder of $1,148 as of December 31, 2020. We recognized $2 in interest income for the three months ended March 31, 2021. The interest rate on the loan is variable and was 0.6% as of March 31, 2021. The loan is due in April 2025, but is required to be repaid within 30 days if we complete an initial public offering.
12.Variable Interest Entities
We consolidated a VIE based on our ability to exercise power and being the primary beneficiary of the entity including directing the operations and marketing campaigns and sharing customer lists and publications, as of March 31, 2021 and December 31, 2020. There have been no reconsideration events during these periods. The assets of consolidated variable interest entities may only be used to settle obligations of these entities. In addition, there is no recourse to MarketWise for the consolidated VIE’s liabilities. The following represents financial information for the consolidated VIE included in the consolidated balance sheets:

	As of
	March 31, 2021	December 31, 2020
Current assets	$3,768	$3,787
Noncurrent assets	14	22
Total assets	$3,782	$3,809

Current liabilities	$3,195	$3,265
Noncurrent liabilities	—	—
Total liabilities	$3,195	$3,265
13.Supplemental Cash Flow Information
Supplemental cash flow disclosures are as follows:

	Three Months Ended March 31,
	2021	2020
Supplemental Disclosures of Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	(443)	(843)
Operating lease right-of-use assets obtained in exchange for lease obligations from acquisitions	(398)	—

	As of March 31,
	2021	2020
Reconciliation of Cash and Cash Equivalents and Restricted Cash:
Cash and cash equivalents	184,712	94,688
Restricted cash	500	2,229
Total	185,212	96,917
14.Subsequent Events
Subsequent events have been evaluated through May 28, 2021, which is the date that the financial statements were available to be issued, and management has concluded that there were no subsequent events to be disclosed.

Annex A-1

Dated as of March 1, 2021
Business Combination Agreement
between
Ascendant Digital Acquisition Corp.
as Acquiror
Beacon Street Group, LLC
as the Company
Members of Beacon Street Group, LLC
as Sellers
and
Shareholder Representative Services LLC
as the Seller Representative

BUSINESS COMBINATION AGREEMENT
THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of March 1, 2021, by and among Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Beacon Street Group, LLC, a Delaware limited liability company (the “Company”), all of the members of the Company party to this Agreement (collectively, the “Sellers” and each a “Seller”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers hereunder (in such capacity, the “Seller Representative”). Each of Acquiror, the Company, the Sellers and the Seller Representative shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Business Combination Agreement, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter, Seller Disclosure Letter and the Acquiror Disclosure Letter, as defined herein). Capitalized terms used in this Agreement and not defined shall have the meanings ascribed thereto in Article I which sets forth the section and, if applicable, subsection in which the definition of each such term is located.
RECITALS
WHEREAS, Acquiror is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, at the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the PIPE Investment) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);
WHEREAS, substantially simultaneously or immediately following the Domestication and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Acquiror shall file (a) a certificate of incorporation with the Secretary of State of Delaware in the form attached hereto as Exhibit A (the “Acquiror Charter”) and (b) adopt bylaws in the form attached hereto as Exhibit B (the “Acquiror Bylaws”), to (among other things) establish a structure containing Domesticated Acquiror Class A Common Stock, which will, among other matters, carry such economic and voting rights as set forth in the Acquiror Charter and Acquiror Bylaws, and Domesticated Acquiror Class B Common Stock, which will carry such economic and voting rights as set forth in the Acquiror Charter and Acquiror Bylaws, and in each case with such changes to the forms attached hereto as Exhibits A and B as may be agreed in writing by Acquiror and the Company;
WHEREAS, by virtue of the Domestication and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), (i) each then issued and outstanding Cayman Acquiror Class B Share shall convert automatically, on a one-for-one basis, into a Cayman Acquiror Class A Share; (ii) immediately following the conversion described in clause (i), each then issued and outstanding Cayman Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share of Acquiror (after the Domestication) (the “Domesticated Acquiror Class A Common Stock”); and (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement;
WHEREAS, pursuant to the Domestication, Acquiror will change its name from “Ascendant Digital Acquisition Corp.” to “Beacon Street Group, Inc.”;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Transaction Agreements) and the transactions contemplated hereby and thereby;
WHEREAS, on or prior to the date hereof, Acquiror has entered into Subscription Agreements (as defined below) with certain investors, pursuant to which, and on the terms and subject to the conditions of which, such investors agreed to purchase from Acquiror shares of Domesticated Acquiror Class A Common Stock (the “PIPE Investment”), such purchases to be consummated prior to or substantially concurrently with the Closing;
WHEREAS, prior to the Closing, the Company will make the Recapitalization Distribution, and thereafter will effectuate a recapitalization, pursuant to which, among other things, all Class A Units and Class B Units (for the avoidance of doubt, including the unvested Class B Units, vesting of which shall accelerate as a consequence of the Transactions) held by the Sellers will be converted or exchanged (whether by direct exchange or otherwise) into Common Units in the amounts determined in accordance with the Recapitalization Instrument and to be set forth in the Company Third A&R Operating Agreement, the result of which will be that the Sellers will collectively hold a single class of Company Units (for the avoidance of doubt, none of which Company Units will be subject to vesting) as of immediately prior to the Closing (the “Recapitalization”);
WHEREAS, simultaneously with the Closing, the Sellers, the Company and Acquiror shall amend and restate the Company’s Second Amended and Restated Operating Agreement by adopting the Third Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit C (the “Company Third A&R Operating Agreement”) to, among other things, reflect the Recapitalization, permit the issuance and ownership of the Common Units, Sponsor Earnout Units and Company Warrants as contemplated to be issued and owned upon consummation of the Transactions, admit Acquiror as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company Third A&R Operating Agreement, in each case, as set forth in the Company Third A&R Operating Agreement;
WHEREAS, the Company Units owned by the Sellers in the aggregate represent, as of the date hereof and will represent, following the Recapitalization and as of immediately prior to the Closing, all of the issued and outstanding Equity Interests of the Company;
WHEREAS, on the terms and subject to the conditions of this Agreement, Acquiror desires to purchase from each Seller at the Closing, and each Seller desires to sell to Acquiror at the Closing, such Seller’s Pro Rata Share of the Purchased Units;
WHEREAS, immediately following the Closing, Acquiror shall own beneficially and of record the Purchased Units;
WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sellers, the Company and Acquiror will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”);
WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, Acquiror, the Sellers and the other parties thereto will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached hereto as Exhibit E;
WHEREAS, in connection with the Closing, subject to the terms and conditions herein, Acquiror shall contribute to the Company (including for, but not limited to, working capital, growth and other general corporate purposes) the Closing Contributions (as defined below) in exchange for Common Units, Sponsor Earnout Units and Company Warrants;
WHEREAS, the board of managers of the Company has unanimously: (a) determined that it is in the best interests of the Company and the members of the Company, and declared it advisable, to enter into this Agreement providing for the Transactions; and (b) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement; and
WHEREAS, the board of directors of Acquiror has unanimously: (a) determined that it is in the best interests of Acquiror and the shareholders of Acquiror, and declared it advisable, to enter into this Agreement providing for the Transactions; (b) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Transactions be adopted by the shareholders of Acquiror (the “Acquiror Recommendation”).
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.
“Acquiror” shall have the meaning set forth in the Preamble.
“Acquiror Business Combination” shall have the meaning set forth in Section 9.11(b).
“Acquiror Bylaws” shall have the meaning set forth in the Recitals.
“Acquiror Cash” shall mean, as of the date of determination: (a) all amounts in the Trust Account; plus (b) all other Cash and Cash Equivalents of Acquiror; plus (c) the aggregate proceeds actually received by Acquiror from the PIPE Investment.
“Acquiror Charter” shall have the meaning set forth in the Recitals.
“Acquiror Disclosure Letter” shall have the meaning set forth in Article VII.
“Acquiror ESPP” has the meaning set forth in Section 9.08.
“Acquiror Financing Certificate” shall have the meaning set forth in Section 2.02(a).
“Acquiror Group” shall have the meaning set forth in Section 13.16(b).
“Acquiror Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences is reasonably likely to prevent or delay beyond the Outside Date the ability of Acquiror to consummate the Transactions.
“Acquiror Material Contracts” shall have the meaning set forth in Section 7.11.
“Acquiror Omnibus Incentive Plan” shall have the meaning set forth in Section 9.08.
“Acquiror Organizational Documents” shall mean the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted by special resolution dated as of July 20, 2020 and effective as of July 23, 2020, as may be amended, modified or supplemented.
“Acquiror Preference Shares” shall have the meaning set forth in Section 7.03(a).
“Acquiror Privileged Communications” shall have the meaning set forth in Section 13.16(b).
“Acquiror Recommendation” shall have the meaning set forth in the Recitals.
“Acquiror Released Parties” shall have the meaning set forth in Section 9.18(b).

“Acquiror SEC Reports” shall have the meaning set forth in Section 7.07(a).
“Acquiror Shareholder Approval” shall have the meaning set forth in Section 10.01(a).
“Acquiror Shareholder Matters” shall have the meaning set forth in Section 9.01(a)(i).
“Acquiror Shareholder Redemption” shall have the meaning set forth in Section 9.01(a)(i).
“Acquiror Subscribed Closing Units” shall have the meaning set forth in Section 2.04(e).
“Acquiror Transaction Costs” shall mean: all unpaid fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with (a) the negotiation, preparation and execution of this Agreement, and the other Transaction Agreements and in furtherance of the consummation of the Transactions (including due diligence), (b) Acquiror’s initial public offering (including any deferred underwriting fees), and (c) Acquiror’s pursuit of a Business Combination (as defined in the Acquiror Organizational Documents) with the Company.
“Acquisition Proposal” shall mean a proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of equity securities, voting power, assets, divisions or businesses of any Person, other than the Transactions.
“Additional Acquiror SEC Reports” shall have the meaning set forth in Section 7.07(a).
“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. “Affiliate” shall also include for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.
“Agreed Seller Equity Value” means $2,910,923,000.
“Agreement” shall have the meaning set forth in the Preamble.
“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.
“Antitrust Filings” shall have the meaning set forth in Section 9.02.
“Antitrust Laws” shall mean the HSR Act, and any federal, state or foreign Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.
“Applicable Legal Requirements” shall mean the Legal Requirements as applicable based on the context.
“Approvals” shall have the meaning set forth in Section 5.06(b).
“Audited Financial Statements” shall have the meaning set forth in Section 5.07.
“Available Acquiror Closing Cash” shall mean, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication): (a) all amounts in the Trust Account, less amounts required for Acquiror Shareholder Redemptions plus (b) the aggregate proceeds, if any, actually received by Acquiror from the

PIPE Investment plus (c) all other Cash and Cash Equivalents of Acquiror, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date minus (d) the Subscription Amount.
“Available Distributable Cash” shall mean, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication): (a) all amounts in the Trust Account, less amounts required for Acquiror Shareholder Redemptions plus (b) the aggregate proceeds, if any, actually received by Acquiror from the PIPE Investment plus (c) all other Cash and Cash Equivalents of Acquiror, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date minus (d) the aggregate amount of the Company Transaction Costs and the Acquiror Transaction Costs.
“A&R Registration Rights Agreement” shall have the meaning set forth in the Recitals.
“BSG Group” shall have the meaning set forth in Section 13.16(a).
“BSG Privileged Communication” shall have the meaning set forth in Section 13.16(a).
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in Baltimore, Maryland and New York, New York are authorized or required by Legal Requirements to close.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.
“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“Cash Consideration” means an amount of cash equal to (a) the Available Acquiror Closing Cash minus (b) the aggregate amount of the Company Transaction Costs and the Acquiror Transaction Costs; provided, that, under no circumstances shall the Cash Consideration be more than $374,000,000 or less than $0.
“Cayman Acquiror Class A Shares” shall have the meaning set forth in Section 7.03(a).
“Cayman Acquiror Class B Shares” shall have the meaning set forth in Section 7.03(a).
“Cayman Acquiror Shares” shall have the meaning set forth in Section 7.03(a).
“Cayman Acquiror Units” shall mean the issued and outstanding units of Acquiror prior to the Domestication, each such unit consisting of one Cayman Acquiror Class A Share and one-half of one Cayman Acquiror Warrant.
“Cayman Acquiror Warrant” shall have the meaning set forth in Section 7.03(a).
“Change in Recommendation” shall have the meaning set forth in Section 9.01(b).
“Charter Documents” shall have the meaning set forth in Section 5.01.
“Class A Units” shall mean the units of the Company designated as “Class A Units” under the Charter Documents of the Company prior to the consummation of the Recapitalization.
“Class B Units” shall mean the units of the Company designated as “Class B Units” under the Charter Documents of the Company prior to the consummation of the Recapitalization.
“Closing” shall have the meaning set forth in Section 2.01.
“Closing Contributions” shall have the meaning set forth in Section 2.04(d).
“Closing Date” shall have the meaning set forth in Section 2.01.

“Closing Domesticated Acquiror Class A Shares” shall have the meaning set forth in Section 2.02(a).
“Closing Form 8-K” shall have the meaning set forth in Section 9.03(c).
“Closing Press Release” shall have the meaning set forth in Section 9.03(c).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Share Price” shall mean the share price equal to the VWAP for a period of at least twenty (20) Trading Days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Domesticated Acquiror Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Class A Common Stock (which adjustment shall be subject to the reasonable mutual agreement of Acquiror and the Seller Representative)).
“Common Units” shall have the meaning set forth in the Company Third A&R Operating Agreement.
“Company” shall have the meaning set forth in the Preamble.
“Company Benefit Plan” shall have the meaning set forth in Section 5.11(a).
“Company Business Combination” shall have the meaning set forth in Section 9.11(a).
“Company Closing Certificate” shall have the meaning set forth in Section 2.02(b).
“Company Disclosure Letter” shall have the meaning set forth in Article V.
“Company IT Systems” shall mean any and all IT Systems owned, leased, outsourced or licensed by any Group Company that are used (or held for use) in or in connection with the business of the Group Companies.
“Company Management Members” shall mean those Persons identified on Schedule A.
“Company Management Members Earn Out Shares” shall mean 2,000,000 shares in the aggregate of Domesticated Acquiror Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Class A Common Stock occurring on or after the Closing), which shall be allocated to certain Company Management Members in accordance with Section 4.01(a).
“Company Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or delay beyond the Outside Date the ability of the Company to consummate the Transactions; provided, however, that no change, event or occurrence arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including the COVID-19 pandemic), epidemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with suppliers, editors, contributors, subscribers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements (other than any action, decision or determination of any Governmental Entity arising out of or related to any investigation or any actual or alleged violation of Legal Requirements) after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world;

(vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) actions expressly permitted, expressly required to be taken or not taken pursuant to this Agreement or taken or not taken at Acquiror’s written instruction or with Acquiror’s written consent; (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (x) any change, event or occurrence that is (to the extent specifically disclosed) in the Company Disclosure Letters, including on Schedule 10.03(c) of the Company Disclosure Letter, provided that this clause (x) shall not prevent a determination that any changes, events or occurrences occurring, discovered, or that become known (including any worsening of any such change, event or occurrence disclosed in the Company Disclosure Letters) after the date hereof in connection with any such change, event or occurrence constitutes a Company Material Adverse Effect; provided, however, that if a change, event or occurrence related to clauses (iv) through (vii) materially and disproportionally adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact (to the extent thereof) may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“Company Material Contract” shall have the meaning set forth in Section 5.19(a).
“Company Real Property Leases” shall have the meaning set forth on Section 5.13(b).
“Company Subsidiaries” shall have the meaning set forth in Section 5.02(a).
“Company Third A&R Operating Agreement” shall have the meaning set forth in the Recitals.
“Company Transaction Costs” shall mean all unpaid fees, costs and expenses of the Group Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Agreements and in furtherance of the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention or similar payments payable triggered by the consummation of the Transactions pursuant to any arrangements (whether written or oral) entered into prior to the Closing Date (but excluding, for the avoidance of doubt, (x) any such payments that arise from actions taken by the Company or Acquiror or any of their respective Subsidiaries, and (y) any such payments that are subject to “double trigger” payment conditions requiring a “change of control” and a related termination of employment that have not been satisfied as of the Closing), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date triggered by the consummation of the Transactions, on or following the Closing Date and the employer portion of payroll Taxes payable as a result of the foregoing amounts (but excluding, for the avoidance of doubt, any such payments that arise from any termination of employment following the Closing or any actions taken by the Company or Acquiror or any of their respective Subsidiaries); (c) all transaction, deal, brokerage, financial advisory, legal, consulting, accounting or any similar fees payable in connection with or anticipation of the consummation of the Transactions; (d) all costs, fees and expenses related to the D&O Tail; and (e) the Expense Fund, but excluding: (i) any and all costs, fees and expenses incurred in connection with the listing on the Exchange of the shares of Domesticated Acquiror Class A Common Stock issued in connection with the Transactions, and (ii) any Transfer Taxes payable in connection with the Transactions.
“Company Units” shall mean (i) as of the date hereof and prior to the consummation of the Recapitalization, the Class A Units and the Class B Units and (ii) as of and following the consummation of the Recapitalization, the Common Units, Sponsor Earnout Units and Company Warrants.
“Company Warrants” shall mean warrants of the Company to purchase Common Units.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated October 18, 2020, by and between Acquiror and the Company, as amended and joined from time to time.
“Continental” shall have the meaning set forth in Section 7.14(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“Copyleft Terms” shall have the meaning set forth in Section 5.17(g).
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“D&O Indemnified Party” shall have the meaning set forth in Section 9.13(a).
“D&O Tail” shall have the meaning set forth in Section 9.13(b).
“DGCL” shall have the meaning set forth in the Recitals.
“Disclosure Letters” shall have the meaning set forth in Section 13.03.
“Domesticated Acquiror Class A Common Stock” shall have the meaning set forth in the Recitals.
“Domesticated Acquiror Class B Common Stock” shall mean a share of Class B common stock, par value $0.0001 per share of Acquiror (after the Domestication).
“Domesticated Acquiror Warrant” shall have the meaning set forth in the Recitals.
“Domestication” shall have the meaning set forth in the Recitals.
“DTC” shall have the meaning set forth in Section 4.02(a).
“Earn Out Period” shall mean the time period between the Closing Date and the four-year anniversary of the Closing Date.
“Environmental Law” shall mean any Applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or human health and safety.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 5.11(d).
“Escrow Account” shall have the meaning set forth in Section 4.01(a).
“Escrow Agent” shall have the meaning set forth in Section 4.01(a).

“Escrow Agreement” shall have the meaning set forth in Section 4.01(a).
“Exchange” shall mean any nationally recognized securities exchange in the United States mutually selected and agreed upon prior to Closing by Acquiror and the Company.
“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expense Fund” shall have the meaning set forth in Section 3.06.
“Extraordinary Meeting” shall have the meaning set forth in Section 9.01(b).
“Financial Statements” shall have the meaning set for Section 5.07(a).
“Flow-Through Group Company Return” shall have the meaning set forth in Section 9.14(a).
“Form S-4” shall have the meaning set forth in Section 9.01(a)(i).
“Fraud” means actual Delaware common law fraud committed by a Party with respect to the making of the representations and warranties of such Party set forth in this Agreement.
“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 5.01 (other than the first sentence of Section 5.01(b)) (Organization and Qualification); Section 5.02 (other than the first sentence of Section 5.02(b)) (Company Subsidiaries); Section 5.03 (Capitalization); Section 5.04 (Authority Relative to this Agreement); and Section 5.16 (Brokers); (b) in the case of the Sellers, the representations and warranties contained in Section 6.01 (Organization and Qualification); Section 6.02 (Title to Company Units); Section 6.03 (Authority Relative to this Agreement); and Section 6.07 (Brokers); and (c) in the case of Acquiror, the representations and warranties contained in Section 7.01 (Organization and Qualification); Section 7.02 (Acquiror Subsidiaries); Section 7.03 (Capitalization); Section 7.04 (Authority Relative to this Agreement); and Section 7.20 (Brokers).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” shall mean any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.
“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.
“Group Companies’ Privacy Notices” shall have the meaning set forth in Section 5.18(a).
“Hazardous Material” means any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, or otherwise regulated under any Environmental Law, including any asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances, petroleum, petroleum byproducts, petroleum breakdown products, or radioactive materials.
“HSR Act” shall have the meaning set forth in Section 5.05(b).
“Income Tax Return” means a Tax Return relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or determined with reference to, net income or gross receipts, or (b) imposed on, or determined with reference to, one or more bases including net income or gross receipts.
“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing; provided, that Indebtedness shall not include accounts payable to trade creditors, accrued expenses arising in the ordinary course of business, the endorsement of negotiable instruments for collection in the ordinary course of business, and Indebtedness owing from the Company to any Company Subsidiary or from any Company Subsidiary to the Company or another Company Subsidiary.
“Insider” shall have the meaning set forth in Section 5.21.
“Insurance Policies” shall have the meaning set forth in Section 5.20.
“Intellectual Property” shall mean any and all rights, title, or interests in or relating to intellectual property, whether protected, created or arising under the Legal Requirements of the United States or any other jurisdiction, including: (a) all patents, patent applications and invention disclosures, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all registered and unregistered trademarks, business marks, service marks, certification marks, brand names, trade dress rights, slogans, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software, pictorial and graphic works, mask work rights, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, subscriber or other customer lists, business plans, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.
“Intended Tax Treatment” shall have the meaning set forth in Section 9.14(c).
“Interim Financial Statements” shall have the meaning set forth in Section 5.07(a).
“Internal Controls” shall have the meaning set forth in Section 5.07(b).
“Intervening Event” shall mean a material change, event, occurrence or circumstance that was not known or reasonably foreseeable to the board of directors of Acquiror prior to the execution of this Agreement, which event or circumstance becomes known to the board of directors of Acquiror prior to the approval of the Acquiror Shareholder Matters at the Extraordinary Meeting and which does not relate to (a) an Acquisition Proposal, (b) the Company or its Subsidiaries, (c) any actions specifically required or specifically permitted by this Agreement, or any actions specifically consented to in writing by Acquiror, (d) any changes in the price of Cayman Acquiror Class A Shares, Cayman Acquiror Class B Shares or shares of Domesticated Acquiror Class A Common Stock; provided, that this clause (d) shall not prevent a determination that any change, event, or occurrence underlying such price change is an Intervening Event or (e) any of the changes, events or occurrences specifically excluded from the definition of “Company Material Adverse Effect” as set forth in clauses (i) through (x) of the definition of “Company Material

Adverse Effect” (other than as contemplated by the provisos in clause (ix) and clause (x) and the final proviso in such definition).
“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IT Systems” shall mean Software (including firmware and middleware), systems, hardware, networks, servers, computers, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, applications, websites, and all other information technology equipment, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.
“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.02 of the Company Disclosure Letter; (b) with respect to Acquiror, the individuals listed on Schedule 1.02 of the Acquiror Disclosure Letter; and (c) with respect to any Seller, such Seller.
“Latham” shall have the meaning set forth in Section 13.16(a).
“Leased Real Property” shall have the meaning set forth in Section 5.13(b).
“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, notice of violation or citation received, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.
“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, act, constitution, treaty, principle of common law, ordinance, code, rule, regulation, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law. All references to “Legal Requirements” shall be deemed to include any amendments thereto, and any successor Legal Requirements, unless the context otherwise requires.
“Lien” shall mean any mortgage, pledge, security interest, easement, covenant, option, license, encumbrance, lien, restriction, right of priority, right of first offer, right of first refusal, claim, or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).
“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).
“Material Editors” shall mean, collectively, (a) the top ten (10) editors, contributors or content providers determined by the amounts paid to such Persons by or on behalf of the Group Companies (not including any amounts paid to such Persons in the form of distributions with respect to Equity Interests in such Group Company held by such Persons, in each case in accordance with the Charter Documents of such Group Company), and (b) the top ten (10) editors, contributors or content providers determined by the aggregate dollar amount of revenue generated for the Group Companies by such Persons, in each case of the foregoing clauses (a) and (b), of the Group Companies, taken as a whole, for the fiscal year ended December 31, 2020.
“Multiemployer Plan” shall have the meaning set forth in Section 5.11(d).
“Non-Party Affiliate” shall have the meaning set forth in Section 13.15.
“NYSE” shall have the meaning set forth in Section 7.12.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.
“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, stipulation, determination, decree or ruling entered, issued, made, or rendered by or with any Governmental Entity.
“Ordinary Course Tax Sharing Agreements” shall have the meaning set forth in Section 5.14(f).
“Outside Date” shall have the meaning set forth in Section 11.01(b).
“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by any of the Group Companies.
“Parties” shall have the meaning set forth in the Preamble.
“PCAOB Financial Statements” shall have the meaning set forth in Section 9.01(a)(v).
“Permitted Lien” shall mean: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to Leased Real Property that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of the affected Leased Real Property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (d) in the case of Leased Real Property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of the affected Leased Real Property by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f)  Liens incurred in connection with capital lease obligations of any of the Group Companies; and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record and arising in the ordinary course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of the Group Companies, taken as a whole.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Personal Information” shall mean, as defined and to the extent regulated by the applicable Privacy Laws, all information that identifies, could be used to identify or is otherwise associated with an individual person. Personal Information may relate to any individual, including a current, prospective, or former subscriber, other customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
“PIPE Investment” shall have the meaning set forth in the Recitals.
“PIPE Investment Amount” shall have the meaning set forth in Section 7.13.
“PIPE Investors” shall have the meaning set forth in Section 7.13.
“Post-Closing Allocated Earn Out Shares” shall have the meaning set forth in Section 4.01(a).
“Pre-Closing Partnership Audit” shall have the meaning set forth in Section 9.14(d).
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date (and the portion of any Straddle Period ending on the Closing Date).

“Premium Cap” shall have the meaning set forth in Section 9.13(b).
“Privacy Laws” shall mean Applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, privacy, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.
“Private Placement Warrants” shall have the meaning set forth in Section 7.03(a).
“Pro Rata Share” shall mean for each Seller, a percentage determined by dividing (a) the total number of Recapitalization Units held by such Seller as of immediately following the consummation of the Recapitalization (and for the avoidance of doubt, prior to the Closing) by (b) the total number of outstanding Recapitalization Units held by all Sellers as of immediately following the consummation of the Recapitalization (and for the avoidance of doubt, prior to the Closing).
“Public Warrants” shall have the meaning set forth in Section 7.03(a).
“Purchased Units” shall mean a number of Common Units equal to the difference between (i) the number of Closing Domesticated Acquiror Class A Shares minus (ii) the number of Acquiror Subscribed Closing Units. For the avoidance of doubt, the Purchased Units transferred by each individual Seller to Acquiror shall be such Seller’s Pro Rata Share of the aggregate Purchased Units.
“Recapitalization” shall have the meaning set forth in the Recitals.
“Recapitalization Distribution” shall mean a distribution by the Company, to be made to the Sellers immediately prior to the Recapitalization, in accordance with the Company’s Second Amended and Restated Operating Agreement, of all Cash and Cash Equivalents of the Company as of such time.
“Recapitalization Instrument” shall mean an agreement, instrument, resolution, consent or other documentation, duly executed and delivered by the applicable Persons at or following the date of this Agreement, effecting the Recapitalization in accordance with the Company’s Second Amended and Restated Operating Agreement, which agreement, instrument, resolution, consent or other documentation shall be in a form acceptable to Acquiror, acting reasonably.
“Recapitalization Units” shall mean a number of Common Units equal to the sum of the Purchased Units plus the Retained Units.
“Registered IP” shall have the meaning set forth in Section 5.17(a).
“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.
“Release Notice” shall have the meaning set forth in Section 4.02(d).
“Remedies Exception” shall have the meaning set forth in Section 5.04.
“Representative Losses” shall have the meaning set forth in Section 13.01(b).
“Representatives” shall have the meaning set forth in Section 9.11(a).
“Retained Units” shall mean a number of Common Units equal to the quotient of (a) the excess of the Agreed Seller Equity Value over the Cash Consideration, divided by (b) $10.00. For the avoidance of doubt, each individual Seller’s Retained Units shall be such Seller’s Pro Rata Share of the aggregate Retained Units.
“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Approval and Waiver” shall have the meaning set forth in Section 3.06.
“Seller Disclosure Letter” shall have the meaning set forth in Article VI.
“Seller Released Parties” shall have the meaning set forth in Section 9.18(a).
“Seller Representative” shall have the meaning set forth in the Preamble.
“Sellers” shall have the meaning set forth in the Recitals.
“Signing Press Release” shall have the meaning set forth in Section 9.03(b).
“Software” shall mean any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.
“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and other Applicable Legal Requirements relating to bribery or corruption; (b) economic or financial sanctions or trade embargoes imposed, administered, or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member states, and all anti-boycott or anti-embargo laws; (c) all Legal Requirements relating to the import, export, re-export and transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other Applicable Legal Requirements relating to money laundering.
“Sponsor” shall mean Ascendant Sponsor LP, a Cayman Islands exempted limited partnership.
“Sponsor Designees” shall have the meaning set forth in Section 9.17.
“Sponsor Domesticated Non-Earnout Class A Shares” shall mean 7,299,000 shares of Domesticated Acquiror Class A Common Stock.
“Sponsor Earn Out Shares” shall have the meaning set forth in Section 4.02(a).
“Sponsor Earnout Units” shall have the meaning set forth in the Company Third A&R Operating Agreement.
“Sponsor Support Agreement” shall mean that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subscription Agreements” shall have the meaning set forth in Section 7.13.
“Subscription Amount” shall mean an amount of cash not less than $85,000,000, nor more than $150,000,000, which amount shall be determined by the Company and set forth in the Company Closing Certificate delivered pursuant to Section 2.02(b); provided, that, notwithstanding anything to the contrary herein, if the Subscription Amount as set forth in the Company Closing Certificate is greater than the Available Distributable Cash, the Subscription Amount shall be automatically deemed to be an amount equal to the Available Distributable Cash.
“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; (c) in any case, such Person controls the management thereof; or (d) such business entity is a variable interest entity of that Person. For the avoidance of doubt, “Subsidiaries” of the Company shall include any and all of the Company’s direct and indirect, greater than fifty percent (50%) owned joint ventures.
“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, capital stock, premium, withholding, payroll, severance, social security (or similar), disability, recapture, net worth, employment, unemployment, escheat, excise, property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts.
“Tax Proceeding” shall have the meaning set forth in Section 9.14(d).
“Tax Receivable Agreement” shall have the meaning set forth in the Recitals.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.
“Total Consideration” shall have the meaning set forth in Section 3.02(a).
“Trading Day” means a day on which the Exchange or such other principal United States securities exchange on which the Domesticated Acquiror Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Acquiror Charter, the Acquiror Bylaws, the Escrow Agreement, the Tax Receivable Agreement, the Company Third A&R Operating Agreement, the Sponsor Support Agreement, the Recapitalization Instrument, the Acquiror Omnibus Incentive Plan and all other agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transactions” shall mean the transactions contemplated by or pursuant to the Transaction Agreements, including the Domestication.
“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any associated interest and penalties) incurred in connection with the Transactions.
“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” shall mean (i) the date on which the Common Share Price is equal to or greater than $12.00 or (ii) if Acquiror consummates a transaction (not including the Transactions) which results in the shareholders of Acquiror having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of Acquiror), in either case of clauses (i) and (ii), within the Earn Out Period.
“Triggering Event II” shall mean (i) the date on which the Common Share Price is equal to or greater than $14.00 or (ii) if Acquiror consummates a transaction (not including the Transactions) which results in the shareholders of Acquiror having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of Acquiror), in either case of clauses (i) and (ii), within the Earn Out Period.
“Triggering Events” shall mean Triggering Event I and Triggering Event II, collectively.
“Trust Account” shall have the meaning set forth in Section 7.14(a).
“Trust Agreement” shall have the meaning set forth in Section 7.14(a).
“Trust Distributions” shall have the meaning set forth in Section 9.07.
“Trust Termination Letter” shall have the meaning set forth in Section 9.05.
“VWAP” means with respect to shares of Domesticated Acquiror Class A Common Stock, the daily per share volume-weighted average price per share of Domesticated Acquiror Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Domesticated Acquiror Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Exchange or, if the Domesticated Acquiror Class A Common Stock is not listed or admitted to trading on the Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Domesticated Acquiror Class A Common Stock is listed or admitted to trading or, if the Domesticated Acquiror Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Domesticated Acquiror Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Domesticated Acquiror Class A Common Stock selected by the Acquiror’s board of directors or, in the event that no trading price is available for the shares of Domesticated Acquiror Class A Common Stock, the fair market value of a share of Domesticated Acquiror Class A Common Stock, as determined in good faith by the Acquiror’s board of directors.
“W&C” shall have the meaning set forth in Section 13.16(b).
“Waiving Parties” shall have the meaning set forth in Section 13.16(a).
“WARN” shall have the meaning set forth in Section 5.12(c).
“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of July 23, 2020, between Acquiror and Continental.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
ARTICLE II
THE CLOSING TRANSACTIONS
Section 2.01    Closing. Unless this Agreement shall have been terminated pursuant to Section 11.01, the consummation of the Transactions (the “Closing”) shall take place electronically through the exchange of documents via email, facsimile or other electronic transmission at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Company and Acquiror agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, that if the Closing Date would otherwise fall on a day on which the immediately preceding calendar day is not also a Business Day, then the Closing Date shall be the next succeeding Business Day on which the immediately preceding calendar day is also a Business Day.
Section 2.02    Acquiror Financing Certificate; Company Closing Certificate. (a) Three (3) Business Days prior to the Closing, Acquiror shall deliver to the Company a written notice (the “Acquiror Financing Certificate”) setting forth a good faith calculation of the following (and attaching reasonable supporting details to enable a review thereof by the Company): (A) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Acquiror Shareholder Redemption; (B) the amount of Acquiror Cash and Acquiror Transaction Costs as of the Closing; and (C) the number of shares of Domesticated Acquiror Class A Common Stock to be outstanding as of the Closing, including the Sponsor Earn Out Shares and after giving effect to the Domestication, the Acquiror Shareholder Redemption and the issuance of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements (this clause (C), the “Closing Domesticated Acquiror Class A Shares”).
(b)    One (1) Business Day prior to the Closing (and for the avoidance of doubt, following the delivery of the Acquiror Financing Certificate in accordance with Section 2.02(a)), the Company shall deliver to Acquiror a written notice (the “Company Closing Certificate”) setting forth, and with respect to any calculations, a good faith calculation of the same, the following (and attaching reasonable supporting details to enable a review thereof by Acquiror): (A) the Subscription Amount, (B) a calculation of the Cash Consideration based upon the amounts contained in the Acquiror Financing Certificate and the amount of Company Transaction Costs (as provided in clause (G) below); (C) each Seller’s Pro Rata Share, expressed as a percentage; (D) each Seller’s Pro Rata Share of the Cash Consideration; (E) each Seller’s wire transfer details for payment of its Pro Rata Share of the Cash Consideration; (F) to the extent determined as of such time, the number of Company Management Members Earn Out Shares (if any) to be issued upon the occurrence of each Triggering Event in accordance with Article IV to each of the Company Management Members identified on Schedule A; (G) the amount of Company Transaction Costs as of the Closing together with wire transfer instructions for the payment thereof; (H) the Recapitalization Units; (I) the Purchased Units; (J) each Seller’s Pro Rata Share of the Purchased Units; (K) each Seller’s Retained Units; and (L) Acquiror Subscribed Closing Units.
Section 2.03    Closing Documents. (a) At the Closing, Acquiror shall deliver to the Company:
(i)    a certified copy of the Acquiror Charter and the Acquiror Bylaws;
(ii)    a copy of the A&R Registration Rights Agreement, duly executed by Acquiror;
(iii)    a copy of the Company Third A&R Operating Agreement, duly executed by Acquiror;
(iv)    copies of resolutions and actions taken by Acquiror’s board of directors and shareholders in connection with the approval of this Agreement and the Transactions;
(v)     a copy of the Escrow Agreement, duly executed by Acquiror, Sponsor and the Escrow Agent;
(vi)    a copy of the Tax Receivable Agreement, duly executed by Acquiror; and

(vii)    (A) all other documents, instruments or certificates required to be delivered by Acquiror at or prior to the Closing pursuant to Section 10.02; and (B) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.
(b)    At the Closing, the Company or the Sellers, as applicable, shall deliver to Acquiror:
(i)    an assignment agreement, duly executed by each Seller with respect to the Purchased Units owned by such Seller, in customary form and substance reasonably satisfactory to Acquiror and the Company;
(ii)    a properly completed and duly executed IRS Form W-9 from each Seller;
(iii)    a copy of the A&R Registration Rights Agreement, duly executed by the Sellers;
(iv)    a copy of the Company Third A&R Operating Agreement, duly executed by the Company and the Sellers;
(v)    a copy of the Escrow Agreement, duly executed by the Seller Representative;
(vi)    copies of resolutions and actions taken by the Company’s board of managers in connection with the approval of this Agreement and the Transactions;
(vii)    a copy of the Tax Receivable Agreement, duly executed by the Company and the Sellers; and
(viii)    (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 10.03; and (B) such other documents or certificates as shall reasonably be required by Acquiror and its counsel in order to consummate the Transactions.
Section 2.04    Closing Date Payments and Share Issuances. At the Closing, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Parties shall cause the consummation of the following transactions in the following order:
(a)    Acquiror shall make any payments required to be made by Acquiror in connection with the Acquiror Shareholder Redemption with funds from the Trust Account.
(b)    Acquiror shall pay, or cause to be paid, from the Available Acquiror Closing Cash, all Acquiror Transaction Costs to the applicable payees, to the extent such Acquiror Transaction Costs are not paid prior to the Closing (which payment shall be treated as a contribution to capital of the Company, in exchange for which, the Company shall issue Company Units to the Acquiror pursuant to Section 2.04(e)(ii) below and in accordance with Section 6.06 of the Company Third A&R Operating Agreement).
(c)    Acquiror shall (on behalf of the Company) pay, or, cause to be paid, from the Available Acquiror Closing Cash, all Company Transaction Costs, to the extent such Company Transaction Costs are not paid prior to the Closing, to the applicable payees as set forth on the Company Closing Certificate, by wire of immediately available funds; provided, that Acquiror shall (on behalf of the Company) pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable arrangement through the Company’s payroll system; provided, further that such payments shall be treated as a contribution to capital of the Company, in exchange for which, the Company shall issue Company Units to the Acquiror pursuant to Section 2.04(e)(ii) below and in accordance with Section 6.06 of the Company Third A&R Operating Agreement.
(d)    Acquiror shall contribute to the Company the Subscription Amount (including for, but not limited to, working capital, growth and other general corporate purposes) (the Subscription Amount together with the amounts treated as contributions pursuant to Section 2.04(b) and Section 2.04(c), the “Closing Contributions”).
(e)    In consideration for the Closing Contributions, the Company shall issue and deliver to the Acquiror, free and clear of any Liens, other than Liens pursuant to the Company Third A&R Operating Agreement and restrictions on transfer under securities-related Applicable Legal Requirements, the following Company Units: (i) 3,051,000 Sponsor Earnout Units, (ii) a number of Common Units equal to the quotient of (A) the Closing Contributions divided by (B) $10.00, (iii) a number of Common Units equal to the number of Sponsor Domesticated Non-Earnout Class A Shares (the Sponsor Earnout Units and Common Units issued pursuant to clauses (i), (ii) and (iii), the “Acquiror Subscribed Closing Units”) and (iv) a number of Company Warrants equal to the number of Domesticated Acquiror Warrants outstanding as of the Closing, in each case, pursuant to subscription and warrant agreements in form and substance reasonably satisfactory to Acquiror and the Company.
(f)    Acquiror shall issue to each Seller a number of shares of Domesticated Acquiror Class B Common Stock equal to the number of Retained Units held by each such Seller, in each case, free and clear of all Liens (other than Liens arising pursuant to the Acquiror Organizational Documents, Liens arising out of the ownership of such shares of Domesticated Acquiror Class B Common Stock by such Seller or restrictions on transfer under any securities-related Applicable Legal Requirements) in exchange for the payment to Acquiror by each such Seller of adequate consideration (in each case, not to exceed a per-share price equal to the par value per share of the Domesticated Acquiror Class B Common Stock), in each case, as such number of shares and amount of such consideration is set forth in, and as pursuant to, a subscription agreement in form and substance reasonably satisfactory to Acquiror and such Seller.
(g)    Acquiror shall deliver, or cause to be delivered, to each Seller its Pro Rata Share of the Cash Consideration in such amount and to such accounts as set forth in the Company Closing Certificate.
ARTICLE III
PURCHASE AND SALE TRANSACTION
Section 3.01    Closing Date Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date or the Business Day immediately prior to the Closing Date (in the case of clauses (a) and (b) below, which Business Day shall also be the calendar day immediately prior to the Closing Date), in each case in the order set forth in this Section 3.01:
(a)    Domestication. At the end of the Business Day immediately prior to the Closing Date (which day shall also be the calendar day immediately prior to the Closing Date), Acquiror shall effect the Domestication as described in Section 9.19.
(b)    Acquiror Charter and Bylaws. Substantially simultaneously or immediately following the Domestication, Acquiror shall (i) file the Acquiror Charter with the Secretary of State of Delaware and (ii) adopt the Acquiror Bylaws.
(c)    Recapitalization Distribution. Immediately prior to the Recapitalization, the Company shall effect the Recapitalization Distribution.
(d)    Recapitalization. Immediately prior to the Closing, the Company and the Sellers shall effect the Recapitalization pursuant to the Recapitalization Instrument.
(e)    PIPE Closing. Prior to or substantially simultaneously with the Closing, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.
(f)    Purchase and Sale of Purchased Units. Substantially simultaneously with the transactions set forth in Section 3.01(e) and Section 3.01(g), each Seller shall sell, transfer, convey, assign and deliver to Acquiror, and Acquiror shall purchase from such Seller, such Seller’s Pro Rata Share of the Purchased Units, free and clear of all Liens (other than Liens arising out of the ownership of the Purchased Units by Acquiror or Liens under any securities-related Applicable Legal Requirements or Liens under the Company Third A&R

Operating Agreement). The aggregate consideration (to be delivered in the manner described in Section 2.04(f) and Section 2.04(g)) for the Purchased Units shall equal the Cash Consideration.
(g)    Company Third A&R Operating Agreement. Substantially simultaneously with the transactions set forth in Section 3.01(f), the Sellers, the Company and Acquiror will adopt the Company Third A&R Operating Agreement to, among other things, reflect the Recapitalization, permit the issuance and ownership of the Company Units as contemplated to be issued and owned upon consummation of the Transactions, admit Acquiror as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company Third A&R Operating Agreement, in each case, as set forth in the Company Third A&R Operating Agreement.
Section 3.02    Total Consideration. (a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Sellers in connection with the Transactions shall be: (i) the Cash Consideration; and (ii) the right to receive any amount payable to the Sellers pursuant to Section 13.01 (collectively, the “Total Consideration”).
(b)    Each Seller shall be entitled to receive such Seller’s Pro Rata Share of the Cash Consideration and any amount payable to the Sellers pursuant to Section 13.01. Each Company Management Member shall be entitled to receive the number of Company Management Members Earn Out Shares allocated to such Company Management Member (if any) in accordance with Article IV.
Section 3.03    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Company and their respective Affiliates, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, that if Acquiror determines that any payment to the Sellers hereunder (other than any compensatory payments to be made pursuant to this Agreement) is subject to deduction and/or withholding, then Acquiror shall use commercially reasonable efforts to provide advance written notice to Company (if prior to Closing) or the Seller Representative (if after the Closing) no later than five (5) days after such determination. Acquiror shall use commercially reasonable efforts to cooperate with the Company or the Seller Representative (as applicable) to minimize, reduce or eliminate any such deduction and/or withholding if permitted in accordance with Applicable Legal Requirements; provided, further that Acquiror acknowledges and agrees that, pursuant to Applicable Legal Requirements in effect as of the date hereof, no withholding or deduction under Sections 1445 and 1446 of the Code is required with respect to any consideration payable to any Seller so long as an Internal Revenue Service Form W-9 is obtained from such Seller pursuant to Section 2.03(b)(ii). To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Group Companies in connection with the Transactions contemplated hereby that is treated as compensation, the Parties, as applicable, shall cooperate to pay such amounts through the applicable Group Company’s payroll system to facilitate applicable withholding.
Section 3.04    Further Action. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional action, to effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.
Section 3.05    Seller Representative Expense Fund. On the Closing Date, Acquiror shall pay to the Seller Representative, by wire transfer to an account or accounts designated by the Seller Representative in writing at least three (3) Business Days prior to the Closing Date, immediately available funds in the amount of $200,000 (the “Expense Fund”), which will be used by the Seller Representative for the purposes of paying directly, or reimbursing the Seller Representative for, any third party expenses incurred pursuant to this Agreement and the agreements ancillary hereto. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Seller Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Seller Representative’s responsibilities, the Seller Representative will deliver any remaining balance of the Expense Fund to the Sellers based on their Pro Rata Shares. The amount of the Expense Fund shall be included as a Company Transaction Cost and treated for U.S. federal and applicable state and local income Tax purposes as having been paid by Acquiror to the Sellers and set aside.
Section 3.06    Seller Approval and Waiver. Each of the Sellers hereby irrevocably approves this Agreement, the other Transaction Agreements, and the Transactions, in each case to extent such approval is required under the Company’s Second Amended and Restated Operating Agreement, any other Contract or otherwise. The Company and each of the Sellers hereby waives any rights of preemption, purchase option rights, transfer restriction rights, rights of first refusal, right of negotiation, notice of the Transactions, rights of approval or other similar rights or restrictions which relate to the Purchased Units or the other Transactions, if any, whether arising under any Contract, the Company’s Charter Documents, any Applicable Legal Requirements or otherwise (collectively, the “Seller Approval and Waiver”).
ARTICLE IV
EARN OUT
Section 4.01    Issuance of Company Management Members Earn Out Shares. (a) Prior to the Closing, the Company shall determine, as set forth in the Company Closing Certificate, which of the Company Management Members shall be allocated Company Management Members Earn Out Shares (and how many on an individual-by-individual basis) as of the Closing. If the Company determines to allocate as of the Closing a number of Company Management Members Earn Out Shares that is less than all of the Company Management Members Earn Out Shares (any such Company Management Members Earn Out Shares that are not allocated at the Closing, “Post-Closing Allocated Earn Out Shares”), then from time to time following the Closing but prior to the expiration of the Earn Out Period, the Company shall be permitted to allocate any such Post-Closing Allocated Earn Out Shares to Company Management Members in its sole discretion (and for the avoidance of doubt, the allocation or issuance of any such Post-Closing Allocated Earn Out Shares following the Closing shall be separate and apart from, and not subject to any limitations contained in, the Acquiror Omnibus Incentive Plan or any other equity arrangements implemented by the Acquiror, the Company or any of their respective Subsidiaries following the Closing). At the Closing (and for the avoidance of doubt, following the Domestication), and from time to time following the Closing as and when the Company determines to allocate any Post-Closing Allocated Earn Out Shares to Company Management Members in accordance with the immediately preceding sentence, Acquiror shall issue or cause to be issued to an escrow agent (the “Escrow Agent”) to hold on behalf of the applicable Company Management Members who have been allocated Company Management Members Earn Out Shares (whether such allocation occurs at or after the Closing), the aggregate number of Company Management Members Earn Out Shares that have been so allocated, which shall be held in an escrow account (the “Escrow Account”) established pursuant to an escrow agreement substantially in the form attached hereto as Exhibit F and with such other changes as the Escrow Agent, acting reasonably, may request prior to Closing, to be entered into at the Closing by Acquiror, the Sponsor, the Seller Representative and the Escrow Agent (the “Escrow Agreement”). Following the Closing, the Company Management Members Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:
(i)    fifty percent (50%) of the Company Management Members Earn Out Shares that have been allocated to any Company Management Member as of the occurrence of Triggering Event I will be released from the Escrow Account to such Company Management Member upon the occurrence of Triggering Event I;
(ii)    the remaining Company Management Members Earn Out Shares held in the Escrow Account will be released from the Escrow Account upon the occurrence of Triggering Event II and distributed to the Company Management Member to whom such Company Management Member Earn Out Shares have been allocated; and

(iii)    if the conditions set forth in Section 4.01(a)(i) or Section 4.01(a)(ii) have not been satisfied within the Earn Out Period, any Company Management Members Earn Out Shares remaining in the Escrow Account shall be automatically released to Acquiror for cancellation, and the Company Management Members shall not have any right to such Company Management Members Earn Out Shares or any Post-Closing Allocated Earn Out Shares (if any) or any benefit therefrom.
(b)    For the avoidance of doubt, the applicable Company Management Members shall be entitled to receive their respective allocated Company Management Members Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all. For the avoidance of doubt, all of the allocated Company Management Members Earn Out Shares shall be released to the applicable Company Management Members upon the occurrence of Triggering Event II. For the avoidance of doubt, any allocation of Post-Closing Allocated Earn Out Shares in accordance with Section 4.01(a) following the occurrence of Triggering Event II but prior to the end of the Earn Out Period shall be deemed to be released to the applicable Company Management Members upon such allocation.
(c)    Any Company Management Member who timely files an election under Section 83(b) of the Code with respect to any Company Management Members Earn Out Shares shall promptly provide a copy of such filed election to the Company.
(d)    Promptly upon the occurrence of any Triggering Event, or as soon as practicable after Acquiror becomes aware of the occurrence of such Triggering Event or receives written notice of such Triggering Event from the Seller Representative, Acquiror and Seller Representative shall jointly prepare and deliver, or cause to be prepared and delivered, in consultation with the Sponsor, a mutually agreeable written notice to the Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Company Management Members Earn Out Shares to be released and the Company Management Members to receive such shares).
Section 4.02    Sponsor Earn Out Shares. (a) At the Closing (and for the avoidance of doubt, following the Domestication), the Sponsor shall deliver electronically through The Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, 3,051,000 shares of Domesticated Acquiror Class A Common Stock (that formerly constituted shares of Cayman Acquiror Class A Shares held by Sponsor, which in turn formerly constituted shares of Cayman Acquiror Class B Shares held by Sponsor) (which 3,051,000 shares of Domesticated Acquiror Class A Common Stock shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Class A Common Stock occurring on or after the Closing, the “Sponsor Earn Out Shares”).
(b)    Upon receipt of the Sponsor Earn Out Shares, the Escrow Agent will place the Sponsor Earn Out Shares in the Escrow Account. Following the Closing, the Sponsor Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:
(i)    upon the occurrence of Triggering Event I, one-half of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor;
(ii)    upon the occurrence of Triggering Event II, one-half of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor; and
(iii)    if the conditions set forth in Section 4.02(b)(i) or Section 4.02(b)(ii) have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account shall be automatically released to Acquiror for cancellation and the Sponsor shall not have any right to receive such Sponsor Earn Out Shares or any benefit therefrom.
(c)    For the avoidance of doubt, the Sponsor shall be entitled to receive Sponsor Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all. For the avoidance of doubt, all of the Sponsor Earn Out Shares shall be released to Sponsor upon the occurrence of Triggering Event II.
(d)    Promptly upon the occurrence of any Triggering Event, or as soon as practicable after Acquiror becomes aware of the occurrence of such Triggering Event or receives written notice of such Triggering Event from the Sponsor, Acquiror and Sponsor shall jointly prepare and deliver, or cause to be prepared and delivered, in consultation with the Seller Representative, a Release Notice, which Release Notice shall set forth in reasonable detail the Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Sponsor Earn Out Shares to be released to Sponsor).
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Acquiror prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), and subject to Section 13.17, the Company hereby represents and warrants to Acquiror as follows:
Section 5.01    Organization and Qualification. (a) The Company is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Complete and correct copies of the articles of organization and operating agreement (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Acquiror or its representatives. Neither the Company nor any other Group Company is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Legal Proceeding.
Section 5.02    Company Subsidiaries. (a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 5.02(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.
(b)    The Company has previously provided to Acquiror or its representatives true, correct and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect. Except as set forth on Schedule 5.02(b) of the Company Disclosure Letter, each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 5.03    Capitalization. (a) As of the date of this Agreement, the authorized equity capital of the Company consists of 10,000,000 Company Units, of which, as of the date of this Agreement: (i) 528,519 Class A Units are issued and outstanding and (ii) 589,465 Class B Units are issued and outstanding (including vested and unvested Class B Units). As of and following the consummation of the Recapitalization, the authorized equity capital of the Company shall consist of the Common Units, Sponsor Earnout Units and Company Warrants. All of the issued and outstanding Company Units have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Each issued and outstanding Company Unit has been issued in compliance in all material respects with (A) Applicable Legal Requirements; and (B) the Company’s Charter Documents. Schedule 5.03(a) of the Company Disclosure Letter contains a true and correct list of all Company Units (for the avoidance of doubt, prior to giving effect to the Recapitalization) owned by each Seller, and the respective class(es) thereof, which Company Units and Sellers, in the aggregate represent, as of the date hereof, all of the issued and outstanding Equity Interests of the Company and all of the members of the Company, respectively.
(b)    Except as set forth on Schedule 5.03(b) of the Company Disclosure Letter, there are no equity appreciation, phantom equity, equity-based performance unit, profit participation, restricted equity, restricted unit or other equity-based compensation award or similar rights with respect to the Company. The Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Units, or any other commitments or agreements providing for the issuance of additional units, the sale of treasury units, or for the repurchase or redemption of Company Units, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its units. Except pursuant to the Charter Documents of the Company, this Agreement and the other Transaction Agreements, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the Company Units.
(c)    The outstanding shares of capital stock (or other Equity Interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other Equity Interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 5.03(c); (ii) for any restrictions on sales of securities under securities-related Applicable Legal Requirements; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries set forth on Schedule 5.02(a) of the Company Disclosure Letter and as otherwise set forth on Schedule 5.03(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Except as set forth on Schedule 5.03(c) of the Company Disclosure Letter, there are no equity appreciation, phantom equity, equity-based performance unit, profit participation, restricted equity, restricted unit or other equity-based compensation award or similar rights with respect to any Company Subsidiary.
(d)    Except as provided for in this Agreement, as a result of the consummation of the Transactions, no Equity Interests or other securities of the Company or any Company Subsidiary are issuable and no rights in connection with any Equity Interests or other securities of the Company or any Company Subsidiary accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
Section 5.04    Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 5.05. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action, including approval by the board of managers of the Company and the Seller Approval and Waiver, and no other limited liability company proceeding on the part of the Company is necessary to authorize this Agreement, the other Transaction Agreements and the Transactions. This Agreement and the other Transaction Agreements executed and delivered by the Company as of the date hereof have been, and the other Transaction Agreements executed and delivered by the Company at or prior to the Closing shall be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
Section 5.05    No Conflict; Governmental Consents and Filings. (a) Except as set forth on Schedule 5.05(a) of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05(b) and by virtue of the receipt of the Seller Approval and Waiver contained herein, the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party by the Company do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, or terminate or result in the termination of, any Contract to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest; (iv) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any of the Group Companies, under any Contract to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (v) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii), (iv) or (v) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions, except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any similar foreign Legal Requirement; (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (iii) the filing of the Form S-4 in accordance with this Agreement; and (iv) as otherwise disclosed on Schedule 5.05(b) or Schedule 10.01(b) of the Company Disclosure Letter.
Section 5.06    Legal Compliance; Approvals. (a) Except as set forth on Schedule 5.06(a) of the Company Disclosure Letter, each of the Group Companies has complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 5.06(a) of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of any material non-compliance with any Applicable Legal Requirements has been received by any of the Group Companies.
(b)    Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, and is in compliance in all material respects with all material terms and conditions of such Approvals. All of such Approvals are valid and have not been terminated. No Group Company is required to be registered as an investment adviser under the Investment Advisers Act or to file reports with the SEC as an “Exempt Reporting Adviser”. No Group Company is in material default under any such Approval and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Approval, and no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Approval, in each case, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the applicable Group Company to use such Approval to conduct its business.
Section 5.07    Financial Statements. (a) Set forth on Schedule 5.07(a)(i) of the Company Disclosure Letter are: (i) the audited consolidated balance sheets as of December 31, 2019 and 2018 and consolidated statements of operations and comprehensive (loss) income, members’ deficit and cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2019 and 2018 together with the auditor’s reports thereon (the “Audited Financial Statements”); (ii) an unaudited consolidated balance sheet as of December 31, 2020 and consolidated statements of operations and comprehensive (loss) income, members’ deficit and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were derived in all material respects from the books and records of the Group Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Except as set forth on Schedule 5.07(a)(ii) of the Company Disclosure Letter, each of the Financial Statements (A) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC and (y) in the case of the Interim Financial Statements, for the absence of footnotes and for normal year-end adjustments, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC, and (B) present fairly, in all material respects, the consolidated financial condition of the Group Companies as of the respective dates thereof and the consolidated operating results, comprehensive (loss) income, members’ deficit and cash flows of the Group Companies for the periods covered thereby in conformity with GAAP and Regulation S-X of the SEC (except in the case of the Interim Financial Statements for the absence of footnotes and for normal year-end adjustments none of which would be material individually or in the aggregate).
(b)    The Company has established and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and preparation of the Financial Statements for external purposes in accordance with GAAP (“Internal Controls”). The Internal Controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Company’s assets. The Company has not identified in writing and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Acquiror and is set forth on Schedule 5.07(b) of the Company Disclosure Letter), (y) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and, to the Knowledge of the Company, there is no actual and intentional common law fraud that involves management of the Company or any Seller.
(c)    Each of the independent auditors for the Group Companies, with respect to their report as included in the Audited Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC.
(d)    There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.08    No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies of the type that would be required to be provided for in or otherwise reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Group Companies (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract, breach of warranty, tort, infringement or violation of Legal Requirements, in each case, by any of the Group Companies); (c) liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder; or (d) liabilities other than those described in clauses (a) through (c) that, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies, taken as a whole. No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.
Section 5.09    Absence of Certain Changes or Events. Except as set forth on Schedule 5.09 of the Company Disclosure Letter, since September 30, 2020 to the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by any Group Company of any of its Equity Interests; (c) any split, combination or reclassification of any of the Equity Interests of any Group Company; (d) any material change by any Group Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Applicable Legal Requirements; (e) any change in the auditors of any Group Company; (f) any issuance of Equity Interests of any Group Company; (g) any revaluation by any Group Company of any of its assets, including any sale of assets of any Group Company other than with respect to sales in the ordinary course of business; or (h) any action taken or authorized by any of the Group Companies that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of Acquiror.
Section 5.10    Litigation. Except as set forth on Schedule 5.10 of the Company Disclosure Letter, there are: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such, in which the reasonably expected damages are in excess of $1,500,000 or which otherwise is reasonably expected to result in an Order for specific performance, an injunction or other equitable relief; (b) to the Knowledge of the Company, no pending or threatened, audits, examinations or investigations by any Governmental Entity involving any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such, in each case, which, individually or in the aggregate, are or would reasonably be expected to be material to the Group Companies, taken as a whole; (c) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party which, individually or in the aggregate, are or would reasonably be expected to be material to the Group Companies, taken as a whole; (d) no settlements or similar agreements that impose any material ongoing obligations or restrictions on any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such which, individually or in the aggregate, are or would reasonably be expected to be material to the Group Companies, taken as a whole; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such which, individually or in the aggregate, are or would reasonably be expected to be material to the Group Companies, taken as a whole.
Section 5.11    Company Benefit Plans. (a) Schedule 5.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan as of the date of this Agreement. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and each employment, consulting, equity-based, retirement, supplemental retirement, profit sharing, bonus, incentive, severance, termination, separation, change in control, retention, deferred compensation, vacation, paid time off, welfare, fringe, medical, dental, life or disability plan, program, policy, arrangement or Contract, and each other employee compensation, remuneration or benefit plan, program, policy, arrangement or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any Group Company or pursuant to which any Group Company has or may have any liabilities; provided that Schedule 5.11(a) of the Company Disclosure Letter need not include any employment or consulting contracts for employees or consultants who are natural persons, sole proprietorships or disregarded business entities that (i) are terminable by any Group Company upon notice of sixty (60) days or less without any requirement to pay severance or (ii) where the base compensation provided under such employment or consulting agreement is less than $300,000 per annum. No Company Benefit Plan required to be scheduled on Schedule 5.11(a) is maintained outside the jurisdiction of the United States or territories of the United States or covers any employees or other service providers of any Group Company who reside or work outside of the United States or territories of the United States.
(b)    With respect to each Company Benefit Plan required to be scheduled on Schedule 5.11(a), the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents, trust agreements and all amendments thereto, (ii) the most recent summary plan descriptions, including any summary of material modifications (iii) the two (2) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan and any pending request for such a determination letter, and (vi) all material correspondence to or from the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last three (3) years with respect to any Company Benefit Plan.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.
(d)    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. At any point during the six (6) year period prior to the date hereof, no Group Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a Multiemployer Plan or Title IV of ERISA. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with any Group Company, is considered under common control and treated as one employer under Section 414(b) or (c) of the Code.
(e)    With respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no material Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material Legal Proceedings.
(f)    Neither the execution and delivery of this Agreement, equityholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any employee, director, officer, consultant or independent contractor of any Group Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer, consultant or independent contractor, (iii) otherwise give rise to any material liability under any Company Benefit Plan, (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing, (v) require a “gross-up,” make-whole, indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
Section 5.12    Labor Relations. (a) (i) No Group Company is a party to or bound by any labor Contract, collective bargaining Contract, or any other labor-related Contracts with any labor union, labor organization or works council, and no such Contracts are currently being negotiated by any Group Company, (ii) no labor union or organization, works council or group of employees of the Group Companies has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.
(b)    The Group Companies (i) have for the past two (2) years been in material compliance with all Applicable Legal Requirements regarding employment and employment practices, including all Legal Requirements respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, child labor, civil rights, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (ii) have not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) have not experienced for the past two (2) years any actual or, to the Knowledge of the Company, threatened, arbitrations, material grievances, strikes, lockouts, slowdowns, work stoppages or other material labor disputes (including unfair labor practice charges, grievances, or complaints) or similar activity.
(c)    The Company is, and for the past two (2) years, has been, in compliance with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the past two (2) years and, to the Knowledge of the Company, no such events are reasonably expected to occur prior to Closing.
(d)    During the past two (2) years, to the Knowledge of the Company, there have been no sexual harassment written allegations raised, brought, threatened, or settled relating to any appointed officer or director of any Group Company or any Material Editor, in each case involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all federal, state, and local Applicable Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.
(e)    To the Knowledge of the Company, no senior executive or other key employee of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such Contract that would materially restrict the performance of such Person’s employment duties with the Group Companies or the ability of any Group Company to conduct its business.

Section 5.13    Real Property; Tangible Property. (a) Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property; provided, that, in the case of any Company Subsidiary, this representation is made only with respect to the time that such Subsidiary has been a Subsidiary of the Company.
(b)    Schedule 5.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased, licensed or otherwise occupied, by the Group Companies (the “Leased Real Property”), including the address of such Leased Real Property and all leases, subleases, licenses, occupancy agreements and other similar documents related to the Group Companies’ use or occupancy of any Leased Real Property, including all amendments, and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”). The Company or one of the Company Subsidiaries has a good and valid, leasehold estate in all Leased Real Property free and clear of any and all Liens (other than Permitted Liens). No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Leased Real Property which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.
(c)    The Company or one of the Company Subsidiaries owns and has good title to, or a valid leasehold interest in or right to use, its material tangible assets and personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets and personal property (together with the Intellectual Property rights and rights under Contracts) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.
Section 5.14    Taxes. (a) All Income Tax and other material Tax Returns required to be filed by, or with respect to, the Group Companies (or their respective income, assets and operations) have been timely filed (taking into account any applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.
(b)    All Income Taxes and other material amounts of Taxes which are due and payable by, or with respect to, the Group Companies (or their respective income, assets and operations), whether or not shown as due and payable on any Tax Return, have been paid.
(c)    The Group Companies have timely and properly withheld or collected and paid over to the appropriate Governmental Entity all material amounts of Taxes required by Applicable Legal Requirements to be withheld and paid in connection with any amounts owing to any employee, creditor or other Person and have otherwise complied in all material respects with all Applicable Legal Requirements relating to the withholding, reporting and remittance of such Taxes.
(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company (nor to the Knowledge of the Company is there any) which has not been paid or resolved. No audit, examination or other Legal Proceeding by any Governmental Entity with respect to any Tax matters of any Group Company is currently pending or threatened in writing.
(e)    There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.
(f)    No Group Company is a party to, is bound by, or has any obligation under any Tax indemnification Contract or Tax sharing Contract for the Tax liability of any other Person, except for customary commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes (“Ordinary Course Tax Sharing Agreements”).

(g)    None of the Group Companies have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past five (5) years.
(h)     No Group Company is a party to, or has entered into, a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(i)    No Group Company: (i) has any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax-related Legal Requirements) or as a transferee or a successor, by Contract (other than pursuant to an Ordinary Course Tax Sharing Agreement), or otherwise; or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).
(j)    No Group Company has requested or consented to waive or extend the time in which any Taxes may be assessed or collected by any Governmental Entity, which waiver or extension is still in effect.
(k)    No Group Company (i) has a permanent establishment in any country other than the country of its organization or (ii) is subject to Income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file an Income Tax Return and does not file such Income Tax Return.
(l)    No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax-related Legal Requirements); (iii) prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date other than in the ordinary course of business; or (iv)  any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Applicable Legal Requirements.
(m)    No Group Company has made an election described in Section 965(h) of the Code.
(n)    No claim has been made in writing (nor to the Knowledge of the Company has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(o)    The Company is classified as a partnership for U.S. federal income tax purposes and at all times since its formation has been classified as a disregarded entity or partnership for U.S. federal income tax purposes and, except as set forth on Schedule 5.14(o) of the Company Disclosure Letter, each of the Group Companies is and at all times since its formation been classified as an entity disregarded as separate from the Company for U.S. federal income tax purposes.
(p)    No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Applicable Legal Requirements) with respect to any Group Company.
(q)    No “section 197 intangible” (within the meaning of Section 197 of the Code) of any of the Group Companies existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).
(r)    No Group Company owns (directly or indirectly) (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code) or (iii) any “United States real property interest” (within the meaning of Section 897 of the Code).

Section 5.15    Environmental Matters. (a) Each of the Group Companies, is, and for the past three (3) years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole.
(b)    Each of the Group Companies has obtained, holds, is, and for the past three (3) years has been, in material compliance with all permits required under Environmental Laws to permit each of the Group Companies to operate their assets and to conduct the business of each of the Group Companies, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole.
(c)    Except as set forth on Schedule 5.15(c) of the Company Disclosure Letter, there are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against any of the Group Companies or any property or facility leased or operated by any of the Group Companies alleging violations of or liability under any Environmental Law, in each case, which would reasonably be expected to be material to the Group Companies, taken as a whole.
(d)    None of the Group Companies nor, to the Knowledge of the Company, any other Person has manufactured, handled, stored, generated, treated, transported, discharged, emitted, disposed of or released any Hazardous Material at, in, on, to, from or under any property or facility currently or formerly leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies.
(e)    None of the Group Companies has agreed to indemnify any Person or assumed by Contract or Legal Requirement the liability of any third party arising under Environmental Law in a manner which would reasonably be expected to be material to the Group Companies, taken as a whole.
(f)    The Group Companies have made available to Acquiror copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to Environmental Law.
Section 5.16    Brokers. Except as set forth on Schedule 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Acquiror or any of the Group Companies would be liable in connection with this Agreement, the other Transaction Agreements, or the Transactions, based upon arrangements made by or on behalf of any of the Group Companies or any of their Affiliates.
Section 5.17    Intellectual Property. (a) Schedule 5.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, of each (i) registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name (collectively, “Registered IP”) and (ii) unregistered Trademarks and unregistered proprietary Software, in each case, that is material to the business of the Group Companies, taken as a whole, in each case, in which any of the Group Companies has an ownership interest (in each case setting forth, as may be applicable, the jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner). All Registered IP is subsisting and, excluding any pending applications included in the Registered IP, to the Knowledge of the Company, valid and enforceable.
(b)    The Company or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and except as would not be material to the Group Companies, taken as a whole, owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Group Companies for the continued conduct of the business of the Group Companies in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, and except as would not reasonably be expected to the Group Companies, taken as a whole, none of the foregoing will be adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Transaction Agreement or the consummation of the Transactions.

(c)    (i) The Group Companies, the conduct and operation of the business of the Group Companies as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the use of the Owned Intellectual Property have not in the past six (6) years infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property rights of any Person, except as would not be material to the Group Companies, taken as a whole. (ii) There are no Legal Proceedings pending (or to the Knowledge of the Company, threatened) and none of the Group Companies has received from any Person in the past three (3) years (or except as would not reasonably be expected to be material to the Group Companies, taken as a whole, in the past six (6) years) any written (or, to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (A) of any infringement, misappropriation or other violation of any Intellectual Property right of any Person or (B) contesting the use, ownership, validity, or enforceability of any of the Owned Intellectual Property. (iii) To the Knowledge of the Company, no third Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating any Owned Intellectual Property, and no such claims have been made by any of the Group Companies in writing against any Person in the past three (3) years. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property, in each case except as would not be material to the Group Companies, taken as a whole.
(d)    No past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past or present employees, consultants, and independent contractors of the Group Companies who were or are either (i) privy to any material Trade Secrets of any Group Company or (ii) engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement pursuant to which such Person has, respectively, (x) agreed to hold all confidential information of such Group Company in confidence; and (y) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vested in a Group Company by operation of law), in each case, except as would not be material to the Group Companies, taken as a whole. To the Knowledge of the Company, there has been no breach by any such Person with respect to any material Intellectual Property under any such Contract.
(e)    Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets constituting Owned Intellectual Property and, to the Knowledge of the Company, all Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such Trade Secrets that are material to the business of the Group Companies. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, other than as subject to a written agreement adequately restricting the disclosure and use of such Trade Secret, in each case except as would not be material to the Group Companies, taken as a whole.
(f)    All material Software that is Owned Intellectual Property and currently licensed by the Group Companies to their subscribers, customers and licensees complies in all material respects with all express warranties established in written Contracts by the Group Companies or in other documents conveyed thereby to their subscribers, other customers or other licensees. No Person (other than a Group Company employee or contractor subject to contractual confidentiality obligations) possesses, or has an actual or contingent right to access or possess a copy in any form of any source code for such Software and to the Knowledge of the Company all such source code has been maintained as strictly confidential. Without limiting the foregoing, no source code constituting Owned Intellectual Property has been delivered, licensed or made available by any Group Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of such Group Company subject to written agreements restricting the disclosure and use of such source code.

(g)    No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (collectively, “Copyleft Terms”), in each case, except as would not be material to the Group Companies, taken as a whole. Each Group Company is in compliance with the terms and conditions of all relevant licenses for open source Software used in the business of the Group Companies (including any Software constituting Owned Intellectual Property), except as would not be material to the Group Companies, taken as a whole.
(h)    No Governmental Entity has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software set forth in Schedule 5.17(h)(ii) of the Company Disclosure Letter; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.
(i)    The Company or one of the Company Subsidiaries owns or has a valid right to access and use all Company IT Systems that are material to the Group Companies, taken as a whole. The Company has implemented commercially reasonable security regarding the confidentiality, integrity and availability of Company IT Systems, and the Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. To the Knowledge of the Company, neither the Company IT Systems nor any Software that constitutes Owned Intellectual Property contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company, during the past three (3) years, there has been no unauthorized access to or breach or material security incident involving any Company IT Systems. In the last three (3) years, there have been no material failures, breakdowns, data loss, outages, unscheduled downtime or other material adverse events affecting any such Company IT Systems that have caused or resulted in the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Group Companies.
Section 5.18    Privacy. (a) The Group Companies, and to the Knowledge of the Company any Person processing Personal Information on the behalf of the Group Companies, have at all times during the past three (3) years complied, as applicable to the Group Companies, with: (i) applicable Privacy Laws; (ii) all of the Group Companies’ applicable written external policies and notices regarding Personal Information (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ applicable obligations regarding Personal Information under any Contracts. To the Knowledge of the Company, none of the Group Companies has received in the three (3) years prior to the date of this Agreement any written notice of any material claims, investigations, inquiries or violations of any Privacy Laws or the Group Companies’ applicable obligations regarding Personal Information under any Contracts, and none of the Group Companies have notified in writing, or have been required by the Privacy Laws to notify in writing, any Person of any information security breach involving Personal Information.
(b)    Except as set forth on Schedule 5.18 of the Company Disclosure Letter, during the past three (3) years, there have been no material breaches, security incidents, misuse of or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies. During the past three (3) years, the Group Companies have implemented disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, designed to safeguard Personal Information in its possession or control.
Section 5.19    Agreements, Contracts and Commitments. (a) Schedule 5.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement (other than the Company Real Property Leases which are set forth on Schedule 5.13(b) of the Company Disclosure Letter). For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest:
(i)    Each Contract that involved payments or consideration furnished by or to (but not amongst) any of the Group Companies of more than $3,000,000 in the most recently completed fiscal year of the applicable Group Company, excluding (x) any agreements that would, by their nature, constitute Company Transaction Costs or (y) any Contract otherwise included under subsection (ii) through (xviii) of this Section 5.19(a);
(ii)    Each Contract with any Material Editor;
(iii)    Each Contract under which any Group Company has created, incurred, assumed or guaranteed Indebtedness or issued any note, indenture or other evidence of Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, excluding, for the avoidance of doubt, trade payables in the ordinary course of business;
(iv)    Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies, in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last three (3) years and under which any Group Company has any remaining obligation of greater than $1,500,000 or for a time period of greater than one (1) year;
(v)    Each Contract to make payments, contingent or otherwise, (A) arising out of any prior acquisition or disposition of the business, assets or stock of any of the Group Companies or other Persons in the last three (3) years, or (B) that has, or is reasonably expected to have, a value in excess of $1,000,000 in any single instance or in excess of $3,000,000 in the aggregate in any 12-month period;
(vi)    Each collective bargaining agreement with any labor union;
(vii)    Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or consulting fee payments in excess of $300,000, excluding any such employment, consulting, or management Contract that is terminable by the Company or the applicable Company Subsidiary at will or upon 180 days’ notice or less;
(viii)    Each lease, rental agreement, installment and conditional sale agreement, or other similar Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $1,500,000;
(ix)    Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (in each case, other than with respect to wholly owned Company Subsidiaries);
(x)    Each Contract (other than Company Benefit Plans) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit subscribers or other customers;
(xi)    Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group

Companies; or (B) providing for any exclusive right to sell or distribute any material product or service of any of the Group Companies;
(xii)    Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) that (A) contains any assignment or license of, or any covenant not to assert or enforce, any material Owned Intellectual Property; (B) pursuant to which any material Owned Intellectual Property is or was developed by, with or for any Group Company; or (C) pursuant to which any of the Group Companies either (1) grants to a third Person a license, immunity, or other right in or to any material Owned Intellectual Property or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of any Group Company, provided, however, that none of the following shall be required to be set forth on Schedule 5.19(xii) of the Company Disclosure Letter but shall constitute Company Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property by any Group Company for the purposes of marketing of any product of any Group Company in marketing agreements entered into in the ordinary course of business consistent with past practice; (x) non-exclusive licenses of Owned Intellectual Property granted to subscribers that are implied or incidental to the sale or purchase of goods and services, in each case, in the ordinary course of business consistent with past practice; (y) licenses of open source Software; and (z) click-wrap, shrink-wrap and off-the-shelf Software licenses of uncustomized Software that are available on standard terms to the public generally with license, maintenance, support and other fees less than $500,000 per year;
(xiii)    Each Contract that contains a provision providing for the sharing of any revenue or cost-savings with any other Person, other than Contracts by and among the Group Companies entered into in the ordinary course of business consistent with past practice;
(xiv)    Each Contract involving the settlement, conciliation or similar agreement of any Legal Proceedings or threatened Legal Proceeding with respect to the Company or any of the Company Subsidiaries, in each case (A) entered into in the past three (3) years and involving payments (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, or (B) that by its terms limits or restricts in any material respect the operations of any Group Company; provided, that, in the case of any Company Subsidiary, this representation is made with respect to the time that such Subsidiary has been a Company Subsidiary;
(xv)    Each Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $2,000,000 annually or $5,000,000 over the life of the Contract;
(xvi)    Each Contract pursuant to which any Person (other than a Group Company) has guaranteed the liabilities of a Group Company;
(xvii)    Each Contract to register any Company Unit or other securities of the Company with any Governmental Entity; and
(xviii)    Each Contract not disclosed pursuant to any other clause under this Section 5.19(a) and expected to result in revenue or require expenditures in excess of $3,000,000 in the calendar year ending December 31, 2021.
(b)    Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, and except for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms, all Company Material Contracts: (i) have not been terminated; and (ii) represent the legal, valid and binding obligations of the Company or one of the Company Subsidiaries party thereto, enforceable by and against the Group Company party thereto subject to the Remedies Exception. True, correct and complete copies of all written Company Material Contracts and a written description of each oral or unmemorialized Material Contract, existing on the date of this Agreement and identified or required to be identified on Schedule 5.19 of the Company Disclosure Letter have been made available to Acquiror. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which, individually or together with other events, with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.
(c)    Set forth on Schedule 5.19(c) of the Company Disclosure Letter is a list of the Material Editors. Since December 31, 2019 until the date of this Agreement, no such Material Editor has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with any Group Company or threatened in writing to cancel, terminate or materially and adversely alter its relationship with any Group Company. There have been no disputes between any Group Company and any Material Editor for the past three (3) years which has had or would reasonably be expected to have a Company Material Adverse Effect.
(d)    Other than as set forth in their Charter Documents, no Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise retire any Equity Interests of another Person which is not a Group Company.
Section 5.20    Insurance. Schedule 5.20 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are legal, valid and binding, have not been terminated, and are enforceable by or for the benefit of the Group Companies in accordance with its terms, subject to the Remedies Exception. All premiums due with respect to each Insurance Policy has been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), except as would not reasonably be expected to be material to the Group Companies, taken as a whole. True, correct and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Acquiror or its representatives. None of the Group Companies is in breach or default under any Insurance Policy (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid, in each case, except as would not reasonably be expected to be material to the Group Companies, taken as a whole. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
Section 5.21    Affiliate Matters. Except: (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters set forth on Schedule 5.19(a)(vii) of the Company Disclosure Letter; (c) Contracts set forth on Schedule 5.21 of the Company Disclosure Letter and (d) Contracts between or among any of the Group Companies, none of the Group Companies is a party to any Contract with any: (i) (A) present or former officer, director, manager or employee of any Group Company, (B) Seller or any Affiliate of any Seller, (C) holder of derivative securities of any Group Company or (D) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the Equity Interests of any Group Company (each, an “Insider”) or any Affiliate of an Insider; or (ii) Affiliate of any Group Company. To the Knowledge of the Company, no Insider or any Affiliate of an Insider has, directly or indirectly, a material economic interest in any Contract with any of the Group Companies (other than such Contracts that relate to any such Person’s ownership of the Company Units or other Equity Interests of any Group Company as set forth on Schedule 5.03(a) or Schedule 5.03(c) of the Company Disclosure Letter or Schedule 6.02 of the Seller Disclosure Letter, as applicable, or such Person’s employment or consulting arrangements with the Group Companies as set forth on Schedule 5.19(a)(vii) of the Company Disclosure Letter).
Section 5.22    Certain Provided Information. The information relating to the Group Companies supplied by the Company in writing specifically for inclusion in or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transaction (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Acquiror’s shareholders; or (d) the time of the Extraordinary Meeting. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Acquiror or any Seller for inclusion or incorporation by reference in the Form S-4 or any Acquiror SEC Reports or Additional Acquiror SEC Reports.
Section 5.23    Indebtedness. With respect to the Company Material Contracts set forth on Schedule 5.19(a)(iii) of the Company Disclosure Letter there is no Indebtedness outstanding and there are no draws of credit thereunder. No Group Company has received any notice to repay under any Company Material Contract relating to any Indebtedness, which is repayable on demand. Except for the Company Material Contracts set forth on Schedule 5.19(a)(iii) of the Company Disclosure Letter, as of the date of this Agreement, the Group Companies do not have any outstanding (i) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (ii) Indebtedness for borrowed money of any Person for which such Group Company has guaranteed payment and there are no outstanding guarantee, indemnity, suretyship or security given by any Group Company or for the benefit of a Group Company.
Section 5.24    Absence of Certain Business Practices. For the past five years: (a) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies have been in material compliance with all applicable Specified Business Conduct Laws; and (b) none of the Group Companies has: (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential material violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential material violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or officers, nor to the Knowledge of the Company, any of their respective employees, agents, or any other Person acting for or on behalf of the Group Companies is, or is owned or controlled by a Person that is, the subject or target of applicable economic or financial sanctions or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union, nor located, organized, or resident in a country or territory that is itself the subject or target of applicable sanctions (including currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
Section 5.25    Takeover Statutes. The board of managers of the Company has taken all action necessary such that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Applicable Legal Requirements is applicable to the Transactions.
Section 5.26    Operation of the Business during COVID-19. None of the Group Companies’ actions and inactions prior to the date of this Agreement in response to COVID-19 has resulted in any Group Company experiencing any material business interruption or material Losses.
Section 5.27    Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VII, NONE OF ACQUIROR OR ANY OF ITS

AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY COMPANY SUBSIDIARY, ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ACQUIROR OR ANY OF ITS BUSINESS, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY THE COMPANY SUBSIDIARIES, SELLERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY ACQUIROR TO THE COMPANY AND THE SELLERS IN ARTICLE VII; AND (B) NEITHER ACQUIROR NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, THE COMPANY SUBSIDIARIES, SELLERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF ACQUIROR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ACQUIROR OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED AN INDEPENDENT INVESTIGATION AND VERIFICATION OF ACQUIROR AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF ACQUIROR EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.27, CLAIMS AGAINST ACQUIROR OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the letter dated as of the date of this Agreement and delivered by the Sellers (the “Seller Disclosure Letter”), and subject to Section 13.17, each Seller represents to the Acquiror as follows:
Section 6.01    Organization and Qualification. To the extent that such Seller is not a natural person:
(a)    such Seller is an entity duly incorporated, formed or organized, validly existing and in good standing under the Applicable Legal Requirements of its respective jurisdiction of incorporation, formation or organization;
(b)    such Seller has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not prevent or materially impede or delay Seller’s ability to consummate the Transactions;
(c)    such Seller is not in violation of any of the provisions of its Charter Documents;
(d)    such Seller is duly qualified or licensed to do business as a foreign entity and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualifications or licensing necessary, except as would not prevent or materially impede or delay Seller’s ability to consummate the Transactions; and

(e)    such Seller is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Legal Proceeding.
Section 6.02    Title to Company Units. Such Seller has good and marketable title to the Company Units (including the Purchased Units) set forth opposite such Seller’s name on Schedule 6.02 of the Seller Disclosure Letter, free and clear of all Liens (other than as set forth in the Company’s Charter Documents), and such Seller is the sole beneficial and record owner of such Company Units. Following the consummation of the Recapitalization such Seller will have good and marketable title to its respective Company Units (including the Purchased Units), free and clear of all Liens (other than as set forth in the Company’s Charter Documents), and such Seller will be the sole beneficial and record owner of such Company Units. Except as set forth on Schedule 6.02 of the Seller Disclosure Letter, such Seller is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement and other Transaction Agreements) that would require such Seller to sell, transfer or otherwise dispose of or otherwise grant any rights in any of the Company Units owned by such Seller or (b) any voting trust, proxy or other Contract with respect to the voting of the Company Units owned by such Seller. Other than the Company Units owned by such Seller and as set forth opposite such Seller’s name on Schedule 6.02 of the Seller Disclosure Letter, such Seller does not own or have the right to acquire any other Equity Interest of any of the Group Companies.
Section 6.03    Authority Relative to this Agreement. Such Seller has the requisite power and authority and, in the case such Seller is a natural person, has full legal capacity, to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by Seller of the Transactions, have been duly and validly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller is necessary to authorize this Agreement or the other Transaction Agreements to which such Seller is a party or to consummate the Transactions. This Agreement and the other Transaction Agreements executed and delivered by such Seller as of the date hereof has been, and the other Transaction Agreements which such Seller shall execute and deliver at or prior to the Closing shall be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.
Section 6.04    No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the Transactions shall not: (i) with respect to any Seller that is not a natural Person, conflict with or violate its Charter Documents; (ii) violate any provision of, or result in the breach of, any Applicable Legal Requirements to which such Seller is subject or by which any property or asset of such Seller is bound; or (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, or terminate or result in the termination of, any material Contract to which such Seller is a party or by which it is bound or under which it has any obligation or under which it has any right or interest; (iv) result in the creation of any Lien upon any of the properties or assets of such Sellers, under any material Contract to which such Seller is a party or by which such Seller is bound or under which such Seller has any obligation or under which such Seller has any right or interest, or constitute an event which, after notice or lapse of time or both, would result in such violation, breach, default, acceleration, termination or creation of a Lien (other than any Permitted Lien), except to the extent that the occurrence of any of the foregoing items set forth in clauses (ii), (iii) and (iv) would not, individually or in the aggregate, prevent or materially impede or delay such Seller’s ability to consummate the Transactions.
(b)    Assuming the truth and completeness of the representations and warranties of the Company, the other Sellers and Acquiror contained in this Agreement, the execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for applicable requirements under the HSR Act or any similar foreign Legal Requirements; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Acquiror is qualified to do business; (iii) as otherwise disclosed on Schedule 10.01(b) of the Company Disclosure Letter; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, prevent or materially impede or delay such Seller’s ability to consummate the Transactions.
Section 6.05    Information Supplied. None of the information supplied or to be supplied by such Seller in writing specifically for inclusion in or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transaction (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to Acquiror’s shareholders; or (d) at the time of the Extraordinary Meeting. Notwithstanding the foregoing, such Seller makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Acquiror, the Company or any other Seller for inclusion or incorporation by reference in the Form S-4.
Section 6.06    Litigation. There are no Legal Proceedings pending or threatened in writing against or otherwise relating to such Seller, by or before any Governmental Entity: (a) challenging or seeking to enjoin, alter or materially delay the Transactions; or (b) that would prevent or materially impede or delay such Seller’s ability to consummate the Transactions.
Section 6.07    Brokers. Except as set forth on Schedule 6.07 of the Seller Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Acquiror or any of the Group Companies would be liable in connection with this Agreement, the other Transaction Agreements, or the Transactions, based upon arrangements made by or on behalf of such Seller or any of its Affiliates.
Section 6.08    Compliance. No uncured written notices have been received by such Seller from any Governmental Entity or any other Person alleging a material violation of any Applicable Legal Requirements applicable to such Seller’s ownership of Company Units.
Section 6.09    Taxes. Such Seller is not a foreign person within the meaning of Code Section 1445 or Code Section 1446(f).
Section 6.10    Disclaimer of Other Warranties. SUCH SELLER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VII, NONE OF ACQUIROR, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SUCH SELLER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ACQUIROR OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF ACQUIROR, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF ACQUIROR, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SUCH SELLER OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY ACQUIROR IN ARTICLE VII AND (B) NONE OF ACQUIROR NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO SUCH SELLER OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SUCH SELLER OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE ACQUIROR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY

MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ACQUIROR, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SUCH SELLER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 6.10, CLAIMS AGAINST THE ACQUIROR OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF
ACQUIROR
Except: (a) as set forth in the letter dated as of the date of this Agreement and delivered by Acquiror to the Company on or prior to the date of this Agreement (the “Acquiror Disclosure Letter”), and subject to Section 13.17; or (b) as disclosed in the Acquiror SEC Reports filed with the SEC prior to the date of this Agreement (excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Acquiror represents and warrants to the Company and the Sellers as follows:
Section 7.01    Organization and Qualification. (a) Acquiror is a company duly incorporated, validly existing and in good standing under the Applicable Legal Requirements of the Cayman Islands, and as of immediately prior to the consummation of the Domestication, will be a company duly incorporated, validly existing and in good standing under the Applicable Legal Requirements of the Cayman Islands.
(b)    Acquiror has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(c)    Acquiror is not in violation of any of the provisions of the Acquiror Organizational Documents.
(d)    Acquiror is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Acquiror is so qualified or licensed is listed on Schedule 7.01(d) of the Acquiror Disclosure Letter.
(e)    Acquiror is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Legal Proceeding.
Section 7.02    Acquiror Subsidiaries. Acquiror has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.
Section 7.03    Capitalization. (a) Prior to giving effect to the Domestication, Acquiror has: (i) 1,000,000 preference shares, par value $0.0001 per share (“Acquiror Preference Shares”) authorized and no such shares are issued and outstanding; (ii) 200,000,000 Class A ordinary shares of Acquiror, par value $0.0001 per share (“Cayman Acquiror Class A Shares”) authorized and 41,400,000 of such shares are issued and outstanding; (iii) 20,000,000 Class B ordinary shares of Acquiror, par value $0.0001 per share (“Cayman Acquiror Class B Shares” and, together with the Acquiror Preference Shares and the Cayman Acquiror Class A Shares, the “Cayman Acquiror Shares”) authorized and 10,350,000 of such shares are issued and outstanding; and (iv) 10,280,000 warrants outstanding, each of which is entitled to purchase one Cayman Acquiror Class A Share, and which were issued in a private placement in connection with the Acquiror’s initial public offering (the “Private Placement Warrants”). Prior to giving effect to the Domestication, and assuming no Cayman Acquiror Units separate between the date hereof and the Closing, Acquiror has: (A) 20,699,995 warrants outstanding (which, for the avoidance of doubt, includes the warrants that are part of the Cayman Acquiror Units noted in the immediately following sub-clause (B)), each of which is entitled to purchase one Cayman Acquiror Class A Share issued together with the units issued in the Acquiror’s initial public offering (the “Public Warrants” and together with the Private Placement Warrants, the “Cayman Acquiror Warrants”); and (B) 10,894,378 Cayman Acquiror Units outstanding. All outstanding Cayman Acquiror Shares, Cayman Acquiror Warrants and Cayman Acquiror Units have been duly authorized and validly issued, and in the case of the Cayman Acquiror Shares, are fully paid and are non-assessable and are not subject to preemptive rights. After giving effect to the Domestication and the filing of the Acquiror Charter (but before giving effect to the Acquiror Shareholder Redemption and the issuance of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements), Acquiror will have: (x) 51,750,000 shares of Domesticated Acquiror Class A Common Stock issued and outstanding; and (y) 30,979,995 Domesticated Acquiror Warrants issued and outstanding, each of which will be entitled to purchase one share of Domesticated Acquiror Class A Common Stock.
(b)    Except for the Cayman Acquiror Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units and there are no commitments, agreements or Contracts of any kind to which Acquiror is a party or by which it is bound obligating Acquiror to issue, deliver or sell, or cause to be issued, delivered or sold, additional Cayman Acquiror Shares, Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Warrants or any other shares of capital stock or other Equity Interest or participation in Acquiror, or any security convertible or exercisable for or exchangeable into Cayman Acquiror Shares, Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Warrants or any other shares of capital stock or other Equity Interest or participation in Acquiror and there are is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to any Cayman Acquiror Shares.
(c)    Each issued and outstanding Cayman Acquiror Share and Cayman Acquiror Warrant: (i) has been issued in compliance with: (A) Applicable Legal Requirements; and (B) the Acquiror Organizational Documents; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound by.
(d)    Subject to approval of the Acquiror Shareholder Matters, the shares of Domesticated Acquiror Class A Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other shareholder of Acquiror and will be capable of effectively vesting in the applicable Sellers title to all such shares, free and clear of all Liens (other than Liens arising pursuant to securities-related Applicable Legal Requirements and the A&R Registration Rights Agreement, as applicable).
(e)    With respect to any Cayman Acquiror Shares held by them, each of the Sponsor and Acquiror’s officers and directors has agreed: (i) to vote all of such Cayman Acquiror Shares in favor of approving the Transactions; and (ii) not to elect to redeem any of such Cayman Acquiror Shares pursuant to the Acquiror Organizational Documents.
(f)    Except as set forth in the Acquiror Organizational Documents, the Registration Rights Agreement, dated July 23, 2020, by and between Acquiror, the Sponsor and the other parties thereto, and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Acquiror is a party or by which Acquiror is bound with respect to any ownership interests of Acquiror.
(g)     The holders of the Cayman Acquiror Class B Shares have waived any adjustment to the Initial Conversion Ratio (as defined in the Acquiror Organizational Documents).
Section 7.04    Authority Relative to this Agreement. Acquiror has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by Acquiror of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Acquiror of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Acquiror, and no other proceedings on the part of Acquiror is necessary to authorize this Agreement or the other Transaction Agreements to which Acquiror is a party or to consummate the Transactions, other than approval of the Acquiror Shareholder Matters. This Agreement and the other Transaction Agreements executed and delivered by Acquiror as of the date hereof has been, and the other Transaction Agreements which Acquiror shall execute and deliver at or prior to the Closing shall be, duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.
Section 7.05    No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by Acquiror of this Agreement and the other Transaction Agreements to which it is a party, and (assuming approval of the Acquiror Shareholder Matters is obtained) the consummation of the Transactions do not and will not: (i) conflict with or violate the Acquiror Organizational Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 7.05(b) are duly and timely obtained or made, conflict with or violate any provision of, or result in the breach of, any Applicable Legal Requirement to which Acquiror is subject or by which any property or asset of Acquiror is bound; (iii) violate any provision of or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Acquiror’s rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Acquiror pursuant to, any Contract to which Acquiror is a party or by which Acquiror is bound or under which Acquiror has any obligations, rights or interests; or (iv) result in a violation or revocation of any required Approvals; except, with respect to clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.
(b)    Assuming the truth and completeness of the representations and warranties of the Company and the Sellers contained in this Agreement, the execution and delivery by Acquiror of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) in connection with the Domestication in accordance with Applicable Legal Requirements, including the Cayman Registrar under the Cayman Islands Companies Act (As Revised) and the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Acquiror is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; (iv) as otherwise disclosed on Schedule 10.01(b) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
Section 7.06    Compliance; Approvals. Since its incorporation, Acquiror has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to Acquiror has been pending or, to the Knowledge of Acquiror, threatened. No written, or to the Knowledge of Acquiror, oral notice of non-compliance with any Applicable Legal Requirements has been received by Acquiror. Acquiror is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Acquiror, and Acquiror is in compliance in all material respects with all material terms and conditions of such Approvals. All of such Approvals are valid and have not been terminated. Acquiror is not in material default under any such Approval and, to the Knowledge of Acquiror, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Approval, and no Legal Proceeding is pending or, to the Knowledge of Acquiror, threatened, to suspend, revoke, withdraw, modify or limit any such Approval, in each case, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Acquiror to use such approval to conduct its business.
Section 7.07    Acquiror SEC Reports and Financial Statements. (a) Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Acquiror with the SEC under the Exchange Act or the Securities Act since the consummation of the Acquiror’s initial public offering to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Acquiror SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be so filed subsequent to the date of this Agreement through the Closing Date (the “Additional Acquiror SEC Reports”). The Acquiror SEC Reports were, and the Additional Acquiror SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations thereunder. The Acquiror SEC Reports did not, and the Additional Acquiror SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required with respect to Acquiror by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 7.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE.
(b)    The financial statements and notes contained or incorporated by reference in the Acquiror SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Acquiror SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Acquiror as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K of the SEC, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K of the SEC, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.
Section 7.08    Absence of Certain Changes or Events. Except as set forth in the Acquiror SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2020, there has not been: (a) any Acquiror Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Acquiror’s capital stock, or any purchase, redemption or other acquisition by Acquiror of any of Acquiror’s capital stock or any other securities of Acquiror or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Acquiror’s capital stock; (d) any material change by Acquiror in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of Acquiror; (f) any issuance of capital stock of Acquiror; (g) any revaluation by Acquiror of any of its assets, including, without limitation, any sale of assets of Acquiror other than in the ordinary course of business; or (h) any action taken or authorized by Acquiror that would be prohibited by Section 8.02 if such action were taken on or after the date hereof without the consent of the Company.
Section 7.09    Litigation. There are no Legal Proceedings pending or, to the Knowledge of Acquiror, threatened against or otherwise relating to Acquiror by or before any Governmental Entity: (a) challenging or seeking to enjoin, alter or materially delay the Transactions; or (b) that would, prevent or materially impede or delay Acquiror’s ability to consummate the Transactions.
Section 7.10    Business Activities. Since its incorporation, Acquiror has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a Business Combination (as defined in the Acquiror Organizational Documents). Except as set forth in the Acquiror Organizational Documents, there is no Contract or Order binding upon Acquiror or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Acquiror has no, and is not liable for any, Indebtedness.
Section 7.11    Acquiror Material Contracts. Schedule 7.11 of the Acquiror Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror is party (the “Acquiror Material Contracts”). All Acquiror Material Contracts: (i) have not been terminated; and (ii) represent the legal, valid and binding obligations of Acquiror, enforceable by and against Acquiror subject to the Remedies Exception. True, correct and complete copies of all Acquiror Material Contracts existing on the date of this Agreement have been disclosed in the Acquiror SEC Reports. Acquiror nor, to the Knowledge of Acquiror, any other party thereto, is in breach of or default under, and no event has occurred which, individually or together with other events, with notice or lapse of time or both would become a breach of or default under, any of the Acquiror Material Contracts, and no party to any Acquiror Material Contract has given any written or, to the Knowledge of Acquiror, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to Acquiror.
Section 7.12    Acquiror Listing. The issued and outstanding Cayman Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “ACND.U”. The issued and outstanding shares of Cayman Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ACND”. The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ACND WS”. Acquiror is a member in good standing with NYSE. There is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Cayman Acquiror Units, the shares of Cayman Acquiror Class A Shares or Public Warrants or terminate the listing of Acquiror on the NYSE. None of Acquiror or any of its Affiliates has taken any action in an attempt to terminate, or cause the termination of, the registration of the Cayman Acquiror Units, the Cayman Acquiror Class A Shares or Public Warrants under the Exchange Act.
Section 7.13    PIPE Investment Amount. Schedule 7.13 of the Acquiror Disclosure Letter sets forth a true, accurate and complete list of each of the subscription agreements (each substantially in the form attached hereto as Exhibit G, a “Subscription Agreement”) entered into by Acquiror as of the date hereof with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror in the aggregate amount of $150,000,000 (the “PIPE Investment Amount”). Acquiror has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, complete and correct copies of the executed Subscription Agreements. The PIPE Investment Amount, when fully funded in accordance with the Subscription Agreements, together with the amount in the Trust Account as of the date hereof (not accounting for any Acquiror Shareholder Redemptions effected after the date hereof), are in the aggregate sufficient to enable Acquiror to: (a) pay all cash amounts required to be paid by Acquiror at the Closing pursuant to this Agreement; and (b) pay any and all fees and expenses of or payable by Acquiror at the Closing with respect to the Transactions, including the Acquiror Transaction Costs and the Company Transaction Costs (assuming for the purposes of this representation and warranty that the Acquiror Transaction Costs and the Company Transaction Costs do not exceed $60,000,000 in the aggregate). The Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect as of the date of this Agreement. Each Subscription Agreement is (A) a legal, valid and binding obligation of Acquiror and, to Acquiror’s Knowledge, each PIPE Investor, and (B) enforceable against Acquiror and, to Acquiror’s Knowledge, each PIPE Investor, subject to the Remedies Exception. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.
Section 7.14    Trust Account. (a) As of February 28, 2021, Acquiror had approximately $414,248,941.03 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), dated as of July 23, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of Acquiror’s shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.
(b)    The Trust Agreement has not been amended or modified and, to the Knowledge of Acquiror with respect to Continental, is valid, has not been terminated, and is enforceable by and against Acquiror in accordance with its terms, subject to the Remedies Exception. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the Knowledge of Acquiror, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Acquiror and Continental that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Acquiror, that would entitle any Person (other than shareholders of Acquiror holding Cayman Acquiror Class A Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Cayman Acquiror Class A Shares pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay taxes from any interest income earned in the Trust Account; and (B) to redeem Cayman Acquiror Class A Shares in accordance with the provisions of the Acquiror Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of Acquiror, threatened in writing with respect to the Trust Account.
Section 7.15    Taxes. (a) All Income Tax and other material Tax Returns required to be filed by Acquiror have been timely filed (taking into account any applicable extensions of time to file) and all such Tax Returns are true, correct and complete in all material respects.
(b)    All Income Tax and other material amounts of Taxes which are due and payable by Acquiror, whether or not shown as due and payable on any Tax Return, have been paid.
(c)    Acquiror has timely and properly withheld or collected and paid over to the appropriate Governmental Entity all material amounts of Taxes required by Applicable Legal Requirements to be withheld and paid in connection with any amounts owing to any employee, creditor or other Person and has otherwise complied in all material respects with all Applicable Legal Requirements relating to withholding and remittance of such Taxes.
(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Acquiror (nor to the Knowledge of Acquiror is there any) which has not been paid or resolved. No audit, examination or other Legal Proceeding by any Governmental Entity with respect to any Taxes due from Acquiror is currently pending or threatened in writing.
(e)    Acquiror is not party to, is not bound by, and does not have any obligation under any Tax indemnification Contract or Tax sharing Contract for the Tax liability of any other Person, except for Ordinary Course Tax Sharing Agreements.
(f)    Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past five (5) years.
(g)    Acquiror is not party to, and has not entered into, a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)    Acquiror has: (i) no liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax-related Legal Requirements) or as a transferee or a successor, by Contract (other than pursuant to an Ordinary Course Tax Sharing Agreement), or otherwise; or (ii) never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Acquiror.
(i)    Acquiror has not requested or consented to waive or extend the time in which any Taxes may be assessed or collected by any Governmental Entity, which waiver or extension is still in effect.
(j)    Acquiror will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax-related Legal Requirements); or (iii) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Applicable Legal Requirement.
(k)    There are no liens for Taxes (other than Permitted Liens) upon any of Acquiror’s assets.
(l)    No claim has been made in writing (nor to the Knowledge of Acquiror has any claim been made) by any Governmental Entity in a jurisdiction in which Acquiror does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
Section 7.16    Information Supplied. None of the information supplied or to be supplied by Acquiror in writing specifically for inclusion in or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transaction (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to Acquiror’s shareholders; or (d) the time of the Extraordinary Meeting. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by or on behalf of any Seller, the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Form S-4; or (b) any projections or forecasts included in the Form S-4.
Section 7.17    Board Approval; Shareholder Vote. The board of directors of Acquiror (including any required committee or subgroup of the board of directors of Acquiror) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of Acquiror. Other than the approval of the Acquiror Shareholder Matters, no other corporate proceedings on the part of Acquiror are necessary to approve the consummation of the Transactions.
Section 7.18    Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Acquiror owns good title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Acquiror in the operation of its business and which are material to Acquiror, free and clear of any Liens (other than Permitted Liens).
Section 7.19    Affiliate Transactions. Except as described in the Acquiror SEC Reports, no Contract between Acquiror, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of Acquiror (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Acquiror.

Section 7.20    Brokers. Except as set forth on Schedule 7.20 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Acquiror or any of the Group Companies would be liable in connection with this Agreement, the other Transaction Agreements, or the Transactions, based upon arrangements made by or on behalf of Acquiror or any of its Affiliates (including the Sponsor).
Section 7.21    Disclaimer of Other Warranties. ACQUIROR HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V AND ARTICLE VI, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ACQUIROR, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE SELLERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY OF THE SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY AND THE SELLERS TO ACQUIROR IN ARTICLE V AND ARTICLE VI, RESPECTIVELY; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NONE OF THE SELLERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO ACQUIROR OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR THE SELLERS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. ACQUIROR HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OR ARTICLE VI OF THIS AGREEMENT. ACQUIROR ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, ACQUIROR HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V AND ARTICLE VI OF THIS AGREEMENT, RESPECTIVELY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 7.21, CLAIMS AGAINST THE COMPANY, ANY OF THE SELLERS OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.
ARTICLE VIII
CONDUCT PRIOR TO THE CLOSING DATE
Section 8.01    Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause the Company Subsidiaries to, carry on their business in the ordinary course consistent with past practice, except: (a) to the extent that Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) with respect to actions taken, or omitted to be taken, by the Company or any Company Subsidiary reasonably required by any COVID-19 Measures or otherwise reasonably required to protect the business of the Company and the Company Subsidiaries in response to COVID-19 (but only to the extent in compliance with Applicable Legal Requirements); (c) as expressly required or expressly permitted by this Agreement (including the Recapitalization and the Recapitalization Distribution), the other Transaction Agreements or the Company Disclosure Letter; or (d) as set forth on Schedule 8.01 of the Company Disclosure Letter or as required by Applicable Legal Requirements. Without limiting the generality of the foregoing, except (i) to the extent that Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) with respect to actions taken, or omitted to be taken, by the Company or any Company Subsidiary reasonably required by any COVID-19 Measures or otherwise reasonably required to protect the business of the Company and the Company Subsidiaries in response to COVID-19 (but only to the extent in compliance with Applicable Legal Requirements); (iii) as expressly required or expressly permitted by this Agreement (including the Recapitalization and the Recapitalization Distribution), the other Transaction Agreements or the Company Disclosure Letter; or (iv) as set forth on Schedule 8.01 of the Company Disclosure Letter, or as required by Applicable Legal Requirements, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to:
(a)    except as required by any Company Benefit Plan existing as of the date hereof, Applicable Legal Requirements or the Company’s Second Amended and Restated Operating Agreement: (i) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or independent contractors of the Group Companies, other than increases to any such individuals in the ordinary course of business consistent with past practice that do not exceed 10% on an individual basis for any such individual with an annual base compensation in excess of $300,000 or five percent (5%) in the aggregate (not including increases in compensation resulting from formulas established prior to the date of this Agreement under the Company Benefit Plans set forth on Schedule 8.01(a) of the Company Disclosure Letter), (ii) become a party to, establish, materially amend, commence participation in, terminate, authorize or commit itself to the adoption of any stock option plan or other equity-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or independent contractors of the Group Companies (or newly hired employees) other than in the ordinary course of business consistent with past practice that do not result in more than a de minimis increase in cost to the Group Companies, (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan, (iv) grant any new awards under any Company Benefit Plan, (v) materially amend or modify any outstanding award under any Company Benefit Plan, (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (vii) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of the Group Company’s directors, officers, independent contractors or employees, (viii) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $300,000 other than in the ordinary course of business consistent with past practice, or (ix) terminate the employment or engagement, other than for cause or due to death or disability, of any employee or independent contractor receiving annual base compensation in excess of $300,000;
(b)    (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), impair, abandon, fail to diligently maintain, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Intellectual Property material to any of the businesses of the Group Companies (other than non-exclusive licenses of Owned Intellectual Property granted to subscribers in the ordinary course of business consistent with past practice); (ii) extend, amend, waive, cancel or modify any material rights in or to any Intellectual Property material to any business of the Group Companies; (iii) fail to diligently prosecute the Patent applications owned by the Company other than applications that are immaterial or that the Company, in the exercise of its good faith business judgment, has determined to abandon; (iv) disclose, divulge, furnish to or make accessible to any third party who is not subject to an enforceable written agreement to maintain the confidentiality thereof any Trade Secrets constituting Owned Intellectual Property or any Trade Secrets of any Person to whom any Group Company has a confidentiality obligation; or (v) subject any material Software constituting Owned Intellectual Property to Copyleft Terms;
(c)    except for (w) transactions (A) solely among the Group Companies, and (B) between any Group Company that is not a wholly-owned Subsidiary of the Company, on the one hand, and any minority members or equityholders of such Group Company, on the other hand, that are permitted by the Charter Documents of such Group Company, (x) the Recapitalization Distribution, (y) the Recapitalization and (z) tax distributions pursuant to and in accordance with Section 4.1.3 of the Company’s Second Amended and Restated Operating Agreement: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interests or split, combine or reclassify any Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests; (ii) except as set forth in Schedule 8.01(c) of the Company Disclosure Letter, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests in any Group Company; (iii) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell, or otherwise dispose any Equity Interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock) in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interests, or authorize or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests;
(d)    amend or otherwise modify its Charter Documents, or authorize or propose the same, or form or establish any Subsidiary;
(e)    (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any Equity Interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
(f)    sell, lease, license, sublicense, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of any real or tangible assets or properties, other than (x) any sale, lease or disposition of inventory in the ordinary course of business consistent with past practice or (y) dispositions of obsolete, worthless or de minimis assets;
(g)    (i) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person other than as set forth on Schedule 8.01(g)(i) of the Company Disclosure Letter; (ii) incur any Indebtedness, other than as set forth on Schedule 8.01(g)(ii) of the Company Disclosure Letter or borrowings under revolving working capital lines of credit pursuant to and in accordance with the terms of the Contracts set forth on Schedule 5.19(a)(iii) of the Company Disclosure Letter, in each case but provided that no amounts are drawn at the Closing under any such Indebtedness as set forth on Schedule 8.01(g) of the Company Disclosure Letter or such revolving working capital lines of credit; (iii) make any loans or advances to any other Person, other than immaterial loans and advances to employees consistent with past practice; (iv)  except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Group Companies (other than Permitted Liens); (v) cancel or forgive any Indebtedness owed to any of the Group Companies; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;
(h)    commence, release, assign, compromise, settle or agree to settle any Legal Proceeding (i) which would result in a material and adverse impact or material liability on the Group Companies or their respective properties or assets or the operations of businesses of the Group Companies, (ii) granting injunctive or other equitable remedy against a Group Company which could reasonably be expected to be material to the Group Companies, taken as a whole; or (iii) by the equity holders of the Company or any other Person which relates to the Transactions;
(i)    except in the ordinary course of business consistent with past practice or as is otherwise expressly permitted by other clauses of this Section 8.01(a): (A)  materially modify or amend or terminate (other than terminations in accordance with the terms of) any Company Material Contract (other than any Company Benefit Plans); (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company to make any capital expenditures in excess of $1,500,000 in any 12-month period;
(j)    except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any material change in accounting methods, principles or practices;
(k)     (i) make, change or rescind any material Tax election; (ii) settle or compromise any claim or assessment in respect of material Taxes with any Governmental Entity; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended income or other material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Group Companies (or its respective income, assets and operations); (vi) surrender any right to claim a refund in respect of material Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Legal Requirement) with any Governmental Entity; or (viii) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(l)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any Company Subsidiary;
(m)    subject to clause (c) above, enter into, amend or terminate any Contract or transaction with, or waive any material right in connection therewith, or pay, distribute or advance any assets or property to, any Insider or any Affiliate of an Insider, other than as required by the Contracts set forth on Schedule 8.01(m) of the Company Disclosure Letter as existing on the date of this Agreement;
(n)    engage in any material respect in any new line of business;
(o)    fail to take any commercially reasonable action required to maintain any material insurance policies of any Group Company in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed of or is no longer subsisting), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting); or
(p)    authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 8.01(a) through (o) above.
Nothing contained in this Agreement shall give Acquiror, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company and Acquiror shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
Section 8.02    Conduct of Business by Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Acquiror shall carry on its business in the ordinary course consistent with past practice, except: (a) to the extent that the

Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) with respect to actions taken, or omitted to be taken, by Acquiror required by any COVID-19 Measures or otherwise required to protect the business of Acquiror in response to COVID-19 (but only to the extent in compliance with Applicable Legal Requirements); (c) as expressly required or expressly permitted by this Agreement (including as contemplated by the PIPE Investment or the Domestication), the other Transaction Agreements or the Acquiror Disclosure Letter; or (d) as set forth on Schedule 8.02 of the Acquiror Disclosure Letter or as required by Applicable Legal Requirements. Without limiting the generality of the foregoing, except (i) to the extent the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) with respect to actions taken, or omitted to be taken, by Acquiror reasonably required by any COVID-19 Measures or otherwise reasonably required to protect the business of Acquiror in response to COVID-19 (but only to the extent in compliance with Applicable Legal Requirements); (iii) as expressly required or expressly permitted by this Agreement (including as contemplated by the PIPE Investment or the Domestication), the other Transaction Agreements or the Seller Disclosure Letter; or (iv) as set forth on Schedule 8.02 of the Acquiror Disclosure Letter, or as required by Applicable Legal Requirements, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Acquiror shall not do any of the following:
(a)    declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interests or split, combine or reclassify any Equity Interests, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests, or effect any like change in capitalization;
(b)    other than in connection with the Acquiror Shareholder Redemption, purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of Acquiror;
(c)    grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests;
(d)    amend or otherwise modify the Acquiror Organizational Documents, or authorize or propose the same, or form or establish any Subsidiary;
(e)    (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any Equity Interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;
(f)     (i) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of Acquiror or guarantee any debt securities of another Person; (ii) incur any Indebtedness; provided, however, that Acquiror shall be permitted to incur Indebtedness (which shall constitute Acquiror Transaction Costs) from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing; (iii) make any loans or advances to any other Person, other than immaterial loans and advances to employees consistent with past practice; (iv) cancel or forgive any Indebtedness owed to Acquiror; or (v) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;
(g)    except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;
(h)    (i) make, change or rescind any material Tax election (ii) settle or compromise any claim or assessment in respect of material Taxes with any Governmental Entity; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended income or other material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of Acquiror (other than any extension pursuant to an extension to file any Tax Return in the ordinary course); (vi) surrender any right to claim a refund in respect of material Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Legal Requirement) with any Governmental Entity; or (viii) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(i)    purchase, lease or acquire or sell, lease, license, abandon, divest, transfer, cancel or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise acquire or dispose of any material assets or properties;
(j)    create any material Liens on any material property or assets of Acquiror (other than Permitted Liens);
(k)    liquidate, dissolve, reorganize or otherwise wind up the business or operations of Acquiror;
(l)    commence, settle or compromise any Legal Proceeding;
(m)    (i) materially modify or amend or terminate (other than terminations in accordance with the terms of) any Acquiror Material Contract or (ii) enter into any Contract that would have been an Acquiror Material Contract had it been entered into prior to the date of this Agreement.
(n)    engage in any new line of business or expand any existing line of business;
(o)    amend the Trust Agreement or any other agreement related to the Trust Account; or
(p)    agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 8.02(a) through (o) above.
ARTICLE IX
ADDITIONAL AGREEMENTS
Section 9.01    Form S-4; Extraordinary Meeting.
(a)    Form S-4.
(i)    As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall, in accordance with this Section 9.01(a), jointly prepare and, upon the prior approval of both Acquiror and the Company, Acquiror shall file with the SEC, a Registration Statement on Form S-4, containing a Form S-4/prospectus to be filed with the SEC by Acquiror in connection with the Extraordinary Meeting, in connection with the Transactions (as amended or supplemented, the “Form S-4”) to be sent to the shareholders of Acquiror in advance of the Extraordinary Meeting, for the purpose of, among other things: (A) providing Acquiror’s shareholders with the opportunity to redeem their shares of Cayman Acquiror Class A Shares (the “Acquiror Shareholder Redemption”); (B) soliciting proxies from holders of Cayman Acquiror Class A Shares to vote at the Extraordinary Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions, including the Domestication; (2) the issuance of shares of Domesticated Acquiror Class A Common Stock in connection with Section 3.02; (3) the approval of the Acquiror Charter; (4) the approval on an advisory basis of certain differences between the Acquiror Organizational Documents and the proposed Acquiror Charter and the proposed Acquiror Bylaws; (5) the approval of the adoption of the Acquiror Omnibus Incentive Plan in accordance with Section 9.08; and (6) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Acquiror Shareholder Matters”) and (C) the registration under the Securities Act of the shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding Cayman Acquiror Class A Shares and Cayman Acquiror Warrants, respectively, in the Domestication. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Form S-4 to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Form S-4/final prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to Acquiror or its tax advisors to provide an opinion that the conversion contemplated by clause (i) of Section 9.19 or the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code or that the Transactions otherwise qualify for the Intended Tax Treatment (other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Form S-4/prospectus as may be required to satisfy applicable rules and regulations promulgated by the SEC). Acquiror shall file an amendment to the Form S-4 containing a definitive Form S-4/final prospectus with the SEC and cause the definitive Form S-4/final prospectus to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Acquiror that is in existence immediately prior to the Domestication, as promptly as practicable after the SEC declares the Form S-4 effective.
(ii)    Without the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), Acquiror will not file with the SEC the Form S-4 or any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document. Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Form S-4 has been filed; (B) receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Form S-4; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Form S-4; (F) any comments from the SEC relating to the Form S-4 and responses thereto; and (G) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between the Acquiror or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, Acquiror shall promptly respond to any SEC comments on the Form S-4 and Acquiror and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and the Exchange Act as promptly as practicable.
(iii)    If, at any time prior to the Extraordinary Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4 so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and Acquiror shall prepare (and the Company shall cooperate in preparing, to the extent necessary) and promptly file (with the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) an appropriate amendment or supplement to the Form S-4 containing such information and, to the extent required by Legal Requirement, transmit to Acquiror’s shareholders such amendment or supplement to the Form S-4 containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Form S-4 so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance.
(iv)    Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Parties acknowledge that a substantial portion of the Form S-4 and certain other forms, reports and other filings required to be made by Acquiror under the Securities Act and the Exchange Act in connection with the Transactions shall include disclosure regarding the Company and the Company Subsidiaries and the business of the Company and the Company Subsidiaries and their respective management, operations and financial condition. Accordingly, the Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel (during normal business hours and in a manner not to unreasonably interfere with the operation of the business of the Company and its Subsidiaries) in connection with the drafting of the Form S-4 and responding in a timely manner to comments on the Form S-4 from the SEC. In connection with any filing Acquiror makes with the SEC contemplated by this Agreement or in connection with the Transactions, the Company and the Sellers will, and will cause its and their respective Subsidiaries and Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, (i) reasonably cooperate with Acquiror, (ii) respond to questions about the Group Companies and the Sellers with respect to information required in any filing or requested by the SEC and (iii) provide information reasonably requested by Acquiror in connection with any filing with the SEC.
(v)    As soon as reasonably practicable following the date of this Agreement, but not earlier than March 15, 2021, the Company shall deliver to Acquiror (A) audited consolidated balance sheets as of December 31, 2020 and consolidated statements of operations and comprehensive (loss) income, members’ deficit and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2020 together with the auditor’s reports thereon, which (x) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”), (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise noted therein to the extent permitted by Regulation S-X of the SEC) and (z) shall present fairly, in all material respects, the consolidated financial condition of the Group Companies as of the respective dates thereof and the consolidated operating results, comprehensive (loss) income, members’ deficit and cash flows of the Group Companies for the periods covered thereby in conformity with GAAP and Regulation S-X of the SEC; (B) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by it, as applicable, required under the Applicable Legal Requirements of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information); (C) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, as necessary for inclusion in the Form S-4 and the Closing Form 8-K; and (D) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC with respect to the periods ended December 31, 2020, 2019 and 2018, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).
(b)    Extraordinary Meeting. Acquiror shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, establish a record date for, duly call and give notice of, and convene and hold an extraordinary general meeting of Acquiror’s shareholders (the “Extraordinary Meeting”), for the purpose of obtaining the approval of the Acquiror Shareholder Matters. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Shareholder Matters at the Extraordinary Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking the approval of the Acquiror Shareholder Matters. Acquiror shall include the Acquiror Recommendation in the Form S-4. Subject to the proviso in the following sentence, the board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Recommendation (a “Change in Recommendation”); provided, that, prior to obtaining the Acquiror Shareholder Approval, the board of directors may make a Change in Recommendation in response to an Intervening Event if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Change in Recommendation in response to such Intervening Event would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations under Applicable Legal Requirement; provided, further, that the board of directors of Acquiror may not make such Change in Recommendation unless (i) Acquiror provides the Company with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) Acquiror keeps the Company reasonably informed of developments with respect to such Intervening Event; (iii) Acquiror notifies the Company at least four (4) Business Days prior to making a Change in Recommendation of its intention to do so and specifies the reasons therefor; and (iv) if the Company makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the board of directors of Acquiror, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with its outside legal counsel and financial advisors) at the end of such four (4) Business Day period that the failure to make such a Change in Recommendation would result in a breach of fiduciary obligations under Applicable Legal Requirements. Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Extraordinary Meeting for the purpose of seeking approval of the Acquiror Shareholder Matters shall not be affected by any Change in Recommendation, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary Meeting and submit for the approval of its shareholders the matters contemplated by the Form S-4 as contemplated by this Section 9.01(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Acquiror, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), shall be entitled to postpone or adjourn the Extraordinary Meeting: (i) to ensure that any supplement or amendment to the Form S-4 that the board of directors of Acquiror has determined in good faith is required by Applicable Legal Requirements is disclosed to Acquiror’s shareholders and for such supplement or amendment to be promptly disseminated to Acquiror’s shareholders prior to the Extraordinary Meeting; (ii) if, as of the time for which the Extraordinary Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient shares of Cayman Acquiror Class A Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Extraordinary Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Acquiror Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Extraordinary Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved and with respect to any postponement or adjournment pursuant to clauses (ii) or (iii) above, Acquiror shall use its reasonable best efforts during any such postponement or adjournment to solicit proxies from shareholders for purposes of obtaining approval of the Acquiror Shareholder Matters; provided, further, that, in no event shall the Extraordinary Meeting be postponed or adjourned for more than thirty (30) Business Days in the aggregate from the date for which the Extraordinary Meeting was originally scheduled or to a date that is less than five (5) Business Days prior to the Outside Date (y) more than three (3) times.
Section 9.02    Regulatory Approvals. Acquiror and the Company shall use their respective reasonable best efforts to promptly file or cause to be filed, within five (5) Business Days from the date hereof, all required filings under the HSR Act and all required filings under other applicable Antitrust Laws that Acquiror and the Company reasonably determine in good faith to be necessary or appropriate to consummate the Transactions (collectively, the “Antitrust Filings”), shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform each other of any material communication received by such party from any Antitrust Authority regarding the Transactions. The Company and Acquiror shall review and discuss in advance, and consider in good faith the views of each other in connection with any proposed written or material oral communication with any Antitrust Authority. Acquiror and the Company shall not participate in any meeting with any Governmental Entity unless it first consults with the other in advance, and to the extent permitted by the Governmental Entity, gives the other the opportunity to be present thereat. Neither Acquiror nor the Company shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Antitrust Authority without the written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). Each of Acquiror and the Company shall be responsible for its own filing fees required to be paid in connection with any Antitrust Filing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.02 shall require the Company or Acquiror to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Acquiror or of the Company or the Company Subsidiaries, and (ii) defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Antitrust Law or seek to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.
Section 9.03    Other Filings; Press Release. (a) As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Acquiror shall provide the Company with a reasonable opportunity to review and comment on such Current Report on Form 8-K prior to its filing and shall consider such comments in good faith.
(b)    Promptly after the execution of this Agreement, Acquiror and the Company shall also issue a mutually acceptable joint press release announcing the execution of this Agreement (the “Signing Press Release”).
(c)    The Company and Acquiror shall mutually prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the

Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to the Closing, Acquiror and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Acquiror shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Acquiror shall file the Closing Form 8-K with the SEC.
Section 9.04    Confidentiality; Access to Information. (a) Acquiror and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second (2nd) anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (ii) information obtained or acquired by a Party or their respective agents or representatives from a third party who was not known by such Party or its agents or representatives to be bound to an obligation of confidentiality; (iii) disclosure required by Applicable Legal Requirement or stock exchange rule; or (iv) disclosure consented to in writing by (1) Acquiror (in the case of a disclosure of Acquiror information by the Sellers and, prior to the Closing, the Company), (2) the Seller Representative (in the case of disclosure of Seller information by the Acquiror and, following the Closing, the Company) or (3) the Company (in the case of a disclosure of Company information by the Sellers or, prior to the Closing, the Acquiror). Notwithstanding the foregoing or anything in this Agreement to the contrary (including Section 9.04(b) below), following the Closing, the Seller Representative shall be permitted to disclose information as required by Applicable Legal Requirement or, as required in connection with the Seller Representative’s performance of its responsibilities under the Transaction Agreements, to employees, advisors, agents or consultants of the Seller Representative and to the Sellers, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
(b)    None of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Acquiror, or Acquiror, in the case of a public announcement by the Sellers, the Seller Representative or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of an announcement or communication by the Company, the Sellers or the Seller Representative, Acquiror and its respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 9.03 or this Section 9.04(b) to the extent still accurate; and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.
(c)    Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Group Companies by third parties that may be in any Group Company’s possession from time to time, and except for any information which in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any Applicable Legal Requirement, Contract or confidentiality obligations to which any Group Company is bound, the Company will afford Acquiror and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable written notice, to the properties, books, records and management personnel of the Group Companies during the period prior to the Closing to obtain information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as Acquiror may reasonably request in writing in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Group Companies. The Company and Acquiror shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its representatives under this Agreement shall be subject to the Confidentiality Agreement, mutatis mutandis, prior to the Closing.
(d)    Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which in the judgment of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any Applicable Legal Requirement, Contract or confidentiality obligations to which Acquiror is bound, Acquiror will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable written notice, to the properties, books, records and management personnel of Acquiror during the period prior to the Closing to obtain information concerning the business, including properties, results of operations and personnel of Acquiror, as the Company may reasonably request in writing in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Acquiror. The Company and Acquiror shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Company and its representatives under this Agreement shall be subject to the terms of the Confidentiality Agreement, mutatis mutandis, prior to the Closing.
(e)    Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Legal Requirements and other Applicable Legal Requirements on Persons possessing material nonpublic information about a public company. Each Party (other than the Seller Representative) hereby agrees, that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except in connection with or support of the Transactions, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Acquiror, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.
Section 9.05    Reasonable Best Efforts. Subject to the specific provisions regarding Antitrust Filings set forth in Section 9.02 and the Subscription Agreements set forth in Section 9.15, on the terms and subject to the conditions set forth in this Agreement, each of the Parties (other than the Seller Representative) agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article X to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 5.05(b) of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Schedule 9.05 of the Company Disclosure Letter; (v) the defending of any Legal Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Acquiror, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).
Section 9.06    No Acquiror Securities Transactions. None of the Sellers nor the Company nor any of their respective controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Acquiror prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company and each Seller shall use their respective reasonable best efforts to require each of their respective officers, directors, employees, agents, advisors, contractors, associates, clients, subscribers, other customers and representatives, to comply with the foregoing requirement.
Section 9.07    No Claim Against Trust Account. Each of the Company, the Sellers and the Seller Representative acknowledges that Acquiror has established the Trust Account for the benefit of its public shareholders, which holds proceeds of its initial public offering. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Sellers and the Seller Representative, for itself and its Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) Acquiror’s public shareholders upon the redemption of their shares and (ii) the underwriters of Acquiror’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions or Contracts (including this Agreement) between Acquiror, on the one hand, and the Sellers, the Seller Representative and/or the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of the Company, the Sellers and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror to induce Acquiror to enter in this Agreement, and each of the Company, the Sellers and the Seller Representative further intend and understand such waiver to be valid, binding and enforceable against each of the Company, the Sellers and the Seller Representative, respectively, and each of their respective Affiliates that they have the authority to bind under Applicable Legal Requirements. To the extent any of the Company, any Sellers or the Seller Representative or any of its respective Affiliates that it has the authority to bind commences any Legal Proceeding against Acquiror or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its representatives, which Legal Proceeding seeks, in whole or in part, monetary relief against Acquiror or its representatives, each of the Company, the Sellers and the Seller Representative hereby acknowledges and agrees that their and their respective Affiliates’ sole remedy shall be against assets of Acquiror not in the Trust Account and that such claim shall not permit the Company, the Sellers and the Seller Representative or any of their respective Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.
Section 9.08    Incentive Equity Plan. (a) Prior to the Closing Date, Acquiror shall approve, and subject to approval of the shareholders of Acquiror, adopt, (i) an Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan”) and (ii) an Employee Stock Purchase Plan (the “Acquiror ESPP”), in the form attached hereto as Exhibit H and Exhibit I, respectively (with such changes that may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Acquiror or the Company, as applicable)). Within seven (7) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Domesticated Acquiror Class A Common Stock issuable under the Acquiror Omnibus Incentive Plan and the Acquiror ESPP.
(b)    No Third Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.08 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, policy, arrangement or

Contract, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 9.09    Disclosure of Certain Matters. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Acquiror, the Company and the Sellers will promptly (and in any event within five (5) Business Days) provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article X not to be satisfied or cause the fulfillment of those conditions to be materially delayed; or (b) would require any amendment or supplement to the Form S-4.
Section 9.10    Securities Listing. Acquiror will use its reasonable best efforts to cause the shares of Domesticated Acquiror Class A Common Stock issued in connection with the Transactions to be approved for listing on the Exchange at Closing. During the period from the date hereof until the Closing, Acquiror shall use its reasonable best efforts to keep the Cayman Acquiror Class A Shares and Public Warrants listed for trading on the NYSE.
Section 9.11    No Solicitation. (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and each Seller shall not, and the Company shall cause its Subsidiaries not to, and each of them shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Acquiror and its Representatives) concerning any (1)  stock purchase, merger, consolidation, reorganization, change in organizational form, spinoff, splitoff, recapitalization, sale of equity interests or other similar transaction involving the Company or any of its Subsidiaries (other than the Transactions and, without limiting the terms and conditions set forth in Section 8.01, any acquisitions or dispositions by the Company or any of its Subsidiaries that the Acquiror has consented to in writing or that would not require the Acquiror’s written consent pursuant to Section 8.01), (2) any sale of all or a material portion of the assets of any Group Company (other than the Transactions), (3) any other transaction in respect of the Company or its Subsidiaries which results directly or indirectly, in a change of control of the Company or sale of any minority equity interest in the Company (other than the Transactions), or (4) any other transaction or series of transactions which has substantially similar economic or governance effects, in each such case, in which transaction Acquiror does not participate (each, a “Company Business Combination”); (ii) enter into any agreement, arrangement or understanding regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way (including by furnishing information) that would otherwise reasonably be expected to lead to a Company Business Combination; (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination; (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any Company Business Combination; or (v) resolve or agree to do any of the foregoing. In addition, the Company and each Seller shall, and the Company shall cause its Subsidiaries to, and each of them shall cause their respective Representatives to, (A) immediately cease any and all existing discussions or negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of sub-clauses (A) and (B), any Person with respect to, or which may reasonably be expected to give rise to or result in, any Company Business Combination.
(b)    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Acquiror shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Sellers and their respective Representatives) concerning any (1) stock purchase, merger, consolidation, reorganization, change in organizational form, spinoff, splitoff, recapitalization, sale of equity interests or other similar transaction involving Acquiror (other than the Transactions), (2) any sale or purchase of all or a material portion of the assets of Acquiror (other than the Transactions), (3) any other transaction in respect of Acquiror which results directly or indirectly, in a change of control of Acquiror or sale or purchase of any minority equity interest in Acquiror (other than the Transactions), (4) any Business Combination (as defined in the Acquiror Organizational Documents) other than the Transactions, or (5) any other transaction or series of transactions which has substantially similar economic effects, in each such case, other than transactions relating to the Acquiror Shareholder Redemption, PIPE Investment or Domestication, or in which transaction no Group Company participates (each, an “Acquiror Business Combination”); (ii) enter into any agreement, arrangement or understanding regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way (including by furnishing information) that would otherwise reasonably be expected to lead to an Acquiror Business Combination; (iii) commence, continue or renew any due diligence investigation regarding an Acquiror Business Combination; (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquiror Business Combination; or (v) resolve or agree to do any of the foregoing. Acquiror shall, and shall cause its Representatives to, (A) immediately cease any and all existing discussions or negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of sub-clauses (A) and (B), any Person with respect to, or which may reasonably be expected to give rise to or result in, any Acquiror Business Combination.
(c)    Each Party (other than the Seller Representative) shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Acquiror Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either of such Parties or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Acquiror Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.
Section 9.12    Trust Account. Upon satisfaction or waiver of all of the conditions set forth in Article X and provision of notice thereof to Continental (which notice Acquiror shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use its commercially reasonable efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the proceeds from the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to shareholders who elect to have their Cayman Acquiror Class A Shares converted to cash in accordance with the provisions of the Acquiror Organizational Documents; (B) for Tax obligations of Acquiror prior to the Closing; and (C) for any Acquiror Transaction Costs; and thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 9.13    Directors’ and Officers’ Liability Insurance. (a) Acquiror and the Company agree that for a period of six (6) years from the Closing Date, Acquiror and the Company shall, and shall cause the Group Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of Acquiror, the Company or any other Group Company, as the case may be, or who, at the request of Acquiror, the Company or any other Group Company, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of Acquiror’s and the Group Companies’ respective Charter Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Acquiror or any Group Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and Acquiror and the Company shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Acquiror shall cause the Group Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 9.13 without limit as to time.
(b)    At or prior to the Closing, Acquiror shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of Acquiror or a Group Company currently covered by a directors’ and officers’ liability insurance policy of Acquiror or one or more Group Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six-year period following the Closing; provided that in no event shall Acquiror be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by Acquiror or the Group Companies with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. Acquiror shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 9.13(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of Acquiror.
(c)    The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Charter Documents of Acquiror or any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Acquiror and the Group Companies under this Section 9.13 shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 9.13 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 9.13.
(d)    If Acquiror or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Acquiror or such Group Company, as applicable, assume the obligations set forth in this Section 9.13.
Section 9.14    Tax Matters. (a) The Company shall prepare and timely file, or cause to be prepared and timely filed, at the cost and expense of the Company, (i) all Tax Returns for the Group Companies that are required to be filed prior to the Closing Date (taking into account applicable extensions of time to file) and (ii) all Income Tax Returns for the Group Companies that are required to be filed after the Closing Date (taking into account applicable extensions of time to file) with respect to a Pre-Closing Tax Period for which the items of income, deductions, credits, gains or losses of such Group Company are “passed through” to the direct or indirect equityholders of such Group Company under Applicable Legal Requirements, including, for the avoidance of doubt, any Internal Revenue Service Form 1065 (each such Income Tax Return a “Flow-Through Group Company Return” and such Tax Returns described in clauses (i) and (ii) collectively, the “Pre-Closing Returns”). Each Pre-Closing Return shall be prepared in a manner consistent with the past practices of the applicable Group Company (unless otherwise required by any Applicable Legal Requirement). Each Flow-Through Group Company Return shall be provided to the Seller Representative at least twenty (20) days prior to the due date for such Tax Return (taking into account applicable extensions of time to file) for review and approval by the Seller Representative (such approval not to be unreasonably withheld, conditioned or delayed). Each Income Tax Return and other material Tax Return described in clause (i) shall be provided to Acquiror at least twenty (20) days prior to the due date for such Tax Returns (taking into account applicable extensions of time to file) for review and comment by Acquiror; provided, that the Acquiror shall submit any comments to such Income Tax Returns or material Tax Returns no later than 10 days prior to such due date and the Company shall incorporate any such reasonable comments timely provided by the Acquiror. Notwithstanding anything to the contrary in the foregoing or the Company Third A&R Operating Agreement, each Flow-Through Group Company Return for a Straddle Period (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Applicable Legal Requirement) is available shall be prepared in accordance with such method, (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Applicable Legal Requirement) may be made shall make such election and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Group Companies resulting from, attributable to or accelerated by the payment of the Company Transaction Costs are reported by the Group Companies and allocated to a Pre-Closing Tax Period to the maximum extent permitted by Applicable Legal Requirements (and the Parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by Applicable Legal Requirements).
(b)    All Transfer Taxes that are due and payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the relevant Group Companies. The Group Companies shall, at their own expense, prepare and timely file, or cause to be prepared and timely filed, all necessary Tax Returns or other documentation with respect to such Transfer Taxes or fees and, if required by Applicable Legal Requirements, the Sellers and Acquiror shall join in the execution of any such Tax Returns or other documentation. The Parties shall reasonably cooperate to establish any available exemption from or reduction in any such Transfer Taxes.
(c)    The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) income Tax purposes, they intend that: (i) the conversion contemplated by clause (i) of Section 9.19 is treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Code, the Domestication is treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement shall be adopted as a “plan of reorganization,” within the meaning of Section 1.368-2(g) of the Treasury Regulations; and (ii) the transaction contemplated by Section 3.01(f) is treated as a sale on the Closing Date of the Purchased Units by Sellers to Acquiror in exchange for the Cash Consideration, the Expense Fund amount and certain rights provided under the Tax Receivable Agreement, which sale is a taxable disposition of the Purchased Units under Section 741 of the Code and gives rise to an adjustment to Acquiror’s tax basis in the direct and indirect assets of the Company pursuant to Section 743(b) of the Code (collectively, the “Intended Tax Treatment”). The Parties shall report consistently with the Intended Tax Treatment on all applicable Tax Returns, and no Party shall take (x) any position in any Tax Return or with any Governmental Entity or (y) any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment unless otherwise required by a change in Applicable Legal Requirements or by a “determination” as defined in Section 1313 of the Code (or any similar provision of applicable state, local or non-U.S. Applicable Legal Requirement) or otherwise agreed to among the Parties.
(d)    Without the prior written consent of Acquiror, neither Sellers nor the Company shall, or shall cause their respective Affiliates to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Applicable Legal Requirement) with respect to any Group Company. With respect to any audit, examination, claim or other Legal Proceeding with respect to Tax matters (“Tax Proceeding”) relating to any Flow-Through Group Company Return or with respect to any Group Company treated as a partnership for U.S. federal income tax purposes, in each case, for any Pre-Closing Tax Period or any Straddle Period and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Applicable Legal Requirement) (“Pre-Closing Partnership Audit”), the relevant Group Company shall either (i) make (or cause to be made) an election provided for in Section 6226(a) of the Code (or any similar provision of state, local or non-U.S. Applicable Legal Requirement), or (ii) make other arrangements reasonably satisfactory to Acquiror and the Seller Representative for each Seller to bear the economic burden of any “imputed underpayment” and any associated interest, adjustments to tax and penalties (or similar liability imposed under other provision of state, local of non-U.S. Applicable Legal Requirements) attributable to such Seller, as applicable. Notwithstanding anything else contained herein or in the Company Third A&R Operating Agreement, in no event will the members of the Company be required to amend any Tax Return in connection with the procedures described in Section 6225(c) of the Code with respect to any Pre-Closing Partnership Audit. The Company shall, and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Applicable Legal Requirement) for any taxable period that includes the Closing Date.

(e)    The Sellers and the Group Companies shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect on the Closing Date (excluding, for the avoidance of doubt, the Company Third A&R Operating Agreement) between any Group Companies, on the one hand, and any Seller, on the other hand, with the effect that there shall be no continuing obligation for the Group Companies to make any payments under any such agreements, arrangements or undertakings.
(f)    Each Party shall reasonably cooperate (and shall cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns of the Group Companies and any Tax Proceeding of Group Companies. Such cooperation shall include the provisions of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding upon the request of any Party and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Acquiror, the Sellers and the Company shall (and the Company shall cause other Group Companies to) retain all books and records with respect to Tax matters pertinent to the Group Companies for any taxable period beginning on or prior to the Closing Date until the seven (7) year anniversary of the Closing Date.
(g)    With respect to any matter that would reasonably be expected to result in any Tax liability with respect to a Pre-Closing Tax Period for which any Seller could be responsible, without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed), Acquiror shall not, and shall not permit any of its Affiliates to (i) file, re-file, or otherwise modify or amend any Tax Return of the Group Companies with respect to any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Group Companies that would have retroactive effect with respect to a Pre-Closing Tax Period, (iii) settle or compromise any Tax Proceeding that would impact a Flow-Through Group Company Return for any taxable period ending on or prior to the Closing Date, or (iv) settle or compromise any Tax Proceeding that would impact a Flow-Through Group Company Return for any Straddle Period to the extent such settlement or compromise in this clause (iv) would have a material adverse and disproportionate effect on the Sellers as compared to Acquiror (without regard to any difference in the tax rates applicable to the Sellers as compared to the tax rates applicable to Acquiror).
(h)    Notwithstanding anything to the contrary, to the extent of any conflict between this Section 9.14 and Section 5.06 or Article IX of the Company Third A&R Operating Agreement, this Section 9.14 shall control with respect to the matters described therein.
Section 9.15    Subscription Agreements. Acquiror shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner adverse to the Company or the Sellers. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including: (i) using its reasonable best efforts to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummating the transactions contemplated by the Subscription Agreements at or prior to the Closing; and (iii) with respect to enforcing its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (C) of the receipt of any notice or other communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements.
Section 9.16    Section 16 Matters. Prior to the Closing, Acquiror shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Cayman Acquiror Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 9.17    Board of Directors and Executive Officers of Acquiror. Conditioned on the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under Applicable Legal Requirements and the listing requirements of the Exchange, the Parties (other than the Seller Representative) shall use commercially reasonable efforts to take all actions necessary or appropriate to cause, effective as of immediately after the Closing, the board of directors of Acquiror to consist of seven (7) members comprised as follows: (i) two (2) of whom shall be the individuals approved and designated by the board of managers of the Company as listed on Schedule 9.17 of the Company Disclosure Letter and three (3) of whom shall be individuals approved and designated by the board of managers of the Company prior to the Closing (provided, that such designees shall be reasonably acceptable to the Acquiror, which acceptance shall not be unreasonably withheld, conditioned or delayed) who meet the independence requirements of Applicable Legal Requirements and the listing requirements of the Exchange, provided that one (1) of such individuals shall be eligible for service on the audit committee of the board of directors of Acquiror under Applicable Legal Requirements and the listing requirements of the Exchange; and (ii) two (2) of whom shall be the individuals designated by the Sponsor as listed on Schedule 9.17 of the Acquiror Disclosure Letter (the “Sponsor Designees”), provided that both Sponsor Designees shall meet the independence requirements of Applicable Legal Requirements and the listing requirements of the Exchange (and if any Sponsor Designee listed on Schedule 9.17 of the Acquiror Disclosure Letter does not so qualify, then Sponsor shall be able to designate in writing another individual who does so qualify, provided, that any such replacement designees shall be reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld, conditioned or delayed); provided, further that one (1) of the Sponsor Designees shall be placed in Class I of the classification of the board of directors of Acquiror and the other Sponsor Designee shall be placed in Class II of the classification of the board of directors of Acquiror. The Parties acknowledge and agree that the Sponsor shall be entitled to appoint one (1) of its aforementioned director designees to serve on the audit committee of the board of directors of Acquiror, provided that such individual is eligible for service on the audit committee of the board of directors of Acquiror under Applicable Legal Requirements and the listing requirements of the Exchange. The Parties (other than the Seller Representative) shall take all action necessary, including causing the executive officers of Acquiror to resign effective as of the Closing, so that the individuals serving as executive officers of Acquiror immediately after the Closing (other than as otherwise approved by the Company in writing prior to the Closing) will be the individuals who were serving as executive officers of the Company immediately prior to Closing.
Section 9.18    Release. (a) Effective upon and following the Closing, Acquiror, on its own behalf and on behalf of its respective Affiliates and their respective employees, officers, directors, and other representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Seller, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns (collectively, the “Seller Released Parties”) from all Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided, however, that nothing in this Section 9.18 shall release any Seller Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements or any other Contract to which any Seller Released Party is a party; or (ii) as applicable, any Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Seller Released Party’s employment by any Group Company.
(b)    Effective upon and following the Closing, each Seller, on its own behalf and on behalf of each of its Affiliates and their respective employees, officers, directors, and other representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Acquiror and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns (collectively, the “Acquiror Released Parties”) from all Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Transactions or any Group Company occurring prior to the Closing (other than as contemplated by this Agreement, including with respect to Section 9.13); provided, however, that nothing in this Section 9.18 shall release the Acquiror Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or any other Contract to which any Acquiror Released Party is a party or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Contract between such Seller and any Group Company or a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement.
Section 9.19    Domestication At the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the PIPE Investment), Acquiror shall, in accordance with Applicable Legal Requirements, any applicable rules and regulations of the SEC and the Exchange (and if different than the Exchange, the NYSE) and Acquiror Organizational Documents, effect the Domestication and in furtherance thereof, substantially simultaneously or immediately following the Domestication, shall (a) file a Certificate of Corporate Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Acquiror Charter and (b) adopt the Acquiror Bylaws. In accordance with Applicable Legal Requirements, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding Cayman Acquiror Class B Share shall convert automatically, on a one-for-one basis, into a Cayman Acquiror Class A Share; (ii) immediately following the conversion described in clause (i), each then issued and outstanding Cayman Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; and (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement.
Section 9.20    Additional Company Covenants Prior to the Closing, the Company shall, and shall cause the other Group Companies (as applicable) to use commercially reasonable efforts to take the actions set forth in Schedule 9.20 of the Company Disclosure Letter.
ARTICLE X
CONDITIONS TO THE TRANSACTION
Section 10.01    Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    At the Extraordinary Meeting (including any postponements or adjournments thereof), the Acquiror Shareholder Matters shall have been duly adopted by the shareholders of Acquiror in accordance with the Cayman Islands Companies Act (As Revised), the Acquiror Organizational Documents and the NYSE rules and regulations (the “Acquiror Shareholder Approval”).
(b)    All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions as set forth on Schedule 10.01(b) of the Company Disclosure Letter.

(c)    No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.
(d)    The shares of Domesticated Acquiror Class A Common Stock to be issued in connection with the Closing shall be approved for listing upon the Closing on the Exchange subject to the requirement to have a sufficient number of round lot holders.
Section 10.02    Additional Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:
(a)    (i) The representations and warranties of Acquiror set forth in Section 7.03 shall be true and correct, other than de minimis inaccuracies, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct, other than de minimis inaccuracies, as of such earlier date); (ii) the Fundamental Representations of Acquiror (other than those described in the foregoing clause (i)) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warrant expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all respects as of such earlier date); and (iii) all other representations and warranties of Acquiror set forth in Article VII hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Acquiror to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Acquiror Material Adverse Effect.
(b)    Acquiror shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Acquiror on or prior to the Closing Date, in each case in all material respects.
(c)    Acquiror shall have delivered to the Company a certificate, signed by an executive officer of Acquiror and dated as of the Closing Date, certifying as to the matters set forth in Section 10.02(a) and Section 10.02(b).
(d)    The individuals listed on Schedule 10.02(d) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Acquiror.
(e)    Acquiror shall have delivered, or caused to be delivered, all of the certificates, instruments, Contracts and other documents (including all Transaction Agreements) specified to be delivered by it hereunder pursuant to Section 2.03(a), duly executed by Acquiror (as applicable).
(f)    Acquiror shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 9.12, available to Acquiror for payment of the Cash Consideration, the Company Transaction Costs and the Acquiror Transaction Costs at the Closing.
(g)    The sum of (i) the funds remaining in the Trust Account (after giving effect to the Acquiror Shareholder Redemption ) and (ii) the aggregate amount actually received by Acquiror from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of the Acquiror Transaction Costs and the Company Transaction Costs, shall equal or exceed $150,000,000.
(h)    The Domestication shall have been completed as provided in Section 9.19 and time-stamped copies of the Certificate of Corporate Domestication and the Acquiror Charter issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(i)    The Sponsor Support Agreement shall not have been terminated.
Section 10.03    Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by Acquiror:
(a)    (i) The representations and warranties of the Company set forth in Section 5.03(a) and Section 5.03(b) shall be true and correct, other than de minimis inaccuracies, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct, other than de minimis inaccuracies as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 5.03(c) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (iii) the Fundamental Representations of the Company and the Sellers (other than those described in the foregoing clauses (i) and (ii)) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all respects as of such earlier date); and (iv) all other representations and warranties of the Company and the Sellers set forth in Article V and Article VI hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein other than those contained in Section 5.07) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company and the Sellers to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.
(b)    The Company and the Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, in each case in all material respects.
(c)    No Company Material Adverse Effect shall have occurred since the date of this Agreement.
(d)    The Company shall have delivered to Acquiror a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 10.03(a) and Section 10.03(b) with respect to the Company and Section 10.03(c).
(e)    Each Seller shall have delivered to Acquiror a certificate, signed by an executive officer of such Seller (if such Seller is not a natural person) or by such Seller (if such Seller is a natural person) and dated as of the Closing Date, certifying as to the matters set forth in Section 10.03(a) and Section 10.03(b) with respect to such Seller.
(f)    The Company and the Sellers shall have delivered, or caused to be delivered, all of the certificates, instruments, Contracts (including all Transaction Agreements) and other documents specified to be delivered by them and the Seller Representative hereunder pursuant to Section 2.03(b), duly executed by the Company, the Sellers or the Seller Representative, as applicable.
(g)    The Recapitalization Distribution and the Recapitalization shall have been effectuated as described in the Recitals and in compliance with the terms and conditions of the Company’s Charter Documents, and evidence of the same, in form and substance reasonably satisfactory to Acquiror, shall have been delivered by the Company to Acquiror.
Section 10.04    Frustration of Closing Conditions. None of the Sellers, the Company or Acquiror may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s breach of this Agreement.

Section 10.05    Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
ARTICLE XI
TERMINATION
Section 11.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Acquiror and the Company at any time;
(b)    by either Acquiror or the Company if the Transactions shall not have been consummated by September 1, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to any such Party whose breach of this Agreement has proximately caused the failure of the Transactions to occur on or before such date;
(c)    by either Acquiror or the Company if following the date of this Agreement a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;
(d)    by the Company, if (i) any of the representations and warranties of Acquiror contained in Article VII shall fail to be true and correct or (ii) there shall be a breach by Acquiror of any covenant or agreement of Acquiror in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 10.02(a) or Section 10.02(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by the Company to Acquiror and (2) the Outside Date; provided that the Company may not terminate this Agreement pursuant to this Section 11.01(d) if any Seller or the Company is in material breach of this Agreement;
(e)    by Acquiror, if (i) any of the representations and warranties of the Company or any Seller contained in Article V or Article VI shall fail to be true and correct or (ii) there shall be a breach by the Company or any Seller of any covenant or agreement of the Company or any Seller in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 10.03(a) or Section 10.03(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Acquiror to the Company and (2) the Outside Date; provided that Acquiror may not terminate this Agreement pursuant to this Section 11.01(e) if Acquiror is in material breach of this Agreement;
(f)    by either Acquiror or the Company, if, at the Extraordinary Meeting (including any postponements or adjournments thereof (provided that no such postponement or adjournment thereof shall be held or scheduled on a date after the Outside Date)), the Acquiror Shareholder Matters are not duly adopted by the shareholders of Acquiror by the requisite vote under the Cayman Islands Companies Act (As Revised) and the Acquiror Organizational Documents; and
(g)    by the Company if the board of directors of Acquiror has made a Change in Recommendation.
Section 11.02    Notice of Termination; Effect of Termination. (a) Any termination of this Agreement in accordance with Section 11.01 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.
(b)    In the event of the termination of this Agreement as provided in Section 11.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) the Confidentiality Agreement and Section 9.04, Section 9.07, this Section 11.02, and Article XIII (General Provisions) and any other Section or Article of this Agreement referenced in Section 9.04, Section 9.07, this Section 11.02, and Article XIII (General Provisions) which are required to survive in order to give appropriate effect to Section 9.04, Section 9.07, this Section 11.02, and Article XIII (General Provisions), shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement or Fraud.
ARTICLE XII
NO SURVIVAL
Section 12.01    No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 12.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Fraud. For the avoidance of doubt, Section 13.01 shall survive the Closing in its entirety.
ARTICLE XIII
GENERAL PROVISIONS
Section 13.01    Seller Representative. (a) The Seller Representative shall be authorized to act as the representative, agent and attorney-in-fact of the Sellers as of the Closing in respect of all matters arising under this Agreement or the Transaction Agreements, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Seller or the Seller Representative, including to enforce any rights granted to any Seller hereunder, in each case as the Seller Representative believes is necessary or appropriate under this Agreement and the Transaction Agreements, for and on behalf of the Sellers. The Sellers shall be bound by all such actions taken by the Seller Representative and no Seller shall be permitted to take any such actions. The Seller Representative is serving as the Seller Representative solely for purposes of administrative convenience, and is not personally liable in its capacity as Seller Representative for any of the obligations of the Company, any of its Subsidiaries or any of the Sellers hereunder, and Acquiror (on behalf of itself and its Affiliates) agrees that it will not look to the Seller Representative or the underlying assets of the Seller Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or any of the Sellers. The Seller Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Seller Representative of the Seller Representative’s duties or the exercise by the Seller Representative of the Seller Representative’s rights and remedies under this Agreement or any Transaction Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Seller Representative. The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Seller Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Agreement. Without limiting the generality of the foregoing, the Seller Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the other Transaction Agreements, and to consent to any amendment hereof or thereof on behalf of all Sellers and their respective successors and permitted assigns. Acquiror shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Seller Representative relating to this Agreement or any other Transaction Agreement.
(b)    The Sellers will indemnify, defend and hold harmless the Seller Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Seller Representative by the Sellers, any such Representative Losses may be recovered by the Seller Representative from

(i) the funds in the Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Seller Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Seller Representative from seeking any remedies available to it at law or otherwise. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement..
(c)    The Seller Representative may resign at any time by giving thirty (30) days’ prior written notice to Acquiror and the Sellers. In the event of any such resignation or removal of the Seller Representative, the Sellers shall promptly (and in any event, no later than three (3) Business Days following such resignation or removal) appoint a new Seller Representative (who shall be reasonably acceptable to Acquiror), which appointment shall be by the vote or written consent of the Sellers who hold a majority of the Company Units as of such time (excluding, for purposes hereof, any Common Units held by Acquiror as of such time).
Section 13.02    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (d) when transmitted if sent by electronic mail (provided that such transmission is confirmed by telephone or response electronic email). Such communications, to be valid, must be addressed as follows:
if to Acquiror, to:
667 Madison Avenue, 5th Floor
New York, NY
10065
Attention: David Gomberg
E-mail: david@ascendant.digital
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:          Elliott Smith
                          Gregory Pryor
Email:               elliott.smith@whitecase.com
                          gpryor@whitecase.com
if to the Company, prior to the Closing, to:
Beacon Street Group, LLC
1125 N. Charles St.
Baltimore, Maryland 21201
(888) 261- 2693
Attention: Mark Arnold, Chief Executive Officer; Gary Anderson, General Counsel
Email: marnold@beaconstreet.com; ganderson@beaconstreetservices.com with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
Suite 3700, 811 Main Street
Houston, Texas, 77002
Attention: Ryan J. Maierson, Jonathan P. Solomon
Email: Ryan.Maierson@lw.com, Jonathan.Solomon@lw.com
and to the Seller Representative.
if to the Seller Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile: (303) 623-0294
Telephone: (303) 648-4085
or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
Section 13.03    Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular Section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, subsections or Recitals such reference shall be to a Section, subsection or Recital of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Beacon Street” online datasite hosted by Datasite at least two (2) Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 13.03 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Any reference to “days” shall mean calendar days unless Business Days are specified. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on any of the Company Disclosure Letter, Acquiror Disclosure Letter or Seller Disclosure Letter (collectively, the “Disclosure Letters”), all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. Except where otherwise provided, all references to currency amounts in this Agreement shall mean United States dollars. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.
Section 13.04    Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
Section 13.05    Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Agreements, including the Exhibits and Schedules hereto and thereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Closing, of Persons pursuant to the provisions of Section 9.13, Section 9.18 and Section 13.15 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, Sponsor is an express third party beneficiary of Section 9.17 with respect to Sponsor’s rights thereunder and Sponsor may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) its rights under Section 9.17 as though directly a party hereto.
Section 13.06    Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
Section 13.07    Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 13.08    Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal Legal Requirements of the State of Delaware regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of law thereof.
Section 13.09    Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based on or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served on them in any manner authorized by the Legal Requirements of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the Legal Requirements of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.02. Notwithstanding the foregoing in this Section 13.09, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
Section 13.10    Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Legal Requirements, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 13.11    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.
Section 13.12    Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 13.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 13.13    Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of Acquiror, the Company and the Sellers’ Representative.
Section 13.14    Extension; Waiver. At any time prior to the Closing, any Party may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Parties for the benefit of such Party contained herein; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreements in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
Section 13.15    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any other Transaction Agreements or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Legal Proceeding, or by virtue of any Applicable Legal Requirements, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any other Transaction Agreements, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement (including the Transaction Agreements) if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of any limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 13.15. Notwithstanding any provision of this Agreement to the contrary, but without limiting Acquiror’s obligations under Section 9.15 or elsewhere in this Agreement (and the Company’s and Sellers’ rights against Acquiror in respect thereof), in no event shall Sellers, the Group Companies or any of their respective Affiliates or representatives (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any PIPE Investor in connection with this Agreement or (b) seek to enforce the commitments against, make any claims for breach of any Subscription Agreement against, or seek to recover monetary damages from, or otherwise sue, any PIPE Investor for the PIPE Investment Amount in connection with (i) this Agreement or (ii) the obligations of the PIPE Investors for the PIPE Investment Amount under the applicable Subscription Agreement. Nothing in this Section 13.15 shall in any way limit or qualify the rights and obligations of the PIPE Investors for the PIPE Investment Amount, Acquiror and the other parties to the Subscription Agreement to each other thereunder or in connection therewith. This Section 13.15 shall be binding on all successors and assigns of Parties.
Section 13.16    Legal Representation. (a) Each of Acquiror, the Sellers and the Company hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company and the Company Subsidiaries), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that (i) Latham & Watkins LLP or any successor (“Latham”) may represent the Sellers, the Company, the Company Subsidiaries or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “BSG Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding Latham’s representation (or any continued representation) of the Group Companies or the BSG Group and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Sellers, Acquiror and the Company acknowledge that the foregoing provision applies whether or not Latham provides legal services to any Group Companies after the Closing Date. Each of Sellers, Acquiror and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the BSG Group and its counsel, including Latham, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Acquiror or the Company notwithstanding the Transactions, and instead survive, remain with and are controlled by the BSG Group (the “BSG Privileged Communications”), without any waiver thereof. Sellers, Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the BSG Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Sellers, Acquiror and the Company agree not to assert that any privilege has been waived as to the BSG Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).
(b)    Each of Acquiror, the Sellers and the Company hereby agrees on behalf of itself and its respective Waiving Parties, that White & Case LLP or any successor (“W&C”) (i) may represent the Acquiror, Sponsor or any of their directors, members, partners, officers, employees or affiliates (collectively, the “Acquiror Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representations (or any continued representation) of the Acquiror Group or Waiving Parties and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Sellers, Acquiror and the Company acknowledge that the foregoing provision applies whether or not W&C provides legal services to the Acquiror or any Group Companies after the Closing Date. Each of the Sellers, Acquiror and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between Acquiror or any of its Affiliates and its counsel, including W&C, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Acquiror, any Seller or any Group Company notwithstanding the Transactions, and instead survive, remain with and are controlled by the Sponsor (the “Acquiror Privileged Communications”), without any waiver thereof. The Sellers, Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Acquiror Privileged Communications, whether located in the records or email server of Acquiror, the Company or otherwise (including in the knowledge of the officers and employees of

Acquiror or the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and the Sellers, Acquiror and the Company agree not to assert that any privilege has been waived as to the Acquiror Privileged Communications, whether located in the records or email server of Acquiror or the Company or otherwise (including in the knowledge of the officers and employees of Acquiror or the Company).
Section 13.17    Disclosure Letters and Exhibits. The Company Disclosure Letter, Seller Disclosure Letter and Acquiror Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter, Seller Disclosure Letter or the Acquiror Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable, shall not be deemed to constitute an acknowledgment by the Company, any Seller or Acquiror, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Acquiror, the Sellers or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in this Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, where a representation or warranty of the Company, the Sellers or Acquiror, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by a Company Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable. None of the Company, the Sellers or Acquiror shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ASCENDANT DIGITAL ACQUISITION CORP.

By:
Name:
Title:
[Signature Page to Business Combination Agreement]

BEACON STREET GROUP, LLC

By:
Name: Mark Arnold
Title: Chief Executive Officer
[Signature Page to Business Combination Agreement]

MONUMENT & CATHEDRAL HOLDINGS, LLC

By:
Name: Myles H. Norin
Title: President

FRANK PORTER STANSBERRY

STEVEN SJUGGERUD

MICHAEL PALMER

MARK ARNOLD

AMBER MASON

RYAN MARKISH

FERNANDO CRUZ

[Signature Page to Business Combination Agreement]

JARED KELLY

SEAN CARROLL

DALE LYNCH

MARCO FERRI

ALMA BEACON, LLC

By:
Name: Marco Ferri
Title: Manager

MYLES NORIN, LLC

By:
Name: Myles H. Norin
Title: Manager

ELIZABETH BONNER

[Signature Page to Business Combination Agreement]

GREGORY H. BARNHILL MD ONLY QTIP TRUST

By:
Name: Lisa A. Barnhill
Title: Trustee

GREGORY H. BARNHILL MARITAL TRUST B

By:
Name: Lisa A. Barnhill
Title: Trustee

MATTHEW J. TURNER

ELIZABETH W. P. BONNER 2009 IRREVOCABLE TRUST NUMBER TWO

By:
Name: Margaret F. DeCampo
Title: Trustee

By:
Name: William R. Bonner, Jr.
Title: Trustee

By:
Name: William Wesley Bonner
Title: Trustee

By:
Name: Maria Shepherd Bonner
Title: Trustee

[Signature Page to Business Combination Agreement]

ELIZABETH W.P. BONNER ELECTING SMALL BUSINESS TRUST

By:
Name: Margaret F. DeCampo
Title: Trustee

By:
Name: William R. Bonner, Jr.
Title: Trustee

By:
Name: William Wesley Bonner
Title: Trustee

By:
Name: Maria Shepherd Bonner
Title: Trustee

PALIMI, INC.

By:
Name: Mark Ford
Title: President

DOUGLAS CASEY

STOKES HOLDINGS, LLC

By:
Name: Frank Porter Stansberry
Title: Manager

[Signature Page to Business Combination Agreement]

CHARLESTON IVY, LLC

By:
Name: David Eifrig
Title: Manager

JAMA 2021, LLC

By:
Name: Mark Arnold
Title: Manager

MARKISH FAMILY ENTERPRISES, LLC

By:
Name: Ryan Markish
Title: Manager

CCL FAMILY, LLC

By:
Name: Fernando Cruz
Title: Authorized Member

[Signature Page to Business Combination Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Seller Representative

By: Sam Riffe
Name: Fernando Cruz
Title: Authorized Member

[Signature Page to Business Combination Agreement]

SCHEDULE A
Company Management Members
The Company Management Members shall be those members of the management of the Company or any of its Subsidiaries set forth on a list provided by the Company to the Acquiror prior to the Closing or otherwise provided by the Company to the Acquiror from time to time in accordance with the terms and conditions of Section 4.01(a).

87

EXHIBIT A
Form of Acquiror Charter Upon Domestication

88

EXHIBIT B
Form of Acquiror Bylaws Upon Domestication

89

| ||    | |

EXHIBIT C
Form of Company Third A&R Operating Agreement

90

| ||    | |

EXHIBIT D
Form of Tax Receivable Agreement

EXHIBIT E
Form of Amended and Restated Registration Rights Agreement
||    | |

EXHIBIT F
Form of Escrow Agreement

93

| ||    |

EXHIBIT G
Form of Subscription Agreement

EXHIBIT H
Form of Acquiror Omnibus Incentive Plan

EXHIBIT I
Form of Acquiror ESPP
2

Annex A-2
AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT
This Amendment No. I (this "Amendment") to the Business Combination Agreement, dated March 1, 2021 (the "Business Combination Agreement"), by and among Ascendant Digital Acquisition Corp., a Cayman Islands exempted company ("Acquiror"), Beacon Street Group, LLC, a Delaware limited liability company (the "Company"), all of the members of the Company party thereto (collectively, the "Sellers") and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder (in such capacity, the "Seller Representative"), is made and entered into as of May 21, 2021 by and among Acquiror, the Company and the Seller Representative (collectively, the "Amendment Parties"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement The term "Business Combination Agreement" as used herein refers to the Business Combination Agreement, as the same may be amended from time to time, and all schedules, exhibits and annexes thereto.
RECITALS
WHEREAS, Acquiror, the Company and the Seller Representative are parties to the Business Combination Agreement;
WHEREAS, Section 13.13 of the Business Combination Agreement provides that the Business Combination Agreement may be amended at any time by execution of an instrument in writing signed on behalf of the Amendment Parties; and
WHEREAS, the Amendment Parties desire to amend the Business Combination Agreement as set forth in this Amendment
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Amendment Parties agree as follows:
AGREEMENT
1.Amendments to the Business Combination Agreement
(a)The fifth recital of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
WHEREAS, pursuant to the Domestication, Acquiror will change its name from "Ascendant Digital Acquisition Corp." to "MarketWise, Inc.";
(b)Each reference to "Beacon Street Group, LLC in the Business Combination Agreement is hereby deleted and replaced with "MarketWise, LLC" (and each Exhibit to the Business Combination Agreement will be updated to reflect such replacement).
(c)Each reference to "Beacon Street Group, Inc." in the Business Combination Agreement is hereby deleted and replaced with "MarketWise, Inc." (and each Exhibit to the Business Combination Agreement will be updated to reflect such replacement).
(d)The first sentence of Section 9.17 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
Conditioned on the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under Applicable Legal Requirements and the listing requirements of the Exchange, the Parties (other than the Seller Representative) shall use commercially reasonable efforts to take all actions necessary or appropriate to cause, effective as of immediately after the Closing, the board of directors of Acquiror to consist of nine (9) members comprised as follows: (i) two (2) of whom shall be the individuals approved and designated by the board of managers of the Company as listed on Schedule 9.17 of the Company Disclosure Letter and five (5) of whom shall be individuals approved and designated by the board of managers of the Company prior to the Closing (provided, that such designees shall be reasonably acceptable to Acquiror, which acceptance shall not be unreasonably withheld, conditioned or delayed), provided, that four (4) of such individuals shall meet the independence requirements of Applicable Legal Requirements and the listing requirements of the Exchange, provided, that one (1) of such individuals shall be eligible for service on the audit committee of the board of directors of Acquiror under Applicable Legal Requirements and the listing requirements of the Exchange; and (ii) two (2) of whom shall be the individuals designated by the Sponsor as listed on Schedule 9.17 of the Acquiror Disclosure Letter (the "Sponsor Designees"), provided, that both Sponsor Designees shall meet the independence requirements of Applicable Legal Requirements and the listing requirements of the Exchange (and if any Sponsor Desigoee listed on Schedule 9.17 of the Acquiror Disclosure Letter does not so qualify, then Sponsor shall be able to designate in writing another individual who does so qualify. provided, that any such replacement desigoees shall be reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld, conditioned or delayed); provided, further that one (1) of the Sponsor Designees shall be placed in Class I of the classification of the board of directors of Acquiror and the other Sponsor Desigoee shall be placed in Class II of the classification of the board of directors of Acquiror.
2.Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Amendment Parties, each reference in the Business Combination Agreement to "this Agreement" or the words "hereunder," "hereof," "herein" or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.
3.General. The provisions of Sections 13.02 (Notices), 13.03 (Interpretation), 13.06 (Severability), 13.07 (Other Remedies, Specific Performance), 13.08 (Governing Law), 13.09 (Consent to Jurisdiction, Waiver of Jury Trial), 13.10 (Rules of Construction), and 13.12 (Assignment) of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Amendment Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASCENDANT DIGITAL ACQUISITION CORP.

By:	/s/ Mark Gerhard
Name: Mark Gerhard
Title: CEO

BEACON STREET GROUP, LLC

By:	/s/ Mark Arnold
Name: Mark Arnold
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Amendment No. I to Business Combination Agreement]

Annex A-3
AMENDMENT NO. 2 TO
BUSINESS COMBINATION AGREEMENT
This Amendment No. 2 (this “Amendment”) to the Business Combination Agreement, dated March 1, 2021 (as amended, the “Business Combination Agreement”), by and among Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), MarketWise, LLC (f/k/a Beacon Street Group, LLC), a Delaware limited liability company (the “Company”), all of the members of the Company party thereto (collectively, the “Sellers”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder (in such capacity, the “Seller Representative”), is made and entered into as of June 16, 2021 by and among Acquiror, the Company and the Seller Representative (collectively, the “Amendment Parties”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, Acquiror, the Company and the Seller Representative are parties to the Business Combination Agreement;
WHEREAS, Section 13.13 of the Business Combination Agreement provides that the Business Combination Agreement may be amended at any time by execution of an instrument in writing signed on behalf of the Amendment Parties; and
WHEREAS, the Amendment Parties desire to amend the Business Combination Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Amendment Parties agree as follows:
AGREEMENT
1.    Amendment to the Business Combination Agreement. Exhibit C to the Business Combination Agreement is hereby deleted in its entirety and replaced with the Third Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit A (the “Company Third A&R Operating Agreement”).
2     Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Amendment Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business

Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.
3.     General. The provisions of Sections 13.02 (Notices), 13.03 (Interpretation), 13.04 (Counterparts; Electronic Delivery) 13.06 (Severability), 13.07 (Other Remedies, Specific Performance), 13.08 (Governing Law), 13.09 (Consent to Jurisdiction, Waiver of Jury Trial), 13.10 (Rules of Construction), and 13.12 (Assignment) of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Amendment Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASCENDANT DIGITAL ACQUISITION CORP.

By:	/s/ Mark Gerhard
Name: Mark Gerhard
Title: CEO

MARKETWISE, LLC

By:	/s/ Mark Arnold
Name: Mark Arnold
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

Exhibit A
Form of Company Third A&R Operating Agreement

Annex B
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of March 1, 2021, is made by and among Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Beacon Street Group, LLC, a Delaware limited liability company (the “Company”) and Ascendant Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”). Acquiror, the Company and the Sponsor shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Acquiror, the Company, the members of the Company and Shareholder Representative Services LLC, a Colorado limited liability company, entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);
WHEREAS, as of the date of this Agreement, the Sponsor is the record and beneficial owner of 10,170,000 of the issued and outstanding Cayman Acquiror Class B Shares; and
WHEREAS, the Business Combination Agreement contemplates that, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement, the Parties will enter into this Agreement simultaneously with the execution and delivery of the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will, on the terms and subject to the conditions of this Agreement, agree to vote to adopt and approve the Business Combination Agreement and the other documents contemplated thereby (including the applicable Transaction Agreements) and the transactions contemplated thereby and hereby;
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.Agreement to Vote. From the date hereof until the Termination Date (as defined below), the Sponsor hereby irrevocably and unconditionally agrees:
a.to vote at any meeting of the shareholders of Acquiror, and in any action by written resolution of the shareholders of Acquiror, all of the Sponsor’s Cayman Acquiror Shares (together with any other equity securities of Acquiror that the Sponsor holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof (including any shares of Domesticated Acquiror Class A Common Stock), collectively, the “Subject Acquiror Equity Securities”) (i) in favor of adoption and approval of the Acquiror Shareholder Matters and (ii) against, and withhold consent with respect to, any other matter, action or proposal that (x) would reasonably be expected to result in (1) a breach of any of Acquiror’s covenants, agreements or obligations under the Business Combination Agreement or (2) any of the conditions to the Closing set forth in Sections 10.01 or 10.03 of the Business Combination Agreement not being satisfied or (y) otherwise is in opposition to or competition with, or would reasonably be expected to materially frustrate or materially impede, any of the Acquiror Shareholder Matters,
b.if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of the Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum, and

c.not to redeem, elect to redeem or tender or submit any of the Subject Acquiror Equity Securities for redemption pursuant to the Acquiror Organizational Documents in connection with such shareholder approval or the Transactions.
d.vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Subject Acquiror Equity Securities against any change in business, management or board of directors of Acquiror (other than in connection with the Transactions and the other proposals related to the Transactions).
Prior to any valid termination of the Business Combination Agreement, the Sponsor agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions and on the terms and subject to the conditions set forth in the Business Combination Agreement and the other Transaction Agreements. The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Transactions or any action described above is recommended by Acquiror’s board of directors.
2.Transfer of Shares.
a.The Sponsor hereby agrees that it shall not, during the period commencing on the date hereof and until the Termination Date, (i) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Subject Acquiror Equity Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Acquiror Equity Securities or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the actions described in clauses (i) – (iii), a “Transfer”), (iv) deposit any of the Subject Acquiror Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Subject Acquiror Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement or (v) take any action that would prevent or materially delay the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to Acquiror’s officers or directors, any affiliate or family member of any of Acquiror’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates, (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization, (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual, (D) in the case of an individual, pursuant to a qualified domestic relations order, (E) by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased, (F) in the event of Acquiror’s liquidation, (G) by virtue of the laws of the Cayman Islands or the Sponsor’s partnership agreement upon dissolution of the Sponsor; or (H) in the event of the Company’s liquidation, merger, share exchange or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their shares of Cayman Acquiror Class A Shares for cash, securities or other property; provided, however, that in the case of clauses (A) – (H), these permitted transferees must enter into a written agreement agreeing to be bound by this Agreement.
b.The Sponsor agrees that (a) prior to the Termination Date, it shall not request that the Acquiror register the Transfer (book entry or otherwise) of any of the Subject Acquiror Equity Securities if such Transfer is not permitted by this Agreement and (b) as soon as reasonably practicable following the date of this Agreement, it shall advise the Acquiror’s transfer agent in writing that the Subject Acquiror Equity Securities are subject to the restrictions set forth herein and, in connection therewith, provide such transfer agent with such information as is reasonable to ensure compliance with such restrictions; for the avoidance of doubt, the obligations of Acquiror under this Section 2(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Acquiror Equity Securities.
3.Other Covenants.
a.From the date hereof until the Termination Date, the Sponsor hereby agrees, in its capacity as a stockholder of Acquiror, to be bound by and subject to (i) Sections 9.04(a) and (b) (Confidentiality; Access to Information) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 9.05(vi) (Reasonable Best Efforts) and Sections 9.11(b) and (c) (No Solicitation) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror (but for the avoidance of doubt, without expanding the definition of “Acquiror Business Combination”), as if the Sponsor is directly a party thereto.
b.The Sponsor acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon the Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into, or agreed to consummate the transactions contemplated by, the Business Combination Agreement.
c.The Sponsor hereby irrevocably and unconditionally (but subject to the termination of the Transactions) (i) acknowledges that pursuant to Section 17.2 of the Acquiror Organizational Documents and by virtue of the Domestication, all of its Cayman Acquiror Class B Shares shall convert into Cayman Acquiror Class A Shares at the Initial Conversion Ratio (as defined in the Acquiror Organizational Documents), (ii) waives, to the fullest extent permitted by law and the Acquiror Organizational Documents, for itself, its successors and assigns (including any permitted transferees under Section 2.a.) any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Section 17.3 of the Acquiror Organizational Documents or otherwise and (iii) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect to the rate that the Cayman Acquiror Class B Shares convert into Cayman Acquiror Class A Shares in connection with the Transactions.
d.At the Closing (and for the avoidance of doubt, following the Domestication), the Sponsor shall deliver electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, the Sponsor Earn Out Shares.
4.Representations and Warranties. The Sponsor represents and warrants to the Company and Acquiror as follows:
a.The Sponsor is duly organized, validly existing and in good standing under the Applicable Legal Requirements of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of the Sponsor.

b.The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of the Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon the Sponsor or the Sponsor’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. There are no Legal Proceedings pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has not entered into any agreement that would materially restrict, materially limit or materially interfere with the performance of its obligations hereunder.
c.This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the legal and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception.
d.The Sponsor is the sole beneficial and record owner of all of the Subject Acquiror Equity Securities set forth on Schedule 7.03(a) of the Acquiror Disclosure Letter, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (A) this Agreement, (B) the Acquiror Organizational Documents, (C) the Business Combination Agreement, (D) the Registration Rights Agreement, dated July 23, 2020, by and among Acquiror, the Sponsor and the other parties thereto or (E) securities-related Applicable Legal Requirements.
Acquiror and the Company each hereby acknowledges that, except as expressly provided above in this Section 4 or as expressly provided in any other Transaction Agreement to which Sponsor is a party, the Sponsor has not made, is not making, nor shall be deemed to make, any representation or warranty whatsoever, express or implied, at law or in equity, to Acquiror or the Company or any of their respective Affiliates or representatives or any other person, with respect to the Sponsor or otherwise. Without limiting the foregoing, the Sponsor shall not be deemed to make to Acquiror or the Company or any of their respective Affiliates or representatives, any representation or warranty other than as expressly made by the Sponsor above in this Section 4.
5.Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing, (b) the valid termination of the Business Combination Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of the Sponsor, Acquiror and the Company (the earliest such date under clause (a), (b) and (c) being referred to herein as the “Termination Date”). None of the representations, warranties, covenants or agreements in this Agreement shall survive the Termination Date and upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further rights, obligations, liabilities, claims or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity), in each case, under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clauses (b) or (c) of this Section 5 shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud and (ii) Sections, 6, 7 and 8 shall survive any termination of this Agreement.

6.No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Transaction Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of Acquiror (other than the Sponsor, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of Acquiror (other than the Sponsor, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
7.Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than solely in its capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in his, her or its capacity as a member of the board of directors (or other similar governing body) of Acquiror or any of its Affiliates or as an officer, employee, agent, representative or fiduciary of Acquiror or any of its Affiliates, in each case, acting in such person’s capacity as a director (or member of such other similar governing body), officer, employee, agent, representative or fiduciary of Acquiror or such Affiliate.
8.General Provisions.
a.Incorporation by Reference. Sections 9.07 (No Claim Against Trust Account), 13.03 (Interpretation), 13.04 (Counterparts; Electronic Delivery), 13.06 (Severability), 13.07 (Other Remedies; Specific Performance), 13.08 (Governing Law), 13.09 (Consent to Jurisdiction; Waiver of Jury Trial), 13.10 (Rules of Construction) and 13.12 (Assignment) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.
b.Notices. Any notice or other communication to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 13.02 of the Business Combination Agreement to the applicable Party. For the foregoing purposes, communications to the Sponsor, to be valid, must be addressed as follows:
667 Madison Ave., 5th Floor
New York, NY 10065
Attention: David Gomberg
Email: david@ascendant.digital
c.Entire Agreement. This Agreement together with the Business Combination Agreement and the other Transaction Agreements, including the Exhibits and Schedules hereto and thereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Termination Date, of Persons pursuant to the provisions of Section 6 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

d.Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of Acquiror, the Company and the Sponsor.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ASCENDANT DIGITAL ACQUISITION CORP.

By:
Name:
Title:

ASCENDANT SPONSOR LP

By:
Name:
Title:

BEACON STREET GROUP, LLC

By:
Name:
Title:

Annex C
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on March 1, 2021, by and between Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) and in connection therewith change its name to Beacon Street Group, Inc.) (the “Company”), and the undersigned subscriber (“Subscriber”).
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Beacon Street Group, LLC, a Florida limited liability company (“BSG”), and the other parties thereto, providing for the business combination between the Company and BSG (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);
WHEREAS, prior to the closing of the Transaction, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Transaction, change its name to Beacon Street Group, Inc. As part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company shall convert into one share of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately after the Domestication and immediately prior to or substantially concurrently with the consummation of the Transaction, that number of shares of Common Stock set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of up to 15,000,000 shares of Common Stock, at the Per Share Price (the shares of the Other Subscribers, the “Other Subscribed Shares” and together with the Subscribed Shares, the “Collective Subscribed Shares”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby irrevocably subscribes for and agrees to purchase, and the Company hereby irrevocably agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).
Section 2.Closing.
(a)The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately following the Domestication and prior to or substantially concurrently with the consummation of the Transaction.
(b)At least five Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than three Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of U.S. dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Internal Revenue Service Form(s) W-8 (and any required attachments thereto). The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book-entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book-entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and Subscriber, the Company shall promptly (but in no event later than six Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth herein and, (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice in accordance with this Section 2 and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York or governmental authorities in the Cayman Islands (for so long as the Company remains domiciled in the Cayman Islands) are required or authorized by law to be closed for business.
(c)The Closing shall be subject to the satisfaction or valid waiver in writing by each of the parties hereto of the condition that, on the Closing Date no applicable governmental authority shall have issued, enforced or entered any judgment or order, which is then in effect and has the effect of making the consummation of the transactions contemplated hereby (including, without limitation, the Domestication) illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.
(d)The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:
(i)except as otherwise provided under Section 2(d)(ii) below, all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects at and as of the Closing Date ( other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects), other than any representation and warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on the legal authority and ability of the Subscriber to comply in all material respects with the terms of this Subscription Agreement; and
(ii)the representations and warranties of Subscriber contained in Section 4(r) of this Subscription Agreement shall be true and correct at all times on or prior to the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of such representations and warranties.

(e)The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:
(i)all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects at and as of the Closing Date (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects), other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified, with the same force and effect as if they had been made on and as of such date, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect; and
(ii)the Transaction Agreement shall not have been amended, modified or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without the written consent of Subscriber.
(f)Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.
Section 3.Company Representations and Warranties. The Company represents and warrants to Subscriber that:
(a)The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the (i) transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, (ii) the Domestication or (iii) the Transaction.
(b)As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement, the organizational documents of the Company or applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation.
(c)This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

(d)Assuming the accuracy of the representations and warranties of Subscriber, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization, order or approval of, give any notice to or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Section 5 below, (iii) filings required by the Commission, (iv) those required by the applicable stock exchange on which the shares of Common Stock are then listed, (v) those required to consummate the Transaction as provided under the Transaction Agreement, including those required in connection with the Domestication, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not be reasonably expected to have a Company Material Adverse Effect.
(f)Except for such matters as have not had and would not be reasonably expected to have a Company Material Adverse Effect, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(g)Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h)Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares.
(i)Except with respect to UBS Securities LLC (“UBS”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Odeon Capital Group, LLC (“Odeon” and, collectively with UBS and Oppenheimer, the “Placement Agents”), the Company is under no obligation to pay any brokerage or finder’s fee or commission in connection with the sale of the Subscribed Shares to Subscriber.
(j)As of their respective filing dates, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports.

(k)As of the date of this Subscription Agreement, the authorized share capital of the Company is $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, of the Company, 41,400,000 of which are issued and outstanding as of the date of this Subscription Agreement, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, of the Company, of which 10,350,000 shares are issued and outstanding as of the date of this Subscription Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Subscription Agreement (clauses (i), (ii) and (iii), collectively, the “Company Securities”). The foregoing represents all of the issued and outstanding Company Securities as of the date of this Subscription Agreement. All issued and outstanding Company Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and all requirements set forth in (1) the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (the “Company Certificate”), and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company Certificate or any contract to which the Company is a party or otherwise bound.
(l)There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the Subscribed Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.
(m)The Other Subscription Agreements reflect (i) the same Per Share Price and (ii) other terms with respect to the purchase of the Subscribed Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds, and other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any subscriber in connection with such subscriber’s direct or indirect investment in the Company or with or any other investor. Such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.
Section 4.Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:
(a)Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares, the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d)Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an institutional accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by Financial Industry Regulatory Authority, Inc. Rule 4512(c).
(e)Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to so‑called Section 4(a)(1)½ of the Securities Act), and, in each case of clauses (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States and other applicable jurisdictions, and that any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities laws transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year following the filing of certain required information with the Commission after the Closing Date, and that the provisions of Rule 144(i) will apply to the Subscribed Shares. Subscriber acknowledges and agrees that it has been advised to consult legal, tax and accounting counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Subscribed Shares.
(f)Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any statements, representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Company, BSG, the Placement Agents, any other party to the Transaction, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
(g)In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, BSG and its subsidiaries (collectively, the “Acquired Companies”) and the Transaction, and has made its own assessment and is satisfied concerning relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber acknowledges and agrees that none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. Subscriber agrees that none of the Placement Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Subscribed Shares.
(h)Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and/or BSG, or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company and/or BSG, or their respective affiliates, or between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, BSG, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Company contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Company.
(i)Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the Company’s filings with the Commission. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Company or BSG, nor any of their respective agents or affiliates, have provided any tax advice or any other representation, warranty or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
(j)Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(k)Subscriber understands and agrees that no federal or state agency has passed judgment upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l)Neither Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is: (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the

Sectoral Sanctions Identification List or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or in any similar list of sanctioned persons administered by the European Union or any individual European Union member state or by the United Kingdom (collectively, the “Sanctions Lists”) or a person or entity prohibited by any OFAC sanctions program; (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state or the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent applicable, it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union or any individual European Union member state or the United Kingdom. Subscriber further represents and warrants that, to the extent applicable, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor, and that such funds held by Subscriber and used to purchase the Subscribed Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(m)No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(n)Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act); provided, however, that this section 4(n) shall not apply to a group consisting only of Subscriber and its affiliates.
(o)If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (iii) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) for purposes of Section 3(42) of ERISA or the comparable provisions of any Similar Laws, Subscriber represents and warrants that (x) neither the Company or BSG, nor any of their respective affiliates (the “Transaction Parties”), has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (y) Subscriber’s acquisition and holding of the Subscribed Shares shall not constitute or result in a non-exempt “prohibited transaction” under Section 406 of ERISA and/or Section 4975 of the Code (or, in the case of a governmental plan, church plan, non-U.S. Plan or other plan, a violation of Similar Law).
(p)When required to deliver payment pursuant Section 2, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.
(q)Other than the Placement Agents with respect to the Company, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
(r)At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.
(s)Subscriber acknowledges and is aware that (i) Placement Agents are each acting as the Company’s joint placement agents and (ii) Oppenheimer and Odeon are each acting as financial advisor to BSG in connection with the Transaction.
Section 5.Registration Rights.
(a)The Company agrees that, within 30 calendar days after the Closing Date (such deadline, the “Filing Deadline”), the Company will use commercially reasonable efforts to submit or file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares eligible for registration, as determined as of two Business Days prior to such submission or filing (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective no later than the earlier of (i) the 60th calendar day following the earlier of (A) the filing of the Registration Statement and (B) the Filing Deadline, if the Registration Statement is reviewed by, and receives comments from, the Commission, and (ii) the 10th Business Day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to Subscriber for review (but not comment) at least two Business Days in advance of submitting or filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares that is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and, as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Company will use commercially reasonable efforts to submit or file a new Registration Statement to register such Subscribed Shares not included in the initial Registration Statement and to cause such Registration Statement to become effective as promptly as practicable. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) two years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold and (iii) the first date on which Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. The Company agrees, for as long as Subscriber holds Subscribed Shares, to use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell the Subscribed Shares pursuant to Rule 144 (when Rule 144 becomes available to the Company and Subscriber). The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that Subscriber shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. For purposes of this Section 5, (x) the term “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and (y) the term “Subscriber” shall mean Subscriber (as defined in the recitals to this Subscription Agreement) or any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.
(b)Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing or effectiveness of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the effectiveness or use of any such Registration Statement, if it determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment or supplement thereto would be needed, or if such filing, effectiveness or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided that the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than 90 consecutive days or more than two times in any 360-day period. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective, or, if as a result of a Suspension Event, the Registration Statement or related prospectus contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement until Subscriber (A) receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare following termination of any applicable Suspension Event) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment or supplement has become effective or (B) is otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company, unless otherwise required by law, subpoena or regulatory requirement. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
(c)The Company shall advise Subscriber within five Business Days:
(i)when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;
(ii)of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;
(iii)of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv)of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(v)subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in clauses (i) through (v) above constitutes material, nonpublic information regarding the Company and Subscriber is notified that such events are material, nonpublic information at the time of notification.
(d)The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.
(e)Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(f)The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock have been listed.
(g)If requested by Subscriber, the Company shall (i) use its commercially reasonable efforts to cause the removal of the restrictive legends from (x) any Subscribed Shares being sold under the Registration Statement, (y) at the time of sale of such Subscribed Shares pursuant to Rule 144 and (z) at the request of Subscriber at such time as any Subscribed Shares held by such Subscriber may be sold by such Subscriber without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (x) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from Subscriber as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required.
(h)The Company shall use its commercially reasonable efforts to take all other steps necessary, as may be reasonably requested by Subscriber and consistent with the terms of this Subscription Agreement, to effect the registration of the Subscribed Shares required hereby.
Section 6.Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto and BSG to terminate this Subscription Agreement, and (c) September 1, 2021; provided, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall be promptly (and in any event within two Business Days after such termination) returned to Subscriber.

Section 7.Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company Certificate in respect of the shares of the Company’s Common Stock acquired by any means other than pursuant to this Subscription Agreement or any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.
Section 8.Indemnity.
(a)The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each affiliate of Subscriber (within the meaning of Rule 405 under the Securities Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees of one law firm) and expenses (collectively, “Losses”) caused by any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or preliminary prospectus or in any amendment or supplement thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, preliminary prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein, or a material fact that Subscriber has omitted from such information. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 8 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and each affiliate of the Company (within the meaning of Rule 405 under the Securities Act), to the fullest extent permitted by applicable law, from and against all Losses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement or preliminary prospectus or in any amendment or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, preliminary prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein, or a material fact that Subscriber has omitted from such information. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 8 of which Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the foregoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.
(e)If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of Subscriber shall be limited to the net proceeds received by Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of (or not supplied by or on behalf of, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 8, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(e) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.
Section 9.Miscellaneous.
(a)All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when sent by email, during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).
(b)Subscriber acknowledges that the Company, BSG, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c)Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Domestication and/or the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided that such affiliate executes a joinder to this Subscription Agreement and no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(f)All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
(g)The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of a stock exchange, in which case of clause (i) or (ii), the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.
(h)This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 6 above) except by an instrument in writing, signed by each of the parties hereto and BSG.
(i)This Subscription Agreement (including Annex A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(j)Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Notwithstanding the foregoing, the parties hereto agree that each of BSG and its subsidiaries are express third-party beneficiaries (the “Beneficiaries”) of this Subscription Agreement. Each of the parties hereto acknowledge and agree that each of the Beneficiaries shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause the Company to cause, or directly cause, Subscriber to fund the Purchase Price and cause the Closing to occur substantially concurrently with the Transactions. Each party hereto further acknowledges and agrees that each Placement Agent is a third-party beneficiary (the “Placement Agent Beneficiaries”) of the acknowledgments, representations, warranties and covenants of the parties contained in this Subscription Agreement. Each party hereto further agrees that each of the Beneficiaries and the Placement Agent Beneficiaries is an express third-party beneficiary of this Section 9(j) and that none of the parties hereto or any of the Beneficiaries and the Placement Agent Beneficiaries shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(j), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond of similar instrument.
(k)The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m)No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(n)This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(o)This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(p)EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(q)The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the U.S. District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(r)This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(s)If, any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.
(t)Subscriber hereby consents to the publication and disclosure in any press release issued by the Company, any Form 8-K filed by the Company with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Form S-4 (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company, a copy of this Subscription Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission). Notwithstanding the foregoing, the Company shall provide to Subscriber a copy of any proposed disclosure relating to Subscriber in accordance with the provisions of this Section 9(t) in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request; provided, that the Company shall not be required to provide to Subscriber a copy of such proposed disclosure if it is substantially equivalent to the information that has previously been made public without breach of the obligations under this Section 9(t).
(u)The Company shall, by 9:00 a.m., New York City time, on the first Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber (provided that Subscriber is not, or is not an affiliate of any person who is, an existing investor in BSG) shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents.
(v)The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, BSG or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(w)Subscriber hereby agrees that it shall comply with all regulatory requirements in connection with the Subscription and the Transaction and shall coordinate in good faith with the Company or BSG, as applicable, to provide all information as may reasonably be requested by any applicable governmental authority relating to the Subscription or the Transaction.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

ASCENDANT DIGITAL ACQUISITION CORP.

By:
Name:
Title:

Address for Notices:

Ascendant Digital Acquisition Corp.
667 Madison Avenue
New York, New York 10065
Email:	david@ascendant.digital
Attention:	David Gomberg

with copies (not to constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Email:	joel.rubinstein@whitecase.com elliott.smith@whitecase.com
Attention:	Joel Rubinstein Elliott Smith

Beacon Street Group, LLC
1125 N. Charles St.
Baltimore, Maryland 21201
Email:	ganderson@beaconstreetservices.com
Attention:	Gary Anderson

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Email:	marc.jaffe@lw.com ryan.maierson@lw.com ian.schuman@lw.com
Attention:	Marc Jaffe Ryan Maierson Ian Schuman

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:

Telephone No.:	Telephone No.:
Email for notices:	Email for notices (if different):

Number of Shares subscribed for:

Aggregate Purchase Price: $	Price Per Share: $10
[Signature Page to Subscription Agreement]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

	☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”).

	☐	Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act), and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

	☐	is

	☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company or rural business investment company.

	☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), or registered pursuant to the laws of a state.

A-1

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act.

☐
 Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

☐
Any employee benefit plan within the meaning of Title I of ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors.”

☐
Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust or (iii) organization described in section 501(c)(3) of the Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000.

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act.

[Specify which tests:______________]
This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:
Print Name:

By:
Name:
Title:
A-2

Annex D
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [____], 2021, is made and entered into by and among: (i) MarketWise, Inc., a Delaware corporation (formerly known as Ascendant Digital Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation) (the “Company”); (ii) Ascendant Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”); (iii) the persons or entities identified as “MarketWise Holders” on the signature pages hereto (collectively, the “MarketWise Holders”); and (iv) the persons or entities identified as “Other Holders” on the signature pages hereto (the “Other Holders” and, together with the Sponsor, the MarketWise Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 hereof, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the Company, the Sponsor and the Other Holders are party to that certain Registration Rights Agreement, dated as of July 23, 2020 (the “Original RRA”);
WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of March 1, 2021 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, MarketWise, LLC, certain of the MarketWise Holders and the Seller Representative (as defined in the Purchase Agreement), pursuant to which and subject to the terms and conditions contained therein (i) MarketWise, LLC will reclassify the Class A Units and Class B Units (each as defined in the Purchase Agreement) held by the MarketWise Holders into new common units in MarketWise, LLC (the “Common Units”), (ii) the Company will purchase Common Units from certain MarketWise Holders and (iii) the Company will contribute to MarketWise, LLC the Subscription Amount (as defined in the Purchase Agreement) and, in consideration thereof, MarketWise, LLC will issue to the Company Common Units, Sponsor Earnout Units (as defined in the Purchase Agreement) and Company Warrants (as defined in the Purchase Agreement) (collectively, the “Transactions”);
WHEREAS, pursuant to the amended and restated its certificate of incorporation of the Company (such amended and restated certificate of incorporation, as the same may be amended, restated, amended and restated, supplemented or otherwise modified form time, the “Company Certificate of Incorporation”), the Company is authorized to issue the following classes of stock: (A) Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (B) Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (C) preferred stock, par value $0.0001 per share;
WHEREAS, following the consummation of the Transactions, MarketWise, LLC has provided the MarketWise Holders with a redemption right pursuant to which the MarketWise Holders may redeem their Common Units for cash or, at the Company’s option, exchange Common Units for an equal number of shares of Class A Common Stock upon the terms and subject to the conditions set forth in the Third Amended and Restated Limited Liability Company Agreement of MarketWise, LLC (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “MarketWise LLC Agreement”) and the Company Certificate of Incorporation;
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WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and
WHEREAS, in connection with the consummation of the transactions described above, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 6.10 hereof.
“Additional Holder Common Stock” shall have the meaning given in Section 6.10 hereof.
“Additional Registrable Security” shall mean (i) any shares of Class A Common Stock issued by the Company to a Holder in connection with the redemption by a Holder of Common Units owned by any Holder and (ii) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, after consultation with counsel to the Company, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Action” shall mean any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“Agreement” shall have the meaning given in the Preamble hereto.
“Board” shall mean the board of directors of the Company.
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“Class A Common Stock” shall have the meaning given in the Recitals hereto.
“Class B Common Stock” shall have the meaning given in the Recitals hereto.
“Closing” shall have the meaning given in the Purchase Agreement.
“Closing Date” shall have the meaning given in the Purchase Agreement.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Common Units” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Company Certificate of Incorporation” shall have the meaning given in the Recitals hereto.
“Demanding Holder” shall have the meaning given in Section 2.1.5 hereof.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1 hereof.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1 hereof.
“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” shall mean any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Holder Information” shall have the meaning given in Section 4.1.2 hereof.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Initial Registrable Security” shall mean (i) any outstanding shares of Class A Common Stock held by a Holder immediately following the Closing (other than Sponsor Earn Out Shares or Company Management Member Earn Out Shares (each as defined in the Purchase Agreement)), (ii) any shares of Class A Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Class A Common Stock held by a Holder immediately following the Closing (other than Sponsor Earn Out Shares or Company Management Member Earn Out Shares), (iii) the Sponsor Earn Out Shares (provided that, prior to the release of such shares to the Sponsor in accordance with the terms of the Purchase Agreement and the Escrow Agreement (as defined in the Purchase Agreement), the Sponsor
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Earn Out Shares shall only be deemed to be “Registrable Securities” for purposes of Sections 2.1.1, 2.1.2 and 2.1.3 hereof), (iv) the Company Management Members Earn Out Shares (provided that, prior to the release of such shares to the Company Management Members (as defined in the Purchase Agreement) that are allocated Company Management Member Earn Out Shares in accordance with the terms of the Purchase Agreement and the Escrow Agreement, the Company Management Members Earn Out Shares shall only be deemed to be “Registrable Securities” for purposes of Sections 2.1.1, 2.1.2 and 2.1.3 hereof), (v) any outstanding shares of Class A Common Stock or warrants to purchase shares of Class A Common Stock (including any shares of Class A Common Stock issued or issuable upon the exercise of any such warrant) of the Company held by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (vi) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i), (ii), (iii), (iv) or (v) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Insider Letter” means that certain letter agreement, dated as of July 23, 2020, by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors.
“Issuer Shelf Registration Statement” shall have the meaning given in Section 2.1.2 hereof.
“Joinder” shall have the meaning given in Section 6.10 hereof.
“Lock-Up” shall have the meaning given in Section 5.1 hereof.
“Lock-Up Period” shall mean the period beginning on the Closing Date and ending, (A)(i) with respect to the Sponsor and the MarketWise Holders that are members of the Company’s management team, on the earlier of (x) the date that is the one-year anniversary of the Closing Date and (y) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (ii) with respect to the MarketWise Holders that are not members of the Company’s management team, the six-month anniversary of the Closing Date and (B) with respect to the Sponsor, on the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property (other than, for the avoidance of doubt, in connection with the Transactions).
“Lock-Up Shares” shall mean, (i) with respect to the Sponsor and its Permitted Transferees, the shares of Class A Common Stock held by the Sponsor immediately following the Closing (for the avoidance of doubt, such shares of Class A Common Stock shall not include any shares of Class A Common Stock issued or issuable upon the exercise of any warrants held by the Sponsor), and (ii) with respect to the MarketWise Holders and their respective Permitted Transferees, (a) the shares of Class A Common Stock received by the MarketWise Holders on the Closing Date and (b) any shares of Class A Common Stock received by the MarketWise Holders after the Closing Date pursuant to a direct exchange or redemption of Common Units held as of the Closing Date under the MarketWise LLC Agreement.
“MarketWise Holders” shall have the meaning given in the Preamble hereto.
“MarketWise LLC Agreement” shall have the meaning given in the Recitals hereto.
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“Maximum Number of Securities” shall have the meaning given in Section 2.1.6 hereof.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.5 hereof.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 5.2 hereof and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the MarketWise Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 5.2 hereof and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1 hereof.
“Primary Shares” shall have the meaning given in Section 2.1.2 hereof.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Purchase Agreement” shall have the meaning given in the Recitals hereto.
“Registrable Security” shall mean collectively the Initial Registrable Securities and the Additional Registrable Securities; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) following the second anniversary of this Agreement, such securities may be sold without registration pursuant to Rule 144 (but without the requirement to comply
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with any volume or manner of sale limitations); and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. For the avoidance of doubt, while Common Units or other securities of the Company or MarketWise, LLC may constitute Registrable Securities, under no circumstances shall the Company be obligated to register Common Units or other securities of the Company or MarketWise, LLC, and only shares of Class A Common Stock issuable upon redemption or exchange of Common Units or upon exercise or conversion of such other securities of the Company or MarketWise, LLC will be registered.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A Common Stock is then listed;
(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts and commissions and transfer taxes, if any, with respect to Registrable Securities sold by Holders;
(D)printing, messenger, telephone and delivery expenses;
(E)reasonable fees and disbursements of counsel for the Company;
(F)reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(G)reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.6 hereof.
“Restricted Shares” shall mean shares of Class A Common Stock issued under an Issuer Shelf Registration Statement which if sold by the holder thereof would constitute “restricted securities” as defined under Rule 144 when acquired by a transferee.
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“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, any Issuer Shelf Registration Statement or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.3 hereof.
“Total Limit” shall have the meaning given in Section 2.1.5 hereof.
“Transactions” shall have the meaning given in the Recitals hereto.
“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3 hereof.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.5 hereof.
“Withdrawal Notice” shall have the meaning given in Section 2.1.7 hereof.
“Yearly Limit” shall have the meaning given in Section 2.1.5 hereof.
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ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1Shelf Registration.
2.1.1Filing. The Company shall, subject to Section 3.4 hereof, submit or file within 30 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Initial Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have the Shelf declared effective after the filing thereof, but no later than the earlier of (a) the 60th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.
2.1.2Issuer Shelf Registration. The Company shall, subject to Section 3.4 hereof, submit or file within 90 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement on an appropriate form covering issuance and resale of the Additional Registrable Securities on a delayed or continuous basis (an “Issuer Shelf Registration Statement”). Such Shelf shall provide for (i) the issuance by the Company, from time to time, to the Holders of Common Units, of shares of Class A Common Stock registered under the Securities Act in connection with the redemption thereof (the “Primary Shares”) and (ii) to the extent such Primary Shares constitute Restricted Shares, the registered resale of such Class A Common Stock by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain an Issuer Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep an Issuer Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Additional Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3. If the Company shall exercise its rights under this Section 2.1.2, Holders shall have no right to have shares of Class A Common Stock issued or issuable upon exchange of Common Units included in a Shelf pursuant to Section 2.1.1 hereof.
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2.1.3Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4 hereof, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
2.1.4New Registrable Securities. Subject to Section 3.4 hereof, in the event that any Holder or Holders, collectively, hold Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any MarketWise Holder or the Sponsor, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that (i) the Company shall only be required to cause such Registrable Securities to be so covered if the total offering price thereof is reasonably expected to exceed, in the aggregate, $50 million and (ii) the Company shall only be required to cause such Registrable Securities to be so covered once per calendar year.
2.1.5Requests for Underwritten Shelf Takedowns. Following the expiration of the Lock-Up Period, at any time and from time to time when an effective Shelf is on file with the Commission, any MarketWise Holder or the Sponsor (any of the MarketWise Holders or the Sponsor, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or
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delayed). The MarketWise Holders, collectively, on the one hand, and the Sponsor, on the other hand, may each demand Underwritten Shelf Takedowns pursuant to this Section 2.1.5 (i) not more than two times in any 12-month period (the “Yearly Limit”) and (ii) not more than five times in the aggregate (the “Total Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.6Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and all other shares of Class A Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Class A Common Stock or other equity securities proposed to be sold by Company or by other holders of Class A Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.7Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.5 hereof and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Demanding Holders for purposes of Section 2.1.5 hereof and shall count toward the Yearly Limit and
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the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.7.
2.2Piggyback Registration
2.2.1Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2 hereof, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2 and (iii) the shares of Class A Common Stock or other equity securities, if any, as to
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which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)if the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.6 hereof.
2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.7 hereof) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback
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Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.7 hereof), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.7 hereof, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.5 hereof and shall not count toward the Yearly Limit or the Total Limit.
2.3Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company or any Company-initiated Registration for the account of the Company (subject to the Company’s compliance with Section 2.2 hereof), each Holder that is an executive officer, director or Holder in excess of 2.5% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Class A Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except as expressly permitted by such lock-up agreement or in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as the Company’s directors and executive officers or the other stockholders of the Company). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.
ARTICLE III
COMPANY PROCEDURES
3.1.General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1.prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2.prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least 5% percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or
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instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3.prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4.prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5.cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6.provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7.advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8.at least three days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
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3.1.9.notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10.in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11.obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;
3.1.12.in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13.in the event of any Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;
3.1.14.make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule thereto);
3.1.15.with respect to an Underwritten Offering pursuant to Section 2.1.5 hereof, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16.otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, in connection with such Registration.
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Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.
3.2Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
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3.4.3Subject to Section 3.4.4 hereof, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (ii) if, pursuant to Section 2.1.5 hereof, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.5 hereof.
3.4.4The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 hereof or a registered offering pursuant to Section 3.4.3 hereof shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 180 total calendar days in each case, during any 12-month period.
3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1Indemnification.
4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees)
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caused by any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged
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omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 hereof, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1Lock-Up. Subject to Section 5.2 hereof, the Sponsor and MarketWise Holders agree that they shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”).
5.2Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1 hereof, the Sponsor, the MarketWise Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period: (a) to (i) the Company’s officers or directors, (ii) any affiliate or family member of any of the Company’s officers or directors, (iii) any affiliate of the Sponsor, (iv) any members or equityholders of the Sponsor or any of their affiliates or (v) the MarketWise Holders, any direct or indirect partners, members or equityholders of the MarketWise Holders, any affiliate or family member of any of the MarketWise Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, family limited partnership or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such individual, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the Cayman Islands or the Sponsor’s partnership agreement upon dissolution of the Sponsor; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Company; or (h) in the event of the Company’s liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that, in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.
5.3Termination of Existing Lock-Up. The lock-up provisions in this Article V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provision in Section 7 of the Insider Letter shall be of no further force or effect.
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ARTICLE VI
MISCELLANEOUS
6.1Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: MarketWise, Inc., 1125 N. Charles St., Baltimore, Maryland 21201, Attention: Gary Anderson, General Counsel, Email: ganderson@marketwise.com; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 30 days after delivery of such notice as provided in this Section 6.1.
6.2Assignment; No Third-Party Beneficiaries.
6.2.1This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 6.2.5 hereof, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder.
6.2.3This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.
6.2.5No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
6.3Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
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6.4Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE, LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.
6.5Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.
6.6Amendments and Modifications. Upon the written consent of (i) the Company and (ii) the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor shall also require the written consent of the Sponsor so long as the Sponsor holds at least 2% of the outstanding Common Stock; provided further that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity), shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.7Other Registration Rights. Other than the PIPE Investors who have registration rights with respect to the shares of Class A Common Stock purchased in the PIPE Investment pursuant to their respective Subscription Agreements (each as defined in the Purchase Agreement), the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.8Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV hereof shall survive any termination.
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6.9Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of the Sponsor and each MarketWise Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least 5% of the outstanding shares of Class A Common Stock of the Company, calculated as if all Common Units are exchanged for shares of Class A Common Stock), the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
[Signature Pages Follow]
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

MARKETWISE, INC.,
a Delaware corporation

By:
Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

SPONSOR:

ASCENDANT SPONSOR LP,
a Cayman Islands exempted limited partnership

By:
	Name:	Mark Gerhard
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Registration Rights Agreement]

MARKETWISE HOLDERS:

MONUMENT & CATHEDRAL HOLDINGS, LLC

By:
	Name:	Myles H. Norin
	Title:	President

FRANK PORTER STANSBERRY

STEVEN SJUGGERUD

MICHAEL PALMER

MARK ARNOLD

AMBER MASON

[Signature Page to Amended and Restated Registration Rights Agreement]

RYAN MARKISH

FERNANDO CRUZ

JARED KELLY

SEAN CARROLL

DALE LYNCH

MARCO FERRI

[Signature Page to Amended and Restated Registration Rights Agreement]

ALMA BEACON, LLC

By:
	Name:	Marco Ferri
	Title:	Manager

MYLES NORIN, LLC

By:
	Name:	Myles H. Norin
	Title:	Manager

ELIZABETH BONNER

GREGORY H. BARNHILL MD ONLY QTIP TRUST

By:
	Name:	Lisa A. Barnhill
	Title:	Trustee

GREGORY H. BARNHILL MARITAL TRUST B

By:
	Name:	Lisa A. Barnhill
	Title:	Trustee

[Signature Page to Amended and Restated Registration Rights Agreement]

MATTHEW J. TURNER

Elizabeth W. P. Bonner 2009
Irrevocable Trust Number Two

By:
	Name:	Margaret F. DeCampo
	Title:	Trustee

By:
	Name:	William R. Bonner, Jr.
	Title:	Trustee

By:
	Name:	William Wesley Bonner
	Title:	Trustee

By:
	Name:	Maria Shepherd Bonner
	Title:	Trustee

Elizabeth W.P. Bonner Electing Small Business Trust

By:
	Name:	Margaret F. DeCampo
	Title:	Trustee

By:
	Name:	William R. Bonner, Jr.
	Title:	Trustee

[Signature Page to Amended and Restated Registration Rights Agreement]

By:
	Name:	William Wesley Bonner
	Title:	Trustee

By:
	Name:	Maria Shepherd Bonner
	Title:	Trustee

PALIMI, INC.

By:
	Name:	Mark Ford
	Title:	President

DOUGLAS CASEY

STOKES HOLDINGS, LLC

By:
	Name:	Frank Porter Stansberry
	Title:	Manager

CHARLESTON IVY, LLC

By:
	Name:	David Eifrig
	Title:	Manager

JAMA 2021, LLC

By:
	Name:	Mark Arnold
[Signature Page to Amended and Restated Registration Rights Agreement]

	Title:	Manager
Markish Family Enterprises, LLC

By:
	Name:	Ryan Markish
	Title:	Manager

CCL FAMILY, LLC

By:
	Name:	Fernando Cruz
	Title:	Authorized Member

[Signature Page to Amended and Restated Registration Rights Agreement]

OTHER HOLDERS:

MICHAEL G. JESSELSON 12/18/80 TRUST

By:
	Name:	Claire Strauss
	Title:	Trustee

ROBERT FORESMAN

DIANE NELSON

MICKIE ROSEN

ANDREW HEYER

DAVID HIGLEY

PIERRE CADENA

WILLIAM WESLEY
[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [____], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among MarketWise, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Class A Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [          ].
Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

MarketWise, Inc.

By:
Name:
Its:

Annex E

MARKETWISE, INC. 2021 INCENTIVE AWARD PLAN
ARTICLE I
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award. The Administrator may institute and determine the terms and conditions of an Exchange Program.
3.2Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.
ARTICLE IV
STOCK AVAILABLE AWARDS
4.1Number of Shares. Subject to adjustment under Article VII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered to an Exchange Program, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.
4.3Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 32,045,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate in accordance with Applicable Laws. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
4.5Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to these limits for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.
ARTICLE V
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at such Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.
5.3Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator in accordance with Applicable Laws, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation unless the Company otherwise determines.
5.4Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)to the extent permitted by the Administrator, delivery of any other property that the Administrator determines is good and valuable consideration; or
(f)to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.
ARTICLE VI.
RESTRICTED STOCK, RESTRICTED STOCK UNITS
6.1General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2Restricted Stock.
(a)Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.
(b)Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.
(c)Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.
6.3Restricted Stock Units.
(a)Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
(c)Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS
7.1Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS
9.1Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new

Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
9.2Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;
(e)To replace such Award with other rights or property selected by the Administrator; and/or
(f)To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
9.3Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.
9.4General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the

Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4Termination of Service; Change in Status. The Administrator will determine, in its sole discretion, the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether a particular leave of absence constitutes a Termination of Service or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.
9.7Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees if requested by the Company to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE.X
MISCELLANEOUS
10.1No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3Effective Date and Term of Plan. The Plan will become effective on the Effective Date and, unless earlier terminated by the Board, will remain in effect until the earlier of (i) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (ii) the tenth anniversary of [_________]1, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
10.4Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6Section 409A.
(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Termination of Service of a Participant. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” Termination of Service or like terms means a “separation from service.”
1 Note: To reflect the 10-year anniversary of the date the Board adopted the Plan.

(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
10.12Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.
10.14Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
10.17Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2“Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.3“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.
11.14“Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.15“Board” means the Board of Directors of the Company.
11.16“Cause” means (i) if a Participant is a party to a written employment, severance or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) repeated and gross failure to perform Participant’s material duties, after written notice of such performance has been given to Participant with 30 days to cure such nonperformance; (B) use of illegal drugs by Participant; (C) commission of a felony, a crime of moral turpitude or a misdemeanor involving fraud or dishonesty (for avoidance of doubt, a single driving while intoxicated (or other similar charge) shall not be considered a felony or crime of moral turpitude); (D) the perpetration of any act of fraud or material dishonesty against or affecting the Company, any of its affiliates, or any customer, agent or employee thereof; (E) material breach of fiduciary duty or material breach of this Agreement, after written notice of such breach has been given to Participant and, to the event such breach is curable, within 30 days to cure such breach; (F) repeated insolent or abusive conduct in the workplace, including but not limited to, harassment of others of a racial or sexual nature after notice of such behavior; (G) taking any action which is intended to harm or disparage the Company, holdings, their affiliates, or their reputations, or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company, holdings or their affiliates; or (H) engaging in any act of material self-dealing without prior notice to and consent by the Board.
11.17“Change in Control” means and includes each of the following:
(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50 % of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.8“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.9“Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.10.“Common Stock” means the Class A common stock of the Company.
11.11.“Company” means MarketWise, Inc., a Delaware corporation, or any successor.
11.12. “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.
11.13.“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14.“Director” means a Board member.
11.15.“Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.
11.16.“Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.17.“Effective Date” means the date on which the transactions contemplated by that certain Business Combination Agreement, by and among Ascendant Digital Acquisition Corp., Beacon Street Group, LLC, all members of Beacon Street Group, LLC and, solely in its capacity as the Seller Representative, Shareholder Representative Services LLC, dated as of March 1, 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.
11.18.“Employee” means any employee of the Company or its Subsidiaries.
11.19.“Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.20.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.21.“Exchange Program” shall mean a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Holders would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
11.22.“Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) in any case the Administrator may determine the Fair Market Value in its discretion.
11.23.“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.24.“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.25.“Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.
11.26.“Option” means an option to purchase Shares.
11.27.“Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.28.“Overall Share Limit” means the sum of (i) 32,045,000 Shares; and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (A) 3% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.
11.29. “Participant” means a Service Provider who has been granted an Award.
11.30.“Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the Board or Committee whether or not listed herein, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.
11.31.“Plan” means this 2021 Incentive Award Plan.
11.32. “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.33.“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
11.34.“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35.“Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.36.“Securities Act” means the Securities Act of 1933, as amended.
11.37.“Service Provider” means an Employee, Consultant or Director.
11.38.“Shares” means shares of Common Stock.
11.39.“Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.40.“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.41.“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.42.“Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

Annex F

MARKETWISE, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE
The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.
2.1“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI.
2.2“Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3“Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.4“Board” shall mean the Board of Directors of the Company.
2.5“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.6“Common Stock” shall mean the Class A common stock of the Company and such other securities of the Company that may be substituted therefor pursuant to Article VIII.
2.7“Company” shall mean MarketWise, Inc., a Delaware corporation, or any successor.
2.8“Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary.
2.9“Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.
2.10“Effective Date” shall mean the date on which the transactions contemplated by that certain Business Combination Agreement, by and among Ascendant Digital Acquisition Corp., Beacon Street Group, LLC, all members of Beacon Street Group, LLC and, solely in its capacity as the Seller Representative, Shareholder Representative Services LLC, dated as of March 1, 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.
2.11“Eligible Employee” shall mean:
(a)an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
(b)Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for twenty hours per week or less, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
(c)Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence of Section 2.11(a) above shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.
2.12“Employee” shall mean any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3) month period.
2.13“Enrollment Date” shall mean the first Trading Day of each Offering Period.
2.14“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.15“Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
2.16“_Non-Section 423 Component” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.17“Offering” shall mean an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).
2.18“Offering Document” shall have the meaning given to such term in Section 4.1.
2.19“Offering Period” shall have the meaning given to such term in Section 4.1.
2.20“Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.21“Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.
2.22“Payday” means the regular or recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.
2.23“Plan” shall mean this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as may be amended from time to time.

2.24“Purchase Date” shall mean the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.
2.25“Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.26“Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85 % of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.27“Section 423 Component” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.28“Securities Act” shall mean the Securities Act of 1933, as amended.
2.29“Share” shall mean a share of Common Stock.
2.30“Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.31“Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.
ARTICLE III
SHARES SUBJECT TO THE PLAN
3.1.Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 6,409,000 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the least of (a) 0.5% of the Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.
3.2.Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

ARTICLE IV
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering or Offering Periods under the Plan need not be identical.
4.2Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)the length of the Offering Period, which period shall not exceed twenty-seven months;
(b)the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be [ ● ] Shares; and
(c)such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V
ELIGIBILITY AND PARTICIPATION
5.1Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component the limitations imposed by Section 423(b) of the Code.
5.2Enrollment in Plan.
(a)Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b)Each subscription agreement shall designate either (i) a whole percentage of such Eligible Employee’s Compensation or (ii) or a fixed dollar amount, in either case, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. In either event, the designated percentage or fixed dollar amount may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be [ ● ]% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c)A Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) his or her payroll deduction elections one time during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.
(d)Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the Fair Market Value of the Shares (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
5.7Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
5.8Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal Payday equal to his or her authorized payroll deduction.
ARTICLE VI
GRANT AND EXERCISE OF RIGHTS
6.1Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of the Offering Period, (y) last day of the Offering Period and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
6.3Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.
6.4Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:
(a)The admission of such Shares to listing on all stock exchanges, if any, on which the Shares is then listed;
(b)The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d)The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and
(e)The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.
7.2Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
7.3Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.
ARTICLE VIII
ADJUSTMENTS UPON CHANGES IN SHARES
8.1Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any change in control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a)To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a Parent or Subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d)To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e)To provide that all outstanding rights shall terminate without being exercised.
8.3No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
ARTICLE IX
AMENDMENT, MODIFICATION AND TERMINATION
9.1Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.
9.2Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change the Offering Periods, add or revise Offering Period share limits, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b)shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(c)allocating Shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X
TERM OF PLAN
The Plan shall become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
ARTICLE XI
ADMINISTRATION
11.1Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a)To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b)To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c)To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d)To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(e)To amend, suspend or terminate the Plan as provided in Article IX.
(f)Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g)The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
11.3Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII
MISCELLANEOUS
12.1Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4Designation of Beneficiary.
(a)A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b)Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
12.5Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.6Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
12.7Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.8No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.9Notice of Disposition of Shares. Each Participant shall if requested by the Company give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.10Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
12.11Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

Annex G
THE COMPANIES LAW (2020 Revision)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ASCENDANT DIGITAL ACQUISITION CORP.
(adopted by special resolution dated 20 JULY 2020 and effective on 23 JULY 2020)

THE COMPANIES LAW (2020 Revision)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ASCENDANT DIGITAL ACQUISITION CORP.
(adopted by special resolution dated 20 JULY 2020 and effective on 23 JULY 2020)
1.The name of the Company is Ascendant Digital Acquisition Corp.
2.The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.
3.The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4.The liability of each Member is limited to the amount unpaid on such Member's shares.
5.The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.
6.The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
7.Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2020 Revision)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
ASCENDANT DIGITAL ACQUISITION CORP.
(adopted by special resolution dated 20 July 2020 and effective on 23 July 2020)
1.Interpretation
1.1In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Affiliate"	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
"Applicable Law"	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
"Articles"	means these articles of association of the Company.
"Audit Committee"	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).
"Business Combination"	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses (the "target business").
"business day"	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Cause”	means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.
"Clearing House"	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
"Class A Share"	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
"Class B Share"	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
"Company"	means the above named company.
"Company’s Website"	means the website of the Company and/or its web-address or domain name (if any).
"Compensation Committee"	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

"Designated Stock Exchange"	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
"Directors"	means the directors for the time being of the Company.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
"Electronic Record"	has the same meaning as in the Electronic Transactions Law.
"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
"Equity-linked Securities"	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
"Founders"	means all Members immediately prior to the consummation of the IPO.
"Independent Director"	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
"IPO"	means the Company's initial public offering of securities.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the memorandum of association of the Company.
“Minimum Member”	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.
"Nominating and Corporate Governance Committee"	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
"Officer"	means a person appointed to hold an office in the Company.
"Ordinary Resolution"	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
"Over-Allotment Option"	means the option of the Underwriters to purchase up to an additional 15 per cent of the units (as described in the Articles) sold in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
"Preference Share"	means a preference share of a par value of US$0.0001 in the share capital of the Company.
"Public Share"	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
"Redemption Notice"	means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares.
"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

"Registered Office"	means the registered office for the time being of the Company.
"Representative"	means a representative of the Underwriters.
"Seal"	means the common seal of the Company and includes every duplicate seal.
"Securities and Exchange Commission"	means the United States Securities and Exchange Commission.
"Share"	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
"Special Resolution"	subject to Article 31.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
"Sponsor"	means Ascendant Sponsor LP, a Cayman Islands exempted limited partnership, and its successors or assigns.
"Statute"	means the Companies Law (2020 Revision) of the Cayman Islands.
"Tax Filing Authorised Person"	means such person as any Director shall designate from time to time, acting severally.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
"Trust Account"	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
"Underwriter"	means an underwriter of the IPO from time to time and any successor underwriter.
1.2In the Articles:`
(a)words importing the singular number include the plural number and vice versa;
(b)words importing the masculine gender include the feminine gender;
(c)words importing persons include corporations as well as any other legal or natural person;
(d)"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)"shall" shall be construed as imperative and "may" shall be construed as permissive;
(f)references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(h)the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);
(i)headings are inserted for reference only and shall be ignored in construing the Articles;
(j)any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;
(l)sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and
(n)the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2.Commencement of Business
2.1The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3.Issue of Shares and other Securities
3.1Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.
3.2The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.
3.3The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.
3.4The Company shall not issue Shares to bearer.
4.Register of Members
4.1The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.
5.Closing Register of Members or Fixing Record Date
5.1For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange

Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.
5.2In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.
5.3If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
6.Certificates for Shares
6.1A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.
6.2The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.
6.3If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.
6.4Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.
6.5Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.
7.Transfer of Shares
7.1Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the

Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.
7.2The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.
8.Redemption, Repurchase and Surrender of Shares
8.1Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:
(a)Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)Class B Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company's issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and
(c)Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
8.2Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.
8.3The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4The Directors may accept the surrender for no consideration of any fully paid Share.
9.Treasury Shares
9.1The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10.Variation of Rights of Shares
10.1Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the

Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.
10.2For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.
10.3The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.
11.Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12.Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13.Lien on Shares
13.1The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.
13.2The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.
13.4The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.
14.Call on Shares
14.1Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.
14.2A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.
14.5An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.
14.6The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.
14.8No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.
15.Forfeiture of Shares
15.1If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.
15.3A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.
15.4A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.
15.5A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.
15.6The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.
16.Transmission of Shares
16.1If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.
16.2Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.
16.3A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
17.Class B Share Conversion
17.1The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.
17.2Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the "Initial Conversion Ratio") at the time of the consummation of a Business Combination.
17.3Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts issued in the IPO (including pursuant to the Over-Allotment Option) and related to or in connection with the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination, the ratio for which the Class B Shares shall convert into Class A Shares will be adjusted so that the number of Class A Shares issuable upon the conversion of all Class B Shares will equal, in the aggregate, 25 per cent of the sum of: (a) the total number of all Class A Shares in issue upon completion of the IPO (including any Class A Shares issued pursuant to the Over-Allotment Option and excluding any Class A Shares underlying the private placement warrants issued to the Sponsor); plus (b) all Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to the Sponsor or an affiliate of the Sponsor or to the Company’s officers and directors upon conversion of working capital loans made to the Company; minus (c) the number of Public Shares redeemed in connection with a Business Combination, provided that such conversion of Class B Shares into Class A Shares shall never be less than the Initial Conversion Ratio.
17.4Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.
17.5The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share sub-division, exchange, capitalisation, rights issue, reclassification, recapitalisation, reorganisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.
17.6Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.
17.7References in this Article to "converted", "conversion" or "exchange" shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.
18.Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1The Company may by Ordinary Resolution:
(a)increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and
(e)cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.
18.2All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.
18.3Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 31.4, the Company may by Special Resolution:
(a)change its name;
(b)alter or add to the Articles (subject to Article 31.4);
(c)alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)reduce its share capital or any capital redemption reserve fund.
19.Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20.General Meetings
20.1All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.
21.Notice of General Meetings
21.1At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.
21.2The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.
22.Advance Notice for Business
22.1At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to Applicable Law and the rules of the Designated Stock Exchange or quotation system on which Shares may be then listed or quoted. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.
22.2To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 29) must be:
(a)specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;
(b)otherwise properly brought before the annual general meeting by or at the direction of the Directors; or
(c)otherwise properly brought before the annual general meeting by a Member who:
(i)is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;
(ii)is entitled to vote at such annual general meeting; and
(iii)complies with the notice procedures set forth in this Article.
22.3For any such business to be properly brought before any annual general meeting pursuant to Article 22.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein.
22.4Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:
(a)a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;
(b)as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:
(i)the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;
(ii)the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;
(iii)a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 22.4(b)(iii), a "Covered Arrangement"); and
(iv)a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;
(c)a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;
(d)a representation whether the Member or the beneficial owner intends or is part of a Group which intends:
(i)to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or
(ii)otherwise to solicit proxies from Members in support of such proposal;

(e)an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:
(i)notify the Company in writing of the information set forth in Articles 22.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and
(ii)update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and
(f)any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.
22.5Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by Article 29, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 22.4; provided, further, that the information required by Article 22.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.
22.6Notwithstanding anything in the Articles to the contrary:
(a)no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by Article 29) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and
(b)unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 22.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.
22.7Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member's proposal in compliance with such Member's representation as required by Article 22.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by Article 29) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, "public announcement" shall mean:
(a)prior to the IPO, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)on and after the IPO, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the United States Securities Exchange Commission pursuant to section 13, 14 or 15(b) of the Exchange Act.
22.8Nothing in this Article shall be deemed to affect any rights of:
(a)Members to request inclusion of proposals in the Company's proxy statement pursuant to applicable rules and regulations under the Exchange Act; or
(b)the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.
22.9Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.
23.Proceedings at General Meetings
23.1No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.
23.2A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.
23.3A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.
23.4If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.
23.5The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.
23.6If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.
23.7The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.
23.9If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.
23.10When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.
23.11A resolution put to the vote of the meeting shall be decided on a poll.
23.12A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
23.13A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.
23.14In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
24.Votes of Members
24.1Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.1, every Member present in any such manner shall have one vote for every Share of which he is the holder.
24.2In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.
24.3A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.
24.4No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.
24.5No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.
24.6Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.7A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.
25.Proxies
25.1The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.
25.2The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.
25.3The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.
25.4The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.
25.5Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.
26.Corporate Members
26.1Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.
26.2If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

27.Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
28.Directors
28.1There shall be a board of Directors consisting of not less than one person provided however, subject to Article 31.1, that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
28.2The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
29.Nomination of Directors
29.1Subject to Article 31.1, nominations of persons for election as Directors may be made at an annual general meeting only by:
(a)the Directors; or
(b)by any Member who:
(i)is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;
(ii)is entitled to vote for the appointments at such annual general meeting; and
(iii)complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 29.1(b) shall be the exclusive means for a Member to make nominations of persons for election of Directors at an annual general meeting).
29.2Any Member entitled to vote for the elections may nominate a person or persons for election as Directors only if written notice of such Member's intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein. Members may nominate a person or persons (as the case may be) for election to the Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.
29.3Each such notice of a Member's intent to make a nomination of a Director shall set forth:
(a)as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:
(i)the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;
(ii)the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;
(iii)a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;
(iv)any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act; and
(v)a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member's notice;
(b)a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;
(c)a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:
(i)to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to elect the Director or Directors nominated; and/or
(ii)otherwise to solicit proxies from Members in support of such nomination or nominations;
(d)as to each person whom the Member proposes to nominate for election or re-election as a Director:
(i)all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act;
(ii)a description of any Covered Arrangement to which such nominee or any of his Affiliates is a party as at the date of such notice

(iii)the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so elected; and
(iv)whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee's failure to receive a majority vote and acceptance of such resignation by the Directors; and
(e)an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 29.3(a)(ii), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.
29.4No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting to elect Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member's nominee(s) without such Member having made the representation required by Article 29.3(c); and if the chairman, co-chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by Applicable Law or the rules of the Designated Stock Exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:
(a)timely provide the notifications contemplated by of Article 29.3(e); or
(b)timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.
29.5Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 29.1(b).
29.6Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.
29.7To be eligible to be a nominee for election or re-election as a Director pursuant to Article 29.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:
(a)is not and will not become a party to:
(i)any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Company; or
(ii)any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a Director, with such person's duties under Applicable Law;
(b)is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;
(c)in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and
(d)if elected as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The nominating and governance committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the nominating and governance committee of the Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member's understanding of the independence, or lack thereof, of such nominee.
29.8At the request of the Directors, any person nominated for election as a Director shall furnish to the Company the information that is required to be set forth in a Members' notice of nomination pursuant to this Article.
29.9Any Member proposing to nominate a person or persons for election as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the United States Securities Exchange Commission. A Member shall include any person or persons such Member intends to nominate for election as Director in its own proxy statement and proxy card.
30.Powers of Directors
30.1Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.
30.2All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.
30.3The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
30.4The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
31.Appointment and Removal of Directors
31.1Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares increase and decrease the number of Directors and appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.
31.2The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.
31.3After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
31.4Article 31.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.
32.Vacation of Office of Director
The office of a Director shall be vacated if:
(a)the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or
(c)the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)the Director is found to be or becomes of unsound mind; or
(e)all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.
33.Proceedings of Directors
33.1The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
33.2Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

33.3A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.
33.4A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.
33.5A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.
33.6The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.
33.7The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.
33.8All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.
33.9A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.
34.Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
35.Directors' Interests
35.1A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.
35.3A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.
35.4No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.
35.5A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
36.Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
37.Delegation of Directors' Powers
37.1The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
37.2The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
37.3The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.
37.4The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.
37.5The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.
38.No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
39.Remuneration of Directors
39.1The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
39.2The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.
40.Seal
40.1The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.
40.2The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
40.3A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
41.Dividends, Distributions and Reserve
41.1Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.
41.2Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.
41.3The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
41.4The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.
41.5Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.
41.6The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.
41.7Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.
41.8No Dividend or other distribution shall bear interest against the Company.
41.9Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.
42.Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
43.Books of Account
43.1The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.
43.2The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.
43.3The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
44.Audit
44.1The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
44.2Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.
44.3If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.
44.4The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
44.5If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.
44.7Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.
45.Notices
45.1Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.
45.2Where a notice is sent by:
(a)courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;
(b)post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;
(c)cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;
(d)e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and
(e)placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
45.3A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
45.4Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.
46.Winding Up
46.1If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:
(a)if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or
(b)if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
46.2If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
47.Indemnity and Insurance
47.1Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
47.2The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.
48.Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
49.Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
50.Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
51.Business Combination
51.1Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.
51.2Prior to the consummation of a Business Combination, the Company shall either:
(a)submit such Business Combination to its Members for approval; or
(b)provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company's net tangible assets to be less than US$5,000,001.
51.3If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.
51.4At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.
51.5Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash

(the "IPO Redemption"), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the "Redemption Price"). The Company shall not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 (the “Redemption Limitation”).
51.6A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).
51.7In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:
(a)cease all operations except for the purpose of winding up;
(b)as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members' rights as Members (including the right to receive further liquidation distributions, if any); and
(c)as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining Members and the Directors, liquidate and dissolve, subject in the case of (b) and (c) above to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.
51.8In the event that any amendment is made to this Article:
(a)to modify the substance or timing of the Company's obligation to allow redemption in connection with a Business Combination or to redeem 100 per cent of the Public Shares if the Company has not consummated a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or
(b)with respect to any other provisions relating to Members’ rights or pre-initial Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less taxes payable), divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
51.9A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.
51.10After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:
(a)receive funds from the Trust Account; or
(b)vote as a class with Public Shares on a Business Combination.
51.11A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.
51.12The Company shall not enter into an initial Business Combination with another blank cheque company or a similar company with nominal operations.
52.Certain Tax Filings
Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
53.Business Opportunities
53.1To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.
53.2To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.
53.3Notwithstanding anything to the contrary in this Article, such renouncement shall not apply to any business opportunity that is expressly offered to such person solely in his or her capacity as a Director or Officer of the Company and it is an opportunity that the Company is able to complete on a reasonable basis.

Annex H
CERTIFICATE OF INCORPORATION
OF
MARKETWISE, INC.
ARTICLE I.
The name of the corporation is MarketWise, Inc. (the “Corporation”).
ARTICLE II.
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III.
The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of MarketWise, LLC, a Delaware limited liability company, or any successor entities thereto (“MarketWise LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto. The Corporation is being incorporated in connection with the domestication of Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (“Ascendant”), as a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Ascendant (the “Certificate of Domestication”).
ARTICLE IV.
Section 4.1    Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is one billion three hundred and fifty million (1,350,000,000), consisting of three classes as follows:
(a)    nine hundred and fifty million (950,000,000) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);
(b)    three hundred million (300,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”); and
(c)    one hundred million (100,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).
Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, which is occurring on the closing date of the transactions contemplated by that certain Business Combination Agreement, dated as of March 1, 2021, by and among Ascendant, MarketWise LLC and the other parties thereto (the “Business Combination Agreement”), each share of capital stock of Ascendant issued and outstanding immediately prior to the Closing (as defined in the Business Combination Agreement) will be converted into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.
Section 4.2    Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.
Section 4.3    Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
Section 4.4    Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:
(a)    Voting Rights. Except as otherwise required by law,
(i)    Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.
(ii)    Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.
(iii)    Except as otherwise required in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.
(b)    Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.
(c)    Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class B Common Stock in proportion to the number of shares held by each such stockholder; provided, that each holder of shares of Class B Common Stock shall be entitled to receive $0.0001 per share of Class B Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of Class B Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of the Corporation. A Change of Control (other than approval of a plan of complete liquidation or dissolution of the Corporation) shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).
(d)    Class B Common Stock.
(i)    From and after the effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, the Existing Owners (as defined below), their respective successors and assigns as well as their Permitted Transferees (as defined below) in accordance with Section 4.5 (the Existing Owners together with all such subsequent successors, assigns and Permitted Transferees, collectively, the “Permitted Class B Owners”) and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below). As used in this Certificate of Incorporation, (A) “Existing Owner” means each of the members (other than the Corporation) of MarketWise LLC, as set forth on Schedule 1 of the LLC Agreement (as defined below) as of the Effective Time, (B) “Common Unit” means a membership interest in MarketWise LLC, authorized and issued under the Third Amended and Restated Limited Liability Company Agreement of MarketWise LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement and (C) “Permitted Transferee” has the meaning given to it in the LLC Agreement.
(ii)    The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner in accordance with the terms of the LLC Agreement.
(iii)    In the event that there is a Change of Control (as defined below) of the Corporation, which Change of Control was approved by the Board of Directors prior to or simultaneously with such Change of Control, then the holders of shares of Class B Common Stock shall not be entitled to receive more than $0.0001 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.
Section 4.5    Transfer of Class B Common Stock.
(a)    A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender, or other acquisition, of any shares of Class B Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.
(b)    Except as set forth in Section 4.5(a), a holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder or to a non-Permitted Transferee with the approval in advance and in writing by the Corporation, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee or such non-Permitted Transferee, as applicable, in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.5(b) are collectively referred to as the “Restrictions.”
(c)    Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, lose all voting rights as set forth herein and become a non-voting share.
(d)    Upon a determination by the Board of Directors (including a majority of the Directors who are disinterested with respect to the relevant transaction serving on the Board of Directors at such time) that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including, without limitation, to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.
(e)    The Board of Directors (including a majority of the Directors who are disinterested with respect to the relevant transaction serving on the Board of Directors at such time) may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class B Common Stock.
Section 4.6    Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).
Section 4.7    Fractions. Class A Common Stock and Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock and Class B Common Stock, as applicable. Holders of shares of Class A Common Stock and, subject to the Restrictions, holders of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate of Incorporation, all references to Class A Common Stock and Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock or Class B Common Stock.

Section 4.8    Amendment.
Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.
ARTICLE V.
Section 5.1    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares or other securities equal to the then-outstanding number of Units (as defined in the LLC Agreement) held by the holders of Units (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) subject to Redemption (as defined in the LLC Agreement) from time to time.
Section 5.2    Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 5.2 shall become effective at the close of business on the date such combination or subdivision becomes effective. In no event shall the shares of Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class A Common Stock shall be proportionately split, subdivided or combined, and in no event shall the shares of Class A Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class B Common Stock shall be proportionately split, subdivided or combined.
ARTICLE VI.
The Bylaws of the Corporation (the “Bylaws”) may be altered, amended or repealed, and new bylaws made, by the affirmative vote of a majority of the Whole Board of Directors.
ARTICLE VII.
Section 7.1    Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.
Section 7.2    Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors. For purposes of this Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.
Section 7.3    Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

Section 7.4    Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least a majority of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at a meeting duly called for that purpose.
Section 7.5    Classified Board. At the Effective Time, the Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Time; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with Section 7.4 of this Amended and Restated Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. The provisions of this Section 7.5 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.
Section 7.6    Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
ARTICLE VIII.
Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
ARTICLE IX.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that any amendment (including by merger, consolidation or otherwise) to this Certificate of Incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in addition to the affirmative vote of at least a majority of the voting power of all of the outstanding voting stock of the Corporation entitled to vote, also require the affirmative vote of a majority of shares of Class A Common Stock voting separately as a class. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X.
The Corporation shall indemnify, and advance expenses to, each current or former Director or officer of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. The Corporation is authorized to indemnify, and advance expenses to, each current or former employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director. No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
ARTICLE XI.
Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any action, the subject matter of which is within the scope of the first sentence of this Article XI, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder of the Corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XI and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Notwithstanding the foregoing, this Article XI shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.
ARTICLE XII.
Section 12.1    Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:
(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;
(b)    “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer, manager or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.
(c)    “Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding voting stock of the Corporation; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of MarketWise LLC); (3) there is consummated a merger or consolidation of the Corporation or MarketWise LLC with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of MarketWise LLC. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.
(d)    “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(e)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(f)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates:
(i)    beneficially owns such stock, directly or indirectly; or
(ii)    has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or
(iii)    has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.
(g)    “Person” means, except as otherwise provided in the definition of “Change of Control,” any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(h)    “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(i)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(j)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.
ARTICLE XIII.
Section 13.1    Corporate Opportunity.
(a)    To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to Ascendant Sponsor LP or its Affiliates (other than the Corporation and its subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such Person who is also an officer or employee of the Corporation or its subsidiaries), or any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 13.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.
(b)    Subject to the final sentence of the foregoing clause (a), no Exempt Person shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (ii) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Exempt Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Exempt Person engages in any such activities; provided, that for the avoidance of doubt, the foregoing waiver shall not apply to any other fiduciary duty that may be applicable to such Exempt Person under applicable law.
(c)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.
(d)    For so long as any Person nominated by Ascendant Sponsor LP serves as a Director (a “Sponsor Designee”), then any alteration, amendment, addition to or repeal of this Article XIII that has more than a de minimis adverse impact on the rights or obligations of such Sponsor Designee under this Article XIII shall require the approval of the Board of Directors, which approval shall include the approval of at least one Sponsor Designee; provided, however, that the foregoing sentence shall not apply to any alteration, amendment, addition to or repeal of this Article XIII effected in furtherance of, or in connection with, any transaction or series of related transactions that would result in a Change of Control, where such alteration, amendment, addition to or repeal is effective from and after such Change of Control. Neither the alteration, amendment, addition to or repeal of this Article XIII, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article XIII, shall eliminate or reduce the effect of this Article XIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article XIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.
ARTICLE XIV.
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.
To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [ ● ], 2021.

MARKETWISE, INC.

By:
Name:
Title:

Annex I

BYLAWS

OF

MARKETWISE, INC.

Dated as of [ ● ], 2021

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ARTICLE I.
MEETING OF STOCKHOLDERS
Section 1.01    Place of Meetings. Meetings of stockholders of MarketWise, Inc., a Delaware corporation (the “Corporation”; and such stockholders, the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the board of directors of the Corporation (the “Board of Directors”). In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).
Section 1.02    Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.
Section 1.03    Special Meetings. Special meetings of Stockholders for any purpose or purposes may be called only by the chairperson of the Board of Directors (the “Chairperson”) or pursuant to a resolution adopted by a majority of the Whole Board of Directors then in office. For purposes of these Bylaws, the term “Whole Board of Directors” shall mean the total number of authorized Directors, whether or not there exist any vacancies in previously authorized directorships. Special meetings of Stockholders validly called in accordance with this Section 1.03 of these bylaws (as the same may be amended, restated, amended and restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. Notice of every special meeting of Stockholders shall state the purpose or purposes of the meeting, and the business transacted at any special meeting of Stockholders shall be limited to the purpose or purposes stated in the notice. Upon the prior written consent of a majority of the Whole Board of Directors, the Board of Directors may postpone, reschedule or cancel any special meeting of Stockholders previously scheduled by the Chairperson or Board of Directors.
Section 1.04    Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation of the Corporation (as the same may be amended, restated, amended and restated or otherwise modified from time to time, the “Certificate of Incorporation”) or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.
Section 1.05    Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 1.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders.
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If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 1.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.
Section 1.06    Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person or represented by proxy, shall have the power to adjourn the meeting of Stockholders from time to time in the manner provided in Section 1.05 of these Bylaws until a quorum is present or represented. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
Section 1.07    Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 1.08    Voting; Proxies. Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy may be authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.
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Section 1.09    Fixing Date for Determination of Stockholders of Record.
(a)In order that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of Section 1.09(a) at the adjourned meeting.
(b)In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
(c)Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the Stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining Stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law and (ii) if prior action by the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 1.10    List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of Stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to
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examine the list of Stockholders required by this Section 1.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of stock of the Corporation are recorded.
Section 1.11    No Action by Written Consent in Lieu of a Meeting. Stockholders may not take action by written consent in lieu of a meeting.
Section 1.12    Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
Section 1.13    Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 1.07 of these Bylaws. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 1.14    Advance Notice Procedures for Business Brought before a Meeting. This Section 1.14 shall apply to any business that may be brought before an annual meeting of Stockholders other than nominations for election to the Board of Directors at such a meeting, which shall be governed by Section 1.15 of these Bylaws. Stockholders seeking to nominate Persons for election to the Board of Directors must comply with Section 1.15 of
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these Bylaws, and this Section 1.14 shall not be applicable to nominations for election to the Board of Directors except as expressly provided in Section 1.15 of these Bylaws.
(a)At an annual meeting of the Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting of the Stockholders, business must be (a) specified in a notice of meeting of the Stockholders given by or at the direction of the Board of Directors or a duly authorized committee thereof, (b) if not specified in a notice of meeting of the Stockholders, otherwise brought before the meeting by the Board of Directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a Stockholder present in person who (A)(1) was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.14 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.14 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for such annual meeting of the Stockholders. The foregoing clause (c) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders. The only matters that may be brought before a special meeting of the Stockholders are the matters specified in the Corporation’s notice of meeting of the Stockholders given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 1.03 of these Bylaws. For purposes of these Bylaws, “Person” shall mean any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For purposes of this Section 1.14 and Section 1.15 of these Bylaws, “present in person” shall mean that the Stockholder proposing that the business be brought before the annual meeting or special meeting of the Stockholders, as applicable, or, if the proposing Stockholder is not an individual, a qualified representative of such proposing Stockholder, appear in person at such annual or special meeting, and a “qualified representative” of such proposing Stockholder shall be, if such proposing Stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust.
(b)Without qualification, for business to be properly brought before an annual meeting of the Stockholders by a Stockholder, the Stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.14. To be timely, a Stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting (which, in the case of the first annual meeting of Stockholders following the closing the Corporation’s initial underwritten public offering of common stock, the immediately preceding year’s annual meeting date shall be deemed to be [ ● ]); provided, however, that if the date of the annual meeting of the Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by such Stockholder to be timely must be so delivered, or mailed and received, not later than the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(c)To be in proper form for purposes of this Section 1.14, a Stockholder’s notice to the Secretary shall set forth:
(i)As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of Stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed
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to beneficially own any shares of any class or series of Stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii)As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of Stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of Stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or Directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the applicable meeting of the Stockholders pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(iii)As to each item of business that the Stockholder proposes to bring before the annual meeting of the Stockholders, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and the text of any proposed amendment to these Bylaws), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such Stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 1.14(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
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(d)For purposes of this Section 1.14, the term “Proposing Person” shall mean (a) the Stockholder providing the notice of business proposed to be brought before an annual meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of the Stockholders is made, (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Stockholder in such solicitation.
(e)A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of the Stockholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.14 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).
(f)Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of the Stockholders that is not properly brought before the meeting in accordance with this Section 1.14. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 1.14, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(g)In addition to the requirements of this Section 1.14 with respect to any business proposed to be brought before an annual meeting of the Stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.14 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(h)For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
Section 1.15    Advance Notice Procedures for Nominations of Directors.
(a)Nominations of any Person for election to the Board of Directors at an annual meeting or at a special meeting of the Stockholders (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board of Directors, including by any committee or Persons authorized to do so by the Board of Directors or these Bylaws, or (b) by a Stockholder present in Person (as defined in Section 1.14) (1) who was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.15 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.15 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a Stockholder to make any nomination of a Person or Persons for election to the Board of Directors at any annual meeting or special meeting of Stockholders.
(b)
(i)Without qualification, for a Stockholder to make any nomination of a Person or Persons for election to the Board of Directors at an annual meeting of the Stockholders, the Stockholder must (a) provide Timely Notice (as defined in Section 1.14(b) of these Bylaws) thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination as required by this Section 1.15, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.15.
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(ii)Without qualification, if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting of the Stockholders, then for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting of the Stockholders, the Stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination required by this Section 1.15, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.15. To be timely for purposes of this Section 1.15(b)(ii), a Stockholder’s notice for nominations to be made at a special meeting of the Stockholders must be delivered to, or mailed to and received by the Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 1.14(h)) of the date of such special meeting was first made.
(iii)In no event shall any adjournment or postponement of an annual meeting or special meeting of the Stockholders or the announcement thereof commence a new time period for the giving of a Stockholder’s notice as described above.
(iv)In no event may a Nominating Person (as defined below) provide notice under this Section 1.15 or otherwise with respect to a greater number of Director candidates than are subject to election by Stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of Directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice (with respect to an annual meeting of the Stockholders), (ii) the date set forth in Section 1.15(b)(ii) (with respect to a special meeting) or (iii) the 10th day following the date of public disclosure (as defined in Section 1.14(h)) of such increase.
(c)To be in proper form for purposes of this Section 1.15, a Stockholder’s notice to the Secretary shall set forth:
(i)As to each Nominating Person, the Stockholder Information (as defined in Section 1.14(c)(i) of these Bylaws) except that for purposes of this Section 1.15, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.14(c)(i);
(ii)As to each Nominating Person, any Disclosable Interests (as defined in Section 1.14(c)(ii), except that for purposes of this Section 1.15 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.14(c)(ii) and the disclosure with respect to the business to be brought before the meeting of the Stockholders in Section 1.14(c)(iii) shall be made with respect to nomination of each Person for election as a Director at such meeting); and
(iii)As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Stockholder’s notice pursuant to this Section 1.15 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a Director or executive officer of such registrant (the disclosures to
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be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 1.15(f).
(d)For purposes of this Section 1.15, the term “Nominating Person” shall mean (a) the Stockholder providing the notice of the nomination proposed to be made at the meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (c) any other participant in such solicitation.
(e)A Stockholder providing notice of any nomination proposed to be made at a meeting of the Stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.15 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).
(f)To be eligible to be a candidate for election as a Director at an annual or special meeting of the Stockholders, a candidate must be nominated in the manner prescribed in this Section 1.15 and the candidate for nomination, whether nominated by the Board of Directors or by a Stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed in such written questionnaire and (B) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all Directors and in effect during such Person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).
(g)The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent Director in accordance with the Corporation’s Corporate Governance Guidelines.
(h)In addition to the requirements of this Section 1.15 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
(i)No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 1.15, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 1.15, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.
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(j)Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Section 1.15.
ARTICLE II.
BOARD OF DIRECTORS
Section 2.01    Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of Preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board of Directors. The Directors shall be classified in the manner provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.
Section 2.02    Election; Resignation; Removal; Vacancies. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, Directors shall be elected at the annual meeting of Stockholders by such Stockholders that have the right to vote on such election. Any Director may resign at any time upon written or electronic notice to the Corporation. Such resignation shall be effective upon delivery unless otherwise specified. Subject to the rights of holders of any series of Preferred Stock, Directors may be removed only as expressly provided in the Certificate of Incorporation. Except as otherwise required by applicable law, and subject to and in accordance with the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the Stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.
Section 2.03    Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as the Board of Directors may from time to time determine. A notice of regular meetings of the Board of Directors shall not be required.
Section 2.04    Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting.
Section 2.05    Telephonic Meetings Permitted. Members of the Board of Directors may participate in any meetings of the Board of Directors thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 2.05 shall constitute presence in person at such meeting.
Section 2.06    Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the Whole Board of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 2.02 of these Bylaws, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws.
Section 2.07    Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the
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foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.08    Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law.
Section 2.09    Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary or other compensation as a Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings. Any Director may decline any or all such compensation payable to such Director in his or her discretion.
Section 2.10    Chairperson. The Board of Directors may appoint from its members a Chairperson. The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.
ARTICLE III.
COMMITTEES
Section 3.01    Committees. With the affirmative vote of a majority of the Whole Board of Directors, the Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one be adopted) to be affixed to all papers which may require it. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Special meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.
Section 3.02    Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 3.03    Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence
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of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.
ARTICLE IV.
OFFICERS
Section 4.01    Officers. The officers of the Corporation shall be a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson of the Board of Directors, a Vice Chairperson of the Board of Directors, a Chief Financial Officer, a Treasurer, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a stockholder or Director.
Section 4.02    Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 4.03 of these Bylaws.
Section 4.03    Subordinate Officer. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.
Section 4.04    Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Section 4.05    Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 4.03.
Section 4.06    Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairperson, if any, the Chief Executive Officer of the Corporation (the “CEO”) (if such an officer is appointed) shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He or she shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairperson, at all meetings of the Board of Directors at which he or she is present and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaw.
Section 4.07    President. The Board of Directors may, but is not obligated to, appoint a President of the Corporation. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairperson (if any) or the CEO, the President of the Corporation, if appointed, shall have general supervision, direction, and control of the business and other officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.
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Section 4.08    Secretary. The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors, and Stockholders. The minutes shall show the time and place of each such meeting, the names of those present at such Directors’ meetings or committee meetings, the number of shares of Stock present or represented at such Stockholders’ meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares of Stock held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required to be given by applicable law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.
Section 4.09    Chief Financial Officer. The Chief Financial Officer of the Corporation (the “CFO”) shall be the treasurer and shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any Director. The CFO shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the President, if any is appointed, the CEO, or the Directors, upon request, an account of all his or her transactions as CFO and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.
Section 4.10    Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the President of the Corporation, or any other person authorized by the Board of Directors or the President of the Corporation, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares, securities or interests of any other corporation or entity standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
Section 4.11    Authority and Duties of Officers. All officers of the Corporation shall respectively have such powers and authority and shall perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.
Section 4.12    Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.
ARTICLE V.
STOCK
Section 5.01    Certificates. The shares of Stock shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of Stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of Stock represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.
Section 5.02    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate for shares of Stock in the place of any certificate theretofore issued by it,
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alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. The Board of Directors may establish regulations, rules or procedures concerning the proof required for adequately alleging the loss, theft or destruction of any Stock certificate and concerning the giving of a satisfactory bond or bonds of indemnity.
ARTICLE VI.
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section 6.01    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law (including as it presently exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (any such action, suit or proceeding, a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.04 of these Bylaws, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.
Section 6.02    Indemnification of Others. The Corporation shall have the power (but not the obligation) to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such proceeding.
Section 6.03    Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.
Section 6.04    Claims. If a claim for indemnification under this Article VI (following the final disposition of such proceeding) is not paid in full within 60 days after the Corporation has received a written claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article VI is not paid in full within 30 days after the Corporation has received a written statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
Section 6.05    Non-exclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquires under any
14

applicable statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.
Section 6.06    Insurance. The Corporation may purchase and maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
Section 6.07    Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another Person shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other Person.
Section 6.08    Continuation of Indemnification. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a Person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.
Section 6.09    Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws or an amendment to the Certificate of Incorporation after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought.
Section 6.10    Other Indemnification and Advancement of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE VII.
MISCELLANEOUS
Section 7.01    Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.
Section 7.02    Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 7.03    Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of the Corporation’s Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
Section 7.04    Registered Stockholders. The Corporation: (i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
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Section 7.05    Corporate Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
Section 7.06    Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
Section 7.07    Manner of Notice.
(a)Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to Stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission to the extent permitted by applicable law.
Any notice given pursuant to the preceding paragraph shall be deemed given (a) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (b) if by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail; (c) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the Stockholder. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For the purposes of these Bylaws, an “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
(b)Notice to Stockholders Sharing an Address. Without limiting the manner by which notice otherwise may be given effectively to Stockholders, and except as prohibited by applicable law, any notice to Stockholders given by the Corporation under any provision of applicable law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a single written notice to Stockholders who share an address if consented to by the Stockholders at that address to whom such notice is given. Any such consent shall be revocable by the Stockholder by written notice to the Corporation. Any Stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 7.07, shall be deemed to have consented to receiving such single written notice.
(c)Notice to Directors. Except as otherwise provided herein or permitted by applicable law, notices to any Director may be in writing and delivered personally or mailed to such Director at such Director’s address appearing on the books of the Corporation, or may be given by telephone or by any means of electronic transmission (including, without limitation, electronic mail) directed to an address for receipt by such Director of electronic transmissions appearing on the books of the Corporation.
Section 7.08    Waiver of Notice of Meetings of Stockholders, Directors and Committees. A written waiver of any notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether given before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders, Board of Directors, or committee or subcommittee of the Board of Directors need be specified in a waiver of notice.
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Section 7.09    Form of Records. Any records maintained by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method or one or more electronic networks or databases, provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and the stock ledger is maintained in accordance with applicable law.
Section 7.10    Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, only by the affirmative vote of (a) a majority of the Whole Board of Directors or (b) at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting Stock entitled to vote, voting together as a single class.
*          *          *
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Annex J

TAX RECEIVABLE AGREEMENT
by and among
MARKETWISE, INC.
MARKETWISE, LLC
and
THE MEMBERS OF MARKETWISE, LLC
FROM TIME TO TIME PARTY HERETO
Dated as of [ ● ], 2021

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TABLE OF CONTENTS

		Page
	ARTICLE I

	Definitions
SECTION 1.1.	Definitions	2
SECTION 1.2.	Rules of Construction	11
	ARTICLE II

	Determination of Realized Tax Benefit
SECTION 2.1.	Basis Adjustments; MarketWise 754 Election	12
SECTION 2.2.	Basis Schedules	12
SECTION 2.3.	Tax Benefit Schedules	12
SECTION 2.4.	Procedures; Amendments	13
	ARTICLE III

	Tax Benefit Payments
SECTION 3.1.	Timing and Amount of Tax Benefit Payments	14
SECTION 3.2.	No Duplicative Payments	16
SECTION 3.3.	Pro-Ration of Payments as Between the Members	16
	ARTICLE IV

	Termination
SECTION 4.1.	Early Termination of Agreement; Acceleration Events	17
SECTION 4.2.	Early Termination Notice	18
SECTION 4.3.	Payment upon Early Termination	18
	ARTICLE V

	Subordination and Late Payments
SECTION 5.1.	Subordination	19
SECTION 5.2.	Late Payments by the Corporation	19
	ARTICLE VI

	Tax Matters; Consistency; Cooperation
SECTION 6.1.	Participation in the Corporation’s and MarketWise’s Tax Matters	19
SECTION 6.2.	Consistency	19
SECTION 6.3.	Cooperation	20
	ARTICLE VII

	Miscellaneous
SECTION 7.1.	Notices	20
SECTION 7.2.	Counterparts	21
SECTION 7.3.	Entire Agreement; No Third-Party Beneficiaries	21
SECTION 7.4.	Severability	21
i

ii

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ ● ], 2021, is hereby entered into by and among MarketWise, Inc., a Delaware corporation (the “Corporation”), MarketWise, LLC, a Delaware limited liability company (“MarketWise”), and each of the Members (as defined herein) from time to time party hereto.
RECITALS
WHEREAS, MarketWise is treated as a partnership for U.S. Federal income tax purposes;
WHEREAS, each of the members of MarketWise as of the date hereof (such members (other than the Corporation), together with each other Person who becomes party hereto by satisfying the Joinder Requirement, the “Members”) own member’s interests in MarketWise in the form of Units (as defined herein);
WHEREAS, the Corporation is the sole managing member of MarketWise;
WHEREAS, on March 1, 2021, MarketWise, the Corporation and the Members entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Combination Agreement”);
WHEREAS, pursuant to the Combination Agreement and as described further therein, at the Effective Time (as defined herein) the Corporation will acquire (i) existing Units from the Members and (ii) newly issued Units from MarketWise (collectively, the “Unit Purchase”);
WHEREAS, the Operating Agreement (as defined herein) provides each Member a redemption right pursuant to which each Member may cause MarketWise to redeem all or a portion of its Units from time to time for shares of Class A Common Stock (as defined herein) or, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Units between the Corporation and the applicable Member in lieu of such a Redemption (a “Direct Exchange”);
WHEREAS, MarketWise and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. Federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange (as defined herein) occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by MarketWise or certain of its Subsidiaries; and
WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and the making of payments under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.1    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verbified forms of the terms defined).
“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation filed for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the
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Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes).
“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Corporation.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.
“Agreement” is defined in the preamble.
“Amended Schedule” is defined in Section 2.4(b).
“Amount Realized” means, with respect to any Exchange at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a Member pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Units acquired pursuant to the Exchange under Section 752 of the Code.
“Assumed State and Local Tax Rate” means 6.28%, as may be adjusted from time to time by the Corporation in its reasonable discretion if such adjustment is necessary to take into account any change in applicable Law or any material change in (i) the apportionment factor on the Tax Returns of the Corporation in the applicable U.S. state or local jurisdiction or (ii) the U.S. state and local jurisdictions in which the Corporation is liable for Covered Taxes, in each case, from Taxable Year to Taxable Year.
“Attributable” is defined in Section 3.1(b)(i).
“Audit Committee” means the audit committee of the Board.
“Basis Adjustment” means the increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets under Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code, in each case, or any similar provisions of U.S. state or local tax Law, as a result of any Exchange or any payment made under this Agreement. For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of U.S. state or local tax Law), the consideration paid by the Corporation for such Units shall be the Amount Realized. For the avoidance of doubt, a Basis Adjustment shall be made with respect to any deferred revenue, deferred subscription income or any other similar types of advance payments (as such term is defined in IRS Revenue Procedure 2004-34, 2004-22 I.R.B. 991) and recovered at the time the applicable advance payment is included in income by the MarketWise Group. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred, and, further, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.
“Basis Schedule” is defined in Section 2.2.
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“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.
“Board” means the board of directors of the Corporation.
“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.
“Change of Control” means the occurrence of any of the following events:
(i)any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding (1) any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Transferees (as defined in the Third Amended and Restated Limited Liability Company Agreement of MarketWise dated as of the date hereof) and (2) any “person” or “group” who, as of the Effective Time, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;
(ii)(A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition; or
(iii)there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Corporation.
“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Corporation.
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“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Combination Agreement” is defined in the recitals to this Agreement.
“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporation” is defined in the preamble to this Agreement.
“Covered Taxes” means any U.S. Federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.
“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).
“Default Rate” means a per annum rate of LIBOR plus 500 basis points.
“Default Rate Interest” is defined in Section 5.2.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of U.S. state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.
“Direct Exchange” is defined in the recitals to this Agreement.
“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.
“Early Termination Notice” is defined in Section 4.2(a).
“Early Termination Payment” is defined in Section 4.3(b).
“Early Termination Reference Date” is defined in Section 4.2(b).
“Early Termination Schedule” is defined in Section 4.2(b).
“Effective Time” means the time of the “Closing” as defined in the Combination Agreement.
“Exchange” means any (i) Direct Exchange, (ii) Redemption, (iii) transactions pursuant to the Combination Agreement that result in a Basis Adjustment or (iv) distribution (including a deemed distribution) by MarketWise to a Member that results in a Basis Adjustment.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Exchange Date” means the date of any Exchange.
“Expert” is defined in Section 7.8(a).
“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).
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“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability but (i) calculating depreciation, amortization or other similar deductions, or otherwise calculating any items of income, gain or loss, using the Corporation’s proportionate share of the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carry back of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i) or (ii) of the previous sentence.
“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of U.S. state or local tax Law with respect to the Corporation’s payment obligations under this Agreement.
“Independent Directors” means the members of the Board who are “independent” under applicable Laws and the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.
“Interest Amount” is defined in Section 3.1(b)(vi).
“IRS” means the U.S. Internal Revenue Service.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Joinder Requirement” is defined in Section 7.5(a).
“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
“LIBOR” means, during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporation at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporation has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporation shall (as determined by the Corporation to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation and MarketWise, as may be necessary or appropriate, in the reasonable judgment of the Corporation, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation.
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“Market Value” means the Common Unit Redemption Price, as defined in the Operating Agreement.
“MarketWise” is defined in the preamble to this Agreement.
“MarketWise Group” means MarketWise and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary that is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation)).
“Material Breach” means the (i) material breach by the Corporation of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.
“Member Approval” means written approval by Members whose rights under this Agreement are attributable to at least 50% of the Units outstanding (excluding any Units held by the Corporation) immediately after the Unit Purchase (as appropriately adjusted for any subsequent changes to the number of outstanding Units). For purposes of this definition, a Member’s rights under this Agreement shall be attributed to Units as of the time of a determination of Member Approval. For the avoidance of doubt, (i) an Exchanged Unit shall be attributed only to the Member entitled to receive Tax Benefit Payments with respect to such Exchanged Unit (i.e., the Member who Exchanged the Unit or the assignee of such Member’s rights to the Tax Benefit Payments hereunder) and (ii) an outstanding Unit that has not been Exchanged shall be attributed only to the Member (or, if applicable, the assignee of its rights to the Tax Benefit Payments hereunder) entitled to receive Tax Benefit Payments upon the Exchange of such Unit.
“Members” is defined in the recitals to this Agreement.
“Net Tax Benefit” is defined in Section 3.1(b)(ii).
“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.
“Objection Notice” is defined in Section 2.4(a)(ii).
“Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of MarketWise, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.
“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.
“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means any transfer of one or more Units (i) that occurs after the Effective Time but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.
“Realized Tax Benefit” is defined in Section 3.1(b)(iv).
“Realized Tax Detriment” is defined in Section 3.1(b)(v).
“Reconciliation Dispute” is defined in Section 7.8(a).
“Reconciliation Procedures” is defined in Section 7.8(a).
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“Redemption” is defined in the recitals to this Agreement.
“Reference Asset” means any asset of any member of the MarketWise Group at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including any “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.
“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, and (iii) an Early Termination Schedule and, in each case, any amendments thereto.
“Senior Obligations” is defined in Section 5.1.
“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.
“Tax Benefit Payment” is defined in Section 3.1(b).
“Tax Benefit Schedule” is defined in Section 2.3(a).
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any schedules or other attachments thereto), including any information return, claim for refund, amended return and declaration of estimated tax.
“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the date of the Effective Time.
“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.
“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.
“U.S.” means the United States of America.
“Unit Purchase” is defined in the recitals to this Agreement.
“Units” means Common Units, as defined in the Operating Agreement.
“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:
(i)subject to clause (iii) below, in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;
(ii)the U.S. Federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law and the taxable income of the Corporation will be subject to such maximum applicable tax rates for each Covered Tax; provided that, the combined U.S. state and local
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income tax rates shall be the Assumed State and Local Tax Rate applicable to the Taxable Year that includes the Early Termination Effective Date;
(iii)any loss carryovers or carry backs (without duplication) generated by any Basis Adjustment or Imputed Interest (including any such Basis Adjustment or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the Early Termination Effective Date will be used by the Corporation ratably from such Early Termination Effective Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the Taxable Year that includes the tenth (10th) anniversary of the Early Termination Effective Date (by way of example, if on the Early Termination Effective Date the Corporation had $100 of net operating losses that is scheduled to expire in 10 years, $10 of such net operating losses would be used in each of the 10 consecutive Taxable Years beginning in the Taxable Year that includes such Early Termination Effective Date);
(iv)any non-amortizable assets will be disposed of on the fifteenth (15th) anniversary of the later of (i) the applicable Exchange giving rise to a Basis Adjustment with respect to such assets and (ii) the Early Termination Effective Date;
(v)if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such Member, whichever is lower, had such Units actually been Exchanged on the Early Termination Effective Date; and
(vi)any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions.
“Voluntary Early Termination” is defined in Section 4.2(a).
SECTION 1.2 Rules of Construction. Unless otherwise specified herein:
(a)For purposes of interpretation of this Agreement:
(i)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.
(ii)Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.
(iii)References to dollars or “$” refer to the lawful currency of the U.S.
(iv)The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.
(v)The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(c)Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.
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(d)Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments means such organization documents, agreements and other contractual instruments as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
ARTICLE II
Determination of Realized Tax Benefit
SECTION 2.1. Basis Adjustments; MarketWise 754 Election.
(a)Basis Adjustments. The Parties acknowledge and agree that (i) each Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable U.S. state or local tax Law) (i.e., equivalent to a Direct Exchange) and (ii) each Exchange will give rise to Basis Adjustments.
(b)MarketWise Section 754 Election. In its capacity as the Manager (as defined in the Operating Agreement), the Corporation shall cause MarketWise and each of its Subsidiaries that is treated as a partnership for U.S. Federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable U.S. state or local tax Law) for each Taxable Year in which an Exchange occurs and with respect to which the Corporation has obligations under this Agreement, including for the Taxable Year that includes the date hereof. The Corporation shall take commercially reasonable efforts to cause each Person in which MarketWise owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.
SECTION 2.2    Basis Schedules. Within 150 calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the Members a schedule showing, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustments to the Reference Assets for such Taxable Year, calculated (i) in the aggregate and (ii) solely with respect to each applicable Member, (c) the periods over which the Reference Assets are amortizable or depreciable and (d) the period over which each Basis Adjustment is amortizable or depreciable (such schedule, a “Basis Schedule”). All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each Member in compliance with this Agreement shall be borne by MarketWise. A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(a).
SECTION 2.3. Tax Benefit Schedules.
(a)Tax Benefit Schedule. Within 150 calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Members a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). For the avoidance of doubt, any Tax Benefit Schedule shall include the applied Assumed State and Local Tax Rate and describe any basis for any change in the Assumed State and Local Tax Rate from the rate specified herein. A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(a).
(b)Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carry backs of any tax item attributable to any Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of U.S. state and local tax Law, governing the
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use, limitation or expiration of carryovers or carry backs of the relevant type. If a carryover or carry back of any tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not attributable to a Basis Adjustment or Imputed Interest (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carry back of a Non-TRA Portion, such carry back shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree that, to the extent permitted by applicable Law and except with respect to the portion of any payment attributable to Imputed Interest, all Tax Benefit Payments and payments of Default Rate Interest are intended to be treated and shall be reported for all purposes as subsequent upward purchase price adjustments with respect to the relevant Units purchased by the Corporation from the applicable Members that give rise to further Basis Adjustments for the Corporation beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into the calculations contemplated hereunder for such Taxable Year and into future Taxable Years, as appropriate.
SECTION 2.4. Procedures; Amendments.
(a)Procedures. Each time the Corporation delivers a Schedule to the Members under this Agreement, the Corporation shall, with respect to such Schedule, also (i)(i) deliver to the Members supporting schedules and work papers, as determined by the Corporation or as reasonably requested by any Member, that provide a reasonable level of detail regarding relevant data and calculations that were relevant for purposes of preparing the Schedule and (ii)(ii) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the Members, at the Corporation or at the Advisory Firm in connection with a review of relevant information. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculations of the Actual Tax Liability for the relevant Taxable Year and the Hypothetical Tax Liability for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. A Schedule will become final and binding on the Parties 30 calendar days from the date on which the Members first received the applicable Schedule unless a Member, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such Member’s material objection (an “Objection Notice”) or each Member provides a written waiver to the Corporation of its right to give an Objective Notice within such period, in which case such Schedule becomes final and binding on the date the Corporation has received waivers from every Member. If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within 30 calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the Member shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.
(b)Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the Members, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carry back of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Member’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable Members when the Corporation delivers the next Basis Schedule after the occurrence of an event described in clauses (i) through (vi) (or, in the sole discretion of the Corporation, at an earlier date), and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a) or, if applicable, Section 7.8, the Amended Schedule shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which
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the amendment actually occurs; provided, that with respect to any Amended Schedule relating to an event described in clauses (ii), (iii) and (v), such calculation shall compute the Interest Amount in accordance with Section 3.1(b)(vi), and with respect to all Amended Schedules, the Final Payment Date for purposes of computing the Interest Amount and any Default Rate Interest shall be 5 Business Days following the date on which such Amended Schedule becomes final in accordance with Section 2.4(a).
ARTICLE III
Tax Benefit Payments
SECTION 3.1    Timing and Amount of Tax Benefit Payments.
(a)Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is 5 Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b) for the applicable Taxable Year. Each such Tax Benefit Payment shall be made by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by such Member. Without limiting the Corporation’s ability to make offsets against Tax Benefit Payments to the extent permitted under Section 3.4 or Section 7.8, no Member shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such Member.
(b)Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount equal to the sum of the Net Tax Benefit that is Attributable to such Member and the Interest Amount. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. Federal income tax payments.
(i)Attributable. A Net Tax Benefit is “Attributable” to a Member to the extent that it is derived from any Basis Adjustment or Imputed Interest arising as a result of an Exchange undertaken by or with respect to such Member.
(ii)Net Tax Benefit. The “Net Tax Benefit” with respect to a Member for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such Member as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1 (excluding payments attributable to Interest Amounts).
(iii)Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.
(iv)Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
(v)Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding
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Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
(vi)Interest Amount. The “Interest Amount” in respect of a Member equals interest on the unpaid amount of the Net Tax Benefit with respect to such Member for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. Federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the Member is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.
(vii)The Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. Federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless the applicable Member notifies the Corporation otherwise, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer of Units by a Member pursuant to an Exchange shall not exceed the sum of (A) the value of the Class A Common Stock or the amount of cash delivered to the Member, in each case, in the Exchange plus (B) 150% of the Basis Adjustment relating to such Exchange, and the aggregate Payments under this Agreement to such Member (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (B).
SECTION 3.2.    No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement. The provisions hereunder shall be consistently interpreted and applied in accordance with that intent.
SECTION 3.3.    Pro-Ration of Payments as Between the Members.
(a)Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Basis Adjustments and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the Members in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Basis Adjustments and Imputed Interest in a particular Taxable Year (with $50 of such Covered Tax benefits attributable to Member A and $150 attributable to Member B), such that Member A would have been entitled to a Tax Benefit Payment of $42.50 and Member B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to Member A and $75 would be allocated to Member B, such that Member A would receive a Tax Benefit Payment of $21.25 and Member B would receive a Tax Benefit Payment of $63.75.
(b)Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each Member pro rata in line with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all Members in respect of all prior Taxable Years have been made in full.
SECTION 3.4.    Overpayments. Subject to the procedures described in Section 2.4(a), to the extent the Corporation makes a payment to a Member in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such Member in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such Member shall not
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receive further payments under Section 3.1(a) until such Member has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no Member shall be required to return any payment paid by the Corporation to such Member.
ARTICLE IV
Termination
SECTION 4.1.    Early Termination of Agreement; Acceleration Events.
(a)Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every Member the Early Termination Payment (along with any applicable Default Rate Interest) due to such Member.
(b)Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.
(c)Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within 90 calendar days of the applicable Final Payment Date (except for all or a portion of such Payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is 90 calendar days after the relevant Final Payment Date because the Corporation (i)(i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii)(ii) does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue for the benefit of the Members, (B) the Corporation shall promptly (and in any event, within 5 Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to take actions contemplated in clause (B) will constitute a Material Breach; provided further that the interest provisions of Section 5.2 shall apply to such late payment, but, except with respect to a failure of the Corporation to make the payment described in clause (B), the Default Rate shall be replaced by the Agreed Rate. It shall be a Material Breach if the Corporation makes any distribution of cash or other property (other than shares of Class A Common Stock) to its stockholders or uses cash or other property to repurchase any capital stock of the Corporation (including Class A Common Stock), in each case, before (x) all Tax Benefit Payments (along with any applicable Default Rate Interest) that are due and payable as of the date the Corporation enters into a binding commitment to make such distribution or repurchase have been paid or (y) sufficient funds for the payment of all Tax Benefits Payments (along with any applicable Default Rate Interest) that are due and payable on the date of the distribution or repurchase have been reserved therefor. The Corporation shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.
(d)In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each Member, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs
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with respect to Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.
SECTION 4.2.    Early Termination Notice.
(a)If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control has or is reasonably expected to occur or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the Members a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid.
(b)The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.
SECTION 4.3.    Payment upon Early Termination.
(a)Timing of Payment. By the date that is 5 Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each Member an amount equal to the Early Termination Payment Attributable to such Member. Such Early Termination Payment shall be made by the Corporation by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by the applicable Member.
(b)Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such Member, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Member in accordance with this Agreement, regardless of whether such Member has Exchanged all of its Units as of the Early Termination Effective Date.
ARTICLE V
Subordination and Late Payments
SECTION 5.1.    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (but excluding, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations.
SECTION 5.2.    Late Payments by the Corporation. Subject to the proviso in the third sentence of Section 4.1(c), the amount of any Payment not made to any Member by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such Member; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then
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interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the date that is thirty (30) days following the due date for the applicable Tax Benefit Schedule until the date of actual payment.
ARTICLE VI
Tax Matters; Consistency; Cooperation
SECTION 6.1.    Participation in the Corporation’s and MarketWise’s Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation or MarketWise, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, the Corporation shall notify the relevant Members of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, MarketWise or any of MarketWise’s Subsidiaries, the outcome of which is reasonably expected to materially adversely affect such Members’ rights and obligations under this Agreement, and any such Member shall have the right to participate in and to monitor at its own expense (but not to control) any such portion of any such audit; provided, that the Corporation shall not settle or fail to contest any issue pertaining to any Basis Adjustments or the deduction of Imputed Interest2, in each case, that is reasonably expected to materially adversely affect any Member’s rights or obligations under this Agreement without the prior written consent of such Member, such consent not to be unreasonably withheld, conditioned or delayed; provided further, that neither the Corporation nor MarketWise shall be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the Combination Agreement or the Operating Agreement.
SECTION 6.2.    Consistency. Except upon the written advice of the Advisory Firm and except for items that are explicitly described as “deemed” or treated in a similar manner by the terms of this Agreement, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and MarketWise on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such Member, except as otherwise required by Law or a Determination. If the Corporation and any Member, for any reason, are unable to successfully resolve any disagreement with respect to the foregoing within sixty (60) calendar days, the Corporation and such Member shall employ the Reconciliation Procedures under Section 7.8 or the Resolution of Dispute procedures under Section 7.7, as applicable, unless otherwise agreed by the Corporation and such Member. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by applicable Law or a Determination or unless the Corporation and all of the Members agree to the use of other procedures and methodologies.
SECTION 6.3.    Cooperation.
(a)Each Member shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of MarketWise or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.
(b)MarketWise shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).
2
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ARTICLE VII
MISCELLANEOUS
SECTION 7.1.    Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:
If to the Corporation, to:
MarketWise, Inc.
1125 N. Charles Street
Baltimore, MD 21210
Attn: Mark Arnold, Chief Executive Officer; Gary Anderson, General Counsel
E-mail: marnold@marketwise.com; ganderson@marketwise.com

with a copy (which shall not constitute notice to the Corporation) to:
Latham & Watkins LLP
Suite 3700, 811 Main Street
Houston, Texas, 77002
Attention: Ryan J. Maierson, Jonathan P. Solomon
Email: Ryan.Maierson@lw.com, Jonathan.Solomon@lw.com

If to any other Member, to the address and e-mail address specified on such Member’s signature page to the applicable Joinder.
Unless otherwise specified herein, such notices, requests, consents or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) 2 Business Days after being sent by overnight courier. Each of the Parties shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties.
SECTION 7.2.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 7.3.    Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
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SECTION 7.4.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.
SECTION 7.5    Assignments; Amendments; Successors; No Waiver.
(a)Assignment. No Member may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, that no such Person shall have any rights under Section 6.1 of this Agreement. Notwithstanding the foregoing, if any Member sells, exchanges, distributes or otherwise transfers Units to any Person in accordance with the terms of the Operating Agreement, such Member shall have the option to assign to such transferee of such Units its rights under this Agreement with respect to such transferred Units; provided that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with an assignment pursuant to Section 7.5(c)) without Member Approval, such approval not to be unreasonably withheld, conditioned or delayed (and any purported assignment without such consent shall be null and void).
(b)Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by and the Corporation with Member Approval; provided, that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors.
(c)Successors. All of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
(d)Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
SECTION 7.6.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
SECTION 7.7.    Resolution of Disputes; Governing Law.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE
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FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 7.01 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.
(b)Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7 and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.
(c)Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.
(d)WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
SECTION 7.8.    Reconciliation Procedures.
(a)In the event that the Corporation and any Member are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable Parties shall, within 15 calendar days of the commencement of a Reconciliation Dispute, mutually select an expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such Member agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such Member or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, then the Corporation and the relevant Member shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise, which shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within 30 calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within 15 calendar days or, in each case, as soon thereafter as is reasonably practicable after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.
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(b)The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporation and the Member incurred in the conduct of such proceeding described in Section 7.8(a) shall be allocated between the Corporation, on the one hand, and the Member, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence.
SECTION 7.9    Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant Member in respect of whom the deduction and withholding was made. Each Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and with holdings are required by applicable Law.
SECTION 7.10.    Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.
(a)If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law, then (i) the provisions hereunder shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
(b)If the Corporation or any member of the MarketWise Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. Federal income tax purposes (with which, in the case of the Corporation, the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law), such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or MarketWise Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable sections of the Code governing affiliated or consolidated groups), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. Federal income tax purposes) pursuant to this Section 7.10(a). Notwithstanding the foregoing, (1) if the Members (individually or collectively) either have the right to designate a majority of the Board or otherwise have at least a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, this Section 7.10(a) shall only apply with respect to any such transfer of one or more Reference Assets to such a
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corporation to the extent that such transfer has been approved by a majority of the Independent Directors, and (2) after the occurrence of any such transfer as described in the first sentence of this Section 7.10(a), if the Corporation takes actions to ensure that the amount to be received by the Members hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporation, include the payment of an additional amount to a Member), would be the same amount and timing as if such transfer described in the first sentence Section 7.10(a) did not occur then this Section 7.10(a) shall not apply with respect to such transfer.
SECTION 7.11.    Confidentiality.
(a)Each of the Members agrees to hold the Corporation’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all information concerning the Corporation, MarketWise or their Subsidiaries, in whatever form, whether written, electronic or oral, including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or MarketWise’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or MarketWise plans to conduct its business, all trade secrets, trademarks, trade names and all intellectual property associated with the Corporation’s and/or MarketWise’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its Affiliates or representatives; (b) is, or becomes, available to such Member from a source other than the Corporation, MarketWise’s or their representatives, provided that such source is not, and was not, known to such Member to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, MarketWise or any of their Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of MarketWise or of the Corporation, or any other officer designated by the Manager; (d) is or becomes independently developed by such Member without use of or reference to the Confidential Information or (e) is information necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns.
(b)Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 7.11 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 7.11).
(c)Notwithstanding Section 7.11(a) or Section 7.11(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of MarketWise and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee (as defined in the Third Amended and Restated Limited Liability Company Agreement of MarketWise dated as of the date hereof)), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 7.11 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 7.11)). Notwithstanding any of the foregoing, nothing in this Section 7.11 will restrict in any manner the ability of the
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Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.
(d)Notwithstanding anything to the contrary herein, the Members and each of their assignees (and each employee, representative or other agent of the Members or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the Members and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.
SECTION 7.12.    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. Federal income tax purposes or would have other material adverse tax consequences to such Member or any direct or indirect owner of such Member, then, at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such Member, or may be amended in a manner reasonably determined by such Member; provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment; provided, further, that for the avoidance of doubt, such amendment shall not be treated as a termination of this Agreement that results in an Early Termination Payment obligation to the Corporation.
SECTION 7.13.    Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.
SECTION 7.14.    Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder (other than its Affiliates or representatives as described herein), nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.
[Signature Page Follows this Page]
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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

MARKETWISE, INC., AS THE CORPORATION
By:
Name:
Title:

MARKETWISE, LLC By: MarketWise, Inc., as its sole Managing Member

By:
Name:
Title:
[Signature Page to Tax Receivable Agreement]

MONUMENT & CATHEDRAL HOLDINGS, LLC

By:
Name:	Myles H. Norin
Title:	President

FRANK PORTER STANSBERRY

STEVEN SJUGGERUD

MICHAEL PALMER

MARK ARNOLD

AMBER MASON

RYAN MARKISH

FERNANDO CRUZ

[Signature Page to Tax Receivable Agreement]

JARED KELLY

SEAN CARROLL

DALE LYNCH

MARCO FERRI

ALMA BEACON, LLC

By:
Name:	Marco Ferri
Title:	Manager

MYLES NORIN, LLC

By:
Name:	Myles H. Norin
Title:	Manager

MARCO FERRI

[Signature Page to Tax Receivable Agreement]

GREGORY H. BARNHILL MD ONLY QTIP TRUST

By:
Name:	Lisa A. Barnhill
Title:	Trustee

GREGORY H. BARNHILL MARTIAL TRUST B

By:
Name:	Lisa A. Barnhill
Title:	Trustee

MATTHEW J. TURNER

ELIZABETH W.P. BONNER ELECTING SMALL BUSINESS TRUST

By:
Name:	Margaret F De Campo
Title:	Trustee

By:
Name:	William R. Bonner, Jr.
Title:	Trustee

By:
Name:	William Wesley Bonner
Title:	Trustee

By:
Name:	Maria Shepherd Bonner
[Signature Page to Tax Receivable Agreement]

Title:	Trustee

PALIMI, INC.

By:
Name:	Mark Ford
Title:	President

DOUGLAS CASEY

STOKES HOLDINGS, LLC

By:
Name:	Frank Porter Stansberry
Title:	Manager

CHARLESTON IVY, LLC

By:
Name:	David Eifrig
Title:	Manager

JAMA 2021, LLC

By:
Name:	Mark Arnold
Title:	Manager

MARKISH FAMILY ENTERPRISES, LLC

By:
Name:	Ryan Markish
Title:	Manager
[Signature Page to Tax Receivable Agreement]

CCL FAMILY, LLC

By:
Name:	Fernando Cruz
Title:	Authorized Member
[Signature Page to Tax Receivable Agreement]

Exhibit A
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of [ ● ], 20[ ● ] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ ● ], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among MarketWise, Inc., a Delaware corporation (the “Corporation”), MarketWise, LLC, a Delaware limited liability company (“MarketWise”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.
1.Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member.3
2.Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.
3.Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
4.Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:
[Name]
[Address]
[City, State, Zip Code]
Attn:
E-mail:
[Signature Page Follows this Page]
3 Note to Draft: Language to be added as applicable.
[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]
By:
Name
Title
Acknowledged and agreed as of the date first set forth above:

MARKETWISE, INC., AS THE CORPORATION
By:
Name
Title
[Signature Page to Tax Receivable Agreement]

Annex K

MARKETWISE, LLC

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [ ● ], 2021

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

Page

Article I. DEFINITIONS.	2

Article II. ORGANIZATIONAL MATTERS.	12

Section 2.01 Formation and Re-Domiciliation of Company.	12
Section 2.02 Third Amended and Restated Limited Liability Company Agreement	12
Section 2.03 Name.	12
Section 2.04 Purpose; Powers.	12
Section 2.05 Principal Office; Registered Office.	12
Section 2.06 Term.	13
Section 2.07 No State-Law Partnership.	13
Section 2.08 Liability.	13

Article III. MEMBERS; UNITS; CAPITALIZATION.	13

Section 3.01 Members.	13
Section 3.02 Units.	13
Section 3.03 Recapitalization; the Corporation’s Capital Contribution; the Corporation’s Purchase of Common Units and Sponsor Earnout Units; the Unit Redemption.	15
Section 3.04 Authorization and Issuance of Additional Units and Warrants.	15
Section 3.05 Repurchase or Redemption of Shares of Class A Common Stock.	17
Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.	17
Section 3.07 Negative Capital Accounts.	17
Section 3.08 No Withdrawal.	17
Section 3.09 Loans From Members.	17
Section 3.10 Corporate Stock Option Plans and Equity Plans.	18
Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan.	19

Article IV. DISTRIBUTIONS.	20

Section 4.01 Distributions.	20

Article V. CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS.	22

Section 5.01 Capital Accounts.	22
Section 5.02 Allocations.	23
Section 5.03 Regulatory Allocations.	23
Section 5.04 Final Allocations.	24
Section 5.05 Tax Allocations.	24

ii

iii

Schedules

Schedule 1	–	Schedule of Pre-Transaction Members
Schedule 2	–	Schedule of Members

Exhibits

Exhibit A	–	Form of Joinder Agreement
Exhibit B-1	–	Form of Agreement and Consent of Spouse
Exhibit B-2	–	Form of Spouse’s Confirmation of Separate Property
iv

MARKETWISE, LLC
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of MarketWise, LLC a Delaware limited liability company (the “Company”), dated as of [ ● ], 2021, is entered into by and among the Company, MarketWise, Inc., a Delaware corporation (the “Corporation”), as the sole managing member of the Company, and each of the other Members (as defined herein).
RECITALS
WHEREAS, unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I;
WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Florida Revised Limited Liability Company Act, as amended from time to time (the “Florida Act”), by the filing of Articles of Organization (the “Articles of Organization”) with the Secretary of State of the State of Florida on January 30, 2013;
WHEREAS, the Company redomiciled as a limited liability company organized under the laws of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware on February 26, 2020 and the filing of Certificate of Conversion with the Secretary of State of the State of Florida on March 1, 2021;
WHEREAS, until December 31, 2014, the Company was not governed by a written operating agreement;
WHEREAS, certain of the Pre-Transaction Members (as defined below) entered into an Operating Agreement of the Company effective as of May 1, 2015 (the “Original Operating Agreement”);
WHEREAS, certain of the Pre-Transaction Members (as defined below) entered into the First Amended and Restated Operating Agreement of the Company effective as of January 1, 2018 (the “First A&R Operating Agreement”), which amended and restated the Original Operating Agreement;
WHEREAS, prior to the Effective Time (as defined below), the Company was governed by that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 1, 2020 and effective as of December 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto, the “Second A&R LLC Agreement”), which the parties listed on Schedule 1 hereto executed in their capacity as members (including pursuant to consents and joinders thereto) (collectively, the “Pre-Transaction Members”), and which amended and restated the First A&R Operating Agreement;
WHEREAS, on March 1, 2021, the Company, the Corporation, and the Pre-Transaction Members entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Transaction Agreement”) and that certain Recapitalization Instrument (the “Recapitalization Instrument”), pursuant to which, among other things, (i) immediately prior to the Effective Time, the Company’s Units were classified into two classes (Common Units and Sponsor Earn out Units (each, as defined below)), in each case, in such amounts and having the rights, powers and duties as are set forth in this Agreement (the “Recapitalization”); (ii) as of the Effective Time, the Corporation purchased (A) newly issued Common Units, Sponsor Earn out Units and Warrants from the Company pursuant to the Common Unit and Sponsor Earn out Unit Subscription Agreement and Warrant Agreements and (B) Common Units from the Pre-Transaction Members pursuant to certain assignment agreements as described in the Transaction Agreement; and
WHEREAS, in connection with the foregoing matters, the Company and the Members desire to continue the Company without dissolution and amend and restate the Second A&R LLC Agreement in its entirety as of the Effective Time to reflect, among other things, (a) the consummation of the transactions contemplated by the

Transaction Agreement, including the Recapitalization and the addition of the Corporation as a Member and its designation as sole Manager of the Company and (c) the other rights and obligations of the Members, the Company, the Manager and the Corporation, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Time, at which time the Second A&R LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Second A&R LLC Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:
ARTICLE I.
DEFINITIONS
The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.
“Additional Member” has the meaning set forth in Section 12.02.
“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:
(a)       reduced for any items described in Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and
(b)       increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).
“Admission Date” has the meaning set forth in Section 10.06.
“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement or otherwise). For the avoidance of doubt, with respect to each Member other than the Corporation, (a) a trust, family limited partnership or similar estate planning vehicle, under which the distribution of Units may be made only to beneficiaries who are such Member, his or her spouse, lineal descendants (whether natural or adopted), siblings, parents, or spouse’s parents; (b) a charitable remainder trust, the income of which shall be paid to such Member during his or her life, or (c) such Member’s spouse, lineal descendants (whether natural or adopted), siblings, parents or spouse’s parents, shall be an Affiliate for purposes hereof; provided, that “Affiliate” as used in Article X of this Agreement shall not include the foregoing sub-clause (c).
“Agreement” has the meaning set forth in the Preamble.
“Articles of Organization” has the meaning set forth in the Recitals.
“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.
“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for Taxable Years or Fiscal Periods commencing on or after the Effective Time, less prior losses of the Company allocated to such
2

Member for Taxable Years or Fiscal Periods commencing on or after the Effective Time, to the extent such prior losses are available to reduce such income and have not previously been taken into account in the calculation of Assumed Tax Liability for any prior period, in each case, as determined by the Manager and, for the avoidance of doubt, taking into account any Code Section 704(c) allocations (including “reverse” Section 704(c) allocation) over (ii) the cumulative Distributions made to such Member after the Effective Time pursuant to Sections 4.01(a), 4.01(b)(i), 4.01(b)(ii) and 4.01(b)(iii); provided that, in the case of the Corporation, such Assumed Tax Liability shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code; provided further that, notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, to the extent any Member received a tax distribution from the Company pursuant to Section 4.1.3 of the Second A&R LLC Agreement as a part of the PSI Distribution with respect to any estimated taxable income or gain of the Company relating to Prepaid Subscription Income, which Prepaid Subscription Income is not taxable income or gain of the Company allocable under applicable Law to such Member until a taxable period (or portion thereof) that begins after the Effective Time, the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for any Taxable Year or Fiscal Period commencing on or after the Effective Time pursuant to clause (i)(B) of this definition shall not include any such taxable income or gain relating to such Prepaid Subscription Income and any such tax distribution shall not be taken into account in the distributions described in clause (ii) of the this definition.
“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.
“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d) through (g) and (m) and 1.704-1(b)(2)(iv)(s).
“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.
“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.
“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.
“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent provided that such funds were received from a Qualified Offering.
“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.
“Change of Control” means the occurrence of any of the following events:
(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted
3

Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding Voting Securities of the Corporation;
(2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Company);
(3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the Voting Securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, Voting Securities representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding Voting Securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or
(4) the Corporation ceases to be the sole Manager of the Company.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.
“Change of Control Date” has the meaning set forth in Section 10.09(a).
“Change of Control Transaction” means any Change of Control that was approved by the Corporate Board prior to such Change of Control.
“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Corporation.
“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Corporation.
“Code” means the United States Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Common Share Price” means the share price equal to the VWAP for a period of at least twenty (20) Trading Days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock (which adjustment shall be subject to the reasonable mutual agreement of Corporation and the Seller Representative (as defined in the Transaction Agreement)).
“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.
“Common Unit Redemption Price” means, with respect to any Redemption, the VWAP for the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.
“Common Unit and Sponsor Earnout Unit Subscription” has the meaning set forth in Section 3.03(b).
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“Common Unit and Sponsor Earnout Unit Subscription Agreement” means that certain Common Unit and Sponsor Earnout Unit Subscription Agreement, dated as of the date hereof, by and between the Company and the Corporation.
“Common Unitholder” means a Member who is the registered holder of Common Units.
“Company” has the meaning set forth in the Preamble.
“Competitor” means any Person who is engaged, or after the date hereof engages, in the business of publishing financial newsletter products or other health, information or newsletter products.
“Confidential Information” has the meaning set forth in Section 15.02(a).
“Conversion Date” means, with respect to any Sponsor Earnout Unit, the date on which the Sponsor Earnout Class A Share corresponding thereto has been released from escrow pursuant to the terms of the Transaction Agreement and the Escrow Agreement (as defined in the Transaction Agreement).
“Corporate Board” means the board of directors of the Corporation.
“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.
“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.
“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.
“DGCL” means the General Corporation Law of the State of Delaware, as it may be amended from time to time.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.
“Direct Exchange” has the meaning set forth in Section 11.03(a).
“Discount” has the meaning set forth in Section 6.06.
“Disinterested Majority” means a majority of the directors of the Corporate Board who are disinterested, as determined by the Corporate Board in accordance with the DGCL, with respect to the matter being considered by the Corporate Board; provided, that to the extent a matter being considered by the Corporate Board is required to be considered by disinterested directors under the rules of the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.
“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with any applicable Credit Agreements (and without otherwise violating any applicable provisions of any applicable Credit Agreements) and applicable Law.
“Distribution Catch-Up Payment” has the meaning set forth in Section 4.01(a).
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“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization or any exchange of securities of the Company, in each case, that does not result in the distribution of cash or property (other than securities of the Company) to Members, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.
“Distribution Tax Rate” means a rate equal to the highest effective marginal combined federal, state and local income tax rate for a Taxable Year applicable to a corporate or individual taxpayer (whichever is higher) resident in Baltimore, Maryland, taking into account the character of the relevant items of income or gain (e.g., ordinary or capital), the estimated deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code) and deductions under Section 199A of the Code, as applicable, in each case, as reasonably determined by the Manager.
“Effective Time” means the time of the “Closing” as defined in the Transaction Agreement.
“Election Notice” has the meaning set forth in Section 11.01(b).
“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.
“Equity Securities” means, with respect to any Person, (a) Units or other equity interests in such Person or any Subsidiary of such Person (including, with respect to the Company and its Subsidiaries, other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any equity interests in such Person or any Subsidiary of such Person, and (c) warrants, options or other rights to purchase or otherwise acquire any equity interests in such Person or any Subsidiary of such Person.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Corporation, Ascendant Sponsor LP, [Seller Representative] and the [Escrow Agent].
“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
“Exchange Election Notice” has the meaning set forth in Section 11.03(b).
“Excluded Instruments” has the meaning set forth in Section 3.04(b).
“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to
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any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.
“First A&R Operating Agreement” has the meaning set forth in the Recitals.
“First Tier Vesting Event” means the occurrence of either of the following events during the time period between the date hereof and the four-year anniversary of the date hereof: (a) the date on which the Common Share Price is equal to or greater than $12.00 or (b) if the Corporation consummates a transaction (not including the transactions contemplated by or pursuant to the Transaction Agreement) which results in the shareholders of the Corporation having the right to exchange their shares of Class A Common Stock for cash, securities or other property having a value equaling or exceeding $12.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Corporate Board). For the avoidance of doubt, a First Tier Vesting Event shall not occur more than once.
“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.
“Florida Act” has the meaning set forth in the Recitals.
“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, county, municipal, district, territory or other political subdivision of (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body (public or private), authority, board, body, bureau, commission, court, department, entity, instrumentality, organization (including any public international organization such as the United Nations) or tribunal exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government on behalf of (a), (b) or (c) of this definition.
“HSR Act” has the meaning set forth in Section 3.02(c).
“Indemnified Person” has the meaning set forth in Section 7.04(a).
“Internal Revenue Service” means the U.S. Internal Revenue Service.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Law” means all laws, statutes, acts, constitutions, treaties, principles of common law, codes, ordinances, rules and regulations of any Governmental Entity.
“Liquidator” has the meaning set forth in Section 14.02.
“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.
“Losses” means items of loss or deduction of the Company determined according to Section 5.01(b).
“Management Earnout Unit” means a Common Unit issued to the Corporation pursuant to Section 3.10(c)(iii) in respect of any Management Earnout Class A Share.
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“Management Earnout Class A Share” means a share of Class A Common Stock issued by the Corporation pursuant to Section 4.01 of the Transaction Agreement to an LLC Employee or to an escrow agent to hold on behalf of an LLC Employee in accordance with the terms of the Escrow Agreement until such time as such share is either released to such LLC Employee or the Corporation in accordance with such Escrow Agreement.
“Manager” has the meaning set forth in Section 6.01.
“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.
“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.
“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).
“Net Loss” means, with respect to a Taxable Year, the excess if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04).
“Net Profit” means, with respect to a Taxable Year, the excess if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04).
“Non-Foreign Person Certificate” has the meaning set forth in Section 11.06(a).
“Officer” has the meaning set forth in Section 6.01(b).
“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.
“Original Operating Agreement” has the meaning set forth in the Recitals.
“Original Units” means the Class A Units and Class B Units (each as defined in Section I of the Second A&R LLC Agreement) of the Company.
“Other Agreements” has the meaning set forth in Section 10.04.
“Partnership Representative” has the meaning set forth in Section 9.03.
“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such
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Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interest of each Member shall be calculated to the fourth decimal place.
“Permitted Transfer” has the meaning set forth in Section 10.02.
“Permitted Transferee” has the meaning set forth in Section 10.02.
“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.
“Pre-Transaction Members” has the meaning set forth in the Recitals.
“Prepaid Subscription Income” means any income, deferred revenue, deferred subscription income, or any other similar types of advance payments (as such term is defined in IRS Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received in cash by the Company prior to the Effective Time that is accounted for by the Company under Section 455 of the Code, less any cash expenditures incurred by the Company in connection with earning such income.
“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.
“Profits” means items of income and gain of the Company determined according to Section 5.01(b).
“PSI Distribution” means a distribution by the Company, to be made to the Members immediately prior to the Recapitalization, in accordance with the Company’s Second Amended and Restated Operating Agreement, of all Cash and Cash Equivalents of the Company as of such time.
“Pubco Offer” has the meaning set forth in Section 10.09(b).
“Qualified Offering” means a follow-on or qualified public or private offering of shares of Class A Common Stock by the Corporation following the date hereof.
“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).
“Recapitalization” has the meaning set forth in the Recitals.
“Redeemed Units” has the meaning set forth in Section 11.01(a).
“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.
“Redeeming Member” has the meaning set forth in Section 11.01(a).
“Redemption” has the meaning set forth in Section 11.01(a).
“Redemption Date” has the meaning set forth in Section 11.01(a).
“Redemption Notice” has the meaning set forth in Section 11.01(a).
“Redemption Right” has the meaning set forth in Section 11.01(a).
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Corporation, certain of the Members as of the date hereof and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).
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“Retraction Notice” has the meaning set forth in Section 11.01(c).
“Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Revised Partnership Audit Provisions shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Schedule of Members” has the meaning set forth in Section 3.01(b).
“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Second A&R LLC Agreement” has the meaning set forth in the Recitals.
“Second Tier Vesting Event” means the occurrence of either of the following events during the time period between the date hereof and the four-year anniversary of the date hereof: (a) the date on which the Common Share Price is equal to or greater than $14.00 or (b) if the Corporation consummates a transaction (not including the transactions contemplated by or pursuant to the Transaction Agreement) which results in the shareholders of the Corporation having the right to exchange their shares of Class A Common Stock for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Corporate Board). For the avoidance of doubt, a Second Tier Vesting Event shall not occur more than once.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.
“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.
“Sponsor Earnout Unit” means a Unit designated as a “Sponsor Earnout Unit” having the rights and obligations specified with respect to Sponsor Earnout Units in this Agreement.
“Sponsor Earnout Class A Share” means a share of Class A Common Stock designated as a “Sponsor Earn Out Share” and which is restricted subject to vesting, in each case pursuant to the Transaction Agreement and the Escrow Agreement. Each Sponsor Earnout Class A Share issued and outstanding from time to time shall correspond to a particular Sponsor Earnout Unit.
“Stock Exchange” means [ ● ].
“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by the Corporation, including the provisions of the Equity Plan permitting the grant of stock options.
“Subscription Amount” means the cash amount received by the Company from the Corporation pursuant to the Common Unit and Sponsor Earnout Unit Subscription Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, (c) in any case, such Person controls the management thereof, or (d) such business entity is a variable interest entity of that Person. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers
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to a Subsidiary of the Company. For the avoidance of doubt, “Subsidiaries” of the Company shall include any and all of the Company’s direct and indirect, greater than fifty percent (50%) owned joint ventures.
“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.
“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).
“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among the Corporation and the Company, on the one hand, and the Members (as such term is defined in the Tax Receivable Agreement) party thereto, on the other hand (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).
“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.
“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transaction Agreement” has the meaning set forth in the Recitals.
“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.
“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement, including, but not limited to Common Units and Sponsor Earnout Units; provided, however, that any class or group of Units issued, including the Common Units and Sponsor Earnout Units, shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.
“Unit Redemption” has the meaning set forth in the Recitals.
“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the Equity Plan, or issued into escrow pursuant to Section 4.01 of the Transaction Agreement, that are not Vested Corporate Shares.
“Upstairs Warrants” has the meaning set forth in Section 3.04(b).
“VWAP” means with respect to shares of Class A Common Stock, the daily per share volume-weighted average price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common
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Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.
“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.
“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the Equity Plan, or issued into escrow pursuant to Section 4.01 of the Transaction Agreement, in each case, for which an applicable Vesting Date has occurred.
“Vesting Date” has the meaning set forth in Section 3.10(c)(ii).
“Vesting Event” means a First Tier Vesting Event or a Second Tier Vesting Event.
“Voting Securities” of any Person means the capital stock or other Equity Securities of such Person normally entitled to vote in the election of directors or comparable governing body of such Person.
“Warrant Agreements” means warrant agreements between the Corporation and the Company, dated as of the date hereof, pursuant to which, among other things, the Company will issue Warrants to the Corporation.
“Warrants” means warrants to purchase Common Units of the Company.
ARTICLE II.
ORGANIZATIONAL MATTERS
Section 2.01    Formation and Re-Domiciliation of Company. The Company was formed on January 30, 2013 pursuant to the provisions of the Florida Act. The Company was re-domiciled to Delaware on March 1, 2021 pursuant to the provisions of the Florida Act and the Delaware Act.
Section 2.02    Third Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Second A&R LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor the Manager nor any other Person shall have appraisal rights with respect to any Units.
Section 2.03    Name. The name of the Company is “MarketWise, LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.
Section 2.04    Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.
Section 2.05    Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate, each of which may be within or outside the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be c/o
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Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.
Section 2.06    Term. The term of the Company commenced upon the filing of the Articles of Organization in accordance with the Florida Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.
Section 2.07    No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
Section 2.08    Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.
ARTICLE III.
MEMBERS; UNITS; CAPITALIZATION
Section 3.01    Members.
(a)In connection with the transactions contemplated by the Transaction Agreement, the Corporation (i) acquired newly issued Common Units, Sponsor Earnout Units and Warrants from the Company pursuant to the Common Unit and Sponsor Earnout Unit Subscription Agreement and Warrant Agreements, and (ii) Common Units from the Pre-Transaction Members pursuant to certain assignment agreements as described in the Transaction Agreement, and was admitted as a Member.
(b)The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Time and after giving effect to the Recapitalization is set forth as Schedule 2 to this Agreement. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.
(c)No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.
Section 3.02    Units.
(a)Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions
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hereof. At the Effective Time, the Units will be comprised of (i) a single class of Common Units and (ii) a single class of Sponsor Earnout Units.
(b)Subject to Section 3.04(a), the Manager may (i) issue additional Common Units (but not additional Sponsor Earnout Units) at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided, that as long as there are any Members (other than the Corporation and its Subsidiaries) (i) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (ii) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units. The Company may reissue any Common Units that have been repurchased or acquired by the Company; provided, that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with the provisions of this Agreement.
(c)Each Sponsor Earnout Unit will be held in accordance with this Agreement unless and until an applicable Vesting Event occurs with respect to such Sponsor Earnout Unit. Upon the occurrence of a Vesting Event, on the applicable Conversion Date, those Sponsor Earnout Units to which such Vesting Event relates will be immediately converted into an equal number of Common Units, with all rights and privileges of a Common Unit under this Agreement from and after the applicable Conversion Date. Notwithstanding anything to the contrary contained in this Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) for the immediate conversion of any Sponsor Earnout Unit into an equal number of Common Units, then the Conversion Date with respect to each such Sponsor Earnout Unit shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holders of any such Sponsor Earnout Unit. Each of the Members agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company. Upon the occurrence of (i) a First Tier Vesting Event, if ever, the Sponsor Earnout Units which are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 2 under the column labeled “First Tier Sponsor Earnout Units” will automatically vest on the applicable Conversion Date and (subject to the second sentence of this Section 3.02(c)) will convert immediately into an equal number of Common Units and (ii) a Second Tier Vesting Event, if ever, the Sponsor Earnout Units which are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 2 under the column labeled “Second Tier Sponsor Earnout Units” will automatically vest on the applicable Conversion Date and (subject to the second sentence of this Section 3.02(c)) will convert immediately into an equal number of Common Units (such that following the occurring of a Second Tier Vesting Event, no Sponsor Earnout Units shall remain outstanding). For the avoidance of doubt, if a First Tier Vesting Event has not occurred prior to the occurrence of a Second Tier Vesting Event, then upon the occurrence of a Second Tier Vesting Event, a First Tier Vesting Event shall be deemed to have also occurred, and all Sponsor Earnout Units will automatically vest on the applicable Conversion Date and (subject to the second sentence of this Section 3.02(c)) will convert immediately into an equal number of Common Units. For the avoidance of doubt, (A) if a First Tier Vesting Event or a Second Tier Vesting Event has not occurred prior to the fourth (4th) anniversary of the date hereof, all Sponsor Earnout Units which are issued and outstanding as of such date and are set forth on Schedule 2 under the column labeled “First Tier Sponsor Earnout Units” shall not vest or convert into a Common Unit under this Agreement, and instead shall immediately and automatically be canceled and extinguished for no consideration without any further action required by any Person and (B) if a Second Tier Vesting Event has not occurred prior to the fourth (4th) anniversary of the date hereof, all Sponsor Earnout Units which are issued and outstanding as of such date and are set forth on Schedule 2 under the column labeled “Second Tier Sponsor Earnout Units” shall not vest or convert into a Common Unit under this Agreement,
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and instead shall immediately and automatically be canceled and extinguished for no consideration without any further action required by any Person.
(d)Subject to Sections 15.03(b) and Section 15.03(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.02(b), 3.04(a) or 3.10.
Section 3.03    Recapitalization; the Corporation’s Capital Contribution; the Corporation’s Purchase of Common Units and Sponsor Earnout Units; the Unit Redemption.
(a)In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Transaction Members prior to the Effective Time as set forth opposite the respective Pre-Transaction Member’s name in Schedule 1 were converted pursuant to the terms of the Transaction Agreement [and the Recapitalization Instrument], immediately prior to the Effective Time, into the number of Common Units set forth opposite the name of the respective Pre-Transaction Member on the Schedule of Members attached hereto as Schedule 2 (provided, for the avoidance of doubt, that the number of Common Units set forth on Schedule 2 shall be net of any Pre-Transaction Members’ Common Units purchased by the Corporation), and such Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Common Units are Members hereunder.
(b)Following the Recapitalization, pursuant to the Transaction Agreement, the Company issued to the Corporation, and the Corporation acquired [ ● ] newly issued Common Units, [ ● ] newly issued Sponsor Earnout Units and [ ● ] Warrants in exchange for the Subscription Amount pursuant to the Common Unit and Sponsor Earnout Unit Subscription Agreement (the “Common Unit and Sponsor Earnout Unit Subscription”) and the Warrant Agreements. For the avoidance of doubt, (i) the Corporation shall be admitted as a Member with respect to all Common Units and/or Sponsor Earnout Units it holds from time to time and (ii) each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a). The parties hereto acknowledge and agree that the transaction described in this Section 3.03(b) will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.
Section 3.04    Authorization and Issuance of Additional Units and Warrants.
(a)Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, the Sponsor Earnout Units, the Class A Common Stock (including the Sponsor Earnout Class A Shares) or Class B Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock (not including the Sponsor Earnout Class A Shares), (ii) a one-to-one ratio between the number of Sponsor Earnout Units owned by the Corporation, directly or indirectly, and the number of outstanding Sponsor Earnout Class A Shares, and (iii) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury stock or (C) preferred stock or other debt or Equity Securities (including any Corresponding Rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company) ; provided that, in each of the foregoing cases of clauses (A) and (C), the issuance of Class A Common Stock in connection with the Vesting Date, conversion, exercise or exchange, as applicable, of such Unvested Corporate Shares, preferred stock or other debt or Equity Securities, as applicable, shall not be disregarded for purposes of this Section 3.04. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class A Common Stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions,
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the number of outstanding Common Units and Sponsor Earnout Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock (including Sponsor Earnout Class A Shares). Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Equity Securities in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class B Common Stock in a transaction not contemplated in this Agreement, the Manager, and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned, directly or indirectly, by the Members (other than the Corporation and its Subsidiaries), directly or indirectly, will equal on a one-for-one basis the number of outstanding shares of Class B Common Stock. Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall not undertake any subdivision (by any Common Unit or Sponsor Earnout Unit split, stock split, Common Unit or Sponsor Earnout Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit or Sponsor Earnout Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units or Sponsor Earnout Units, Class A Common Stock (including Sponsor Earnout Class A Shares) or Class B Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Sponsor Earnout Class A Shares, Class B Common Stock or Common Units (including Sponsor Earnout Units, as applicable) respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock (not including the Sponsor Earnout Class A Shares), (y) a one-to-one ratio between the number of Sponsor Earnout Units owned, directly or indirectly, by the Corporation and the number of outstanding Sponsor Earnout Class A Shares or (z) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units and Sponsor Earnout Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock (including Sponsor Earnout Class A Shares) or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case as contemplated by the first sentence of this Section 3.04(a).
(b)Excluding warrants, options or similar instruments governed by Section 3.10 (the “Excluded Instruments”), the exercise of which shall be governed by such Section 3.10 and not this Section 3.04(b), in the event any holder of a warrant to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Corporation shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by the Corporation, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrants shall be matched with a corresponding number of Common Units issued by the Company to the Corporation pursuant to a Warrant Agreement. Upon the valid exercise of a Warrant by the Corporation in accordance with a Warrant Agreement pursuant to the immediately preceding sentence, the Company shall issue to the Corporation the number of Common Units contemplated thereby, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement. The Corporation agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event that an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by the Corporation.
(c)The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other
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classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units, to establish other classes or series of Units or other Equity Securities in the Company, or admission of additional Members under this Section 3.04, in each case without the requirement of any consent or acknowledgement of any other Member.
Section 3.05    Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation; provided, if the Corporation uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by the Corporation for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.
Section 3.06    Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.
(a)Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.
(b)If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
(c)To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.
Section 3.07    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
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Section 3.08    No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.
Section 3.09    Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.
Section 3.10    Corporate Stock Option Plans and Equity Plans.
(a)Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised, the following will occur or be deemed to have occurred:
(i)The Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to the Corporation by such exercising Person in connection with the exercise of such stock option.
(ii)Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.10(a)(i), the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.
(iii)The Corporation shall receive in exchange for such Capital Contributions (as deemed made under Section 3.10(a)(ii)), a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.
(b)Options Granted to LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised:
(i)The Corporation shall be deemed to sell to the Optionee, and the Optionee shall be deemed to purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.
(ii)The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.
(iii)The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation (and not a distribution) to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).
(iv)The Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but
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excluding any payment in respect of payroll taxes or other withholdings) by the Corporation in connection with the exercise of such stock option. The Corporation shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.
(c)Restricted Stock Granted to LLC Employees. If (i) at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan) any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary or that are otherwise subject to vesting or other conditions) in consideration for services performed for the Company or any Subsidiary, or (ii) any Management Earn Out Class A Shares are issued by the Corporation:
(i)The Corporation shall issue such number of shares of (x) Class A Common Stock as are to be issued to such LLC Employee in accordance with the Equity Plan or (y) Management Earnout Class A Shares as are to be issued to such LLC Employee (or into escrow to be held on behalf of such LLC Employee), as applicable;
(ii)On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (1) the Corporation shall be deemed to have sold such shares of Class A Common Stock or Management Earnout Class A Shares, as applicable, to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock or Management Earnout Class A Shares, as applicable, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock or Management Earnout Class A Shares, as applicable, to such LLC Employee, (3) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock or Management Earnout Class A Shares, as applicable, to the Company as a Capital Contribution, and (4) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; provided, that the Corporation or the Company, as applicable, shall promptly notify such other party after becoming aware of any action that is reasonably likely to cause a Vesting Date to be set (including as a result of making of an election under Section 83(b) of the Code with respect to a Management Earnout Class A Share); and
(iii)The Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock or Management Class A Earnout Shares, as applicable, issued under Section 3.10(c)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Company pursuant to clause (3) of Section 3.10(c)(ii) above.
(iv)In the event that shares of Class A Common Stock described in this Section 3.10(c) are forfeited after a Vesting Date has occurred, the Common Units issued to the Corporation pursuant to Section 3.10(c)(iii) with respect to such Class A Common Stock shall also be forfeited.
(d)Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.
(e)Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant,
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restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.
Section 3.11    Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.
ARTICLE IV.
DISTRIBUTIONS
Section 4.01    Distributions.
(a)Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01 shall be made to the Members holding Common Units as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest of such Common Units (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)) as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; provided, further, that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)). For the avoidance of doubt, except as otherwise provided in Section 4.01(b), no holder of any Sponsor Earnout Unit or Management Earnout Unit shall be entitled to receive any Distributions in respect thereof, unless and until such Sponsor Earnout Unit is converted into a Common Unit in accordance with the terms hereof or the Management Earnout Class A Share related to such Management Earnout Unit is released from escrow pursuant to Section 4.01 of the Transaction Agreement (after which time, such holder shall be entitled to Distributions in respect of such Common Unit that are declared from and after the time of such conversion or release); provided, that, no later than five (5) Business Days following the conversion of a Sponsor Earnout Unit into a Common Unit or release of a Management Earnout Class A Share from escrow pursuant to Section 4.01 of the Transaction Agreement, as applicable, the Company shall pay the holder of such Sponsor Earnout Unit or the Management Earnout Unit relating to such released Management Earnout Class A Share, as applicable, all Distributions pursuant to this Section 4.01(a) (and if any in-kind Distribution was made prior to such conversion or release, to the extent feasible (and not requiring any approval other than that of the Manager in its capacity as such) identical property, or if not feasible (or if requiring any such approval), an amount in cash equal to the greater of the Fair Market Value (on a per Common Unit basis) of such in-kind Distribution (x) at the time such Distribution was made and (y) at the time such Distribution Catch-Up Payment is made) that were made prior to such conversion or release, as applicable, and that would have been made to such holder with respect to such Sponsor Earnout Unit or the Management Earnout Unit relating to such released Management Earnout Class A Share, as applicable, had such Sponsor Earnout Unit already converted into a Common Unit or had the Management Earnout Unit related to such released Management Earnout Class A Share been issued on the Effective Date and not subject to the restriction on Distributions otherwise set forth in this sentence, as applicable, prior to the declaration and making of such Distribution (each such distribution, a “Distribution Catch-Up Payment”). For the avoidance of doubt, the Distribution Catch-Up Payments shall not
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include any Tax Distributions. To the extent that the conversion date in respect of a Sponsor Earnout Unit or escrow release date in respect of a Management Earnout Class A Share, as applicable, occurs following the date that a Distribution is declared under this Section 4.01(a) but on or before the date such Distribution is paid, then the amount distributable on each Unit in such Distribution shall not be included in the Distribution Catch-Up Payment, and instead, the holder of such Sponsor Earnout Unit or the Management Earnout Unit relating to the released Management Earnout Class A Share, as applicable, shall be entitled to receive such Distribution when paid to the holders of Common Units, assuming such holder continues to hold a Common Unit on the record date with respect to such Distribution (and if not, such Distribution shall be included in the Distribution Catch-Up Payment).
(b)Tax Distributions.
(i)With respect to each Taxable Year, the Company shall, to the extent permitted by applicable Law, make cash distributions (“Tax Distributions”) to each Member in accordance with, and to the extent of, such Member’s Assumed Tax Liability. Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and December 15th (or such other dates for which corporations or individuals are required to make quarterly estimated tax payments for U.S. federal income tax purposes, whichever is earlier) (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date as the Company determines is necessary to enable the Members to timely make estimated income tax payments. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Taxable Year through the end of the relevant quarterly period. A final accounting for Tax Distributions shall be made for each Taxable Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Taxable Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year.
(ii)To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of Common Units of the aggregate Tax Distributions to be paid pursuant to this Section 4.01(b) (other than any distributions made pursuant to Section 4.01(b)(v)) on any given date, the Tax Distributions to such Member shall be increased to ensure that all Distributions made pursuant to this Section 4.01(b) are made pro rata in accordance with the Members’ respective Percentage Interests of Common Units. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members pro rata in accordance with their Percentage Interest of Common Units, to the extent of available funds in accordance with their Percentage Interests of Common Units and the Company shall make future Tax Distributions as soon as sufficient funds become available to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.
(iii)In the event of any audit by, or similar event with, a Governmental Entity that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions for which no election is made pursuant to Section 6226 thereof and the Treasury Regulations promulgated thereunder), or in the event the Company files an amended tax return or administrative adjustment request, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant Taxable Years sufficient to cover such shortfall.
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(iv)Notwithstanding the foregoing, Tax Distributions pursuant to this Section 4.01(b) (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)), if any, shall be made to a Member only to the extent all previous Tax Distributions to such Member pursuant to Section 4.01(b) with respect to the Taxable Year are less than the Tax Distributions such Member otherwise would have been entitled to receive with respect to such Taxable Year pursuant to this Section 4.01(b).
(v)Notwithstanding the foregoing and anything to the contrary in this Agreement, a final accounting for distributions under Section 4.1.3 of the Second A&R LLC Agreement in respect of the taxable income of the Company shall be made by the Company following the Effective Time and, based on such final accounting, the Company shall make a distribution to the Pre-Transaction Members (or in the case of any Pre-Transaction Member that no longer exists, the successor of such Pre-Transaction Member) in accordance with the applicable terms of the Second A&R LLC Agreement to the extent of any shortfall in the amount of distributions the Pre-Transaction Members received prior to the Effective Time under Section 4.1.3 of the Second A&R LLC Agreement with respect to taxable income of the Company for such portion of such Taxable Year that will be allocated to the Pre-Transaction Members (determined pursuant to Section 706 of the Code and as otherwise expressly provided for in Section 9.14 of the Transaction Agreement). For the avoidance of doubt, the amount of distributions to be made pursuant to this Section 4.01(b)(v) shall be calculated pursuant to the methodology set forth in Section 4.1.3 of the Second A&R LLC Agreement and notwithstanding anything to the contrary, shall not include any amount attributable to Prepaid Subscription Income described in the definition of Assumed Tax Liability.
ARTICLE V.
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS
Section 5.01    Capital Accounts.
(a)The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property; provided, that (1) if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any revaluation of the Company’s property, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) and (2) the Company shall effect a revaluation of the Company’s property upon the conversion of any Sponsor Earnout Units into Common Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s).
(b)For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:
(i)the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.
(ii)if the Book Value of any property of the Company is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;
(iii)items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;
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(iv)items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g); and
(v)to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
Section 5.02    Allocations. Except as otherwise provided in Section 5.03 and Section 5.04, Net Profits and Net Losses for any Taxable Year or Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests of Common Units.
Section 5.03    Regulatory Allocations.
(a)Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided for in Section 5.03(b), if there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).
(b)Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests of Common Units. If there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.
(c)If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, after all other allocations pursuant to Sections 5.02, 5.03, 5.04 and 5.05 have been tentatively made as if this Section 5.03(c) were not in this Agreement, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(d)If the allocation of Net Losses (or items of Losses) to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests of Common Units, subject to this Section 5.03(d).
(e)Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).
(f)Notwithstanding anything to the contrary contained in this Agreement, (1) no allocations of Net Profits or Net Losses shall be made in respect of any Sponsor Earnout Units in determining Capital Accounts unless and until such Sponsor Earnout Units are converted into Common Units upon the occurrence of a Vesting Event; (2) in the event the Book Value of any Company asset is adjusted pursuant to the definition of Book Value upon the conversion of any Sponsor Earnout Units into Common Units, any Net Profits or Net Losses resulting from such adjustment shall, in the manner reasonably determined by the Manager, be allocated among the Members such that
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the Capital Account balance relating to each Common Unit (including the Sponsor Earnout Units that have been converted into Common Units), after taking into account the Distribution Catch-Up Payment, is equal in amount immediately after making such allocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations pursuant to clause (2) are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Manager, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount and (3) with respect to any Management Earnout Unit relating to a Management Earnout Class A Share for which a Code Section 83(b) election was not made by the management recipient of such Management Earnout Class A Share upon issuance of such Management Earnout Class A Share, Net Profits (or, if necessary, gross items thereof) for any Taxable Year of the Company in which the Vesting Date for such Management Earnout Class A Share occurs shall be specially allocated to the related Management Earnout Unit in an amount that equals the Distribution Catch-Up Payment with respect to such Management Earnout Unit.
(g)The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Profit and Net Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Profit and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or Fiscal Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Manager may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements pursuant to Treasury Regulations Section 1.704-2(f)(4). If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.
Section 5.04    Final Allocations. Notwithstanding any contrary provision in this Agreement except Section 5.03, the Manager shall make appropriate adjustments to allocations of Net Profits and Net Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests of Common Units. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year of the event requiring such adjustments or allocations.
Section 5.05    Tax Allocations.
(a)The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal
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income tax purposes and its Book Value using the traditional method set forth in Treasury Regulations Section 1.704-3(b).
(c)If the Book Value of any asset of the Company is adjusted pursuant to Section 5.01(a), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulations Section 1.704-3(b).
(d)Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).
(e)For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager; provided, that each year the Manager shall use its reasonable best efforts (using in all instances any proper method permitted under applicable Law, including without limitation the “additional method” described in Treasury Regulations Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units; provided, further, that with respect to any of the Company’s “excess nonrecourse liabilities” that arise after the Effective Time, the Manager shall not be required to allocate “excess nonrecourse liabilities” in the manner described in the preceding proviso to the extent that the Manager determines in its sole discretion made in good faith that such allocation would reasonably be expected to have a material adverse impact on the Corporation (for this purpose, any such allocation that results in the Corporation having a lower tax basis in its interests in the Company but that does not otherwise cause the Corporation to have taxable income in the applicable Taxable Year in excess of the taxable income it otherwise would have been expected to have in such Taxable Year (including as a result of an actual or deemed distribution made to the Corporation in such Taxable Year) utilizing a different permissible allocation of “excess nonrecourse liabilities” shall not be considered a material adverse impact).
(f)If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.03(f), the Manager causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Manager shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).
(g)In the event any Common Units issued pursuant to Section 3.10(c) are subsequently forfeited, the Company may make forfeiture allocations with respect to such Common Units in the Taxable Year of such forfeiture in accordance with the principles of proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c), taking into account any amendments thereto and any temporary or final Treasury Regulations issued pursuant thereto.
(h)Allocations pursuant to this Section 5.05 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.
Section 5.06    Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company or any other Person in which the Company holds an interest is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions, federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll
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taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.06. To the extent there are any amounts outstanding with respect to the Redeemed Units that are the subject of a Redemption or Direct Exchange as of the Redemption Date, the Redeeming Member shall fully satisfy its indemnification obligation under this Section 5.06 on the Redemption Date, immediately prior to the Redemption or Direct Exchange and in no event shall the Corporation have any liability with respect to any liability underlying such Redeeming Member’s indemnification obligation under this Section 5.06 that is outstanding on or prior to the date of such Redemption or Direct Exchange. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.06 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.06 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.06, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested by the Company in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it reasonably determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for all purposes of this Agreement, unless otherwise reimbursed by such Member under this Section 5.06. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest that are attributable to income or gain that is (or otherwise would be) passed through to the Members under applicable Law shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable, in each case as reasonably determined by the Manager. Notwithstanding anything to the contrary, to the extent of any conflict between this Section 5.06 and Section 9.14 of the Transaction Agreement, Section 9.14 of the Transaction Agreement shall control with respect to the matters described therein.
ARTICLE VI.
MANAGEMENT
Section 6.01    Authority of Manager; Officer Delegation.
(a)Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.
(b)Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an
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“Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.
(c)Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.
Section 6.02    Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.
Section 6.03    Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members; provided, however, that any such resignation shall be subject to the appointment of a new Manager in accordance with Section 6.04. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members (subject to the appointment of a new Manager in accordance with Section 6.04), and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager. Notwithstanding anything to the contrary herein, no replacement of the Corporation as the Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of the Corporation, its successor or assign (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than the Corporation (or its successor or assign, as applicable) as the Manager shall be effective unless the Corporation (or its successor or assign, as applicable) and the new Manager (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the Corporation (or its successor, as applicable) and the new Manager (as applicable), to cause (a) the Corporation to comply with all of the Corporation’s obligations under this Agreement (in its capacity as a Member) and (b) the new Manager to comply with all of the Manger’s obligations under this Agreement.
Section 6.04    Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.
Section 6.05    Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are (i) on terms comparable to and competitive with those available to the Company from others dealing at arm’s length, (ii) approved by the Members (other than the Manager) holding a majority of the Percentage Interests of the Members (other than the Manager) or (iii) approved by the Disinterested Majority, and in each case, otherwise are permitted by the Credit Agreements; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.02, 3.04, 3.05 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Manager or its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or its Affiliates (other than the Manager and any of the Company’s Subsidiaries), on the other hand, entered into on or prior to the date of
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this Agreement in accordance with the Second A&R LLC Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the Recapitalization or the transactions contemplated by the Transaction Agreement as of the date of this Agreement, including, but not limited to, the Common Unit and Sponsor Earnout Unit Subscription Agreement and the Tax Receivable Agreement.
Section 6.06    Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock is publicly traded and, therefore, the Manager has access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including, without limitation, all fees, expenses and costs associated with being a public company (including, without limitation, public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any subsequent public offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such subsequent public offering, after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. In accordance with the foregoing and Sections 2.04(b) and 2.04(c) of the Transaction Agreement, the Manager also shall be deemed to have contributed to the Company in exchange for newly issued Common Units the Acquiror Transaction Costs and Company Transaction Costs (in each case, as defined therein). To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) (unless otherwise required by the Code and Treasury Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any obligations with respect to income tax of the Manager or any payments made pursuant to the Tax Receivable Agreement other than in a manner that is expressly contemplated under this Agreement.
Section 6.07    Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons, which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.
Section 6.08    Limitation of Liability of Manager.
(a)Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, directors, employees or other agents (collectively “Manager’s Representatives”) shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s or a Manager’s Representative’s intentional misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or any Manager’s Representative contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in
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good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.
(b)To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.
(c)In connection with the performance of its duties as the Manager of the Company, except as otherwise set forth herein, the Manager acknowledges that, solely in its capacity as Manager, it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation.
Section 6.09    Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.
ARTICLE VII.
RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGER
Section 7.01    Limitation of Liability and Duties of Members.
(a)Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.
(b)In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Articles IV or XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.
(c)To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any Agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest
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extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.
Section 7.02    Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on it by Law and this Agreement.
Section 7.03    No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.
Section 7.04    Indemnification.
(a)Subject to Section 5.06, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by applicable Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, the Partnership Representative, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another Person; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ fraud, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.
(b)The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.
(c)The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.
(d)The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in
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writing or is found in a non-appealable decision by a Governmental Entity of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.
(e)If this Section 7.04 or any portion hereof shall be invalidated on any ground by any Governmental Entity of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.
ARTICLE VIII.
BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS
Section 8.01    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error or common law fraud.
Section 8.02    Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.
Section 8.03    Inspection Rights. The Company shall permit each Member and each of its designated representatives, at such Member’s sole cost and expense, to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Manager shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units; provided, that Manager has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Delaware Act.
ARTICLE IX
TAX MATTERS
Section 9.01    Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Manager shall use reasonable efforts (taking into account applicable extensions of time to file tax returns) to furnish, within two hundred fifteen (215) days of the close of each Taxable Year, to each Member a completed IRS Schedule K-1 (and any comparable state and local income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including without limitation the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members.
Section 9.02    Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for the Taxable Year that includes the Effective Time and each subsequent Taxable Year, and the Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for such Taxable Years. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.
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Section 9.03    Tax Controversies. The Manager shall cause the Company to take all necessary actions required by Law to designate the Corporation as the “tax matters partner” of the Company within the meaning of Section 6231 of the Code (as in effect prior to repeal of such section pursuant to the Revised Partnership Audit Provisions) with respect any Taxable Year beginning on or before December 31, 2017. The Manager shall further cause the Company to take all necessary actions required by Law to designate the Corporation as the “partnership representative” of the Company as provided in Section 6223(a) of the Code with respect to any Taxable Year of the Company beginning after December 31, 2017, and if the “partnership representative” is an entity, the Corporation is hereby authorized to designate an individual to be the sole individual through which such entity “partnership representative” will act (in such capacities, including in similar capacities under analogous provisions of state or local Law, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Time to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d) and completing IRS Form 8979 or any other form or certificate required pursuant to Treasury Regulations Section 301.6223-1(e)(1). The Partnership Representative shall have the right and obligation to take all actions authorized and required, by the Code and Treasury Regulations (and analogous provisions of state or local Law) for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Section 9.03 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company, and shall be subject to the provisions of the Tax Receivable Agreement, as applicable.
Section 9.04    Transaction Agreement. Notwithstanding anything to the contrary, to the extent of any conflict between this Article IX and Section 9.14 of the Transaction Agreement, Section 9.14 of the Transaction Agreement shall control with respect to the matters described therein.
ARTICLE X.
RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS
Section 10.01    Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.09 or (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in the Corporation.
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Section 10.02    Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (i)(A) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof or (B) a Transfer by a Member to the Corporation or any of its Subsidiaries, (ii) a Transfer to an Affiliate of such Member; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (ii), the Permitted Transferees of the Units so Transferred shall at the time of the Permitted Transfer agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. If a Permitted Transfer pursuant to clause (ii) of the immediately preceding sentence would result in a Change of Control, such Member must provide the Manager with written notice of such proposed Permitted Transfer at least sixty (60) calendar days prior to the consummation of such Permitted Transfer. In the case of a Permitted Transfer of any Common Units by any Member holding Class B Common Stock to a Permitted Transferee in accordance with this Section 10.02, such Member shall also transfer a number of shares of Class B Common Stock equal to the number of Common Units that were transferred by such Member in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).
Section 10.03    Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MARKETWISE, LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND MARKETWISE, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY MARKETWISE, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”
The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.
Section 10.04    Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the Transferring Member was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.
Section 10.5    Assignee’s Rights.
(a)The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.
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(b)Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).
Section 10.06    Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.
Section 10.07    Overriding Provisions.
(a)Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable Law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.
(b)Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:
(i)result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;
(ii)cause an assignment under the Investment Company Act;
(iii)in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;
(iv)be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);
(v)be a Transfer to a Competitor;
(vi)cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or
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(vii)result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).
(c)Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units (including, for the avoidance of doubt, in connection with a Redemption or a Direct Exchange), unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer (or Redemption or Direct Exchange, as applicable), written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable Governmental Entity or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding; provided, that the Company shall cooperate in the manner set forth in Section 11.06(a) with any reasonable requests from such Member for certifications or other information from the Company in connection with satisfying this Section 10.07(c) prior to the relevant Transfer (or Redemption or Direct Exchange, as applicable).
Section 10.08    Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.
Section 10.09    Certain Transactions with respect to the Corporation.
(a)In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Member (other than the Corporation and its Subsidiaries) to effect a Redemption of all or a portion of such Member’s Units together with an equal number of shares of Class B Common Stock, pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity) in accordance with the Redemption provisions of Article XI, mutatis mutandis (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Units and any shares of Class B Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or Equity Securities in a successor entity) pursuant to such Redemption). In the event the Manager desires to initiate the provisions of this Section 10.09, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions
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reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption.
(b)In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Manager shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of a definitive agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable Law, including the date of execution of such definitive agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such Pubco Offer. The Members (other than the Corporation and its Subsidiaries) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Corporation and its Subsidiaries) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall the Members be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).
(c)In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.09(a).
ARTICLE XI.
REDEMPTION AND DIRECT EXCHANGE RIGHTS
Section 11.01    Redemption Right of a Member.
(a)Each Member (other than the Corporation and its Subsidiaries), from and after the expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to such Member shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding, for the avoidance of doubt, any Common Units that are subject to vesting conditions) in whole or in part (the “Redemption Right”); provided, that if such a Member elects to cause the Redemption of less than [ ] Common Units, then such Member shall be required to deliver the Redemption Notice with respect to such Redemption during the first [fifteen (15)] Business Days of any calendar quarter]. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than five (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, however, that, the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date
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specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event the Corporation elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):
(i)the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation, to the extent applicable;
(ii)the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units; and
(iii)the Corporation shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.01(a)(i)(y) above.
(b)The Corporation shall have the option (as determined solely by the Disinterested Majority) as provided in Section 11.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement; provided, for the avoidance of doubt, that the Corporation may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that the Corporation has cash available in an amount equal to at least the Redeemed Units Equivalent, which cash was received from a Qualified Offering. The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above).
(c)In the event the Corporation elects the Cash Settlement in connection with a Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three (3) Business Days of delivery of the Election Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the related Redemption Notice.
(d)In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:
(i)any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;
(ii)the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;
(iii)the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of
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such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;
(iv)the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);
(v)any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;
(vi)there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;
(vii)there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;
(viii)the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or
(ix)the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.
If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).
(e)The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.
(f)In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.
(g)Notwithstanding anything to the contrary contained herein, neither the Company nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.
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Section 11.02    Election and Contribution of the Corporation. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Sections 11.01(d), subject to Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)), and (ii) in the event of a Share Settlement, the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice.
Section 11.03    Direct Exchange Right of the Corporation.
(a)Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined solely by the Disinterested Majority) (subject to the limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.
(b)The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.
(c)Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:
(i)the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;
(ii)the Corporation shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.03(c)(i)(y) above; and
(iii)the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of
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Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.
Section 11.04    Reservation of shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).
Section 11.05    Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has any remaining Units following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.
Section 11.06    Tax Treatment.
(a)In connection with any Redemption or Direct Exchange, the Redeeming Member shall, to the extent it is legally entitled to deliver such form, deliver to the Manager or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to the Manager or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then (i) such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in proposed Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and the Manager or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under in Section 1446(f) of the Code and Treasury Regulations thereunder after taking into account the certificate or other determination provided pursuant this sentence and (ii) upon request and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T); provided, that if the Company is not legally entitled to provide the certificate described in clause (ii), the Corporation shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under in Section 1445 of the Code and Treasury Regulations.
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(b)Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange of a Share Settlement or a Cash Settlement, as applicable, on the one hand, and the Redeemed Units, on the other hand, between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.
ARTICLE XII.
ADMISSION OF MEMBERS
Section 12.01    Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.
Section 12.02    Additional Members. Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Time may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.
ARTICLE XIII.
WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS
Section 13.01    Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.
ARTICLE XIV.
DISSOLUTION AND LIQUIDATION
Section 14.01    Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:
(a)the decision of the Manager together with the written approval of the Members holding a majority of the Units then outstanding to dissolve the Company (excluding for purposes of such calculation the Corporation and all Units held directly or indirectly by it);
(b)a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or
(c)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
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Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.
Section 14.02    Winding up. Subject to Section 14.05, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:
(a)as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all expenses incurred in connection with the liquidation; second, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members; and third, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and
(c)following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.01(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).
The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
Section 14.03    Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.
Section 14.04    Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file
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a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.
Section 14.05    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.
Section 14.06    Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).
ARTICLE XV.
GENERAL PROVISIONS
Section 15.01    Power of Attorney.
(a)Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:
(i)execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or XIII; and
(ii)sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.
(b)The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.
Section 15.02    Confidentiality.
(a)Each of the Members (other than the Corporation) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all information concerning the Corporation, the Company or their Subsidiaries, in whatever form, whether written, electronic or oral, including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Corporation’s and/or Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other
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than as a direct or indirect result of a disclosure by such Member or its Affiliates or representatives; (b) is, or becomes, available to such Member from a source other than the Corporation, the Company or their representatives, provided that such source is not, and was not, known to such Member to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, the Company or any of their Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of the Corporation, or any other officer designated by the Manager; or (d) is or becomes independently developed by such Member or its respective representatives without use of or reference to the Confidential Information.
(b)Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 15.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 15.02).
(c)Notwithstanding Section 15.02(a) or Section 15.02(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 15.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 15.02)). Notwithstanding any of the foregoing, nothing in this Section 15.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.
Section 15.03    Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the prior written consent of the Manager, together with the prior written consent of the holders of a majority of the Units then outstanding (excluding all Units held directly or indirectly by the Corporation). Notwithstanding the foregoing, no amendment or modification:
(a)to this Section 15.03 may be made without the prior written consent of the Manager and each of the Members;
(b)to any of the terms and conditions of this Agreement, which terms and conditions expressly require the approval or action of certain Persons, may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and
(c)to any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (B) increase the liabilities of such Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (D) materially and adversely affect the rights of any Member under Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.
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Notwithstanding any of the foregoing, the Manager may make any amendment to this Agreement (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of the Corporation.
Section 15.04    Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.
Section 15.05    Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.
To the Company:
MarketWise, LLC
1125 N. Charles St.
Baltimore, Maryland 21201
(888) 261- 2693
Attention: Mark Arnold, Chief Executive Officer; Gary Anderson, General Counsel
Email: marnold@marketwise.com; ganderson@marketwise.com
with a copy (which copy shall not constitute notice) to:
Latham & Watkins LLP
Suite 3700, 811 Main Street
Houston, Texas, 77002
Attention: Ryan J. Maierson, Jonathan P. Solomon
Email: Ryan.Maierson@lw.com, Jonathan.Solomon@lw.com
To the Corporation:
[ ● ]
with a copy (which copy shall not constitute notice) to:
[ ● ]
To the Members, as set forth on Schedule 2.
Section 15.06    Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Notwithstanding anything to the contrary contained herein, Ascendant Sponsor LP is an express third party beneficiary of Section 7.04 and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in Section 7.04 as though directly a party hereto.
Section 15.07    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed
45

by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.
Section 15.08    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 15.09    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.
Section 15.10    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.
Section 15.11    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 15.12    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 15.13    Execution and Delivery by Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
Section 15.14    Right of Offset. Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation
46

which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 15.14.
Section 15.15    Entire Agreement. This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement and the Tax Receivable Agreement), any indemnity agreements entered into in connection with the Second A&R LLC Agreement with any member of the board of directors at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Second A&R LLC Agreement is superseded in its entirety by this Agreement as of the Effective Time and shall be of no further force and effect thereafter, except to the extent reference thereto is contemplated in this Agreement, and only for such limited purposes as stated herein.
Section 15.16    Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.
Section 15.17    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. Each of the parties hereto agrees that they have been represented by independent counsel of its own choice during the negotiation and execution of this Agreement and the parties hereto and their counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
47

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

MARKETWISE, LLC

By:
Name:
Title:

MANAGER:

MARKETWISE, INC.

By:
Name:
Title:

MEMBERS:
MONUMENT & CATHEDRAL HOLDINGS, LLC

By:
Name: Myles H. Norin
Title: President

FRANK PORTER STANSBERRY

STEVEN SJUGGERUD

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

MICHAEL PALMER

MARK ARNOLD

AMBER MASON

RYAN MARKISH

FERNANDO CRUZ

JARED KELLY

SEAN CARROLL

DALE LYNCH

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

MARCO FERRI

ALMA BEACON, LLC

By:
Name: Marco Ferri
Title: Manager

MYLES NORIN, LLC

By:
Name: Myles H. Norin
Title: Manager

ELIZABETH BONNER

GREGORY H. BARNHILL MD ONLY QTIP TRUST

By:
Name: Lisa A. Barnhill
Title: Trustee

GREGORY H. BARNHILL MARITAL TRUST B

By:
Name: Lisa A. Barnhill
Title: Trustee

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

MATTHEW J. TURNER

ELIZABETH W. P. BONNER 2009 IRREVOCABLE TRUST NUMBER TWO

By:
Name: Margaret F. DeCampo
Title: Trustee

By:
Name: William R. Bonner, Jr.
Title: Trustee

By:
Name: William Wesley Bonner
Title: Trustee

By:
Name: Maria Shepherd Bonner
Title: Trustee

ELIZABETH W.P. BONNER ELECTING SMALL BUSINESS TRUST

By:
Name: Margaret F. DeCampo
Title: Trustee

By:
Name: William R. Bonner, Jr.
Title: Trustee

By:
Name: William Wesley Bonner
Title: Trustee

By:
Name: Maria Shepherd Bonner
Title: Trustee
[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

PALIMI, INC.

By:
Name: Mark Ford
Title: President

DOUGLAS CASEY

STOKES HOLDINGS, LLC

By:
Name: Frank Porter Stansberry
Title: Manager

CHARLESTON IVY, LLC

By:
Name: David Eifrig
Title: Manager
JAMA 2021, LLC

By:
Name: Mark Arnold
Title: Manager

MARKISH FAMILY ENTERPRISES, LLC

By:
Name: Ryan Markish
Title: Manager
CCL FAMILY, LLC

By:
[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

Name: Fernando Cruz
Title: Authorized Member
[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1
SCHEDULE OF PRE-TRANSACTION MEMBERS

Member	Class A Units	Class B Units
Monument & Cathedral Holdings, LLC
Porter Stansberry
Steven Sjuggerud
Michael Palmer
Mark Arnold
Amber Mason
Ryan Markish
Fernando Cruz
Jared Kelly
Sean Carroll
Dale Lynch
Marco Ferri
Alma Beacon, LLC
Myles Norin, LLC
Elizabeth Bonner
Gregory H. Barnhill MD Only QTIP Trust
Gregory H. Barnhill Marital Trust B
Matthew J. Turner
Elizabeth W. P. Bonner 2009 Irrevocable Trust Number Two
Elizabeth W.P. Bonner Electing Small Business Trust
Palimi, Inc.
Douglas Casey
Stokes Holdings, LLC

Member	Class A Units	Class B Units
Charleston Ivy, LLC
JAMA 2021, LLC
Markish Family Enterprises, LLC
CCL Family, LLC

SCHEDULE 2*
SCHEDULE OF MEMBERS

Member	Common Units	Options	First Tier Sponsor Earnout Units	Second Tier Sponsor Earnout Units	Contact Information for Notice
1.Monument & Cathedral Holdings, LLC
2.Porter Stansberry
3.Steven Sjuggerud
4.Michael Palmer
5.Mark Arnold
6.Amber Mason
7.Ryan Markish

8.Fernando Cruz
9.Jared Kelly
10.Sean Carroll
11.Dale Lynch
12.Marco Ferri
13.Alma Beacon, LLC
14.Myles Norin, LLC
15.Elizabeth Bonner
16.Gregory H. Barnhill MD Only QTIP Trust

17.Gregory H. Barnhill Marital Trust B
18.Matthew J. Turner
19.Elizabeth W. P. Bonner 2009 Irrevocable Trust Number Two
20.Elizabeth W.P. Bonner Electing Small Business Trust
21.Palimi, Inc.
22.Douglas Casey
23.Stokes Holdings, LLC
24.Charleston Ivy, LLC
25.JAMA 2021, LLC

26.Markish Family Enterprises, LLC
27.CCL Family, LLC
28.
Total
* This Schedule of Members shall be updated from time to time in accordance with this Agreement, including to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, or to reflect any additional issuances of Units pursuant to this Agreement.

Exhibit A
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [ ], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among MarketWise, LLC, a Delaware limited liability company (the “Company”), MarketWise, Inc., a Delaware corporation and the sole managing member of the Company (the “Corporation”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.
1.Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof. The undersigned hereby acknowledges, agrees and confirms that it has received a copy of the LLC Agreement and has reviewed the same and understands its contents.
2.Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
3.Address. All notices under the LLC Agreement to the undersigned shall be direct to:
[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name: Title

Acknowledged and agreed
as of the date first set forth above:

MARKETWISE, LLC

MARKETWISE, INC., its Managing Member

By:
Name: Title

Exhibit B-1
FORM OF AGREEMENT AND CONSENT OF SPOUSE
The undersigned spouse of _____________________________ (the “Member”), a party to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [ ], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among MarketWise, LLC, a Delaware limited liability company (the “Company”), MarketWise, Inc., a Delaware corporation and the sole managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:
I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement, which include certain restrictions on Transfer.
I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.
I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.
Dated: _________________________________

[NAME OF SPOUSE]

By:
Name:

Exhibit B-2
FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY
I, the undersigned, the spouse of _____________________________ (the “Member”), who is a party to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [ ], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among MarketWise, LLC, a Delaware limited liability company (the “Company”), MarketWise, Inc., a Delaware corporation and the sole managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.
I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.
Dated: _________________________________

[NAME OF SPOUSE]

By:
Name: